Form 10KSB, Exhibit 13
HABERSHAM BANCORP
filed 1995-03-24
CIK 754597

                                                                      EXHIBIT 13


                               HABERSHAM BANCORP
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1994 and 1993

                                                          1994          1993
    ASSETS                                            ------------  ------------
    Cash and due from banks                           $  4,450,912  $  4,125,961
    Federal funds sold                                   1,020,000     3,944,000
    Investment securities available
      for sale, at market value (Note 3)                28,529,679    23,953,213

    Investment securities held to maturity, at cost
      (estimated market value of $21,092,769
      in 1994 and $18,777,353 in 1993) (Note 4)         21,619,504    18,160,786

    Loans (Notes 5 and 13)                             100,848,483   104,154,099
      Less: Unearned income                                (45,338)      (74,959)
            Allowance for loan losses (Note 5)          (1,744,335)   (1,601,902)
                                                      ------------  ------------
         Loans, net                                     99,058,810   102,477,238
                                                      ------------  ------------
    Premises and equipment, net (Note 6)                 2,947,889     3,362,505
    Interest receivable                                  1,346,942     1,336,574
    Other assets                                         2,353,248     1,496,014
                                                      ----------- - ------------
         TOTAL ASSETS                                 $161,326,984  $158,856,291
                                                      ============  ============

    LIABILITIES

    Deposits (Note 13)
      Demand                                          $ 17,100,436  $ 13,565,089
      Money market and NOW accounts                     33,653,457    33,459,658
      Savings                                            5,504,444     5,162,956
      Time ($100,000 and over)                          21,165,754    22,260,745
      Other time                                        64,191,404    64,010,552
                                                      ------------  ------------
         Total Deposits                                141,615,495   138,459,000
    Short-term borrowings (Note 7)                       1,001,742     1,259,424
    Other borrowings (Note 7)                            1,500,000     2,500,000
    Accrued interest payable                             1,000,104       951,050
    Other liabilities                                      359,056       140,511
                                                      ------------  ------------
         TOTAL LIABILITIES                             145,476,397   143,309,985
                                                      ------------  ------------
    SHAREHOLDERS' EQUITY (Notes 9 and 13)

    Common stock, $2.50 par value, 1,000,000 shares
      authorized; 350,000 shares issued                    875,000       875,000
    Additional paid-in capital                           3,321,028     3,300,000
    Retained earnings                                   13,110,034    11,584,709
    Unrealized gain (loss) on investment securities
      available for sale                                (1,013,344)      325,184
    Treasury stock, at cost                               (442,131)     (538,587)
                                                      ------------  ------------
         SHAREHOLDERS' EQUITY - NET                     15,850,587    15,546,306
                                                      ------------  ------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $161,326,984  $158,856,291
                                                      ============  ============

    See notes to consolidated financial statements.

                               HABERSHAM BANCORP
                       CONSOLIDATED STATEMENTS OF INCOME
              For the years ended December 31, 1994, 1993 and 1992

                                                   1994          1993         1992
                                                -----------  -----------  -----------
 INTEREST INCOME
 Loans                                          $ 9,580,514  $10,043,542  $10,705,048
 Investments:
   U. S. Treasury and Government agencies         1,531,470    1,031,171    1,788,165
   States and political subdivisions
    (exempt from Federal income tax)              1,056,133    1,010,857    1,024,803
 Other investment securities                        136,920      172,818      200,273
 Federal funds sold                                 129,640       71,705      104,641
                                                -----------  -----------  -----------
      TOTAL INTEREST INCOME                      12,434,677   12,330,093   13,822,930
                                                -----------  -----------  -----------
 INTEREST EXPENSE

 Time deposits, $100,000 and over                   947,826    1,027,779    1,949,457
 Other deposits                                   3,750,020    3,591,770    4,548,754
 Short-term and other borrowings                    103,086       58,058       29,847
                                                -----------  -----------  -----------
      TOTAL INTEREST EXPENSE                      4,800,932    4,677,607    6,528,058
                                                -----------  -----------  -----------
 NET INTEREST INCOME                              7,633,745    7,652,486    7,294,872
 Provision for loan losses (Note 5)                 208,096      249,765      566,000
                                                -----------  -----------  -----------
 NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                               7,425,649    7,402,721    6,728,872
                                                -----------  -----------  -----------
 NON-INTEREST INCOME

 Service charges on deposit accounts                430,211      426,088      393,787
 Other service charges and commissions              232,887      224,532      261,669
 Securities gains, net                               25,128                   205,551
 Other income                                       518,889      267,207      187,732
                                                -----------  -----------  -----------
      TOTAL NON-INTEREST INCOME                   1,207,115      917,827    1,048,739
                                                -----------  -----------  -----------
 NON-INTEREST EXPENSE

 Salaries and employee benefits (Note 10)         3,152,261    3,053,726    2,992,255
 Occupancy expenses                                 460,268      447,818      499,639
 Furniture and equipment expenses                   447,983      466,997      403,311
 Data processing                                    179,421      226,285      204,312
 Other operating expenses (Note 11)               2,379,972    2,135,118    1,981,309
                                                -----------  -----------  -----------
      TOTAL NON-INTEREST EXPENSE                  6,619,905    6,329,944    6,080,826
                                                -----------  -----------  -----------
 INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE       2,012,859    1,990,604    1,696,785
 Provision for income taxes (Note 8)                354,474      345,886      286,288
 INCOME BEFORE CUMULATIVE EFFECT OF             -----------  -----------  -----------
  CHANGE IN ACCOUNTING PRINCIPLE                  1,658,385    1,644,718    1,410,497

 Cumulative effect of change in
  accounting principle (Note 8)                                  (87,000)
                                                -----------  -----------  -----------
 NET INCOME                                     $ 1,658,385  $ 1,557,718  $ 1,410,497
                                                ===========  ===========  ===========
 PER COMMON AND COMMON EQUIVALENT SHARE:
  Income before cumulative effect of
    change in accounting principle                    $4.91        $4.92        $4.24
  Cumulative effect of change in accounting
    principle (Note 8)                                              (.26)
                                                -----------  -----------  -----------
  NET INCOME PER SHARE (Note 9)                       $4.91        $4.66        $4.24
                                                ===========  ===========  ===========
 WEIGHTED AVERAGE NUMBER OF COMMON AND
 COMMON EQUIVALENT SHARES OUTSTANDING (Note 9)      337,959      334,413      332,734
                                                ===========  ===========  ===========

 See notes to consolidated financial statements.

                               HABERSHAM BANCORP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1994, 1993 and 1992

                                                           1994         1993         1992
CASH FLOWS FROM OPERATING ACTIVITIES:                  ------------ -----------  -----------
Net income                                             $ 1,658,385  $ 1,557,718  $ 1,410,497
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Provision for loan losses                           208,096      249,765      566,000
       Provision for other real estate                     120,000       19,988       31,281
       Depreciation and amortization                       509,334      540,635      465,824
       Cumulative effect of change in
          accounting principle                                           87,000
       Loss (gain) on sale of premises and equipment         1,040                      (195)
       Gain on sale of securities                          (25,128)                 (205,551)
       Gain on sale of other real estate                  (103,830)
       Changes in assets and liabilities:
         (Increase) decrease in interest receivable        (10,368)      66,226      309,162
         (Increase) decrease in other assets              (182,201)      46,355     (100,931)
         Increase (decrease) in interest payable            49,054     (206,707)    (554,524)
         Increase (decrease) in other liabilities          218,545     (111,820)    (786,957)
                                                       -----------  -----------  -----------
  Net cash provided by operating activities              2,442,927    2,249,160    1,134,606
                                                       -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities available for sale
       Proceeds from maturity                            6,440,949    9,299,503   16,063,258
       Proceeds from sales                               4,212,461                14,383,467
       Purchases                                       (17,232,821) (18,394,548) (19,992,301)
  Investment securities held to maturity
       Proceeds from maturity                            2,522,864
       Purchases                                        (5,981,582)
  Net decrease (increase) in loans                       3,045,041    1,214,619     (864,751)
  Purchases of premises and equipment                     (143,525)    (430,546)    (615,999)
  Proceeds from sale of premises and equipment              47,767                    17,275
  Proceeds from sale of other real estate                  163,633      228,449       16,888
                                                       -----------  -----------  -----------
  Net cash used in investing activities                 (6,925,213)  (8,082,523)   9,007,837
                                                       -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Net increase (decrease) in deposits                    3,156,495    4,008,441   (9,780,987)
  Net increase (decrease) in short-term borrowings        (257,682)     190,875      306,063
  Advances from Federal Home Loan Bank                  (1,000,000)   2,500,000
  Purchase of treasury stock                                                        (606,548)
  Proceeds from sale of treasury stock                     117,484       86,047       69,843
  Cash dividends                                          (133,060)    (132,520)    (122,953)
                                                       -----------  -----------  -----------
  Net cash provided by financing activities              1,883,237    6,652,843  (10,134,582)
                                                       -----------  -----------  -----------
Increase (decrease) in cash and cash equivalents        (2,599,049)     819,480        7,861

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR           8,069,961    7,250,481    7,242,620
                                                       -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR               $ 5,470,912  $ 8,069,961  $ 7,250,481
                                                       ===========  ===========  ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                           $ 4,659,814  $ 4,884,605  $ 7,082,582
    Income taxes                                           367,089      343,697      468,376

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITY:
  Other real estate acquired through loan
    foreclosures                                       $   290,495               $    30,989
  Loans granted to facilitate the sale of
    other real estate                                      125,204  $   600,100      351,000
  Unrealized gain (loss) on investment
    securities available for sale, net of tax effect    (1,338,528)     325,184

See notes to consolidated financial statements.

                               HABERSHAM BANCORP
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the years ended December 31, 1994, 1993 and 1992

                                                                                              UNREALIZED GAIN (LOSS)
                                                                   ADDITIONAL                     ON INVESTMENT
                                                          COMMON    PAID IN      RETAINED           SECURITIES          TREASURY
                                                          STOCK     CAPITAL      EARNINGS       AVAILABLE FOR SALE        STOCK
 Balance at December 31, 1991                            $875,000  $3,300,000    $8,873,859                            $  (89,821)
 Net income                                                                       1,410,497
 Cash dividends, $.375 per share                                                   (122,953)
 Purchase of 20,396 shares of Treasury Stock                                                                             (606,548)
 Sale of 2,423 shares of Treasury Stock                                              (1,892)                               71,735
                                                         --------  ----------  ------------   ---------------------    ----------
 Balance at December 31, 1992                             875,000   3,300,000    10,159,511                              (624,634)
 Net income                                                                       1,557,718
 Cash dividends, $.40 per share                                                    (132,520)
 Sale of 2,330 shares of Treasury Stock                                                                                    86,047
 Unrealized gain on investment securities
  available for sale                                                                                        325,184
                                                         --------  ----------  ------------   ---------------------    ----------
 Balance at December 31, 1993                             875,000   3,300,000    11,584,709                 325,184      (538,587)
 Net income                                                                       1,658,385
 Cash dividends, $.40 per share                                                    (133,060)
 Sale of 3,348 shares of Treasury Stock                                21,028                                              96,456
 Unrealized loss on investment
   securities available for sale                                                                         (1,338,528)
                                                         --------  ----------  ------------   ---------------------    ----------
 Balance at December 31, 1994                            $875,000  $3,321,028   $13,110,034             $(1,013,344)   $ (442,131)
                                                         ========  ==========  ============   =====================    ==========



 See notes to consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the years ended December 31, 1994, 1993 and 1992

1.  ORGANIZATION AND BASIS OF PRESENTATION

    The consolidated financial statements of Habersham Bancorp (the "Company") include the financial statements of Habersham Bank (the "Bank") and The Advantage Group, Inc., which are wholly-owned subsidiaries of the Company. All intercompany transactions have been eliminated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant accounting policies:

    Cash and Cash Equivalents
    For purposes of the Statements of Cash Flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

    Investment Securities Available for Sale
    At December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, the Company classified certain additional investments as available for sale. Investment securities available for sale are carried at market value. The related unrealized gain (loss), net of tax, is included as a separate component of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

    Investment Securities Held to Maturity
    Investment securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income. The Company has the intent and ability to hold these investment securities to maturity.

    Allowance for Loan Losses
    The allowance for loan losses is maintained at a level considered adequate to provide for potential losses in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

    Other Real Estate Owned
    Other real estate owned includes real estate acquired through foreclosure. Other real estate owned is carried at the lower of its recorded amount at date of foreclosure or fair value. Any expense incurred in connection with holding such real estate or resulting from any writedowns subsequent to foreclosure is included in other non-interest expense.

    Premises and Equipment
    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets.

    Interest Income on Loans
    Interest on loans is recorded generally over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, or when in management's opinion, collectibility of such interest is doubtful.

    Loan Origination Fees and Costs
    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

    Income Taxes
    Provisions for income taxes are based upon amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    Earnings Per Share
    Earnings per share are computed based on the weighted average number of common and common equivalent shares outstanding during the year.

    Accounting Pronouncement
    Statement of Financial Accounting Standards ("SFAS") No. 114, entitled "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 is not expected to have a significant effect on the consolidated financial statements when the statement is adopted as of January 1, 1995.

    Reclassifications
    Certain reclassifications have been made to the 1993 and 1992 financial statements to conform to the 1994 presentation.

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

   Amortized cost, estimated market values and gross unrealized gains and losses of investment securities available for sale are as follows:

                                                                                Estimated
                                      Amortized        Gross Unrealized           Market
                                        Cost          Gains         Losses        Value
December 31, 1994:
 U.S. Treasuries .................   $ 5,833,003                 $  161,323    $ 5,671,680
 U.S. Government
   agencies ......................    18,399,626    $     47      1,378,571     17,021,102
 States and political
    subdivisions..................     5,082,420     124,952         15,203      5,192,169
 Other Investments ...............       750,000                    105,272        644,728
                                     -----------    --------     ----------    -----------
                                     $30,065,049    $124,999     $1,660,369    $28,529,679
                                     ===========    ========     ==========    ===========

December 31, 1993:
 U.S. Treasuries .................   $ 2,646,674    $ 11,319                   $ 2,657,993
 U.S. Government
   agencies ......................    14,050,692     150,338     $   83,977     14,117,053
 States and political
   subdivisions...................     5,263,750     439,018                     5,702,768
 Other Investments ...............     1,499,394      11,984         35,979      1,475,399
                                     -----------    --------     ----------    -----------
                                     $23,460,510    $612,659     $  119,956    $23,953,213
                                     ===========    ========     ==========    ===========

   During 1994, there were realized gains of $37,664 and realized losses of $12,536 from sales of securities. During 1993, there were no sales of securities.

   The amortized cost and estimated market values of securities available for sale at December 31, 1994, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their final original maturity. Equity investments are included in the due after ten years category.

                                                                     Estimated
                                                   Amortized Cost   Market Value

       Due in one year or less.................    $ 2,310,830      $ 2,274,426
       Due after one year through five years...     18,274,026       17,459,614
       Due after five years through ten years..      6,353,103        5,721,890
       Due after ten years.....................      3,127,090        3,073,749
                                                   -----------      -----------

       Total...................................    $30,065,049      $28,529,679
                                                   ===========      ===========


   Securities available for sale with market value of approximately $10,689,270 were pledged as collateral at December 31, 1994 for public deposits and other deposits, as required by law.

4. INVESTMENT SECURITIES HELD TO MATURITY

   Amortized cost, estimated market values and gross unrealized gains and losses of investment securities held to maturity are as follows:

                                                                            Estimated
                              Amortized          Gross Unrealized             Market
December 31, 1994:              Cost           Gains          Losses          Value
U.S. Treasury ..........   $   198,698                        $  3,760     $   194,938
U.S. Government
 agencies ..............     5,724,080      $    8,215         344,909       5,387,386
States and political
 subdivisions ..........    13,176,349         158,482         344,763      12,990,068
Other investments ......     2,520,377                                       2,520,377
                           -----------      ----------        --------     -----------
  Total ................   $21,619,504      $  166,697        $693,432     $21,092,769
                           ===========      ==========        ========     ===========

December 31, 1993:

U.S. Government
 agencies ..............   $ 4,660,364      $   26,165        $ 52,614     $ 4,633,915
States and political
 subdivisions ..........    11,890,243         653,175          10,159      12,533,259
Other investments ......     1,610,179                                       1,610,179
                           -----------      ----------        --------     -----------
  Total ................   $18,160,786      $  679,340        $ 62,773     $18,777,353
                           ===========      ==========        ========     ===========

The amortized cost and estimated market values of securities held to maturity at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their final original maturity. Equity investments are included in the due after ten years category.

                                                             Estimated
                                        Amortized Cost      Market Value
Due in one year or less................. $ 3,482,904        $ 3,438,992
Due after one year through five years...  11,704,209         11,400,033
Due after five years through ten years..   4,139,733          3,977,565
Due after ten years.....................   2,292,658          2,276,179
                                         -----------        -----------
Total................................... $21,619,504        $21,092,769
                                         ===========        ===========

Securities held to maturity with market value of approximately $7,855,621 were pledged as collateral at December 31, 1994 for public deposits and other deposits, as required by law.

5.   LOANS

At December 31, 1994 and 1993, loans are summarized as follows:

                                              1994              1993
Real Estate:
 Construction.........................    $  5,564,753       $  5,112,344
 Other................................      68,992,708         68,830,196
 Commercial...........................      13,170,219         17,044,658
 Installment..........................      12,637,913         11,204,998
 Other................................         482,890          1,961,903
                                          ------------       ------------
    Total.............................    $100,848,483       $104,154,099
                                          ============       ============

Changes in the allowance for loan losses are as follows:

                                          1994          1993          1992
Balance, January 1..............      $1,601,902    $1,703,592    $1,265,939
Provision for loan losses.......         208,096       249,765       566,000
Loans charged off...............        (125,144)     (376,427)     (157,328)
Recoveries......................          59,481        24,972        28,981
                                      ----------    ----------    ----------
Balance, December 1............       $1,744,335    $1,601,902    $1,703,592
                                      ==========    ==========    ==========

     Nonaccrual loans and restructured loans totaled $1,887,612 and $1,933,412 at December 31, 1994 and 1993, respectively. Interest income that would have been recorded on nonaccrual loans and restructured loans in accordance with their original terms totaled $181,640 in 1994 and $170,235 in 1993, compared with amounts recognized of $132,884 and $99,244, respectively.

     At December 31, 1993, the outstanding principal balance of loans sold with recourse totaled $255,811. There were no loans sold with recourse at December 31, 1994.

7. The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1994, the Company had outstanding loan commitments of $10,614,313 and standby letters of credit of $4,580,341. The amount of collateral obtained, if deemed necessary, for these commitments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. As of December 31, 1994, the Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $22 million.

6.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                           1994          1993
Land.............................      $  233,750    $  233,750
Buildings........................       2,956,097     2,956,097
Furniture and equipment..........       2,799,730     3,548,658
                                       ----------    ----------
  Total..........................       5,989,577     6,738,505
Less accumulated depreciation....       3,041,688     3,376,000
                                       ----------    ----------
Premises and equipment, net......      $2,947,889    $3,362,505
                                       ==========    ==========

     Bank has entered into lease agreements for equipment through 1999. Approximate minimum rentals under noncancellable operating leases are as follows:

                           1995        $93,128
                           1996         81,547
                           1997         59,841
                           1998          8,093
                           1999          1,018

     Rental expense was approximately $85,939 in 1994, $108,000 in 1993 and $55,000 in 1992.

7.   SHORT-TERM AND OTHER BORROWINGS

     Short-term borrowings of $1,001,742 and $1,259,424 at December 31, 1994 and 1993, respectively, consist of customers' deposits of withholding taxes held for the U. S. Treasury on a note option basis and bear interest at 1/4 of 1% less than the Federal funds rate.

     Other borrowings at December 31, 1994 consist of a $1,500,000 Federal Home Loan Bank advance with an adjustable rate using three months LIBOR minus eleven basis points. Other borrowings at December 31, 1993 consist of a $1,000,000 Federal Home Loan Bank advance bearing interest at 3.65% and $1,500,000 with an adjustable rate using three months LIBOR minus eleven basis points.

     The average interest rates for other borrowings during 1994 and 1993 were 4.13% and 3.48%, respectively. The advance at December 31, 1994 matures in 1996.

8.   INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Previously, the Company had accounted for its income tax expense in accordance with Accounting Principles Board Opinion No. 11. SFAS No. 109 requires the Company to provide deferred income taxes based on temporary differences between financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The cumulative effect of the adoption of this pronouncement on the Company's financial statements was to decrease net income by $87,000 ($.26 per share) for the year ended December 31, 1993.

     The provision for income taxes for the years ended December 31, 1994, 1993, and 1992 are as follows:

                                             1994       1993        1992
     Current....................          $445,818   $302,036    $521,428
     Deferred...................           (91,344)    43,850    (235,140)
                                          --------   --------    --------
       Total....................          $354,474   $345,886    $286,288
                                          ========   ========    ========

     At December 31, 1994 and 1993 the significant components of the Company's net deferred tax assets and liabilities are as follows:

     Deferred Tax Assets:                         1994        1993
        Unrealized loss on investment
          securities available for sale      $  522,000
        Allowance for possible loan losses      424,000   $ 376,000
        Deferred Loan Fees                       57,000      35,000
        Other                                    28,000      27,000
                                             ----------   ---------
                                              1,031,000     438,000
                                             ----------   ---------
     Deferred Tax Liabilities:
        Unrealized gain on investment
          securities available for sale                    (168,000)
        Accumulated Depreciation                (52,000)    (71,000)
        Other Assets                            (41,000)    (42,000)
                                             ----------   ---------
                                                (93,000)   (281,000)
                                             ----------   ---------
     Net Deferred Tax Asset Before
        Valuation Allowance                     938,000     157,000
     Valuation Allowance
                                             ----------   ---------
     Net Deferred Tax Asset                  $  938,000   $ 157,000
                                             ==========   =========

     The provision for income taxes is less than that computed by applying the federal statutory rate of 34% to income before income taxes as indicated by the following:

                                          1994        1993        1992
     Income tax at statutory rate...   $ 684,372   $ 676,805   $ 576,907
     Effect of tax exempt income....    (317,126)   (300,195)   (291,747)
     Other..........................     (12,772)    (30,724)      1,128
                                       ---------   ---------   ---------
     Provision for income taxes.....   $ 354,474   $ 345,886   $ 286,288
                                       =========   =========   =========

9.   SHAREHOLDERS' EQUITY

     Effective November 1, 1992, the Company declared a 2 for 1 stock split recorded in the form of a stock dividend. Retroactively, common stock was credited and undivided profits were charged for the amount of par value of the additional shares issued of $437,500. All references to the number of common shares and per common share amounts have been restated to reflect the stock split.

     The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Bank to the Company in any year will exceed 50% of the net income of the Bank for the previous calendar year. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1994, the Bank is required to have minimum Tier 1 and Total Capital ratios of 4% and 8%, respectively. The Bank's actual ratios at that date were 12.07% and 13.32%, respectively. Additionally, the Bank is required to maintain a leverage ratio (Tier 1 Capital to total assets) of at least 4%. The Bank's leverage ratio at December 31, 1994 was 9.37%.

     At December 31, 1994 and 1993, the Company held 15,349 shares and 18,697 shares, respectively, in Treasury Stock.

10.  EMPLOYEE BENEFIT AND STOCK OPTION PLANS

     The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) (the "401K Plan"). The 401K Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries up to the amount allowed by the IRS. The Company will contribute amounts as specified in the plan agreement. The Company's contribution to the plan totaled $67,938 in 1994, $70,925 in 1993 and $68,079 in 1992.

     The Company's Incentive Stock Option Plan provides that officers and certain employees of the Company and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant. The Plan limits the total number of shares which may be purchased under the Plan to 35,000, which have been reserved for the Plan. Stock option activity is summarized as follows:

                                              Number of        Option Price
                                               Options           per Share
                                              ---------        ------------
     Balance outstanding, December 31, 1991     18,000       $25.00 to $37.35
     Granted                                     8,000        41.68
     Exercised                                    (400)       25.00
                                                ------
     Balance outstanding, December 31, 1992     25,600        31.26 to  41.68
     Granted                                     8,000        45.94
                                                ------
     Balance outstanding, December 31, 1993     33,600        31.26 to  45.94
     Granted                                     2,400        50.39
     Exercised                                  (2,000)       31.26
                                                ------
     Balance outstanding, December 31, 1994     34,000        33.98 to  50.39
                                                ======

     Effective January 21, 1995, the Company's Board of Directors adopted, subject to shareholder approval, an Outside Director Stock Option Plan. Under the plan, 70,000 shares of common stock have been reserved for issuance. The plan initially granted as of January 21, 1995 the option to purchase 5,000 shares of common stock to outside directors who were Company board members on April 16, 1994 at an amount equal to the fair market value of the stock at that date. The options are fully vested on the date of grant and exercisable six months from date of grant.

11.  OTHER OPERATING EXPENSES

     Items comprising other operating expenses for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                            1994        1993        1992
     Outside services.................   $714,538  $  627,931  $  678,921
     Advertising and public relations.    489,952     471,758     389,011
     Office supplies..................    287,565     286,524     271,459
     Other............................    887,917     748,905     641,918
                                       ----------  ----------  ----------
        Total......................... $2,379,972  $2,135,118  $1,981,309
                                       ==========  ==========  ==========

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.



                                                            1994
                                                -----------------------------
                                                  Carrying           Fair
                                                   Amount            Value
                                                -------------   -------------

      Assets:
       Cash and due from banks.................. $  4,450,912   $  4,450,912
       Federal funds sold.......................    1,020,000      1,020,000
       Investment securities available for sale.   28,529,679     28,529,679
       Investment securities held to maturity...   21,619,504     21,092,769
       Loans....................................   99,058,810     99,780,771

     Liabilities:
      Deposits.................................. $141,615,495   $140,741,928
      Short-term borrowings.....................    1,001,742      1,001,742
      Other borrowings..........................    1,500,000      1,500,000

                                                              1993
                                                 ------------------------------
                                                    Carrying        Fair
                                                     Amount         Value
                                                 -------------   --------------

      Assets:
       Cash and due from banks.................. $  4,125,961    $  4,125,961
       Federal funds sold.......................    3,944,000       3,944,000
       Investment securities available for sale.   23,953,213      23,953,213
       Investment securities held to maturity...   18,160,786      18,777,353
       Loans....................................  102,477,238     103,846,464

      Liabilities:
       Deposits................................. $138,459,000    $139,330,059
       Short-term borrowings....................    1,259,424       1,259,424
       Other borrowings.........................    2,500,000       2,500,000

     The carrying amounts of cash and due from banks, federal funds sold, and short-term borrowings are a reasonable estimate of their fair value due to the short term nature of these financial instruments. The fair value of investment securities available for sale and investment securities held to maturity is based on quoted market prices and dealer quotes. The fair value of loans and deposits is estimated by discounting the future cash flows using interest rates currently charged/paid by the Bank for such financial instruments.

     As required by the Statement, demand deposits are shown at their face value. No value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates.

     The fair value of commitments to extend credit and standby letters of credit is estimated to approximate the amount outstanding (see Note 5). The fair value has been estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

13.  RELATED PARTY TRANSACTIONS

     Certain directors and executive officers of the Company, including their associates, were loan customers of the Bank. Total loans to these persons at December 31, 1994, 1993, and 1992 totaled $4,162,599, $4,868,492, and
     $4,440,957, respectively.

     An analysis of the activity during 1994, 1993, and 1992 of loans to executive officers, directors and principal shareholders is as follows:

                                          1994         1993         1992
     Balance, January 1, ..........  $ 4,868,492  $ 4,440,957  $ 2,607,749
     Amounts advanced..............    7,726,038    5,423,152   10,495,275
     Repayments....................   (8,431,931)  (4,995,617)  (8,662,067)
                                     -----------  -----------  -----------
     Balance, December 31, ........  $ 4,162,599  $ 4,868,492  $ 4,440,957
                                     ===========  ===========  ===========

     During February 1992, the Company purchased 20,000 shares of its common stock from a related party at a cost of approximately $594,000.

     At December 31, 1994, time deposits of $1,160,000 of a business controlled by the principal shareholders of the Company were pledged as collateral for loans of $1,160,000 made to unrelated parties.

14.  SUBSEQUENT EVENT

     On January 21, 1995, the Company's Board of Directors signed an agreement to acquire all of the outstanding stock of Security Bancorp, Inc. ("Security"). The approximate purchase price of Security is expected to be $9.4 million, which is payable in cash and the issuance of shares of common stock of the Company.

     The acquisition will be accounted for using the purchase method of accounting. At December 31, 1994, Security's total assets were approximately $40.0 million and shareholders' equity was approximately $5.4 million. Security's net income for the year ended December 31, 1994 was approximately $468,000.

15.  CONDENSED FINANCIAL STATEMENTS OF COMPANY (PARENT ONLY)

     The condensed financial statements of the Company (parent only) are presented below:

     CONDENSED BALANCE SHEETS

                                                     December 31

     ASSETS:                                      1994          1993
     Cash................................    $   938,523   $   198,234
     Investment in subsidiaries..........     14,633,519    15,069,527
     Other investments...................        275,649       275,649
     Other assets........................          2,896         2,896
                                             -----------   -----------
     Total assets........................    $15,850,587   $15,546,306
                                             ===========   ===========

     SHAREHOLDERS' EQUITY:

     Common stock........................    $   875,000   $   875,000
     Additional paid in Capital..........      3,321,028     3,300,000
     Retained earnings...................     13,110,034    11,584,709
     Unrealized gain (loss) on investment
      securities available for sale......     (1,013,344)      325,184
     Treasury stock, at cost.............       (442,131)     (538,587)
                                             -----------   -----------
     Shareholders' equity - net..........    $15,850,587   $15,546,306
                                             ===========   ===========

CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS
For the years ended December 31, 1994, 1993 and 1992

                                          1994           1993          1992

     INCOME
     Dividends from subsidiary....... $   760,000     $   140,000  $   657,500
     Other income - management fees
      from subsidiary................     321,533         293,334      326,411
                                      -----------     -----------  -----------
     Total Income....................   1,081,533         433,334      983,911

     EXPENSES - General and
      administrative.................     327,074         299,558      331,720
                                      -----------     -----------  -----------
     Income before income taxes and
      equity in undistributed earnings
      of subsidiaries................     754,459         133,776      652,191

     Income tax credit...............       1,406           1,579        1,347
     Income before equity
      in undistributed
      earnings.......................     755,865         135,355      653,538
                                      -----------     -----------  -----------
     Equity in undistributed earnings
      of subsidiaries................     902,520       1,422,363      756,959
                                      -----------     -----------  -----------

     Net Income......................   1,658,385       1,557,718    1,410,497

     RETAINED EARNINGS AT
     BEGINNING OF YEAR ..............  11,584,709      10,159,511    8,873,859
     Cash dividends on common stock..    (133,060)       (132,520)    (122,953)
      Loss on Treasury Stock.........                                   (1,892)
                                      -----------     -----------  -----------
     RETAINED EARNINGS AT
     END OF YEAR..................... $13,110,034     $11,584,709  $10,159,511
                                      ===========     ===========  ===========

CONDENSED STATEMENTS OF CASH FLOWS
For the years ended December 31, 1994, 1993 and 1992

     CASH FLOWS FROM OPERATING ACTIVITIES:   1994        1993         1992
     Net Income......................   $ 1,658,385  $ 1,557,718   $1,410,497

     Equity in undistributed
       earnings of subsidiaries......    (  902,520)  (1,422,362)    (756,959)
                                        -----------  -----------   ----------
     Net cash provided by
       operating activities..........       755,865      135,356      653,538
                                        -----------  -----------   ----------


     CASH FLOWS FROM FINANCING ACTIVITIES:

     Payment of cash dividends.......      (133,060)    (132,520)    (122,953)
     Purchase of treasury stock......                                (606,548)
     Proceeds from sale of
       treasury stock................       117,484       86,047       69,843
                                        -----------  -----------   ----------

     Net cash used by
      financing activities...........       (15,576)    ( 46,473)    (659,658)
                                        -----------  -----------   ----------

     Increase (decrease) in cash.....       740,289       88,883       (6,120)

     CASH AT BEGINNING OF YEAR.......       198,234      109,351      115,471
                                        -----------  -----------   ----------


     CASH AT END OF YEAR............    $   938,523  $   198,234   $  109,351
                                        ===========  ===========   ==========

INDEPENDENT AUDITORS' REPORT

Habersham Bancorp,
Its Shareholders and Directors:

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and its subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, in 1993 the Company changed its methods of accounting for income taxes and investment securities.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 27, 1995

SELECTED FINANCIAL DATA
(dollars in thousands, except per share data)


                                     For the years ended December 31
                                1994      1993      1992      1991      1990
SUMMARY OF OPERATIONS
  Interest Income            $ 12,435  $ 12,330  $ 13,823  $ 15,601  $ 15,515
  Interest Expense              4,801     4,678     6,528     8,654     9,157
  Other Income                  1,207       918     1,049       897       923
  Other Expense                 6,620     6,330     6,081     5,655     5,043
  Income before
   cumulative effect of
   change in accounting
   principle                    1,658     1,645     1,410     1,293     1,104
  Net Income                    1,658     1,558     1,410     1,293     1,104

PER SHARE AMOUNTS
  Income before
   cumulative effect of
   change in accounting
   principle                 $   4.91  $   4.92  $   4.24  $   3.71  $   3.18
  Cumulative effect of
   change in accounting
   principle                               (.26)
  Net income                 $   4.91  $   4.66  $   4.24  $   3.71  $   3.18
  Dividends                       .40       .40       .38       .35       .35
  Weighted average number
   of common and common
   equivalent shares
   outstanding                337,959   334,413   332,734   349,126   347,480

AT DECEMBER 31
  Total Assets               $161,327  $158,856  $150,639  $160,705  $152,976
  Earning Assets              152,018   150,212   140,726   149,953   141,790
  Loans                       100,848   104,154   105,104   104,052   104,614
  Deposits                    141,615   138,459   134,451   144,232   137,285
  Shareholders' Equity         15,851    15,546    13,710    12,959    11,803

RATIOS
  Return on average assets      1.02%     1.01%      .89%      .83%      .75%
  Return on average equity     10.50%    10.66%    10.70%    10.36%     9.65%
  Dividend payout ratio         8.02%     8.51%     8.84%     9.46%    11.02%
  Average equity to average
   assets ratio                 9.76%     9.50%     8.31%     8.03%     7.74%

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion sets forth the major factors that affect the Company's results of operations and financial condition. These comments should be read in conjunction with the consolidated financial statements.

ORGANIZATION

Habersham Bancorp (the "Company"), owns all of the outstanding stock of Habersham Bank (the "Bank") and The Advantage Group, Inc. The Advantage Group, Inc. is a non-bank subsidiary which engages in the business of certain management consulting advice to depository institutions. The Advantage Group, Inc. did not comprise a significant portion of the financial position, results of operations, or cash flows of the Company. Management's discussion and analysis, which follows, relates primarily to the Bank.

RESULTS OF OPERATIONS

The Company's net income was $1,658,385, $1,557,718 and $1,410,497 for the years ended December 31, 1994, 1993 and 1992, respectively, with related earnings per common and common equivalent share of $4.91, $4.66 and $4.24, respectively. Net income represents a return on average equity of 10.50% for 1994, 10.66% for 1993 and 10.70% for 1992. The Company's net income per share of common stock rose 5.4% in 1994 to $4.91, up from $4.66 per share of common stock in 1993.

NET INTEREST INCOME

Net interest income is the largest single source of income for the Company. Management strives to develop a level of earning asset growth while maintaining and developing a net yield on earning assets which will cover overhead and other costs and provide a reasonable return to our shareholders. Net interest income for 1994 and 1993 was approximately $7.6 million compared to $7.3 million in 1992.

While average assets rose 5.23% in 1994 over 1993, net interest income for 1994 and 1993 remained relatively constant. The increase in interest income for 1994 of $104,584 over 1993 was offset by an increase in interest expense in 1994 over 1993 of $123,325. The increase in interest income for 1994 resulted from a net increase in interest income on investment securities and federal funds sold of approximately $568,000 offset by a decrease in interest income on loans of approximately $463,000. The average balance of loans for 1994 decreased by $5,604,363 from 1993 with the average interest rate on loans of 9.8% in 1994 and 9.7% in 1993. The average balance on investment securities and federal funds sold for 1994 increased 37.27% over 1993 with the average interest rate decreasing to 5.43% in 1994 from 5.95% in 1993.

The increase in interest expense for 1994 of $123,325 over 1993 resulted from an increase in interest on deposits and short-term and other borrowings. The average balance of deposits for 1994 increased 5.02% over 1993 with the average rate paid decreasing to 3.18% in 1994 from 3.27% in 1993. The average balance for short-term and other borrowings in 1994 increased 4.62% over 1993 as a result of the Company's decision to use Federal Home Bank Advances beginning in 1993.

Average assets for 1993 decreased $4.7 million or 3% from 1992 while net interest income increased $348,000 or 5% in 1993 over 1992.

The increase in net interest income for 1993 over 1992 resulted from a decrease in interest income of approximately $1,492,000 and a decrease in interest expense of approximately $1,850,000 between 1993 and 1992. A decrease in the average rates earned on loans and investment securities caused the decrease in
total interest income between 1993 and 1992.   A decrease in average rates paid
on deposits created the decrease in total interest expense between 1993 and 1992.

The interest margin of the Company, the spread between interest income and interest expense, was 5.08% in 1994, 5.39% in 1993 and 5.01% in 1992. Careful management of deposit and loan growth and pricing has allowed the Company to average a net interest margin of approximately 5.2% over the last three years.

CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID

The following table sets forth the consolidated average balance sheets for the Company, average rates paid on deposits, average rates earned on earning assets, and total interest paid on deposits and earned on earning assets. This information is presented for the years ended December 31, 1994 and 1993.

                                       1994             1993         1994         1993            1994            1993
                                      AVERAGE          AVERAGE      YIELD/       YIELD/          INCOME          INCOME
                                      BALANCE          BALANCE       RATES        RATES         (EXPENSE)       (EXPENSE)
ASSETS
Cash and due from banks           $  5,113,163     $  4,742,654
Interest bearing balances
  with other banks                     631,012          804,679      6.27%        4.82%       $    39,561      $    38,746
Investment securities:
 Taxable                            30,554,176       19,628,106      5.33%        6.13%         1,628,829        1,165,243
 Non-taxable                        18,275,423       15,956,180      5.78%        6.33%         1,056,133        1,010,857
                                  ------------     ------------
 Total investment securities        48,829,599       35,584,286

Federal funds sold                   2,999,167        2,173,667      4.32%        3.30%           129,640           71,705
Loans, net (taxable)(1)(2)          97,732,297      103,336,660      9.80%        9.72%         9,580,514       10,043,542
Premises & equipment                 3,138,724        3,471,295
Other assets                         3,372,902        3,658,429
                                  ------------     ------------                               -----------      -----------
  TOTAL                           $161,816,864     $153,771,670      8.28%        8.72%       $12,434,677      $12,330,093
                                  ============     ============                               -----------      -----------

LIABILITIES
Demand deposit accounts           $ 14,067,454     $ 14,808,391
Money market & NOW                  36,267,136       28,660,269      2.52%        2.68%          (913,911)        (769,086)
Savings accounts                     5,247,192        4,927,940      2.82%        2.85%          (148,197)        (140,600)
Certificates of deposit             86,130,065       86,639,094      4.22%        4.28%        (3,635,738)      (3,709,863)
Treasury tax and short-term
 and other borrowings                3,039,712        2,796,799      3.39%        2.08%          (103,086)         (58,058)
Other liabilities                    1,276,447        1,328,921
                                  ------------     ------------                               -----------      -----------
   TOTAL                           146,028,006      139,161,414      3.67%        3.80%         4,800,932        4,677,607
                                                                                              -----------      -----------
Shareholders' Equity                15,788,858       14,610,256
                                  ------------     ------------
TOTAL LIABILITIES & EQUITY        $161,816,864     $153,771,670
                                  ============     ============

NET YIELD ON INTEREST EARNING ASSETS                                 5.08%        5.39%       $ 7,633,745      $ 7,652,486
                                                                                              ===========      ===========

(1) Interest earnings on nonaccrual loans are included in the foregoing analysis to the extent that such interest earnings had been recorded during 1994 and 1993.

(2) Loan fees of $275,541 and $324,406 are included in interest income for the years ended December 31, 1994 and 1993, respectively.

The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the periods indicated:

                                             1994 as compared to 1993                          1993 as compared to 1992
                                            Increase (Decrease) due to                        Increase (Decrease) due to
                                           Net        Rate(1)     Volume(1)                  Net        Rate(1)     Volume(1)
                                        -----------------------------------             -------------------------------------
INTEREST BEARING ASSETS
 Interest bearing balances
   with other banks                     $     815    $   9,186   $  (8,371)             $    (4,060) $   (22,573)   $  18,513
 Investment securities:
 Taxable                                  463,586     (206,182)    669,768                 (780,389)    (294,393)    (485,996)
 Non-taxable                               45,276     (101,532)    146,808                  (13,946)     (34,053)      20,107
                                        ---------    ---------   ---------              -----------  -----------    ---------
   Total investment securities            508,862     (307,714)    816,576                 (794,335)    (328,446)    (465,889)

 Federal funds sold                        57,935       30,693      27,242                  (32,936)     (35,335)       2,399
 Loans, gross (taxable)                  (463,028)      81,716    (544,744)                (661,506)    (889,512)     228,006
                                        ---------    ---------   ---------              -----------  -----------    ---------
    TOTAL INTEREST INCOME                 104,584     (186,119)    290,703               (1,492,837)  (1,275,866)    (216,971)
                                        ---------    ---------   ---------              -----------  -----------    ---------
INTEREST BEARING LIABILITIES
  Money market & NOW                      144,825      (59,039)    203,864                   (5,848)    (140,224)     134,376
  Savings accounts                          7,597       (1,502)      9,099                    2,929       (5,589)       8,518
  Certificates of deposit                 (74,125)     (52,339)    (21,786)              (1,875,743)  (1,233,528)    (642,215)
  Short-term and
   other borrowings                        45,028       39,975       5,053                   28,211      (30,850)      59,061
                                        ---------    ---------   ---------              -----------  -----------    ---------
     TOTAL INTEREST EXPENSE               123,325      (72,905)    196,230               (1,850,451)  (1,410,191)    (440,260)
                                        ---------    ---------   ---------              -----------  -----------    ---------

NET INTEREST INCOME                     $ (18,741)   $(113,214)  $  94,473              $   357,614  $   134,325    $ 223,289
                                        =========    =========   =========              ===========  ===========    =========

(1) The changes in interest income and/or expense not due solely to rate or volume have been allocated to the rate component.

OTHER INCOME AND OTHER EXPENSE

Non-interest income in 1994 increased approximately $290,000 or 31.52% as compared to 1993 and decreased approximately $131,000 or 12.48% as compared to 1992. The 1994 increase in other income results primarily from the gain on sale of other real estate of $104,000, gains on sale of securities of $25,000 and approximately $89,000 of income relating to sales of the guaranteed portion of loans guaranteed by the U.S. Small Business Administration. The 1993 decline in other income results primarily from the decrease in gains on securities of $206,000 offset somewhat by increases in service charges on deposit accounts and other income.

Other expenses increased by approximately $289,961 or 4.6% in 1994 as compared to 1993 and increased by approximately $249,000 or 4.1% in 1993. These increases are generally attributable to normal salary increases and higher occupancy expenses for each year.

PROVISION FOR LOAN LOSSES

The Bank's provision for loan losses is intended to create an allowance for potential losses on outstanding loans at the end of each reporting period. The provision for loan losses was $208,096 in 1994 as compared to $249,765 in 1993 and $566,000 in 1992. The Company's allowance for loan losses totaled $1,744,355 at December 31, 1994, which was 1.73% of year-end loans and 92% of total nonperforming loans.

At December 31, 1994, loans over 90 days past due and nonaccrual loans totaled $764,839 or .76% of gross outstanding loans, as compared to $960,289 or .92% at December 31, 1993.

As a result of the decline in nonaccrual loans and other factors management uses in determining its provision for loan losses, the provision for loan losses provided in 1994 was approximately $42,000 less than the amount provided in 1993 and the amount provided in 1993 was approximately $316,000 less than the amount provided in 1992.

Net charge-offs amounted to $65,663 in 1994, representing .07% of average loans, as compared to $351,455 in 1993, representing .34% of average loans in 1993.

The following table summarizes, for the years ended December 31, 1994 and 1993, selected information related to the allowance for loan losses:

                                            1994                    1993
Balance of allowance for
 loan losses at beginning of period     $ 1,601,902            $  1,703,592
                                        -----------            ------------
Loans charged-off:
Commercial, financial & agricultural        (37,146)               (250,732)
Real Estate - construction
Real Estate - mortgage                      (17,011)
Installment loans to individuals            (49,962)                (45,433)
Other                                       (21,025)                (80,262)
                                        -----------            ------------
     Total charged-off loans               (125,144)               (376,427)
                                        -----------            ------------

Recoveries:
Commercial, financial & agricultural          1,893
Real Estate - construction
Real Estate - mortgage                        4,772
Installment loans to individuals             15,387                  11,917
Other                                        37,429                  13,055
                                        -----------            ------------
     Total recoveries                        59,481                  24,972
                                        -----------            ------------
Net charge-offs                             (65,663)               (351,455)

Additions to allowance                      208,096                 249,765
                                        -----------            ------------
Balance of allowance for
 loan losses at end of period           $ 1,744,335            $  1,601,902
                                        ===========            ============

Average amount of loans                 $97,723,297            $103,336,660
                                        ===========            ============

Ratio of net charge-offs during the
 period to average loans outstanding
 during the period                              .07%                    .34%

Ratio of allowance to year-end loans           1.70%                   1.50%

The Company's provision for loan losses is based upon management's continuing review and evaluation of the loan portfolio and is intended to create an allowance adequate to absorb losses on loans outstanding as of the end of each reporting period. For individually significant amounts, management's review consists of evaluations of the borrowers' strength, value of the related collateral, and other factors. This evaluation is made by classifying loans based on values assigned to each of the aforementioned variables. These classifications are assigned by the loan review area and are reviewed by the Board of Directors. Totals by loan classification, along with related historical loss ratios, are used to determine the allowance required to provide for potential losses. The review of groups of loans, which are individually insignificant, is based upon delinquency status of the group, lending policies and previous collection experience of each category. The effects of current conditions on specific industries or classes of borrowers are also considered in determining allowance for loan loss requirements. Management believes such allowance is adequate to absorb future losses on loans outstanding at December 31, 1994.

The risk associated with loans varies with the creditworthiness of the borrower, the type of loan (consumer, commercial, or real estate) and its maturity. Cash flows adequate to support a repayment schedule is an element considered for all types of loans. Real estate loans are impacted by market conditions regarding the value of the underlying property used as collateral. Commercial loans are also impacted by the management of the business as well as economic conditions.

The approximate anticipated amount of loan charge-offs by category during 1995 is as follows:

Commercial, financial & agricultural       $190,000
Real estate - construction and mortgage      50,000
Installment loans to individuals            110,000
                                           --------
    Total                                  $350,000
                                           ========

LOANS

Loan demand remained constant during 1994. The decrease in loans of approximately $3.3 million or 3.2% in 1994 when compared to 1993 is due primarily to the sale of loans related to poultry farms. This sale of loans was reflected in the commercial loans decline of $3.8 million in 1994 as compared to 1993. Loan demand remained flat during 1993, resulting in a decrease in loans of approximately $950,000 or a 1% decrease when compared to 1992. The composition of the Bank's real estate loan portfolio changed during 1993. Construction loans decreased by approximately $1.3 million, or 20.7%, during 1993, but other real estate loans increased by approximately $2.6 million, or 3.9% as compared to 1992.

The amount of loans outstanding at December 31, 1994 and 1993 is set forth in the following table according to type of loan. The Company had no foreign loans at December 31, 1994 and 1993.

                                                 1994          1993
                                                 ----          ----
Commercial, financial & agricultural        $ 13,653,109    $ 19,006,561
Real Estate - construction                     5,564,753       5,112,344
Real Estate - mortgage                        68,992,708      68,830,196
Installment loans to individuals              12,637,913      11,204,998
                                            ------------    ------------
     TOTAL                                  $100,848,483    $104,154,099
                                            ============    ============

The following table sets forth the maturities and sensitivities of loans to changes in interest rates.

                                           DUE AFTER
                               DUE IN     ONE THROUGH   DUE AFTER
LOAN MATURITY:                ONE YEAR    FIVE YEARS    FIVE YEARS     TOTAL
                              --------    -----------   ----------     -----
Commercial, financial
 & agricultural              $10,347,246   $1,628,937   $1,676,926  $13,653,109
Real Estate - constr.          4,875,804      635,466       53,483    5,564,753
                             -----------   ----------   ----------  -----------
   TOTAL                     $15,223,050   $2,264,403   $1,730,409  $19,217,862
                             ===========   ==========   ==========  ===========

LOAN INTEREST RATE SENSITIVITY:

Selected loans with:
 Predetermined
  interest rates             $ 8,689,055   $1,941,803   $1,730,409  $12,361,267
Floating or adjustable
  interest rates               6,533,995      322,600                 6,856,595
                             -----------   ----------   ----------  -----------
    TOTAL                    $15,223,050   $2,264,403   $1,730,409  $19,217,862
                             ===========   ==========   ==========  ===========

NONPERFORMING ASSETS AND PAST DUE LOANS

Nonperforming assets consist of nonaccrual loans, restructured loans, and other real estate owned. Nonperforming assets decreased $60,277 at December 31, 1994 or 1.93% from December 31, 1993.

The following table sets forth the totals of nonperforming assets, selected ratios, and accruing loans past due 90 days or more at December 31, 1994 and 1993.

Nonperforming accounts:                       1994             1993
                                              ----             ----
  Nonaccrual                              $  568,822       $  763,425
  Restructured loans                       1,318,790        1,169,987
  Other real estate owned                  1,165,954        1,180,431
                                          ----------       ----------
     Total Nonperforming assets           $3,053,566       $3,113,843
                                          ==========       ==========
Ratios:
  Nonperforming assets to total loans           3.03%            2.99%
  Nonperforming assets to total loans
    plus other real estate owned                2.99%            2.96%
  Allowance to nonperforming assets            57.12%           51.44%

Accruing loans past due 90 days or
  more                                    $  196,017       $  196,864

Accrual of interest is discontinued when either principal or interest becomes 90 days past due, or earlier when, in management's opinion, collectibility of such interest is doubtful unless it is both well secured and in process of collection. Interest income that would have been recorded on these nonaccrual and restructured loans in accordance with their original terms totaled $181,640 in 1994 and $170,235 in 1993 compared with interest income recognized of $132,884 and $99,244, respectively.

At December 31, 1994, the Company had no significant loans which management designated as potential problem loans which have not been disclosed above as nonaccural or past due loans.

The Company held a concentration of loans at December 31, 1994 which totaled approximately $22 million, and approximately 22.21% of total loans that consisted of mortgages for agribusiness purposes in the poultry industry.

INVESTMENT SECURITIES

The Company has classified all investment securities as either available for sale or held to maturity depending upon whether the Company has the intent and ability to hold the investment securities to maturity. The classification of certain investment securities as available for sale is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. At December 31, 1994, approximately $28.5 million of investment securities were classified as available for sale. Approximately $1 million of unrealized loss was included in Shareholders' Equity related to the available for sale investment securities.

The following table sets forth the carrying amounts of investment securities at December 31, 1994 and 1993.


                                                    1994                   1993
                                                    ----                   ----
  Investment securities
    available for sale:
      U.S. Treasury                               $ 5,671,680           $ 2,657,993
      U.S. Government agencies                     17,021,102            14,117,053
      States & political subdivisions               5,192,169             5,702,768
      Other investments                               644,728             1,475,399
                                                  -----------            ----------

        Total                                     $28,529,679           $23,953,213
                                                  ===========           ===========

  Investment securities
    held to maturity:
      U.S. Treasury                               $   198,698
      U.S. Government agencies                      5,724,080           $ 4,660,364
      States & political subdivisions              13,176,349            11,890,243
      Other investments                             2,520,377             1,610,179
                                                  -----------           -----------

        Total                                     $21,619,504           $18,160,786
                                                  ===========           ===========

The following tables set forth the maturities of investment securities at December 31, 1994, and the weighted yields of such securities on the basis of book yield and on a tax equivalent basis (assuming a 34% tax rate).


                                                     one year              1-5                 5-10             after 10
                                                     or less              years                years             years
                                                     ------               -----                -----           --------
  Investment securities available for sale:

  Carrying Value:
   U.S. Treasury                                   $1,428,863          $ 4,242,817
   U.S. Government agencies                           550,146           10,466,126          $4,011,032        $1,993,798
   States & political subdivisions                    295,417            2,750,671           1,710,858           435,223

  Weighted average yields
   U.S. Treasury                                        4.29%                5.30%
   U.S. Government agencies                             5.20%                6.03%               6.01%              5.99%
   States & political subdivisions                      6.25%                9.95%               9.62%              9.93%

  Investment securities held to maturity:

  Carrying Value:
   U.S. Treasury                                                       $   198,698
   U.S. Government agencies                        $  984,841            3,370,011          $  803,429        $  565,799
   States & political subdivisions                    950,069            8,135,500           3,336,304           754,476

  Weighted average yields
   U.S. Treasury                                                             6.01%
   U.S. Government agencies                             4.41%                5.44%               6.53%              8.19%
   States & political subdivisions                      3.37%                7.98%               8.55%              9.80%


Other investments, which are not significant, are not included in the above maturity and weighted yields schedule. For financial reporting purposes, these investments have been included in the after ten years category.

No securities were held which represent a combined total for one issuer which is in excess of 10% of the Company's equity capital at December 31, 1994.

At December 31, 1993, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in which an unrealized gain on investment securities available for sale of approximately $.3 million was recorded in shareholders' equity.

OTHER ASSETS

The majority of increase in other assets at December 31, 1994, as compared to December 31, 1993, relates to the increase in the deferred tax asset of $781,000. The increase in deferred tax asset and due to the tax effect of the unrealized loss on investment securities available for sale.

The decrease in other assets of approximately $1.1 million at December 31, 1993, as compared to December 31, 1992, primarily reflects the decrease in other real estate resulting from the sale of a portion of the property for approximately $850,000. In connection with the sale of the other real estate in 1993, the Bank granted loans totaling $600,100.

DEPOSITS

Average deposits increase $6.7 million and decreased $7.2 million during 1994 and 1993, respectively.

The Bank's loan to deposit ratio based on average balances during each year was 68.2%, 75.8%, and 70.6% in 1994, 1993 and 1992, respectively. Management anticipates maintaining a loan to deposit ratio between 70% and 80% in 1995.

The following table sets forth the average amount of deposits for the Company which exceed 10% of average total deposits for the years ended December 31, 1994 and 1993.

                                               1994                              1993
                                               ----                              ----

                                             AVG. AMT.           AVG.          AVG. AMT.            AVG.
                                            OUTSTANDING          RATE         OUTSTANDING           RATE
 Interest bearing demand                   $36,267,136           2.52%        $28,660,269           2.68%
   deposits
 Noninterest bearing demand                 14,067,454           N/A           14,808,391           N/A
   deposits
 Time certificates of                       86,130,065           4.22%         86,639,094           4.28%
   deposits

At December 31,1994, time certificates of deposit of $100,000 or more totaled $21,165,754. The maturities of all time certificates of deposit over $100,000 are as follows:

           3 months or less                             $10,676,622
           Over 3 through 6 months                        3,101,916
           Over 6 through 12 months                       4,046,727
           Over 12 months                                 3,340,489
                                                        -----------
                                                        $21,165,754
                                                        ===========

OTHER BORROWINGS

Other borrowings decreased $1.0 million from year-end 1994 to 1993 as a result of repayment of borrowings from the Federal Home Loan Bank. The increase in other borrowing of $2.5 million in 1993 resulted from borrowings from the Federal Home Loan Bank.

CAPITAL RESOURCES

The Bank has consistently maintained capital ratios well above regulatory requirements. Banking regulators measure capital adequacy using a ratio of shareholders' equity, excluding any unrealized gain or loss on investment securities available for sale to total risk weighted assets, known as Tier I capital. Also used is a ratio of shareholders' equity excluding any unrealized gain or loss of investment securities available for sale plus the allowance for loan losses to total risk weighted assets, known as Tier II capital. Additionally, the regulators have also established an additional capital adequacy guideline referred to as the Tier I leverage ratio that measures the ratio of shareholders' equity excluding any unrealized gain or losses on investment securities available for sale to average quarterly assets. The following table sets forth the Bank's ratios.

                                        1994      1993       Regulatory
                                        ----      ----       Requirement
Tier I Capital                         12.07%    11.58%         4%
Tier II Capital                        13.32%    12.83%         8%
Tier I Leverage Ratio                   9.37%     9.10%         4%

Treasury stock activity consisted of 3,348 shares sold from the treasury at a per share price of $35.09 in 1994.

Treasury stock activity consisted of 2,330 shares sold from the treasury at a per share price of $36.93 in 1993.

Cash dividends were paid at a rate of $.40 per share for 1994, $.40 per share for 1993 and at $.375 per share for 1992. The Company declared a 2 for 1 stock split recorded in the form of a stock dividend effective November 1, 1992.

While management believes that the current level of capital is sufficient for current and foreseeable needs of the Company, capital needs are continually evaluated by management.

Management is not aware of any required regulatory changes, or any recommendation by any regulatory authority which will have a material effect on the Company's liquidity, capital or results of operations.

INTEREST RATE SENSITIVITY

The objective of asset and liability management is to maintain an optimum match of maturities and interest sensitivity between loans and investment securities and deposits. In order to obtain this optimum match, adjustable rate loans and maturity matched investments are used.

The Bank's historical performance in various economic climates assist management in making long-term asset/liability decisions for the bank.

The interest rate sensitivity analysis below has a positive one year gap of approximately $18 million (excess of earning assets repricing within one year to interest bearing liabilities). However, the Bank's experience has shown that NOW, IMMA, and Savings deposits of approximately $39 million are not rate sensitive.

The time period indicated in the table represents the shorter of the time remaining before the asset or liability either matures or can be repriced. The principal amounts for each asset and liability are shown in the period in which it matures or reprices. The rate indicated represents the effective yield. Funds from loan principal payments and anticipated loan repayments are included in the period in which they are anticipated to be received. Savings, NOW, and IMMA accounts have been included in due in one year.

INTEREST RATE SENSITIVITY ANALYSIS

                                           YIELD/      DUE IN       DUE AFTER     DUE AFTER       DUE AFTER          TOTAL
                                           RATE         ONE        ONE THROUGH   FIVE THROUGH     TEN YEARS
EARNING ASSETS:                                         YEAR        FIVE YEARS    TEN YEARS
                                           -----------------------------------------------------------------------------------
Investment securities:
  Taxable investment securities and
    interest bearing balances with
    other banks                            5.80%    $ 4,511,850    $18,277,652    $  4,814,461    $ 4,176,702     $ 31,780,665
  States & political subdivisions          5.80%      1,245,486     10,886,171       5,047,162      1,189,699       18,368,518
  Loans                                    9.41%     79,715,080     19,686,973       1,446,430                     100,848,483
  Federal funds sold                       5.62%      1,020,000                                                      1,020,000
                                           ----     -----------    -----------    ------------    -----------     ------------
    Total earning assets                   8.19%     86,492,416     48,850,796      11,308,053      5,366,401      152,017,666
                                           ----     -----------    -----------    ------------    -----------     ------------

INTEREST BEARING LIABILITIES:

Deposits:
  NOW and IMMA                             2.88%     33,653,457                                                     33,653,457
  Savings                                  2.75%      5,504,444                                                      5,504,444
  Certificates of Deposit                  4.54%     28,225,245     35,542,441      21,566,871         22,601       85,357,158
Short term borrowings                      3.77%      1,001,742      1,500,000                                       2,501,742
                                           ----     -----------    -----------    ------------    -----------     ------------
    Total interest bearing
     liabilities                           4.01%    $68,384,888    $37,042,441    $ 21,566,871    $    22,601     $127,016,801
                                           ----     -----------    -----------    ------------    -----------     ------------

INTEREST RATE SPREAD                       4.42%
                                           ====
Excess (deficiency) of earning assets
  over (to) interest bearing liabilities            $18,107,528    $11,808,355    $(10,258,818)   $ 5,343,800     $ 25,000,865
                                                    ===========    ===========    ============    ===========     ============

Cumulative Gap                                      $18,107,528    $29,915,883    $19,657,065     $25,000,865

Ratio of cumulative gap to
 total earning assets                                      11.9%          19.7%          12.9%           16.4%

Ratio of earning assets to
 interest bearing liabilities                               1.3%           1.3%          52.4%          237.4%

INFLATION

The Company's assets and liabilities are generally monetary in nature. Therefore, interest rates have a greater impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services.

ACCOUNTING PRONOUNCEMENT

Statement of Financial Accounting Standards ("SFAS") No. 114, entitled "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 is not expected to have a significant effect on the consolidated financial statements when the statement is adopted as of January 1, 1995.

LIQUIDITY

The Bank's liquidity program is designed and intended to provide guidance in funding the credit and investment activities of the Bank while at the same time ensuring that the deposit obligations of the Bank are met on a timely basis.
In order to permit active and timely management of assets and liabilities, these accounts are monitored regularly in regard to volume, mix and maturity. The Bank's liquidity policy requires a minimum ratio of 20% of cash and certain short-term investments to net withdrawable deposit accounts. This liquidity ratio was 33.15% and 31.29% at December 31, 1994 and 1993 respectively.