Form 10KSB40, Exhibit 13
period 1995-12-31
HABERSHAM BANCORP
filed 1996-03-28
CIK 754597

                                   EXHIBIT 13

                               HABERSHAM BANCORP
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994

                                                                 1995                     1994
                                                             ------------             ------------
ASSETS

Cash and due from banks                                      $  6,597,807             $  4,450,912
Federal funds sold                                              9,790,000                1,020,000
Investment securities available
  for sale, at market value  (cost of $40,034,650              40,313,309               28,529,679
ASSETS  in 1995 and $30,065,049 in 1994) (Note 4)

Investment securities held to maturity, at cost
  (estimated market value of $17,676,919
  in 1995 and $21,092,769 in 1994) (Note 5)                    17,498,191               21,619,504

Loans (Notes 6 and 14)                                        145,433,896              100,848,483
  Less: Unearned income                                           (43,731)                 (45,338)
        Allowance for loan losses (Note 6)                     (2,335,788)              (1,744,335)
                                                             ------------             ------------
     Loans, net                                               143,054,377               99,058,810
                                                             ------------             ------------
Premises and equipment, net (Note 7)                            4,595,040                2,947,889
Interest receivable                                             2,015,240                1,346,942
Goodwill and other intangible assets, net of
  accumulated amortization of
  $103,277 in 1995 (Note 3)                                     3,396,564
Other assets                                                    2,325,448                2,353,248
                                                             ------------             ------------
     TOTAL ASSETS                                            $229,585,976             $161,326,984
                                                             ============             ============

LIABILITIES

Deposits (Note 14)
  Demand                                                     $ 23,128,946             $ 17,100,436
  Money market and NOW accounts                                37,183,366               33,653,457
  Savings                                                       7,901,172                5,504,444
  Time ($100,000 and over)                                     28,264,502               21,165,754
  Other time                                                   98,607,343               64,191,404
                                                             ------------             ------------
     Total Deposits                                           195,085,329              141,615,495
Short-term borrowings (Note 8)                                  1,596,601                1,001,742
Federal Home Loan Bank advances  (Note 8)                       3,700,000                1,500,000
Accrued interest payable                                        2,377,378                1,000,104
Other liabilities                                                 921,199                  359,056
                                                             ------------             ------------
     TOTAL LIABILITIES                                        203,680,507              145,476,397
                                                             ============              ===========

SHAREHOLDERS' EQUITY (Notes 10 and 11)

Common stock, $1.00 par value, authorized 10,000,000 shares
  issued 2,403,974 shares in 1995 and
  1,750,000 shares in 1994                                      2,403,974                1,750,000
Additional paid-in capital                                      8,837,624                2,446,028
Retained earnings                                              14,932,035               13,110,034
Unrealized gain (loss) on investment securities
  available for sale                                              207,637               (1,013,344)
Treasury stock, at cost                                          (475,801)                (442,131)
                                                             ------------             ------------
     SHAREHOLDERS' EQUITY - NET                                25,905,469               15,850,587
                                                             ------------             ------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $229,585,976             $161,326,984
                                                             ============             ============

See notes to consolidated financial statements.

                               HABERSHAM BANCORP
                       CONSOLIDATED STATEMENTS OF INCOME
              For the years ended December 31, 1995, 1994 and 1993

                                                            1995              1994             1993
                                                        ------------      ------------      -----------

INTEREST INCOME

Loans                                                    $12,901,162       $ 9,580,514      $10,043,542
Investments:
  U. S. Treasury and Government agencies                   2,044,608         1,531,470        1,031,171
  States and political subdivisions
   (exempt from Federal income tax)                        1,083,349         1,056,133        1,010,857
  Other investment securities                                174,356           136,920          172,818
Federal funds sold                                           352,521           129,640           71,705
                                                        ------------      ------------      -----------
     TOTAL INTEREST INCOME                                16,555,996        12,434,677       12,330,093
                                                        ------------      ------------      -----------
INTEREST EXPENSE

Time deposits, $100,000 and over                           1,272,056           947,826        1,027,779
Other deposits                                             5,839,910         3,750,020        3,591,770
Short-term and other borrowings                              286,507           103,086           58,058
                                                        ------------      ------------      -----------
     TOTAL INTEREST EXPENSE                                7,398,473         4,800,932        4,677,607
                                                        ------------      ------------      -----------
NET INTEREST INCOME                                        9,157,523         7,633,745        7,652,486
Provision for loan losses (Note 6)                            98,043           208,096          249,765
                                                        ------------      ------------      -----------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                         9,059,480         7,425,649        7,402,721
                                                        ------------      ------------      -----------
NON-INTEREST INCOME

Service charges on deposit accounts                          536,891           430,211          426,088
Other service charges and commissions                        207,287           232,887          224,532
Securities gains, net                                         76,842            25,128
Other income                                                 550,269           518,889          267,207
                                                        ------------      ------------      -----------
     TOTAL NON-INTEREST INCOME                             1,371,289         1,207,115          917,827
                                                        ------------      ------------      -----------
NON-INTEREST EXPENSE

Salaries and employee benefits (Note 11)                   3,781,345         3,152,261        3,053,726
Occupancy expenses                                           513,616           460,268          447,818
Furniture and equipment expenses                             452,933           447,983          466,997
Data processing                                              217,626           179,421          226,285
Other operating expenses (Note 12)                         2,864,847         2,379,972        2,135,118
                                                        ------------      ------------      -----------
     TOTAL NON-INTEREST EXPENSE                            7,830,367         6,619,905        6,329,944
                                                        ------------      ------------      -----------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                 2,600,402         2,012,859        1,990,604
Provision for income taxes (Note 9)                          579,390           354,474          345,886
INCOME BEFORE CUMULATIVE EFFECT OF                      ------------      ------------      -----------
 CHANGE IN ACCOUNTING PRINCIPLE                            2,021,012         1,658,385        1,644,718

Cumulative effect of change in
 accounting principle (Note 9)                                                                  (87,000)
                                                        ------------      ------------      -----------
NET INCOME                                               $ 2,021,012       $ 1,658,385      $ 1,557,718
                                                        ============      ============      ===========

PER COMMON AND COMMON EQUIVALENT SHRARE:
 Income before cumulative effect of
   change in accounting principle                        $       .99       $       .98      $       .98
 Cumulative effect of change in accounting
   principle (Note 9)                                                                             (0.05)
                                                        ------------      ------------      -----------
 NET INCOME PER SHARE (Note 10)                          $       .99       $       .98      $       .93
                                                        ------------      ------------      -----------
WEIGHTED AVERAGE NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES OUTSTANDING (Note 10)             2,032,567         1,689,795        1,672,065
                                                        ============      ============      ===========

See notes to consolidated financial statements.

                               HABERSHAM BANCORP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1995, 1994 and 1993

                                                                           1995           1994          1993
                                                                      ------------- -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            $ 2,021,012    $ 1,658,385    $ 1,557,718
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Provision for loan losses                                           98,043        208,096        249,765
       Provision for other real estate                                    217,000        120,000         19,988
       Depreciation                                                       497,804        509,334        540,635
      Amortization of intangible assets                                   108,251
       Cumulative effect of change in
          accounting principle                                                                           87,000
       Loss on sale of premises and equipment                                              1,040
       Gain on sale of securities                                         (76,842)       (25,128)
       Gain on sale of other real estate                                                (103,830)
       Changes in assets and liabilities net of effects
        of purchase of Security Bancorp, Inc.
         (Increase) decrease in interest receivable                      (668,298)       (10,368)        66,226
         (Increase) decrease in other assets                               31,592       (182,201)        46,355
         Increase (decrease) in interest payable                        1,377,276         49,054       (206,707)
         Increase (decrease) in other liabilities                        (474,021)       218,545       (111,820)
                                                                      -----------    -----------    -----------
  Net cash provided by operating activities                             3,131,817      2,442,927      2,249,160
                                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities available for sale
       Proceeds from maturity                                           4,396,036      6,440,949      9,299,503
       Proceeds from sales                                              7,263,903      4,212,461
       Purchases                                                      (10,894,483)   (17,232,821)   (18,394,548)
  Investment securities held to maturity
       Proceeds from maturity                                           4,524,864      2,522,864
       Purchases                                                       (5,381,720)    (5,981,582)
  Net decrease (increase) in loans                                    (12,372,090)     3,045,041      1,214,619
  Purchases of premises and equipment                                    (248,155)      (143,525)      (430,546)
  Proceeds from sale of premises and equipment                                            47,767
  Proceeds from sale of other real estate                                 226,269        163,633        228,449
  Cash and cash equivalents acquired upon acquisition
   of Security Bancorp, Inc., net of cash payments                      3,219,000
                                                                      -----------    -----------    -----------
  Net cash used in investing activities                                (9,266,376)    (6,925,213)    (8,082,523)
                                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                             14,197,882      3,156,495      4,008,441
  Net increase (decrease) in short-term borrowings                        594,859       (257,682)       190,875
  Proceeds from Federal Home Loan Bank advances, net                    2,200,000     (1,000,000)     2,500,000
  Proceeds from sale of treasury stock                                    257,724        117,484         86,047
  Cash dividends                                                         (199,011)      (133,060)      (132,520)
                                                                      -----------    -----------    -----------

  Net cash provided by financing activities                            17,051,454      1,883,237      6,652,843
                                                                      -----------    -----------    -----------
Increase (decrease) in cash and cash equivalents                       10,916,895     (2,599,049)       819,480

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          5,470,912      8,069,961      7,250,481
                                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $16,387,807    $ 5,470,912    $ 8,069,961
                                                                      ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                          $ 6,208,061    $ 4,659,814    $ 4,884,605
    Income taxes                                                          634,000        367,089        343,697

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITY:
  Other real estate acquired through loan
    foreclosures                                                      $   280,277    $   290,495
  Loans granted to facilitate the sale of
    other real estate                                                      16,000        125,204    $   600,100
  Unrealized gain (loss) on investment
    securities available for sale, net of tax effect                    1,220,981     (1,338,528)       325,184


See notes to consolidated financial statements.

HABERSHAM BANCORP
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
For the years ended December 31, 1995, 1994 and 1993

                                                                                                           UNREALIZED
                                                                                                           GAIN (LOSS)
                                                                                                          ON INVESTMENT
                                                                                ADDITIONAL                  SECURITIES
                                                                      COMMON     PAID IN      RETAINED      AVAILABLE    TREASURY
                                                                       STOCK     CAPITAL      EARNINGS       FOR SALE     STOCK
Balance at December 31, 1992                                        $1,750,000  $2,425,000   $10,159,511                $(624,634)
Net income                                                                                     1,557,718
Cash dividends, $.08 per share                                                                  (132,520)
Sale of 11,650 shares of Treasury Stock                                                                                    86,047
Unrealized gain on investment securities available for sale                                                    325,184
                                                                    ----------  ----------   -----------   -----------  ---------
Balance at December 31, 1993                                         1,750,000   2,425,000    11,584,709       325,184   (538,587)
Net income                                                                                     1,658,385
Cash dividends, $.08 per share                                                                  (133,060)
Sale of 16,740 shares of Treasury Stock                                             21,028
Unrealized loss on investment
  securities available for sale                                                                             (1,338,528)
                                                                    ----------  ----------   -----------   -----------  ---------
Balance at December 31, 1994                                         1,750,000   2,446,028    13,110,034    (1,013,344)  (442,131)
Net income                                                                                     2,021,012
Cash dividends, $.10 per share                                                                  (199,011)
Sale of 38,000 shares of Treasury Stock                                             28,904                                228,820
Acquisition of Security Bancorp, Inc.
  including 41,447 share of Treasury Stock (Note 3)                    653,974   6,362,692                               (262,490)
Unrealized gain on investment
  securities available for sale                                                                              1,220,981
                                                                    ----------  ----------   -----------   -----------  ---------
Balance at December 31, 1995                                        $2,403,974  $8,837,624   $14,932,035   $   207,637  $(475,801)
                                                                    ==========  ==========   ===========   ===========  =========




See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1995, 1994 and 1993


1.  ORGANIZATION AND BASIS OF PRESENTATION

The consolidated financial statements of Habersham Bancorp (the "Company") include the financial statements of Habersham Bank ("Habersham Bank"), Security State Bank ("Security Bank") (collectively the "Banks") and The Advantage Group, Inc. which are wholly-owned subsidiaries of the Company. All intercompany transactions have been eliminated.

The Company operates two banks in rural and suburban communities in Habersham and Cherokee counties in Georgia. The Company's primary source of revenue is providing loans to businesses and individuals in their market area.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Legislation
On January 25, 1996, the State of Georgia Legislature passed legislation allowing banks to establish three branches during the period July 1, 1996 to June 30, 1998 in counties in Georgia in which a bank presently does not have a branch. If a bank is part of a bank holding company, all holding company bank affiliates will be treated as one, and the holding company group will be limited to opening three de novo branches in three new counties. Effective July 1, 1998 the legislation would allow a bank to branch anywhere in Georgia, subject to regulatory approval. The bill must be signed by the Governor of Georgia before the legislation will become effective. The legislation is not expected to have an adverse effect on the results of operations of the Company.

Interest Rate Risk
The Company's assets and liabilities are generally monetary in nature and interest rates have an impact on the Company's performance. The Company decreases the effect of interest rates on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits and other borrowings. However, a significant change in interest rates could have an effect on the Company's results of operations.

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

Investment Securities Available for Sale
At December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, the Company classified certain investments as available for sale. In December 1995, in accordance with the "Guide to the Implementation of SFAS No. 115, the Company reclassified certain held to maturity investments with an unamortized cost of $5,569,161 and a market value of $5,848,273 to available for sale. The reclassification resulted in an unrealized gain of approximately $279,112.

Investment securities available for sale are carried at market value. The related unrealized gain (loss), net of tax, is included as a separate component of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Investment Securities Held to Maturity
Investment securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income based on the interest method. The Company has the intent and ability to hold these investment securities to maturity.

Allowance for Loan Losses
The allowance for loan losses is maintained at a level estimated to be adequate to provide for potential losses in the loan portfolio. Management estimates the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Other Real Estate Owned
Other real estate owned includes real estate acquired through foreclosure. Other real estate owned is carried at the lower of its recorded amount at date of foreclosure or estimated fair value less costs to sell. Any expense incurred in connection with holding such real estate or resulting from any writedowns subsequent to foreclosure is included in other non-interest expense.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets.

Goodwill and Other Intangibles
Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired and is amortized on a straight- line basis over 25 years. Other intangibles consist of an amount assigned to core deposits representing the difference between fair value at date of acquisition and recorded amounts which is amortized on a straight-line basis over 5 years. Carrying values of goodwill and the other intangibles are periodically reviewed to assess recoverability based on expectation of undiscounted cash flows and operating income for the related business unit. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. The Company believes that no material impairment of goodwill or other intangibles exists at December 31, 1995.

Interest Income on Loans
Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, or when in management's opinion, collectibility of such interest is doubtful.

Loan Origination Fees and Costs
Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan based on the interest method.

Loan Sales
When loans are sold, the recorded investment in the loans is allocated between the portion of the loans sold and the portion retained based on the relative fair values. The difference between the fair value and the allocated cost portion of the loan sold is recorded as a gain or loss. The difference between the recorded amount and fair value of the portion of the loan retained is recorded as a premium and amortized to interest income, using a method which approximates the interest method, over the expected lives of the loans.

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

Reclassifications
Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.

New Accounting Pronouncements

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 addresses issues surrounding the measurement and recognition of losses when the value of certain assets has been deemed to be permanently impaired. The Company plans to adopt SFAS 121 in 1996 and believes that there will be no material effect on its financial position or results of operations from adopting SFAS 121.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 establishes a method of accounting for stock compensation plans based on the fair value of employee stock options and similar equity instruments. Adoption of a fair value method of accounting is not required and the Company plans to continue accounting for stock based compensation using the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" method which is based on the intrinsic value of equity instruments. In this case SFAS 123 requires disclosure of pro forma net income and earnings per share as if a fair value method included in SFAS 123 had been used to measure compensation cost and the Company will provide this information beginning in 1996.

3.  ACQUISITION

Effective June 30, 1995, the Company consummated its acquisition of Security Bancorp, Inc. ("Security") by agreeing to exchange 612,516 shares of its common stock and cash of $1,990,269 for the outstanding shares of Security's common stock in a merger of Security with and into the Company. The Company had previously acquired 5% of the outstanding shares of Security. The total purchase price, including expenses, is expected to total approximately $9,257,000. The fair value of the assets acquired totaled $49,468,281 and
liabilities assumed totaled $40,211,187.   The merger was accounted for as a
purchase and the operations of Security were included in the Company's operations after June 30, 1995. Intangible assets consisting of a premium on core deposits of $416,000 and goodwill of $3,084,000 were recorded in connection with the merger and are being amortized over a five and twenty-five year period, respectively. The following represents pro forma income statement information for the years ended December 31, 1995 and 1994 assuming the merger occurred on January 1, 1995 and 1994, respectively, (in thousands, except per share amounts):


                                            Twelve Months Ended
                                                December 31,
                                            -------------------
                                               1995     1994
                                            --------  ---------
     Total revenues                          $20,074  $17,439
     Net income                                2,089    1,838
     Net income per common share                 .89      .80

The pro forma financial information presented above does not purport to be indicative of either the results of operations that would have occurred had the acquisition taken place on the indicated dates or of future consolidated results of operations.

4.  INVESTMENT SECURITIES AVAILABLE FOR SALE

Amortized cost, estimated market values and gross unrealized gains and losses of investment securities available for sale are as follows:


                                                                Estimated
                             Amortized    Gross   Unrealized     Market
                                Cost      Gains     Losses       Value
     December 31, 1995:
     U.S. Treasuries ..... $ 3,799,645  $ 18,758 $    6,824   $ 3,811,579
     U.S. Government
     agencies ............  26,892,449   186,712 $  336,809    26,742,352
     States and political
     subdivisions ........   8,592,556   468,980      2,119     9,059,417
     Other Investments ...     750,000               50,039       699,961
                           -----------   -------  ---------    ----------
     Total ............... $40,034,650  $674,450 $  395,791   $40,313,309
                           ===========  ======== ==========   ===========

     December 31, 1994:
     U.S. Treasuries ..... $ 5,833,003           $  161,323   $ 5,671,680
     U.S. Government
     agencies ............  18,399,626  $     47  1,378,571    17,021,102
     States and political
     subdivisions ........   5,082,420   124,952     15,203     5,192,169
     Other Investments ...     750,000              105,272       644,728
                           -----------  -------- ----------   -----------
     Total ............... $30,065,049  $124,999 $1,660,369   $28,529,679
                           ===========  ======== ==========   ===========


During 1995 and 1994, there were realized gains of $114,153 and $37,664 and realized losses of $37,311 and $12,536, respectively, from sales of securities. During 1993, there were no sales of securities.

The amortized cost and estimated market values of securities available for sale at December 31, 1995, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their final original maturity. Equity investments are included in the due after ten years category.

                                                              Estimated
                                             Amortized Cost  Market Value
     Due in one year or less................. $ 5,885,748   $ 5,893,310
     Due after one year through five years...  20,085,677    20,173,616
     Due after five years through ten years..   5,158,591     5,281,237
     Due after ten years.....................   8,904,634     8,965,146

     Total................................... $40,034,650   $40,313,309


Securities available for sale with a market value of approximately $13,347,675 were pledged as collateral at December 31, 1995 for public deposits and other deposits, as required by law.

5.  INVESTMENT SECURITIES HELD TO MATURITY

Amortized cost, estimated market values and gross unrealized gains and losses of investment securities held to maturity are as follows:



                               Amortized    Gross    Unrealized    Market
                                 Cost       Gains      Losses      Value
     December 31, 1995:

     Treasuries.............. $   199,634  $    398             $   200,032
     U.S. Government
     agencies................   3,407,647    26,438   $ 36,477    3,397,608
     States and political
     subdivisions............  12,545,318   215,852     27,483   12,733,687
     Other investments.......   1,345,592                         1,345,592
                              -----------  --------   --------  -----------
     Total................... $17,498,191  $242,688   $ 63,960  $17,676,919
                              ===========  ========   ========  ===========



     December 31,1994:

     U.S. Treasuries......... $   198,698             $  3,760  $   194,938
     U.S. Government
     agencies................   5,724,080  $  8,215    344,909    5,387,386
     States and political
     subdivisions............  13,176,349   158,482    344,763   12,990,068
     Other investments.......   2,520,377                         2,520,377
                              -----------  --------   --------  -----------
     Total................... $21,619,504  $166,697   $693,432  $21,092,769
                              ===========  ========   ========  ===========


The amortized cost and estimated market values of securities held to maturity at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their final original maturity. Equity investments are included in the due after ten years category.

                                                              Estimated
                                             Amortized Cost  Market Value

     Due in one year or less................. $ 2,405,305   $ 2,415,967
     Due after one year through five years...   9,057,292     9,152,110
     Due after five years through ten years..   4,707,066     4,759,530
     Due after ten years.....................   1,328,528     1,349,312
                                              -----------   -----------
     Total................................... $17,498,191   $17,676,919
                                              ===========   ===========


Securities held to maturity with market value of approximately $6,776,678 were pledged as collateral at December 31, 1995 for public deposits and other deposits, as required by law.

6.   LOANS

At December 31, 1995 and 1994, loans are summarized as follows:



                                                   1995          1994
     Real Estate:
     Construction.........................    $ 16,512,884  $  5,564,753
      Other...............................      96,361,817    68,992,708
      Commercial..........................      17,579,029    13,170,219
     Installment..........................      14,613,500    12,637,913
     Other................................         366,666       482,890
                                              ------------  ------------
        Total.............................    $145,433,896  $100,848,483
                                              ============  ============

Changes in the allowance for loan losses are as follows:


                                         1995        1994        1993
     Balance, January 1.............. $1,744,335  $1,601,902  $1,703,592
     Acquired in acquisition ........    628,371
     Provision for loan losses.......     98,043     208,096     249,765
     Loans charged off...............   (175,834)   (125,144)  (376,427)
     Recoveries......................     40,873      59,481      24,972
                                      ----------  ----------  ----------
     Balance, December 31............ $2,335,788  $1,744,335  $1,601,902
                                      ==========  ==========  ==========

The Company adopted Statements of Financial Accounting Standards Nos. 114 & 118 (the "Statements") as of January 1, 1995. The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the terms of the loan agreement. The Company measures impairment of a loan on a loan by loan basis for real estate, commercial and agricultural loans. Installment and other consumer loans are considered smaller balance, homogeneous loans. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of

$568,822 and $1,022,683 as of January 1, 1995 and December 31, 1995,
respectively, which included all of its nonaccrual loans. The average amount of impaired loans during 1995 and 1994 was $1,015,818 and $992,621, respectively. No allowance was necessary for such loans under the provision of such Statements. The interest income recognized on such loans was $57,416 in 1995 and $ 132,884 in 1994, which approximated the amount of interest received on the cash basis.

Restructured loans not considered impaired totaled $1,227,411 at December 31, 1995 and $1,318,790 at December 31, 1994. Interest income that would have been recorded on such restructured loans in accordance with their original terms totaled $111,796 in 1995 and $87,073 in 1994, compared with amounts recognized of $106,599 in 1995 and $81,816 in 1994.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1995 and 1994, the Company had outstanding loan commitments of $27,619,000 and $10,614,313, respectively, and standby letters of credit of $1,145,000 and $4,580,341, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. As of December 31, 1995 and 1994, Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $24 million and $22 million, respectively. As of December 31, 1995, Security State Bank's loans for residential construction purposes totaled approximately $15.5 million. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral, if any, proved to be of no value is equal to the face amount of the financial instrument.

7.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:



                                        1995          1994

     Land..........................  $  496,655    $  233,750
     Buildings.....................   4,371,077     2,956,097
     Furniture and equipment.......   3,657,486     2,799,730
                                     ----------    ----------
       Total.......................   8,525,218     5,989,577
     Less accumulated depreciation    3,930,178     3,041,688
                                     ----------    ----------
     Premises and equipment, net...  $4,595,040    $2,947,889
                                     ==========    ==========



The Company has entered into lease agreements for equipment through 2000. Approximate minimum rentals under noncancellable operating leases are as follows:


Caption>
                            1996         94,545
                            1997         72,839
                            1998         18,730
                            1999          4,359
                            2000          1,090



Rental expense was approximately $41,389 in 1995, $38,050 in 1994 and $34,821 in 1993.

8.   SHORT-TERM AND OTHER BORROWINGS

Short-term borrowings of $1,596,601 and $1,001,742 at December 31, 1995 and 1994, respectively, consist of customers' deposits of withholding taxes held for the U. S. Treasury on a note option basis and bear interest at 1/4 of 1% less than the federal funds rate.

Federal Home Loan Bank advances include a $1,500,000 advance with an adjustable rate using three months LIBOR minus eleven basis points with a maturity date of July 15, 1996 received in 1994 and a $2,200,000 advance with an adjustable rate using three months LIBOR plus eight basis points with a maturity date of January 24, 1997 received in 1995.

The average interest rates for such advances during 1995 and 1994 were 5.84% and 4.13%, respectively.

9.   INCOME TAXES

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Previously, the Company had accounted for its income tax expense in accordance with Accounting Principles Board Opinion No. 11. SFAS No. 109 requires the Company to provide deferred income taxes based on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The cumulative effect of the adoption of this pronouncement on the Company's financial statements was to decrease net income by $87,000 ($.26 per share) for the year ended December 31, 1993.


The provision for income taxes for the years ended December 31, 1995, 1994 and 1993 are as follows:


                                     1995       1994        1993
     Current....................   $738,053   $445,818    $302,036
     Deferred...................   (158,663)   (91,344)     43,850
       Total....................   $579,390   $354,474    $345,886

At December 31, 1995 and 1994 the significant components of the Company's net deferred tax assets and liabilities are as follows:


Deferred Tax Assets:                        1995        1994
     Unrealized loss on investment
       securities available for sale                $  522,000
     Allowance for possible loan losses   $591,499     424,000
     Allowance for other real estate        74,800
     Deferred Loan Fees                    110,769      57,000
     Other                                  38,772      28,000
                                          --------  ----------
                                           815,840   1,031,000
                                          --------  ----------
Deferred Tax Liabilities:
     Unrealized gain on investment
       securities available for sale       (97,510)
     Accumulated Depreciation             (106,085)    (52,000)
     Other                                 (25,652)    (41,000)
                                          --------  ----------
                                          (229,247)    (93,000)
                                          --------  ----------
Net Deferred Tax Asset Before
     Valuation Allowance                   586,593     938,000
Valuation Allowance                             00          00
                                          --------  ----------
Net Deferred Tax Asset                    $586,593  $  938,000
                                          ========  ==========

The provision for income taxes is less than that computed by applying the federal statutory rate of 34% to income before income taxes as indicated by the following:


                                        1995        1994        1993
     Income tax at statutory rate...  $884,137    $684,372     $676,805
     Effect of tax exempt income....  (336,991)   (317,126)    (300,195)
     Amortization of intangibles ...    35,114
     Other..........................    (2,870)    (12,772)     (30,724)
                                      --------    --------     --------
     Provision for income taxes.....  $579,390    $354,474     $345,886
                                      ========    ========     ========

10.  SHAREHOLDERS' EQUITY

Effective May 15, 1995, the Company declared a 5 for 1 stock split of its common stock effected in the form of a 400% stock dividend. In addition, effective April 15, 1995, the Company changed the par value of its common stock from $2.50 to $1.00 per share and increased the number of authorized shares of common stock to 10,000,000 shares. All references to share and per share amounts have been retroactively adjusted to reflect the split. Also retroactively, $875,000 has been charged to Additional Paid-in Capital and credited to Common Stock to reflect the stock split and the change in par value.

The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Banks to the Company in any year will exceed 50% of the net income of the Banks for the previous calendar year. As of December 31, 1995, the Banks could declare dividends to the Company up to approximately $1,189,000 without regulatory approval. The Banks are also required to maintain minimum ratios of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Banks are required to have minimum Tier 1 and Total Capital ratios of 4% and 8%, respectively. Additionally, the Banks are required to maintain a leverage ratio (Tier I Capital to total assets) of at least 4%. The Banks' ratios at that date follow:

                   Habersham Bank    Security State Bank
                   --------------    -------------------
     Tier I            11.91%            15.14%
     Total Capital     13.16%            16.39%
     Leverage           9.23%            11.58%

At December 31, 1995 and 1994, the Company held 80,192 shares and 76,745 shares, respectively, of treasury stock.

11.  EMPLOYEE BENEFIT AND STOCK OPTION PLANS

The Company has a contributory profit sharing plan under Internal Revenue Code
Section 401(k) (the "401k Plan"). The 401k Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries up to the amount allowed by the IRS. The Company will contribute amounts as specified in the plan agreement. The Company's contribution to the plan totaled $88,652 in 1995, $67,938 in 1994 and $70,925 in 1993.

The Company's Incentive Stock Option Plan provides that officers and certain employees of the Company and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant. The Plan limits the total number of shares which may be purchased under the Plan to 350,000, which have been reserved for the Plan. Stock option activity is summarized as follows:


                                             Number of     Option Price
                                              Options        per Share
                                             ---------     ------------
     Balance outstanding, December 31, 1992   128,000    $ 6.25 to $ 8.33
     Granted                                   40,000      9.19
                                              -------
     Balance outstanding, December 31, 1993   168,000      6.25 to   9.19
     Granted                                   12,000     10.08
     Exercised                                (10,000)     6.25
                                              -------
     Balance outstanding, December 31, 1994   170,000      6.74 to  10.08
     Options converted in the acquisition       5,528     10.63
     Granted                                   50,000     13.50
     Exercised                                (38,000)     6.74 to   7.47
     Expired                                   (2,000)     6.74
                                              -------
     Balance outstanding, December 31, 1995   185,528      6.79 to  13.50
                                              =======



At December 31, 1995, there were options for 185,528 shares exercisable and 350,000 shares of common stock reserved for options under the plan.

Effective January 21, 1995, the Company's Board of Directors adopted an Outside Directors Stock Option Plan. The plan initially granted as of
January 21, 1995, the option to purchase 25,000 shares of common stock to outside directors who were Company Board members on April 16, 1994 at an amount approximately equal to the fair market value of the stock at that date. The options are fully vested on the date of grant and exercisable six months from the date of grant.

                                             Number of         Option Price
                                              Options            per Share
                                             ---------         ------------
     Granted, January 21, 1995                25,000       $  9.19
     Options converted in the acquisition     44,226         10.63
     Granted                                  15,000         13.50
                                              ------
     Balance outstanding, December 31, 1995   84,226          9.19 to  13.50
                                              ======


At December 31, 1995, all options are exercisable and 350,000 shares of common stock are reserved for options under the plan.

12.  OTHER OPERATING EXPENSES

Items comprising other operating expenses for the years ended December 31, 1995, 1994 and 1993 are as follows:


                                           1995        1994        1993

     Outside services................. $  612,838  $  714,538  $  627,931
     Advertising and public relations.    621,524     489,952     471,758
     Office supplies..................    349,775     287,565     286,524
     Other............................  1,280,710     887,917     748,905
                                       ----------  ----------  ----------
       Total.......................... $2,864,847  $2,379,972  $2,135,118
                                       ==========  ==========  ==========


Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees and State of Georgia Department of Banking fees.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                          1995
                                              -----------------------------
                                                 Carrying          Fair
                                                  Amount          Value
                                              ------------    -------------
Assets:
     Cash and due from banks..................$  6,597,807    $  6,597,807
     Federal funds sold.......................   9,790,000       9,790,000
     Investment securities available for sale.  40,313,309      40,313,309
     Investment securities held to maturity...  17,498,191      17,676,919
     Loans.................................... 143,054,377     142,415,377

Liabilities:
     Deposits.................................$195,085,329    $195,721,687
     Short-term borrowings....................   1,596,601       1,596,601
     Other borrowings.........................   3,700,000       3,700,000


                                                           1994
                                              -----------------------------
                                               Carrying           Fair
                                               Amount             Value
                                              ------------    -------------
Assets:
     Cash and due from banks..................$  4,450,912    $  4,450,912
     Federal funds sold.......................   1,020,000       1,020,000
     Investment securities available for sale.  28,529,679      28,529,679
     Investment securities held to maturity...  21,619,504      21,092,769
     Loans....................................  99,058,810      99,780,771

Liabilities:
     Deposits.................................$141,615,495    $140,741,928
     Short-term borrowings....................   1,001,742       1,001,742
     Other borrowings.........................   1,500,000       1,500,000

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

As required by the Statement, demand deposits are shown at their face value. No value has been ascribed to core deposits, which generally bear a low rate of interest or no interest and do not fluctuate in response to changes in interest rates.

The fair value of commitments to extend credit and standby letters of credit is estimated to approximate the amount outstanding (see Note 6). The fair value has been estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

14.  RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and its subsidiaries, including their associates, were loan customers of the Company. An analysis of the activity during 1995, 1994, and 1993 of loans to executive officers, directors and principal shareholders is as follows:


                                       1995         1994         1993
     Balance, January 1, .......... $4,162,599   $4,868,492  $ 4,440,957
     Acquired in the acquisition ..    138,279
     Amounts advanced..............  4,789,363    7,726,038    5,423,152
     Repayments.................... (4,951,033)  (8,431,931)  (4,995,617)
                                    ----------   ----------   ----------
     Balance, December 31, ........ $4,139,208   $4,162,599   $4,868,492
                                    ==========   ==========   ==========


Certain directors of Security received fees related to appraisal services and loan closings. These fees were collected from loan customers. Management believes the services obtained from these directors were on terms as favorable to the bank as could have been obtained from unaffiliated parties. Total fees paid to these directors for these services were $40,350 for 1995, $49,925 for 1994 and $76,645 for 1993.

At December 31, 1995, time deposits of $1,060,000 of a business controlled by the principal shareholders of the Company were pledged as collateral for loans of $1,060,000 made to unrelated parties.

15.  SUBSEQUENT EVENT

On January 2, 1996, Habersham Bank formed a new subsidiary, BancMortgage Financial, Corp ("BancMortgage"). BancMortgage will be a full service mortgage lender and servicer located in the North Atlanta Metropolitan area. BancMortgage received approval from the Department of Banking and Finance of the State of Georgia to begin business on January 26, 1996 and expects to be in operation by February 1, 1996.

16.  CONDENSED FINANCIAL STATEMENTS OF COMPANY (PARENT ONLY)

The condensed financial statements of the Company (parent only) are presented below:


CONDENSED BALANCE SHEETS
                                                    December 31
                                                1995          1994
ASSETS:
Cash..................................... $   297,026   $   938,523
Investment in subsidiaries...............  22,100,107    14,633,519
Other investments........................     113,159       275,649
Intangible assets .......................   3,396,564
Other assets.............................       2,896         2,896
                                          -----------   -----------

Total assets............................. $25,909,752   $15,850,587
                                          ===========   ===========

LIABILITY:
Accounts Payable......................... $     4,283

SHAREHOLDERS' EQUITY:
Common stock.............................   2,403,974   $ 1,750,000
Additional paid-in Capital...............   8,837,624     2,446,028
Retained earnings........................  14,932,035    13,110,034
Unrealized gain (loss) on investment
securities available for sale...........      207,637    (1,013,344)
Treasury stock, at cost..................    (475,801)     (442,131)
                                          -----------   -----------
Shareholders' equity - net ..............  25,905,469    15,850,587
                                          -----------   -----------
Total Liability & Shareholders' Equity .. $25,909,752   $15,850,587
                                          ===========   ===========


     CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS
     For the years ended December 31, 1995, 1994 and 1993


                                           1995         1994        1993
     INCOME
     Dividends from subsidiary....... $ 1,677,750   $   760,000  $   140,000
     Other income - management fees
       from subsidiary...............     324,328       321,533      293,334
                                      -----------   -----------  -----------

     Total Income....................   2,002,078     1,081,533      433,334


     EXPENSES - General and
       administrative................     488,916       327,074      299,558
                                      -----------   -----------  -----------

     Income before income taxes and
       equity in undistributed
       earnings of subsidiaries......   1,513,162       754,459      133,776
     Income tax credit...............      19,338         1,406        1,579
     Income before equity
       in undistributed earnings.....   1,532,500       755,865      135,355
                                      -----------   -----------  -----------
     Equity in undistributed
       earnings of subsidiaries......     488,512       902,520    1,422,363
                                      -----------   -----------  -----------

     Net Income......................   2,021,012     1,658,385    1,557,718

     RETAINED EARNINGS AT
     BEGINNING OF YEAR ..............  13,110,034    11,584,709   10,159,511
     Cash dividends on common stock..    (199,011)     (133,060)    (132,520)

                                      -----------   -----------  -----------
     RETAINED EARNINGS AT
     END OF YEAR .................... $14,932,035   $13,110,034  $11,584,709
                                      ===========   ===========  ===========



     CONDENSED STATEMENTS OF CASH FLOWS
     For the years ended December 31, 1995, 1994 and 1993


                                                1995        1994        1993
     CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income.......................      $2,021,012  $1,658,385  $ 1,557,718
     Amortization of intangible assets         103,277
     Equity in undistributed..........
       earnings of subsidiaries.......        (488,512)   (902,520)  (1,422,362)
                                            ----------  ----------  -----------

     Net cash provided by
       operating activities...........       1,635,777     755,865      135,356
                                            ----------  ----------  -----------

     CASH FLOWS USED IN INVESTING ACTIVITIES:

     Cash payment in acquisition of
       Security Bancorp, Inc. including
       expenses of $345,717 ..........      (2,335,987)
                                            ----------
     CASH FLOWS FROM FINANCING ACTIVITIES:

     Payment of cash dividends........        (199,011)   (133,060)    (132,520)
     Proceeds from sale of
       treasury stock.................         257,724     117,484       86,047
                                            ----------  ----------  -----------
     Net cash used by
       financing activities...........          58,713     (15,576)     (46,473)

     Increase (decrease) in cash......        (641,497)    740,289       88,883

     CASH AT BEGINNING OF YEAR.......          938,523     198,234      109,351
                                            ----------  ----------  -----------

     CASH AT END OF YEAR............        $  297,026  $  938,523  $   198,234
                                            ==========  ==========  ===========


INDEPENDENT AUDITORS' REPORT

Habersham Bancorp,
Its Shareholders and Directors:

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, in 1993 the Company changed its methods of accounting for income taxes and investment securities.




DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 26, 1996