Form 10KSB40, Exhibit 13
period 1996-12-31
HABERSHAM BANCORP
filed 1997-03-31
CIK 754597

                                   EXHIBIT 13

                                   EXHIBIT 13
                               HABERSHAM BANCORP
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995

ASSETS                                                          1996                 1995
                                                             ------------         ------------
Cash and due from banks                                     $   8,418,554        $   6,597,807
Federal funds sold                                              6,590,000            9,790,000
Investment securities available
  for sale, at fair value  (cost of $31,543,997
  in 1996 and $40,034,650 in 1995) (Note 4)                    31,628,676           40,313,309

Investment securities held to maturity, at cost
  (estimated fair value of $18,820,701
  in 1996 and $17,676,919 in 1995) (Note 5)                    18,763,944           17,498,191

Loans held for sale                                            23,299,195

Loans (Notes 6 and 14)                                        207,568,319          145,433,896
  Less: Unearned income                                           (31,677)             (43,731)
            Allowance for loan losses (Note 6)                 (2,261,406)          (2,335,788)
                                                             ------------         ------------
Loans, net                                                    205,275,236          143,054,377
                                                             ------------         ------------


Premises and equipment, net (Note 7)                            6,294,533            4,595,040
Interest receivable                                             2,250,498            2,015,240
Goodwill and other intangible assets, net of
  accumulated amortization of
  $226,183 in 1996 and $103,277 in 1995 (Note 3)                3,402,684            3,396,564
Other assets                                                    4,087,667            2,325,448
                                                             ------------         ------------
     TOTAL ASSETS                                            $310,010,987         $229,585,976
                                                             ============         ============


LIABILITIES

Deposits (Note 8 and 14)
  Demand                                                    $  23,192,377        $  23,128,946
  Money market and NOW accounts                                39,401,692           37,183,366
  Savings                                                       6,930,811            7,901,172
  Time ($100,000 and over)                                     31,941,517           28,264,502
  Other time                                                  122,895,101           98,607,343
                                                             ------------         ------------
     Total Deposits                                           224,361,498          195,085,329

Short-term borrowings (Note 8)                                    502,056            1,596,601
Federal Home Loan Bank advances  (Note 8)                      47,909,217            3,700,000
Accrued interest payable                                        2,808,420            2,377,378
Other liabilities                                               6,761,007              921,199
                                                             ------------         ------------
     TOTAL LIABILITIES                                        282,342,198          203,680,507
                                                             ------------         ------------

SHAREHOLDERS' EQUITY (Notes 10 and 11)


Common stock, $1.00 par value, authorized 10,000,000
  shares, issued 2,403,974 shares in 1996 and 1995              2,403,974            2,403,974
Additional paid-in capital                                      8,897,758            8,837,624
Retained earnings                                              16,560,893           14,932,035
Net unrealized gain on investment securities
  available for sale, net of deferred income taxes                 56,511              207,637
Treasury stock, at cost                                          (250,347)            (475,801)
                                                             ------------         ------------
     SHAREHOLDERS' EQUITY - NET                                27,668,789           25,905,469
                                                             ------------         ------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $310,010,987         $229,585,976
                                                             ============         ============


See notes to consolidated financial statements.

                               HABERSHAM BANCORP
                       CONSOLIDATED STATEMENTS OF INCOME
              For the years ended December 31, 1996, 1995 and 1994

                                                            1996                 1995                 1994
                                                         -----------          -----------           ----------
INTEREST INCOME

Loans                                                   $ 20,456,992         $ 12,901,162         $  9,580,514
Investments:
  U. S. Treasury and Government agencies                   1,763,320            2,044,608            1,531,470
  States and political subdivisions
   (exempt from Federal income tax)                        1,143,088            1,083,349            1,056,133
  Other investment securities                                231,415              174,356              136,920
  Federal funds sold                                         455,733              352,521              129,640
                                                         -----------          -----------           ----------
     TOTAL INTEREST INCOME                                24,050,548           16,555,996           12,434,677
                                                         -----------          -----------           ----------
INTEREST EXPENSE

Time deposits, $100,000 and over                           1,819,962            1,272,056              947,826
Other deposits                                             7,681,191            5,839,910            3,750,020
Short-term and other borrowings                            1,542,482              286,507              103,086
                                                         -----------          -----------           ----------

     TOTAL INTEREST EXPENSE                               11,043,635            7,398,473            4,800,932
                                                         -----------          -----------           ----------

NET INTEREST INCOME                                       13,006,913            9,157,523            7,633,745
Provision for loan losses (Note 6)                           360,000               98,043              208,096
                                                         -----------          -----------           ----------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                        12,646,913            9,059,480            7,425,649
                                                         -----------          -----------           ----------

NON-INTEREST INCOME

Service charges on deposit accounts                          649,586              536,891              430,211
Other service charges and commissions                        201,064              207,287              232,887
Securities gains (losses), net                                (4,134)              76,842               25,128
Other income                                                 747,075              550,269              518,889
                                                         -----------          -----------           ----------
     TOTAL NON-INTEREST INCOME                             1,593,591            1,371,289            1,207,115
                                                         -----------          -----------           ----------

NON-INTEREST EXPENSE

Salaries and employee benefits (Note 11)                   6,513,959            3,781,345            3,152,261
Occupancy expenses                                           610,682              513,616              460,268
Furniture and equipment expenses                             615,815              452,933              447,983
Data processing                                              275,995              217,626              179,421
Other operating expenses (Note 12)                         3,745,865            2,864,847            2,379,972
                                                         -----------          -----------           ----------

     TOTAL NON-INTEREST EXPENSE                           11,762,316            7,830,367            6,619,905

INCOME BEFORE INCOME TAXES                                 2,478,188            2,600,402            2,012,859
Provision for income taxes (Note 9)                          570,339              579,390              354,474
                                                         -----------          -----------           ----------
NET INCOME                                              $  1,907,849         $  2,021,012         $  1,658,385
                                                         ===========          ===========           ==========
NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARE: (Note 10)                            $.79                 $.99                 $.98
                                                         ===========          ===========           ==========
WEIGHTED AVERAGE NUMBER OF
  COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING (Note 10)                             2,411,681            2,032,567            1,689,795
                                                         ===========          ===========           ==========


See notes to consolidated financial statements.

                               HABERSHAM BANCORP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1996, 1995 and 1994

                                                                        1996                1995                1994
                                                                     -----------         -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $ 1,907,849         $ 2,021,012         $ 1,658,385
  Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses                                         360,000              98,043             208,096
       Provision for losses on other real estate                          35,036             217,000             120,000
       Depreciation                                                      714,665             497,804             509,334
       Amortization of intangible assets                                 226,183             108,251
       Deferred Income Tax                                              (249,205)           (158,663)            (91,344)
       Loss on sale of premises and equipment                                                                      1,040
      (Gain) Loss on sale of securities                                    4,134             (76,842)            (25,128)
       Gain on sale of other real estate                                                                        (103,830)
       Changes in assets and liabilities net of effects of purchase of Security
        Bancorp, Inc.:
         Increase in interest receivable                                (235,258)           (668,298)            (10,368)
         (Increase) decrease in other assets                            (750,891)            190,255             (90,857)
         Increase in interest payable                                    431,042           1,377,276              49,054
         Increase (decrease) in other liabilities                      5,583,003            (474,021)            218,545
                                                                      ----------         -----------         -----------
  Net cash provided by operating activities                            8,244,332           3,131,817           2,442,927
                                                                      ----------         -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities available for sale
       Proceeds from maturity                                         12,939,548           4,396,036           6,440,949
       Proceeds from sales                                             5,354,342           7,263,903           4,212,461
       Purchases                                                      (9,842,371)        (10,894,483)        (17,232,821)
  Investment securities held to maturity
       Proceeds from maturity                                          4,194,438           4,524,864           2,522,864
       Purchases                                                      (5,460,191)         (5,381,720)         (5,981,582)
  Net decrease (increase) in loans                                   (87,770,834)        (12,372,090)          3,045,041
  Purchases of premises and equipment                                 (2,105,824)           (248,155)           (143,525)
  Proceeds from sale of premises and equipment                                                                    47,767
  Net additions of other real estate                                     (70,339)
  Proceeds from sale of other real estate                                740,208             226,269             163,633
  Cash and cash equivalents acquired upon acquisition
   of Security Bancorp, Inc., net of cash payments                                         3,219,000
                                                                      ----------         -----------         -----------
  Net cash used in investing activities                              (82,021,023)         (9,266,376)         (6,925,213)
                                                                      ----------         -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                            29,276,169          14,197,882           3,156,495
  Net increase (decrease) in short-term borrowings                    (1,094,545)            594,859            (257,682)
  Proceeds (repayments) from Federal Home Loan Bank advances,         44,209,217           2,200,000          (1,000,000)
  Proceeds from sale of treasury stock                                   285,588             257,724             117,484
  Cash dividends                                                        (278,991)           (199,011)           (133,060)
                                                                      ----------         -----------         -----------
  Net cash provided by financing activities                           72,397,438          17,051,454           1,883,237
                                                                      ----------         -----------         -----------

Increase (decrease) in cash and cash equivalents                      (1,379,253)         10,916,895          (2,599,049)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        16,387,807           5,470,912           8,069,961
                                                                      ----------         -----------          ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $15,008,554         $16,387,807          $5,470,912
                                                                     ===========         ===========          ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                         $10,612,593         $ 6,208,061         $ 4,659,814
    Income taxes                                                         924,000             634,000             367,089

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
  Other real estate acquired through loan
    foreclosures                                                     $ 1,904,871         $   280,277         $   290,495
  Loans granted to facilitate the sale of
    other real estate                                                     14,091              16,000             125,204
  Unrealized gain (loss) on investment
    securities available for sale, net of tax effect                    (151,126)          1,220,981          (1,338,528)

See notes to consolidated financial statements.

                               HABERSHAM BANCORP
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the years ended December 31, 1996, 1995 and 1994

                                                                                     ADDITIONAL
                                                                      COMMON           PAID IN             RETAINED
                                                                       STOCK           CAPITAL             EARNINGS
Balance at December 31, 1993                                         $ 1,750,000     $ 2,425,000          $ 11,584,709

Net income                                                                                                   1,658,385
Cash dividends, $.08 per share                                                                                (133,060)
Sale of 16,740 shares of Treasury Stock                                                   21,028
Unrealized loss on investment
  securities available for sale, net of deferred income taxes
                                                                     -----------     -----------          ------------
Balance at December 31, 1994                                           1,750,000       2,446,028            13,110,034

Net income                                                                                                   2,021,012
Cash dividends, $.10 per share                                                                                (199,011)
Sale of 38,000 shares of Treasury Stock                                                   28,904
Acquisition of Security Bancorp, Inc.
  including 41,447 shares of Treasury Stock (Note 3)                     653,974       6,362,692
Unrealized gain on investment
  securities available for sale, net of deferred income taxes
                                                                     -----------     -----------          ------------
Balance at December 31, 1995                                           2,403,974       8,837,624            14,932,035

Net income                                                                                                   1,907,849
Cash dividends, $.12 per share                                                                                (278,991)
Sale of 38,000 shares of Treasury Stock                                                   60,134
Unrealized loss on investment
  securities available for sale, net of deferred income taxes
                                                                     -----------     -----------          ------------
Balance at December 31, 1996                                         $ 2,403,974     $ 8,897,758          $ 16,560,893
                                                                     ===========     ===========          ============




                                                                         UNREALIZED GAIN (LOSS)
                                                                        ON INVESTMENT SECURITIES
                                                                           AVAILABLE FOR SALE,      TREASURY
                                                                     NET OF DEFERRED INCOME TAXES    STOCK
Balance at December 31, 1993                                                     325,184          $ (538,587)

Net income
Cash dividends, $.08 per share
Sale of 16,740 shares of Treasury Stock                                                               96,456
Unrealized loss on investment
  securities available for sale, net of deferred income taxes                 (1,338,528)
                                                                             -----------          ----------
Balance at December 31, 1994                                                  (1,013,344)           (442,131)

Net income
Cash dividends, $.10 per share
Sale of 38,000 shares of Treasury Stock                                                              228,820
Acquisition of Security Bancorp, Inc.
  including 41,447 shares of Treasury Stock (Note 3)                                                (262,490)
Unrealized gain on investment
  securities available for sale, net of deferred income taxes                  1,220,981
                                                                             -----------          ----------
Balance at December 31, 1995                                                     207,637            (475,801)

Net income
Cash dividends, $.12 per share
Sale of 38,000 shares of Treasury Stock                                                              225,454
Unrealized loss on investment
  securities available for sale, net of deferred income taxes                   (151,126)
                                                                             -----------          ----------
Balance at December 31, 1996                                                 $    56,511          $ (250,347)
                                                                             ===========          ==========



See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the years
              ended December 31, 1996, 1995 and 1994

1.  ORGANIZATION AND BASIS OF PRESENTATION

The consolidated financial statements of Habersham Bancorp (the "Company") include the financial statements of Habersham Bank ("Habersham Bank"), Security State Bank ("Security Bank"), (collectively the "Banks"), BancMortgage Financial Corp ("BancMortgage"), The Advantage Group, Inc. and Appalachian Travel Service, Inc. which are wholly-owned subsidiaries of the Company. All intercompany transactions have been eliminated.

The Company's primary function is the operation of two banks in rural and suburban communities in Habersham and Cherokee counties in Georgia and of a full service single family mortgage lender and servicer located in the North Atlanta metropolitan area. The Company's primary source of revenue is providing loans to businesses and individuals in its market area.

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

A substantial portion of the Company's loans is secured by real estate in the Atlanta, Georgia metropolitan area. Accordingly, the ultimate collectibility of a substantial portion of the Company's mortgage loan portfolio is susceptible to changes in real estate market conditions in the Atlanta, Georgia area.

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

INVESTMENT SECURITIES AVAILABLE FOR SALE
The Company classifies certain investments as available for sale. In December 1995, in accordance with the "Guide to the Implementation of SFAS No. 115", the Company reclassified certain investments classified as held to maturity with an unamortized cost of $5,569,161 and a fair value of $5,848,273, to available for sale. The reclassification resulted in an unrealized gain of approximately $279,112.

Investment securities classified as available for sale are carried at fair value. The related unrealized gain or loss, net of tax, is included as a separate component of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

INVESTMENT SECURITIES HELD TO MATURITY
Investment securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income based on the interest method. The Company has the intent and ability to hold these investment securities to maturity.

LOANS HELD FOR SALE
Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined using current market rates for mortgage loans of similar quality and type plus the value of the related servicing. At December 31, 1996, there were no valuation adjustments on mortgage loans held for sale.

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

PURCHASED MORTGAGE LOAN SERVICING RIGHTS
Purchased mortgage loan servicing rights are calculated pursuant to SFAS No. 122, "Accounting for Mortgage Servicing Rights," an amendment of SFAS No. 65, which allows enterprises to recognize as separate assets, the rights to service mortgage loans for others, whether those servicing rights are acquired via purchase or origination. The purchased mortgage loan servicing rights are amortized in proportion to and over the period of estimated net servicing income taking into consideration assumed prepayment patterns. The carrying values of the purchased mortgage loan servicing rights are evaluated and adjusted periodically based on actual portfolio prepayments, so that the recorded amounts do not exceed the present value of the future net servicing income. At the present time, the Company has not recorded any originated mortgage servicing rights.

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

GOODWILL AND OTHER INTANGIBLES
Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired and is amortized on a straight-line basis over twenty-five years. Other intangibles consist of an amount assigned to core deposits representing the difference between fair value at date of acquisition and recorded amounts which is amortized on a straight-line basis over five years. Carrying values of goodwill and the other intangibles are periodically reviewed to assess recoverability based on the expected undiscounted cash flows and operating income for the related business unit. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. The Company believes that no material impairment of goodwill or other intangibles exists at December 31, 1996.

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

LOAN PARTICIPATIONS
When loans are participated, the recorded investment in the loans is allocated between the portion of the loans sold and the portion retained based on the relative fair values. The difference between the fair value and the allocated cost portion of the loan sold is recorded as a gain or loss. The difference between the recorded amount and fair value of the portion of the loan retained is recorded as a premium and amortized to interest income, using a method which approximates the interest method, over the expected lives of the loans.


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

NET INCOME PER SHARE
Net income per share is computed based on the weighted average number of common and common equivalent shares outstanding during the year.

RECLASSIFICATIONS
Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The Company plans to adopt SFAS 125 effective January 1, 1997. The Company has not completed the process of evaluating the impact that will result from adopting SFAS 125 and is therefore, unable to disclose the impact that such adoption will have on its financial position or results of operations. In 1996, the FASB issued SFAS No. 127, (Deferral of the Effective Date of Certain Provisions of SFAS No. 125). SFAS 127 defers the effective date of certain provisions of SFAS 125 until December 31, 1997.

3.  ACQUISITIONS

Effective June 30, 1995, the Company consummated its acquisition of Security Bancorp, Inc. ("Security") by agreeing to exchange 612,516 shares of its common stock and cash of $1,990,269 for the outstanding shares of Security's common stock in a merger of Security with and into the Company. The Company had previously acquired 5% of the outstanding shares of Security. The total purchase price, including expenses, totaled approximately $9,257,000. The fair value of the assets acquired totaled $49,468,281 and liabilities assumed totaled $40,211,187. The merger was accounted for as a purchase and the operations of Security were included in the Company's operations after June 30, 1995. Intangible assets consisting of a premium on core deposits of $416,000 and goodwill of $3,084,000 were recorded in connection with the merger and are being amortized over a five and twenty-five year period, respectively.

Effective September 1, 1996, Habersham Bank acquired all of the outstanding stock of Appalachian Travel Service, Inc., Cornelia, Georgia for $50,000 in cash. The acquisition was accounted for as a purchase and no significant amount of intangibles was recorded. The acquisition was insignificant to the operations of the Company.

4.  INVESTMENT SECURITIES AVAILABLE FOR SALE

Amortized cost, estimated fair values and gross unrealized gains and losses of investment securities available for sale are as follows:

    ESTIMATED
                             AMORTIZED    GROSS UNREALIZED       FAIR
                                COST       GAINS   LOSSES        VALUE
    December 31, 1996:
     U.S. Treasuries ....  $   799,859  $  1,619   $    475   $   801,003
     U.S. Government
       agencies .........   21,757,632   139,733   $271,432    21,625,933
     States and political
       subdivisions .....    8,236,506   289,568      5,215     8,520,859
     Other Investments ..      750,000               69,119       680,881
                           -----------  --------   --------   -----------
       Total ............  $31,543,997  $430,920   $346,241   $31,628,676
                           ===========  ========   ========   ===========

    December 31, 1995:
     U.S. Treasuries ....  $ 3,799,645  $ 18,758   $  6,824   $ 3,811,579
     U.S. Government
       agencies .........   26,892,449   186,712   $336,809    26,742,352
     States and political
       subdivisions .....    8,592,556   468,980      2,119     9,059,417
     Other Investments ..      750,000               50,039       699,961
                           -----------  --------   --------   -----------
       Total ............  $40,034,650  $674,450   $395,791   $40,313,309
                           ===========  ========   ========   ===========

During 1996, 1995 and 1994, there were realized gains of $31,980, $114,153 and $37,664 and realized losses of $36,114, $37,311 and $12,536, respectively, from sales of available for sale securities.

The amortized cost and estimated fair values of securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their final original maturity. Equity investments are included in the due after ten years category.


                                                              ESTIMATED
                                               AMORTIZED COST FAIR VALUE
       Due in one year or less................. $ 4,917,130   $ 4,925,924
       Due after one year through five years...  11,140,766    11,064,448
       Due after five years through ten years..   4,299,320     4,318,637
       Due after ten years.....................  11,186,781    11,319,667
                                                -----------   -----------
         Total ................................ $31,543,997   $31,628,676
                                                ===========   ===========

Securities available for sale with a fair value of $11,552,061 were pledged as collateral at December 31, 1996 for public deposits and other deposits, as required by law.

5.   INVESTMENT SECURITIES HELD TO MATURITY

Amortized cost, estimated fair values and gross unrealized gains and losses of investment securities held to maturity are as follows:


                              AMORTIZED    GROSS UNREALIZED      FAIR
                                 COST       GAINS   LOSSES       VALUE
     December 31, 1996:
     U.S. Government
      agencies.............. $ 2,187,521  $ 17,780   $26,460  $ 2,178,841
     States and political
      subdivisions.........   12,122,431   114,053    48,616   12,187,868
     Other investments.....    4,453,992                        4,453,992
                             -----------  --------   -------  -----------
       Total ..............  $18,763,944  $131,833   $75,076  $18,820,701
                             ===========  ========   =======  ===========

     December 31, 1995:
     Treasuries............  $   199,634  $    398            $   200,032
     U.S. Government
      agencies.............    3,407,647    26,438  $ 36,477    3,397,608
     States and political
      subdivisions........    12,545,318   215,852    27,483   12,733,687
     Other investments....     1,345,592                        1,345,592
                             -----------  --------  --------  -----------
       Total .............   $17,498,191  $242,688  $ 63,960  $17,676,919
                             ===========  ========  ========  ===========

     The amortized cost and estimated fair values of securities held to maturity at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their final original maturity.

                                                             ESTIMATED
                                              AMORTIZED COST FAIR VALUE
      Due in one year or less................. $ 3,191,423   $ 3,194,624
      Due after one year through five years...   4,316,554     4,332,627
      Due after five years through ten years..   4,507,883     4,501,998
      Due after ten years.....................   6,748,084     6,791,452
                                               -----------   -----------
        Total ................................ $18,763,944   $18,820,701
                                               ===========   ===========

Securities held to maturity with a fair value of approximately $8,012,511 were pledged as collateral at December 31, 1996 for public deposits and other deposits, as required by law.

6.   LOANS

At December 31, 1996 and 1995, loans are summarized as follows:

                                                    1996          1995
     Real Estate:
      Construction.........................    $ 50,263,496  $ 16,512,884
      Other................................     123,601,815    96,361,817
     Commercial............................      18,292,993    17,579,029
     Installment...........................      14,601,409    14,613,500
     Other.................................         808,606       366,666
                                               ------------  ------------
         Total.............................    $207,568,319  $145,433,896
                                               ============  ============

Changes in the allowance for loan losses are as follows:

                                         1996        1995        1994
     Balance, January 1.............. $2,335,788  $1,744,335  $1,601,902
     Acquired in acquisition ........                628,371
     Provision for loan losses.......    360,000      98,043     208,096
     Loans charged off...............   (571,018)   (175,834)   (125,144)
     Recoveries......................    136,636      40,873      59,481
                                       ---------  ----------  ----------
     Balance, December 31............ $2,261,406  $2,335,788  $1,744,335
                                      ==========  ==========  ==========

The Company adopted SFAS Nos. 114 & 118 as of January 1, 1995. The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan by loan basis for real estate, commercial and agricultural loans. Installment and other consumer loans are considered smaller balance, homogeneous loans. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of $981,801 and $1,022,683 of December 31, 1996 and 1995, respectively, which included all of its nonaccrual loans. The average amount of impaired loans during 1996 and 1995 was $870,559 and $1,015,818, respectively. Under the provisions of such Statements, approximately $177,000 was allocated to reserves. The interest income recognized on such loans was $184,646 in 1996 and $57,416 in 1995, which approximated the amount of interest received on the cash basis.

Restructured loans not considered impaired totaled $973,559 at December 31, 1996 and $1,227,411 at December 31, 1995. Interest income that would have been recorded on such restructured loans in accordance with their original terms totaled $109,919 in 1996 and $111,796 in 1995, compared with amounts recognized of $96,134 in 1996 and $106,599 in 1995.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1996 and 1995, the Company had outstanding loan commitments of $43,212,000 and $27,619,000, respectively, and standby letters of credit of $446,000 and $1,145,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate or other property. As of December 31, 1996 and 1995,

Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $16 and $24 million, respectively. As of December 31, 1996 and 1995, Security State Bank's loans for residential construction purposes totaled approximately $7.2 and $15.5 million, respectively. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral, proved to be of no value, is equal to the face amount of the financial instrument.

At December 31, 1996, the Company has gross commitments to acquire mortgage loans in the amount of approximately $17,284,000 with a weighted average interest rate of 7.33%. At December 31, 1996, the Company has gross commitments to sell mortgage loans in the amount of $2,000,000 with an interest pass-through rate of 7.00%.

7.   PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                 1996        1995
     Land..........................         $   807,157  $  496,655
     Buildings.....................           4,550,366   4,371,077
     Furniture and equipment.......           5,583,403   3,657,486
                                             ----------  ----------
       Total.......................          10,940,926   8,525,218
     Less accumulated depreciation.           4,646,393   3,930,178
                                             ----------  ----------
     Premises and equipment, net...         $ 6,294,533  $4,595,040
                                            ===========  ==========

    The Company has entered into operating lease agreements for equipment through 2001. Approximate minimum rentals under such leases are as follows:


                                1997       $480,957
                                1998        486,752
                                1999        440,480
                                2000        418,252
                                2001         70,004

Rental expense was $430,303 in 1996, $41,389 in 1995 and $38,050 in 1994.

8.   DEPOSITS AND OTHER BORROWINGS

At December 31, 1996, the scheduled maturities of certificates of deposits are as follows:

                 6 months or less ...............  $ 80,024,873
                 Over 6 through 12 months .......    43,920,276
                 Over 1 year through 5 years ....    16,327,322
                 Over 5 years ...................    14,564,147
                                                   ------------
                  Total .........................  $154,836,618
                                                   ============


Short-term borrowings of $502,056 and $1,596,601 at December 31, 1996 and 1995, respectively, consist of customers' deposits of withholding taxes held for the
U. S. Treasury on a note option basis and bear interest at 1/4 of 1% less than the federal funds rate.

The Company has Federal Home Loan Bank advances of $47,909,217 at December 31, 1996 and $3,700,000 at December 31, 1995 with a weighted average interest rate of 5.75% at December 31, 1996 and 5.94% at December 31, 1995. The advances at December 31, 1996 all mature in 1997 except for $3,000,000 which matures in May 1998. The average interest rates for such advances during 1996 and 1995 were 4.59% and 5.84%, respectively.

9.   INCOME TAXES

The Company provides deferred income taxes based on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.



The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                         1996       1995        1994
     Current....................       $819,544   $738,053    $445,818
     Deferred...................       (249,205)  (158,663)    (91,344)
                                       --------  ---------    --------
       Total....................       $570,339   $579,390    $354,474
                                       ========   ========    ========

At December 31, 1996 and 1995 the significant components of the Company's net deferred tax assets and liabilities are as follows:

     Deferred Tax Assets:                           1996         1995
      Allowance for possible loan losses        $  582,467    $ 591,499
      Allowance for other real estate               74,800       74,800
      Deferred Loan Fees                           273,434      110,769
      Other                                         75,073       38,772
                                                ----------    ---------
                                                 1,005,774      815,840
                                                ----------    ---------
     Deferred Tax Liabilities:
     Unrealized gain on investment
       securities available for sale               (28,168)     (97,510)
     Accumulated Depreciation                                  (106,085)
     Prepaids                                      (69,684)
     Other                                                      (25,652)
                                                ----------    ---------
                                                   (97,852)    (229,247)
                                                ----------    ---------
     Net Deferred Tax Asset                     $  907,922    $ 586,593
                                                ==========    =========

No valuation allowance has been recorded by the Company as management considers it more likely than not that all deferred tax assets will be realized.

The provision for income taxes is less than that computed by applying the federal statutory rate of 34% to income before income taxes as indicated by the following:

                                         1996       1995          1994
     Income tax at statutory rate...  $ 843,989  $ 884,137    $ 684,372
     Effect of tax exempt income....   (347,804)  (336,991)    (317,126)
     Amortization of intangibles....     72,191     35,114
     Other..........................      1,963     (2,870)     (12,772)
                                      ---------  ---------    ---------
     Provision for income taxes.....  $ 570,339  $ 579,390    $ 354,474
                                      =========  =========    =========

10.  SHAREHOLDERS' EQUITY

Effective May 15, 1995, the Company declared a 5 for 1 stock split of its common stock effected in the form of a 400% stock dividend. In addition, effective April 15, 1995, the Company changed the par value of its common stock from $2.50 to $1.00 per share and increased the number of authorized shares of common stock to 10,000,000 shares. All references to share and per share amounts reflect the split. Also, $875,000 has been retroactively charged to Additional Paid-in Capital and credited to Common Stock to reflect the stock split and the change in par value.

The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Banks to the Company in any year will exceed 50% of the net income of the Banks for the previous calendar year. As of December 31, 1996, the Banks could declare dividends to the Company up to approximately $1,173,163 without regulatory approval.

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and the Banks' classifications under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1996 and 1995, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Company and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Banks must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's and the Banks' actual capital amounts and ratios as of December 31, 1996 and 1995 are as follows (dollars in thousands):

                                                                      To Be Well
                                                                      Capitalized
                                                                     Under Prompt
                                                    For Capital    Corrective Action
                                      Actual     Adequacy Purposes     Provisions
                                 Amount    Ratio   Amount    Ratio   Amount Ratio
                                 ------    -----   ------    -----   ------ -----
     As of December 31, 1996
     Total Capital(to Risk Weighted Assets):
      The Company                $26,665   10.23%  $20,854    8%   $26,068   10%
      Habersham Bank              18,443   10.67%   13,833    8%    17,291   10%
      Security Bank                7,024   15.58%    3,606    8%     4,508   10%

     Tier I Capital(to Risk Weighted Assets):
      The Company                $24,403    9.36%  $10,427    4%    15,641    6%
      Habersham Bank              16,921    9.79%    6,916    4%    10,375    6%
      Security Bank                6,459   14.33%    1,803    4%     2,705    6%

     Tier I Capital(to Average Assets):
      The Company                $24,403    9.01%  $10,836    4%    13,545    5%
      Habersham Bank              16,921    6.78%    9,980    4%    12,475    5%
      Security Bank                6,459   11.62%    2,223    4%     2,779    5%


                                                                       To Be Well
                                                                       Capitalized
                                                                      Under Prompt
                                                     For Capital     Corrective Action
                                     Actual        Adequacy Purposes   Provisions
                                Amount    Ratio    Amount    Ratio   Amount   Ratio
                                ------    -----    ------    -----   ------   -----
     As of December 31, 1995
     Total Capital(to Risk Weighted Assets):
      The Company               $24,704   14.47%  $13,660    8%      $17,075    10%
      Habersham Bank             17,200   13.16%   10,456    8%       13,070    10%
      Security Bank               6,589   16.39%    3,216    8%        4,020    10%

     Tier I Capital(to Risk Weighted Assets):
      The Company               $22,569   13.22%  $ 6,830    4%      $10,245     6%
      Habersham Bank             15,566   11.91%    5,228    4%        7,842     6%
      Security Bank               6,087   15.14%    1,640    8%        2,412     6%

     Tier I Capital(to Average Assets):
      The Company               $22,569   11.26%  $ 8,015    4%      $10,019     5%
      Habersham Bank             15,566    9.23%    6,748    4%        8,435     5%
      Security Bank               6,087   11.58%    2,103    4%        2,629     5%

At December 31, 1996 and 1995, the Company held 42,193 and 80,192 shares, respectively, of treasury stock.

11.  EMPLOYEE BENEFIT AND STOCK OPTION PLANS

The Company has a contributory profit sharing plan under Internal Revenue Code
Section 401(k) (the "401k Plan"). The 401k Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries up to the amount allowed by the Internal Revenue Service. The Company contributes amounts as specified in the plan agreement. The Company's contribution to the plan totaled $104,020 in 1996, $88,652 in 1995 and $67,938 in 1994.

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

The Company's Outside Directors Stock Option Plan which provides that outside directors of the Company and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant and exercisable six months from the date of grant. There are 350,000 shares reserved for issuance under the Plan.

Effective April, 1996, the Company's shareholders approved the Company's 1996 Incentive Stock Option Plan provides that officers and certain employees of the Company and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which have been granted under the plan may be exercised immediately, expire five years from the date of grant. The Plan limits the total number of shares which may be purchased under the Plan to 250,000 shares which have been reserved for the Plan.

A summary of the status of the Company's stock options plans as of December 31, 1996, 1995 and 1994 and changes during such years is presented below:

                              1996            1995            1994
                                Weighted        Weighted        Weighted
                                 Average         Average         Average
                                Exercise        Exercise        Exercise
                          Shares Price     Shares Price     Shares Price
     Outstanding at
      beginning of year  269,754 $10.16   170,000 $ 8.08   168,000 $ 7.83
      Granted            114,000  16.04   139,754  11.71    12,000  10.08
      Exercised          (38,000)  7.52   (38,000)  6.74   (10,000)  6.25
      Terminated                           (2,000)  7.47
     Outstanding and
      exercisable at
                         -------          -------          -------
        end of year      345,754  12.40   269,754  10.16   170,000   8.08
                         -------          -------          -------

The following table summarizes information about stock options outstanding at December 31, 1996:

      Range of         Number      Weighted Average    Weighted Average
      Exercise       Outstanding      Remaining         Exercise Price
      Prices         At 12/31/96   Contractual Life
      ------         ------------------------------    ----------------
     $ 8.33            40,000            1                 $ 8.33
       9.19            40,000            2                   9.19
      10.08            12,000            3                  10.08
       9.19 - 13.50   139,754          5.5                  11.71
      13.63 - 18.56   114,000          5.6                  16.04
                      -------
                      345,754          4.5                  12.40
                      =======

The estimated fair value of options granted during 1996 and 1995 was $8.59 and $6.84, respectively, per share. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its Incentive Stock Option Plan and its Outside Directors Stock Option Plan. Had compensation cost for the Company's incentive stock option plan and its outside director stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with a method included in SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share for the years ended December 31, 1996 and 1995 would have been reduced to the pro forma amounts indicated below:

                                              1996        1995
     Net income to common shareholders:
                         As reported      $1,907,849   $2,021,012
                         Pro forma         1,261,537    1,727,576
     Net income per common and common equivalent share:
                         As reported            $.79         $.99
                         Pro forma               .52          .85

The fair value of options granted under the Company's fixed stock option plans during 1996 and 1995 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: expected dividend yield of less than 1%, expected volatility of 22% in 1996 and 32% in 1995, weighted average risk free interest rates of 5.90% with expected weighted average life of 4.5 years in 1996 and 5 years in 1995. Pro forma compensation cost of options granted under the Incentive Stock Option Plan and Outside Directors Stock Option Plan is measured based on the discounted market value.


12.  OTHER OPERATING EXPENSES

Items comprising other operating expenses for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                           1996        1995        1994
     Outside services................. $  615,765  $  612,838  $  714,538
     Advertising and public relations.    788,040     621,524     489,952
     Office supplies..................    524,925     349,775     287,565
     Other............................  1,817,135   1,280,710     887,917
                                       ----------  ----------  ----------
       Total.......................... $3,745,865  $2,864,847  $2,379,972
                                       ==========  ==========  ==========

Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees and State of Georgia Department of Banking fees.


13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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


                                                              1996
                                                    CARRYING           FAIR
                                                    AMOUNT             VALUE
       Assets:
       Cash and due from banks..................  $  8,418,554    $  8,418,554
       Federal funds sold.......................     6,590,000       6,590,000
       Investment securities available for sale.    31,628,676      31,628,676
       Investment securities held to maturity...    18,763,944      18,820,701
       Loans...................................    205,275,236     201,377,711

      Liabilities:
       Deposits.................................  $224,361,498    $227,780,172
       Short-term borrowings....................       502,056         502,056
       Other borrowings.........................    47,909,217      47,909,217

                                                              1995
                                                    CARRYING            FAIR
                                                    AMOUNT              VALUE
       Assets:
       Cash and due from banks..................  $  6,597,807    $  6,597,807
       Federal funds sold.......................     9,790,000       9,790,000
       Investment securities available for sale.    40,313,309      40,313,309
       Investment securities held to maturity...    17,498,191      17,676,919
       Loans....................................   143,054,377     142,415,377

      Liabilities:
       Deposits.................................  $195,085,329    $195,721,687
       Short-term borrowings....................     1,596,601       1,596,601
       Other borrowings.........................     3,700,000       3,700,000





The carrying amounts of cash and due from banks, federal funds sold, and short-term and other borrowings are a reasonable estimate of their fair value due to the short term nature of these financial instruments. The fair value of investment securities available for sale and investment securities held to maturity is based on quoted market prices and dealer quotes. The fair value of loans and deposits is estimated by discounting the future cash flows using interest rates currently charged/paid by the Bank for such financial instruments.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

14.  RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and its subsidiaries, including their associates, were loan customers of the Company. An analysis of the activity during 1996, 1995 and 1994 of loans to executive officers, directors and principal shareholders is as follows:

                                         1996         1995         1994
     Balance, January 1, .......... $4,139,208   $4,162,599  $ 4,868,492
     Acquired in the acquisition ..                 138,279
     Amounts advanced..............  6,013,837    4,789,363    7,726,038
     Repayments.................... (5,087,784)  (4,951,033)  (8,431,931)
                                    ----------   ----------  -----------
     Balance, December 31, ........ $5,065,261   $4,139,208   $4,162,599
                                    ==========   ==========   ==========


Certain directors of Security received fees related to appraisal services and loan closings. These fees were collected from loan customers. Management believes the services obtained from these directors were on terms as favorable to the bank as could have been obtained from unaffiliated parties. Total fees paid to these directors for these services were $46,375 for 1996, $40,350 for 1995 and $49,925 for 1994.

At December 31, 1996, time deposits of $1,060,000 of a business controlled by the principal shareholders of the Company were pledged as collateral for loans of $1,060,000 made to unrelated parties.

On January 2, 1996, a Mortgage Banking Agreement (the "Agreement") was entered into between Habersham, BancMortgage, the Company and BancMortgage's two Principals/Directors. The Agreement provides, among other things, organizational structure of BancMortgage, certain compensation terms and buy-out arrangements.


15.  SUBSEQUENT EVENT

Effective January 23, 1997, Habersham Bank signed a purchase and assumption agreement to acquire substantially all of the assets of Dillard-Scruggs Insurance Services of Cornelia, Inc. d/b/a Cornelia Insurance Agency. The resulting corporation will be named Advantage Insurers, Inc., and will continue to offer a full line of property, casualty and life insurance products. This acquisition is expected to be accounted for as a purchase with an approximate purchase price of $380,000 and is expected to begin operations during the second quarter of 1997.

16.  CONDENSED FINANCIAL STATEMENTS OF COMPANY (PARENT ONLY)

The condensed financial statements of the Company (parent only) are presented below:

     CONDENSED BALANCE SHEETS
                                                        DECEMBER 31
     ASSETS:                                         1996          1995
     Cash..................................... $   240,148   $   297,026
     Investment in subsidiaries...............  23,933,109    22,100,107
     Other investments........................     213,159       113,159
     Fixed Assets ............................      14,224
     Intangible assets .......................   3,325,678     3,396,564
     Other assets.............................      10,081         2,896
                                               -----------   -----------
     Total assets............................. $27,736,399   $25,909,752
                                               ===========   ===========


     LIABILITY:
     Accounts Payable......................... $    67,610         4,283

     SHAREHOLDERS' EQUITY:
     Common stock.............................   2,403,974   $ 2,403,974
     Additional paid-in Capital...............   8,897,758     8,837,624
     Retained earnings........................  16,560,893    14,932,035
     Unrealized gain on investment
      securities available for sale...........      56,511       207,637
     Treasury stock, at cost..................    (250,347)     (475,801)
                                               -----------   -----------
     Shareholders' equity - net ..............  27,668,789    25,905,469
                                               -----------   -----------
     Total Liability & Shareholders' Equity .. $27,736,399   $25,909,752
                                               ===========   ===========

     CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS For the years ended December 31, 1996, 1995 and 1994

                                           1996         1995        1994
     INCOME
     Dividends from subsidiary......  $  364,000 $ 1,677,750 $   760,000
     Other income - management fees
      from subsidiary...............     743,940     324,328     321,533
                                      ---------- ----------- -----------
       Total Income.................   1,107,940   2,002,078   1,081,533

     EXPENSES - General and
      administrative................   1,314,893     488,916     327,074
                                      ---------- ----------- -----------

     Income (loss) before income taxes and
      equity in undistributed earnings
      of subsidiaries...............    (206,953)  1,513,162     754,459
     Income tax credit..............     130,675      19,338       1,406
     Income (loss) before equity
      in undistributed
                                      ----------  ---------- -----------
      earnings......................     (76,278)  1,532,500     755,865

     Equity in undistributed earnings of
     subsidiaries...................   1,984,127     488,512     902,520
                                      ---------- ----------- -----------

     Net Income.....................   1,907,849   2,021,012   1,658,385
     RETAINED EARNINGS AT
     BEGINNING OF YEAR .............  14,932,035  13,110,034  11,584,709
     Cash dividends on common stock.    (278,991)   (199,011)   (133,060)
                                      ----------  ----------  ----------
     RETAINED EARNINGS AT
     END OF YEAR .................... $16,560,893 $14,932,035 $13,110,034
                                      =========== =========== ===========

     CONDENSED STATEMENTS OF CASH FLOWS
     For the years ended December 31, 1996, 1995 and 1994

     CASH FLOWS FROM OPERATING ACTIVITIES: 1996        1995        1994
     Net Income.......................  $1,907,849  $2,021,012  $1,658,385
     Depreciation ...................        2,845
     Amortization of intangible assets     212,326     103,277
     Deferred income taxes ...........     (31,431)
     Changes in assets and liabilities,
        net of effects:
       Increase in other assets .....       (7,185)
       Decrease in other liabilities .     (46,682)
     Equity in undistributed
       earnings of subsidiaries.......  (1,984,127) (  488,512) (  902,520)
                                        ----------  ----------  ----------
      Net cash provided by
      operating activities............      53,595   1,635,777     755,865
                                        ----------  ----------  ----------

     CASH FLOWS USED IN INVESTING ACTIVITIES:

     Cash payment in acquisition of
       Security Bancorp, Inc. including
       expenses of $345,717 ..........              (2,335,987)
     Purchase of investments .........    (100,000)
     Purchase of equipment ...........     (17,070)
     Net cash used in investing          ---------  ----------
       activities ....................    (117,070) (2,335,987)
                                         ---------  ----------

     CASH FLOWS FROM FINANCING ACTIVITIES:

     Payment of cash dividends........    (278,991)   (199,011)   (133,060)
     Proceeds from sale of
       treasury stock.................     285,588     257,724     117,484
                                        ----------  ----------  ----------
     Net cash used by
      financing activities............       6,597      58,713    ( 15,576)
                                        ----------  ----------  ----------
     Increase (decrease) in cash......     (56,878)   (641,497)    740,289

     CASH AT BEGINNING OF YEAR........     297,026     938,523     198,234
                                        ----------  ----------  ----------

     CASH AT END OF YEAR..............  $  240,148  $  297,026  $  938,523
                                        ==========  ==========  ==========

INDEPENDENT AUDITORS' REPORT

Habersham Bancorp,
Shareholders and Directors:

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 17, 1997
(January 23, 1997 as to Note 15)

HABERSHAM BANCORP
SELECTED FINANCIAL DATA
(dollars in thousands, except per share date)


                                                              For the years ended December 31
                                                      1996         1995       1994        1993          1992
SUMMARY OF OPERATIONS
Interest Income                                    $   24,051  $   16,556 $   12,435 $   12,330    $   13,823
Interest Expense                                       11,044       7,398      4,801      4,678         6,528
Other Income                                            1,594       1,371      1,207        918         1,049
Other Expense                                          11,762       7,830      6,620      6,330         6,081
Income before cumulative effect
  of change in accounting principle                     1,908       2,021      1,658      1,645         1,410

Net Income                                              1,908       2,021      1,658      1,558         1,410

PER SHARE AMOUNTS
Income before cumulative effect
  of change in accounting principle                $     0.79  $     0.99 $     0.98      $0.98    $     0.85
Cumulative effect of change in
  accounting principle                                                                    -0.05
                                                   ----------------------------------------------------------
Net Income                                         $     0.79  $     0.99 $     0.98 #     0.93    $     0.85
Dividends                                                0.12         0.1       0.08       0.08          0.08
Weighted average number of common and
  common equivalent shares outstanding              2,411,681   2,032,567  1,689,795  1,672,065     1,663,670

AT DECEMBER 31
Total Assets                                       $  310,011  $  229,586 $  161,327 $  158,856    $  150,639
Earning Assets                                        287,850     213,035    152,018    150,212       140,726
Loans                                                 230,867     145,434    100,848    104,154       105,104
Deposits                                              224,361     195,085    141,615    138,459       134,451
Shareholders' Equity                                   27,669      25,905     15,851     15,546        13,710

RATIOS
Return on average assets                                 0.70%       1.01%      1.02%      1.01%         0.89%
Return on average equity                                 7.16%       9.39%     10.50%     10.66%        10.70%
Dividend payout ratio                                                9.85%      8.02%      8.51%         8.84%
Average equity to average assets ratio                   9.84%      10.74%      9.76%      9.50%         8.31%