Form 10KSB40, Exhibit 13
period 1997-12-31
HABERSHAM BANCORP
filed 1998-03-30
CIK 754597

                                                                      EXHIBIT 13

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Habersham Bancorp:

We have audited the accompanying consolidated balance sheet of Habersham Bancorp and subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 1996 and 1995 were audited by other auditors whose report, dated January 17, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 consolidated financial statements present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries at December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                         KPMG PEAT MARWICK LLP



Atlanta, Georgia
January 30, 1998

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 1997 and 1996

                                                              1997          1996
                                                              ----          ----
ASSETS
Cash and due from banks (note 4)                         $ 13,067,675  $  9,122,563
Federal funds sold                                         16,740,000     6,590,000
Investment securities available for sale (note 5)          33,224,423    31,628,676
Investment securities held to maturity (estimated
  fair values of $11,606,286 in 1997 and
  $14,564,709 in 1996)(note 6)                             11,404,780    14,507,952
Other investments                                           2,168,134     4,255,992
Loans held for sale (note 9)                               37,509,982    23,299,195
Loans (notes 7, 9 and 15)                                 198,212,466   206,832,633
  Less allowance for loan losses (note 7)                  (2,336,079)   (2,261,406)
                                                         ------------  ------------
  Loans, net                                              195,876,387   204,571,227
                                                         ------------  ------------

Premises and equipment, net (note 8)                        8,594,292     6,294,533
Accrued interest receivable                                 2,347,671     2,250,498
Goodwill and other intangible assets, net of accumulated
 amortization of $585,900 in 1997 and $331,495
 in 1996) - (note 3)                                        3,583,608     3,402,684
Other assets                                                3,680,133     4,087,667
                                                         ------------  ------------
   TOTAL ASSETS                                          $328,197,085  $310,010,987
                                                         ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (notes 9 and 15):

  Noninterest-bearing demand                             $ 27,035,571  $ 23,192,377
  Money market and NOW accounts                            45,183,589    39,401,692
  Savings                                                   7,947,487     6,930,811
  Time ($100,000 and over)                                 49,827,445    31,941,517
  Other time                                              131,670,907   122,895,101
                                                         ------------  ------------
   Total deposits                                         261,664,999   224,361,498

Short-term borrowings (note 9)                              2,627,380       502,056
Federal Home Loan Bank advances (note 9)                   25,401,992    47,909,217
Accrued interest payable                                    2,817,810     2,808,420
Other liabilities                                           5,540,565     6,761,007
                                                         ------------  ------------
   TOTAL LIABILITIES                                      298,052,746   282,342,198
                                                         ------------  ------------

Shareholders' Equity (notes 11 and 12): Common stock, $1.00 par value;
 10,000,000 shares authorized; 2,408,517 and 2,403,974 shares issued
 in 1997 and 1996, respectively                             2,408,517     2,403,974
 Additional paid-in capital                                 9,109,026     8,897,758
 Retained earnings                                         18,386,350    16,560,893
 Net unrealized gain on investment securities
  available for sale, net of deferred income taxes            240,446        56,511
 Treasury stock, at cost (42,192 shares at
  December 31, 1996)                                                -      (250,347)
                                                         ------------  ------------
    TOTAL SHAREHOLDERS' EQUITY                             30,144,339    27,668,789

Commitments (notes 7,8,12 and 15)

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $328,197,085  $310,010,987
                                                         ============  ============

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 1997, 1996 and 1995

                                            1997         1996        1995
                                            ----         ----        ----
INTEREST INCOME
Loans                                   $23,743,448  $19,773,296  $12,901,162
Investments:
 U.S. Treasury and Government agencies    1,349,570    1,763,320    2,044,608
 States and political subdivisions
 (exempt from Federal income tax)         1,064,947    1,143,088    1,083,349
 Other investment securities                397,235      231,415      174,356
Federal funds sold                          406,956      455,733      352,521
                                        -----------  -----------  -----------
    TOTAL INTEREST INCOME                26,962,156   23,366,852   16,555,996
                                        -----------  -----------  -----------

INTEREST EXPENSE
Time deposits, $100,000 and over          2,144,502    1,819,962    1,272,056
Other deposits                            8,892,471    7,681,191    5,839,910
Short-term and other borrowings,
 primarily FHLB advances                  2,268,193    1,542,482      286,507
                                        -----------  -----------  -----------
    TOTAL INTEREST EXPENSE               13,305,166   11,043,635    7,398,473
                                        -----------  -----------  -----------

NET INTEREST INCOME                      13,656,990   12,323,217    9,157,523
Provision for loan losses (note 7)          422,000      360,000       98,043
                                        -----------  -----------  -----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                         13,234,990   11,963,217    9,059,480
                                        -----------  -----------  -----------

NONINTEREST INCOME
Gain on sale of loans                     4,107,804      334,636            -
Loan fee income                           1,363,160      475,964            -
Service charges on deposit accounts         672,223      649,586      536,891
Other service charges and commissions       216,013      201,064      207,287
Securities (losses) gains, net (note 5)     (12,972)      (4,134)      76,842
Travel service income                     1,123,785      274,610            -
Other income                                586,249      345,561      550,269
                                        -----------  -----------  -----------
    TOTAL NONINTEREST INCOME              8,056,262    2,277,287    1,371,289
                                        -----------  -----------  -----------

NONINTEREST EXPENSE
Salaries and employee benefits (note 12) 10,702,002    6,513,959    3,781,345
Occupancy expenses                        2,133,520    1,493,715      966,549
Travel service expense                    1,031,194      247,561            -
Computer services                           418,624      275,995      217,626
Other (Note 13)                           4,126,433    3,231,086    2,864,847
                                        -----------  -----------  -----------
    TOTAL NONINTEREST EXPENSE            18,411,773   11,762,316    7,830,367
                                        -----------  -----------  -----------

INCOME BEFORE INCOME TAXES                2,879,479    2,478,188    2,600,402
Provision for income taxes (note 10)        722,203      570,339      579,390
                                        -----------  -----------  -----------
NET INCOME                              $ 2,157,276  $ 1,907,849  $ 2,021,012
                                        ===========  ===========  ===========

NET INCOME PER COMMON SHARE - BASIC     $       .91  $       .82  $      1.02
                                        ===========  ===========  ===========
NET INCOME PER COMMON SHARE - DILUTED   $       .86  $       .79  $       .99
                                        ===========  ===========  ===========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING - BASIC               2,370,423    2,326,704    1,988,246
                                        ===========  ===========  ===========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING - DILUTED             2,497,993    2,411,687    2,032,567
                                        ===========  ===========  ===========

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity
Years ended December 31, 1997, 1996 and 1995

                                                                    UNREALIZED GAIN (LOSS)
                                                                   ON INVESTMENT SECURITIES
                                              ADDITIONAL              AVAILABLE FOR SALE
                                  COMMON       PAID-IN      RETAINED    NET OF DEFERRED  TREASURY
                                   STOCK       CAPITAL      EARNINGS      INCOME TAXES    STOCK        TOTAL
Balance at December 31, 1994    $1,750,000   $2,446,028   $13,110,034   $(1,013,344)  $ (442,131) $ 15,850,587
Net income                                                  2,021,012                                2,021,012
Cash dividends, $.10 per share                               (199,011)                                (199,011)
Sale of 38,000 shares of
 treasury stock upon exercise
 of stock options                                28,904                                  228,820       257,724
Acquisition of Security Bancorp,
 Inc., including 41,447 shares
 of treasury stock (note 3)        653,974    6,362,692             -          -        (262,490)    6,754,176
Unrealized gain on investment
 securities available for
 sale, net of deferred income
 taxes                                   -            -             -     1,220,981            -     1,220,981
                                ----------   ----------   -----------   -----------   ----------  ------------
Balance at December 31, 1995     2,403,974    8,837,624    14,932,035       207,637     (475,801)   25,905,469
Net income                                                  1,907,849                                1,907,849
Cash dividends, $.12 per share                               (278,991)                                (278,991)
Sale of 38,000 shares of
 treasury stock upon exercise
 of stock options                                60,134                                  225,454       285,588
Unrealized loss on investment
 securities available for
 sale, net of deferred income
 taxes                                   -            -             -      (151,126)           -      (151,126)
                                ----------   ----------   -----------   -----------   ----------  ------------
Balance at December 31, 1996     2,403,974    8,897,758    16,560,893        56,511     (250,347)   27,668,789

Net income                                                  2,157,276                                2,157,276
Cash dividends, $.14 per share                               (331,819)                                (331,819)
Issuance of 42,192 shares of
 treasury stock upon exercise
 of stock options and dividend
 reinvestment                                   177,968                                  250,347       428,315
Unrealized gain on investment
 securities available for
 sale, net of deferred income
 taxes                                                                      183,935                    183,935
Issuance of common stock
  upon exercise of stock
  options                            4,543       33,300             -             -            -        37,843
                                ----------   ----------   -----------   -----------   ----------  ------------
Balance at December 31, 1997    $2,408,517   $9,109,026   $18,386,350   $   240,446            -  $ 30,144,339
                                ==========   ==========   ===========   ===========   ==========  ============

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 1997, 1996 and 1995

                                                          1997            1996            1995
                                                          ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                            $  2,157,276    $   1,907,849     $  2,021,012
Adjustments to reconcile net income to net
 cash (used in) provided by operating activities:
   Provision for loan losses                               422,000          360,000           98,043
   Provision for ORE losses                                 56,672           35,036          217,000
   Provision for depreciation                            1,027,786          714,665          497,804
   (Gain) loss on sale of premises and equipment              (491)               -                -
   Loss (gain) on sale of securities and other
     investments                                            21,531            4,134          (76,842)
   Gain on sale of other real estate                       (23,314)               -                -
   Net gain on sale of loans                            (4,107,804)        (334,637)               -
   Amortization of intangible assets                       254,405          226,183          108,251
   Deferred income tax expense (benefit)                   160,853         (249,205)        (158,663)
   Proceeds from sale of loans held for sale           265,100,688      101,715,905                -
   Net increase in loans held for sale                (275,754,463)    (124,738,195)               -
   Changes in assets and liabilities, net of effects
     of purchase of Security Bancorp, Inc.:
      Increase in interest receivable                      (97,173)        (235,258)        (668,298)
      (Increase) decrease in other assets                 (357,410)        (533,117)         190,255
      Increase in interest payable                           9,390          431,042        1,377,276
      (Decrease) increase in other liabilities          (1,220,442)       5,583,003       (  474,021)
                                                      ------------    -------------     ------------
Net cash (used in) provided by operating activities    (12,350,496)     (15,112,595)       3,131,817
                                                      ------------    -------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Investment securities available for sale:
   Proceeds from maturity                               10,375,214       12,939,548        4,396,036
   Proceeds from sale                                    7,054,085        5,354,342        7,263,903
   Purchases                                           (18,758,632)      (9,842,371)     (10,894,483)
Investment securities held to maturity:
   Proceeds from maturity                                4,114,174        7,601,838        4,524,864
   Purchases                                            (1,011,002)      (5,460,191)      (5,381,720)
Other investments:
   Proceeds from sale                                    3,881,999          751,800                -
   Purchases                                            (1,802,700)      (4,159,200)               -
Business acquisitions                                     (435,329)               -                -
Loans:
   Proceeds from sale of loans                          36,629,843       16,302,265                -
   Net increase in loans                               (28,122,952)     (80,012,163)     (12,372,090)
Purchases of premises and equipment                     (3,355,415)      (2,105,824)        (248,155)
Proceeds from sales of premises and equipment               28,361                -                -
Net additions of other real estate                          (7,610)         (70,339)               -
Proceeds from sale of other real estate                    799,633          740,208          226,269
Cash and cash equivalents acquired upon acquisition of
 Security Bancorp, Inc., net of cash payments                    -                -        3,219,000
                                                      ------------    -------------     ------------
Net cash provided by (used in)investing activities       9,389,669      (57,960,087)      (9,266,376)
                                                      ------------    -------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                              $ 37,303,501      $29,276,169      $14,197,882
Net increase (decrease) in short-term borrowings         2,125,324       (1,094,545)         594,859
(Repayment) proceeds from Federal Home
 Loan Bank advances, net                               (22,507,225)      44,209,217        2,200,000
Cash dividends                                            (331,819)        (278,991)        (199,011)
Issuance of treasury stock                                 428,315          285,588          257,724
Issuance of common stock                                    37,843                -                -
                                                      ------------    -------------      ----------
Net cash provided by financing activities               17,055,939       72,397,438       17,051,454
                                                      ------------    -------------       ----------

Increase (decrease) in cash and cash equivalents        14,095,112         (675,244)      10,916,895

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR          15,712,563       16,387,807        5,470,912
                                                      ------------    -------------      -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR              $ 29,807,675      $15,712,563      $16,387,807
                                                      ============    =============      ===========

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued

                                                           1997        1996           1995
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
    Interest                                           $13,295,776  $10,612,593   $6,208,061
    Income taxes                                           735,000      924,000      634,000

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Other real estate acquired through loan foreclosures   $   599,016  $ 1,904,871   $  280,277
Loans granted to facilitate the sale of other
 real estate                                               282,275       14,091       16,000
Unrealized gain (loss) on investment securities
 available for sale, net of tax effect                     183,935     (151,126)   1,220,981

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 1997, 1996 and 1995

(1)  ORGANIZATION AND BASIS OF PRESENTATION

The consolidated financial statements of Habersham Bancorp and subsidiaries (the "Company") include the financial statements of Habersham Bancorp and its wholly owned subsidiaries Habersham Bank ("Habersham Bank") and its wholly owned subsidiaries BancMortgage Financial Corp. ("BancMortgage"), Advantage Insurers, Inc., and Appalachian Travel Service, Inc.; Security State Bank ("Security Bank"); and The Advantage Group, Inc. All intercompany accounts and transactions have been eliminated in consolidation. Habersham Bank and Security Bank are collectively referred to herein as the "Banks."

The Company's primary business is the operation of banks in rural and suburban communities in Habersham and Cherokee counties in Georgia and of a full-service, single-family mortgage and construction lender located in the north Atlanta metropolitan area. The Company's primary source of revenue is providing loans to businesses and individuals in its market area.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties. A substantial portion of the Company's loans is secured by real estate in the Atlanta, Georgia metropolitan area and in Habersham and Cherokee Counties. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in real estate market conditions in these areas.

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

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant accounting policies:

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and overnight federal funds sold.

INVESTMENT SECURITIES
The Company classifies certain investments as available for sale. In December 1995, in accordance with the Guide to the Implementation of SFAS No. 115, the Company reclassified certain investments classified as held to maturity with an unamortized cost of $5,569,161 and a fair value of $5,848,273, to available for sale. The reclassification resulted in an unrealized gain of approximately $279,112.

Investment securities classified as available for sale are carried at fair value. The related unrealized gain or loss, net of deferred income taxes, is included as a separate component of shareholders' equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Investment securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. The Company has the intent and ability to hold these investment securities to maturity.

Purchase premiums and discounts on investment securities are amortized and accreted to interest income using the level yield method on the outstanding principal balances, taking into consideration prepayment assumptions.

A decline in the fair value of any security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security.

OTHER INVESTMENTS
Other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta. Investment in stock of a Federal Home Loan Bank is required of every federally insured institution that utilizes its services. Federal Home Loan Bank stock is considered restricted stock, as defined in Statement of Financial Accounting Standards (SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The Federal Home Loan Bank stock is reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

LOANS HELD FOR SALE
Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of open purchase commitments from independent buyers for committed loans. For uncommitted loans, market is determined on the basis of current delivery prices in the secondary mortgage market. At December 31, 1997 and 1996, there were no valuation adjustments on mortgage loans held for sale.

LOANS
Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses.

Interest on loans is generally recorded over the term of the loans using the simple interest method on the unpaid principal balance. Accrual of interest is discontinued when in management's opinion, reasonable doubt exists as to the full collection of interest or principal. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

Loan origination fees and certain direct origination costs are deferred and capitalized, respectively, and recognized over the life of the loan as an adjustment of the yield on the related loan based on the interest method.

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Loans that are determined to be impaired require a valuation allowance equivalent to the amount of the impairment. The valuation allowance is established through the provision for loan losses.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the required principal payments have been brought current and, if the future collection of principal is probable, are recognized as interest income thereafter.

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

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial condition of borrowers and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

OTHER REAL ESTATE
Other real estate includes real estate acquired through foreclosure. Other real estate is carried at the lower of its recorded amount at date of foreclosure or its estimated fair value less costs to sell. Any excess of carrying value of the related loan over the fair value of the real estate at date of foreclosure is charged against the allowance for loan losses. Any expense incurred in connection with holding such real estate or resulting from any writedowns subsequent to foreclosure is included in other noninterest expense.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets.

GOODWILL AND OTHER INTANGIBLES
Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired and is amortized on a straight-line basis primarily over 25 years. Other intangibles consist of an amount assigned to core deposits representing the difference between fair value at date of acquisition and recorded amounts which is amortized on a straight-line basis over five years. Carrying values of goodwill and other intangibles are periodically reviewed to assess recoverability based on expected undiscounted cash flows and operating income for the related business unit. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. The Company believes that no impairment of goodwill or other intangibles exists at December 31,1997.

INCOME TAXES
Income taxes are accounted for under the asset and liability method. Provisions for income taxes are based upon amounts reported in the statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences between financial statement and tax bases of assets and liabilities measured using enacted tax rates expected to apply to taxable income in the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE
In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share, and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS). SFAS No. 128 replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. SFAS No. 128 also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. All prior period EPS data has been restated to conform with SFAS No. 128.

Basic EPS excludes dilution and is computed by dividing net income by weighted-average shares outstanding. Diluted EPS is computed by dividing net income by weighted-average shares outstanding plus potential common stock resulting from dilutive stock options.

RECLASSIFICATIONS
Certain 1996 and 1995 amounts have been reclassified for comparative purposes in order to conform the prior periods to the 1997 presentation. Such reclassifications had no impact on net income or shareholders' equity.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Effective January 1, 1997, the Company adopted the provisions of SFAS No. 125 on a prospective basis. The impact of SFAS No. 125 on the Company's consolidated financial statements upon adoption was not material.

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the statement to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, other comprehensive income for the Company consists of items previously recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 130 is effective for financial statements for years beginning after December 15, 1997.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS No. 14 and establishes new standards for the disclosures made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for years beginning after December 15, 1997.

(3)  BUSINESS ACQUISITIONS

Effective June 30, 1995, Habersham Bancorp consummated its acquisition of Security Bancorp, Inc. ("Security") by agreeing to exchange 612,516 shares of its common stock and cash of $1,990,269 for the outstanding shares of Security's common stock in a merger of Security with and into the Company. Habersham Bancorp had previously acquired 5% of the outstanding shares of Security. The total purchase price, including expenses, totaled approximately $9,257,000. The fair value of the assets acquired totaled $49,468,281 and liabilities assumed totaled $40,211,187. The merger was accounted for as a purchase and the operations of Security were included in the Company's operations after June 30, 1995. Intangible assets consisting of a premium on core deposits of $416,000 and goodwill of $3,084,000 were recorded in connection with the merger and are being amortized over a five- and twenty-five year period, respectively.

Effective March 31, 1997, Advantage Insurers, Inc., a newly formed subsidiary of Habersham Bank, acquired substantially all of the assets of Dillard-Scruggs Insurance Services of Cornelia, Inc. d/b/a Cornelia Insurance Agency. Advantage Insurers, Inc. will continue to offer a full line of property, casualty and life insurance products. This acquisition was accounted for as a purchase with a purchase price of $380,000. The fair values of assets acquired and liabilities assumed were not significant, resulting in goodwill and other intangibles of approximately $300,000 and $80,000, respectively, which are being amortized over fifteen and five years, respectively. The pro forma effect of this acquisition on earnings is not significant.

During the third quarter of 1997, Habersham Bancorp expanded its mortgage-related services with the acquisition by BancMortgage of the assets and certain liabilities of The Prestwick Mortgage Group, a national investment banking and advisory firm specializing in the brokerage and evaluation of mortgage-related assets such as loans and servicing for approximately $60,000. As a result of the acquisition, BancMortgage is doing business as The Prestwick Financial Group and as BancFinancial Services Corporation ("BancFinancial"), a full-service wholesale mortgage lender specializing in subprime mortgage loans. Initially, BancFinancial plans to purchase loans in the mid-atlantic and southeastern states. Both of these operating divisions are based in McLean, Virginia. The 1997 results of operations of these divisions were not significant.

Effective September 1, 1996, Habersham Bank acquired all of the outstanding stock of Appalachian Travel Service, Inc., Cornelia, Georgia for $50,000 in cash. The acquisition was accounted for as a purchase and no significant amounts of intangible assets were recorded.

(4)  RESERVE REQUIREMENTS

At December 31, 1997 and 1996, the Federal Reserve Bank required that the Banks maintain average reserve balances of $1.3 million and $1.1 million, respectively.

(5)  INVESTMENT SECURITIES AVAILABLE FOR SALE

Amortized cost, estimated fair values and gross unrealized gains and losses of investment securities available for sale are as follows:

                                        AMORTIZED   GROSS UNREALIZED   ESTIMATED
                                          COST       GAINS   LOSSES    FAIR VALUE

December 31, 1997:
U.S. Treasuries                      $   200,000 $   1,438         -   $   201,438
U.S. Government agencies              20,891,234   204,071  $112,442    20,982,863
States and political subdivisions     11,019,124   326,908       850    11,345,182
Other investments                        750,000         -    55,060       694,940
                                     -----------  --------  --------   -----------
 Total                               $32,860,358  $532,417  $168,352   $33,224,423
                                     ===========  ========  ========   ===========

December 31, 1996:
U.S. Treasuries                      $   799,859  $  1,619  $    475   $   801,003
U.S. Government agencies              21,757,632   139,733   271,432    21,625,933
States and political subdivisions      8,236,506   289,568     5,215     8,520,859
Other investments                        750,000         -    69,119       680,881
                                     -----------  --------  --------   -----------
 Total                               $31,543,997  $430,920  $346,241   $31,628,676
                                     ===========  ========  ========   ===========

Proceeds from sales of available-for-sale securities during 1997, 1996 and 1995 were $7,054,085, $5,354,342 and $7,263,903, respectively.

Gross gains of $40,207, $31,980 and $114,153 and gross losses of $53,179, $36,114 and $37,311 were recognized on those sales for 1997, 1996 and 1995, respectively.

The amortized cost and estimated fair values of investment securities available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their final original maturity. Equity investments are included in the due after ten years category.

                                                            ESTIMATED
                                          AMORTIZED COST    FAIR VALUE
Due in one year or less                    $ 4,183,008     $ 4,188,551
Due after one year through five years       11,463,441      11,628,765
Due after five years through ten years       7,743,818       7,791,314
Due after ten years                          9,470,091       9,615,793
                                           -----------     -----------
  Total                                    $32,860,358     $33,224,423
                                           ===========     ===========

Investment securities available for sale with fair values of approximately $16,374,000 and $11,552,000 were pledged as collateral at December 31, 1997 and 1996, respectively, for public deposits and other deposits, as required by law.

(6)  INVESTMENT SECURITIES HELD TO MATURITY

Amortized cost, estimated fair values and gross unrealized gains and losses of investment securities held to maturity are as follows:

                                        AMORTIZED   GROSS UNREALIZED   ESTIMATED
                                          COST       GAINS   LOSSES    FAIR VALUE
December 31, 1997:
U.S. Government agencies             $ 1,351,357   $ 13,691  $ 8,068  $ 1,356,980
States and political subdivisions      9,954,423    202,199    6,316   10,150,306
Other investments                         99,000          -        -       99,000
                                     -----------   --------  -------  -----------
 Total                               $11,404,780   $215,890  $14,384  $11,606,286
                                     ===========   ========  =======  ===========

December 31, 1996:
U.S. Government agencies             $ 2,187,521   $ 17,780  $26,460  $ 2,178,841
States and political subdivisions     12,122,431    114,053   48,616   12,187,868
Other investments                        198,000          -        -      198,000
                                     -----------   --------  -------  -----------
 Total                               $14,507,952   $131,833  $75,076  $14,564,709
                                     ===========   ========  =======  ===========


The amortized cost and estimated fair values of investment securities held to maturity at December 31,1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their final original maturity.

                                                            ESTIMATED
                                          AMORTIZED COST    FAIR VALUE
Due in one year or less                    $ 2,204,088     $ 2,212,651
Due after one year through five years        4,309,151       4,352,369
Due after five years through ten years       4,129,779       4,236,762
Due after ten years                            761,762         804,504
                                           -----------     -----------
 Total                                     $11,404,780     $11,606,286
                                           ===========     ===========

Investment securities held to maturity with fair values of approximately

$7,210,000 and $8,013,000 were pledged as collateral at December 31, 1997 and 1996, respectively, for public deposits and other deposits, as required by law.

(7)  LOANS

Loans at December 31, 1997 and 1996 are summarized as follows:


                                              1997              1996
                                              ----              ----
Real estate:
  Construction                           $ 61,965,365       $ 50,263,496
  Other                                   105,176,566        124,014,196
Commercial, financial and agricultural     15,824,792         18,292,993
Consumer installment                       15,511,437         14,601,409
Other                                         604,466            808,606
                                         ------------       ------------
                                          199,082,626        207,980,700

Less:
 Unamortized loan origination fees, net       656,784            855,964
 Unearned credit life premiums                 41,377             31,677
 Unamortized discounts                        171,999            260,426
 Allowance for loan losses                  2,336,079          2,261,406
                                         ------------       ------------
   Total                                 $195,876,387       $204,571,227
                                         ============       ============

Changes in the allowance for loan losses are as follows:

                                    1997         1996       1995
Balance, January 1              $2,261,406   $2,335,788  $1,744,335
Acquired in acquisition                  -            -     628,371
Provision for loan losses          422,000      360,000      98,043
Loans charged off                 (547,610)    (571,018)   (175,834)
Recoveries                         200,283      136,636      40,873
                                ----------   ----------  ----------
Balance, December 31            $2,336,079   $2,261,406  $2,335,788
                                ==========   ==========  ==========

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for real estate, commercial and agricultural loans. Installment and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of $1,251,157 and $981,801 as of December 31, 1997 and 1996, respectively, which included all of its nonaccrual loans. The average amount of impaired loans during 1997, 1996 and 1995 was $1,719,920, $870,559 and $1,015,818,
respectively. The interest income recognized on such loans was $165,686 in 1997, $84,646 in 1996 and $57,416 in 1995, which approximated the amount of interest received on the cash basis.

There was no specific allowance attributable to impaired loans at December 31, 1997 and 1996.

Restructured loans not considered impaired totaled $913,753 at December 31, 1997 and $973,559 at December 31, 1996. Interest income that would have been recorded on such restructured loans in accordance with their original terms totaled $92,124 in 1997 and $109,919 in 1996, compared with amounts recognized of $87,244 in 1997 and $96,134 in 1996.

As of December 31, 1997 and 1996, Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $12 million and $16 million, respectively. There is no other significant concentration of loans to customers in a particular industry.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1997 and 1996, the Company had outstanding loan commitments (exclusive of mortgage loan commitments of BancMortgage) approximating $57,047,000 and $43,212,000, respectively, and standby letters of credit approximating $1,852,000 and $446,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

At December 31, 1997, BancMortgage has commitments to originate mortgage loans in the amount of approximately $22.4 million with $11.4 million having fixed rates. At December 31, 1997, BancMortgage has commitments to sell mortgage loans in the amount of $33 million.

(8)  PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                DECEMBER 31
                                           1997              1996
Land                                  $   807,157       $   807,157
Buildings                               6,107,249         4,550,366
Furniture and equipment                 7,265,865         5,583,403
                                      -----------       -----------
   Total                               14,180,271        10,940,926
Less accumulated depreciation           5,585,979         4,646,393
                                      -----------       -----------
Premises and equipment, net           $ 8,594,292       $ 6,294,533
                                      ===========       ===========

The Company has entered into operating lease agreements for equipment through 2001. Approximate minimum rentals under such leases are as follows:

                            1998   $763,681
                            1999    318,198
                            2000    251,958
                            2001    112,147

Rental expense was $589,392 in 1997, $430,303 in 1996 and $41,389 in 1995.

(9)  DEPOSITS AND OTHER BORROWINGS

At December 31,1997, the scheduled maturities of time deposits are as follows:


         6 months or less              $ 88,865,426
         Over 6 through 12 months        53,726,379
         Over 1 year through 5 years     38,875,327
         Over 5 years                        31,220
                                       ------------
           Total                       $181,498,352

Short-term borrowings of $2,627,380 and $502,056 at December 31, 1997 and 1996, respectively, consist of federal funds purchased and U. S. Treasury, tax and loan deposit notes.

At December 31, 1997, the Company had available line of credit commitments with the Federal Home Loan Bank ("FHLB") totaling $40,000,000 of which $22,401,992 was advanced (interest rate of 6.75% and maturing in 1998) and $17,598,008 was available. In addition, the Company had a $3,000,000 advance from the FHLB at December 31, 1997 with interest at 5.85% and maturing in 1998.

The Company had FHLB advances of $47,909,217 at December 31, 1996 with a weighted average interest rate of 5.75%.

At December 31, 1997, the Company has pledged, under a blanket lien with the FHLB, all stock of the FHLB and certain qualifying first mortgage loans.

(10)  INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 are as follows: 1997 1996 1995

                                    1997         1996        1995
Current                           $561,350    $819,544    $738,053
Deferred                           160,853    (249,205)   (158,663)
                                  --------     -------     -------
  Total                           $722,203    $570,339    $579,390
                                  ========    ========    ========

The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to income before income taxes as indicated by the following:

                                    1997        1996        1995
Income tax at statutory rate      $979,023    $843,989    $884,137
Effect of tax-exempt income       (308,366)   (347,804)   (336,991)
Amortization of intangibles         83,508      72,191      35,114
Other                              (31,962)      1,963      (2,870)
                                  --------    --------    --------
  Provision for income taxes      $722,203    $570,339    $579,390
                                  ========    ========    ========

At December 31, 1997 and 1996, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                  1997       1996
Deferred tax assets:
 Allowance for possible loan losses             $592,051   $  582,467
 Allowance for other real estate                  74,800       74,800
 Deferred loan fees                              248,217      273,434
 Other                                                 -       75,073
                                                --------   ----------
                                                 915,068    1,005,774
                                                --------   ----------
Deferred tax liabilities:
 Unrealized gain on investment securities
  available for sale                            (123,619)     (28,168)
 Prepaid expenses                               (131,893)     (69,684)
 Other                                            (7,938)           -
                                                --------   ----------
                                                (263,450)     (97,852)
                                                --------   ----------
Net deferred tax asset                          $651,618   $  907,922
                                                ========   ==========

No valuation allowance has been recorded by the Company as management considers it more likely than not that all deferred tax assets will be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers amounts of taxes paid in carryback periods, the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

(11)  SHAREHOLDERS' EQUITY

Effective May 15, 1995, the Company declared a 5-for-1 stock split of its common stock effected in the form of a 400% stock dividend. In addition, effective April 15, 1995, the Company changed the par value of its common stock from $2.50 to $1.00 per share and increased the number of authorized shares of common stock to 10,000,000 shares. All references to share and per share amounts reflect the split. Also, $875,000 has been retroactively charged to additional paid-in capital and credited to common stock to reflect the stock split and the change in par value.

The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Banks to the Company in any year will exceed 50% of the net income of the Banks for the previous calendar year. As of December 31, 1997, the Banks could declare dividends to the Company up to approximately $1,390,000 without regulatory approval.

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and the Banks' classifications under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1997 and 1996, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized, as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' capital categories.

The Company's and the Banks' actual capital amounts and ratios as of December 31, 1997 and 1996 are as follows (dollars in thousands):

                                                                                  TO BE WELL
                                                                                 CAPITALIZED
                                                                                    UNDER
                                                              FOR CAPITAL         CORRECTIVE
                                             ACTUAL        ADEQUACY PURPOSES   ACTION PROVISIONS
                                         AMOUNT  RATIO      AMOUNT   RATIO       AMOUNT  RATIO
As of December 31, 1997:
Total capital (to risk-weighted assets):
 Company                                 $28,584 12.88%       $17,747 8%           N/A    N/A
 Habersham Bank                           20,019 11.32%        14,142 8%        $17,677   10%
 Security Bank                             7,235 15.16%         3,819 8%          4,773   10%

Tier I Capital (to risk-weighted assets):
 Company                                 $26,248 11.83%       $ 8,874 4%           N/A    N/A
 Habersham Bank                           18,143 10.26%         7,071 4%        $10,606    6%
 Security Bank                             6,775 14.19%         1,909 4%          2,864    6%

Tier I Capital (to average assets):
 Company                                 $26,248  7.89%       $13,301 4%            N/A   N/A
 Habersham Bank                           18,143  6.57%        11,042 4%        $ 13,803   5%
 Security Bank                             6,775 12.06%         2,247 4%           2,809   5%

As of December 31, 1996:
Total capital (to risk-weighted assets):
 Company                                 $26,665 10.23%       $20,854 8%             N/A  N/A
 Habersham Bank                           18,443 10.67%        13,833 8%        $  17,291 10%
 Security Bank                             7,024 15.58%         3,606 8%            4,508 10%

Tier I Capital (to risk-weighted assets):
 Company                                 $24,403  9.36%       $10,427 4%             N/A  N/A
 Habersham Bank                           16,921  9.79%         6,916 4%        $  10,375  6%
 Security Bank                             6,459 14.33%         1,803 4%            2,705  6%

Tier I Capital (to average assets):
 Company                                  24,403  9.01%       $10,836 4%             N/A  N/A
 Habersham Bank                           16,921  6.78%         9,980 4%        $  12,475  5%
 Security Bank                             6,459 11.62%         2,223 4%            2,779  5%

(12)  EMPLOYEE BENEFIT AND STOCK OPTION PLANS

The Company has a contributory profit sharing plan under Internal Revenue Code
Section 401(k) - (the "401(k) Plan"). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries up to the amount allowed by the IRS. The Company will contribute amounts at its discretion as specified in the plan agreement. The Company's contributions to the plan totaled $151,483 in 1997, $104,020 in 1996 and $88,652 in 1995.

The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant. Shares reserved for future grants under this plan are approximately 200,000 at December 31, 1997.

The Company's Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant and expire ten years from the date of grant. There are 350,000 shares reserved for issuance under this plan.

A summary of the status of the Company's stock option plans and changes during 1997, 1996 and 1995 is presented below:

                                                     1997             1996            1995
                                                    WEIGHTED         WEIGHTED        WEIGHTED
                                                    AVERAGE          AVERAGE         AVERAGE
                                                    EXERCISE         EXERCISE        EXERCISE
                                            SHARES   PRICE   SHARES   PRICE   SHARES  PRICE

Outstanding at beginning of year           345,004  $12.45  269,754  $10.16  168,000  $ 8.12
  Granted                                   80,000   19.00  115,250   16.04  139,754   11.71
  Exercised                                (41,528)   8.33  (38,000)   7.52  (38,000)   6.74
  Forfeited or expired                      (2,000)   8.33   (2,000)   7.47        -       -
                                           -------          -------          -------
Outstanding and exercisable at end of year 381,476  $14.25  345,004  $12.45  269,754  $10.16
                                           =======          =======          =======

The following table summarizes information about stock options outstanding at December 31, 1997:

                              NUMBER     WEIGHTED AVERAGE REMAINING
       RANGE OF             OUTSTANDING      CONTRACTUAL LIFE   WEIGHTED AVERAGE
    EXERCISE PRICES         AT 12/31/97         IN YEARS         EXERCISE PRICE

      $ 9.19                   65,000             1.1                $ 9.19
       10.00 - 11.00           56,226             4.6                 10.50
       13.00 - 14.00           95,000             3.8                 13.54
       16.88                   84,000             4.8                 16.88
       18.00 - 19.00           81,250             5.1                 18.99
                              -------
                              381,476             4.0                 14.25
                              =======

The estimated fair value of options granted during 1997, 1996 and 1995 was $6.54, $8.59 and $6.84, respectively, per share. The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its Incentive Stock Option Plan and its Outside Directors Stock Option Plan. Had compensation cost for the Company's incentive stock option plan and its outside director stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with a method included in SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share for 1997, 1996 and 1995 would have been reduced to the pro forma amounts indicated below:

                                          1997        1996       1995
Net income:
    As reported                        $2,157,276  $1,907,849  $2,021,012
    Pro forma                           1,805,686   1,261,537   1,727,576

Net income per common share - basic:
    As reported                        $      .91  $      .82  $     1.02
    Pro forma                                 .76         .54         .87

Net income per common share - diluted:
    As reported                        $      .86  $      .79  $      .99
    Pro forma                                 .72         .52         .85

The fair value of options granted under the Company's fixed stock option plans during 1997, 1996 and 1995 was estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted average assumptions used: expected dividend yield of less than 1%; expected volatility of 33%, 22% and 32% in 1997, 1996 and 1995, respectively; weighted average risk free interest rate of 5.45%, 5.90% and 5.90% in 1997, 1996 and 1995, respectively; and an expected weighted average life of 4.5 years in 1997 and 1996 and 5 years in 1995.

(13)  OTHER EXPENSES

Items comprising other expenses for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                          1997        1996        1995
Outside services                      $  824,515  $  615,765  $  612,838
Advertising and public relations         893,604     788,040     621,524
Office supplies                          593,051     524,925     349,775
Other                                  1,815,263   1,302,356   1,280,710
                                      ----------  ----------  ----------
  Total                               $4,126,433  $3,231,086  $2,864,847
                                      ==========  ==========  ==========

Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees and State of Georgia Department of Banking fees.

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                    DECEMBER 31, 1997
                                             CARRYING AMOUNT     FAIR VALUE
Assets:
 Cash and due from banks                     $  13,067,675    $  13,067,675
 Federal funds sold                             16,740,000       16,740,000
 Investment securities available for sale       33,224,423       33,224,423
 Investment securities held to maturity         11,404,780       11,606,286
 Other investments                               2,168,134        2,168,134
 Loans held for sale                            37,509,982       37,959,982
 Loans                                         195,876,387      191,182,197

Liabilities:
 Deposits                                      261,664,999      265,739,563
 Short-term borrowings                           2,627,380        2,627,380
 Other borrowings                               25,401,992       25,401,992

                                                     DECEMBER 31, 1996
                                              CARRYING AMOUNT     FAIR VALUE
Assets:
 Cash and due from banks                     $   9,122,563     $  9,122,563
 Federal funds sold                              6,590,000        6,590,000
 Investment securities available for sale       31,628,676       31,628,676
 Investment securities held to maturity         14,507,952       14,564,709
 Other investments                               4,255,992        4,255,992
 Loans held for sale                            23,299,195       23,299,195
 Loans                                         204,571,227      200,673,702

Liabilities:
 Deposits                                      224,361,498      227,780,172
 Short-term borrowings                             502,056          502,056
 Other borrowings                               47,909,217       47,909,217

The carrying amounts of cash and due from banks, federal funds sold, interest-bearing demand and savings accounts, short-term borrowings and other borrowings are a reasonable estimate of their fair value due to the short-term nature or short-term to maturity of these financial instruments. The fair value of investment securities available for sale, investment securities held to maturity and loans held for sale is based on quoted market prices and dealer quotes. The fair value of loans and time deposits is estimated by discounting the future cash flows using interest rates currently charged/paid by the Banks for such financial instruments with similar credit risks and maturities.

As required by SFAS No. 107, demand deposits are shown at their carrying value. No value has been ascribed to core deposits, which generally bear a low rate of interest or no interest and do not fluctuate in response to changes in interest rates.

The carrying values and fair values of commitments to extend credit and standby letters of credit are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(15)  RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company extends loans to its directors, executive officers and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 1997 and 1996 of loans to executive officers, directors and principal shareholders is as follows:


                                       1997         1996
Balance, January 1,                 $5,065,261   $4,139,208
Amounts advanced                     4,790,503    6,013,837
Repayments                          (6,682,655)  (5,087,784)
                                    ----------   ----------
Balance, December 31,               $3,173,109   $5,065,261
                                    ==========   ==========

Certain directors of Security Bank received fees related to appraisal services and loan closings. These fees were collected from loan customers. Management believes the services obtained from these directors were on terms as favorable to the Bank as could have been obtained from unaffiliated parties. Total fees paid to these directors for these services were $43,250 for 1997, $46,375 for 1996 and $40,305 for 1995.

At December 31, 1997, time deposits of $978,000 of a business controlled by the principal shareholders of the Company were pledged as collateral for loans with a principal balance of $978,000 made to unrelated parties.

On January 2, 1996, a Mortgage Banking Agreement (the "Agreement") was entered into between Habersham Bank, BancMortgage, Habersham Bancorp and BancMortgage's two principal executives/inside directors. The Agreement provides, among other things, organizational structure of BancMortgage, certain compensation terms, including bonuses as a percentage of BancMortgage's net income and buy-out arrangements.

(16)  CONDENSED FINANCIAL STATEMENTS OF HABERSHAM BANCORP (PARENT ONLY)

The parent company only condensed financial statements are presented below:

                                                     DECEMBER 31
CONDENSED BALANCE SHEETS                         1997           1996

ASSETS:
Cash                                         $   713,321    $   240,148
Investment in subsidiaries, primarily banks   25,807,009     23,933,109
Other investments                                201,000        213,159
Equipment                                         46,102         14,224
Goodwill and other intangible assets           3,113,351      3,325,678
Other assets                                     424,660         82,598
                                             -----------    -----------
Total assets                                 $30,305,443    $27,808,916
                                             ===========    ===========

LIABILITY - Accounts Payable                 $   161,104    $   140,127

SHAREHOLDERS' EQUITY:
Common stock                                   2,408,517      2,403,974
Additional paid-in capital                     9,109,026      8,897,758
Retained earnings                             18,386,350     16,560,893
Net unrealized gain on investment securities
 available for sale                              240,446         56,511
Treasury stock, at cost                                -       (250,347)
                                             -----------    -----------
Total shareholders' equity                    30,144,339     27,668,789
                                             -----------    -----------
Total liability and shareholders' equity     $30,305,443    $27,808,916
                                             ===========    ===========

CONDENSED STATEMENTS OF INCOME
Years ended December 31, 1997, 1996 and 1995

                                                     1997        1996        1995
INCOME
Dividends from bank subsidiaries                 $1,288,000  $  364,000  $1,677,750
Other income - management fees from subsidiaries    768,083     743,940     324,328
                                                 ----------  ----------  ----------
  Total income                                    2,056,083   1,107,940   2,002,078

EXPENSES - general and administrative             1,863,032   1,314,893     488,916
                                                 ----------  ----------  ----------

Income (loss) before income taxes and equity

 in undistributed earnings of subsidiaries          193,051    (206,953)  1,513,162
Income tax benefit                                  297,821     130,675      19,338
                                                 ----------  ----------  ----------
Income (loss) before equity in undistributed
 earnings of subsidiaries                           490,872     (76,278)  1,532,500

Equity in undistributed earnings of subsidiaries  1,666,404   1,984,127     488,512
                                                 ----------  ----------  ----------
Net income                                       $2,157,276  $1,907,849  $2,021,012
                                                 ==========  ==========  ==========

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 1997, 1996 and 1995

                                                 1997        1996       1995
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                    $2,157,276  $1,907,849  $2,021,012
Depreciation                                      12,479       2,845           -
Loss on sale of other investment                   8,559           -           -
Amortization of intangible assets                212,327     212,326     103,277
Deferred income taxes                                        (31,431)          -
Increase in other assets                        (365,622)     (7,185)          -
Increase in other liabilities                     20,977     (46,682)          -
Equity in undistributed earnings
 of subsidiaries                              (1,666,404) (1,984,127)   (488,512)
                                              ----------  ----------  ----------
Net cash provided by operating activities        379,592      53,595   1,635,777
                                              ----------  ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash payment in acquisition of Security Bancorp,
 Inc., including expenses of $345,717                  -           -  (2,335,987)
Proceeds from sale of other investment             3,599           -           -
Purchase of other investments                          -    (100,000)          -
Purchase of equipment                            (44,357)    (17,070)          -
                                               ---------  ----------  ----------
Net cash used in investing activities            (40,758)   (117,070) (2,335,987)
                                               ---------  ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends                       (331,819)   (278,991)   (199,011)
Proceeds from sale of treasury stock             428,315     285,588     257,724
Proceeds from issuance of common stock            37,843           -           -
                                              ----------  ----------  ----------
Net cash provided by financing activities        134,339       6,597      58,713
                                              ----------  ----------  ----------

Increase (decrease) in cash                      473,173     (56,878)   (641,497)

CASH AT BEGINNING OF YEAR                        240,148     297,026     938,523
                                              ----------  ----------  ----------
CASH AT END OF YEAR                           $  713,321  $  240,148  $  297,026
                                              ==========  ==========  ==========

At December 31, 1997, approximately $24,417,000 of the parent company's investment in the Banks is restricted as to dividend payments from the Banks to the parent company.