Form 10-K405, Exhibit 13
period 1998-12-31
HABERSHAM BANCORP
filed 1999-03-30
CIK 754597

                                  EXHIBIT 13.0

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Habersham Bancorp:


We have audited the accompanying consolidated balance sheet of Habersham Bancorp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 1996 were audited by other auditors whose report, dated January 17, 1997, expressed an unqualified opinion on those statements.

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

In our opinion, the 1998 and 1997 consolidated financial statements present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                                       KPMG LLP



Atlanta, Georgia
February 5, 1999

HABERSHAM BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1998 and 1997


                                                                     1998                   1997
                                                                     ----                   ----

ASSETS
Cash and due from banks (note 4)                                $  5,798,796           $ 13,067,675
Federal funds sold                                                 8,300,000             16,740,000
Investment securities available for sale (note 5)                 46,340,012             33,224,423
Investment securities held to maturity (estimated
  fair values of $15,888,697 in 1998 and
  $11,606,286 in 1997)(note 6)                                    15,610,563             11,404,780
Trading securities                                                 3,495,540                     --
Other investments (note 10)                                        4,193,934              2,168,134
Loans held for sale (note 10)                                     72,162,620             37,509,982
Loans (notes 7, 10 and 17)                                       209,735,350            198,212,466
  Less allowance for loan losses (note 7)                         (2,709,570)            (2,336,079)
                                                                ------------           ------------
  Loans, net                                                     207,025,780            195,876,387
                                                                ------------           ------------

Premises and equipment, net (note 8)                               8,206,169              8,594,292
Accrued interest receivable                                        2,299,992              2,347,671
Other real estate                                                  1,539,900              1,908,094
Goodwill and other intangible assets, net of accumulated
 amortization of $848,170 in 1998 and $585,900
 in 1997) - (note 3)                                               3,321,338              3,583,608
Other assets (note 14)                                             5,774,690              1,772,039
                                                                ------------           ------------
   TOTAL ASSETS                                                 $384,069,334           $328,197,085
                                                                ============           ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (notes 9 and 17):
  Noninterest-bearing demand                                    $ 28,408,215           $ 27,035,571
  Money market and NOW accounts                                   55,419,227             45,183,589
  Savings                                                          8,634,374              7,947,487
  Time ($100,000 and over)                                        58,885,476             49,827,445
  Other time                                                     129,106,007            131,670,907
                                                                ------------           ------------
   Total deposits                                                280,453,299            261,664,999

Short-term borrowings (note 9)                                       139,659              2,627,380
Other borrowings (note 9)                                          2,700,000                     --
Federal Home Loan Bank advances (note 10)                         53,810,571             25,401,992
Accrued interest payable                                           3,168,311              2,817,810
Other liabilities                                                 11,583,567              5,540,565
                                                                ------------           ------------
   TOTAL LIABILITIES                                             351,855,407            298,052,746
                                                                ------------           ------------

Shareholders' Equity (notes 12, 13 and 14):
 Common stock, $1.00 par value; 10,000,000 shares
 authorized; 2,448,267 and 2,408,517 shares issued
 in 1998 and 1997, respectively                                    2,448,267              2,408,517
 Additional paid-in capital                                        9,444,576              9,109,026
 Retained earnings                                                20,057,968             18,386,350
 Accumulated other comprehensive income                             263, 116                240,446
                                                                ------------           ------------
    TOTAL SHAREHOLDERS' EQUITY                                    32,213,927             30,144,339

Commitments (notes 7 and 8)
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $384,069,334           $328,197,085
                                                                ============           ============


See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1998, 1997 and 1996


                                                               1998           1997           1996

INTEREST INCOME
Loans                                                      $25,088,953    $23,743,448    $19,773,296
Investments:
 U.S. Treasury and Government agencies                       1,869,012      1,349,570      1,763,320
 States and political subdivisions
 (exempt from Federal income tax)                            1,188,040      1,064,947      1,143,088
 Other investments                                             312,179        397,235        231,415
Federal funds sold                                             500,504        406,956        455,733
                                                           -----------    -----------    -----------
    TOTAL INTEREST INCOME                                   28,958,688     26,962,156     23,366,852
                                                           -----------    -----------    -----------

INTEREST EXPENSE
Time deposits, $100,000 and over                             3,264,884      2,144,502      1,819,962
Other deposits                                               9,647,038      8,892,471      7,681,191
Short-term and other borrowings,
 primarily FHLB advances                                     2,178,631      2,268,193      1,542,482
                                                           -----------    -----------    -----------
    TOTAL INTEREST EXPENSE                                  15,090,553     13,305,166     11,043,635
                                                           -----------    -----------    -----------

NET INTEREST INCOME                                         13,868,135     13,656,990     12,323,217
Provision for loan losses (note 7)                             692,500        422,000        360,000
                                                           -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                            13,175,635     13,234,990     11,963,217
                                                           -----------    -----------    -----------

NONINTEREST INCOME
Gain on sale of loans                                        9,903,982      4,107,804        334,636
Loan fee income                                              2,372,906      1,363,160        475,964
Service charges on deposit accounts                            615,320        672,223        649,586
Other service charges and commissions                          244,984        216,013        201,064
Securities (losses) gains, net (note 4)                         76,614        (12,972)        (4,134)
Unrealized gain on trading securities                          478,134             --             --
Travel service income                                        1,258,772      1,123,785        274,610
Other income                                                   799,757        586,249        345,561
                                                           -----------    -----------    -----------
    TOTAL NONINTEREST INCOME                                15,750,469      8,056,262      2,277,287
                                                           -----------    -----------    -----------

NONINTEREST EXPENSE
Salaries and employee benefits (note 14)                    16,703,020     10,702,002      6,513,959
Occupancy expenses                                           2,605,898      2,133,520      1,493,715
Travel service expense                                       1,141,055      1,031,194        247,561
Computer services                                              610,707        418,624        275,995
Other (note 15)                                              5,153,269      4,126,433      3,231,086
                                                           -----------    -----------    -----------
    TOTAL NONINTEREST EXPENSE                               26,213,949     18,411,773     11,762,316
                                                           -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                   2,712,155      2,879,479      2,478,188
Provision for income taxes (note 11)                           654,254        722,203        570,339
                                                           -----------    -----------    -----------
NET INCOME                                                 $ 2,057,901    $ 2,157,276    $ 1,907,849
                                                           ===========    ===========    ===========

NET INCOME PER COMMON SHARE - BASIC                        $       .85    $       .91    $       .82
                                                           ===========    ===========    ===========
NET INCOME PER COMMON SHARE - DILUTED                      $       .83    $       .86    $       .79
                                                           ===========    ===========    ===========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING - BASIC                                  2,413,474      2,370,423      2,326,704
                                                           ===========    ===========    ===========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING - DILUTED                                2,481,630      2,497,993      2,411,687
                                                           ===========    ===========    ===========


See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME Years ended December 31, 1998, 1997 and 1996


                                                                                                  ACCUMULATED
                                                                        ADDITIONAL                   OTHER
                                         COMPREHENSIVE    COMMON         PAID-IN     RETAINED    COMPREHENSIVE    TREASURY
                                            INCOME        STOCK          CAPITAL     EARNINGS      INCOME           STOCK
TOTAL

Balance at December 31, 1995                             $2,403,974    $8,837,624   $14,932,035     $207,637      $(475,801)
Comprehensive income:
 Net income                               $1,907,849             --            --     1,907,849           --             --
 Unrealized losses on investment
  Securities, net of taxes (note 13)        (151,126)            --            --            --     (151,126)            --
                                          ----------
    Total comprehensive income            $1,756,723
                                          ==========
Cash dividends, $.12 per share                                   --            --      (278,991)          --             --
Sale of 38,000 shares of
 treasury stock upon exercise
 of stock options                                                --        60,134            --           --        225,454
                                                         ----------    ----------   -----------     --------      ---------
Balance at December 31, 1996                              2,403,974     8,897,758    16,560,893       56,511       (250,347)
Comprehensive income:
 Net income                               $2,157,276             --            --     2,157,276           --             --
 Unrealized losses on investment
  Securities, net of taxes (note 13)         183,935             --            --            --      183,935             --
                                          ----------
    Total comprehensive income            $2,341,211
                                          ==========
Cash dividends, $.14 per share                                   --            --      (331,819)
Sale of 42,192 shares of treasury
 stock upon exercise of stock options
 and dividend reinvestment                                       --       177,968            --           --        250,347
428,315
Issuance of common stock
 Upon exercise of stock options                               4,543        33,300            --           --             --
                                                         ----------    ----------   -----------     --------       --------
Balance at December 31, 1997                              2,408,517     9,109,026    18,386,350      240,446             --
Comprehensive income:
 Net income                               $2,057,901             --            --     2,057,901           --             --
 Unrealized losses on investment
  Securities, net of taxes (note 13)          22,670             --            --            --       22,670             --
                                          ----------
    Total comprehensive income            $2,080,571
                                          ==========
Cash dividends, $.16 per share                                   --            --     (386,283)           --             --
Issuance of common stock
 Upon exercise of stock options                              39,750       335,550           --            --             --
                                                         ----------    ----------  -----------      --------      ---------
Balance at December 31, 1998                             $2,448,267    $9,444,576  $20,057,968      $263,116      $      --
                                                         ==========    ==========  ===========      ========      =========

                                                TOTAL

Balance at December 31, 1995                 $25,905,469
Comprehensive income:
 Net income                                    1,907,849
 Unrealized losses on investment
  Securities, net of taxes (note 13)            (151,126)
    Total comprehensive income
Cash dividends, $.12 per share                  (278,991)
Sale of 38,000 shares of
 treasury stock upon exercise
 of stock options                                285,588
                                             -----------
Balance at December 31, 1996                  27,668,789
Comprehensive income:
 Net income                                    2,157,276
 Unrealized losses on investment
  Securities, net of taxes (note 13)             183,935
    Total comprehensive income

Cash dividends, $.14 per share                  (331,819)
Sale of 42,192 shares of treasury
 stock upon exercise of stock options
 and dividend reinvestment
                                                 428,315
Issuance of common stock
 Upon exercise of stock options                   37,843
                                             -----------
Balance at December 31, 1997                  30,144,339
Comprehensive income:
 Net income                                    2,057,901
 Unrealized losses on investment
  Securities, net of taxes (note 13)              22,670
    Total comprehensive income
Cash dividends, $.16 per share                  (386,283)
Issuance of common stock
 Upon exercise of stock options                  375,300
                                             -----------
Balance at December 31, 1998                 $32,213,927
                                             ===========


See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1998, 1997  and 1996


                                                                           1998               1997             1996
                                                                           ----               ----             ----

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $   2,057,901      $   2,157,276   $   1,907,849
Adjustments to reconcile net income to net
 cash used in operating activities:
   Provision for loan losses                                               692,500            422,000         360,000
   Provision for ORE losses                                                 54,154             56,672          35,036
   Depreciation expense                                                  1,215,368          1,027,786         714,665
   Loss (gain) on sale of premises and equipment                             3,913               (491)             --
   (Gain) loss on sale of securities                                       (76,614)            12,972           4,134
   Purchase of trading securities                                       (3,017,406)                --              --
   Unrealized holding gain on trading securities                          (478,134)                --              --
   Gain on sale of other real estate                                       (17,309)           (23,314)             --
   Net gain on sale of loans                                            (9,903,982)        (4,107,804)       (334,636)
   Amortization of intangible assets                                       262,270            254,405         226,183
   Deferred income tax expense (benefit)                                   251,837            160,853        (249,205)
   Proceeds from sale of loans held for sale                           639,906,369        265,100,688     101,715,906
   Net increase in loans held for sale                                (665,196,493)      (276,287,255)   (124,795,927)
   Changes in assets and liabilities:
      Decrease (increase) in accrued interest receivable                    47,679            (97,173)       (235,258)
      Increase in other assets                                          (1,116,167)          (357,410)       (533,117)
      Increase in accrued interest payable                                 350,501              9,390         431,042
      Increase (decrease) in other liabilities                           6,043,002         (1,220,442)      5,583,003
                                                                     -------------      -------------   -------------
Net cash used in operating activities                                  (28,920,611)       (12,891,847)    (15,170,325)
                                                                     -------------      -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Investment securities available for sale:
   Proceeds from maturity                                               17,821,254         10,375,214      12,939,548
   Proceeds from sale                                                    5,273,486          7,062,644       5,354,342
   Purchases                                                           (36,099,366)       (18,758,632)     (9,842,371)
Investment securities held to maturity:
   Proceeds from maturity                                                2,396,413          4,114,174       7,601,838
   Purchases                                                            (6,602,196)        (1,011,002)     (5,460,191)
Other investments:
   Proceeds from sale                                                    5,196,600          3,881,999         751,800
   Purchases                                                            (7,222,400)        (1,802,700)     (4,159,200)
Business acquisitions                                                           --           (435,329)             --
Loans:
   Proceeds from sale of loans                                          58,684,944         36,629,843      16,302,265
   Net increase in loans                                               (70,239,158)       (27,590,160)    (79,954,431)
Purchases of premises and equipment                                       (910,440)        (3,355,415)     (2,105,824)
Proceeds from sales of premises and equipment                               79,282             28,361              --
Purchase of company-owned life insurance                                (3,150,000)                --              --
Net additions of other real estate                                              --             (7,610)        (70,339)
Proceeds from sale of other real estate                                    585,138            799,633         740,208
                                                                     -------------      -------------   -------------
Net cash (used in) provided by investing activities                    (34,186,443)         9,931,020     (57,902,355)
                                                                     -------------      -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                                                18,788,300         37,303,501      29,276,169
Net (decrease) increase in short-term borrowings                        (2,487,721)         2,125,324      (1,094,545)
Net increase in other borrowings                                         2,700,000                 --              --
Proceeds (repayment) from Federal Home
 Loan Bank advances, net                                                28,408,579        (22,507,225)     44,209,217
Payment of cash dividends                                                 (386,283)          (331,819)       (278,991)
Sale of treasury stock                                                          --            428,315         285,588
Issuance of common stock                                                   375,300             37,843              --
                                                                     -------------      -------------   -------------
Net cash provided by financing activities                               47,398,175         17,055,939      72,397,438
                                                                     -------------      -------------   -------------

(Decrease) increase in cash and cash equivalents                       (15,708,879)        14,095,112        (675,242)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          29,807,675         15,712,563      16,387,807
                                                                     -------------      -------------   -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $  14,098,796      $  29,807,675   $  15,712,565
                                                                     =============      =============   =============



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
    Interest                                                         $  14,740,052      $  13,295,776   $  10,612,593
    Income taxes                                                           285,000            735,000         924,000

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Other real estate acquired through loan foreclosures                 $     711,289      $     599,016   $   1,904,871
Loans granted to facilitate the sale of other
 real estate                                                               457,700            282,275          14,091
Unrealized gain (loss) on investment securities
 available for sale, net of tax effect                                      22,670            183,935        (151,126)


See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1998, 1997 and 1996


(1)      ORGANIZATION AND BASIS OF PRESENTATION

The consolidated financial statements of Habersham Bancorp and subsidiaries (the "Company") include the financial statements of Habersham Bancorp and the following wholly owned subsidiaries: Habersham Bank ("Habersham Bank") and the following wholly owned subsidiaries BancMortgage Financial Corp. ("BancMortgage"), Advantage Insurers, Inc. and Appalachian Travel Service, Inc.; Security State Bank ("Security Bank") ; and The Advantage Group, Inc. All intercompany accounts and transactions have been eliminated in consolidation. Habersham Bank and Security Bank are collectively referred to herein as the "Banks."

The Company's Primary business business is the operation of banks in rural and suburban communities in Habersham and Cherokee counties in Georgia and of a full-service, single-family mortgage and construction lender located primarily in the north Atlanta metropolitan area. The Company also does business in the mid-Atlantic area as BancFinancial Services Corporation, which specializes in subprime lending. The Company's primary source of revenue is providing loans to businesses and individuals in its market area.

        (a)       USE OF ESTIMATES

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

         (b)      INTEREST RATE RISK

         The Company's assets and liabilities are generally monetary in nature and interest rates have an impact on the Company's performance. The Company decreases the effect of interest rates on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits, and other borrowings. However, a significant change in interest rates could have an effect on the Company's results of operations.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant accounting policies:

         CASH AND CASH EQUIVALENTS

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Federal funds are generally sold for one-day periods.

         INVESTMENT SECURITIES

         The Company classifies its investment securities into one of three categories: available for sale, held to maturity, or trading.

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

         Investment securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Unrealized holding gains and losses are included in earnings.

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

         LOANS HELD FOR SALE

         Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of open purchase commitments from independent buyers for committed loans. For uncommitted loans, market is determined on the basis of relevant delivery prices in the secondary mortgage market. At

         December 31, 1998 and 1997, there were no valuation adjustments relating to mortgage loans held for sale.

         LOANS

         Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses. Unearned income, primarily arising from discount basis installment loans, is recognized as interest income over the terms of the loans by the interest method.

         Interest on loans is generally recorded over the term of the loans using the simple interest method on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, unless the loan is both well secured and in the process of collection, or when in management's opinion, reasonable doubt exists as to the full collection of interest or principal. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

         Loan origination fees and certain direct origination costs are deferred and capitalized, respectively, and recognized over the life of the loan as an adjustment of the yield on the related loan based on the interest method.

         Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Loans that are determined to be impaired require a valuation allowance equivalent to the amount of the impairment. The valuation allowance is established through the provision for loan losses.

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. Cash receipts on impaired loans which are accruing interest are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the required principal payments have been brought current and, if the future collection of principal is probable, are recognized as interest income thereafter.

         ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies ("SFAS No. 5"). The following is a description of how each portion of the allowance for loan losses is determined.

         For the purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company segregates the loan portfolio into broad segments, such as: commercial real estate; residential real estate; construction; commercial business; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories. The general allowance for losses on problem loans in these categories is based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic trends and conditions. General loss percentages for the problem loans are determined based upon minimum loss percentages by loan classification as well as historical loss experience. Specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. For the remainder of the portfolio, general allowances for losses are calculated based on estimates of inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. Loss percentages used for this portion of the portfolio are generally based on historical loss factors adjusted where necessary for the qualitative factors. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations, such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; changes in lending policies and procedures; evaluations of the risk identification process; changes in the outlook for local and regional economic conditions; concentrations of credit; and peer group comparisons.

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

         GOODWILL AND OTHER INTANGIBLES

         Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired and is amortized on a straight-line basis primarily over 25 years. Other intangibles consist of an amount assigned to core deposits representing the difference between fair value at date of acquisition and recorded amounts which is amortized on a straight-line basis over five years. Carrying values of goodwill and other intangibles are periodically reviewed to assess recoverability based on expected undiscounted cash flows for the related business unit. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. The Company believes that no material impairment of goodwill or other intangibles exists at December 31, 1998.

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

         EARNINGS PER SHARE

         Basic earnings per share excludes dilution and is computed by dividing net income by weighted-average shares outstanding. Diluted earnings per share is computed by dividing net income by weighted-average shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method.

         COMPREHENSIVE INCOME

         In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the statement to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains, and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for both interim and annual financial statement periods beginning after December 15, 1997. The Company adopted SFAS No. 130 effective January 1, 1998.

         SEGMENT INFORMATION

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 supersedes SFAS No. 14 and establishes new standards for the disclosures made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statement periods beginning after December 15, 1997. The Company adopted SFAS No. 131 effective January 1, 1998. See (note 19).

         RECLASSIFICATIONS

         Certain 1997 and 1996 amounts have been reclassified for comparative purposes in order to conform the prior periods to the 1998 presentation. Such reclassifications had no impact on net income or shareholders' equity.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not believe the provisions of SFAS No. 133 will have a significant impact on the financial statements upon adoption.

(3)      BUSINESS ACQUISITIONS

Effective March 31, 1997, Advantage Insurers, Inc., a newly formed subsidiary of Habersham Bank, acquired substantially all of the assets of Dillard-Scruggs Insurance Services of Cornelia, Inc. d/b/a Cornelia Insurance Agency. Advantage Insurers, Inc. will continue to offer a full line of property, casualty life insurance products. This acquisition was accounted for as a purchase with a purchase price of $380,000. The fair values of assets acquired and liabilities assumed were not significant, resulting in goodwill and other intangibles of approximately $300,000 and $80,000, respectively, which are being amortized over 15 and 5 years, respectively. The pro forma effect of this acquisition on earnings for periods prior to acquisition is not significant.

During the third quarter of 1997, Habersham Bancorp expanded its mortgage-related services with the acquisition by BancMortgage of the assets and certain liabilities of The Prestwick Mortgage Group, a national investment banking and advisory firm specializing in the brokerage and evaluation of mortgage-related assets such as loans and servicing. As a result of the acquisition, BancMortgage is doing business as The Prestwick Financial Group and as BancFinancial Services Corporation ("BancFinancial"), a full-service wholesale mortgage lender specializing in subprime mortgage loans. Initially, BancFinancial plans to purchase loans in the mid-atlantic and southeastern states. These operating divisions are based in McLean and Alexandria, Virginia. The 1997 results of operations of these divisions were not significant.

Effective September 1, 1996, Habersham Bank acquired all of the outstanding stock of Appalachian Travel Service, Inc., Cornelia, Georgia for $50,000 in cash. The acquisition was accounted for as a purchase and no significant amounts of intangible assets were recorded.

(4)      RESERVE REQUIREMENTS

At December 31, 1998 and 1997, the Federal Reserve Bank required that the Banks maintain average reserve balances of $1,800,000 and $1,300,000, respectively.


(5)      INVESTMENT SECURITIES AVAILABLE FOR SALE

Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

                                                                            ESTIMATED
                                      AMORTIZED      GROSS UNREALIZED         FAIR
                                        COST        GAINS       LOSSES        VALUE

December 31, 1998:
  U.S. Treasuries                    $   200,000   $    812     $     --   $   200,812
  U.S. Government agencies            31,627,070    224,542      173,458    31,678,154
  States and political subdivisions   13,364,528    422,108       19,526    13,767,110
  Other investments                      750,000         --       56,064       693,936
                                     -----------   --------     --------   -----------
    Total                            $45,941,598   $647,462     $249,048   $46,340,012
                                     ===========   ========     ========   ===========

December 31, 1997:
  U.S. Treasuries                    $   200,000   $  1,438     $     --   $   201,438
  U.S. Government agencies            20,891,234    204,071      112,442    20,982,863
  States and political subdivisions   11,019,124    326,908          850    11,345,182
  Other investments                      750,000         --       55,060       694,940
                                     -----------   --------     --------   -----------
    Total                            $32,860,358   $532,417     $168,352   $33,224,423
                                     ===========   ========     ========   ===========

Proceeds from sales of available for sale securities during 1998, 1997 and 1996 were $5,273,486, $7,062,644 and $5,354,342, respectively.

Gross gains of $76,614, $40,207 and $31,980 were recognized on those sales for 1998, 1997 and 1996, respectively. Gross losses of $53,179 and $36,114 were recognized on those sales for 1997 and 1996, respectively.

The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                            AMORTIZED     ESTIMATED
                                               COST       FAIR VALUE

Due in one year or less                    $ 2,581,862   $ 2,616,996
Due after one year through five years       16,885,459    16,998,136
Due after five years through ten years       3,173,443     3,271,312
Due after ten years                         22,550,834    22,759,632
                                           -----------   -----------
    Total                                  $45,191,598   $45,646,076
                                           ===========   ===========

Investments securities available for sale with carrying values of approximately $20,880,000 and $16,374,000 were pledged as collateral at December 31, 1998 and 1997, respectively, for public deposits and other deposits, as required by law.

(6)      INVESTMENT SECURITIES HELD TO MATURITY

Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

                                                                            ESTIMATED
                                      AMORTIZED       GROSS UNREALIZED        FAIR
                                         COST       GAINS         LOSSES      VALUE

December 31, 1998:
  U.S. Government agencies           $ 3,911,279   $ 18,667     $ 52,899   $ 3,877,047
  States and political subdivisions   11,600,284    319,044        6,678    11,912,650
  Other investments                       99,000         --           --        99,000
                                     -----------   --------     --------   -----------
    Total                            $15,610,563   $337,711     $ 59,577   $15,888,697
                                     ===========   ========     ========   ===========

December 31, 1997:
  U.S. Government agencies           $ 1,351,357   $ 13,691     $  8,068   $ 1,356,980
  States and political subdivisions    9,954,423    202,199        6,316    10,150,306
  Other investments                       99,000         --           --        99,000
                                     -----------   --------     --------   -----------
    Total                            $11,404,780   $215,890     $ 14,384   $11,606,286
                                     ===========   ========     ========   ===========

The amortized cost and estimated fair values of securities held to maturity at December 31,1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                            AMORTIZED    ESTIMATED
                                              COST       FAIR VALUE

Due in one year or less                    $ 1,083,905   $ 1,090,251
Due after one year through five years        5,271,740     5,382,272
Due after five years through ten years       3,677,096     3,818,943
Due after ten years                          5,577,822     5,597,231
                                           -----------   -----------
    Total                                  $15,610,563   $15,888,697
                                           ===========   ===========

Investment securities held to maturity with fair values of approximately $9,054,000 and $7,210,000 were pledged as collateral at December 31, 1998 and 1997, respectively, for public deposits and other deposits, as required by law.

(7)      LOANS

Loans at December 31, 1998 and 1997 are summarized as follows:

                                                1998           1997

Real Estate:
  Construction                             $ 66,359,030    $ 61,965,365
  Other                                     113,021,310     105,176,566
Commercial, financial and agricultural       13,829,965      15,824,792
Consumer installment                         16,972,980      15,511,437
Other                                           364,652         604,466
                                            -----------     -----------
                                            210,547,937     199,082,626
Less:
  Unamortized loan origination fees, net        652,275         656,784
  Unearned credit life premiums                  47,310          41,377
  Unamortized discount on SBA loans sold        113,002         171,999
  Allowance for loan losses                   2,709,570       2,336,079
                                           ------------    ------------
    Total                                  $207,025,780    $195,876,387
                                           ============    ============

Changes in the allowance for loan losses are as follows:

                                1998         1997         1996

Balance, January 1           $2,336,079   $2,261,406   $2,335,788
Provision for loan losses       692,500      422,000      360,000
Loans charged off              (461,778)    (547,610)    (571,018)
Recoveries                      142,769      200,283      136,636
                             ----------   ----------   ----------
Balance, December 31         $2,709,570   $2,336,079   $2,261,406
                             ==========   ==========   ==========

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of $2,011,108 and $1,251,157 as of December 31, 1998 and 1997, respectively, which included all of its nonaccrual loans. The average amount of impaired loans during 1998, 1997, and 1996 was $1,950,265, $1,719,920, and $870,559, respectively. The interest income recognized on such loans was $191,405 in 1998, $165,686 in 1997, and $84,646 in 1996, which approximated the amount of interest received on the cash basis.

There were no specific allowances attributable to impaired loans at December 31, 1998 and 1997.

Restructured loans not considered impaired totaled $849,963 at December 31, 1998 and $913,753 at December 31, 1997. Interest income that would have been recorded on such restructured loans in accordance with their original terms totaled $87,767 in 1998 and $92,124 in 1997, compared with amounts recognized of $83,152 in 1998 and $87,244 in 1997.

As of December 31, 1998 and 1997, Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $10 million and $12 million, respectively. There is no other significant concentration of loans to customers in a particular industry.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1998 and 1997, the Company had outstanding loan commitments exclusive of mortgage loan commitments of BancMortgage approximating $77,813,000 and $57,047,000, respectively, and standby letters of credit approximating $1,891,000 and $1,852,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

At December 31, 1998, the Company has commitments, primarily at a fixed rate, to originate mortgage loans in the amount of approximately $31.3 million. At December 31, 1998, the Company has commitments to sell mortgage loans in the amount of $82.0 million.

(8)      PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                         DECEMBER 31
                                      1998          1997

Land                              $   801,169   $   807,157
Buildings                           6,118,261     6,107,249
Furniture and Equipment             7,982,719     7,265,865
                                  -----------   -----------
  Total                            14,902,149    14,180,271
Less: accumulated depreciation      6,695,980     5,585,979
                                  -----------   -----------
Premises and equipment, net       $ 8,206,169   $ 8,594,292
                                  ===========   ===========

The Company has entered into operating lease agreements for property and equipment through 2003. Approximate minimum rentals under such leases are as follows:

         1999       $  743,356
         2000          366,569
         2001          146,465
         2002           48,738
         2003           30,023
                    ----------
                    $1,335,151
                    ==========



Rental expense was $923,340 in 1998, $589,392 in 1997, and $430,303 in 1996.

(9)      DEPOSITS AND OTHER BORROWINGS

At December 31,1998, the scheduled maturities of certificates of deposits are as follows:

                  6 months of less              $104,179,827
                  Over 6 through 12 months        49,549,736
                  Over 1 year through 5 years     34,247,061
                  Over 5 years                        14,859
                                                ------------
                           Total                $187,991,483
                                                ============

Short-term borrowings of $139,659 at December 31, 1998 consist of a U.S. Treasury, tax, and loan deposit note. Short-term borrowings of $2,627,380 at December 31, 1997 consist of federal funds purchased and U. S. Treasury, tax, and loan deposit notes.

Other borrowings of $2,700,000 at December 31, 1998 consists of a note due to the National Bank of Commerce, Birmingham, Alabama. The note bears interest at a variable rate (6.80% at December 31, 1998) and matures on September 2, 2000.

(10)     FHLB ADVANCES

At December 31, 1998, the Company had available line of credit commitments with the Federal Home Loan Bank ("FHLB") totaling $93,000,000 of which $53,810,571 was advanced (weighted-average interest rate of 5.40% and maturing in 1999) and $39,189,429 was available.

The Company had FHLB advances, under the same line, of $22,401,992 at December 31, 1997 with a weighted average interest rate of 6.75%. In addition, the Company had a $3,000,000 advance from the FHLB at December 31, 1997 with interest at 5.85% which matured in 1998.

At December 31, 1998, the Company has pledged, under a blanket lien with the FHLB, all stock of the FHLB and certain qualifying first mortgage loans with an outstanding balance of $80,167,224.

(11)     INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 1998, 1997, and 1996 are as follows:

                          1998          1997        1996

     Current           $ 402,417     $ 561,350   $ 819,544
     Deferred            251,837       160,853    (249,205)
                       ---------     ---------   ---------
        Total          $ 654,254     $ 722,203   $ 570,339
                       =========     =========   =========


The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to income before income taxes as indicated by the following:

                                           1998          1997        1996

     Income tax at statutory rate       $ 922,133     $ 979,023   $ 843,989
     Effect of tax-exempt income         (337,390)     (308,366)   (347,804)
     Amortization on intangibles           74,044        83,508      72,191
     Other                                 (4,533)      (31,962)      1,963
                                        ---------     ---------   ---------
     Provision for income taxes         $ 654,254     $ 722,203   $ 570,339
                                        =========     =========   =========

At December 31, 1998 and 1997, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                 1998         1997

Deferred tax assets:
  Allowance for loan losses                  $  691,401    $ 592,051
  Allowance for other real estate                73,088       74,800
  Deferred loan fees                            212,598      248,217
  Unearned credit life commissions               16,087       14,069
  Other                                          10,835           --
                                             ----------    ---------
                                              1,004,009      929,137
                                             ----------    ---------

Deferred tax liabilities:
  Unrealized gain on investment securities
   available for sale                          (135,298)    (123,619)
  Unrealized gain on trading securities        (162,566)          --
  Prepaid expense                              (225,679)    (131,893)
  Furniture, fixtures and equipment due to
   differences in depreciation methods          (92,364)     (21,004)
  Other                                              --       (1,003)
                                             ----------    ---------
                                               (615,907)    (277,519)
                                             ----------    ---------

Net deferred tax asset                       $  388,102    $ 651,618
                                             ==========    =========

No valuation allowance has been recorded by the Company as management considers it more likely than not that all deferred tax assets will be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

(12)     SHAREHOLDERS' EQUITY

The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Banks to the Company in any year will exceed 50% of the net income of the Banks for the previous calendar year. As of December 31, 1998, the Banks could declare dividends to the Company up to approximately $1,128,000 without regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1998 and 1997, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized, as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' capital categories.

The Company's actual capital amounts and ratios as of December 31, 1998 and 1997 are as follows (dollars in thousands):


                                                                                  TO BE WELL
                                                                                  CAPITALIZED
                                                                                 UNDER PROMPT
                                                                                  CORRECTIVE
                                                                 FOR CAPITAL        ACTION
                                                 ACTUAL       ADEQUACY PURPOSES    PROVISIONS
                                             AMOUNT   RATIO     AMOUNT  RATIO    AMOUNT  RATIO
As of December 31, 1998
Total Capital (to risk-weighted assets):
  Company                                    $30,292  12.16%   $20,576   8%        N/A    N/A
  Habersham Bank                              21,636  10.34%    16,738   8%    $20,923     10%
  Security Bank                               7,466   14.48%     4,124   8%      5,155     10%

Tier I Capital (to risk-weighted assets):
  Company                                    $28,561  11.10%   $10,288   4%        N/A    N/A
  Habersham Bank                              19,459   9.30%     8,369   4%    $12,554      6%
  Security Bank                                6,934  13.45%     2,062   4%      3,093      6%

Tier I Capital (to average assets):
  Company                                    $28,561   7.46%   $15,315   4%        N/A    N/A
  Habersham Bank                              19,459   6.09%    12,783   4%    $15,979      5%
  Security Bank                                6,934  10.97%     2,529   4%      3,161      5%


As of December 31, 1997
Total Capital (to risk-weighted assets):
  Company                                    $28,584  12.88%   $17,747   8%        N/A    N/A
  Habersham Bank                              20,019  11.32%    14,142   8%    $17,677     10%
  Security Bank                                7,235  15.16%     3,819   8%      4,773     10%

Tier I Capital (to risk-weighted assets):
  Company                                    $26,248  11.83%   $ 8,874   4%        N/A    N/A
  Habersham Bank                              18,143  10.26%     7,071   4%    $10,606      6%
  Security Bank                                6,775  14.19%     1,909   4%      2,864      6%

Tier I Capital (to average assets):
  Company                                    $26,248   7.89%   $13,301   4%        N/A    N/A
  Habersham Bank                              18,143   6.57%    11,042   4%    $13,803      5%
  Security Bank                                6,775  12.06%     2,247   4%      2,809      5%

(13)     COMPREHENSIVE INCOME

SFAS No. 130, Reporting Comprehensive Income, was adopted by the Company on January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive income which is defined as nonowner related transactions in shareholders' equity. Prior period amounts have been added to reflect the application of the provisions of SFAS No. 130. The following table sets forth the amounts of other comprehensive income included in shareholders' equity along with the related tax effect for the years ended December 31, 1998, 1997, and 1996.

                                                                       TAX           NET OF
                                                       PRETAX       (EXPENSE)         TAX
                                                       AMOUNT        BENEFIT         AMOUNT
       1998:
       Net unrealized holding gains on
         investment securities available
         for sale arising during the year             $ 110,962      $ (37,727)     $  73,235
       Less reclassification adjustment
         for net gains realized in net income            76,614        (26,049)        50,565
                                                      ---------      ---------      ---------

       Other comprehensive income                     $  34,348      $ (11,678)     $  22,670
                                                      =========      =========      =========
       1997:
       Net unrealized holding gains on
         investment securities available
         for sale arising during the year             $ 265,717      $ (90,344)     $ 175,373
       Add reclassification adjustment
         for net losses realized in net income           12,972         (4,410)         8,562
                                                      ---------      ---------      ---------

       Other comprehensive income                     $ 278,689      $ (94,754)     $ 183,935
                                                      =========      =========      =========
      1996:
      Net unrealized holding losses on
        investment securities available
        for sale arising during the year              $(233,113)     $  79,259      $(153,854)
      Less reclassification adjustment
        for net losses realized in net income             4,134         (1,406)         2,728
                                                      ---------      ---------      ---------

      Other comprehensive income                      $(228,979)     $  77,853      $(151,126)
                                                      =========      =========      =========

(14)     EMPLOYEE BENEFIT AND STOCK OPTION PLANS

The Company has a contributory profit sharing plan under Internal Revenue Code
Section 401(k) - (the "401(k) Plan"). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries up to the amount allowed by the IRS. The Company will contribute amounts as specified in the plan agreement. The Company's contributions to the plan totaled $212,417 in 1998, $151,483 in 1997 and $104,020 in 1996.

During 1998, the Banks' boards of directors approved the Director's Retirement Plan (the "Plan"), a noncontributory retirement plan. In connection with the implementation of the Plan, the Banks purchased company-owned life insurance at a cost of $3,150,000. Amounts earned on the life insurance policies purchased by the Banks over the rate, as defined in the Plan, to be retained for the benefit of the Banks are to be deferred and paid to the directors upon retirement. As of December 31, 1998, the cash surrender values of the life insurance policies totaled $3,150,000.

The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant. Shares reserved for future grants under this plan are approximately 96,500 at December 31, 1998.

The Company's Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 251,000 at December 31, 1998.

A summary of the status of the Company's stock option plans and changes during 1998, 1997, and 1996 is presented below:

                                                     1998               1997              1996
                                                         WEIGHTED-         WEIGHTED-          WEIGHTED-
                                                          AVERAGE           AVERAGE           AVERAGE
                                                          EXERCISE          EXERCISE          EXERCISE
                                                 SHARES    PRICE   SHARES    PRICE    SHARES   PRICE

Outstanding at beginning of year                 381,476  $14.25   345,004   $12.45   269,754  $10.16
 Granted                                          74,500   14.61    80,000    19.00   115,250   16.04
 Exercised                                       (39,750)   9.44   (41,528)    8.33   (38,000)   7.52
 Terminated                                       (3,000)  12.46    (2,000)    8.33    (2,000)   7.47
                                                 -------  ------   -------   ------   -------  ------
Outstanding and exercisable at end of year       413,226  $14.79   381,476   $14.25   345,004  $12.45
                                                 =======           =======            =======

The following table summarizes information about stock options outstanding at December 31, 1998:

                          NUMBER     WEIGHTED AVERAGE REMAINING
       RANGE OF         OUTSTANDING      CONTRACTUAL LIFE
    EXERCISE PRICES     AT 12/31/98         IN YEARS             EXERCISE PRICE
       $         9.19       25,000            .03                    $ 9.19
        10.00 - 11.00       56,226            4.3                     10.45
        13.00 - 14.00       94,000            5.2                     13.54
                14.25       68,500            5.0                     14.25
                16.88       83,250            6.6                     16.88
        18.00 - 19.00       86,250            6.1                     18.77
                           -------            ---                    ------
                           413,226            5.5                    $14.79
                           =======

The estimated fair value of options granted during 1998, 1997, and 1996 was $4.96, $6.54, and $8.59, respectively, per share. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

Employees", and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its Incentive Stock Option Plan and its Outside Directors Stock Option Plan. Had compensation cost for the Company's incentive stock option plan and its outside director stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with a method included in SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share for 1998, 1997, and 1996 would have been reduced to the pro forma amounts indicated below:

                                                         1998          1997         1996
            Net income:
              As reported                             $2,057,901    $2,157,276   $1,907,849
              Pro forma                                1,829,586     1,805,686    1,261,537

            Net income per common share - basic:
              As reported                             $      .85    $      .91   $      .82
              Pro forma                                      .76           .76          .54

            Net income per common share - diluted:
              As reported                             $      .83    $      .86   $      .79
              Pro forma                                      .74           .72          .52

The fair value of options granted under the Company's fixed stock option plans during 1998, 1997 and 1996 was estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted-average assumptions used: expected dividend yield of less than 1%; expected volatility of 35%, 33% and 22% in 1998, 1997 and 1996, respectively; weighted-average risk-free interest rate of 5.30%, 5.45% and 5.90% in 1998, 1997 and 1996, respectively; and an expected weighted-average life of 4.5 years in 1998, 1997 and 1996.

(15)     OTHER EXPENSES

Items comprising other expenses for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                              1998         1997        1996

       Outside services                   $  932,450   $  824,515  $  615,765
       Advertising and public relations    1,001,276      893,604     788,040
       Office supplies                       806,518      593,051     524,925
       Other                               2,413,025    1,815,263   1,302,356
                                          ----------   ----------  ----------
       Total                              $5,153,269   $4,126,433  $3,231,086
                                          ==========   ==========  ==========

Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees, and State of Georgia Department of Banking fees.

(16)     FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                   DECEMBER 31, 1998
                                            CARRYING AMOUNT      FAIR VALUE
Assets:
  Cash and due from banks                   $  5,798,796       $  5,798,796
  Federal funds sold                           8,300,000          8,300,000
  Investment securities available for sale    46,340,012         46,340,012
  Investment securities held to maturity      15,610,563         15,888,697
  Trading securities                           3,495,540          3,495,540
  Other investments                            4,193,934          4,193,934
  Loans held for sale                         72,162,620         72,516,373
  Loans                                      207,025,780        200,204,092

Liabilities:
  Deposits                                   280,453,299        289,098,397
  Short-term borrowings                          139,659            139,659
  Other borrowings                             2,700,000          2,700,000
  FHLB advances                               53,810,571         53,810,571

                                                  DECEMBER 31, 1997
                                            CARRYING AMOUNT      FAIR VALUE

Assets:
  Cash and due from banks                   $ 13,067,675       $ 13,067,675
  Federal funds sold                          16,740,000         16,740,000
  Investment securities available for sale    33,224,423         33,224,423
  Investment securities held to maturity      11,404,780         11,606,286
  Other investments                            2,168,134          2,168,134
  Loans held for sale                         37,509,982         37,959,982
  Loans                                      195,876,387        191,182,197

Liabilities:
  Deposits                                   261,664,999        265,739,563
  Short-term borrowings                        2,627,380          2,627,380
  Other borrowings                            25,401,992         25,401,992

The carrying amounts of cash and due from banks, federal funds sold, interest-bearing demand and savings accounts, short-term borrowings, other borrowings, and FHLB advances are a reasonable estimate of their fair value due to the short-term nature or short-term to maturity of these financial instruments. The fair value of investment securities available for sale, investment securities held to maturity and trading securities is based on quoted market prices and dealer quotes. The fair value of loans and time deposits is estimated by discounting the future cash flows using interest rates currently charged/paid by the Banks for such financial instruments with similar credit risks and maturities. The fair value for loans held for sale is determined on the basis of open commitments from independent buyers for committed loans.

For uncommitted loans, fair value is determined on the basis of relevant delivery prices in the secondary mortgage market.

As required by SFAS No. 107, demand deposits are shown at their carrying value. No value has been ascribed to core deposits, which generally bear a low rate of interest or no interest and do not fluctuate in response to changes in interest rates.

The carrying values and fair values of commitments to extend credit and standby letters of credit are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(17)     RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 1998 and 1997 of loans to executive officers, directors, and principal shareholders is as follows:

                                  1998            1997
       Balance, January 1      $3,173,109      $5,065,261
       Amounts advanced         5,145,704       4,790,503
       Repayments              (4,921,807)     (6,682,655)
                               ----------      ----------
       Balance, December 31    $3,397,006      $3,173,109
                               ==========      ==========

Certain directors of Security Bank received fees related to appraisal services and loan closings. These fees were collected from loan customers. Management believes the services obtained from these directors were on terms as favorable to the Bank as could have been obtained from unaffiliated parties. Total fees paid to these directors for these services were $9,106 in 1998, $43,250 for 1997, and $46,375 for 1996.

At December 31, 1998, time deposits of $960,000 of a business controlled by the principal shareholders of the Company were pledged as collateral for loans with a principal balance of $960,050 made to unrelated parties.

On January 2, 1996, a Mortgage Banking Agreement (the "Agreement") was entered into between Habersham Bank, BancMortgage, Habersham Bancorp, and
BancMortgage's two principal executives/inside directors. The Agreement provides, among other things, organizational structure of BancMortgage, buy-out arrangements, and certain compensation terms, including bonuses as a percentage of BancMortgage's net income.

(17)      CONDENSED FINANCIAL STATEMENTS OF HABERSHAM BANCORP (PARENT ONLY)

The parent company only condensed financial statements are presented below:

CONDENSED BALANCE SHEETS


                                                            DECEMBER 31,
ASSETS:                                                 1998           1997

Cash                                               $    318,757   $    713,321
Investment in subsidiaries, primarily banks          27,249,420     25,807,009
Trading securities                                    3,495,540             --
Other investments                                       201,000        201,000
Equipment                                               129,929         46,102
Goodwill and other intangible assets                  2,901,024      3,113,351
Other assets                                            785,327        424,660
                                                   ------------   ------------
  Total assets                                     $ 35,080,997   $ 30,305,443
                                                   ============   ============

LIABILITIES:
Other borrowings                                   $  2,700,000   $         --
Accounts payable                                        167,070        161,104
                                                   ------------   ------------
  Total Liabilities                                   2,867,070        161,104
                                                   ------------   ------------

SHAREHOLDERS' EQUITY:
Common stock                                          2,448,267      2,408,517
Additional paid-in capital                            9,444,576      9,109,026
Retained earnings                                    20,057,968     18,386,350
Accumulated other comprehensive income                  263,116        240,446
                                                   ------------   ------------
  Total shareholders' equity                         32,213,927     30,144,339
                                                   ------------   ------------
  Total liability and shareholders' equity         $ 35,080,997   $ 30,305,443
                                                   ============   ============


CONDENSED STATEMENTS OF INCOME
Years ended December 31, 1998, 1997 and 1996

                                                         1998           1997           1996

INCOME
Dividends from bank subsidiaries                      $1,010,000     $1,288,000     $  364,000
Management fees from subsidiaries                      1,165,131        768,083        743,940
Unrealized gain on trading securities                    478,134             --             --
                                                      ----------     ----------     ----------
  Total income                                         2,653,265      2,056,083      1,107,940

EXPENSES - general and administrative                  2,115,241      1,863,032      1,314,893
                                                      ----------     ----------     ----------

Income (loss) before income taxes and equity in
  undistributed earnings of subsidiaries                 538,024        193,051       (206,953)
Income tax benefit                                       100,136        297,821        130,675
                                                      ----------     ----------     ----------
Income (loss) before equity in
  undistributed earnings of subsidiaries                 638,160        490,872        (76,278)

Equity in undistributed earnings of subsidiaries       1,419,741      1,666,404      1,984,127
                                                      ----------     ----------     ----------

Net income                                            $2,057,901     $2,157,276     $1,907,849
                                                      ==========     ==========     ==========

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 1998, 1997 and 1996

                                                          1998           1997           1996

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                            $ 2,057,901    $ 2,157,276    $ 1,907,849
Depreciation                                               38,811         12,479          2,845
Loss on sale of other investments                              --          8,559             --
Amortization of intangible assets                         212,327        212,327        212,326
Deferred income taxes                                          --             --        (31,431)
Purchase of trading securities                         (3,017,406)            --             --
Unrealized gain on trading securities                    (478,134)            --             --
Increase in other assets                                 (360,667)      (365,622)        (7,185)
Increase in other liabilities                               5,966         20,977        (46,682)
Equity in undistributed earnings of subsidiaries       (1,419,741)    (1,666,404)    (1,984,127)
                                                      -----------    -----------    -----------
Net cash (used in) provided by operating activities    (2,960,943)       379,592         53,595
                                                      -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of other investments                        --          3,599             --
Purchase of other investments                                  --             --       (100,000)
Purchase of equipment                                    (122,638)       (44,357)       (17,070)
                                                      -----------    -----------    -----------
Net cash used in investing activies                      (122,638)       (40,758)      (117,070)
                                                      -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other borrowings                          2,700,000             --             --
Payment of cash dividends                                (386,283)      (331,819)      (278,991)
Proceeds from sale of treasury stock                           --        428,315        285,588
Proceeds from issuance of common stock                    375,300         37,843             --
                                                      -----------    -----------    -----------
Net cash provided by financing activities               2,689,017        134,339          6,597
                                                      -----------    -----------    -----------

(Decrease) increase in cash                              (394,564)       473,173        (56,878)

CASH AT BEGINNING OF YEAR                                 713,321        240,148        297,026
                                                      -----------    -----------    -----------
CASH AT END OF YEAR                                   $   318,757    $   713,321    $   240,148
                                                      ===========    ===========    ===========

At December 31, 1998, approximately $25,889,000 of the parent company's investment in the Banks is restricted as to dividend payments from the Banks to the parent company.

(19)     SEGMENT AND RELATED INFORMATION

The Company has two significant reportable segments: banking and mortgage banking. The Company offers traditional banking services through the two bank subsidiaries, Habersham Bank and Security State Bank. The Company originates and sells loans in the secondary market through its mortgage banking segment, BancMortgage Financial Corp.

The accounting policies of the segments are the same as those described in the summary of significant account policies. The Company evaluates performance based on net income of the respective segments.

                                                   MORTGAGE                (b)          (a)
                                      BANKING      BANKING     ELIMINATIONS        OTHER   ELIMINATIONS    CONSOLIDATED
                                      -------      -------     ------------        -----   ------------    ------------
Interest income               1998  $26,069,654   $4,062,500   $(1,171,091)            --      (2,375)      $29,958,688
                              1997   25,552,812    2,059,223      (648,289)            --      (1,590)       26,962,156
                              1996   22,546,235    1,010,822      (190,205)            --          --        23,366,852

Interest expense              1998   13,490,864    2,724,092    (1,171,091)        49,063      (2,375)       15,090,553
                              1997   12,492,661    1,460,794      (648,289)         1,590      (1,590)       13,305,166
                              1996   10,782,957      450,883      (190,205)            --          --        11,043,635

Gain on sale of loans         1998      541,468    9,362,514            --             --          --         9,903,982
                              1997      532,792    3,575,012            --             --          --         4,107,804
                              1996       57,732      276,904            --             --          --           334,636


Other noninterest income      1998    2,071,320    4,211,451    (2,124,925)     1,708,141     (19,500)        5,846,487
                              1997    1,633,379    2,816,350    (1,744,200)     1,264,810     (21,881)        3,948,458
                              1996    1,475,218    1,708,451    (1,534,715)       293,697          --         1,942,651

Depreciation on premises      1998      797,777      367,007            --         50,584          --         1,215,368
 and equipm                   1997      738,864      269,894            --         19,028          --         1,027,786
                              1996      602,460      109,146            --          3,059          --           714,665

Other noninterest expense     1998   11,344,154   13,272,378    (2,142,810)     3,709,490  (1,184,631)       24,998,581
                              1997   10,434,958    6,373,203    (2,190,606)     3,346,638    (580,206)       17,383,987
                              1996    8,176,615    2,731,596      (731,538)     1,614,918    (743,940)       11,047,651

Income tax expense (benefit)  1998      444,910      460,935       (74,168)      (177,423)         --           654,254
                              1997      930,374      117,860        82,422       (408,453)         --           722,203
                              1996    1,063,335      (91,641)     (273,080)      (128,275)         --           570,339

Net income (loss)             1998    1,968,736      755,551      (143,973)      (522,413)         --         2,057,901
                              1997    2,718,499      228,835       159,996       (950,054)         --         2,157,276
                              1996    3,093,603     (203,806)      213,843     (1,195,791)         --         1,907,849

Total assets                  1998  340,350,517   74,571,376   (34,258,971)     3,858,934    (452,522)      384,069,334
                              1997  299,090,602   39,421,952   (10,884,488)     1,345,220    (776,201)      328,197,085
                              1996  290,596,079   26,379,949    (8,199,812)     1,757,317    (522,546)      310,010,987

(a) Segment information below the quantitative thresholds for significance are attributable to four business units (Advantage Insurers, Inc., Appalachian Travel Service, Inc., The Advantage Group, Inc. and the corporate headquarters. The Company offers a full range of home, life, auto and health insurance through Advantage Insurers, Inc. Appalachian Travel Service, Inc. provides travel services to the community and The Advantage Group, Inc. offers consulting advice to depository institutions in small communities. The corporate headquarters includes the elimination of inter-business unit transactions, the core deposit premium recorded as a result of the Security State Bank merger in 1995, and an investment in Flag Financial Corp. common stock.
(b) BancMortgage Financial Corp., the mortgage banking segment, is a subsidiary of Habersham Bank which is a portion of the banking segment. BancMortgage Financial Corp. originates and sells certain loans to Habersham Bank and Habersham Bank funds the origination of those loans through a warehouse line. The amounts eliminated in total assets, interest income and interest expense relate primarily to the warehouse line and the related interest income and expense. The amount eliminated in other noninterest income and other noninterest expense relate to the loan fees associated with the loans sold to Habersham Bank, which are recorded in income by BancMortgage Financial Corp. and deferred and amortized into income for consolidated purposes through entries on Habersham Bank's records.