Form 10-K405, Exhibit 13
period 1999-12-31
HABERSHAM BANCORP
filed 2000-03-29
CIK 754597

                                   EXHIBIT 13



                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 1999 and 1998


                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Habersham Bancorp:


We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                             /s/ KPMG LLP


Atlanta, Georgia
January 28, 2000

                       HABERSHAM BANCORP AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1999 and 1998


                                ASSETS                                                      1999                   1998
                                                                                        -------------          ------------
Cash and due from banks (note 4)                                                        $  14,517,283             5,798,796
Federal funds sold                                                                                 --             8,300,000
Investment securities available for sale (note 5)                                          38,819,827            46,340,012
Investment securities held to maturity (estimated fair
    values of $13,664,089 in 1999 and $15,888,697
    in 1998) - (note 6)                                                                    14,201,702            15,610,563
Trading securities                                                                          1,714,720             3,495,540
Other investments (notes 7 and 12)                                                          7,553,563             4,193,934
Loans held for sale                                                                        48,186,934            72,162,620

Loans (notes 8, 12, and 19)                                                               317,311,752           209,735,350
    Less allowance for loan losses (note 8)                                                (3,181,553)           (2,709,570)
                                                                                        -------------          ------------
                   Loans, net                                                             314,130,199           207,025,780
                                                                                        -------------          ------------

Premises and equipment, net (note 9)                                                        8,930,448             8,206,169
Accrued interest receivable                                                                 2,852,125             2,299,992
Other real estate                                                                           1,671,083             1,539,900
Goodwill and other intangible assets, net of accumulated
    amortization of $1,317,271 in 1999 and $848,170 in 1998 -
    (note 3)                                                                                2,892,242             3,321,338
Other assets                                                                                6,505,607             5,774,690






                                                                                        -------------          ------------
                   Total assets                                                         $ 461,975,733           384,069,334
                                                                                        =============          ============

See accompanying notes to consolidated financial statements

                    LIABILITIES AND SHAREHOLDERS' EQUITY                                     1999                  1998
                                                                                        -------------          ------------
Deposits (notes 10 and 19):
    Noninterest-bearing demand                                                          $  25,139,196            28,408,215
    Money market and NOW accounts                                                          55,337,836            55,419,227
    Savings                                                                                 7,871,532             8,634,374
    Time ($100,000 and over)                                                               78,399,152            58,885,476
    Other time                                                                            150,672,593           129,106,007
                                                                                        -------------          ------------
                   Total deposits                                                         317,420,309           280,453,299

Short-term borrowings (note 10)                                                               692,185               139,659
Other borrowings (note 10)                                                                  1,950,000             2,700,000
Federal funds purchased and securities sold
    under repurchase agreements (note 11)                                                  19,290,000                    --
Federal Home Loan Bank advances (note 12)                                                  77,250,835            53,810,571
Accrued interest payable                                                                    3,175,684             3,168,311
Other liabilities                                                                           6,768,039            11,583,567
                                                                                        -------------          ------------
                   Total liabilities                                                      426,547,052           351,855,407
                                                                                        -------------          ------------
Shareholders' equity (notes 14 and 16):
    Common stock, $1.00 par value; 10,000,000 shares
       authorized; 2,698,746 and 2,448,267 shares issued and
       outstanding in 1999 and 1998, respectively                                           2,698,746             2,448,267
    Additional paid-in capital                                                             12,417,064             9,444,576
    Retained earnings                                                                      21,286,509            20,057,968
    Accumulated other comprehensive (loss) income                                            (973,638)              263,116
                                                                                        -------------          ------------
                   Total shareholders' equity                                              35,428,681            32,213,927
Commitments (notes 8 and 9)
                                                                                        -------------          ------------
                   Total liabilities and shareholders' equity                           $ 461,975,733           384,069,334
                                                                                        =============          ============

                       HABERSHAM BANCORP AND SUBSIDIARIES
                        Consolidated Statements of Income
                  Years ended December 31, 1999, 1998, and 1997


                                                                             1999                 1998                1997
                                                                         ------------          ----------         -----------
Interest income:
    Loans                                                                $ 28,487,996          25,088,953          23,743,448
    Investments:
      Taxable securities                                                    1,844,174           1,903,096           1,349,570
      Tax exempt securities                                                 1,186,506           1,153,956           1,064,947
      Other investments                                                       506,235             312,179             397,235
    Federal funds sold                                                        119,229             500,504             406,956
                                                                         ------------          ----------         -----------
                    Total interest income                                  32,144,140          28,958,688          26,962,156
                                                                         ------------          ----------         -----------
Interest expense:
    Time deposits, $100,000 and over                                        3,441,025           3,264,884           2,144,502
    Other deposits                                                          9,113,763           9,647,038           8,892,471
    Federal funds purchased and securities sold under
      repurchase agreements                                                   559,299                  --                  --
    Short-term and other borrowings, primarily
      FHLB advances                                                         3,402,819           2,178,631           2,268,193
                                                                         ------------          ----------         -----------
                    Total interest expense                                 16,516,906          15,090,553          13,305,166
                                                                         ------------          ----------         -----------

                    Net interest income                                    15,627,234          13,868,135          13,656,990
                                                                         ------------          ----------         -----------

Provision for loan losses (note 8)                                            985,800             692,500             422,000
                                                                         ------------          ----------         -----------
                    Net interest income after provision for loan
                       losses                                              14,641,434          13,175,635          13,234,990
                                                                         ------------          ----------         -----------
Noninterest income:
    Gain on sale of loans                                                  10,403,623           9,903,982           4,107,804
    Loan fee income                                                         2,892,289           2,372,906           1,363,160
    Service charges on deposit accounts                                       665,859             615,320             672,223
    Other service charges and commissions                                     295,615             244,984             216,013
    Securities gains (losses), net (note 5)                                    19,898              76,614             (12,972)
    Realized gain on trading securities                                         7,378                  --                  --
    Unrealized (loss) gain on trading securities                           (1,190,820)            478,134                  --
    Equity in earnings of investee (note 7)                                   211,279                  --                  --
    Travel service income                                                     765,858           1,258,772           1,123,785
    Other income                                                            1,406,511             799,757             586,249
                                                                         ------------          ----------         -----------
                    Total noninterest income                               15,477,490          15,750,469           8,056,262
                                                                         ------------          ----------         -----------
Noninterest expense:
    Salaries and employee benefits (note 16)                               18,225,097          16,703,020          10,702,002
    Occupancy expenses                                                      3,010,796           2,605,898           2,133,520
    Travel service expense                                                    684,818           1,141,055           1,031,194
    Computer services                                                         516,616             610,707             418,624
    Other (note 17)                                                         5,980,121           5,153,269           4,126,433
                                                                         ------------          ----------         -----------
                    Total noninterest expense                              28,417,448          26,213,949          18,411,773
                                                                         ------------          ----------         -----------

                    Income before income taxes                              1,701,476           2,712,155           2,879,479

Income tax (benefit) expense (note 13)                                        (52,493)            654,254             722,203
                                                                         ------------          ----------         -----------
                    Net income                                           $  1,753,969           2,057,901           2,157,276
                                                                         ============          ==========         ===========

Net income per common share - basic                                      $        .67                 .85                 .91
                                                                         ============          ==========         ===========

Net income per common share - diluted                                    $        .67                 .83                 .86
                                                                         ============          ==========         ===========

Weighted-average number of common shares outstanding                        2,609,360           2,413,474           2,370,423
                                                                         ============          ==========         ===========
Weighted-average number of common and common
    equivalent shares outstanding                                           2,609,360           2,481,630           2,497,993
                                                                         ============          ==========         ===========


See accompanying notes to consolidated financial statements

                       HABERSHAM BANCORP AND SUBSIDIARIES
    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years ended December 31, 1999, 1998, and 1997



                                                                                               ADDITIONAL
                                                       COMPREHENSIVE        COMMON              PAID-IN              RETAINED
                                                           INCOME           STOCK               CAPITAL              EARNINGS
                                                       -------------     -----------           -----------         -----------

Balance at December 31, 1996                                             $ 2,403,974             8,897,758          16,560,893
Comprehensive income:
   Net income                                          $ 2,157,276                --                    --           2,157,276
   Unrealized gains on investment
     securities, net of taxes (note 15)                    183,935                --                    --                  --
                                                       -----------
             Total comprehensive income                $ 2,341,211
                                                       ===========
Cash dividends, $.14 per share                                                    --                    --            (331,819)
Sale of 42,192 shares of treasury stock upon
    exercise of stock options and dividend
    reinvestment                                                                  --               177,968                   --
Issuance of common stock upon exercise of
    stock options                                                              4,543                33,300                   --
                                                                       -------------           -----------        -------------
Balance at December 31, 1997                                               2,408,517             9,109,026           18,386,350
Comprehensive income:
   Net income                                          $ 2,057,901                --                    --            2,057,901
   Unrealized gains on investment securities,
      net of taxes (note 15)                                22,670                --                    --                   --
                                                       -----------
             Total comprehensive income                $ 2,080,571
                                                       ===========
Cash dividends, $.16 per share                                                    --                    --             (386,283)
Issuance of common stock upon exercise of
   stock options                                                              39,750               335,550                   --
                                                                       -------------           -----------        -------------
Balance at December 31, 1998                                               2,448,267             9,444,576           20,057,968
Comprehensive income:
   Net income                                          $ 1,753,969                --                    --            1,753,969
   Unrealized losses on investment
     securities, net of taxes (note 15)                 (1,236,754)               --                    --                   --
                                                       -----------
             Total comprehensive income                $   517,215
                                                       ===========
Cash dividends, $.20 per share                                                    --                    --             (525,428)
Issuance of common stock in business
  acquisition                                                                207,713             2,640,170                   --
Purchase and retirement of common stock                                      (10,500)             (153,560)                  --
Issuance of common stock upon exercise
  of stock options                                                            53,266               485,878                   --
                                                                       -------------           -----------        -------------
Balance at December 31, 1999                                           $   2,698,746            12,417,064           21,286,509
                                                                       =============           ===========        =============



                                                        ACCUMULATED
                                                           OTHER
                                                       COMPREHENSIVE         TREASURY
                                                        INCOME (LOSS)          STOCK                TOTAL
                                                       --------------      -------------         ------------
Balance at December 31, 1996                                56,511              (250,347)          27,668,789
Comprehensive income:
   Net income                                                   --                    --            2,157,276
   Unrealized gains on investment
     securities, net of taxes (note 15)                    183,935                    --              183,935
             Total comprehensive income
Cash dividends, $.14 per share                                  --                    --             (331,819)
Sale of 42,192 shares of treasury stock upon
    exercise of stock options and dividend
    reinvestment                                                --               250,347              428,315
Issuance of common stock upon exercise of
    stock options                                               --                    --               37,843
                                                        ----------           -----------          -----------
Balance at December 31, 1997                               240,446                    --           30,144,339
Comprehensive income:
   Net income                                                   --                    --            2,057,901
   Unrealized gains on investment securities,
      net of taxes (note 15)                                22,670                    --               22,670
             Total comprehensive income

Cash dividends, $.16 per share                                  --                    --             (386,283)
Issuance of common stock upon exercise of
   stock options                                                --                    --              375,300
                                                        ----------           -----------          -----------
Balance at December 31, 1998                               263,116                    --           32,213,927
Comprehensive income:
   Net income                                                   --                    --            1,753,969
   Unrealized losses on investment
     securities, net of taxes (note 15)                 (1,236,754)                   --           (1,236,754)
             Total comprehensive income

Cash dividends, $.20 per share                                  --                    --             (525,428)
Issuance of common stock in business
  acquisition                                                   --                    --            2,847,883
Purchase and retirement of common stock                         --                    --             (164,060)
Issuance of common stock upon exercise
  of stock options                                              --                    --              539,144
                                                        ----------           -----------          -----------
Balance at December 31, 1999                              (973,638)                   --           35,428,681
                                                        ==========           ===========          ===========


See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1999, 1998, and 1997


                                                                                1999                   1998            1997
                                                                            -------------          -------------    -------------
Cash flows from operating activities:
    Net income                                                              $   1,753,969              2,057,901        2,157,276
    Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
        Provision for loan losses                                                 985,800                692,500          422,000
        Write-down of ORE                                                          89,348                 54,154           56,672
        Depreciation expense                                                    1,277,252              1,215,368        1,027,786
        Loss (gain) on sale of premises and equipment                                  --                  3,913             (491)
        (Gain) loss on sale of securities                                         (19,898)               (76,614)          12,972
        Write-down of other investment                                              1,000                     --               --
        Purchase of trading securities                                                 --             (3,017,406)              --
        Unrealized holding loss (gain) on trading securities                    1,190,820               (478,134)              --
        Equity in earnings of investee                                           (211,279)                    --               --
        Proceeds from sale of trading securities                                  597,378                     --               --
        Gain on sale of trading securities                                         (7,378)                    --               --
        Gain on sale of other real estate                                          (9,887)               (17,309)         (23,314)
        Net gain on sale of loans                                             (10,403,623)            (9,903,982)      (4,107,804)
        Amortization of intangible assets                                         518,834                262,270          254,405
        Deferred income tax (benefit) expense                                    (760,613)               251,837          160,853
        Proceeds from sale of loans held for sale                             577,364,770            639,906,369      265,100,688
        Net increase in loans held for sale                                  (543,199,530)          (665,196,493)    (276,287,255)
        Changes in assets and liabilities:
          (Increase) decrease in accrued interest receivable                     (552,133)                47,679          (97,173)
          Decrease (increase) in other assets                                   1,066,565             (1,116,167)        (357,410)
          Increase in accrued interest payable                                      7,373                350,501            9,390
          (Decrease) increase in other liabilities                             (4,815,528)             6,043,002       (1,220,442)
                                                                            -------------           ------------     ------------
               Net cash provided by (used in) operating activities             24,873,240            (28,920,611)     (12,891,847)
                                                                            -------------           ------------     ------------
Cash flows from investing activities:
    Investment securities available for sale:
      Proceeds from maturity                                                    9,377,232             17,821,254       10,375,214
      Proceeds from sale                                                        5,663,079              5,273,486        7,062,644
      Purchases                                                                (9,373,851)           (36,099,366)     (18,758,632)
    Investment securities held to maturity:
      Proceeds from maturity                                                    1,607,827              2,396,413        4,114,174
      Purchases                                                                  (198,966)            (6,602,196)      (1,011,002)
    Other investments:
      Proceeds from sale                                                        7,854,400              5,196,600        3,881,999
      Purchases                                                                (8,205,574)            (7,222,400)      (1,802,700)
    Business acquisitions                                                        (390,031)                    --         (435,329)
    Loans:
      Proceeds from sale of loans                                              36,443,223             58,684,944       36,629,843
      Net increase in loans                                                  (144,980,474)           (70,239,158)     (27,590,160)
    Purchases of premises and equipment                                        (1,751,531)              (910,440)      (3,355,415)
    Proceeds from sales of premises and equipment                                      --                 79,282           28,361
    Purchase of company-owned life insurance                                     (300,000)            (3,150,000)              --
    Net additions of other real estate                                                 --                     --           (7,610)
    Proceeds from sale of other real estate                                       450,457                585,138          799,633
                                                                            -------------           ------------     ------------
               Net cash (used in) provided by investing activities           (103,804,209)           (34,186,443)       9,931,020
                                                                            -------------           ------------     ------------
                                                                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1999, 1998, and 1997



Cash flows from financing activities:
    Net increase in deposits                                                 $ 36,967,010          18,788,300          37,303,501
    Net increase (decrease) in short-term borrowings                              552,526          (2,487,721)          2,125,324
    Net (decrease) increase in other borrowings                                  (750,000)          2,700,000                  --
    Net increase in federal funds purchased and securities sold
      under repurchase agreements                                              19,290,000                  --                  --
    Proceeds from (repayment of) Federal Home Loan Bank advances, net          23,440,264          28,408,579         (22,507,225)
    Payment of cash dividends                                                    (525,428)           (386,283)           (331,819)
    Sale of treasury stock                                                             --                  --             428,315
    Purchase and retirement of common stock                                      (164,060)                 --                  --
    Issuance of common stock upon exercise of stock options                       539,144             375,300              37,843
                                                                             ------------         -----------         -----------
               Net cash provided by financing activities                       79,349,456          47,398,175          17,055,939
                                                                             ------------         -----------         -----------

               Increase (decrease) in cash and cash equivalents                   418,487         (15,708,879)         14,095,112

    Cash and cash equivalents at beginning of year                             14,098,796          29,807,675          15,712,563
                                                                             ------------         -----------         -----------
    Cash and cash equivalents at end of year                                 $ 14,517,283          14,098,796          29,807,675
                                                                             ============         ===========         ===========
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest                                                               $ 16,509,533          14,740,052          13,295,776
      Income taxes                                                                515,000             285,000             735,000

Supplemental disclosure of noncash investing activities:
    Other real estate acquired through loan foreclosures                          870,701             711,289             599,016
    Loans granted to facilitate the sale of other real estate                     209,600             457,500             282,275
    Unrealized (loss) gain on investment securities available
      for sale, net of tax effect                                              (1,236,754)             22,670             183,935
    Common stock issued for purchase of CB Financial Corp.
      common stock                                                              2,847,883                  --                  --

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999, 1998 and 1997



(1)      ORGANIZATION AND BASIS OF PRESENTATION

         The consolidated financial statements of Habersham Bancorp and subsidiaries (the "Company") include the financial statements of Habersham Bancorp and its wholly owned subsidiaries: Habersham Bank (the "Bank") and The Advantage Group, Inc. The following are wholly owned subsidiaries of the Bank: BancMortgage Financial Corp. ("BancMortgage"), Advantage Insurers, Inc. and Appalachian Travel Service, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

         Effective June 30, 1999, the Company consolidated the charters of Habersham Bank and Security State Bank, a former separate subsidiary. As a result, the assets and liabilities of Security State Bank now are maintained as a division of Habersham Bank. Effective September 30, 1999, the Bank ceased operations of its travel agency subsidiary, Appalachian Travel Service, Inc. Net income of such business for all periods presented is not significant.

         During 1999, BancMortgage formed a wholly owned subsidiary, BancMortgage Reinsurance Ltd., a reinsurance company incorporated in Turks and Caicos. The subsidiary provides reinsurance to companies offering private mortgage insurance.

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

                  OTHER INVESTMENTS

                  Other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta and an investment in common stock of CB Financial Corp., a bank holding company, which is not publicly traded.

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

                  The Company's investment in CB Financial Corp. is accounted for using the equity method. Under the equity method, the investment was initially recorded at cost. Subsequently, the carrying amount of the investment is increased to reflect the Company's share of income of the investee and reduced to reflect the Company's share of losses of the investee or dividends received from the investee.

                  LOANS HELD FOR SALE

                  Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of open purchase commitments from independent buyers for committed loans. For uncommitted loans, market is determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 1999 and 1998, there were no valuation allowances relating to mortgage loans held for sale.

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

                  ALLOWANCE FOR LOAN LOSSES

                  The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" ("SFAS No. 5"). The following is a description of how each portion of the allowance for loan losses is determined.

                  For the purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company segregates the loan portfolio into broad segments, such as: commercial real estate; residential real estate; construction; commercial business; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories. The general allowance for losses on problem loans in these categories is based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic trends and conditions. General loss percentages for the problem loans are determined based upon minimum loss percentages by loan classification as well as historical loss experience. Specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. For the remainder of the portfolio, general allowances for losses are calculated based on estimates of inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. Loss percentages used for this portion of the portfolio are generally based on historical loss factors adjusted where necessary for qualitative factors. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations, such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; changes in lending policies and procedures; evaluations of the risk identification process; changes in the outlook for local and regional economic conditions; concentrations of credit; and peer group comparisons.

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

                  GOODWILL AND OTHER INTANGIBLE ASSETS

                  Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired and is amortized on a straight-line basis primarily over 25 years. Other intangible assets consist of an amount assigned to core deposits representing the difference between fair value at date of acquisition and recorded amounts which is amortized on a straight-line basis over five years. Carrying values of goodwill and other intangible assets are periodically reviewed to assess recoverability based on expected undiscounted cash flows for the related business unit. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. The Company believes that no material impairment of goodwill or other intangible assets exists at December 31, 1999.

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

                  COMPREHENSIVE INCOME

                  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the statement to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains, and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted SFAS No. 130 effective January 1, 1998.

                SEGMENT INFORMATION

                  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 and establishes new standards for the disclosures made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS No. 131 effective January 1, 1998.

                  RECENT ACCOUNTING PRONOUNCEMENT

                  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," an amendment of FASB Statement No. 133. SFAS No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not believe the provisions of SFAS No. 133 will have a significant impact on the financial statements upon adoption.


(3)    BUSINESS ACQUISITIONS

       During the fourth quarter of 1999, BancMortgage acquired the assets of Fidelity Group. This acquisition was accounted for as a purchase with a purchase price of $390,031. The fair value of net assets acquired approximated $350,000, resulting in goodwill of approximately $40,000 which is being amortized over 15 years. The pro forma effect of this acquisition on earnings for periods prior to acquisition is not significant.

       Effective March 31, 1997, Advantage Insurers, Inc., a subsidiary of Habersham Bank, acquired substantially all of the assets of Dillard-Scruggs Insurance Services of Cornelia, Inc. d/b/a Cornelia Insurance Agency. This acquisition was accounted for as a purchase with a purchase price of $380,000. The fair values of assets acquired and liabilities assumed were not significant, resulting in goodwill and other intangible assets of approximately $300,000 and $80,000, respectively, which are being amortized over 15 and 5 years, respectively. During 1999, as a result of an assessment of projected cash flows of this business unit, the Company wrote off $150,000 of the remaining goodwill.

       During the third quarter of 1997, Habersham Bancorp expanded its mortgage-related services with the acquisition by BancMortgage of the assets and certain liabilities of The Prestwick Mortgage Group, a national investment banking and advisory firm specializing in the brokerage and evaluation of mortgage-related assets such as loans and servicing, for approximately $60,000. As a result of the acquisition, BancMortgage is doing business as The Prestwick Financial Group and as BancFinancial Services Corporation ("BancFinancial"), a full-service wholesale mortgage lender specializing in subprime mortgage loans in the mid-Atlantic and southeastern states. Both of these operating divisions are based in McLean, Virginia.


(4)    RESERVE REQUIREMENTS

       At December 31, 1999 and 1998, the Federal Reserve Bank required that the banks maintain average reserve balances of $3,400,000 and $1,800,000, respectively.

(5)    INVESTMENT SECURITIES AVAILABLE FOR SALE

       Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:


                                                   GROSS         GROSS       ESTIMATED
                                 AMORTIZED       UNREALIZED    UNREALIZED      FAIR
                                    COST           GAINS         LOSSES        VALUE
                                -----------      ----------    ----------    ----------
December 31, 1999:
  U.S. Government agencies      $23,818,162       30,304        799,014      23,049,452
  States and political
     Subdivisions                14,891,874       71,644        532,574      14,430,944
  Other investments               1,585,000           --        245,569       1,339,431
                                -----------      -------      ---------      ----------

         Total                  $40,295,036      101,948      1,577,157      38,819,827
                                ===========      =======      =========      ==========

December 31, 1998:
  U.S. Treasury                 $   200,000          812             --         200,812
  U.S. Government agencies       31,627,070      224,542        173,458      31,678,154
  States and political
     Subdivisions                13,364,528      422,108         19,526      13,767,110
  Other investments                 750,000           --         56,064         693,936
                                -----------      -------      ---------      ----------

         Total                  $45,941,598      647,462        249,048      46,340,012
                                ===========      =======      =========      ==========

       Proceeds from sales of available for sale securities during 1999, 1998, and 1997 were $5,663,079, $5,273,486, and $7,062,644, respectively.

       Gross gains of $27,676, $76,614, and $40,207 were recognized on those sales for 1999, 1998, and 1997, respectively. Gross losses of $7,778 and $53,179 were recognized on those sales for 1999 and 1997, respectively.

       The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.


                                                                    AMORTIZED             ESTIMATED
                                                                      COST                FAIR VALUE
                                                                  -----------             ----------
                Due in one year or less                           $ 1,500,080              1,497,557
                Due after one year through five years               4,608,587              4,611,961
                Due after five years through ten years              5,574,715              5,466,754
                Due after ten years                                28,611,654             27,243,555
                                                                  -----------             ----------

                       Total                                      $40,295,036             38,819,827
                                                                  ===========             ==========


       Investment securities available for sale with carrying values of approximately $14,734,000 and $20,880,000 were pledged as collateral at December 31, 1999 and 1998, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(6)    INVESTMENT SECURITIES HELD TO MATURITY

       Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:



                                                      GROSS        GROSS            ESTIMATED
                                    AMORTIZED       UNREALIZED    UNREALIZED           FAIR
                                       COST           GAINS        LOSSES              VALUE
                                  -----------       ----------   -----------       -----------
 December 31, 1999:
  U.S. Government agencies        $ 3,535,356          5,672        292,170         3,248,858
  States and political
     subdivisions                  10,666,346         33,403        284,518        10,415,231
                                  -----------        -------        -------        ----------

         Total                    $14,201,702         39,075        576,688        13,664,089
                                  ===========        =======        =======        ==========

December 31, 1998:
  U.S. Government agencies        $ 3,911,279         18,667         52,899         3,877,046
  States and political
     subdivisions                  11,600,284        319,044          6,678        11,912,651
  Other investments                    99,000             --             --            99,000
                                  -----------        -------        -------        ----------

         Total                    $15,610,563        337,711         59,577        15,888,697
                                  ===========        =======        =======        ==========

       The amortized cost and estimated fair values of securities held to maturity at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                                                       AMORTIZED       ESTIMATED
                                                                         COST          FAIR VALUE
                                                                     -----------      -----------
                   Due in one year or less                          $    721,049         721,388
                   Due after one year through five years               4,103,143       4,106,375
                   Due after five years through ten years              3,310,969       3,241,414
                   Due after ten years                                 6,066,541       5,594,912
                                                                     -----------      ----------

                          Total                                     $ 14,201,702      13,664,089
                                                                     ===========      ==========

       Investment securities held to maturity with book values of approximately $8,155,000 and $9,054,000 were pledged as collateral at December 31, 1999 and 1998, respectively, for public deposits and other deposits, as required by law.

(7)    OTHER INVESTMENTS

       Other investments at December 31, 1999 and 1998 are summarized as follows:

                                                                                 1999                   1998
                                                                            ------------            ----------
           Federal Home Loan Bank stock                                     $  4,076,200             3,840,900
           CB Financial Corp. common stock                                     3,125,329                    --
           Georgia Community Life Insurance Company
                common stock
                                                                                  27,000                27,000
           Community Financial Services, Inc. common
                stock                                                            100,000               100,000
           Southeast Bankcard Association, Inc. common
                stock                                                             25,000                25,000
           Forsyth Bancshares, Inc. common stock                                 100,000               101,000
           Greater Rome Bancshares, Inc. common stock                            100,000               100,000
           Federal National Mortgage Association common stock
                                                                                      34                    34
                                                                            ------------            ----------

                  Total                                                     $  7,553,563             4,193,934
                                                                            ============            ==========


       In May 1999, the Company exercised its previously acquired option to purchase a 45.91% interest in CB Financial Corp., Warrenton, Georgia, at a total cost of $2,963,757, including direct costs of acquisition of $115,468. In connection with this purchase, the Company issued 207,713 shares of its common stock valued at $2,847,883 and cash of $406 in exchange for 27,574 shares of common stock of CB Financial Corp. The investment in CB Financial Corp. is accounted for using the equity method. Included in the initial investment in CB Financial Corp common stock was approximately $1,278,000 in excess cost over the Company's underlying equity in the net assets of this investee. For the year ended December 31, 1999, the Company recorded $211,279 as equity in earnings of CB Financial Corp. Amortization of related excess cost over basis in CB Financial Corp. common stock for 1999 totaled $49,707. The assets of CB Financial Corp. as of December 31, 1999 totaled approximately $41,889,000, and net income for the year ended December 31, 1999 totaled approximately $83,000.


(8)    LOANS

       Loans at December 31, 1999 and 1998 are summarized as follows:


                                                                1999                   1998
                                                          --------------           ------------
              Real estate:
                Construction                              $  106,915,963              66,359,030
                Other                                        174,601,397             113,021,310
              Commercial, financial, and
                agricultural                                  16,623,264              13,829,965
              Consumer installment                            20,168,672              16,972,980
              Other                                                   --                 364,652
                                                          --------------           -------------
                                                             318,309,296             210,547,937
              Less:
                Unamortized loan origination
                   fees, net                                     871,572                 652,275
                Unearned credit life premiums                     66,231                  47,310
                Unamortized discount on SBA
                   loans sold                                     59,741                 113,002
                Allowance for loan losses                      3,181,553               2,709,570
                                                          --------------           -------------

                     Total                                $  314,130,199             207,025,780
                                                          ==============           =============

       Changes in the allowance for loan losses are as follows:



                                                   1999                  1998               1997
                                               -----------            ---------           ---------
              Balance, January 1               $  2,709,570           2,336,079           2,261,406
              Provision for loan losses             985,800             692,500             422,000
              Loans charged off                    (640,859)           (461,778)           (547,610)
              Recoveries                            127,042             142,769             200,283
                                               ------------           ---------           ---------

              Balance, December 31             $  3,181,553           2,709,570           2,336,079
                                               ============           =========           =========

       The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of $1,203,471 and $2,011,108 as of December 31, 1999 and 1998, respectively, which included all of its nonaccrual loans. The average amount of impaired loans during 1999, 1998, and 1997 was $1,887,609, $1,950,265, and $1,719,920, respectively. The interest income recognized on such loans was $112,990 in 1999, $191,405 in 1998, and $165,686 in 1997, which approximated the amount of interest received on the cash basis.

       There were no specific allowances attributable to impaired loans at December 31, 1999 and 1998.

       Restructured loans not considered impaired totaled $781,803 and $849,963 at December 31, 1999 and 1998, respectively. Interest income that would have been recorded on such restructured loans in accordance with their original terms totaled $76,727 and $87,767 in 1999 and 1998, respectively, compared with amounts recognized of $72,064 and $83,152 in 1999 and 1998, respectively.

       As of December 31, 1999 and 1998, Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $9 million and $10 million, respectively. There is no other significant concentration of loans to customers in a particular industry.

       The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1999 and 1998, the Company had outstanding loan commitments exclusive of mortgage loan commitments of BancMortgage approximating $88,404,000 and $77,813,000, respectively, and standby letters of credit approximating $1,521,000 and $1,891,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

       At December 31, 1999, the Company has commitments, primarily at a fixed rate, to originate mortgage loans in the amount of approximately $19.9 million. At December 31, 1999, the Company has commitments to sell mortgage loans in the amount of $49.3 million.

(9)    PREMISES AND EQUIPMENT

       Premises and equipment are summarized as follows:


                                                                     DECEMBER 31,
                                                         ---------------------------------
                                                              1999               1998
                                                         -------------       -------------
              Land                                       $     801,169             801,169
              Buildings                                      6,330,885           6,118,261
              Furniture and equipment                        9,960,299           7,982,719
                                                         -------------       -------------
                     Total                                  17,092,353          14,902,149

              Less accumulated depreciation                  8,161,905           6,695,980
                                                         -------------       -------------

                     Premises and equipment, net         $   8,930,448           8,206,169
                                                         =============       =============

       The Company has entered into operating lease agreements for property and equipment through 2004. Approximate minimum rentals under such leases are as follows:



                    2000                   $ 1,333,608
                    2001                       810,907
                    2002                       548,010
                    2003                       546,569
                    2004                       331,850
                                           -----------

                                           $ 3,570,944
                                           ===========

       Rental expense was $1,248,932 in 1999, $923,340 in 1998, and $589,392 in
       1997.


(10)   DEPOSITS AND BORROWINGS

       At December 31, 1999, the scheduled maturities of certificates of deposits are as follows:


                    6 months or less                         $   114,461,799
                    Over 6 through 12 months                      65,972,034
                    Over 1 year through 5 years                   48,637,912
                                                             ---------------

                             Total                           $   229,071,745
                                                             ===============

       Short-term borrowings of $692,185 and $139,659 at December 31, 1999 and 1998, respectively, consists of a U.S. Treasury, tax, and loan deposit note.

       Other borrowings of $1,950,000 and $2,700,000 at December 31, 1999 and 1998, respectively, consists of a note due to the National Bank of Commerce, Birmingham, Alabama. The note bears interest at a variable rate (7.93% and 6.80% at December 31, 1999 and 1998, respectively) and matures on September 2, 2000.

(11)   FEDERAL FUNDS PURCHASED AND SECURITIES
       SOLD UNDER REPURCHASE AGREEMENTS

       The Company's activity related to securities sold under repurchase agreements is summarized as follows:

                                                                                     1999
                                                                                ---------------

                    Balance at year-end                                         $    11,200,000
                    Maximum outstanding during year                                  11,200,000
                    Average outstanding during year                                   4,388,493
                    Average interest rate                                              5.63%

       At December 31, 1999, the Company had available repurchase agreement line of credit commitments with Compass Bank totaling $12,000,000 of which $11,200,000 was advanced. The securities sold under repurchase agreements mature in 2000 and bear interest at a variable rate. All securities sold under repurchase agreements are held by independent trustees.

       Federal funds purchased at December 31, 1999 amounted to $8,090,000.


(12)   FHLB ADVANCES

       At December 31, 1999, the Company had available line of credit commitments with the Federal Home Loan Bank ("FHLB") totaling $133,000,000 of which $77,250,835 was advanced (weighted-average interest rate of 5.74% and maturing in 2000) and $55,749,165 was available.

       At December 31, 1998, the Company had available line of credit commitments with the FHLB totaling $93,000,000 of which $53,810,571 was advanced (weighted-average interest rate of 5.40% and maturing in 1999) and $39,189,429 was available.

       At December 31, 1999, the Company has pledged, under a blanket lien with the FHLB, all stock of the FHLB and certain qualifying first mortgage loans with an outstanding balance of $70,159,249.


(13)   INCOME TAXES

       Income tax expense (benefit) for the years ended December 31, 1999, 1998, and 1997 are as follows:

                                                                  1999                   1998                 1997
                                                                ---------               -------              -------
          Current:
              Federal                                           $ 629,665               402,417              561,350
              State                                                78,455                    --                   --
                                                                ---------               -------              -------
                   Total current                                  708,120               402,417              561,350
                                                                ---------               -------              -------

          Deferred:
              Federal                                            (760,613)              251,837              160,853
              State                                                    --                    --                   --
                                                                ---------               -------              -------
                   Total deferred                                (760,613)              251,837              160,853
                                                                ---------               -------              -------

                   Total                                        $ (52,493)              654,254              722,203
                                                                =========               =======              =======

       The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to income before income taxes as indicated by the following:

                                                                  1999                   1998                 1997
                                                                ---------               -------              -------

          Income tax at statutory rate                          $ 578,502                922,133              979,023
          Effect of tax-exempt income                            (456,850)              (337,390)            (308,366)
          Amortization of intangible
              assets                                              150,637                 74,044               83,508
          State income tax, net of
              Federal tax effect                                   51,780                     --                   --
          Reduction of prior years'
              overaccrual                                        (409,477)                    --                   --
          Other                                                    32,915                 (4,533)             (31,962)
                                                                ---------                -------              -------

          Income tax (benefit) expense                          $ (52,493)               654,254              722,203
                                                                =========                =======              =======

       At December 31, 1999 and 1998, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                                                      1999                   1998
                                                                                    ----------              ---------

          Deferred tax assets:
            Unrealized loss on investment securities
               available for sale                                                   $  501,571                     --
            Unrealized loss on trading securities                                      242,240                     --
            Allowance for loan losses                                                1,029,701                691,401
            Allowance for other real estate                                             77,832                 73,088
            Deferred loan fees                                                         230,166                212,598
            Deferred compensation                                                       18,862                     --
            Unearned credit life commissions                                            22,520                 16,087
            Other                                                                           --                 10,835
                                                                                    ----------              ---------
                                                                                     2,122,892              1,004,009
                                                                                    ----------              ---------

          Deferred tax liabilities:
            Unrealized gain on investment securities
               available for sale                                                           --               (135,298)
            Unrealized gain on trading securities                                           --               (162,566)
            Equity in earnings of investee                                             (71,835)                    --
            Prepaid expenses                                                          (204,408)              (225,679)
            Furniture, fixtures, and equipment due to
               differences in depreciation methods                                     (58,762)               (92,364)
            Other                                                                       (2,303)                    --
                                                                                    ----------              ---------
                                                                                      (337,308)              (615,907)
                                                                                    ----------              ---------

                   Net deferred tax asset                                           $1,785,584                388,102
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

(14)   SHAREHOLDERS' EQUITY

       The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Bank to the Company in any year will exceed 50% of the net income of the Bank for the previous calendar year. As of December 31, 1999, the Bank could declare dividends to the Company up to approximately $1,595,000 without regulatory approval.

       The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's classifications under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

       As of December 31, 1999, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's capital categories.

       During 1999, Security State Bank, a former subsidiary of Habersham Bancorp, was merged into Habersham Bank, resulting in additional capital for the Bank. The Company's and the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are as follows (dollars in thousands):

                                                                                                                  TO BE WELL
                                                                                                                  CAPITALIZED
                                                                                                                  UNDER PROMPT
                                                                                                                   CORRECTIVE
                                                                                                 FOR CAPITAL         ACTION
                                                                              ACTUAL          ADEQUACY PURPOSES     PROVISIONS
                                                                          AMOUNT     RATIO     AMOUNT     RATIO   AMOUNT   RATIO

As of December 31, 1999
Total Capital (to risk-weighted assets):
  The Company                                                             $36,726    10.71%    $27,422      8%        N/A    N/A
  Habersham Bank                                                           31,990     9.46%     27,043      8%    $33,804    10%



Tier I Capital (to risk-weighted assets):
  The Company                                                             $33,544     9.79%    $13,711      4%        N/A    N/A
  Habersham Bank                                                           28,808     8.52%     13,521      4%    $20,282     6%

Tier I Capital (to average assets):
  The Company                                                             $33,544     7.66%    $17,506      4%        N/A    N/A
  Habersham Bank                                                           28,808     6.58%     17,504      4%    $21,880     5%

As of December 31, 1998
Total Capital (to risk-weighted assets):
  The Company                                                             $31,270    12.16%    $20,576      8%        N/A    N/A
  Habersham Bank                                                           21,636    10.34%     16,738      8%    $20,923    10%


Tier I Capital (to risk-weighted assets):
  The Company                                                             $28,561    11.10%    $10,288      4%        N/A    N/A
  Habersham Bank                                                           19,459     9.30%      8,369      4%    $12,554     6%

Tier I Capital (to average assets):
  The Company                                                             $28,561     7.46%    $15,315      4%        N/A    N/A
  Habersham Bank                                                           19,459     6.09%     12,783      4%    $15,979     5%

(15)   COMPREHENSIVE INCOME

       Comprehensive income includes net income and other comprehensive income which is defined as non-owner related transactions in shareholders' equity. The following table sets forth the amounts of other comprehensive income included in shareholders' equity along with the related tax effect for the years ended December 31, 1999, 1998, and 1997.

                                                                                                        TAX                NET OF
                                                                                  PRETAX             (EXPENSE)              TAX
                                                                                  AMOUNT              BENEFIT              AMOUNT
                                                                                -----------          ---------           ----------
          1999:
              Net unrealized holding losses on
                investment securities available
                for sale arising during the year                                $(1,853,971)           630,350           (1,223,621)
              Less reclassification adjustment
                for net gains realized in net
                income                                                               19,898             (6,765)              13,133
                                                                                -----------          ---------           ----------

              Other comprehensive loss                                          $(1,873,869)           637,115           (1,236,754)
                                                                                ===========          =========           ==========

          1998:
              Net unrealized holding gains on
                investment securities available
                for sale arising during the year                                $   110,962            (37,727)              73,235
              Less reclassification adjustment
                for net gains realized in net
                income                                                               76,614            (26,049)              50,565
                                                                                -----------          ---------           ----------

              Other comprehensive income                                        $    34,348            (11,678)              22,670
                                                                                ===========          =========           ==========

          1997:
              Net unrealized holding gains on
                investment securities available
                for sale arising during the year                                $   265,717            (90,344)             175,373
              Add reclassification adjustment for
                net losses realized in net income                                    12,972             (4,410)               8,562
                                                                                -----------          ---------           ----------
              Other comprehensive income                                        $   278,689            (94,754)             183,935
                                                                                ===========          =========           ==========

(16)   EMPLOYEE BENEFIT AND STOCK OPTION PLANS

       The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) - (the "401(k) Plan"). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant's first 3% of compensation contributed. The Company's contributions to the plan totaled $269,521 in 1999, $212,417 in 1998, and $151,483 in 1997.

       During 1998, the Bank's board of directors approved the Director's Retirement Plan (the "Plan"), a noncontributory retirement plan. In connection with the implementation of the Plan, the Bank purchased company-owned life insurance at a cost of $3,150,000. In 1999, the Bank purchased additional life insurance at a cost of $300,000. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 1999 and 1998, the cash surrender values of the life insurance policies totaled $3,548,826 and $3,150,000, respectively.

       The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant. Shares reserved for future grants under this plan are approximately 81,250 at December 31, 1999.

       The Company's Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 266,265 at December 31, 1999.

       A summary of the status of the Company's stock option plans and changes during 1999, 1998, and 1997 is presented below:

                                                             1999                        1998                           1997
                                                    -----------------------     -----------------------      -----------------------
                                                                  WEIGHTED-                   WEIGHTED-                    WEIGHTED-
                                                                  AVERAGE                      AVERAGE                      AVERAGE
                                                                  EXERCISE                     EXERCISE                    EXERCISE
                                                    SHARES         PRICE         SHARES         PRICE         SHARES         PRICE
                                                   --------       ---------     --------       --------      --------      ---------
          Outstanding at beginning
            of year                                 413,226       $  14.79       381,476       $  14.25       345,004       $  12.45
               Granted                               70,000          12.75        74,500          14.61        80,000          19.00
               Exercised                            (53,266)         10.12       (39,750)          9.44       (41,528)          8.33
               Terminated                           (72,438)         15.46        (3,000)         12.46        (2,000)          8.33
                                                   --------       --------      --------       --------      --------       --------

          Outstanding and exercisable
            at end of year                          357,522       $  14.94       413,226       $  14.79       381,476       $  14.25
                                                   ========                     ========                      =======

       The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                    WEIGHTED-AVERAGE
                                              NUMBER                    REMAINING
                   RANGE OF                OUTSTANDING              CONTRACTUAL LIFE
                EXERCISE PRICES            AT 12/31/99                  IN YEARS            EXERCISE PRICE
                ---------------            -----------                  --------            --------------

                $ 10.00 - 11.00                25,272                        3.70             $  10.63
                          12.75                70,000                        5.00                12.75
                  13.00 - 14.00                66,500                        4.75                13.56
                          14.25                66,000                        4.00                14.25
                          16.88                58,750                        5.90                16.88
                  18.00 - 19.00                71,000                        3.30                18.98
                                            ---------                        ----             --------

                                              357,522                        4.53             $  14.94
                                            =========

       The estimated fair value of options granted during 1999, 1998 and 1997 was $4.37, $4.96, and $6.54, respectively, per share. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its Incentive Stock Option Plan and its Outside Directors Stock Option Plan. Had compensation cost for the Company's incentive stock option plan and its outside directors stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with a method included in SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share for 1999, 1998, and 1997 would have been reduced to the pro forma amounts indicated below:

                                                                                   1999                 1998               1997
                                                                                -----------           ---------           ---------
          Net income:
              As reported                                                       $ 1,753,969           2,057,901           2,157,276
              Pro forma                                                           1,548,422           1,829,586           1,805,686

          Net income per common share - basic:
              As reported                                                               .67                .85                  .91
              Pro forma                                                                 .59                .76                  .76

          Net income per common share - diluted:
              As reported                                                               .67                .83                  .86
              Pro forma                                                                 .59                .74                  .72

       The fair value of options granted under the Company's fixed stock option plans during 1999, 1998, and 1997 was estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted-average assumptions used: expected dividend yield of less than 1%; expected volatility of 35% in 1999 and 1998 and 33% in 1997; weighted-average risk-free interest rate of 6.25%, 5.30%, and 5.45% in 1999, 1998, and 1997, respectively; and an expected weighted-average life of 4.5 years in 1999, 1998, and 1997.


(17)   OTHER EXPENSES

       Items comprising other expenses for the years ended December 31, 1999, 1998, and 1997 are as follows:

                                                                                   1999                 1998               1997
                                                                                -----------           ---------           ---------
          Outside services                                                      $ 1,077,184             932,450             824,515
          Advertising and public relations                                          992,019           1,001,276             893,604
          Office supplies                                                           853,039             806,518             593,051
          Other                                                                   3,057,879           2,413,025           1,815,263
                                                                                -----------           ---------           ---------

                 Total                                                          $ 5,980,121           5,153,269           4,126,433
                                                                                ===========           =========           =========

     Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees, and State of Georgia Department of Banking fees.



(18)   FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                                                            DECEMBER 31, 1999
                                                                                 -----------------------------------------
                                                                                 CARRYING AMOUNT              FAIR VALUE
                                                                                 ---------------              ------------
          Assets:
            Cash and due from banks                                                 $ 14,517,283                14,517,283
            Investment securities available for sale                                  38,819,827                38,819,827
            Investment securities held to maturity                                    14,201,702                13,664,089
            Trading securities                                                         1,714,720                 1,714,720
            Other investments                                                          7,553,563                 7,553,563
            Loans held for sale                                                       48,186,934                48,401,202
            Loans                                                                    314,130,199               312,261,954

          Liabilities:
            Deposits                                                                 317,420,309               323,380,371
            Short-term borrowings                                                        692,185                   692,185
            Other borrowings                                                           1,950,000                 1,950,000
            Federal funds purchased and securities
               sold under repurchase agreements                                       19,290,000                19,290,000
            FHLB advances                                                             77,250,835                77,250,835

                                                                                            DECEMBER 31, 1998
                                                                                 -----------------------------------------
                                                                                 CARRYING AMOUNT              FAIR VALUE
                                                                                 ---------------              ------------
          Assets:
            Cash and due from banks                                                 $  5,798,796                 5,798,796
            Federal funds sold                                                         8,300,000                 8,300,000
            Investment securities available for sale                                  46,340,012                46,340,012
            Investment securities held to maturity                                    15,610,563                15,888,697
            Trading securities                                                         3,495,540                 3,495,540
            Other investments                                                          4,193,934                 4,193,934
            Loans held for sale                                                       72,162,620                72,516,373
            Loans                                                                    207,025,780               200,204,092

          Liabilities:
            Deposits                                                                 280,453,299               289,098,397
            Short-term borrowings                                                        139,659                   139,659
            Other borrowings                                                           2,700,000                 2,700,000
            FHLB advances                                                             53,810,571                53,810,571

        The carrying amounts of cash and due from banks, federal funds sold, interest-bearing demand and savings accounts, short-term borrowings, other borrowings, federal funds purchased and securities sold under repurchase agreements, and FHLB advances are a reasonable estimate of their fair value due to the short-term nature or short term to maturity of these financial instruments. The fair value of investment securities available for sale, investment securities held to maturity and trading securities is based on quoted market prices and dealer quotes. The fair value of loans and time deposits is estimated by discounting the future cash flows using interest rates currently charged/paid by the Bank for such financial instruments with similar credit risks and maturities. The fair value for loans held for sale is determined on the basis of open commitments from independent buyers for committed loans. For uncommitted loans, fair value is determined on the basis of relevant delivery prices in the secondary mortgage market.

        The fair value of Federal Home Loan Bank stock approximates carrying value. The common stock in CB Financial Corp. is not publicly traded; therefore, it is not practical to estimate its value. Management expects that the fair value would exceed the carrying value.

       As required by SFAS No. 107, demand deposits are shown at their carrying value. No value has been ascribed to core deposits, which generally bear a low rate of interest or no interest and do not fluctuate in response to changes in interest rates.

       The carrying values and fair values of commitments to extend credit and standby letters of credit are not significant.

       The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


(19)   RELATED PARTY TRANSACTIONS

       In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 1999 and 1998 of loans to executive officers, directors, and principal shareholders is as follows:

                                                                                        1999                      1998
                                                                                    ------------              ------------

          Balance, January 1                                                        $  3,397,006                 3,173,109
          Amounts advanced                                                             5,497,198                 5,145,704
          Repayments                                                                  (6,083,232)               (4,921,807)
                                                                                    ------------              ------------

          Balance, December 31                                                      $  2,810,972                 3,397,006
                                                                                    ============              ============

       At December 31, 1999, time deposits of $945,000 of a business controlled by the principal shareholders of the Company were pledged as collateral for loans with a principal balance of $945,000 made to unrelated parties.

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

(20)   CONDENSED FINANCIAL STATEMENTS OF HABERSHAM BANCORP (PARENT ONLY)

       The parent company only condensed financial statements are presented below:

                            CONDENSED BALANCE SHEETS

                           December 31, 1999 and 1998

                             ASSETS                                                     1999                      1998
                                                                                    ------------              ------------

          Cash                                                                      $    106,876                   318,757
          Investment in subsidiaries, primarily banks                                 30,983,635                30,150,444
          Trading securities                                                           1,714,720                 3,495,540
          Investment in CB Financial Corp.                                             3,125,329                        --
          Other investments                                                              200,000                   201,000
          Equipment, net                                                                 118,602                   129,929
          Other assets                                                                 1,214,565                   785,327
                                                                                    ------------              ------------

                   Total assets                                                     $ 37,463,727                35,080,997
                                                                                    ============              ============

                    LIABILITIES AND SHAREHOLDERS' EQUITY

          Borrowings                                                                $  1,950,000                 2,700,000
          Accounts payable                                                                85,046                   167,070
                                                                                    ------------              ------------
                   Total liabilities                                                   2,035,046                 2,867,070
                                                                                    ------------              ------------

          Shareholders' equity:
            Common stock                                                               2,698,746                 2,448,267
            Additional paid-in capital                                                12,417,064                 9,444,576
            Retained earnings                                                         21,286,509                20,057,968
            Accumulated other comprehensive (loss) income                               (973,638)                  263,116
                                                                                    ------------              ------------
                   Total shareholders' equity                                         35,428,681                32,213,927
                                                                                    ------------              ------------

                   Total liabilities and shareholders' equity                       $ 37,463,727                35,080,997
                                                                                    ============              ============

                         CONDENSED STATEMENTS OF INCOME

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                ---------------------------------------------------
                                                                                  1999                  1998                1997
                                                                                -----------           --------           ----------

          INCOME:
             Dividends from banks                                               $   832,750           1,010,000           1,288,000
             Equity in earnings of investee                                         211,279                  --                  --
             Management fees from subsidiaries                                    1,278,816           1,165,131             768,083
             Gain on sale of trading securities                                       7,378                  --                  --
             Unrealized (loss) gain on trading securities                        (1,190,820)            478,134                  --
             Dividend income                                                         84,108                  --                  --
             Other income                                                             1,922                  --                  --
                                                                                -----------            --------          ----------
                   Total income                                                   1,225,433           2,653,265           2,056,083

          EXPENSES - general and administrative                                   2,232,833           2,115,241           1,863,032
                                                                                -----------            --------          ----------

                   (Loss) income before income taxes
                     and equity in undistributed
                     earnings of subsidiaries                                    (1,007,400)            538,024             193,051

          Income tax benefit                                                        574,034             100,136             297,821
                                                                                -----------            --------          ----------
                   (Loss) income before equity in
                     undistributed earnings of
                     subsidiaries                                                  (433,366)            638,160             490,872

          Equity in undistributed earnings of
             subsidiaries                                                         2,187,335           1,419,741           1,666,404
                                                                                -----------            --------          ----------

                   Net income                                                   $ 1,753,969           2,057,901           2,157,276
                                                                                ===========           =========          ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                         ------------------------------------------------------
                                                                              1999                 1998                 1997
                                                                         ------------         ------------         ------------
          CASH FLOWS FROM OPERATING ACTIVITIES:
             Net income                                                  $  1,753,969            2,057,901            2,157,276
             Depreciation                                                      57,958               38,811               12,479
             Write-down of other investments                                    1,000                   --                8,559
             Amortization of intangible assets                                167,097              212,327              212,327
             Purchase of trading securities                                        --           (3,017,406)                  --
             Proceeds from sale of trading securities                         597,378                   --                   --
             Gain on sale of trading securities                                (7,378)                  --                   --
             Unrealized loss (gain) on trading securities                   1,190,820             (478,134)                  --
             Increase in other assets                                        (529,238)            (260,667)            (365,622)
             (Decrease) increase in other liabilities                         (82,024)               5,966               20,977
             Equity in earnings of investee                                  (211,279)                  --                   --
             Equity in undistributed earnings of
               Subsidiaries                                                (2,187,335)          (1,419,741)          (1,666,404)
                                                                         ------------         ------------         ------------
                   Net cash provided by (used in)
                     Operating activities                                     750,968           (2,860,943)             379,592
                                                                         ------------         ------------         ------------

          CASH FLOWS FROM INVESTING ACTIVITIES:
             Proceeds from sale of other investments                               --                   --                3,599
             Net cash paid in connection with acquisition
               of CB Financial Corp. common stock                             (15,874)            (100,000)                  --
             Purchase of equipment                                            (46,631)            (122,638)             (44,357)
                                                                         ------------         ------------         ------------
                   Net cash used in investing activities                      (62,505)            (222,638)             (40,758)
                                                                         ------------         ------------         ------------



          CASH FLOWS FROM FINANCING ACTIVITIES:
             Proceeds from borrowings                                              --            2,700,000                   --
             Payment of borrowings                                           (750,000)                  --                   --
             Payment of cash dividends                                       (525,428)            (386,283)            (331,819)
             Proceeds from sale of treasury stock                                  --                   --              428,315
             Purchase and retirement of common stock                         (164,060)                  --                   --
             Proceeds from issuance of common stock
             upon exercise of stock options                                   539,144              375,300               37,843
                                                                         ------------         ------------         ------------
                   Net cash (used in) provided
                     by financing activities                                 (900,344)           2,689,017              134,339
                                                                         ------------         ------------         ------------

                   (Decrease) increase in cash                               (211,881)            (394,564)             473,173

          CASH AT BEGINNING OF YEAR                                           318,757              713,321              240,148
                                                                         ------------         ------------         ------------

          CASH AT END OF YEAR                                            $    106,876              318,757              713,321
                                                                         ============         ============         ============

          SUPPLEMENTAL DISCLOSURES OF NONCASH
             INVESTING ACTIVITIES:
               Common stock issued for purchase of
                 CB Financial Corp. common stock                         $  2,847,883                   --                   --
                                                                         ============         ============         ============
               Pushdown of intangible assets to bank
                subsidiary                                               $  2,783,634                   --                   --
                                                                         ============         ============         ============

         At December 31, 1999, approximately $29,344,000 of the parent company's investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

(21)     SEGMENT AND RELATED INFORMATION

         The Company has two significant reportable segments: banking and mortgage banking. The Company offers traditional banking services through the bank subsidiary, Habersham Bank. The Company originates and sells loans in the secondary market through its mortgage banking segment, BancMortgage Financial Corp.


         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net income of the respective segments.


                                                           MORTGAGE
                                        BANKING             BANKING      ELIMINATIONS(B)    OTHER(A)     ELIMINATIONS   CONSOLIDATED
                                ----------------------    ----------     ---------------   ---------     -----------    ------------

Interest income                  1999     $ 28,938,322     3,933,973       (812,263)        84,108             --       32,144,140
                                 1998       26,069,654     4,062,500     (1,171,091)            --         (2,375)      28,958,688
                                 1997       25,552,812     2,059,223       (648,289)            --         (1,590)      26,962,156

Interest expense                 1999       14,807,323     2,356,038       (811,594)       165,437           (298)      16,516,906
                                 1998       13,490,864     2,724,092     (1,171,091)        49,063         (2,375)      15,090,553
                                 1997       12,492,661     1,460,794       (648,289)         1,590         (1,590)      13,305,166

Provision for loan losses        1999          500,000       485,800             --             --             --          985,800
                                 1998          636,000        56,500             --             --             --          692,500
                                 1997          422,000            --             --             --             --          422,000

Gain on sale of loans            1999          397,782    10,005,841             --             --             --       10,403,623
                                 1998          541,468     9,362,514             --             --             --        9,903,982
                                 1997          532,792     3,575,012             --             --             --        4,107,804

Other noninterest income         1999        2,365,625     4,989,100     (2,290,556)        26,234        (16,536)       5,073,867
                                 1998        2,071,320     4,211,451     (2,124,925)     1,708,141        (19,500)       5,846,487
                                 1997        1,633,379     2,816,350     (1,744,200)     1,264,810        (21,881)       3,948,458

Depreciation on premises         1999          785,965       424,454             --         66,833             --        1,277,252
 and equipment                   1998          797,777       367,007             --         50,584             --        1,215,368
                                 1997          738,864       269,894             --         19,028             --        1,027,786

Other noninterest expense        1999       11,297,644    15,731,164     (3,174,871)     3,300,227        (13,968)      27,140,196
                                 1998       11,344,154    13,272,378     (2,142,810)     3,709,490     (1,184,631)      24,998,581
                                 1997       10,434,958     6,373,203     (2,190,606)     3,346,638       (580,206)      17,383,987

Income tax expense (benefit)     1999          665,589        56,637       (135,129)      (639,590)            --          (52,493)
                                 1998          444,910       460,935        (74,168)      (177,423)            --          654,254
                                 1997          930,374       117,860         82,422       (408,453)            --          722,203

Net income (loss)                1999        3,175,233       344,795       (262,311)    (1,503,748)            --        1,753,969
                                 1998        1,968,736       755,551       (143,973)      (522,413)            --        2,057,901
                                 1997        2,718,499       228,835        159,996       (950,054)            --        2,157,276

Total assets                     1999      425,758,743    52,115,055    (21,171,084)     5,418,649       (145,630)     461,975,733
                                 1998      340,350,517    74,571,376    (34,258,971)     3,858,934       (452,522)     384,069,334
                                 1997      299,090,602    39,421,952    (10,884,488)     1,345,220       (776,201)     328,197,085


(a) Segment information below the quantitative thresholds for significance are attributable to four business units (Advantage Insurers, Inc., Appalachian Travel Service, Inc., The Advantage Group, Inc., and the corporate headquarters). The Company offers a full range of home, life, auto, and health insurance through Advantage Insurers, Inc. Appalachian Travel Service, Inc. provides travel services to the community and The Advantage Group, Inc. provides marketing and advertising services. The corporate headquarters includes primarily the elimination of inter-business unit transactions and certain investments in other bank holding companies.


(b) BancMortgage Financial Corp., the mortgage banking segment, is a subsidiary of Habersham Bank which is a portion of the banking segment. BancMortgage Financial Corp. originates and sells certain loans to Habersham Bank and Habersham Bank funds the origination of those loans through a warehouse line. The amounts eliminated in total assets, interest income, and interest expense relate primarily to the warehouse line and the related interest income and expense. The amounts eliminated in other noninterest income and other noninterest expense relate to the loan fees associated with the loans sold to Habersham Bank, which are recorded in income by BancMortgage Financial Corp. and deferred and amortized into income for consolidated purposes through entries on Habersham Bank's records.


                                      32