Form 10-K405, Exhibit 13
period 2000-12-31
HABERSHAM BANCORP
filed 2001-03-30
CIK 754597

                                   EXHIBIT 13

                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 2000 and 1999


                   (With Independent Auditors' Report Thereon)



                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Habersham Bancorp:


We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



Atlanta, Georgia
January 26, 2001

                       HABERSHAM BANCORP AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2000 and 1999

                          ASSETS                                             2000                    1999
                                                                         ------------            ------------
Cash and due from banks (note 4)                                         $ 13,565,897              14,517,283
Investment securities available for sale (note 5)                          42,986,274              38,819,827
Investment securities held to maturity (estimated fair
    values of $13,044,717 in 2000 and $13,664,089 in 1999) -
    (note 6)                                                               13,124,402              14,201,702
Trading securities                                                                 --               1,714,720
Other investments (notes 7 and 12)                                         10,133,924               7,553,563
Loans held for sale                                                        59,714,160              48,186,934
Loans (notes 8, 12, and 19)                                               382,135,489             317,311,752
    Less allowance for loan losses (note 8)                                (3,454,007)             (3,181,553)
                                                                         ------------            ------------
                   Loans, net                                             378,681,482             314,130,199
                                                                         ------------            ------------
Premises and equipment, net (note 9)                                        9,219,733               8,930,448
Accrued interest receivable                                                 3,879,325               2,852,125
Other real estate                                                           2,368,559               1,671,083
Goodwill and other intangible assets, net of accumulated
    amortization of $1,529,712 in 2000 and $1,317,271 in 1999 -
    (note 3)                                                                2,679,801               2,892,242
Other assets                                                                6,754,748               6,505,607



                                                                         ------------            ------------
                   Total assets                                          $543,108,305             461,975,733
                                                                         ============            ============


See accompanying notes to consolidated financial statements.

               LIABILITIES AND SHAREHOLDERS' EQUITY                        2000                   1999
                                                                       -------------           ------------
Deposits (notes 10 and 19):
    Noninterest-bearing demand                                         $  27,786,744             25,139,196
    Money market and NOW accounts                                         47,362,669             55,337,836
    Savings                                                                7,306,451              7,871,532
    Time ($100,000 and over)                                              83,268,118             78,399,152
    Other time                                                           175,308,308            150,672,593
                                                                       -------------           ------------
                   Total deposits                                        341,032,290            317,420,309
Short-term borrowings (note 10)                                              849,855                692,185
Other borrowings (note 10)                                                 1,950,000              1,950,000
Federal funds purchased and securities sold
    under repurchase agreements (note 11)                                 35,995,395             19,290,000
Federal Home Loan Bank advances (note 12)                                108,094,938             77,250,835
Accrued interest payable                                                   4,375,172              3,175,684
Other liabilities                                                         12,059,538              6,768,039
                                                                       -------------           ------------
                   Total liabilities                                     504,357,188            426,547,052
                                                                       -------------           ------------
Shareholders' equity (notes 14 and 16):
    Common stock, $1.00 par value; 10,000,000 shares
       authorized; 2,698,746 shares issued and outstanding
        in 2000 and 1999                                                   2,698,746              2,698,746
    Additional paid-in capital                                            12,417,064             12,417,064
    Retained earnings                                                     23,666,118             21,286,509
    Accumulated other comprehensive loss                                     (30,811)              (973,638)
                                                                       -------------           ------------
                   Total shareholders' equity                             38,751,117             35,428,681
Commitments (notes 8 and 9)
                                                                       -------------           ------------
                   Total liabilities and shareholders' equity          $ 543,108,305            461,975,733
                                                                       =============           ============

                       HABERSHAM BANCORP AND SUBSIDIARIES
                        Consolidated Statements of Income
                  Years ended December 31, 2000, 1999, and 1998

                                                                              2000                   1999                 1998
                                                                          ------------           ------------          ----------
Interest income:
    Loans                                                                 $ 37,982,792             28,487,996          25,088,953
    Investments:
      Taxable securities                                                     1,943,371              1,844,174           1,903,096
      Tax exempt securities                                                  1,174,087              1,186,506           1,153,956
      Other investments                                                        712,639                506,235             312,179
    Federal funds sold                                                          13,119                119,229             500,504
                                                                          ------------           ------------          ----------
                    Total interest income                                   41,826,008             32,144,140          28,958,688
                                                                          ------------           ------------          ----------
Interest expense:
    Time deposits, $100,000 and over                                         5,158,051              3,441,025           3,264,884
    Other deposits                                                          11,922,850              9,113,763           9,647,038
    Federal funds purchased and securities sold under
      repurchase agreements                                                  1,180,078                559,299                  --
    Short-term and other borrowings, primarily
      FHLB advances                                                          6,659,672              3,402,819           2,178,631
                                                                          ------------           ------------          ----------
                    Total interest expense                                  24,920,651             16,516,906          15,090,553
                                                                          ------------           ------------          ----------
                    Net interest income                                     16,905,357             15,627,234          13,868,135
Provision for loan losses (note 8)                                           1,295,445                985,800             692,500
                                                                          ------------           ------------          ----------
                    Net interest income after provision for loan
                       losses                                               15,609,912             14,641,434          13,175,635
                                                                          ------------           ------------          ----------
Noninterest income:
    Gain on sale of loans                                                   12,717,857              9,818,658           9,634,003
    Loan fee income                                                          2,551,383              2,892,289           2,372,906
    Brokerage fee income                                                     1,202,805                584,965             269,979
    Service charges on deposit accounts                                        713,672                665,859             615,320
    Other service charges and commissions                                      330,630                295,615             244,984
    Securities gains, net (note 5)                                              36,524                 19,898              76,614
    Realized gain on trading securities                                             --                  7,378                  --
    Unrealized (loss) gain on trading securities                              (306,200)            (1,190,820)            478,134
    Equity in earnings of investee (note 7)                                    153,348                211,279                  --
    Travel service income                                                           --                765,858           1,258,772
    Other income                                                             1,697,856              1,406,511             799,757
                                                                          ------------           ------------          ----------
                    Total noninterest income                                19,097,875             15,477,490          15,750,469
                                                                          ------------           ------------          ----------
Noninterest expense:
    Salaries and employee benefits (note 16)                                20,259,504             18,225,097          16,703,020
    Occupancy expenses                                                       3,316,001              3,010,796           2,605,898
    Travel service expense                                                          --                684,818           1,141,055
    Computer services                                                          597,180                516,616             610,707
    Other (note 17)                                                          6,257,999              5,980,121           5,153,269
                                                                          ------------           ------------          ----------
                    Total noninterest expense                               30,430,684             28,417,448          26,213,949
                                                                          ------------           ------------          ----------
                    Income before income taxes                               4,277,103              1,701,476           2,712,155
Income tax expense (benefit) - (note 13)                                     1,249,795                (52,493)            654,254
                                                                          ------------           ------------          ----------
                    Net income                                            $  3,027,308              1,753,969           2,057,901
                                                                          ============           ============          ==========
Net income per common share - basic                                       $       1.12                    .67                 .85
                                                                          ============           ============          ==========
Net income per common share - diluted                                     $       1.12                    .67                 .83
                                                                          ============           ============          ==========
Weighted-average number of common shares outstanding                         2,698,746              2,609,360           2,413,474
                                                                          ============           ============          ==========
Weighted-average number of common and common
    equivalent shares outstanding                                            2,699,949              2,609,360           2,481,630
                                                                          ============           ============          ==========

See accompanying notes to consolidated financial statements

                       HABERSHAM BANCORP AND SUBSIDIARIES
    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years ended December 31, 2000, 1999, and 1998


                                                                                                      ADDITIONAL
                                                                        COMPREHENSIVE    COMMON        PAID-IN       RETAINED
                                                                           INCOME         STOCK        CAPITAL       EARNINGS
                                                                        -------------  -----------   -----------   -----------
Balance at December 31, 1997                                                           $ 2,408,517     9,109,026    18,386,350
Comprehensive income:
   Net income                                                            $ 2,057,901            --            --     2,057,901
   Unrealized gains on investment securities, net of taxes (note 15)          22,670            --            --            --
                                                                         -----------
             Total comprehensive income                                  $ 2,080,571
                                                                         ===========
Cash dividends, $.16 per share                                                                  --            --      (386,283)
Issuance of common stock upon exercise of stock options                                     39,750       335,550            --
                                                                                       -----------   -----------   -----------
Balance at December 31, 1998                                                             2,448,267     9,444,576    20,057,968
Comprehensive income:
   Net income                                                            $ 1,753,969            --            --     1,753,969
   Unrealized losses on investment securities, net of taxes (note 15)     (1,236,754)           --            --            --
                                                                         -----------
             Total comprehensive income                                  $   517,215
                                                                         ===========
Cash dividends, $.20 per share                                                                  --            --      (525,428)
Issuance of common stock in business acquisition                                           207,713     2,640,170            --
Purchase and retirement of common stock                                                    (10,500)     (153,560)           --
Issuance of common stock upon exercise of stock options                                     53,266       485,878            --
                                                                                       -----------   -----------   -----------
Balance at December 31, 1999                                                             2,698,746    12,417,064    21,286,509
Comprehensive income:
   Net income                                                            $ 3,027,308            --            --     3,027,308
   Unrealized gains on investment securities, net of taxes (note 15)         942,827            --            --            --
                                                                         -----------
             Total comprehensive income                                  $ 3,970,135
                                                                         ===========
Cash dividends, $.24 per share                                                                  --            --      (647,699)
                                                                                       -----------   -----------   -----------
Balance at December 31, 2000                                                           $ 2,698,746    12,417,064    23,666,118
                                                                                       ===========   ===========   ===========


                                                                        ACCUMULATED
                                                                            OTHER
                                                                        COMPREHENSIVE    TREASURY
                                                                        INCOME (LOSS)     STOCK          TOTAL
                                                                        -------------   ----------    -----------
Balance at December 31, 1997                                                240,446             --     30,144,339
Comprehensive income:
   Net income                                                                    --             --      2,057,901
   Unrealized gains on investment securities, net of taxes (note 15)         22,670             --         22,670

             Total comprehensive income

Cash dividends, $.16 per share                                                   --             --       (386,283)
Issuance of common stock upon exercise of stock options                          --             --        375,300
                                                                         ----------     ----------    -----------
Balance at December 31, 1998                                                263,116             --     32,213,927
Comprehensive income:
   Net income                                                                    --             --      1,753,969
   Unrealized losses on investment securities, net of taxes (note 15)    (1,236,754)            --     (1,236,754)

             Total comprehensive income

Cash dividends, $.20 per share                                                   --             --       (525,428)
Issuance of common stock in business acquisition                                 --             --      2,847,883
Purchase and retirement of common stock                                          --             --       (164,060)
Issuance of common stock upon exercise of stock options                          --             --        539,144
                                                                         ----------     ----------    -----------
Balance at December 31, 1999                                               (973,638)            --     35,428,681
Comprehensive income:
   Net income                                                                    --             --      3,027,308
   Unrealized gains on investment securities, net of taxes (note 15)        942,827             --        942,827

             Total comprehensive income

Cash dividends, $.24 per share                                                   --             --       (647,699)
                                                                         ----------     ----------    -----------
Balance at December 31, 2000                                                (30,811)            --     38,751,117
                                                                         ==========     ==========    ===========


See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2000, 1999, and 1998

                                                                                 2000              1999             1998
                                                                             ------------      ------------     ------------
Cash flows from operating activities:
    Net income                                                               $  3,027,308         1,753,969        2,057,901
    Adjustments to reconcile net income to net cash (used in) provided by operating activities:
        Provision for loan losses                                               1,295,445           985,800          692,500
        Write-down of other real estate                                                --            89,348           54,154
        Depreciation expense                                                    1,279,120         1,277,252        1,215,368
        (Gain) loss on sale of premises and equipment                              (2,845)               --            3,913
        Gain on sale of securities                                                (36,524)          (19,898)         (76,614)
        Write-down of other investment                                                 --             1,000               --
        Purchase of trading securities                                                 --                --       (3,017,406)
        Unrealized holding loss (gain) on trading securities                      306,200         1,190,820         (478,134)
        Equity in earnings of investee                                           (153,348)         (211,279)              --
        Proceeds from sale of trading securities                                       --           597,378               --
        Gain on sale of trading securities                                             --            (7,378)              --
        Loss (gain) on sale of other real estate                                   19,750            (9,887)         (17,309)
        Net gain on sale of loans                                             (12,717,857)       (9,818,658)      (9,634,003)
        Amortization of intangible assets                                         297,653           518,834          262,270
        Deferred income tax (benefit) expense                                    (127,552)         (760,613)         251,837
        Proceeds from sale of loans held for sale                             620,733,810       577,364,770      639,906,369
        Net increase in loans held for sale                                  (619,645,307)     (543,784,495)    (665,466,472)
        Changes in assets and liabilities:
          (Increase) decrease in accrued interest receivable                   (1,027,200)         (552,133)          47,679
          (Increase) decrease in other assets                                    (607,287)        1,066,565       (1,116,167)
          Increase in accrued interest payable                                  1,199,488             7,373          350,501
          Increase (decrease) in other liabilities                              5,291,499        (4,815,528)       6,043,002
                                                                             ------------      ------------     ------------
               Net cash (used in) provided by operating activities               (867,647)       24,873,240      (28,920,611)
                                                                             ------------      ------------     ------------
Cash flows from investing activities:
    Investment securities available for sale:
      Proceeds from maturity                                                    5,920,620         9,377,232       17,821,254
      Proceeds from sale                                                        2,439,787         5,663,079        5,273,486
      Purchases                                                                (9,653,285)       (9,373,851)     (36,099,366)
    Investment securities held to maturity:
      Proceeds from maturity                                                    1,576,050         1,607,827        2,396,413
      Purchases                                                                  (498,750)         (198,966)      (6,602,196)
    Other investments:
      Proceeds from sale                                                          711,600         7,854,400        5,196,600
      Purchases                                                                (3,251,400)       (8,205,574)      (7,222,400)
    Business acquisitions                                                              --          (390,031)              --
    Loans:
      Proceeds from sale of loans                                              16,820,426        36,443,223       58,684,944
      Net increase in loans                                                   (83,638,855)     (144,980,474)     (70,239,158)
    Purchases of premises and equipment                                        (1,568,405)       (1,751,531)        (910,440)
    Proceeds from sales of premises and equipment                                   2,845                --           79,282
    Dividends received from other investment                                       27,575                --               --
    Purchase of company-owned life insurance                                           --          (300,000)      (3,150,000)
    Proceeds from sale of other real estate                                       356,603           450,457          585,138
                                                                             ------------      ------------     ------------
               Net cash used in investing activities                          (70,755,189)     (103,804,209)     (34,186,443)
                                                                             ------------      ------------     ------------

                       HABERSHAM BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2000, 1999, and 1998

                                                                                 2000              1999             1998
                                                                             ------------      ------------     ------------
Cash flows from financing activities:
    Net increase in deposits                                                 $ 23,611,981        36,967,010       18,788,300
    Net increase (decrease) in short-term borrowings                              157,670           552,526       (2,487,721)
    Net (decrease) increase in other borrowings                                        --          (750,000)       2,700,000
    Net increase in federal funds purchased and securities sold
      under repurchase agreements                                              16,705,395        19,290,000               --
    Proceeds from Federal Home Loan Bank advances, net                         30,844,103        23,440,264       28,408,579
    Payment of cash dividends                                                    (647,699)         (525,428)        (386,283)
    Purchase and retirement of common stock                                            --          (164,060)              --
    Issuance of common stock upon exercise of stock options                            --           539,144          375,300
                                                                             ------------      ------------     ------------
               Net cash provided by financing activities                       70,671,450        79,349,456       47,398,175
                                                                             ------------      ------------     ------------
               (Decrease) increase  in cash and cash equivalents                 (951,386)          418,487      (15,708,879)
    Cash and cash equivalents at beginning of year                             14,517,283        14,098,796       29,807,675
                                                                             ------------      ------------     ------------
    Cash and cash equivalents at end of year                                 $ 13,565,897        14,517,283       14,098,796
                                                                             ============      ============     ============
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest                                                               $ 23,721,163        16,509,533       14,740,052
                                                                             ============      ============     ============
      Income taxes                                                           $  1,400,000           515,000          285,000
                                                                             ============      ============     ============
Supplemental disclosure of noncash investing activities:
    Other real estate acquired through loan foreclosures                     $  1,439,774           870,701          711,289
                                                                             ============      ============     ============
    Loans granted to facilitate the sale of other real estate                $    365,945           209,600          457,500
                                                                             ============      ============     ============
    Unrealized gain (loss) on investment securities available
      for sale, net of tax effect                                            $    942,827        (1,236,754)          22,670
                                                                             ============      ============     ============
    Common stock issued for purchase of CB Financial Corp.
      common stock                                                           $         --         2,847,883               --
                                                                             ============      ============     ============
    Transfer of trading securities to available for sale                     $  1,408,520                --               --
                                                                             ============      ============     ============

See accompanying notes to consolidated financial statements

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

         The Company's primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, and Warren counties in Georgia and of a full-service, single-family mortgage and construction lender located primarily in the north Atlanta metropolitan area. The Company also does business in the mid-Atlantic area as BancFinancial Services Corporation, which specializes in subprime mortgage lending. The Company's primary source of revenue is providing loans to businesses and individuals in its market area.

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

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. The following is a summary of the more significant accounting policies:

         (A)      CASH AND CASH EQUIVALENTS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Federal funds are generally sold for one-day periods.

         (B)      INVESTMENT SECURITIES

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

         (C)      OTHER INVESTMENTS

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

         (D)      LOANS HELD FOR SALE

                  Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of open purchase commitments from independent buyers for committed loans. For uncommitted loans, market is determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2000 and 1999, there were no valuation allowances relating to mortgage loans held for sale.

         (E)      LOANS

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

         (F)      ALLOWANCE FOR LOAN LOSSES

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

         (G)      OTHER REAL ESTATE

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

         (H)      PREMISES AND EQUIPMENT

                  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets.

         (I)      GOODWILL AND OTHER INTANGIBLE ASSETS

                  Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired and is amortized on a straight-line basis primarily over 25 years. Other intangible assets consist of an amount assigned to core deposits representing the difference between fair value at date of acquisition and recorded amounts which is amortized on a straight-line basis over five years. Carrying values of goodwill and other intangible assets are periodically reviewed to assess recoverability based on expected undiscounted cash flows for the related business unit. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. The Company believes that no material impairment of goodwill or other intangible assets exists at December 31, 2000.

         (J)      INCOME TAXES

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

         (K)      EARNINGS PER SHARE

                  Basic earnings per share excludes dilution and is computed by dividing net income by weighted-average shares outstanding. Diluted earnings per share is computed by dividing net income by weighted-average shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method.

         (L)      COMPREHENSIVE INCOME

                  Other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

         (M)      SEGMENT INFORMATION

                  SFAS No. 131 requires that certain disclosures be made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company's principal segments are banking and mortgage banking.

         (N)      RECENT ACCOUNTING PRONOUNCEMENTS

                  In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 1999. In

                  June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133. SFAS No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Since the Company does not currently hold derivative instruments that must be accounted for at fair value under the provisions of SFAS No. 133, the provisions of SFAS No. 133 will not have a significant impact on the financial statements upon adoption.

                  In September 2000, SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued. SFAS No. 140 is effective for all transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Due to the nature of its activities, the Company does not expect the adoption of SFAS No. 140 to have a material impact on its consolidated financial statements.

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

         Effective March 31, 1997, Advantage Insurers, Inc., a subsidiary of Habersham Bank, acquired substantially all of the assets of Dillard-Scruggs Insurance Services of Cornelia, Inc. d/b/a Cornelia Insurance Agency. This acquisition was accounted for as a purchase with a purchase price of $380,000. The fair values of assets acquired and liabilities assumed were not significant, resulting in goodwill and other intangible assets of approximately $300,000 and $80,000, respectively, which are being amortized over 15 and 5 years, respectively. During 1999, as a result of an assessment of projected cash flows of this business unit, the Company wrote off $150,000 of the then remaining goodwill.

(4)      RESERVE REQUIREMENTS

         At December 31, 2000 and 1999, the Federal Reserve Bank required that the Bank maintain average reserve balances of $2,900,000 and $3,400,000, respectively.

(5)      INVESTMENT SECURITIES AVAILABLE FOR SALE

         Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

                                                                   GROSS              GROSS             ESTIMATED
                                              AMORTIZED         UNREALIZED         UNREALIZED             FAIR
                                                 COST              GAINS             LOSSES               VALUE
                                             -----------        ----------         ----------          -----------
         December 31, 2000:
           U.S. Treasuries                   $ 2,509,203           19,772                  --            2,528,975
           U.S. Government agencies           23,274,531          198,906            (177,157)          23,296,280
           States and political
              Subdivisions                    14,255,704          211,524             (75,506)          14,391,722
           Other investments                   2,993,520               --            (224,223)           2,769,297
                                             -----------          -------          ----------           ----------

                  Total                      $43,032,958          430,202            (476,886)          42,986,274
                                             ===========          =======          ==========           ==========

         December 31, 1999:
           U.S. Government agencies          $23,818,162           30,304            (799,014)          23,049,452
           States and political
              subdivisions                    14,891,874           71,644            (532,574)          14,430,944
           Other investments                   1,585,000               --            (245,569)           1,339,431
                                             -----------          -------          ----------           ----------

                  Total                      $40,295,036          101,948          (1,577,157)          38,819,827
                                             ===========          =======          ==========           ==========

         Proceeds from sales of available for sale securities during 2000, 1999, and 1998 were $2,439,787, $5,663,079, and $5,273,486, respectively.

         Gross gains of $36,524, $19,898, and $76,614 were recognized on those sales for 2000, 1999, and 1998, respectively. Gross losses of $7,778 were recognized on those sales for 1999. There were no gross losses on sales of investment securities during 2000 and 1998.

         During 2000, the Company transferred its trading securities with a fair value of $1,408,520 to its available for sale portfolio. Unrealized losses on the trading securities from the beginning of the year until the transfer date of $306,200 are included in earnings.

         The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                                          AMORTIZED           ESTIMATED
                                                            COST              FAIR VALUE
                                                         -----------          ----------

         Due in one year or less                         $ 1,918,467           1,921,509
         Due after one year through five years             5,447,624           5,470,982
         Due after five years through ten years            6,741,119           6,792,561
         Due after ten years                              26,767,228          26,866,925
                                                         -----------          ----------

                Total                                    $40,874,438          41,051,977
                                                         ===========          ==========

         Investment securities available for sale with carrying values of approximately $21,968,000 and $14,734,000 were pledged as collateral at December 31, 2000 and 1999, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(6)      INVESTMENT SECURITIES HELD TO MATURITY

         Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

                                                                      GROSS               GROSS                ESTIMATED
                                                AMORTIZED           UNREALIZED          UNREALIZED               FAIR
                                                   COST                GAINS              LOSSES                 VALUE
                                               -----------          ----------          ----------            ----------
         December 31, 2000:
           U.S. Government agencies            $ 3,466,302              8,808            (158,660)             3,316,450
           States and political
              subdivisions                       9,658,100            113,618             (43,451)             9,728,267
                                               -----------            -------            --------             ----------

                  Total                        $13,124,402            122,426            (202,111)            13,044,717
                                               ===========            =======            ========             ==========

         December 31, 1999:
           U.S. Government agencies            $ 3,535,356              5,672            (292,170)             3,248,858
           States and political
              subdivisions                      10,666,346             33,403            (284,518)            10,415,231
                                               -----------            -------            --------             ----------

                  Total                        $14,201,702             39,075            (576,688)            13,664,089
                                               ===========            =======            ========             ==========

         The amortized cost and estimated fair values of securities held to maturity at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                                            AMORTIZED             ESTIMATED
                                                              COST                FAIR VALUE
                                                           -----------            ----------
         Due in one year or less                           $   797,413               799,912
         Due after one year through five years               3,479,179             3,518,053
         Due after five years through ten years              3,727,587             3,703,439
         Due after ten years                                 5,120,223             5,023,313
                                                           -----------            ----------

                Total                                      $13,124,402            13,044,717
                                                           ===========            ==========

         Investment securities held to maturity with book values of approximately $4,897,000 and $8,155,000 were pledged as collateral at December 31, 2000 and 1999, respectively, for public deposits and other deposits, as required by law.

(7)      OTHER INVESTMENTS

         Other investments at December 31, 2000 and 1999 are summarized as follows:

                                                                    2000                  1999
                                                                -----------            ---------

         Federal Home Loan Bank stock                           $ 6,616,000            4,076,200
         CB Financial Corp. common stock                          3,165,890            3,125,329
         Georgia Community Life Insurance Company
            common stock                                             27,000               27,000
         Community Financial Services, Inc. common
            stock                                                   100,000              100,000
         Southeast Bankcard Association, Inc. common
            stock                                                    25,000               25,000
         Forsyth Bancshares, Inc. common stock                      100,000              100,000
         Greater Rome Bancshares, Inc. common stock                 100,000              100,000
         Federal National Mortgage Association
            common stock                                                 34                   34
                                                                -----------            ---------

              Total                                             $10,133,924            7,553,563
                                                                ===========            =========

         In May 1999, the Company exercised its previously acquired option to purchase a 45.91% interest in CB Financial Corp., Warrenton, Georgia, at a total cost of $2,963,757, including direct costs of acquisition of $115,468. In connection with this purchase, the Company issued 207,713 shares of its common stock valued at $2,847,883 and cash of $406 in exchange for 27,574 shares of common stock of CB Financial Corp. The investment in CB Financial Corp. is accounted for using the equity method. Included in the initial investment in CB Financial Corp common stock was approximately $1,278,000 in excess cost over the Company's underlying equity in the net assets of this investee. For the years ended December 31, 2000 and 1999, the Company recorded $153,348 and $211,279, respectively, as equity in earnings of CB Financial Corp. Amortization of related excess cost over basis in CB Financial Corp. common stock for 2000 and 1999 totaled $85,212 and $49,707, respectively. The assets of CB Financial Corp. as of December 31, 2000 and 1999 totaled approximately $40,816,000 and $41,889,000, respectively, and net income for the years ended December 31, 2000 and 1999 totaled approximately $334,000 and $83,000, respectively.

(8)      LOANS

         Loans at December 31, 2000 and 1999 are summarized as follows:

                                                        2000                   1999
                                                    ------------            -----------

         Real estate:
           Construction                             $113,201,531            106,915,963
           Other                                     218,895,443            174,601,397
         Commercial, financial, and
           agricultural                               25,566,931             16,623,264
         Consumer installment                         25,287,734             20,168,672
                                                    ------------            -----------
                                                     382,951,639            318,309,296
         Less:
           Unamortized loan origination
              fees, net                                  675,073                871,572
           Unearned credit life premiums                  84,469                 66,231
           Unamortized discount on SBA
              loans sold                                  56,608                 59,741
           Allowance for loan losses                   3,454,007              3,181,553
                                                    ------------            -----------

                Total                               $378,681,482            314,130,199
                                                    ============            ===========

         Changes in the allowance for loan losses are as follows:

                                                  2000                   1999                   1998
                                              -----------             ----------             ----------

         Balance, January 1                   $ 3,181,553              2,709,570              2,336,079
         Provision for loan losses              1,295,445                985,800                692,500
         Loans charged off                     (1,059,963)              (640,859)              (461,778)
         Recoveries                                36,972                127,042                142,769
                                              -----------             ----------             ----------

         Balance, December 31                 $ 3,454,007              3,181,553              2,709,570
                                              ===========             ==========             ==========

         The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans of $1,850,843 and $1,203,471 as of December 31, 2000 and 1999, respectively, which included all of its nonaccrual loans. The average amount of impaired loans during 2000, 1999, and 1998 was $1,424,603, $1,887,609, and
         $1,950,265, respectively. The interest income recognized on such loans was $140,261 in 2000, $112,990 in 1999, and $191,405 in 1998, which approximated the amount of interest received on the cash basis.

         There were no specific allowances attributable to impaired loans at December 31, 2000 and 1999.

         Restructured loans not considered impaired totaled $709,787 and $781,803 at December 31, 2000 and 1999, respectively. Interest income that would have been recorded on such restructured loans in accordance with their original terms totaled $77,226 and $76,727 in 2000 and 1999, respectively, compared with amounts recognized of $73,532 and $72,064 in 2000 and 1999, respectively.

         Habersham Bank held a concentration in construction lending which totaled approximately $113 and $107 million at December 31, 2000 and 1999, or approximately 29.8% and 34.1% of total net loans at December 31, 2000 and 1999, respectively.

         As of December 31, 2000 and 1999, Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $9 million. There is no other significant concentration of loans to customers in a particular industry.

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2000 and 1999, the Company had outstanding loan commitments exclusive of mortgage loan commitments of BancMortgage approximating $100,351,000 and $88,404,000, respectively, and standby letters of credit approximating $2,100,000 and $1,521,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

         At December 31, 2000, the Company has commitments, primarily at a fixed rate, to originate mortgage loans in the amount of approximately $16 million. At December 31, 2000, the Company has commitments to sell mortgage loans in the amount of $52 million.


(9)      PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                               DECEMBER 31,
                                                    ---------------------------------
                                                        2000                  1999
                                                    -----------            ----------

         Land                                       $   801,169               801,169
         Buildings                                    6,555,885             6,330,885
         Furniture and equipment                     10,640,079             9,960,299
                                                    -----------            ----------
             Total                                   17,997,133            17,092,353

         Less accumulated depreciation                8,777,400             8,161,905
                                                    -----------            ----------

             Premises and equipment, net            $ 9,219,733             8,930,448
                                                    ===========            ==========

       The Company has entered into operating lease agreements for property and equipment through 2005. Approximate minimum rentals under such leases are as follows:

                    2001                             $  1,049,569
                    2002                                  846,612
                    2003                                  824,717
                    2004                                  620,661
                    2005                                  480,845
                                                     ------------

                                                     $  3,822,404
                                                     ============

         Rental expense was $1,422,843 in 2000, $1,248,932 in 1999, and $923,340
in 1998.

(10)     DEPOSITS AND BORROWINGS

         At December 31, 2000, the scheduled maturities of certificates of deposits are as follows:

                    6 months or less                 $ 109,608,510
                    Over 6 through 12 months            80,105,053
                    Over 1 year through 5 years         68,862,863
                                                     -------------

                             Total                   $ 258,576,426
                                                     =============

         Short-term borrowings of $849,855 and $692,185 at December 31, 2000 and 1999, respectively, consists of a U.S. Treasury, tax, and loan deposit note.

         Other borrowings of $1,950,000 at December 31, 2000 and 1999 consists of a note due to the National Bank of Commerce, Birmingham, Alabama. The note bears interest at a variable rate (8.53% and 7.93% at December 31, 2000 and 1999, respectively) and matures on September 2, 2002.

(11)     FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The Company's activity related to securities sold under repurchase agreements is summarized as follows:

                                                                 2000             1999
                                                           --------------    -------------

                    Balance at year-end                    $   17,295,395      11,200,000
                    Maximum outstanding during year            17,305,000      11,200,000
                    Average outstanding during year             9,288,639       4,388,493
                    Average interest rate                            6.08%           5.63%

         At December 31, 2000, the Company had available repurchase agreement line of credit commitments with Compass Bank totaling $12,000,000 of which $10,200,000 was advanced. The securities sold under repurchase agreements mature in 2001 and bear interest at a variable rate. All securities sold under repurchase agreements are held by independent trustees. The Company also had available repurchase agreement line of credit commitments with the National Bank of Commerce totaling $4,000,000 at December 31, 2000. No amounts were outstanding under that commitment at December 31, 2000.

         Federal funds purchased at December 31, 2000 amounted to $18,700,000.

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

(12)     FHLB ADVANCES

         At December 31, 2000, the Company had available line of credit commitments with the Federal Home Loan Bank ("FHLB") totaling $163,000,000 of which $108,094,938 was advanced (weighted-average interest rate of 6.75%) and $54,905,062 was available.

         The advances outstanding at December 31, 2000 consist of two fixed rate advances of $10,000,000 that bear interest at 6.02% and 6.72% and mature in 10 and 5 years (callable each year), respectively, and two variable rate short-term advances of $58,900,000 and $29,194,938 with weighted average rates of 6.75% and 7.00%, respectively.

         At December 31, 1999, the Company had available line of credit commitments with the FHLB totaling $133,000,000 of which $77,250,835 was advanced (weighted-average interest rate of 5.74% and maturing in 2000) and $55,749,165 was available.

         At December 31, 2000, the Company has pledged, under a blanket lien with the FHLB, all stock of the FHLB and certain qualifying first mortgage loans with an outstanding balance of $102,034,147.

(13)     INCOME TAXES

         Income tax expense (benefit) for the years ended December 31, 2000, 1999, and 1998 are as follows:

                                              2000                  1999                 1998
                                          -----------             --------             -------
         Current:
           Federal                        $ 1,267,463              629,665             402,417
           State                              109,884               78,455                  --
                                          -----------             --------             -------
                Total current               1,377,347              708,120             402,417
                                          -----------             --------             -------

         Deferred:
           Federal                           (127,552)            (760,613)            251,837
           State                                   --                   --                  --
                                          -----------             --------             -------
                Total deferred               (127,552)            (760,613)            251,837
                                          -----------             --------             -------

                Total                     $ 1,249,795              (52,493)            654,254
                                          ===========             ========             =======

       The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to income before income taxes as indicated by the following:

                                                             2000                  1999                 1998
                                                          ----------             --------             --------

         Income tax at statutory rate                     $1,454,215              578,502              922,133
         Effect of tax-exempt income                        (479,985)            (456,850)            (337,390)
         Earnings on cash surrender value of
             life insurance                                  (74,800)                  --                   --
         Amortization of intangible assets                    96,796              150,637               74,044
         State income tax, net of Federal
             tax effect                                       72,523               51,780                   --
         Reduction of prior years' overaccrual                    --             (409,477)                  --
         Other                                               181,046               32,915               (4,533)
                                                          ----------             --------             --------

         Income tax (benefit) expense                     $1,249,795              (52,493)             654,254
                                                          ==========             ========             ========

       At December 31, 2000 and 1999, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                                    2000                   1999
                                                                -----------             ----------
         Deferred tax assets:
           Unrealized loss on investment securities
              available for sale                                $    15,873                501,571
           Unrealized loss on trading securities                    346,348                242,240
           Allowance for loan losses                              1,161,105              1,029,701
           Allowance for other real estate                          124,456                 77,832
           Deferred loan fees                                       168,869                230,166
           Deferred compensation                                     49,397                 18,862
           Unearned credit life commissions                          28,720                 22,520
                                                                -----------             ----------
                                                                  1,894,768              2,122,892
                                                                -----------             ----------

         Deferred tax liabilities:
           Equity in earnings of investee                          (123,973)               (71,835)
           Prepaid expenses                                        (223,482)              (204,408)
           Furniture, fixtures, and equipment due to
              differences in depreciation methods                   (89,457)               (58,762)
           Other                                                    (30,418)                (2,303)
                                                                -----------             ----------
                                                                   (467,330)              (337,308)
                                                                -----------             ----------

                  Net deferred tax asset                        $ 1,427,438              1,785,584
                                                                ===========             ==========

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

(14)     SHAREHOLDERS' EQUITY

         The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Bank to the Company in any year will exceed 50% of the net income of the Bank for the previous calendar year. As of December 31, 2000, the Bank could declare dividends to the Company up to approximately $1,851,000 without regulatory approval.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 2000, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's capital categories.

         The Company's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are as follows (dollars in thousands):

                                                                                                      TO BE WELL CAPITALIZED
                                                                             FOR CAPITAL ADEQUACY     UNDER PROMPT CORRECTIVE
                                                           ACTUAL                   PURPOSES             ACTION PROVISIONS
                                                  ---------------------      --------------------     ----------------------
                                                   AMOUNT         RATIO        AMOUNT       RATIO        AMOUNT       RATIO
                                                  --------       ------      ----------    ------     -----------     ------
As of December 31, 2000:
   Total capital (to risk-weighted assets):
     Company                                      $ 39,399         9.83%       $ 32,080         8%            N/A        N/A
     Habersham Bank                                 34,931         8.85%         31,570         8%       $ 39,738         10%

Tier I Capital (to risk-weighted assets):
     Company                                      $ 35,945         8.96%       $ 16,040         4%            N/A        N/A
     Habersham Bank                                 31,477         7.98%         15,785         4%       $ 23,843          6%

Tier I Capital (to average assets):
     Company                                      $ 35,945         6.65%       $ 21,609         4%            N/A        N/A
     Habersham Bank                                 31,477         5.90%         21,346         4%       $ 26,682          5%

As of December 31, 1999:
   Total Capital (to risk-weighted assets):
     Company                                      $ 36,726        10.71%       $ 27,422         8%            N/A        N/A
     Habersham Bank                                 31,990         9.46%         27,043         8%       $ 33,804         10%

Tier I Capital (to risk-weighted assets):
     Company                                      $ 33,544         9.79%       $ 13,711         4%            N/A        N/A
     Habersham Bank                                 28,808         8.52%         13,521         4%       $ 20,282          6%

Tier I Capital (to average assets):
     Company                                      $ 33,544         7.66%       $ 17,506         4%            N/A        N/A
     Habersham Bank                                 28,808         6.58%         17,504         4%       $ 21,880          5%

(15)     COMPREHENSIVE INCOME

         Comprehensive income includes net income and other comprehensive income which is defined as non-owner related transactions in shareholders' equity. The following table sets forth the amounts of other comprehensive income included in shareholders' equity along with the related tax effect for the years ended December 31, 2000, 1999, and 1998.

                                                                                      TAX            NET OF
                                                                    PRETAX         (EXPENSE)          TAX
                                                                    AMOUNT          BENEFIT          AMOUNT
                                                                 ------------      ---------      -----------
               2000:
                   Net unrealized holding gains on
                     investment securities available
                     for sale arising during the year            $  1,465,050       (498,117)         966,933
                   Less reclassification adjustment
                     for net gains realized in net
                     income                                            36,524        (12,418)          24,106
                                                                 ------------      ---------      -----------

                   Other comprehensive income                    $  1,428,526       (485,699)         942,827
                                                                 ============      =========      ===========

               1999:
                   Net unrealized holding losses on
                     investment securities available
                     for sale arising during the year            $ (1,853,971)       630,350       (1,223,621)
                   Less reclassification adjustment
                     for net gains realized in net
                     income                                            19,898         (6,765)          13,133
                                                                 ------------      ---------      -----------

                   Other comprehensive loss                      $ (1,873,869)       637,115       (1,236,754)
                                                                 ============      =========      ===========

               1998:
                   Net unrealized holding gains on
                     investment securities available
                     for sale arising during the year            $    110,962        (37,727)          73,235
                   Less reclassification adjustment
                     for net gains realized in net
                     income                                            76,614        (26,049)          50,565
                                                                 ------------      ---------      -----------

                   Other comprehensive income                    $     34,348        (11,678)          22,670
                                                                 ============      =========      ===========

(16)     EMPLOYEE BENEFIT AND STOCK OPTION PLANS

         The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) - (the "401(k) Plan"). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant's first 3% of compensation contributed. The Company's contributions to the plan totaled $350,478 in 2000, $269,521 in 1999, and $212,417 in 1998.

         During 1998, the Bank's board of directors approved the Director's Retirement Plan (the "Plan"), a noncontributory retirement plan. In connection with the implementation of the Plan, the Bank purchased company-owned life insurance at a cost of $3,150,000. In 1999, the Bank purchased additional life insurance at a cost of $300,000. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2000 and 1999, the cash surrender values of the life insurance policies totaled $3,763,827 and $3,548,826, respectively.

         The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant. Shares reserved for future grants under this plan are approximately 22,750 at December 31, 2000.

         The Company's Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 266,039 at December 31, 2000.

         A summary of the status of the Company's stock option plans and changes during 2000, 1999, and 1998 is presented below:

                                                         2000                     1999                       1998
                                                 ---------------------     ---------------------     ----------------------
                                                             WEIGHTED-                 WEIGHTED-                  WEIGHTED-
                                                              AVERAGE                   AVERAGE                    AVERAGE
                                                              EXERCISE                  EXERCISE                  EXERCISE
                                                  SHARES        PRICE      SHARES        PRICE        SHARES        PRICE
                                                 --------    ---------     -------     ---------     --------     ---------
         Outstanding at beginning
           of year                                357,522      $ 14.94     413,226      $  14.79      381,476      $ 14.25
              Granted                              87,500         9.69      70,000         12.75       74,500        14.61
              Exercised                                --           --     (53,266)        10.12      (39,750)        9.44
              Terminated                          (29,000)       13.50     (72,438)        15.46       (3,000)       12.46
                                                 --------      -------     -------      --------     --------      -------

         Outstanding and exercisable
           at end of year                         416,022      $ 13.94     357,522      $  14.94      413,226      $ 14.79
                                                 ========      =======     =======      ========     ========      =======


         The following table summarizes information about stock options outstanding at December 31, 2000:

                                                   NUMBER          WEIGHTED-AVERAGE
                                               OUTSTANDING AT         REMAINING            WEIGHTED-
                    RANGE OF                     DECEMBER 31,      CONTRACTUAL LIFE         AVERAGE
                EXERCISE PRICES                     2000               IN YEARS          EXERCISE PRICE
                ---------------                --------------      ----------------      --------------
                $ 9.00 -  9.99                     87,500                 5.00               $ 9.69
                 10.00 - 11.00                     25,272                 2.25                10.63
                         12.75                     70,000                 4.00                12.75
                 13.00 - 14.00                     37,500                 1.00                13.60
                         14.25                     66,000                 3.00                14.25
                         16.88                     58,750                 4.55                16.88
                 18.00 - 19.00                     71,000                 2.28                18.98
                                                  -------               ------               ------

                                                  416,022                 4.00               $13.94
                                                  =======               ======               ======

         The estimated fair value of options granted during 2000, 1999, and 1998 was $3.48, $4.37, and $4.96, respectively, per share. The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its Incentive Stock Option Plan and its Outside Directors Stock Option Plan. Had compensation cost for the Company's incentive stock option plan and its outside directors stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with a method included in SFAS No. 123,

         Accounting for Stock-Based Compensation, the Company's net income and income per share for 2000, 1999, and 1998 would have been reduced to the pro forma amounts indicated below:

                                                               2000                          1999                        1998
                                                           -------------                   ---------                   ---------
           Net income:
               As reported                                 $   3,027,308                   1,753,969                   2,057,901
               Pro forma                                       2,826,251                   1,548,422                   1,829,586

           Net income per common share - basic:
               As reported                                          1.12                         .67                         .85
               Pro forma                                            1.05                         .59                         .76

           Net income per common share - diluted:
               As reported                                          1.12                         .67                         .83
               Pro forma                                            1.05                         .59                         .74

         The fair value of options granted under the Company's fixed stock option plans during 2000, 1999, and 1998 was estimated on the date of grant using the Black-Sholes option-pricing model with the following weighted-average assumptions used: expected dividend yield of less than 1%; expected volatility of 30% in 2000 and 35% in 1999 and 1998; weighted-average risk-free interest rate of 6.50%, 6.25%, and 5.30% in 2000, 1999, and 1998, respectively; and an expected weighted-average life of 4.5 years in 2000, 1999, and 1998.

(17)     OTHER EXPENSES

         Items comprising other expenses for the years ended December 31, 2000, 1999, and 1998 are as follows:

                                                                       2000                  1999                    1998
                                                                  -------------          -------------          -------------
           Outside services                                       $   1,066,643              1,077,184                932,450
           Advertising and public relations                             816,838                992,019              1,001,276
           Office supplies                                              854,137                853,039                806,518
           Other                                                      3,520,381              3,057,879              2,413,025
                                                                  -------------          -------------          -------------

                  Total                                           $   6,257,999              5,980,121              5,153,269
                                                                  =============          =============          =============

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

                                                                        DECEMBER 31, 2000
                                                             -----------------------------------
                                                             CARRYING AMOUNT          FAIR VALUE
                                                             ---------------         -----------
         Assets:
           Cash and due from banks                           $  13,565,897            13,565,897
           Investment securities available for sale             42,986,274            42,986,274
           Investment securities held to maturity               13,124,402            13,044,717
           Other investments                                    10,133,924            10,133,924
           Loans held for sale                                  59,714,160            59,885,134
           Loans                                               378,681,482           382,124,560

         Liabilities:
           Deposits                                            341,032,290           347,018,185
           Short-term borrowings                                   849,855               849,855
           Other borrowings                                      1,950,000             1,950,000
           Federal funds purchased and securities
              sold under repurchase agreements                  35,995,395            35,995,395
           FHLB advances                                       108,094,938           108,094,938

                                                                        DECEMBER 31, 1999
                                                             -----------------------------------
                                                             CARRYING AMOUNT          FAIR VALUE
                                                             ---------------         -----------
         Assets:
           Cash and due from banks                           $  14,517,283            14,517,283
           Investment securities available for sale             38,819,827            38,819,827
           Investment securities held to maturity               14,201,702            13,664,089
           Trading securities                                    1,714,720             1,714,720
           Other investments                                     7,553,563             7,553,563
           Loans held for sale                                  48,186,934            48,401,202
           Loans                                               314,130,199           312,261,954

         Liabilities:
           Deposits                                            317,420,309           323,380,371
           Short-term borrowings                                   692,185               692,185
           Other borrowings                                      1,950,000             1,950,000
           Federal funds purchased and securities
              sold under repurchase agreements                  19,290,000            19,290,000
           FHLB advances                                        77,250,835            77,250,835

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

         The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(19)     RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2000 and 1999 of loans to executive officers, directors, and principal shareholders is as follows:

                                                         2000                   1999
                                                     ------------           -----------
             Balance, January 1                      $  2,810,972             3,397,006
             Amounts advanced                           3,882,984             5,497,198
             Repayments                                (4,030,929)           (6,083,232)
                                                     ------------           -----------

             Balance, December 31                    $  2,663,027             2,810,972
                                                     ============           ===========

         At December 31, 2000, time deposits of $930,000 of a business controlled by the principal shareholders of the Company were pledged as collateral for loans with aggregate principal balances of $930,000 made to unrelated parties.

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


(20)     CONDENSED FINANCIAL STATEMENTS OF HABERSHAM BANCORP (PARENT ONLY)

         The parent company only condensed financial statements are presented below:

                            CONDENSED BALANCE SHEETS

                           December 31, 2000 and 1999

                                   ASSETS                                          2000                    1999
                                                                               -------------           ------------
         Cash                                                                  $     280,453                106,876
         Investment in subsidiaries, primarily banks                              34,347,346             30,983,635
         Investment securities available for sale                                  1,255,425                     --
         Trading securities                                                               --              1,714,720
         Investment in CB Financial Corp.                                          3,165,890              3,125,329
         Other investments                                                           200,000                200,000
         Equipment, net                                                              121,394                118,602
         Other assets                                                              1,520,461              1,214,565
                                                                               -------------           ------------

                  Total assets                                                 $  40,890,969             37,463,727
                                                                               =============           ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

         Borrowings                                                            $   1,950,000              1,950,000
         Accounts payable                                                            189,852                 85,046
                                                                               -------------           ------------
                  Total liabilities                                                2,139,852
                                                                               -------------           ------------

         Shareholders' equity:
           Common stock                                                            2,698,746              2,698,746
           Additional paid-in capital                                             12,417,064             12,417,064
           Retained earnings                                                      23,666,118             21,286,509
           Accumulated other comprehensive loss                                      (30,811)              (973,638)
                                                                               -------------           ------------
                  Total shareholders' equity                                      38,751,117             35,428,681
                                                                               -------------           ------------

                  Total liabilities and shareholders' equity                   $  40,890,969             37,463,727
                                                                               =============           ============

                                                                                            YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------------------------
                                                                               2000                  1999                  1998
                                                                           ------------           -----------           ----------
          Income:
              Dividends from banks                                         $  1,380,000               832,750            1,010,000
              Equity in earnings of investee                                    153,348               211,279                   --
              Management fees from subsidiaries                               1,342,716             1,278,816            1,165,131
              Gain on sale of trading securities                                     --                 7,378                   --
              Unrealized (loss) gain on trading securities                     (306,200)           (1,190,820)             478,134
              Dividend income                                                    58,789                84,108                   --
              Other income                                                        4,917                 1,922                   --
                                                                           ------------           -----------           ----------
                    Total income                                              2,633,570             1,225,433            2,653,265

          Expenses - general and administrative                               2,160,727             2,232,833            2,115,241
                                                                           ------------           -----------           ----------

                    Income (loss) before income taxes
                      and equity in undistributed
                      earnings of subsidiaries                                  472,843            (1,007,400)             538,024

          Income tax benefit                                                    249,623               574,034              100,136
                                                                           ------------           -----------           ----------
                    Income (loss) before equity in
                      undistributed earnings of
                      subsidiaries                                              722,466              (433,366)             638,160

          Equity in undistributed earnings of
              subsidiaries                                                    2,304,842             2,187,335            1,419,741
                                                                           ------------           -----------           ----------

                    Net income                                             $  3,027,308             1,753,969            2,057,901
                                                                           ============           ===========           ==========

                                                                                         YEARS ENDED DECEMBER 31,
                                                                         ----------------------------------------------------
                                                                             2000                 1999                1998
                                                                         ------------         -----------         -----------
Cash flows from operating activities:
   Net income                                                            $  3,027,308           1,753,969           2,057,901
   Depreciation                                                                73,360              57,958              38,811
   Gain on sale of premises and equipment                                      (4,917)                 --                  --
   Write-down of other investments                                                 --               1,000                  --
   Amortization of intangible assets                                           85,212             167,097             212,327
   Purchase of trading securities                                                  --                  --          (3,017,406)
   Proceeds from sale of trading securities                                        --             597,378                  --
   Gain on sale of trading securities                                              --              (7,378)                 --
   Unrealized loss (gain) on trading securities                               306,200           1,190,820            (478,134)
   Increase in other assets                                                  (253,843)           (529,238)           (260,667)
   Increase (decrease) in other liabilities                                   104,806             (82,024)              5,966
   Equity in earnings of investee                                            (153,348)           (211,279)                 --
   Equity in undistributed earnings of subsidiaries                        (2,304,842)         (2,187,335)         (1,419,741)
                                                                         ------------         -----------         -----------
         Net cash provided by (used in) operating activities                  879,936             750,968          (2,860,943)
                                                                         ------------         -----------         -----------

Cash flows from investing activities:
   Dividends received from other investment                                    27,575                  --                  --
   Net cash paid in connection with acquisition
     of CB Financial Corp. common stock                                            --             (15,874)           (100,000)
   Capital contribution to subsidiary                                         (15,000)                 --                  --
   Purchase of equipment                                                      (77,235)            (46,631)           (122,638)
   Proceeds from sale of premises and equipment                                 6,000                  --                  --
                                                                         ------------         -----------         -----------
         Net cash used in investing activities                                (58,660)            (62,505)           (222,638)
                                                                         ------------         -----------         -----------

Cash flows from financing activities:
   Proceeds from borrowings                                                        --                  --           2,700,000
   Payment of borrowings                                                           --            (750,000)                 --
   Payment of cash dividends                                                 (647,699)           (525,428)           (386,283)
   Purchase and retirement of common stock                                         --            (164,060)                 --
   Proceeds from issuance of common stock upon exercise of
     stock options                                                                 --             539,144             375,300
                                                                         ------------         -----------         -----------
         Net cash (used in) provided by financing activities                 (647,699)           (900,344)          2,689,017
                                                                         ------------         -----------         -----------

         Increase (decrease) in cash                                          173,577            (211,881)           (394,564)

Cash at beginning of year                                                     106,876             318,757             713,321
                                                                         ------------         -----------         -----------

Cash at end of year                                                      $    280,453             106,876             318,757
                                                                         ============         ===========         ===========

Supplemental disclosures of noncash investing activities:
     Common stock issued for purchase of CB Financial Corp.
       common stock                                                      $         --           2,847,883                  --
                                                                         ============         ===========         ===========

     Pushdown of intangible assets to bank subsidiary                    $         --           2,783,634                  --
                                                                         ============         ===========         ===========

     Transfer of trading securities to available for sale                $  1,408,250                  --                  --
                                                                         ============         ===========         ===========

At December 31, 2000, approximately $32,454,000 of the parent company's investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


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

                                                              Mortgage
                                               Banking         banking    Eliminations(b)  Other(a)     Eliminations  Consolidated
                                        -------------------   ----------  --------------- ----------    ------------  ------------
         Interest income                2000   $ 38,253,082    4,509,161      (995,024)       58,789            --     41,826,008
                                        1999     28,938,322    3,933,973      (812,263)       84,108            --     32,144,140
                                        1998     26,069,654    4,062,500    (1,171,091)           --        (2,375)    28,958,688

         Interest expense               2000     22,621,628    3,134,547      (995,024)      159,500            --     24,920,651
                                        1999     14,807,323    2,356,038      (811,594)      165,437          (298)    16,516,906
                                        1998     13,490,864    2,724,092    (1,171,091)       49,063        (2,375)    15,090,553

         Provision for loan losses      2000        955,000      340,445            --            --            --      1,295,445
                                        1999        500,000      485,800            --            --            --        985,800
                                        1998        636,000       56,500            --            --            --        692,500

         Gain on sale of loans          2000        102,128   12,615,729            --            --            --     12,717,857
                                        1999        397,782    9,420,876            --            --            --      9,818,658
                                        1998        541,468    9,092,535            --            --            --      9,634,003

         Other noninterest income       2000      2,686,784    4,831,595    (1,472,465)    1,700,777    (1,366,678)     6,380,018
                                        1999      2,365,625    5,574,065    (2,290,556)       26,234       (16,536)     5,658,832
                                        1998      2,071,320    4,481,430    (2,124,925)    1,708,141       (19,500)     6,116,466

         Depreciation on premises       2000        704,579      493,823            --        80,718            --      1,279,120
             and equipment              1999        785,965      424,454            --        66,833            --      1,277,252
                                        1998        797,777      367,007            --        50,584            --      1,215,368

         Other noninterest expense      2000     12,066,001   17,495,341    (1,442,178)    2,399,073    (1,368,673)    29,151,564
                                        1999     11,297,644   15,731,164    (3,174,871)    3,300,227       (13,968)    27,140,196
                                        1998     11,344,154   13,272,378    (2,142,810)    3,709,490    (1,184,631)    24,998,581

         Income tax expense (benefit)   2000      1,466,040       34,584       (10,299)     (240,530)           --      1,249,795
                                        1999        665,589       56,637      (135,129)     (639,590)           --        (52,493)
                                        1998        444,910      460,935       (74,168)     (177,423)           --        654,254

         Net income (loss)              2000      3,264,274      422,217       (19,992)     (639,191)           --      3,027,308
                                        1999      3,175,233      344,795      (262,311)   (1,503,748)           --      1,753,969
                                        1998      1,968,736      755,551      (143,973)     (522,413)           --      2,057,901

         Total assets                   2000    495,497,850   65,941,425   (23,148,550)    5,144,215      (326,635)   543,108,305
                                        1999    425,758,743   52,115,055   (21,171,084)    5,418,649      (145,630)   461,975,733
                                        1998    340,350,517   74,571,376   (34,258,971)    3,858,934      (452,522)   384,069,334

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

(22)     QUARTERLY FINANCIAL DATA (UNAUDITED)

         The supplemental quarterly financial data for the years ended December 31, 2000 and 1999 is summarized as follows:

                                                                     Quarter Ended
                                             March 31           June 30           September 30        December 31
                                               2000               2000                2000                2000
Interest income                            $ 9,410,885        $ 10,223,681        $ 10,968,497        $ 11,222,945
Interest expense                             5,117,598           5,891,056           6,742,160           7,169,837
Net interest income                          4,293,287           4,332,625           4,226,337           4,053,108
Provision for loan loss                        120,000             220,000             375,472             579,973
Net income                                     678,964             589,759           1,079,553             679,032
Net income per share - basic                       .25                 .22                 .40                 .25