Form 10-K405, Exhibit 13
period 2001-12-31
HABERSHAM BANCORP
filed 2002-03-27
CIK 754597

                                   EXHIBIT 13

                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Habersham Bancorp:

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries (the Company) as of December 31, 2001 and 2000 and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments in 2001.


/s/ KPMG LLP
--------------------
KPMG LLP


Atlanta, Georgia
February 1, 2002

                       HABERSHAM BANCORP AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

                                    ASSETS                                    2001                    2000
                                                                          -------------           ------------
Cash and due from banks (note 4)                                          $  16,550,323             13,565,897
Investment securities available for sale (note 5)                            47,620,391             42,986,274
Investment securities held to maturity (estimated fair
     values of $9,767,274 in 2001 and $13,044,717 in 2000) -
     (note 6)                                                                 9,646,138             13,124,402
Other investments (notes 7 and 13)                                            9,604,106             10,133,924
Loans held for sale                                                         115,463,760             59,714,160
Loans (notes 8, 13, and 20)                                                 325,063,726            382,135,489
    Less allowance for loan losses (note 8)                                  (3,835,811)            (3,454,007)
                                                                          -------------           ------------
                 Loans, net                                                 321,227,915            378,681,482
                                                                          -------------           ------------
Premises and equipment, net (note 9)                                          8,739,776              9,219,733
Accrued interest receivable                                                   2,886,423              3,879,325
Other real estate (note 10)                                                   5,104,658              2,368,559
Goodwill and other intangible assets, net of accumulated
     amortization of $1,701,800 in 2001 and $1,529,712 in 2000 -
     (note 3)                                                                 2,507,713              2,679,801
Other assets (note 14)                                                        7,151,733              6,754,748



                                                                          -------------           ------------
                 Total assets                                             $ 546,502,936            543,108,305
                                                                          =============           ============

See accompanying notes to consolidated financial statements


                     LIABILITIES AND SHAREHOLDERS' EQUITY                         2001           2000
                                                                              ------------   ------------
Deposits (notes 11 and 20):
     Noninterest-bearing demand                                               $ 31,136,412     27,786,744
     Money market and NOW accounts                                              61,122,544     47,362,669
     Savings                                                                     7,380,280      7,306,451
     Time ($100,000 and over)                                                   79,832,236     83,268,118
     Other time                                                                156,888,814    175,308,308
                                                                              ------------   ------------
                 Total deposits                                                336,360,286    341,032,290

Short-term borrowings (note 11)                                                    269,446        849,855
Other borrowings (note 11)                                                       5,773,000      1,950,000
Federal funds purchased and securities sold
     under repurchase agreements (note 12)                                      30,450,666     35,995,395
Federal Home Loan Bank advances (note 13)                                      100,415,644    108,094,938
Accrued interest payable                                                         3,377,728      4,375,172
Other liabilities                                                               25,873,840     12,059,538
                                                                              ------------   ------------
                 Total liabilities                                             502,520,610    504,357,188
                                                                              ------------   ------------
Shareholders' equity (notes 15 and 17):
     Common stock, $1.00 par value; 10,000,000 shares
        authorized; 2,698,746 shares issued and outstanding                      2,698,746      2,698,746
     Additional paid-in capital                                                 12,417,064     12,417,064
     Retained earnings                                                          28,361,211     23,666,118
     Accumulated other comprehensive income (loss)                                 505,305        (30,811)
                                                                              ------------   ------------
                 Total shareholders' equity                                     43,982,326     38,751,117

Commitments (notes 8 and 9)
                                                                              ------------   ------------
                 Total liabilities and shareholders' equity                   $546,502,936    543,108,305
                                                                              ============   ============

                       HABERSHAM BANCORP AND SUBSIDIARIES
                        Consolidated Statements of Income
                  Years ended December 31, 2001, 2000, and 1999

                                                                                2001              2000              1999
                                                                            ------------       -----------       -----------
Interest income:
    Loans                                                                   $ 37,617,280        37,982,792        28,487,996
    Investments:
       Taxable securities                                                      1,902,153         1,943,371         1,844,174
       Tax exempt securities                                                   1,012,499         1,174,087         1,186,506
       Other investments                                                         689,773           712,639           506,235
    Federal funds sold                                                            55,009            13,119           119,229
                                                                            ------------       -----------       -----------
               Total interest income                                          41,276,714        41,826,008        32,144,140
                                                                            ------------       -----------       -----------
Interest expense:
    Time deposits, $100,000 and over                                           5,189,132         5,158,051         3,441,025
    Other deposits                                                            11,869,731        11,922,850         9,113,763
    Federal funds purchased and securities sold under
        repurchase agreements                                                    448,720         1,180,078           559,299
    Short-term and other borrowings, primarily FHLB advances                   5,659,671         6,659,672         3,402,819
                                                                            ------------       -----------       -----------
               Total interest expense                                         23,167,254        24,920,651        16,516,906
                                                                            ------------       -----------       -----------
               Net interest income                                            18,109,460        16,905,357        15,627,234

Provision for loan losses (note 8)                                             1,605,258         1,295,445           985,800
                                                                            ------------       -----------       -----------
               Net interest income after provision for loan losses            16,504,202        15,609,912        14,641,434
                                                                            ------------       -----------       -----------
Noninterest income:
    Gain on sale of loans                                                     23,632,431        12,717,857         9,818,658
    Loan fee income                                                            3,740,044         2,551,383         2,892,289
    Brokerage fee income                                                         536,418         1,202,805           584,965
    Service charges on deposit accounts                                          677,668           713,672           665,859
    Other service charges and commissions                                        282,102           330,630           295,615
    Securities gains, net (note 5)                                               191,033            36,524            19,898
    Realized gain on trading securities                                               --                --             7,378
    Unrealized loss on trading securities                                             --          (306,200)       (1,190,820)
    Equity in earnings of investee (note 7)                                      120,336           153,348           211,279
    Travel service income                                                             --                --           765,858
    Gain on change in fair value of forward commitments to
       sell mortgage-backed securities                                           235,000                --                --
    Other income                                                               1,817,092         1,697,856         1,406,511
                                                                            ------------       -----------       -----------
               Total noninterest income                                       31,232,124        19,097,875        15,477,490
                                                                            ------------       -----------       -----------
Noninterest expense:
    Salaries and employee benefits (note 17)                                  28,279,614        20,259,504        18,225,097
    Occupancy expenses                                                         3,164,747         3,316,001         3,010,796
    Travel service expense                                                            --                --           684,818
    Computer services                                                            720,894           597,180           516,616
    Provision for losses on other real estate owned                              511,345                --            89,348
    Other (note 18)                                                            7,081,509         6,257,999         5,890,773
                                                                            ------------       -----------       -----------
               Total noninterest expense                                      39,758,109        30,430,684        28,417,448
                                                                            ------------       -----------       -----------
               Income before income taxes                                      7,978,217         4,277,103         1,701,476

Income tax expense (benefit) - (note 14)                                       2,473,041         1,249,795           (52,493)
                                                                            ------------       -----------       -----------
               Income before cumulative effect of change
                 in accounting principle                                       5,505,176         3,027,308         1,753,969
Cumulative effect of change in accounting
    principle, net of tax                                                       (162,385)               --                --
                                                                            ------------       -----------       -----------
               Net income                                                   $  5,342,791         3,027,308         1,753,969
                                                                            ============       ===========       ===========


                                       4                             (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES
                        Consolidated Statements of Income
                  Years ended December 31, 2001, 2000, and 1999

                                                                                2001              2000              1999
                                                                            ------------       -----------       -----------
Income before cumulative effect of change in
    accounting principle per common share - basic                           $       2.04              1.12              0.67
Cumulative effect of change in accounting principle
    per common share - basic                                                       (0.06)               --                --
                                                                            ------------       -----------       -----------
               Net income per common share - basic                          $       1.98              1.12              0.67
                                                                            ============       ===========       ===========
Income before cumulative effect of change in
    accounting principle per common share - diluted                         $       2.02              1.12              0.67
Cumulative effect of change in accounting principle
    per common share - diluted                                                     (0.06)               --                --
                                                                            ------------       -----------       -----------
               Net income per common share - diluted                        $       1.96              1.12              0.67
                                                                            ============       ===========       ===========
Weighted average number of common shares outstanding                           2,698,746         2,698,746         2,609,360
Weighted average number of common and common
    equivalent shares outstanding                                              2,729,291         2,699,949         2,609,360


See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES
    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years ended December 31, 2001, 2000, and 1999

                                                                                                                       ADDITIONAL
                                                                               COMPREHENSIVE        COMMON               PAID-IN
                                                                                   INCOME            STOCK               CAPITAL
                                                                              --------------      -----------          ----------
Balance at December 31, 1998                                                                      $ 2,448,267           9,444,576
Comprehensive income:
    Net income                                                                $    1,753,969               --                  --
    Unrealized losses on investment securities, net of taxes (note 16)            (1,236,754)              --                  --
                                                                              --------------
              Total comprehensive income                                      $      517,215
                                                                              ==============
Cash dividends, $0.20 per share                                                                            --                  --
Issuance of common stock in business acquisition                                                      207,713           2,640,170
Purchase and retirement of common stock                                                               (10,500)           (153,560)
Issuance of common stock upon exercise of stock options                                                53,266             485,878
                                                                                                  -----------          ----------
Balance at December 31, 1999                                                                        2,698,746          12,417,064
Comprehensive income:
    Net income                                                                $    3,027,308               --                  --
    Unrealized gain on investment securities, net of taxes (note 16)                 942,827               --                  --
                                                                              --------------
              Total comprehensive income                                      $    3,970,135
                                                                              ==============
Cash dividends, $0.24 per share                                                                            --                  --
                                                                                                  -----------          ----------
Balance at December 31, 2000                                                                        2,698,746          12,417,064
Comprehensive income:
    Net income                                                                $    5,342,791               --                  --
    Unrealized gains on investment securities, net of taxes (note 16)                536,116               --                  --
                                                                              --------------
              Total comprehensive income                                      $    5,878,907
                                                                              ==============
Cash dividends, $0.24 per share                                                                            --                  --
                                                                                                  -----------          ----------
Balance at December 31, 2001                                                                      $ 2,698,746          12,417,064
                                                                                                  ============         ==========

                                                                                                 ACCUMULATED
                                                                                                    OTHER
                                                                                RETAINED        COMPREHENSIVE
                                                                                EARNINGS        INCOME (LOSS)             TOTAL
                                                                               ----------       -------------          ----------
Balance at December 31, 1998                                                   20,057,968            263,116           32,213,927
Comprehensive income:
    Net income                                                                  1,753,969                 --            1,753,969
    Unrealized losses on investment securities, net of taxes (note 16)                 --         (1,236,754)          (1,236,754)

              Total comprehensive income

Cash dividends, $0.20 per share                                                  (525,428)                --             (525,428)
Issuance of common stock in business acquisition                                       --                 --            2,847,883
Purchase and retirement of common stock                                                --                 --             (164,060)
Issuance of common stock upon exercise of stock options                                --                 --              539,144
                                                                               ----------         ----------           ----------
Balance at December 31, 1999                                                   21,286,509           (973,638)          35,428,681
Comprehensive income:
    Net income                                                                  3,027,308                 --            3,027,308
    Unrealized gain on investment securities, net of taxes (note 16)                   --            942,827              942,827

              Total comprehensive income

Cash dividends, $0.24 per share                                                  (647,699)                --             (647,699)
                                                                               ----------         ----------           ----------
Balance at December 31, 2000                                                   23,666,118            (30,811)          38,751,117
Comprehensive income:
    Net income                                                                  5,342,791                 --            5,342,791
    Unrealized gains on investment securities, net of taxes (note 16)                  --            536,116              536,116

              Total comprehensive income

Cash dividends, $0.24 per share                                                  (647,698)                --             (647,698)
                                                                               ----------         ----------           ----------
Balance at December 31, 2001                                                   28,361,211            505,305           43,982,326
                                                                               ==========         ==========           ==========

See accompanying notes to consolidated financial statements

                       HABERSHAM BANCORP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2001, 2000, and 1999

                                                                                2001                  2000                 1999
                                                                          ---------------         ------------         ------------
Cash flows from operating activities:
    Net income                                                            $     5,342,791            3,027,308            1,753,969
    Cumulative effect of change in accounting principle                           162,385                   --                   --
    Adjustments to reconcile net income to net cash (used in)
       provided by operating activities:
         Provision for loan losses                                              1,605,258            1,295,445              985,800
         Provision for loss on other real estate owned                            511,345                   --               89,348
         Depreciation expense                                                   1,332,890            1,279,120            1,277,252
         Gain on sale of premises and equipment                                   (19,302)              (2,845)                  --
         Gain on sale of securities                                              (191,033)             (36,524)             (19,898)
         Gain on change in fair value of forward commitments
            to sell mortgage-backed securities                                   (235,000)                  --                   --
         Write-down of other investment                                                --                   --                1,000
         Unrealized holding loss on trading securities                                 --              306,200            1,190,820
         Equity in earnings of investee                                          (120,336)            (153,348)            (211,279)
         Proceeds from sale of trading securities                                      --                   --              597,378
         Gain on sale of trading securities                                            --                   --               (7,378)
         Loss (gain) on sale of other real estate                                  75,150               19,750               (9,887)
         Net gain on sale of loans                                            (23,632,431)         (12,717,857)          (9,818,658)
         Amortization of intangible assets                                        257,300              297,653              518,834
         Deferred income tax expense (benefit)                                    433,117             (127,552)            (760,613)
         Proceeds from sale of loans held for sale                          1,187,970,103          620,733,810          577,364,770
         Net increase in loans held for sale                               (1,221,501,304)        (619,645,307)        (543,784,495)
         Changes in assets and liabilities:
            Decrease (increase)  in accrued interest receivable                   992,902           (1,027,200)            (552,133)
            (Increase) decrease in other assets                                  (883,669)            (607,287)           1,066,565
            (Decrease) increase in accrued interest payable                      (997,444)           1,199,488                7,373
            Increase (decrease) in other liabilities                           13,814,302            5,291,499           (4,815,528)
                                                                          ---------------         ------------         ------------
               Net cash (used in) provided by operating activities            (35,082,976)            (867,647)          24,873,240
                                                                          ---------------         ------------         ------------
Cash flows from investing activities:
    Investment securities available for sale:
       Proceeds from maturity                                                   7,756,772            5,920,620            9,377,232
       Proceeds from sale and calls                                            10,533,516            2,439,787            5,663,079
       Purchases                                                              (20,922,074)          (9,653,285)          (9,373,851)
Investment securities held to maturity:
   Proceeds from maturity                                                       2,479,264            1,576,050            1,607,827
   Purchases                                                                           --             (498,750)            (198,966)
Other investments:
   Proceeds from sale                                                          11,881,600              711,600            7,854,400
   Purchases                                                                  (11,378,700)          (3,251,400)          (8,205,574)
Business acquisitions                                                                  --                   --             (390,031)
Loans:
   Proceeds from sale of loans                                                110,783,850           16,820,426           36,443,223
   Net increase in loans                                                      (57,550,304)         (83,638,855)        (144,980,474)
Purchases of premises and equipment                                              (886,851)          (1,568,405)          (1,751,531)
Proceeds from sales of premises and equipment                                      53,220                2,845                   --
Dividends received from other investment                                           62,042               27,575                   --
Purchase of company-owned life insurance                                         (150,000)                  --             (300,000)
Net additions of other real estate                                               (364,061)                  --                   --
Proceeds from sale of other real estate                                         1,070,262              356,603              450,457
                                                                          ---------------         ------------         ------------
           Net cash provided by (used in) investing activities                 53,368,536          (70,755,189)        (103,804,209)
                                                                          ---------------         ------------         ------------


                                       7                             (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2001, 2000, and 1999

                                                                                2001                  2000                 1999
                                                                          ---------------         ------------         ------------
Cash flows from financing activities:
    Net (decrease) increase in deposits                                   $    (4,672,004)          23,611,981           36,967,010
    Net (decrease) increase in short-term borrowings                             (580,409)             157,670              552,526
    Proceeds from other borrowings                                              4,000,000                   --                   --
    Repayment of other borrowings                                                (177,000)                  --             (750,000)
    Net (decrease) increase in federal funds purchased and
       securities sold under repurchase agreements                             (5,544,729)          16,705,395           19,290,000
    (Repayment of) proceeds from Federal Home Loan Bank
       advances, net                                                           (7,679,294)          30,844,103           23,440,264
    Payment of cash dividends                                                    (647,698)            (647,699)            (525,428)
    Purchase and retirement of common stock                                            --                   --             (164,060)
    Issuance of common stock upon exercise of stock options                            --                   --              539,144
                                                                          ---------------         ------------         ------------
               Net cash (used in) provided by financing activities            (15,301,134)          70,671,450           79,349,456
                                                                          ---------------         ------------         ------------
               Increase (decrease) in cash and cash equivalents                 2,984,426             (951,386)             418,487

Cash and cash equivalents at beginning of year                                 13,565,897           14,517,283           14,098,796
                                                                          ---------------         ------------         ------------
Cash and cash equivalents at end of year                                  $    16,550,323           13,565,897           14,517,283
                                                                          ===============         ============         ============
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
       Interest                                                           $    24,164,698           23,721,163           16,509,533
       Income taxes                                                             1,148,510            1,400,000              515,000
Supplemental disclosures of noncash investing activities:
    Other real estate acquired through loan foreclosures                  $     4,223,795            1,439,774              870,701
    Loans granted to facilitate the sale of other real estate                     195,000              365,945              209,600
    Unrealized gain (loss) on investment securities available
       for sale, net of tax effect                                                536,116              942,827           (1,236,754)
    Common stock issued for purchase of CB Financial Corp.
       common stock                                                                    --                   --            2,847,883
    Transfer of trading securities to available for sale                               --            1,408,520                   --
    Transfer of held to maturity securities to available for sale
       upon adoption of SFAS No. 133                                              999,000                   --                   --

See accompanying notes to consolidated financial statements

(1)      ORGANIZATION AND BASIS OF PRESENTATION

         The consolidated financial statements of Habersham Bancorp and subsidiaries (the Company) include the financial statements of Habersham Bancorp and its wholly owned subsidiaries: Habersham Bank (the Bank) and The Advantage Group, Inc. The following are wholly owned subsidiaries of the Bank: BancMortgage Financial Corp. (BancMortgage), Advantage Insurers, Inc. and Appalachian Travel Service, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

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

         (A)      USE OF ESTIMATES

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

         (D)      DERIVATIVE INSTRUMENTS

                  The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative effect loss of $162,000 on January 1, 2001 to reflect the fair value of its forward commitments to sell mortgage-backed securities. The provisions of SFAS No. 133 allow for a one-time transfer of investment securities previously classified as held to maturity to available for sale upon adoption. As a result, the Company transferred approximately $999,000 of investment securities previously classified as held to maturity to its available for sale portfolio on January 1, 2001.

                  In the normal course of business, the Company extends interest rate lock commitments to borrowers who apply for loan funding and meet certain credit and underwriting criteria. Such commitments are typically for short terms. With the exception of such commitments to originate fixed-rate mortgage loans for resale and forward commitments to sell mortgage-backed securities, the Company does not hold any derivative instruments.

                  The Company's objective in entering into forward commitments to sell mortgage-backed securities is to mitigate the interest rate risk associated with mortgage loans held for sale and commitments to originate fixed-rate mortgage loans for resale. If the fair value of the Company's commitments to originate fixed-rate mortgage loans for resale results in an asset, such asset is recorded only to the extent of losses in the forward commitments to sell mortgage-backed securities. Losses are recorded on the Company's commitments to originate fixed-rate mortgage loans for resale when fair values are less than the carrying values. The Company records its forward commitments to sell mortgage-backed securities at fair value and does not account for these as hedges.

         (E)      LOANS HELD FOR SALE

                  Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of open purchase commitments from independent buyers for committed loans. For uncommitted loans, market is determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2001 and 2000, there were no valuation allowances relating to mortgage loans held for sale.

         (F)      LOANS

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

         (G)      ALLOWANCE FOR LOAN LOSSES

                  The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with SFAS No. 5, "Accounting for Contingencies." The following is a description of how each portion of the allowance for loan losses is determined.

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

                  Loans deemed uncollectable are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

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

         (H)      OTHER REAL ESTATE

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

         (I)      PREMISES AND EQUIPMENT

                  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets. Useful lives for depreciation are three years for computer software and automobiles; primarily 40 years for buildings; ten years for furniture, fixtures, and equipment; and the lease term or the life of the property, whichever is shorter, for leasehold improvements.

         (J)      GOODWILL AND OTHER INTANGIBLE ASSETS

                  Goodwill represents the excess of acquisition costs over the fair value of net assets of businesses acquired and has been amortized on a straight-line basis primarily over 25 years. Other intangible assets consist of an amount assigned to core deposits representing the difference between fair value at date of acquisition and recorded amounts which has been amortized on a straight-line basis over five years. Carrying values of goodwill and other intangible assets are periodically reviewed to assess recoverability based on expected undiscounted cash flows for the related business unit. Impairments would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. The Company believes that no material impairment of goodwill or other intangible assets exists at December 31, 2001.

         (K)      INCOME TAXES

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

         (L)      EARNINGS PER SHARE

                  Basic earnings per share excludes dilution and is computed by dividing net income by weighted-average shares outstanding. Diluted earnings per share is computed by dividing net income by weighted-average shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method.

         (M)      COMPREHENSIVE INCOME

                  Other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

         (N)      SEGMENT INFORMATION

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

         (O)      RECENT ACCOUNTING PRONOUNCEMENTS

                  In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued. SFAS No. 140 is effective for all transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not have a material impact on the Company's consolidated financial statements.

                  In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," which is effective for all business combinations initiated after June 30, 2001. SFAS No. 141 requires companies to account for all business combinations using the purchase method of accounting and recognize intangible assets if certain criteria are met, as well as provide detail disclosures regarding business combinations and allocation of purchase price. Since the Company has not initiated any business combinations during 2001, this pronouncement has not impacted the Company's consolidated financial statements.

                  In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates amortization of goodwill and intangible assets that have indefinite useful lives and requires annual tests of impairments of those assets. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

                  To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of earnings.

                  The Company had net unamortized goodwill of approximately $2,508,000 at December 31, 2001 and net unamortized equity method goodwill of approximately $1,058,000 at December 31, 2001. The Company recorded total amortization expense of $257,300 and $256,053 related to these goodwill amounts for the years ended December 31, 2001 and 2000, respectively.

                  Because of the extensive effort needed to comply with adopting SFAS No. 142, it is not practicable to reasonably estimate the impact of adopting these statements on the Company's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

                  In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that entities record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity is to capitalize the cost by increasing the carrying amount of the related long-lived asset. SFAS No. 143 requires that the liability be accreted to its present value at each subsequent reporting period-end, and the capitalized cost be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligations for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The adoption of SFAS No. 143 is not expected to have a material impact on the consolidated financial statements of the Company.

                  In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption is not expected to have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

(3)      BUSINESS ACQUISITIONS

         During the fourth quarter of 1999, BancMortgage acquired the assets of Fidelity Group. This acquisition was accounted for as a purchase with a purchase price of $390,031. The fair value of net assets acquired approximated $350,000, resulting in goodwill of approximately $40,000 which is being amortized over 15 years.

         In 1997, Advantage Insurers, Inc., a subsidiary of Habersham Bank, acquired substantially all of the assets of Dillard-Scruggs Insurance Services of Cornelia, Inc. d/b/a Cornelia Insurance Agency. This acquisition was accounted for as a purchase with a purchase price of $380,000. The fair values of assets acquired and liabilities assumed were not significant, resulting in goodwill and other intangible assets of approximately $300,000 and $80,000, respectively, which are being amortized over 15 and five years, respectively. During 1999, as a result of an assessment of projected cash flows of this business unit, the Company wrote off $150,000 of the then remaining goodwill.

(4)      RESERVE REQUIREMENTS

         At December 31, 2001 and 2000, the Federal Reserve Bank required that the Bank maintain average reserve balances of $2,243,000 and $2,900,000, respectively.

(5)      INVESTMENT SECURITIES AVAILABLE FOR SALE

         Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

                                                                    GROSS               GROSS                ESTIMATED
                                         AMORTIZED COST       UNREALIZED GAINS    UNREALIZED LOSSES         FAIR VALUE
                                         --------------       ----------------    -----------------         ----------
         December 31, 2001:
             U.S. Treasuries               $ 1,501,212               42,853                  --              1,544,065
             U.S. Government
               agencies                     31,047,476              252,856            (168,897)            31,131,435
             States and
               political
               subdivisions                 12,147,569              174,225            (144,965)            12,176,829
             Equity investments              2,158,520              673,640             (64,098)             2,768,062
                                           -----------            ---------            --------             ----------

                       Total               $46,854,777            1,143,574            (377,960)            47,620,391
                                           ===========            =========            ========             ==========

         December 31, 2000:
             U.S. Treasuries               $ 2,509,203               19,772                  --              2,528,975
             U.S. Government
               agencies                     23,274,531              198,906            (177,157)            23,296,280
             States and
               political
               subdivisions                 14,255,704              211,524             (75,506)            14,391,722
             Equity investments              2,993,520                   --            (224,223)             2,769,297
                                           -----------            ---------            --------             ----------

                       Total               $43,032,958              430,202            (476,886)            42,986,274
                                           ===========            =========            ========             ==========

         Proceeds from sales and calls of available for sale securities during 2001, 2000, and 1999 were $10,533,516, $2,439,787, and $5,663,079, respectively.

         Gross gains of $194,870, $36,524, and $19,898 were recognized on those sales for 2001, 2000, and 1999, respectively. Gross losses of $3,837 were recognized on those sales for 2001. There were no gross losses on sales of investment securities during 2000 and 1999.

         During 2000, the Company transferred its trading securities with a fair value of $1,408,520 to its available for sale portfolio. Unrealized losses on the trading securities from the beginning of the year until the transfer date of $306,200 are included in earnings.

         The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                                                                         ESTIMATED
                                                                 AMORTIZED COST          FAIR VALUE
                                                                 --------------         ----------
         Due in one year or less                                  $ 2,348,597             2,391,804
         Due after one year through five years                      4,213,709             4,288,734
         Due after five years through ten years                     6,492,413             6,570,671
         Due after ten years                                       31,641,538            31,601,120
                                                                  -----------            ----------

                       Total                                      $44,696,257            44,852,329
                                                                  ===========            ==========

         Investment securities available for sale with carrying values of approximately $38,217,000 and $21,968,000 were pledged as collateral at December 31, 2001 and 2000, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(6)      INVESTMENT SECURITIES HELD TO MATURITY

         Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

                                            AMORTIZED          GROSS UNREALIZED    GROSS UNREALIZED          ESTIMATED
                                              COST                  GAINS               LOSSES              FAIR VALUE
                                           -----------         ----------------    ----------------         ----------
         December 31, 2001:
             U.S. Government
               agencies                    $ 2,100,963               30,916             (20,757)             2,111,122
             States and
               political
               subdivisions                  7,545,175              154,323             (43,346)             7,656,152
                                           -----------            ---------            --------             ----------

                       Total               $ 9,646,138              185,239             (64,103)             9,767,274
                                           ===========            =========            ========             ==========

         December  31, 2000:
             U.S. Government
               agencies                    $ 3,466,302                8,808            (158,660)             3,316,450
             States and
               political
               subdivisions                  9,658,100              113,618             (43,451)             9,728,267
                                           -----------            ---------            --------             ----------

                       Total               $13,124,402              122,426            (202,111)            13,044,717
                                           ===========            =========            ========             ==========

         The amortized cost and estimated fair values of securities held to maturity at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                                                   AMORTIZED              ESTIMATED
                                                                     COST                FAIR VALUE
                                                                  -----------            ----------
         Due in one year or less                                  $   560,000               563,908
         Due after one year through five years                      3,044,228             3,156,501
         Due after five years through ten years                     2,172,877             2,200,859
         Due after ten years                                        3,869,033             3,846,006
                                                                  -----------            ----------

                       Total                                      $ 9,646,138             9,767,274
                                                                  ===========            ==========

         Investment securities held to maturity with book values of approximately $7,123,000 and $4,897,000 were pledged as collateral at December 31, 2001 and 2000, respectively, for public deposits and other deposits, as required by law.

(7)      OTHER INVESTMENTS

         Other investments at December 31, 2001 and 2000 are summarized as follows:

                                                                      2001                  2000
                                                                  -----------            ----------
         Federal Home Loan Bank stock                             $ 6,113,100             6,616,000
         CB Financial Corp. common stock                            3,138,972             3,165,890
         Georgia Community Life Insurance Company common stock         27,000                27,000
         Community Financial Services, Inc. common stock              100,000               100,000
         Southeast Bankcard Association, Inc. common stock             25,000                25,000
         Forsyth Bancshares, Inc. common stock                        100,000               100,000
         Greater Rome Bancshares, Inc. common stock                   100,000               100,000
         Federal National Mortgage Association common stock                34                    34
                                                                  -----------            ----------

                       Total                                      $ 9,604,106            10,133,924
                                                                  ===========            ==========

         In May 1999, the Company exercised its previously acquired option to purchase a 45.91% interest in CB Financial Corp., Warrenton, Georgia, at a total cost of $2,963,757, including direct costs of acquisition of $115,468. In connection with this purchase, the Company issued 207,713 shares of its common stock valued at $2,847,883 and cash of $406 in exchange for 27,574 shares of common stock of CB Financial Corp. The investment in CB Financial Corp. is accounted for using the equity method. Included in the initial investment in CB Financial Corp common stock was approximately $1,278,000 in excess cost over the Company's underlying equity in the net assets of this investee. For the years ended December 31, 2001, 2000, and 1999, the Company recorded $120,336, $153,348, and $211,279, respectively, as equity in earnings of CB Financial Corp. Amortization of related excess cost over basis in CB Financial Corp. common stock for 2001, 2000, and 1999 totaled $85,212, $85,212, and $49,707, respectively. The assets of CB Financial Corp. as of December 31, 2001 and 2000 totaled approximately $44,901,000 (unaudited) and $40,816,000 (unaudited), respectively, and net income for the years ended December 31, 2001 and 2000 totaled approximately $267,000 (unaudited) and $334,000 (unaudited), respectively.

(8)      LOANS

         Loans at December 31, 2001 and 2000 are summarized as follows:

                                                                                     2001                    2000
                                                                                 ------------            -----------
         Real estate:
             Construction                                                        $119,663,535            113,201,531
             Other                                                                156,413,690            218,895,443
         Commercial, financial, and agricultural                                   23,921,875             25,566,931
         Consumer installment                                                      25,531,911             25,287,734
                                                                                 ------------            -----------

                                                                                  325,531,011            382,951,639
         Less:
             Unamortized loan origination fees, net                                   379,470                675,073
             Unearned credit life premiums                                             75,796                 84,469
             Unamortized discount on SBA loans sold                                    12,019                 56,608
             Allowance for loan losses                                              3,835,811              3,454,007
                                                                                 ------------            -----------

                       Total                                                     $321,227,915            378,681,482
                                                                                 ============            ===========

         Changes in the allowance for loan losses are as follows:

                                                            2001                     2000                   1999
                                                         -----------             ------------            -----------
         Balance, January 1                              $ 3,454,007                3,181,553              2,709,570
         Provision for loan losses                         1,605,258                1,295,445                985,800
         Loans charged off                                (1,430,284)              (1,059,963)              (640,859)
         Recoveries                                          206,830                   36,972                127,042
                                                         -----------             ------------            -----------

         Balance, December 31                            $ 3,835,811                3,454,007              3,181,553
                                                         ===========             ============            ===========

         The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. The Company had impaired loans, which included all of its nonaccrual loans, of $3,112,413 and $1,850,843 as of December 31, 2001 and 2000,
         respectively, with related valuation allowances of $675,000 and $479,000 at December 31, 2001 and 2000, respectively. The average amount of impaired loans during 2001, 2000, and 1999 was $2,722,780, $1,424,603, and $1,887,609, respectively. The interest income recognized on such loans was $187,335 in 2001, $140,261 in 2000, and $112,990 in 1999, which approximated the amount of interest received on the cash basis.

         As of December 31, 2001 and 2000, Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $9 million. There is no other significant concentration of loans to customers in a particular industry.

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2001 and 2000, the Company had outstanding loan commitments exclusive of mortgage loan commitments of BancMortgage approximating $86,135,000 and $100,351,000, respectively, and standby letters of credit approximating $5,050,000 and $2,100,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

         At December 31, 2001, the Company has commitments, primarily at a fixed rate, to originate mortgage loans in the amount of approximately $24,767,000. At December 31, 2001, the Company has forward commitments to sell mortgage-backed securities in the amount of $102,759,000.

(9)      PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                                                   DECEMBER 31,
                                                                        ---------------------------------
                                                                           2001                   2000
                                                                        -----------            ----------
         Land                                                           $   801,169               801,169
         Buildings                                                        6,576,544             6,555,885
         Furniture and equipment                                         11,108,649            10,640,079
                                                                        -----------            ----------

                       Total                                             18,486,362            17,997,133

         Less accumulated depreciation                                    9,746,586             8,777,400
                                                                        -----------            ----------

                       Premises and equipment, net                      $ 8,739,776             9,219,733
                                                                        ===========            ==========

         The Company has entered into operating lease agreements for property and equipment through 2006. Approximate minimum rentals under such leases are as follows:

                            2002                      $1,021,998
                            2003                       1,020,038
                            2004                         767,191
                            2005                         551,882
                            2006                         196,841
                                                      ----------

                                                      $3,557,950
                                                      ==========

         Rental expense was $1,351,637 in 2001, $1,422,843 in 2000, and
         $1,248,932 in 1999.

(10)     OTHER REAL ESTATE OWNED

         Other real estate owned at December 31, 2001 and 2000 consists of the following:

                                                                 2001             2000
                                                              -----------       ---------
         Commercial real estate                               $ 2,986,504         846,286
         Residential properties                                 2,268,554       1,522,273
                                                              -----------       ---------
                                                                5,255,058       2,368,559

         Valuation allowance                                     (150,400)             --
                                                              -----------       ---------

                                                              $ 5,104,658       2,368,559
                                                              ===========       =========

         The following is a summary of the activity in the allowance for other real estate owned:

                                                              2001           2000           1999
                                                           ---------     -----------     ---------
         Balance, beginning of year                        $      --              --            --
         Provision for losses                                511,345              --        89,348
         Charge-offs                                        (360,945)             --       (89,348)
                                                           ---------     -----------     ---------

         Balance, end of year                              $ 150,400              --            --
                                                           =========     ===========     =========

(11)     DEPOSITS AND BORROWINGS

         At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

                  6 months or less                    $   140,242,661
                  Over 6 through 12 months                 54,958,830
                  Over 1 year through 5 years              41,519,559
                                                      ---------------

                  Total                               $   236,721,050
                                                      ===============

         Short-term borrowings of $269,446 and $849,855 at December 31, 2001 and 2000, respectively, consists of a U.S. Treasury, tax, and loan deposit note.

         Other borrowings of $5,773,000 and $1,950,000 at December 31, 2001 and 2000 consists of notes due to the National Bank of Commerce, Birmingham, Alabama. A note totaling $1,950,000 bears interest at a variable rate (3.62% and 8.53% at December 31, 2001 and 2000, respectively) and matures on September 2, 2002. The note requires monthly interest payments and the principal is due at maturity.

         On July 29, 2001, the Company borrowed an additional $4,000,000 on a separate note. This note requires monthly payments of principal and interest and bears interest at a variable rate (3.95% at December 31, 2001).

         Required principal payments under the notes for the next five years and thereafter are as follows:



                  For the year ending December 31:
                            2002                      $2,316,600
                            2003                         393,600
                            2004                         423,000
                            2005                         454,200
                            2006                         487,800
                            Thereafter                 1,697,800
                                                      ----------

                                                      $5,773,000
                                                      ==========

(12)     FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         The Company's activity related to securities sold under repurchase agreements is summarized as follows:

                                                                          2001              2000
                                                                      ------------       ----------
         Balance at year-end                                           $ 7,686,666       17,295,395
         Maximum outstanding during year                                13,700,000       17,305,000
         Average outstanding during year                                   765,083        9,288,639
         Weighted average interest rate during year                           4.61%            6.08%
         Weighted average interest rate at end of year                        1.75%            6.25%

         At December 31, 2001, the Company had available repurchase agreement line of credit commitments with Compass Bank totaling $6,700,000 of which none was advanced. All securities sold under repurchase agreements are held by independent trustees. The Company also had available repurchase agreement line of credit commitments with the National Bank of Commerce totaling $850,000 at December 31, 2001. No amounts were outstanding under that commitment at December 31, 2001.

         Federal funds purchased at December 31, 2001 amounted to $22,764,000.

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

(13)     FHLB ADVANCES

         At December 31, 2001, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $230,833,000 of which $100,415,644 was advanced (weighted average interest rate of 3.53%) and $130,417,356 was available.

         The advances outstanding at December 31, 2001 consist of three fixed rate advances of $10,000,000 that bear interest at 6.72%, 6.02%, and 4.93% and mature in 2005, 2010, and 2011 (callable each year), respectively, and one variable rate short-term advance of $70,415,644 with a weighted average rate of 2.56%.

         At December 31, 2000, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $163,000,000 of which $108,094,938 was advanced (weighted average interest rate of 6.75%) and $54,905,062 was available.

         At December 31, 2001, the Company has pledged, with the FHLB, all stock of the FHLB and certain qualifying first mortgage loans with an outstanding balance of $122,003,486.

(14)     INCOME TAXES

         Income tax expense (benefit) for the years ended December 31, 2001, 2000, and 1999 are as follows:

                                                  2001                2000                1999
                                               ----------          ----------           --------
         Current:
             Federal                           $1,772,013           1,267,463            629,665
             State                                267,911             109,884             78,455
                                               ----------          ----------           --------

                       Total current            2,039,924           1,377,347            708,120
                                               ----------          ----------           --------

         Deferred:
             Federal                              433,117            (127,552)          (760,613)
             State                                     --                  --                 --
                                               ----------          ----------           --------

                       Total deferred             433,117            (127,552)          (760,613)
                                               ----------          ----------           --------

                       Total                   $2,473,041           1,249,795            (52,493)
                                               ==========          ==========           ========

         In addition, income tax benefit of $72,615 has been recorded in 2001 to reflect the tax effect of the cumulative effect of a change in accounting principle as of January 1, 2001.

         The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to income before income taxes as indicated by the following:

                                                                              2001                  2000                 1999
                                                                          ------------           ----------           ---------
         Income tax at statutory rate                                     $  2,712,594            1,454,215             578,502
         Effect of tax-exempt income                                          (456,183)            (479,985)           (456,850)
         Earnings on cash surrender value of life
             insurance                                                         (65,979)             (74,800)                 --
         Amortization of intangible assets                                      73,459               96,796             150,637
         State income tax, net of Federal tax effect                           176,822               72,523              51,780
         Reduction of prior years' overaccrual                                      --                   --            (409,477)
         Other                                                                  32,328              181,046              32,915
                                                                          ------------           ----------           ---------

                  Income tax expense (benefit)                            $  2,473,041            1,249,795             (52,493)
                                                                          ============           ==========           =========

         At December 31, 2001 and 2000, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                                                               2001                  2000
                                                                                            -----------           ----------
         Deferred tax assets:
           Unrealized loss on investment securities available for sale                      $        --               15,873
           Unrealized loss on trading securities                                                346,348              346,348
           Allowance for loan losses                                                          1,128,226            1,161,105
           Allowance for other real estate                                                      115,547              124,456
           Deferred loan fees                                                                        --              168,869
           Deferred compensation                                                                 69,275               49,397
           Unearned credit life commissions                                                      25,772               28,720
                                                                                            -----------           ----------

                                                                                              1,685,168            1,894,768
                                                                                            -----------           ----------

         Deferred tax liabilities:
           Unrealized gain on investment securities available for sale                         (260,309)                  --
           Equity in earnings of investee                                                      (164,887)            (123,973)
           Deferred loan fees                                                                   (39,244)                  --
           Prepaid expenses                                                                    (282,562)            (223,482)
           Furniture, fixtures, and equipment due to differences in
             depreciation methods                                                              (175,960)             (89,457)
           Other                                                                                (44,067)             (30,418)
                                                                                            -----------           ----------

                                                                                               (967,029)            (467,330)
                                                                                            -----------           ----------

                  Net deferred tax asset                                                    $   718,139            1,427,438
                                                                                            ===========           ==========

         The net deferred tax asset is included in other assets in the consolidated balance sheets.

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

(15)     SHAREHOLDERS' EQUITY

         The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Bank to the Company in any year will exceed 50% of the net income of the Bank for the previous calendar year. As of December 31, 2001, the Bank could declare dividends to the Company up to approximately $2,920,000 without regulatory approval.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 2001, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's capital categories.

         The Company's and the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000 are as follows (dollars in thousands):

                                                                                                           TO BE WELL CAPITALIZED
                                                                                  FOR CAPITAL ADEQUACY     UNDER PROMPT CORRECTIVE
                                                                ACTUAL                  PURPOSES              ACTION PROVISIONS
                                                          -------------------     --------------------     -----------------------
                                                           AMOUNT       RATIO      AMOUNT        RATIO     AMOUNT            RATIO
                                                          --------      -----     --------       -----     ------            -----
         As of December 31, 2001:
           Total capital (to risk-weighted assets):
             Company                                      $ 45,159      11.12%    $ 32,696         8%         N/A             N/A
             Habersham Bank                                 43,594      10.84%      32,164         8%      40,205              10%

           Tier I Capital (to risk-weighted assets):
             Company                                        41,323      10.11%      16,348         4%         N/A             N/A
             Habersham Bank                                 39,758       9.89%      16,082         4%      24,123               6%

           Tier I Capital (to average assets):
             Company                                        41,323       7.67%      21,554         4%         N/A             N/A
             Habersham Bank                                 39,758       7.48%      21,262         4%      26,578               5%

         As of December 31, 2000:
           Total capital (to risk-weighted assets):
             Company                                      $ 39,399       9.83%    $ 32,080         8%         N/A             N/A
             Habersham Bank                                 34,931       8.85%      31,570         8%      39,738              10%

           Tier I Capital (to risk-weighted assets):
             Company                                        35,945       8.96%      16,040         4%         N/A             N/A
             Habersham Bank                                 31,477       7.98%      15,785         4%      23,843               6%

           Tier I Capital (to average assets):
             Company                                        35,945       6.65%      21,609         4%         N/A             N/A
             Habersham Bank                                 31,477       5.90%      21,346         4%      26,682               5%

(16)     COMPREHENSIVE INCOME

         Comprehensive income includes net income and other comprehensive income which is defined as non-owner related transactions in shareholders' equity. The following table sets forth the amounts of other comprehensive income included in shareholders' equity along with the related tax effect for the years ended December 31, 2001, 2000, and 1999.

                                                                                                                        NET OF
                                                                             PRETAX            TAX (EXPENSE)             TAX
                                                                             AMOUNT               BENEFIT               AMOUNT
                                                                          ------------         -------------         -----------
         2001:
             Net unrealized holding gains on investment
               securities available for sale arising
               during the year                                            $  1,003,331            (341,133)              662,198
             Less reclassification adjustment for net
               gains realized in net income                                    191,033             (64,951)              126,082
                                                                          ------------           ---------           -----------

             Other comprehensive income                                   $    812,298            (276,182)              536,116
                                                                          ============           =========           ===========

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
                                                                          ============           =========           ===========

(17)     EMPLOYEE BENEFIT AND STOCK OPTION PLANS

         The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) - (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant's first 3% of compensation contributed. The Company's contributions to the plan totaled $390,592 in 2001, $350,478 in 2000, and $269,521 in 1999.

         During 1998, the Bank's board of directors approved the Director's Retirement Plan (the Plan), a noncontributory retirement plan. In connection with the implementation of the Plan, the Bank purchased company-owned life insurance at a cost of $3,150,000. In 2001 and 1999, the Bank purchased additional life insurance at a cost of $150,000 and $300,000, respectively. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2001 and 2000, the cash surrender values of the life insurance policies totaled $4,122,342 and $3,763,827, respectively.

         The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

         The Company's Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 266,000 at December 31, 2001.

         A summary of the status of the Company's stock option plans and changes during 2001, 2000, and 1999 is presented below:

                                                                 2001                     2000                     1999
                                                        ----------------------    ---------------------    ---------------------
                                                                      WEIGHTED                 WEIGHTED                 WEIGHTED
                                                                       AVERAGE                  AVERAGE                  AVERAGE
                                                                      EXERCISE                 EXERCISE                 EXERCISE
                                                          SHARES        PRICE      SHARES        PRICE      SHARES       PRICE
                                                        ---------     --------    --------     --------    --------     --------
         Outstanding at
           beginning of year                              416,022     $  13.94     357,522     $  14.94     413,226     $  14.79
         Granted                                           99,000        16.50      87,500         9.69      70,000        12.75
         Exercised                                             --           --          --           --     (53,266)       10.12
         Terminated                                      (100,750)       15.72     (29,000)       13.50     (72,438)       15.46
                                                        ---------     --------    --------     --------    --------     --------

         Outstanding and
           exercisable at
           end of year                                    414,272     $  14.22     416,022     $  13.94     357,522     $  14.94
                                                         ========                 ========                 ========

         The following table summarizes information about stock options outstanding at December 31, 2001:

                                                                                               WEIGHTED
                                                                         NUMBER                 AVERAGE
                                                                     OUTSTANDING AT            REMAINING               WEIGHTED
              RANGE OF                                                 DECEMBER 31,        CONTRACTUAL LIFE             AVERAGE
          EXERCISE PRICES                                                 2001                 IN YEARS             EXERCISE PRICE
         -----------------                                           --------------        -----------------        --------------
         $            9.69                                               84,500                   4.00                 $   9.69
             10.00 - 11.00                                               25,272                   1.45                    10.63
                     12.75                                               65,000                   3.00                    12.75
             13.50 - 14.00                                                7,500                   4.00                    13.50
                     14.25                                               57,000                   2.00                    14.25
             16.50 - 16.88                                              106,500                   4.97                    16.53
             18.75 - 19.00                                               68,500                   1.05                    18.98
                                                                       --------                  -----                 --------

                                                                        414,272                   3.17                 $  14.22
                                                                       ========

         The estimated fair value of options granted during 2001, 2000, and 1999 was $6.63, $3.48, and $4.37, respectively, per share. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its Incentive Stock Option Plan and its Outside Directors Stock Option Plan. Had compensation cost for the Company's incentive stock option plan and its outside directors stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with a method included in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and income per share for 2001, 2000, and 1999 would have been reduced to the pro forma amounts indicated below:

                                                                              2001                 2000                1999
                                                                          ------------          ----------          ----------
         Net income:
             As reported                                                  $  5,342,791           3,027,308           1,753,969
             Pro forma                                                       4,909,725           2,826,251           1,548,422

         Net income per common share - basic:
             As reported                                                          1.98                1.12                0.67
             Pro forma                                                            1.82                1.05                0.59

         Net income per common share - diluted:
             As reported                                                          1.96                1.12                0.67
             Pro forma                                                            1.80                1.05                0.59

         The fair value of options granted under the Company's fixed stock option plans during 2001, 2000, and 1999 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: expected dividend yield of less than 1%; expected volatility of 36% in 2001, 30% in 2000, and 35% in 1999; weighted average risk-free interest rate of 4.41%, 6.50%, and 6.25% in 2001, 2000, and 1999, respectively; and an expected weighted average life of 4.5 years in 2001, 2000, and 1999.

(18)     OTHER EXPENSES

         Items comprising other expenses for the years ended December 31, 2001, 2000, and 1999 are as follows:

                                                                              2001                 2000                1999
                                                                          ------------          ----------          ----------
         Outside services                                                 $  1,419,723           1,066,643           1,077,184
         Advertising and public relations                                      893,737             816,838             992,019
         Office supplies                                                       948,234             854,137             853,039
         Other                                                               3,819,815           3,520,381           3,057,879
                                                                          ------------          ----------          ----------

                       Total                                              $  7,081,509           6,257,999           5,980,121
                                                                          ============          ==========          ==========

         Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees, and State of Georgia Department of Banking fees.

(19)     FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                                                                     DECEMBER 31, 2001
                                                                                           -------------------------------------
                                                                                           CARRYING AMOUNT            FAIR VALUE
                                                                                           ---------------           -----------
         Assets:
             Cash and due from banks                                                        $   16,550,323            16,550,323
             Investment securities available for sale                                           47,620,391            47,620,391
             Investment securities held to maturity                                              9,646,138             9,767,274
             Other investments                                                                   9,604,106             9,604,106
             Loans held for sale                                                               115,463,760           117,133,586
             Loans                                                                             321,227,915           335,417,074
             Commitments to originate fixed rate mortgage loans for resale                              --               150,000

         Liabilities:
             Deposits                                                                          336,360,286           342,410,488
             Short-term borrowings                                                                 269,446               269,446
             Other borrowings                                                                    5,773,000             5,773,000
             Federal funds purchased and securities sold under repurchase agreements            30,450,666            30,450,666
             FHLB advances                                                                     100,415,644           100,415,644
             Forward commitments to sell mortgage-backed securities                                     --                    --

                                                                                                     DECEMBER 31, 2000
                                                                                           -------------------------------------
                                                                                           CARRYING AMOUNT            FAIR VALUE
                                                                                           ---------------           -----------
         Assets:
             Cash and due from banks                                                        $   13,565,897            13,565,897
             Investment securities available for sale                                           42,986,274            42,986,274
             Investment securities held to maturity                                             13,124,402            13,044,717
             Other investments                                                                  10,133,924            10,133,924
             Loans held for sale                                                                59,714,160            59,885,134
             Loans                                                                             378,681,482           382,124,560

         Liabilities:
             Deposits                                                                          341,032,290           347,018,185
             Short-term borrowings                                                                 849,855               849,855
             Other borrowings                                                                    1,950,000             1,950,000
             Federal funds purchased and securities sold under repurchase agreements            35,995,395            35,995,395
             FHLB advances                                                                     108,094,938           108,094,938

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

         The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(20)     RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2001 and 2000 of loans to executive officers, directors, and principal shareholders is as follows:

                                                 2001                    2000
                                             -------------           -----------
         Balance, January 1                  $   2,663,027             2,810,972
         Amounts advanced                       10,440,343             3,882,984
         Repayments                             (7,289,295)           (4,030,929)
                                             -------------           -----------

         Balance, December 31                $   5,814,075             2,663,027
                                             =============           ===========

         At December 31, 2001,a time deposit of $930,000 of a business controlled by the principal shareholders of the Company was pledged as collateral for a loan with aggregate principal balance of $930,000 made to unrelated parties.

         On January 2, 1996, a Mortgage Banking Agreement (the Agreement) was entered into between Habersham Bank, BancMortgage, Habersham Bancorp, and BancMortgage's two principal executives/inside directors. The Agreement details the terms of the organization of the Company, including, among other things, capital structure, directors and officers, certain compensation terms, right of first refusal to fund loans, agreement to provide a warehouse line, performance criteria, and buy-out arrangements. In accordance with the Agreement, the principals are entitled to 50% of BancMortgage's net income (as defined) as a bonus. For the years ended December 31, 2001 and 2000, the Company accrued incentive compensation expense of $5,046,336 and $734,326, respectively, related to the Agreement.

(21)     CONDENSED FINANCIAL STATEMENTS OF HABERSHAM BANCORP (PARENT ONLY)

         The parent company only condensed financial statements are presented below:

                            CONDENSED BALANCE SHEETS

                           December 31, 2001 and 2000

                                     ASSETS                                                     2001                   2000
                                                                                            -------------          -----------
         Cash                                                                               $     503,916              280,453
         Investment in subsidiaries, primarily banks                                           42,429,155           34,347,346
         Investment securities available for sale                                               2,082,160            1,255,425
         Investment in CB Financial Corp.                                                       3,138,972            3,165,890
         Other investments                                                                        200,000              200,000
         Equipment, net                                                                           122,516              121,394
         Other assets                                                                           1,438,585            1,520,461
                                                                                            -------------          -----------

                       Total assets                                                         $  49,915,304           40,890,969
                                                                                            =============          ===========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

         Borrowings                                                                         $   5,773,000            1,950,000
         Accounts payable                                                                         159,978              189,852
                                                                                            -------------          -----------

                       Total liabilities                                                        5,932,978            2,139,852
                                                                                            -------------          -----------

         Shareholders' equity:
             Common stock                                                                       2,698,746            2,698,746
             Additional paid-in capital                                                        12,417,064           12,417,064
             Retained earnings                                                                 28,361,211           23,666,118
             Accumulated other comprehensive income (loss)                                        505,305              (30,811)
                                                                                            -------------          -----------

                       Total shareholders' equity                                              43,982,326           38,751,117
                                                                                            -------------          -----------

                       Total liabilities and shareholders' equity                           $  49,915,304           40,890,969
                                                                                            =============          ===========

                         CONDENSED STATEMENTS OF INCOME

                                                                                          YEARS ENDED DECEMBER 31,
                                                                          ------------------------------------------------------
                                                                              2001                 2000                  1999
                                                                          ------------          ----------           -----------
         Income:
             Dividends from banks                                         $  1,737,750           1,380,000               832,750
             Equity in earnings of investee                                    120,336             153,348               211,279
             Management fees from subsidiaries                               1,341,936           1,342,716             1,278,816
             Gain on sale of trading securities                                     --                  --                 7,378
             Unrealized loss on trading securities                                  --            (306,200)           (1,190,820)
             Dividend income                                                    58,791              58,789                84,108
             Other income                                                       12,316               4,917                 1,922
                                                                          ------------          ----------           -----------

                       Total income                                          3,271,129           2,633,570             1,225,433

         Expenses - general and administrative                               2,220,716           2,160,727             2,232,833
                                                                          ------------          ----------           -----------

                       Income (loss) before income taxes
                         and equity in undistributed
                         earnings of subsidiaries                            1,050,413             472,843            (1,007,400)

         Income tax benefit                                                    201,041             249,623               574,034
                                                                          ------------          ----------           -----------

                       Income (loss) before equity in
                         undistributed earnings of
                         subsidiaries                                        1,251,454             722,466              (433,366)

         Equity in undistributed earnings of subsidiaries                    4,091,337           2,304,842             2,187,335
                                                                          ------------          ----------           -----------

                       Net income                                         $  5,342,791           3,027,308             1,753,969
                                                                          ============          ==========           ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                          YEARS ENDED DECEMBER 31,
                                                                          --------------------------------------------------------
                                                                              2001                  2000                   1999
                                                                          ------------           -----------           -----------
         Cash flows from operating activities:
             Net income                                                   $  5,342,791             3,027,308             1,753,969
             Depreciation                                                       74,215                73,360                57,958
             Gain on sale of premises and equipment                            (11,544)               (4,917)                   --
             Write-down of other investments                                        --                    --                 1,000
             Amortization of intangible assets                                  85,212                85,212               167,097
             Proceeds from sale of trading securities                               --                    --               597,378
             Gain on sale of trading securities                                     --                    --                (7,378)
             Unrealized loss on trading securities                                  --               306,200             1,190,820
             Increase in other assets                                         (199,215)             (253,843)             (529,238)
             (Decrease) increase in other liabilities                          (29,874)              104,806               (82,024)
             Equity in earnings of investee                                   (120,336)             (153,348)             (211,279)
             Equity in undistributed earnings of
               subsidiaries                                                 (4,091,337)           (2,304,842)           (2,187,335)
                                                                          ------------           -----------           -----------

                       Net cash provided by operating
                         activities                                          1,049,912               879,936               750,968
                                                                          ------------           -----------           -----------

         Cash flows from investing activities:
             Dividends received from other investment                           62,042                27,575                    --
             Net cash paid in connection with
               acquisition of CB Financial Corp. common
               stock                                                                --                    --               (15,874)
             Capital contribution to subsidiary                             (4,000,000)              (15,000)                   --
             Purchase of equipment                                             (76,539)              (77,235)              (46,631)
             Proceeds from sale of premises and
               equipment                                                        12,746                 6,000                    --
                                                                          ------------           -----------           -----------

                       Net cash used in investing
                         activities                                         (4,001,751)              (58,660)              (62,505)
                                                                          ------------           -----------           -----------

                                                                                          YEARS ENDED DECEMBER 31,
                                                                          --------------------------------------------------------
                                                                              2001                   2000                  1999
                                                                          ------------           -----------           -----------
         Cash flows from financing activities:
             Proceeds from borrowings                                        4,000,000                    --                    --
             Payment of borrowings                                            (177,000)                   --              (750,000)
             Payment of cash dividends                                        (647,698)             (647,699)             (525,428)
             Purchase and retirement of common stock                                --                    --              (164,060)
             Proceeds from issuance of common stock upon
               exercise of stock options                                            --                    --               539,144
                                                                          ------------           -----------           -----------

                       Net cash provided by (used in)
                         financing activities                                3,175,302              (647,699)             (900,344)
                                                                          ------------           -----------           -----------

                       Increase (decrease) in cash                             223,463               173,577              (211,881)

         Cash at beginning of year                                             280,453               106,876               318,757
                                                                          ------------           -----------           -----------

         Cash at end of year                                              $    503,916               280,453               106,876
                                                                          ============           ===========           ===========

         Supplemental disclosures of noncash investing activities:
               Common stock issued for purchase of CB
                 Financial Corp. common stock                             $         --                    --             2,847,883

               Pushdown of intangible assets to bank
                 subsidiary                                                         --                    --             2,783,634

               Transfer of trading securities to
                 available for sale                                                 --             1,408,520                    --

         At December 31, 2001, approximately $39,509,000 of the parent company's investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

(22)     SEGMENT AND RELATED INFORMATION

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

                                                                 MORTGAGE
                                                BANKING           BANKING   ELIMINATIONS(B)   OTHER(A)   ELIMINATIONS  CONSOLIDATED
                                        ---------------------   ----------- --------------- -----------  ------------ -------------
         Interest income                2001     $ 36,808,876     7,008,927    (2,599,880)      58,791           --    41,276,714
                                        2000       39,503,565     4,509,161    (2,245,507)      58,789           --    41,826,008
                                        1999       30,525,558     3,933,973    (2,399,499)      84,108           --    32,144,140

         Interest expense               2001       20,184,166     3,626,871      (862,591)     218,808           --    23,167,254
                                        2000       22,621,628     3,134,547      (995,024)     159,500           --    24,920,651
                                        1999       14,807,323     2,356,038      (811,594)     165,437         (298)   16,516,906

         Provision for loan losses      2001        1,423,000       182,258            --           --           --     1,605,258
                                        2000          955,000       340,445            --           --           --     1,295,445
                                        1999          500,000       485,800            --           --           --       985,800

         Gain on sale of loans          2001          550,087    23,082,344            --           --           --    23,632,431
                                        2000          102,128    12,615,729            --           --           --    12,717,857
                                        1999          397,782     9,420,876            --           --           --     9,818,658

         Other noninterest income       2001        2,988,165     5,007,505      (965,996)   1,928,375   (1,358,356)    7,599,693
                                        2000        2,686,784     4,831,595    (1,472,465)   1,700,777   (1,366,673)    6,380,018
                                        1999        2,365,625     5,574,065    (2,290,556)      26,234      (16,536)    5,658,832

         Depreciation on premises       2001          589,514       665,078            --       78,298           --     1,332,890
           and equipment                2000          704,579       493,823            --       80,718           --     1,279,120
                                        1999          785,965       424,454            --       66,833           --     1,277,252

         Other noninterest expense      2001       13,355,112    25,846,032    (1,824,578)   2,407,009   (1,358,356)   38,425,219
                                        2000       12,066,001    17,495,341    (1,442,178)   2,399,073   (1,366,673)   29,151,564
                                        1999       11,297,644    15,731,164    (3,174,871)   3,300,227      (13,968)   27,140,196

         Income tax expense (benefit)   2001        1,234,004     1,734,833      (298,705)    (197,091)          --     2,473,041
                                        2000        1,891,204        34,584      (435,463)    (240,530)          --     1,249,795
                                        1999        1,205,249        56,637      (674,789)    (639,590)          --       (52,493)

         Net income (loss)              2001        3,367,465     3,033,935      (580,001)    (478,608)          --     5,342,791
                                        2000        4,089,593       422,217      (845,311)    (639,191)          --     3,027,308
                                        1999        4,222,809       344,795    (1,309,887)  (1,503,748)          --     1,753,969

         Total assets                   2001      439,307,021   121,478,469   (19,570,411)   6,062,078     (774,221)  546,502,936
                                        2000      495,497,850    65,941,425   (23,148,550)   5,144,215     (326,635)  543,108,305
                                        1999      425,758,743    52,115,055   (21,171,084)   5,418,649     (145,630)  461,975,733

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

(23)     QUARTERLY FINANCIAL DATA (UNAUDITED)

         The supplemental quarterly financial data for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                                                      QUARTER ENDED
                                                            -----------------------------------------------------------------
                                                              MARCH 31          JUNE 30         SEPTEMBER 30      DECEMBER 31
                                                                2001              2001              2001              2001
                                                            -----------        ----------       ------------      -----------
         Interest income                                    $10,999,244        11,025,393        10,131,329        9,120,748
         Interest expense                                     6,686,805         6,458,501         5,438,883        4,583,065
         Net interest income                                  4,312,439         4,566,892         4,692,446        4,537,683
         Provision for loan losses                              284,347           431,788           404,193          484,930
         Net income                                           1,106,179         1,706,406         1,070,415        1,459,791
         Net income per share - basic                              0.41              0.63              0.40             0.54
         Net income per share - diluted                            0.41              0.63              0.39             0.53


                                                                                      QUARTER ENDED
                                                            -----------------------------------------------------------------
                                                              MARCH 31          JUNE 30         SEPTEMBER 30      DECEMBER 31
                                                                2000              2000              2000             2000
                                                            -----------        ----------       ------------      -----------
         Interest income                                      9,410,885        10,223,681        10,968,497       11,222,945
         Interest expense                                     5,117,598         5,891,056         6,742,160        7,169,837
         Net interest income                                  4,293,287         4,332,625         4,226,337        4,053,108
         Provision for loan losses                              120,000           220,000           375,472          579,973
         Net income                                             678,964           589,759         1,079,553          679,032
         Net income per share - basic                              0.25              0.22              0.40             0.25
         Net income per share - diluted                            0.25              0.22              0.40             0.25