Form 10-K, Exhibit 13
period 2002-12-31
HABERSHAM BANCORP
filed 2003-03-31
CIK 754597

                                   EXHIBIT 13


                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 2002 and 2001

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Habersham Bancorp:

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002 and derivative instruments in 2001.

                                [KPMG LLP LOGO]

Atlanta, Georgia
January 17, 2003

                       HABERSHAM BANCORP AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001

                                 ASSETS                                              2002               2001
                                                                                 ------------       ------------
Cash and due from banks (note 4)                                                 $ 13,831,994         15,109,918
Federal funds sold                                                                 27,137,000                 --
                                                                                 ------------       ------------
         Cash and cash equivalents                                                 40,968,994         15,109,918
                                                                                 ------------       ------------
Investment securities available for sale (note 5)                                  54,818,900         47,620,391
Investment securities held to maturity (estimated fair
  values of $7,211,476 in 2002 and $9,767,274 in 2001) - (note 6)                   6,889,304          9,646,138
Other investments (notes 7 and 13)                                                  2,389,134          9,604,106
Loans (notes 8, 13, and 20)                                                       307,346,274        325,063,726
  Less allowance for loan losses (note 8)                                          (3,533,309)        (3,601,877)
                                                                                 ------------       ------------
         Loans, net                                                               303,812,965        321,461,849
                                                                                 ------------       ------------
Premises and equipment, net (note 9)                                                6,943,703          6,178,572
Accrued interest receivable                                                         2,215,420          2,653,448
Other real estate (note 10)                                                         3,197,020          4,685,704
Goodwill and other intangible assets, net of accumulated
  amortization of $1,705,800 in 2002 and $1,701,800 in 2001                         2,488,540          2,492,540
Other assets (note 14)                                                              5,686,675          6,065,654
Net assets of discontinued operations (note 3)                                             --        120,984,617

                                                                                 ------------       ------------
         Total assets                                                            $429,410,655        546,502,937
                                                                                 ============       ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY                           2002               2001
                                                                                 ------------       ------------
Deposits (notes 11 and 20):
  Noninterest-bearing demand                                                     $ 47,967,072         31,136,412
  Money market and NOW accounts                                                    53,998,843         61,122,544
  Savings                                                                           8,312,857          7,380,280
  Time ($100,000 and over)                                                         93,366,488         79,832,236
  Other time                                                                      132,881,180        156,888,814
                                                                                 ------------       ------------
         Total deposits                                                           336,526,440        336,360,286
Short-term borrowings (note 11)                                                       931,665            269,446
Other borrowings (note 11)                                                                 --          5,773,000
Federal funds purchased and securities sold
  under repurchase agreements (note 12)                                             8,227,114         30,450,666
Federal Home Loan Bank advances (note 13)                                          30,000,000         30,000,000
Accrued interest payable                                                            2,460,611          3,316,203
Other liabilities                                                                     521,371            668,229
Net liabilities of discontinued operations (note 3)                                        --         95,682,781
                                                                                 ------------       ------------
         Total liabilities                                                        378,667,201        502,520,611
                                                                                 ------------       ------------
Shareholders' equity (notes 15 and 17):
  Common stock, $1.00 par value. Authorized 10,000,000 shares;
     issued and outstanding 2,815,093 and 2,698,746 shares
     in 2002 and 2001, respectively                                                 2,815,093          2,698,746
  Additional paid-in capital                                                       13,720,900         12,417,064
  Retained earnings                                                                33,530,334         28,361,211
  Accumulated other comprehensive income                                              677,127            505,305
                                                                                 ------------       ------------
         Total shareholders' equity                                                50,743,454         43,982,326
Commitments (notes 8 and 9)
                                                                                 ------------       ------------
         Total liabilities and shareholders' equity                              $429,410,655        546,502,937
                                                                                 ============       ============

See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2002, 2001, and 2000

                                                                                     2002               2001            2000
                                                                                 ------------       ------------    ------------
Interest income:
  Loans                                                                          $ 23,380,051         30,602,652      33,442,213
  Investments:
      Taxable securities                                                            2,025,239          1,902,153       1,943,371
      Tax exempt securities                                                           928,576          1,012,499       1,174,087
      Other investments                                                               415,731            689,773         712,639
  Federal funds sold                                                                   44,350             55,009          13,119
                                                                                 ------------       ------------    ------------
                Total interest income                                              26,793,947         34,262,086      37,285,429
                                                                                 ------------       ------------    ------------
Interest expense:
  Time deposits, $100,000 and over                                                  3,469,661          5,189,132       5,158,051
  Other deposits                                                                    6,360,212         11,869,731      11,922,850
  Federal funds purchased and securities sold under
      repurchase agreements                                                           414,427            448,720       1,180,078
  Short-term and other borrowings, primarily FHLB advances                          1,796,787          2,895,392       4,520,150
                                                                                 ------------       ------------    ------------
                Total interest expense                                             12,041,087         20,402,975      22,781,129
                                                                                 ------------       ------------    ------------
                Net interest income                                                14,752,860         13,859,111      14,504,300
Provision for loan losses (note 8)                                                  1,307,000          1,463,000         955,000
                                                                                 ------------       ------------    ------------
                Net interest income after provision for loan losses                13,445,860         12,396,111      13,549,300
                                                                                 ------------       ------------    ------------
Noninterest income:
  Gain on sale of loans                                                               192,800            550,087         102,127
  Loan fee income                                                                     343,322            247,988         224,603
  Service charges on deposit accounts                                                 724,295            677,668         713,672
  Other service charges and commissions                                               262,021            282,102         330,630
  Securities gains, net (note 5)                                                      850,869            191,033          36,524
  Gain on sale of other investment                                                     50,000                 --              --
  Unrealized loss on trading securities                                                    --                 --        (306,200)
  Equity in (loss) earnings of investee (note 7)                                      (45,233)           120,336         153,348
  Gain on sale of CB Financial Corp. common stock (note 7)                            277,182                 --              --
  Income from Company-owned life insurance                                            177,949            194,056         220,001
  Trust services fees                                                                 561,583            365,872         301,053
  Other income                                                                        568,216            479,697         779,656
                                                                                 ------------       ------------    ------------
                Total noninterest income                                            3,963,004          3,108,839       2,555,414
                                                                                 ------------       ------------    ------------
Noninterest expense:
  Salaries and employee benefits (note 17)                                          6,786,261          6,508,674       6,180,929
  Occupancy expenses                                                                1,345,206          1,347,554       1,599,961
  Computer services                                                                   462,786            472,110         308,455
  Provision for losses on other real estate owned                                          --             40,000              --
  Other (note 18)                                                                   4,192,633          3,921,350       3,783,114
                                                                                 ------------       ------------    ------------
                Total noninterest expense                                          12,786,886         12,289,688      11,872,459
                                                                                 ------------       ------------    ------------
                Income from continuing operations before income taxes               4,621,978          3,215,262       4,232,255
Income tax expense (note 14)                                                        1,128,968            819,371       1,329,330
                                                                                 ------------       ------------    ------------
                Income from continuing operations                                   3,493,010          2,395,891       2,902,925
Discontinued operations:
  Income from discontinued operations, net of taxes of
      $1,645,464, $1,653,670, and $(79,535) in 2002, 2001, and 2000,
      respectively (including loss on disposal of $110,064)                         2,337,441          3,109,285         124,383
                                                                                 ------------       ------------    ------------
                Income before cumulative effect of change in
                   accounting principle                                             5,830,451          5,505,176       3,027,308
Cumulative effect of change in accounting principle, net of tax                            --           (162,385)             --
                                                                                 ------------       ------------    ------------
                Net income                                                       $  5,830,451          5,342,791       3,027,308
                                                                                 ============       ============    ============

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2002, 2001, and 2000

                                                                                     2002               2001            2000
                                                                                 ------------       ------------    ------------
Income from continuing operations per common
 share - basic                                                                   $       1.27               0.89            1.08
Discontinued operations per common share - basic                                         0.85               1.15            0.04
Cumulative effect of change in accounting principle per
 common share - basic                                                                      --              (0.06)             --
                                                                                 ------------       ------------    ------------
     Net income per common share - basic                                         $       2.12               1.98            1.12
                                                                                 ============       ============    ============
Income from continuing operations per common
 share - diluted                                                                 $       1.24               0.88            1.08
Discontinued operations per common share - diluted                                       0.83               1.14            0.04
Cumulative effect of change in accounting principle per
 common share - diluted                                                                    --              (0.06)             --
                                                                                 ------------       ------------    ------------
     Net income per common share - diluted                                       $       2.07               1.96            1.12
                                                                                 ============       ============    ============
Weighted average number of common shares outstanding                                2,752,242          2,698,746       2,698,746
Weighted average number of common and common equivalent
 shares outstanding                                                                 2,815,972          2,729,291       2,699,949

See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES

    Consolidated Statements of Shareholders' Equity and Comprehensive Income

                  Years ended December 31, 2002, 2001, and 2000

                                                                                                                     ADDITIONAL
                                                                                 COMPREHENSIVE         COMMON         PAID-IN
                                                                                    INCOME              STOCK         CAPITAL
                                                                                 -------------      ------------    ------------
Balance at December 31, 1999                                                                        $  2,698,746      12,417,064

Comprehensive income:
     Net income                                                                  $   3,027,308                --              --
     Unrealized gains on investment securities, net of taxes (note 16)                 942,827                --              --
                                                                                 -------------
             Total comprehensive income                                          $   3,970,135
                                                                                 =============
Cash dividends, $0.24 per share                                                                               --              --
                                                                                                    ------------    ------------
Balance at December 31, 2000                                                                           2,698,746      12,417,064

Comprehensive income:
     Net income                                                                  $   5,342,791                --              --
     Unrealized gain on investment securities, net of taxes (note 16)                  536,116                --              --
                                                                                 -------------
             Total comprehensive income                                          $   5,878,907
                                                                                 =============
Cash dividends, $0.24 per share                                                                               --              --
                                                                                                    ------------    ------------
Balance at December 31, 2001                                                                           2,698,746      12,417,064

Comprehensive income:
     Net income                                                                  $   5,830,451                --              --
     Unrealized gains on investment securities, net of taxes (note 16)                 171,822                --              --
                                                                                 -------------
             Total comprehensive income                                          $   6,002,273
                                                                                 =============

Cash dividends, $0.24 per share                                                                               --              --
Issuance of common stock upon exercise of stock options                                                  116,347       1,303,836
                                                                                                    ------------    ------------
Balance at December 31, 2002                                                                        $  2,815,093      13,720,900
                                                                                                    ============    ============

                                                                                                    ACCUMULATED
                                                                                                       OTHER
                                                                                    RETAINED       COMPREHENSIVE
                                                                                    EARNINGS         INCOME(LOSS)       TOTAL
                                                                                 -------------      ------------    ------------
Balance at December 31, 1999                                                        21,286,509          (973,638)     35,428,681

Comprehensive income:
     Net income                                                                      3,027,308                --       3,027,308
     Unrealized gains on investment securities, net of taxes (note 16)                      --           942,827         942,827
             Total comprehensive income
Cash dividends, $0.24 per share                                                       (647,699)               --        (647,699)
                                                                                 -------------      ------------    ------------
Balance at December 31, 2000                                                        23,666,118           (30,811)     38,751,117

Comprehensive income:
     Net income                                                                      5,342,791                --       5,342,791
     Unrealized gain on investment securities, net of taxes (note 16)                       --           536,116         536,116

             Total comprehensive income
Cash dividends, $0.24 per share                                                       (647,698)               --        (647,698)
                                                                                 -------------      ------------    ------------
Balance at December 31, 2001                                                        28,361,211           505,305      43,982,326

Comprehensive income:
     Net income                                                                      5,830,451                --       5,830,451
     Unrealized gains on investment securities, net of taxes (note 16)                      --           171,822         171,822
             Total comprehensive income
Cash dividends, $0.24 per share                                                       (661,328)               --        (661,328)
Issuance of common stock upon exercise of stock options                                     --                --       1,420,183
                                                                                 -------------      ------------    ------------
Balance at December 31, 2002                                                        33,530,334           677,127      50,743,454
                                                                                 =============      ============    ============

See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2002, 2001, and 2000

                                                                                     2002              2001             2000
                                                                                 -------------      ------------    ------------
Cash flows from operating activities:
   Net income                                                                    $   5,830,451         5,342,791       3,027,308
   Adjustments to reconcile net income to net cash used in
     operating activities:
       Provision for loan losses                                                     1,307,000         1,463,000         955,000
       Provision for loss on other real estate owned                                        --            40,000              --
       Depreciation expense                                                            616,025           705,560         789,271
       Loss (gain) on sale of premises and equipment                                     8,513           (19,302)         (2,845)
       Net amortization (accretion) of premium/discount on
         investment securities                                                          38,307               (32)        (71,784)
       Gain on sale of securities                                                     (850,869)         (191,033)        (36,524)
       Unrealized holding loss on trading securities                                        --                --         306,200
       Gain on sale of other investment                                                (50,000)               --              --
       Gain on sale of CB Financial Corp. common stock                                (277,182)               --              --
       Equity in loss (earnings) of investee                                            45,233          (120,336)       (153,348)
       (Gain) loss on sale of other real estate                                         (2,481)           72,562          11,188
       Net gain on sale of loans                                                      (192,800)         (550,087)       (102,127)
       Amortization of intangible assets                                                 4,000           238,094         279,693
       Deferred income tax (benefit) expense                                          (131,579)          379,700        (248,689)
       Net cash used in discontinued operations                                    (25,128,617)      (41,666,692)     (5,919,851)
       Changes in assets and liabilities:
         Decrease (increase)  in accrued interest receivable                           438,028         1,108,774      (1,033,113)
         Decrease (increase) in other assets                                           313,295          (830,252)        (38,783)
         (Decrease) increase in accrued interest payable                              (855,592)         (951,140)      1,155,272
         (Decrease) increase in other liabilities                                      (68,879)         (104,615)        143,701
                                                                                 -------------      ------------    ------------
           Net cash used in operating activities                                   (18,957,147)      (35,083,008)       (939,431)
                                                                                 -------------      ------------    ------------
Cash flows from investing activities:
   Investment securities available for sale:
     Proceeds from maturity                                                         12,932,887         7,735,714       5,928,186
     Proceeds from sale and calls                                                   12,918,166        10,533,516       2,439,787
     Purchases                                                                     (32,091,287)      (20,922,074)     (9,653,285)
   Investment securities held to maturity:
     Proceeds from maturity                                                          2,565,680         2,500,354       1,640,268
     Proceeds from calls                                                               305,777                --              --
     Purchases                                                                              --                --        (498,750)
   Other investments:
     Proceeds from sale                                                              9,257,300        11,881,600         711,600
     Purchases                                                                      (5,131,300)      (11,378,700)     (3,251,400)
   Proceeds from sale of CB Financial Corp. common stock                             3,308,879                --              --
   Loans:
     Proceeds from sale of loans                                                    31,721,571       110,783,850      16,820,426
     Net increase in loans                                                         (18,078,687)      (57,550,304)    (83,638,855)
   Purchases of premises and equipment                                              (1,721,102)         (345,342)       (390,264)
   Proceeds from sales of premises and equipment                                       331,433            34,028           2,845
   Dividends received from other investment                                             62,042            62,042          27,575
   Purchase of Company-owned life insurance                                                 --          (150,000)             --
   Net additions of other real estate                                                  (67,056)         (364,061)             --
   Proceeds from sale of other real estate                                           4,450,021           349,891         288,664
   Proceeds from sale of subsidiary, including settlement of
     intercompany loan                                                              26,525,226                --              --
   Net cash provided by (used in) discontinued operations                              271,705           198,054      (1,110,202)
                                                                                 -------------      ------------    ------------
        Net cash provided by (used in) investing activities                         47,561,255        53,368,568     (70,683,405)
                                                                                 -------------      ------------    ------------

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2002, 2001, and 2000

                                                                                     2002              2001             2000
                                                                                 -------------      ------------    ------------
Cash flows from financing activities:
   Net (decrease) increase in deposits                                           $     166,154        (4,672,004)     23,611,981
   Net increase (decrease) in short-term borrowings                                    662,219          (580,409)        157,670
   Proceeds from other borrowings                                                           --         4,000,000              --
   Repayment of other borrowings                                                    (5,773,000)         (177,000)             --
   Net (decrease) increase in federal funds purchased and
             securities sold under repurchase agreements                           (22,223,552)       (5,544,729)     16,705,395
   (Repayment of) proceeds from Federal Home Loan Bank
             advances, net                                                                  --       (48,899,369)     25,222,193
   Payment of cash dividends                                                          (661,328)         (647,698)       (647,699)
   Issuance of common stock upon exercise of stock options                           1,420,183                --              --
   Net cash provided by discontinued operations                                     22,223,887        41,220,075       5,621,910
                                                                                 -------------      ------------    ------------
      Net cash (used in) provided by financing activities                           (4,185,437)      (15,301,134)     70,671,450
                                                                                 -------------      ------------    ------------
      Increase (decrease) in cash and cash equivalents                              24,418,671         2,984,426        (951,386)
Cash and cash equivalents at beginning of year                                      16,550,323        13,565,897      14,517,283
                                                                                 -------------      ------------    ------------
Cash and cash equivalents at end of year                                         $  40,968,994        16,550,323      13,565,897
                                                                                 =============      ============    ============
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                    $  12,896,679        24,354,115      21,625,857
     Income taxes                                                                    4,080,020         1,148,510       1,400,000
Supplemental disclosures of noncash investing activities:
   Other real estate acquired through loan foreclosures                              2,891,800         3,359,850       1,439,774
   Loans granted to facilitate the sale of other real estate                                --           195,000         365,945
   Transfer of trading securities to available for sale                                     --                --       1,408,520
   Transfer of held to maturity securities to available for sale
     upon adoption of SFAS No. 133                                                          --           999,000              --

See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(1)      ORGANIZATION AND BASIS OF PRESENTATION

         The consolidated financial statements of Habersham Bancorp and subsidiaries (the Company) include the financial statements of Habersham Bancorp and its wholly owned subsidiaries: Habersham Bank (the Bank) and The Advantage Group, Inc. The Bank owns 100% of Advantage Insurers, Inc. and, prior to December 5, 2002, 100% of BancMortgage Financial Corp. (BancMortgage) - (see note 3). All intercompany accounts and transactions have been eliminated in consolidation.

         During 1999, BancMortgage formed a wholly owned subsidiary, BancMortgage Reinsurance Ltd., a reinsurance company incorporated in Turks and Caicos. The subsidiary provides reinsurance to companies offering private mortgage insurance.

         The Company's continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, and Warren counties in Georgia. The Company's primary source of revenue is providing loans to businesses and individuals in its market area.

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

                  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties. A substantial portion of the Company's loans is secured by real estate in Habersham, White, and Cherokee Counties and the metropolitan Atlanta area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in real estate market conditions in these areas.

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

         (c)      DISCONTINUED OPERATIONS

                  The consolidated financial statements for all years have been reclassified to separately report results of discontinued operations from results of continuing operations. Disclosures included herein pertain to the Company's continuing operations unless otherwise noted (see note 3).

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

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

                  Investment securities classified as held to maturity are stated at cost, adjusted for amortization of premiums, and accretion of discounts. The Company has the intent and ability to hold these investment securities to maturity.

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

         (c)      OTHER INVESTMENTS

                  At December 31, 2002, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

                  At December 31, 2001, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta and an investment in common stock of CB Financial Corp., a bank holding company, which is not publicly traded.

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

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  The Company's investment in CB Financial Corp. was accounted for using the equity method. Under the equity method, the investment was initially recorded at cost. Subsequently, the carrying amount of the investment was increased to reflect the Company's share of income of the investee and reduced to reflect the Company's share of losses of the investee or dividends received from the investee.

       (d)    DERIVATIVE INSTRUMENTS

                  The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative effect loss of $162,000 on January 1, 2001 to reflect the fair value of forward commitments to sell mortgage-backed securities held by BancMortgage. The provisions of SFAS No. 133 allow for a one-time transfer of investment securities previously classified as held to maturity to available for sale upon adoption. As a result, the Company transferred approximately $999,000 of investment securities previously classified as held to maturity to its available for sale portfolio on January 1, 2001.

                  In the normal course of business, as part of its former mortgage banking operations, the Company extended interest rate lock commitments to borrowers who applied for loan funding and met certain credit and underwriting criteria. Such commitments were typically for short terms. Such commitments to originate fixed-rate mortgage loans for resale and forward commitments to sell mortgage-backed securities were the Company's only derivative instruments.

                  The Company's objective in entering into forward commitments to sell mortgage-backed securities was to mitigate the interest rate risk associated with mortgage loans held for sale and commitments to originate fixed-rate mortgage loans for resale. If the fair value of the Company's commitments to originate fixed-rate mortgage loans for resale resulted in an asset, such asset was recorded only to the extent of losses in the forward commitments to sell mortgage-backed securities. Losses were recorded on the Company's commitments to originate fixed-rate mortgage loans for resale when fair values were less than the carrying values. The Company recorded its forward commitments to sell mortgage-backed securities at fair value and did not account for these as hedges.

                  Subsequent to the sale of BancMortgage, the Company has no derivative instruments.

         (e)      LOANS HELD FOR SALE

                  Mortgage loans originated by BancMortgage and held for sale were carried at the lower of cost or market determined on an aggregate basis. Market values were determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2001, there were no valuation allowances relating to mortgage loans held for sale.

         (f)      LOANS

                  Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses. Unearned income, primarily arising from discount basis installment loans, is recognized as interest income over the terms of the loans by the interest method.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

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

                  For the purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company segregates the loan portfolio into broad segments, such as: commercial real estate; residential real estate; construction; commercial business; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories. The general allowance for losses on problem loans in these categories is based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic trends and conditions. General loss percentages for the problem loans are determined based upon loss percentages by loan classification as well as historical loss experience. Specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. For the remainder of the portfolio, general allowances for losses are calculated based on estimates of inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. Loss percentages used for this portion of the portfolio are generally based on historical loss factors

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  adjusted where necessary for qualitative factors. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations, such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; changes in lending policies and procedures; evaluations of the risk identification process; changes in the outlook for local and regional economic conditions; concentrations of credit; and peer group comparisons.

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

         (j)      GOODWILL AND OTHER INTANGIBLE ASSETS

                  In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates amortization of goodwill and intangible assets that have indefinite useful lives and requires annual tests of impairments of those assets. SFAS No. 142 also provides specific guidance about how to determine and measure goodwill and intangible asset impairments, and requires additional disclosures of information about goodwill and other intangible assets. The provisions of SFAS No. 142 were required to be applied starting with fiscal years beginning after December 15, 2001 and applied to all goodwill and other intangible assets recognized in financial statements at the date of adoption.

                  In accordance with the provisions of SFAS No. 142, the Company tested its goodwill for impairment. To accomplish this, the Company identified its reporting units and determined the

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company completed the test for goodwill impairment as required under SFAS No. 142 during the second quarter of 2002 and determined that the goodwill recorded as of January 1, 2002 was not impaired.

                  At December 31, 2002 and 2001, the Company had net unamortized goodwill of approximately $2,488,540. At December 31, 2001, the Company had net unamortized equity method goodwill of approximately $1,058,000. The Company recorded amortization expense relating to such goodwill in the amount of approximately $257,300 for the years ended December 31, 2001 and 2000. The following is a summary of net income and net income per share for the years ended December 31, 2001 and 2000 excluding goodwill amortization expense.

                                               2001            2000
                                           ------------      ---------
Reported net income                        $  5,342,791      3,027,308
Add back goodwill amortization                  257,300        257,300
                                           ------------      ---------
                Adjusted net income        $  5,600,091      3,284,608
                                           ============      =========
Basic net income per share:
    Reported net income                    $       1.98           1.12
    Add back goodwill amortization                 0.10           0.10
                                           ------------      ---------
                Adjusted net income        $       2.08           1.22
                                           ============      =========
Diluted net income per share:
    Reported net income                    $       1.96           1.12
    Add back goodwill amortization                 0.09           0.10
                                           ------------      ---------
                Adjusted net income        $       2.05           1.22
                                           ============      =========

                  Other intangible assets consist of an amount assigned to a noncompete agreement representing the difference between fair value at date of acquisition and recorded amounts which has been amortized on a straight-line basis over five years.

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

         (l)      EARNINGS PER SHARE

                  Basic earnings per share is computed by dividing net income by weighted average shares outstanding. Diluted earnings per share is computed by dividing net income by weighted average

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method.

         (m)      COMPREHENSIVE INCOME

                  Other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

         (n)      SEGMENT INFORMATION

                  SFAS No. 131 requires that certain disclosures be made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Prior to the sale of BancMortgage, the Company's principal segments were banking and mortgage banking. Subsequently, the Company operates primarily as one segment.

         (o)      STOCK-BASED COMPENSATION

                  In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 also amends Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in the interim financial information. The Bank adopted the provisions of SFAS No. 148 effective December 31, 2002.

                  The Bank applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, compensation cost is measured as the excess, if any, of the quoted market price of the Bank's stock at the date of grant over the amount an employee must pay to acquire the stock.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method included in SFAS No. 123, the Company's net income and income per share for 2002, 2001, and 2000 would have been reduced to the pro forma amounts indicated below:

                                                2002           2001         2000
                                            ------------    ---------    ---------
Net income                                  $  5,830,451    5,342,791    3,027,308
Deduct:
     Total stock-based compensation
       expense determined under fair
       value based method, net of related
       tax effect                               (981,163)    (693,398)    (373,006)
                                            ------------    ---------    ---------
                Pro forma                   $  4,849,288    4,649,393    2,654,302
                                            ============    =========    =========
Net income per common share - basic:
     As reported                                    2.12         1.98         1.12
     Pro forma                                      1.76         1.72         0.98
Net income per common share - diluted:
     As reported                                    2.07         1.96         1.12
     Pro forma                                      1.72         1.70         0.98

         (p)      RECENT ACCOUNTING PRONOUNCEMENTS

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

                  In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which is effective for all business combinations initiated after June 30, 2001. SFAS No. 141 requires companies to account for all business combinations using the purchase method of accounting and to recognize intangible assets if certain criteria are met, as well as provide detail disclosures regarding business combinations and allocation of purchase price. Since the Company has not initiated any business combinations during 2001 or 2002, this pronouncement has not impacted the Company's consolidated financial statements.

                  In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial statements.

                  In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

                  In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. SFAS No. 145 requires that in certain circumstances previous items classified as extraordinary that do not meet the criteria in APB Opinion No. 30 must be reclassified. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. Management does not expect the adoption of SFAS No. 145 to have a material effect on the Company's financial condition or results of operations.

                  In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. Management does not anticipate that SFAS No. 146 will have a material impact on the Company's financial condition or results of operations.

                  In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." In addition, SFAS No. 147 amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. SFAS No. 147's transition provisions require affected institutions to reclassify their SFAS No. 72 goodwill as SFAS No. 142 goodwill as of the date the Company initially applied SFAS No. 142 in its entirety. The adoption of SFAS No. 147 did not have a material impact on the Company's financial condition or results of operations.

                  In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure about the guarantor's obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective after December 15, 2002. Management does not anticipate that the adoption of FIN 45 will have a material impact on the Company's financial condition or results of operations.

                  In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities and Interpretation of ARB No. 51" (FIN 46). FIN 46 establishes the criteria for consolidating variable interest entities. FIN 46 is effective for fiscal years or interim periods beginning after June 15, 2003, for variable entities that were acquired before February 1, 2003. Management does not anticipate that the adoption of FIN 46 will have a material impact on the Company's financial condition or results of operations.

(3)      DISCONTINUED OPERATIONS

         During the year ended December 31, 2002, the Company sold its mortgage banking subsidiary, BancMortgage Financial Corp., to the then existing management of BancMortgage, resulting in a loss of $110,064. The Company's consolidated financial statements have been reclassified to reflect the operations of BancMortgage as discontinued as of December 31, 2001 and for the years ended December 31, 2001 and 2000. Financial information for the discontinued operations including the loss on sale is as follows:

                                                                  YEARS ENDED DECEMBER 31
                                                   -------------------------------------------------
                                                         2002              2001             2000
                                                   ---------------     -----------      -----------
Net interest income                                $     4,344,227       4,250,349        2,401,056
Provision for loan losses                                 (360,619)       (142,258)        (340,445)
Gain on sale of loans                                   24,901,895      23,082,341       13,818,536
Other income                                             4,039,416       5,040,945        2,723,925
Salaries and employee benefits                         (24,008,524)    (21,770,940)     (14,078,574)
Other expense                                           (4,933,490)     (5,697,482)      (4,479,650)
Income tax (expense) benefit                            (1,645,464)     (1,653,670)          79,535
Cumulative effect of change in accounting
    principle                                                   --        (162,385)              --
                                                   ---------------     -----------      -----------
                Net income                         $     2,337,441       2,946,900          124,383
                                                   ===============     ===========      ===========

                                       DECEMBER 31,
                                          2001
                                      -------------
Cash                                  $   1,440,405
Loans held for sale, net                115,269,826
Furniture, fixtures, and equipment        2,561,204
Other assets                              1,713,182
Borrowings                               70,415,644
Other liabilities                        25,267,137

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(4)      RESERVE REQUIREMENTS

         At December 31, 2002 and 2001, the Federal Reserve Bank required that the Bank maintain average reserve balances of $1,934,000 and $4,416,000, respectively.

(5)      INVESTMENT SECURITIES AVAILABLE FOR SALE

         Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

                                                     GROSS          GROSS
                                  AMORTIZED        UNREALIZED     UNREALIZED     ESTIMATED
                                    COST             GAINS          LOSSES       FAIR VALUE
                                -------------      ----------    ----------     ----------
December 31, 2002:
    U.S. Treasuries             $     499,626         14,982           --          514,608
    U.S. Government agencies       40,968,954        688,246      (67,340)      41,589,860
    States and political
       subdivisions                11,574,370        488,147      (51,059)      12,011,458
    Equity investments                750,000             --      (47,026)         702,974
                                -------------      ---------     --------       ----------
                Total           $  53,792,950      1,191,375     (165,425)      54,818,900
                                =============      =========     ========       ==========
December 31, 2001:
    U.S. Treasuries             $   1,501,212         42,853           --        1,544,065
    U.S. Government agencies       31,047,476        252,856     (168,897)      31,131,435
    States and political
       subdivisions                12,147,569        174,225     (144,965)      12,176,829
    Equity investments              2,158,520        673,640      (64,098)       2,768,062
                                -------------      ---------     --------       ----------
                Total           $  46,854,777      1,143,574     (377,960)      47,620,391
                                =============      =========     ========       ==========

         Proceeds from sales and calls of available for sale securities during 2002, 2001, and 2000 were $12,918,166, $10,533,516, and $2,439,787, respectively.

         Gross gains of $876,548, $194,870, and $36,524 were recognized on those sales for 2002, 2001, and 2000, respectively. Gross losses of $25,679 and $3,837 were recognized on those sales for 2002 and 2001, respectively. There were no gross losses on sales of investment securities during 2000.

         During 2000, the Company transferred its trading securities with a fair value of $1,408,520 to its available for sale portfolio. Unrealized losses on the trading securities from the beginning of the year until the transfer date of $306,200 are included in earnings.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                           AMORTIZED        ESTIMATED
                                             COST          FAIR VALUE
                                         -------------     ----------
Due in one year or less                  $   1,549,828      1,582,225
Due after one year through five years        6,277,814      6,311,629
Due after five years through ten years       8,447,193      8,707,150
Due after ten years                         36,768,115     37,514,922
                                         -------------     ----------
                Total                    $  53,042,950     54,115,926
                                         =============     ==========

         Investment securities available for sale with carrying values of approximately $51,121,000 and $38,217,000 were pledged as collateral at December 31, 2002 and 2001, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(6)      INVESTMENT SECURITIES HELD TO MATURITY

         Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

                                                     GROSS           GROSS
                                   AMORTIZED       UNREALIZED      UNREALIZED        ESTIMATED
                                     COST            GAINS           LOSSES         FAIR VALUE
                                 ------------      ----------      ----------       ----------
December 31, 2002:
    U.S. Government agencies     $    248,840        16,500              --            265,340
    States and political
       subdivisions                 6,640,464       305,672              --          6,946,136
                                 ------------      --------        --------         ----------
                Total            $  6,889,304       322,172              --          7,211,476
                                 ============      ========        ========         ==========
December 31, 2001:
    U.S. Government agencies     $  2,100,963        30,916         (20,757)         2,111,122
    States and political
       subdivisions                 7,545,175       154,323         (43,346)         7,656,152
                                 ------------      --------        --------         ----------
                Total            $  9,646,138       185,239         (64,103)         9,767,274
                                 ============      ========        ========         ==========

         Proceeds from calls of investment securities held to maturity during 2002 were $305,777.

         The amortized cost and estimated fair values of securities held to maturity at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                                AMORTIZED           ESTIMATED
                                                   COST            FAIR VALUE
                                              ------------         ----------
Due in one year or less                       $  1,234,046          1,256,270
Due after one year through five years            2,162,542          2,272,526
Due after five years through ten years           1,725,669          1,839,987
Due after ten years                              1,767,047          1,842,693
                                              ------------         ----------
                Total                         $  6,889,304          7,211,476
                                              ============         ==========

         Investment securities held to maturity with book values of approximately $5,439,000 and $7,123,000 were pledged as collateral at December 31, 2002 and 2001, respectively, for public deposits and other deposits, as required by law.

(7)      OTHER INVESTMENTS

         Other investments at December 31, 2002 and 2001 are summarized as follows:

                                                                 2002            2001
                                                             -------------     ---------
Federal Home Loan Bank stock                                 $   2,137,100     6,113,100
CB Financial Corp. common stock                                         --     3,138,972
Georgia Community Life Insurance Company common stock               27,000        27,000
Community Financial Services, Inc. common stock                    100,000       100,000
Southeast Bankcard Association, Inc. common stock                   25,000        25,000
Forsyth Bancshares, Inc. common stock                              100,000       100,000
Greater Rome Bancshares, Inc. common stock                              --       100,000
Federal National Mortgage Association common stock                      34            34
                                                             -------------     ---------
                Total                                        $   2,389,134     9,604,106
                                                             =============     =========

         The investment in CB Financial Corp. is accounted for using the equity method. Included in the initial investment in CB Financial Corp. common stock was approximately $1,278,000 in excess cost over the Company's underlying equity in the net assets of this investee. For the years ended December 31, 2002, 2001, and 2000, the Company recorded $(45,233), $120,336, and $153,348, respectively, as equity in (loss)
         earnings of CB Financial Corp. Amortization of related excess cost over basis in CB Financial Corp. common stock for 2001 and 2000 totaled $85,212. The assets of CB Financial Corp. as of December 31, 2001 totaled approximately $44,901,000 (unaudited) and net income for the year ended December 31, 2001 totaled approximately $267,000 (unaudited). During the year ended December 31, 2002, the Company sold its investment in CB Financial Corp. for proceeds of $3,308,879 and recorded a gain of $277,182.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(8)      LOANS

         Loans at December 31, 2002 and 2001 are summarized as follows:

                                                     2002             2001
                                                --------------     -----------
Real estate:
    Construction                                $  106,759,853     119,663,535
    Other                                          162,542,652     156,413,690
Commercial, financial, and agricultural             17,070,602      23,921,875
Consumer installment                                21,294,151      25,531,911
                                                --------------     -----------
                                                   307,667,258     325,531,011
Less:
    Unamortized loan origination fees, net             250,749         379,470
    Unearned credit life premiums                       59,532          75,796
    Unamortized discount on SBA loans sold              10,703          12,019
    Allowance for loan losses                        3,533,309       3,601,877
                                                --------------     -----------
                Total                           $  303,812,965     321,461,849
                                                ==============     ===========

         Changes in the allowance for loan losses are as follows:

                                 2002           2001           2000
                             ------------    ----------     ---------
Balance, January 1           $  3,601,877     3,189,187     2,983,153
Provision for loan losses       1,307,000     1,463,000       955,000
Loans charged off              (1,547,722)   (1,257,140)     (785,938)
Recoveries                        172,154       206,830        36,972
                             ------------    ----------     ---------
Balance, December 31         $  3,533,309     3,601,877     3,189,187
                             ============    ==========     =========

         The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2002 and 2001 are as follows:

                                             2002                          2001
                                    ------------------------      -----------------------
                                                   ALLOWANCE                    ALLOWANCE
                                      BALANCE       AMOUNT         BALANCE        AMOUNT
                                    -----------    ---------      ---------     ---------
Impaired loans, with a related
     allowance                      $ 1,930,318     241,400       1,973,534      386,668
Impaired loans, without related
     allowance                          187,167          --         174,431           --

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The average amount of impaired loans during 2002, 2001, and 2000 was $2,634,236, $1,962,408, and $1,062,547, respectively. The interest income recognized on such loans was $91,914 in 2002, $145,584 in 2001, and $43,558 in 2000, which approximated the amount of interest received on the cash basis.

         As of December 31, 2002 and 2001, Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $6 million and $9 million, respectively. There is no other significant concentration of loans to customers in a particular industry.

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2002 and 2001, the Company had outstanding loan commitments approximating $76,807,000 and $86,135,000, respectively, and standby letters of credit approximating $2,788,000 and $5,050,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

(9)      PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                           DECEMBER 31
                                                  -----------------------------
                                                      2002              2001
                                                  -------------      ----------
Land                                              $   1,224,000         801,169
Buildings                                             6,482,824       6,576,544
Furniture and equipment                               6,762,942       6,106,996
                                                  -------------      ----------
                Total                                14,469,766      13,484,709

Less accumulated depreciation                         7,526,063       7,306,137
                                                  -------------      ----------
                Premises and equipment, net       $   6,943,703       6,178,572
                                                  =============      ==========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The Company has entered into operating lease agreements for property and equipment through 2007. Approximate minimum rentals under such leases are as follows:

2003          $  125,846
2004             116,364
2005              98,493
2006              59,495
2007               2,712
              ----------
              $  402,910
              ==========

         Rental expense was $131,196 in 2002, $136,224 in 2001, and $137,315 in
         2000.

(10)     OTHER REAL ESTATE OWNED

         Other real estate owned at December 31, 2002 and 2001 consists of the following:

                                    2002          2001
                                ------------    ---------
Commercial real estate          $  1,725,624    2,986,504
Residential properties             1,511,396    1,739,200
                                ------------    ---------
                                   3,237,020    4,725,704

Valuation allowance                  (40,000)     (40,000)
                                ------------    ---------
                                $  3,197,020    4,685,704
                                ============    =========

       The following is a summary of the activity in the allowance for other real estate owned:

                                  2002         2001
                               ---------      ------
Balance, beginning of year     $  40,000          --
Provision for losses                  --      40,000
Charge-offs                           --          --
                               ---------      ------
Balance, end of year           $  40,000      40,000
                               =========      ======

(11)     DEPOSITS AND BORROWINGS

         At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

Six months or less                     $  117,934,877
Over six through 12 months                 41,028,106
Over one year through five years           67,284,685
                                       --------------
                Total                  $  226,247,668
                                       ==============

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         Short-term borrowings of $931,665 and $269,446 at December 31, 2002 and 2001, respectively, consists of a U.S. Treasury, tax, and loan deposit note.

         Other borrowings of $5,773,000 at December 31, 2001 consisted of notes due to the National Bank of Commerce, Birmingham, Alabama. One note totaling $1,950,000 bore interest at a variable rate (3.62% at December 31, 2001) and matured on September 2, 2002. On July 29, 2001, the Company borrowed an additional $4,000,000 on a separate note which bore interest at a variable rate (3.95% at December 31, 2001). Both notes were repaid during 2002.

(12)     FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         Certain information related to the Company's securities sold under repurchase agreements is summarized as follows:

                                                         2002           2001
                                                    -------------    ----------
Balance at year-end                                 $   8,227,114     7,686,666
Maximum outstanding during year                        15,493,612    16,226,637
Average outstanding during year                         7,096,726     7,423,825
Weighted average interest rate during year                   1.65%         4.61%
Weighted average interest rate at end of year                1.24%         1.75%

         At December 31, 2002, the Company had available repurchase agreement line of credit commitments with Compass Bank totaling $1,570,000 of which none was advanced. All securities sold under repurchase agreements are held by independent trustees. The Company also had available repurchase agreement line of credit commitments with the National Bank of Commerce totaling $222,000 at December 31, 2002. No amounts were outstanding under that commitment at December 31, 2002. Securities sold under repurchase agreements at December 31, 2002 and 2001 are collateralized by investment securities with aggregate carrying values of $8,571,371 and $9,094,157, respectively.

         Federal funds purchased at December 31, 2001 amounted to $22,764,000.

(13)     FHLB ADVANCES

         At December 31, 2002 and 2001, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $230,833,000 of which $30,000,000 was advanced and $200,833,000 was available.

         The advances outstanding at December 31, 2002 and 2001 consist of three fixed rate advances of $10,000,000 that bear interest at 6.72%, 6.02%, and 4.93% and mature in 2005, 2010, and 2011 (callable each year), respectively.

         At December 31, 2002, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB, and certain qualifying first mortgage loans with an outstanding balance of $22,909,346.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(14)     INCOME TAXES

         Income tax expense (benefit) relating to continuing operations for the years ended December 31, 2002, 2001, and 2000 are as follows:

                                      2002           2001          2000
                                  ------------      -------      ---------
Current:
    Federal                       $  1,159,108      423,079      1,473,368
    State                              101,439       16,592        104,651
                                  ------------      -------      ---------
                Total current        1,260,547      439,671      1,578,019
                                  ------------      -------      ---------
Deferred:
    Federal                             63,409      379,700       (248,689)
    State                             (194,988)          --             --
                                  ------------      -------      ---------
                Total deferred        (131,579)     379,700       (248,689)
                                  ------------      -------      ---------
                Total             $  1,128,968      819,371      1,329,330
                                  ============      =======      =========

       The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to income before income taxes as indicated by the following:

                                                      2002            2001            2000
                                                  ------------      ---------       ---------
Income tax on income before income
    taxes at statutory rate                       $  1,571,473      1,093,189       1,438,967
Differences resulting from:
    Tax-exempt income                                 (300,556)      (309,410)       (354,069)
    Earnings on cash surrender value of
       life insurance                                  (60,503)       (65,979)        (74,800)
    Amortization of intangible assets                       --         71,759          95,095
    State income tax, net of Federal tax effect        (61,742)        10,951          69,070
    Other                                              (19,704)        18,861         155,067
                                                  ------------      ---------       ---------
                Income tax expense                $  1,128,968        819,371       1,329,330
                                                  ============      =========       =========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

       At December 31, 2002 and 2001, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                                            2002            2001
                                                                        ------------      ---------
Deferred tax assets:
    Unrealized loss on trading securities                               $         --        346,348
    Allowance for loan losses                                              1,260,349      1,011,152
    Other real estate                                                        107,015         91,067
    Deferred compensation                                                    114,279         69,275
    Furniture, fixtures, and equipment due to differences
       in depreciation methods                                                    --         23,346
    Unearned credit life premiums                                             22,465         25,772
                                                                        ------------      ---------
                                                                           1,504,108      1,566,960
Deferred tax liabilities:
    Unrealized gain on investment securities available for sale             (348,823)      (260,309)
    Equity in earnings of investee                                                --       (164,887)
    Deferred loan fees                                                       (51,795)       (91,635)
    Prepaid expenses                                                        (130,483)       (97,963)
    Furniture, fixtures, and equipment due to differences
       in depreciation methods                                                (3,970)            --
    Net deferred tax liability of discontinued operations                         --       (189,960)
    Other                                                                    (17,873)       (44,067)
                                                                        ------------      ---------
                                                                            (552,944)      (848,821)
                                                                        ------------      ---------
                Net deferred tax asset                                  $    951,164        718,139
                                                                        ============      =========

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

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         classifications under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 2002, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's capital categories.

         The Company's and the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are as follows (dollars in thousands):

                                                                                                       TO BE WELL CAPITALIZED UNDER
                                                                                                            PROMPT CORRECTIVE
                                                       ACTUAL           FOR CAPITAL ADEQUACY PURPOSES       ACTION PROVISIONS
                                                ---------------------   -----------------------------  ----------------------------
                                                  AMOUNT        RATIO       AMOUNT          RATIO        AMOUNT           RATIO
                                                --------        -----       -------         -----        ------           -----
As of December 31, 2002:
     Total capital (to risk-weighted assets):
        Company                                 $ 51,009        15.47%      $ 26,386          8%       $      N/A           N/A
        Habersham Bank                            47,789        14.59%        26,212          8%           32,765           10%

     Tier I capital (to risk-weighted assets):
        Company                                   47,530        14.41%        13,193          4%              N/A           N/A
        Habersham Bank                            44,310        13.52%        13,106          4%           19,659            6%

     Tier I capital (to average assets):
        Company                                   47,530         9.42%        20,176          4%              N/A           N/A
        Habersham Bank                            44,310         8.85%        20,018          4%           25,022            5%

As of December 31, 2001:
     Total capital (to risk-weighted assets):
        Company                                   45,159        11.12%        32,696          8%              N/A           N/A
        Habersham Bank                            43,594        10.84%        32,164          8%           40,205           10%

     Tier I capital (to risk-weighted assets):
        Company                                   41,323        10.11%        16,348          4%              N/A           N/A
        Habersham Bank                            39,758         9.89%        16,082          4%           24,123            6%

     Tier I capital (to average assets):
        Company                                   41,323         7.67%        21,554          4%              N/A           N/A
        Habersham Bank                            39,758         7.48%        21,262          4%           26,578            5%

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(16)     COMPREHENSIVE INCOME

         Comprehensive income includes net income and other comprehensive income which is defined as nonowner related changes in shareholders' equity. The following table sets forth the amounts of other comprehensive income included in shareholders' equity along with the related tax effect for the years ended December 31, 2002, 2001, and 2000.

                                                     PRETAX            TAX       NET OF TAX
                                                     AMOUNT          EXPENSE       AMOUNT
                                                   -----------       -------       ------
2002:
    Net unrealized holding gains on
       investment securities available for
       sale arising during the year                $ 1,111,205      (377,809)      733,396
            Less reclassification adjustment
             for net gains realized in
             net income                                850,869      (289,295)      561,574
                                                   -----------       -------       -------
                Other comprehensive income         $   260,336       (88,514)      171,822
                                                   ===========       =======       =======
2001:
    Net unrealized holding gains on
       investment securities available for
       sale arising during the year                $ 1,003,331      (341,133)      662,198
            Less reclassification adjustment
             for net gains realized in
             net income                                191,033       (64,951)      126,082
                                                   -----------       -------       -------
                Other comprehensive income         $   812,298      (276,182)      536,116
                                                   ===========       =======       =======
2000:
    Net unrealized holding gains on
       investment securities available for
       sale arising during the year                $ 1,465,050      (498,117)      966,933
            Less reclassification adjustment
             for net gains realized in
             net income                                 36,524       (12,418)       24,106
                                                   -----------       -------       -------
                Other comprehensive income         $ 1,428,526      (485,699)      942,827
                                                   ===========       =======       =======

(17)     EMPLOYEE BENEFIT AND STOCK OPTION PLANS

         The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) - (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant's first 3% of compensation contributed. The Company's contributions to the plan totaled $171,093 in 2002, $121,882 in 2001, and $131,948 in 2000.

         During 1998, the Bank's board of directors approved the Director's Retirement Plan (the Plan), a noncontributory retirement plan. In connection with the implementation of the Plan, the Bank purchased

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         company-owned life insurance at a cost of $3,150,000. In 2001 and 1999, the Bank purchased additional life insurance at a cost of $150,000 and $300,000, respectively. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2002 and 2001, the cash surrender values of the life insurance policies totaled $4,318,490 and $4,122,342, respectively, and is included in other assets in the balance sheet.

         The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

         The Company's Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 253,675 at December 31, 2002.

         The following table summarizes information about stock options outstanding at December 31, 2002:

                                                    WEIGHTED
                                NUMBER              AVERAGE          WEIGHTED
                             OUTSTANDING AT        REMAINING          AVERAGE
                               DECEMBER 31,    CONTRACTUAL LIFE      EXERCISE
RANGE OF EXERCISE PRICES         2002              IN YEARS           PRICE
------------------------         ----              --------           -----
$         9.69                  33,153                3.00           $  9.688
     10.00 - 11.00              12,636                0.45             10.620
         12.75                  36,250                2.00             12.750
         13.50                   6,250                3.00             13.500
         14.25                  26,000                1.00             14.250
     16.50 - 16.88              62,000                4.00             16.530
         17.82                 112,500                5.00             17.820
     18.50 - 19.00              17,250                3.25             18.840
                               -------                ----           --------
                               306,039                3.67           $ 15.450
                               =======                ====           ========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2002, 2001, and 2000

         A summary of the status of the Company's stock option plans and changes during 2002, 2001, and 2000 is presented below:

                                               2002                    2001                      2000
                                     -----------------------  -----------------------   ----------------------
                                                    WEIGHTED                 WEIGHTED                 WEIGHTED
                                                    AVERAGE                  AVERAGE                  AVERAGE
                                                    EXERCISE                 EXERCISE                 EXERCISE
                                      SHARES         PRICE     SHARES         PRICE      SHARES        PRICE
                                     ---------     ---------  ---------     ---------   --------     ---------
Outstanding at beginning of year      414,272      $   14.22   416,022      $   13.94   357,522      $   14.94
Granted                               122,500          17.91    99,000          16.50    87,500           9.69
Exercised                            (116,347)         12.51        --             --        --             --
Terminated                           (114,386)         16.77  (100,750)         15.72   (29,000)         13.50
                                     --------                 --------                  -------
Outstanding and exercisable
  at end of year                      306,039          15.45   414,272          14.22   416,022          13.94
                                     ========                 ========                  =======

         The estimated fair value of options granted during 2002, 2001, and 2000 was $12.51, $10.61, and $6.46, respectively, per share. The fair value of options granted under the Company's fixed stock option plans during 2002, 2001, and 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: expected dividend yield of 1.55%, 1.42%, and 1.21% in 2002, 2001, and 2000, respectively; expected volatility of 97% in 2002, 87% in 2001, and 89% in 2000; weighted average risk-free interest rate of 3.03%, 4.39%, and 4.86% in 2002, 2001, and 2000, respectively; and
         an expected weighted average life of five years in 2002, 2001, and 2000.

(18)     OTHER EXPENSES

         Items comprising other expenses for the years ended December 31, 2002, 2001, and 2000 are as follows:

                                        2002          2001           2000
                                     ----------     ---------     ---------
Outside services                     $1,071,419     1,158,469       877,593
Advertising and public relations        745,738       464,723       474,674
Office supplies                         406,491       412,831       353,798
Other                                 1,968,985     1,885,327     2,077,049
                                     ----------     ---------     ---------
Total                                $4,192,633     3,921,350     3,783,114
                                     ==========     =========     =========

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

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2002, 2001, and 2000

         different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                               DECEMBER 31, 2002
                                                         ----------------------------
                                                           CARRYING
                                                            AMOUNT         FAIR VALUE
                                                         ------------     -----------
Assets:
   Cash and cash equivalents                             $ 40,968,994      40,968,994
   Investment securities available for sale                54,818,900      54,818,900
   Investment securities held to maturity                   6,889,304       7,211,476
   Other investments                                        2,389,134       2,389,134
   Loans                                                  303,812,965     320,480,546
Liabilities:
   Deposits                                               336,526,440     354,676,560
   Short-term borrowings                                      931,665         931,665
   Federal funds purchased and securities sold under
      repurchase agreements                                 8,227,114       8,227,114
FHLB advances                                              30,000,000      31,685,610

                                                               DECEMBER 31, 2001
                                                         ----------------------------
                                                           CARRYING
                                                            AMOUNT         FAIR VALUE
                                                         ------------     -----------
Assets:
   Cash and cash equivalents                             $ 15,109,918      15,109,918
   Investment securities available for sale                47,620,391      47,620,391
   Investment securities held to maturity                   9,646,138       9,767,274
   Other investments                                        9,604,106       9,604,106
   Loans                                                  321,461,849     335,263,140
Liabilities:
   Deposits                                               336,360,286     342,410,488
   Short-term borrowings                                      269,446         269,446
   Other borrowings                                         5,773,000       5,773,000
   Federal funds purchased and securities sold under
      repurchase agreements                                30,450,666      30,450,666
   FHLB advances                                           30,000,000      30,415,644

         The carrying amounts of cash and cash equivalents, interest-bearing demand and savings accounts, short-term borrowings, other borrowings, and Federal funds purchased and securities sold under repurchase agreements are a reasonable estimate of their fair value due to the short-term nature or short term to maturity of these financial instruments. The fair value of investment securities available for sale and investment securities held to maturity is based on quoted market prices and dealer quotes. The fair value of loans, time deposits, and FHLB advances is estimated by discounting the future cash flows using

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2002, 2001, and 2000

         interest rates currently charged/paid by the Bank for such financial instruments with similar credit risks and maturities.

         The fair value of Federal Home Loan Bank stock approximates carrying value. The common stock in CB Financial Corp. owned at December 31, 2001 was not publicly traded; therefore, it was not practical to estimate its value. It and other insignificant investments have been reflected above with fair values equaling carrying values.

         As required by SFAS No. 107, demand deposits are shown at their carrying value. No value has been ascribed to core deposits, which generally bear a low rate of interest or no interest and do not fluctuate in response to changes in interest rates.

         The carrying values and fair values of commitments to extend credit and standby letters of credit are not significant.

         The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(20)     RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2002 and 2001 of loans to executive officers, directors, and principal shareholders is as follows:

                             2002             2001
                         -----------       -----------
Balance, January 1       $ 5,814,075        2,663,027
Amounts advanced           7,285,879       10,440,343
Repayments                (6,606,426)      (7,289,295)
                         -----------       ----------
Balance, December 31     $ 6,493,528        5,814,075
                         ===========       ==========

         At December 31, 2002 and 2001, a time deposit of $930,000 of a business controlled by the principal shareholders of the Company was pledged as collateral for a loan with aggregate principal balances of $930,000 made to unrelated parties.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(21)     CONDENSED FINANCIAL STATEMENTS OF HABERSHAM BANCORP (PARENT ONLY)

         The parent company only condensed financial statements are presented below:

                            CONDENSED BALANCE SHEETS

                           December 31, 2002 and 2001

                              ASSETS                          2002            2001
                                                           -----------     ----------
Cash                                                       $ 1,573,338        503,916
Investment in subsidiaries, primarily banks                 47,556,356     42,429,155
Investment securities available for sale                            --      2,082,160
Investment in CB Financial Corp.                                    --      3,138,972
Other investments                                              100,000        200,000
Equipment, net                                                 142,898        122,516
Other assets                                                 1,586,876      1,438,585
                                                           -----------     ----------
               Total assets                                $50,959,468     49,915,304
                                                           ===========     ==========
              LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings                                                 $        --      5,773,000
Accounts payable                                               216,014        159,978
                                                           -----------     ----------
               Total liabilities                               216,014      5,932,978
                                                           -----------     ----------
Shareholders' equity:
  Common stock                                               2,815,093      2,698,746
  Additional paid-in capital                                13,720,900     12,417,064
  Retained earnings                                         33,530,334     28,361,211
  Accumulated other comprehensive income                       677,127        505,305
                                                           -----------     ----------
               Total shareholders' equity                   50,743,454     43,982,326
                                                           -----------     ----------
               Total liabilities and shareholders' equity  $50,959,468     49,915,304
                                                           ===========     ==========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                        CONSOLIDATED STATEMENTS OF INCOME

                                                          YEARS ENDED DECEMBER 31
                                               -----------------------------------------
                                                   2002           2001            2000
                                               ------------     ---------      ---------
Income:
   Dividends from banks                        $ 1,110,650      1,737,750      1,380,000
   Equity in (loss) earnings of investee           (45,233)       120,336        153,348
   Management fees from subsidiaries             1,346,508      1,341,936      1,342,716
   Gain on sale of investment securities
     available for sale                            838,355             --             --
   Gain on sale of CB Financial Corp.
     common stock                                  277,182             --             --
   Gain on sale of other investment                 50,000             --             --
   Unrealized loss on trading securities                --             --       (306,200)
   Dividend income                                      --         58,791         58,789
   Other income                                     35,137         12,316          4,917
                                               -----------      ---------      ---------
             Total income                        3,612,599      3,271,129      2,633,570
Expenses:
   General and administrative                    2,184,360      2,220,716      2,160,727
                                               -----------      ---------      ---------
             Income before income taxes
               and equity in undistributed
               earnings of subsidiaries          1,428,239      1,050,413        472,843
Income tax (expense) benefit                      (108,564)       201,041        249,623
                                               -----------      ---------      ---------
             Income before equity in
               undistributed earnings of
               subsidiaries                      1,319,675      1,251,454        722,466
Equity in undistributed earnings of
   subsidiaries                                  4,510,776      4,091,337      2,304,842
                                               -----------      ---------      ---------
             Net income                        $ 5,830,451      5,342,791      3,027,308
                                               ===========      =========      =========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED DECEMBER 31
                                               ---------------------------------------------
                                                   2002            2001              2000
                                               ------------     -----------      -----------
Cash flows from operating activities:
  Net income                                    $ 5,830,451       5,342,791       3,027,308
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation                                   65,099          74,215          73,360
      Gain on sale of equipment                      (6,268)        (11,544)         (4,917)
      Amortization of intangible assets                  --          85,212          85,212
      Gain on sale of investment
        securities available for sale              (838,355)             --              --
      Gain on sale of other investment              (50,000)             --              --
      Gain on sale of CB Financial
        Corp. common stock                         (277,182)             --              --
      Unrealized loss on trading
        securities                                       --              --         306,200
      Decrease (increase) in other assets            80,746        (199,215)       (253,843)
      Increase (decrease) in other
        liabilities                                  56,036         (29,874)        104,806
      Equity in loss (earnings) of investee          45,233        (120,336)       (153,348)
      Equity in undistributed earnings of
        subsidiaries                             (4,510,776)     (4,091,337)     (2,304,842)
                                                -----------      ----------      ----------
          Net cash provided by
            operating activities                    394,984       1,049,912         879,936
                                                -----------      ----------      ----------
Cash flows from investing activities:
  Dividends received from other investment           62,042          62,042          27,575
  Proceeds from sale of CB Financial Corp.
    common stock                                  3,308,879              --              --
  Proceeds from sale of investment
    securities available for sale                 2,246,875              --              --
  Proceeds from sale of other investments           150,000              --              --
  Capital contribution to subsidiary                     --      (4,000,000)        (15,000)
  Purchase of equipment                             (98,214)        (76,539)        (77,235)
  Proceeds from sale of equipment                    19,001          12,746           6,000
                                                -----------      ----------      ----------
            Net cash provided by (used
              in) investing activities            5,688,583      (4,001,751)        (58,660)
                                                -----------      ----------      ----------

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                                                        YEARS ENDED DECEMBER 31
                                              -------------------------------------------
                                                 2002             2001            2000
                                              -----------       ---------       ---------
Cash flows from financing activities:
  Proceeds from borrowings                    $        --       4,000,000              --
  Payment of borrowings                        (5,773,000)       (177,000)             --
  Payment of cash dividends                      (661,328)       (647,698)       (647,699)
  Proceeds from issuance of common
    stock upon exercise of stock options        1,420,183              --              --
                                              -----------       ---------       ---------
           Net cash (used in) provided by
             financing activities              (5,014,145)      3,175,302        (647,699)
                                              -----------       ---------       ---------
           Increase in cash                     1,069,422         223,463         173,577
Cash at beginning of year                         503,916         280,453         106,876
                                              -----------       ---------       ---------
Cash at end of year                           $ 1,573,338         503,916         280,453
                                              ===========       =========       =========
Supplemental disclosures of noncash
  investing activities:
    Transfer of trading securities to
      available for sale                      $        --              --       1,408,520

         The Department of Banking and Finance requires the prior approval for a bank to pay dividends in excess of 50% of the preceding year's earnings. Based on this limitation, the amount of cash dividends available from the Bank for payment in 2003 is approximately $2,811,000, subject to maintenance of the minimum capital requirements. As a result of this restriction, at December 31, 2002, approximately $44,712,000 of the parent company's investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(22)  QUARTERLY FINANCIAL DATA (UNAUDITED)

      The supplemental quarterly financial data for the years ended December 31, 2002 and 2001 is summarized as follows:

                                                                             QUARTER ENDED
                                                  --------------------------------------------------------------------
                                                     MARCH 31           JUNE 30        SEPTEMBER 30       DECEMBER 31
                                                       2002               2002             2002              2002
                                                  ---------------     -----------     --------------     -------------
      Interest income                             $    6,934,880       6,832,615         6,600,597         6,425,855
      Interest expense                                 3,398,847       3,013,660         2,873,817         2,754,763
      Net interest income                              3,536,033       3,818,955         3,726,780         3,671,092
      Provision for loan losses                          291,500         357,500           238,500           419,500
      Income from continuing operations                1,289,096         735,386           936,139           532,389
      Income from discontinued operations                598,932          80,638         1,213,655           444,216
      Net income                                       1,888,028         816,024         2,149,794           976,605
      Income from continuing operations
            per share - basic                               0.47            0.27              0.33              0.20
      Net income per share - basic                          0.70            0.30              0.77              0.35
      Income from continuing operations
            per share - diluted                             0.46            0.26              0.33              0.19
      Net income per share - diluted                        0.68            0.29              0.76              0.34

                                                                      QUARTER ENDED
                                                  --------------------------------------------------------------------
                                                     MARCH 31           JUNE 30        SEPTEMBER 30       DECEMBER 31
                                                       2001               2001             2001              2001
                                                  ---------------     -----------     --------------     -------------
      Interest income                             $    9,823,285       9,066,072         8,117,031         7,255,698
      Interest expense                                 6,099,863       5,584,690         4,667,514         4,050,908
      Net interest income                              3,723,422       3,481,382         3,449,517         3,204,790
      Provision for loan losses                          214,500         214,500           324,900           709,100
      Income (loss) from continuing operations         1,055,320         739,099           619,390           (17,918)
      Income from discontinued operations                213,244         967,307           451,024         1,477,710
      Net income                                       1,106,179       1,706,406         1,070,414         1,459,792
      Income (loss) from continuing operations
            per share - basic                               0.39            0.27              0.24             (0.01)
      Net income per share - basic                          0.41            0.63              0.40              0.54
      Income (loss) from continuing operations
            per share - diluted                             0.39            0.27              0.23             (0.01)
      Net income per share - diluted                        0.41            0.63              0.39              0.53

SELECTED FINANCIAL DATA
(In thousands, except share and per share data)

                                                FOR THE YEARS ENDED DECEMBER 31
                                        2002          2001          2000           1999         1998
SUMMARY OF OPERATIONS
Interest income                      $   26,794    $   34,262    $   37,285     $   28,060    $   24,462
Interest expense                         12,041        20,403        22,781         14,872        13,538
Provision for loan losses                 1,307         1,463           955            500           636
Other income                              3,963         3,109         2,555          2,445         2,566
Other expense                            12,787        12,290        11,872         12,532        12,772

Income from continuing operations         3,493         2,396         2,903          2,710         1,457
Income (loss) from discontinued
 operations                               2,337         3,109           124           (956)          601
Cumulative effect of
 change in accounting principle               -          (162)            -              -             -
                                     ----------    ----------    ----------     ----------    ----------
Net income                                5,830         5,343         3,027          1,754         2,058

PER SHARE AMOUNTS
Income from continuing
  operations - diluted               $     1.24    $      .88    $     1.08     $     1.04    $      .59
Income (loss) from discontinued
  operations - diluted                      .83          1.14           .04           (.37)          .24
Cumulative effect of change in
  accounting principle - diluted              -          (.06)            -              -             -
                                     ----------    ----------    ----------     ----------    ----------
Net income per common share-diluted  $     2.07    $     1.96    $     1.12     $      .67    $      .83

Dividends                                   .24           .24           .24            .20           .16
Weighted average number of
 common and common equivalent
 shares outstanding                   2,815,972     2,729,291     2,699,949      2,609,360     2,481,630

AT DECEMBER 31
Total assets                         $  429,411    $  546,503    $  543,108     $  461,976    $  384,069
Earning assets                          395,047       503,562       504,640        424,663       359,898
Loans                                   303,813       440,527       441,850        365,499       281,898
Deposits                                336,526       336,360       341,032        317,420       280,453
Long-term debt                           30,000        35,775        21,950          1,950         2,700
Shareholders' equity                     50,743        43,982        38,751         35,429        32,214

RATIOS
Return on average assets                   1.41%         1.22%          .68%           .49%          .71%
Return on average equity                  12.24%        12.80%         8.21%          5.10%         6.63%
Dividend payout ratio                     11.59%        12.26%        21.41%         29.75%        19.29%
Average equity to average
 assets ratio                             11.52%         9.55%         8.32%          9.64%        10.64%

Balance sheet amounts have not been adjusted to reflect discontinued operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion sets forth the major factors that affect the Company's results of operations and financial condition. These comments should be read in conjunction with the consolidated financial statements and related notes.

         This discussion contains forward-looking statements involving risks and uncertainties. Results may differ significantly from that discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks involving the potential adverse effect of changes in interest rates and the current interest rate environment, loan losses and the adequacy of the Company's loan loss allowance, changes in regulation and legislation, and competition.

ORGANIZATION

         Habersham Bancorp (the "Company") owns all of the outstanding stock of Habersham Bank ("Habersham Bank") and The Advantage Group, Inc. Habersham Bank owns all of the outstanding stock of Advantage Insurers, Inc. ("Advantage Insurers") and prior to December 2002, all of the outstanding stock of BancMortgage Financial Corp. ("BancMortgage"). The Advantage Group, Inc., a non-bank subsidiary providing marketing and advertising services, ceased operation September 30, 2001. Advantage Insurers, which began operations on March 31, 1997, offers a full line of property, casualty, and life insurance products. The Advantage Group, Inc. and Advantage Insurers do not comprise a significant portion of the financial position, results of operations, or cash flows of the Company.

         BancMortgage was organized in 1996 as a full service mortgage and construction lending company located in the northern Atlanta metropolitan area. During 1997, BancMortgage acquired for approximately $60,000 the assets and certain liabilities of The Prestwick Mortgage Group, a national investment banking and advisory firm specializing in the brokerage and evaluation of mortgage-related assets. Concurrent to this acquisition of The Prestwick Mortgage Group, BancMortgage also formed BancFinancial Services Corporation, a full-service wholesale mortgage lender specializing in sub-prime mortgage loans. These two latter subsidiaries are based in Virginia. During 1999, BancMortgage formed a wholly owned subsidiary, BancMortgage Reinsurance, LTD., a reinsurance company incorporated in Turks and Caicos. The subsidiary provided insurance to companies offering private mortgage insurance.

         During the year ended December 31, 2002, the Company sold BancMortgage to the existing management of BancMortgage resulting in a loss of $110,064. The Company's consolidated financial statements have been reclassified to reflect the operations of BancMortgage as discontinued. Management's discussion and analysis, which follows, relates primarily to Habersham Bank.

         The Company's continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, and Warren counties in Georgia. The Company's primary source of revenue is providing loans to businesses and individuals in its market area.

CRITICAL ACCOUNTING POLICIES

         In reviewing and understanding financial information for the Company, you are encouraged to read and understand the significant accounting policies which are used in preparing the consolidated financial statements of the Company. These policies are described in Note 2 to the consolidated financial statements which are presented elsewhere in this annual report. Of these policies, management believes that the accounting for the allowance for loan losses is the most critical. Losses on loans result from a broad range of causes, from borrower-specific problems to industry issues to the impact of the economic environment. The identification of the factors that lead to default or non-performance under a loan agreement and the estimation of loss in these situations is very subjective. In addition, a dramatic change in the performance of one or a small number of borrowers can have a significant impact in the estimate of losses. As described further below, management has implemented a process that has been applied consistently to systematically consider the many variables that impact the estimation of the allowance for loan losses.

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

         The allowance for loan losses methodology is based on a loan classification system. For purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company identifies the problem loans in its portfolio and segregates the remainder of the loan portfolio into broad segments, such as commercial, commercial real estate, residential mortgage and consumer. The Company provides for a general allowance for losses inherent in the portfolio for each of the above categories. The general allowance is calculated based on estimates of inherent losses which probably exist as of the evaluation date. Loss percentages used for non-problem loans in this portion of the portfolio are based on historical loss factors. The general allowance for losses on problem loans is based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic conditions. General loss percentages for the problem loans are determined based upon historical loss experience and regulatory requirements.

         For loans considered impaired, specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the liquidation of the collateral would not result in repayment of these loans if the loan is collateral dependent or if the present value of expected future cash flows on the loan are less than the balance. In addition to these allocated reserves, the Company has established an unallocated reserve of approximately $222,000 at December 31, 2002. The basis for the unallocated reserve is due to a number of qualitative factors, such as concentrations of credit and changes in the outlook for local and regional economic conditions.

         Certain economic factors could have a material impact on the loan loss allowance calculation and its adequacy. The depth and duration of any economic recession would have an impact on the credit risk associated with the loan portfolio. Another factor that can impact the calculation is a consideration for concentrations in collateral which secure the loan portfolio. The Company's loan portfolio is secured primarily by commercial and residential real estate loans comprising approximately 87.5% of the total loan portfolio. While there is a risk that the appraised value of the real estate securing the loans in the portfolio could decrease in value during an economic recession, the majority of the real estate securing the loan portfolio is 1 - 4 family residential properties which are generally not as affected by the down turns economy.

         The Company will from time to time make unsecured loans. The risk to the Company is greater for unsecured loans as the ultimate repayment of the loan is only dependent on the borrowers ability to pay. The balance of unsecured loans at December 31, 2002 was $8.8 million which does not pose a significant risk to the Company.

         The Company is not aware of any large loan relationships that if defaulted would have a significant impact on the allowance for loan losses.

         Refer to the section entitled "Allowance for Loan Losses" for an additional discussion of the key assumptions and methods used in determining the allowance for loan losses, as well as inherent risks in estimating the allowance.

RESULTS OF OPERATIONS

         The Company's net income was $5,830,451, $5,342,791, and $3,027,308, for the years ended December 31, 2002, 2001, and 2000, respectively, with related diluted earnings per common and common equivalent share of $2.07, $1.96, and $1.12, respectively, representing an increase of 5.61% from 2001 to 2002 and an increase of 75.0% from 2000 to 2001.

         Net income represents a return on average equity of 12.24%, 12.80%, and 8.21% for 2002, 2001, and 2000, respectively.

         The Company's income from continuing operations was $3,493,000, $2,396,000 and $2,903,000 for the years ended December 31, 2002, 2001, and 2000, respectively, with related diluted per common and common equivalent share amounts of $1.24, $.88, and $1.08, respectively, representing an increase of 40.90% from 2001 to 2002 and a decrease of 18.52% from 2000 to 2001. The increase in income from continuing operations for the year ended December 31, 2002, when compared to the year ended December 31, 2001, was primarily the result of improvement in the Company's net interest margin which increased from 3.38% for the year ended December 31, 2001 to 3.91% for the year ended December 31, 2002. In addition, the Company recognized increased gains on sale of investment securities available for sale of $851,000 for the year ended December 31, 2002 compared to $191,000 for the year ended December 31, 2001. The Company also sold its investment in CB Financial Corp. common stock during 2002 resulting in a gain of $277,182.

         The decrease in income from continuing operations for the year ended December 31, 2001 compared to the year ended December 31, 2000 was primarily due to the decreases in the loan portfolio, as well as, declining yields on loans from 9.64% for the year ended December 31, 2000 to 9.18% for the year ended December 31, 2001. The Company also increased its provision for loan losses from $955,000 in 2000 to $1,493,000 in 2001. This was offset by increases in noninterest income due to increases in gain on sale of loans of $448,000 for the year ended December 31, 2001 compared to 2000 as well as a decrease in the unrealized loss on trading securities of $306,000 for the year ended December 31, 2001 compared to 2000. The unrealized loss on trading securities resulted from the Company marking to fair value its 244,960 shares of Flag Financial Corp. ("FLAG") common stock. During 2000, the Company transferred its holdings of FLAG common stock from trading securities to its available for sale portfolio at fair value as of September 30, 2000.

NET INTEREST INCOME

         Net interest income is the largest single source of income for the Company. Management strives to attain a level of earning asset growth while providing a net yield on earning assets which will cover overhead and other costs and provide a reasonable return to our shareholders.

         Net interest income for 2002 was approximately $14.8 million compared to $13.9 million in 2001 and $14.5 million in 2000. Net interest income for 2002 increased approximately $894,000 or 6.44% when compared to 2001 and net interest income decreased approximately $645,000 or 4.45% in 2001 when compared to 2000.

         Interest income decreased approximately $7.5 million or 21.8% in 2002 when compared to 2001 and interest income decreased approximately $3.0 million or 8.1% in 2001 when compared to 2000. The decreases in interest income were primarily due to decreases in interest rates which significantly impacted the earnings on the Company's loan portfolio. The average yield on the Company's loan portfolio decreased significantly from 9.18% in 2001 to 7.62% in 2002. The yield on the Company's loan portfolio decreased from 9.64% for the year ended December 31, 2000 to 9.18% for the year ended December 31, 2001. Additionally during 2002, the Company's loan portfolio decreased approximately $17.7 million due to the sale of construction loans of approximately $31.7 million and decreases in the commercial and consumer portfolios of approximately $11.0 million offset by new residential and construction loans of approximately $25.0 million. The Company's loan portfolio decreased approximately $57.1 million from December 31, 2000 to December 31, 2001 due to sales of residential mortgage and construction loans of approximately $110.0 million offset by new residential mortgage and construction loans of approximately $52.9 million.

         Interest income on investment securities and federal funds sold was also impacted by the declining interest rate environment during the three year period ending December 31, 2002. The weighted average yield on investment securities was 5.22%, 5.29%, and 5.77%, for the years ended December 31, 2002, 2001, and 2000, respectively. Average yields on federal funds sold were 1.39%, 3.22%, and 6.14%, for the years ended December 31, 2002, 2001, and 2000, respectively.

         Interest expense decreased approximately $8.4 million or 41.0% in 2002 when compared to 2001 and interest expense decreased approximately $2.4 million or 10.4% in 2001 when compared to 2000. The decrease in interest expense for 2002 of $8.4 million over 2001 was primarily due to a continued declining interest rate environment and decreases in average balances of time deposits of approximately $23.8 million and borrowings of approximately $16.2 million. The weighted average interest rate paid on deposits in 2002 decreased significantly from 5.32% for the year ended December 31, 2001 to 3.29% for the year ended December 31, 2002 as time deposits repriced at lower rates. The average interest rate paid for borrowings decreased 59 basis points from 5.29% in 2001 to 4.70% in 2002.

         The decrease in interest expense for 2001 of $2.4 million over 2000 was primarily due to a declining interest rate environment as well as a decrease in the average balances of borrowings of $29.3 million in 2001 compared to 2000. The decrease in the average balance of borrowings was due to the repayment of $48.9 million in Federal Home Loan Bank advances in 2001. The average interest rate paid on borrowings decreased 87 basis points from 6.16% in 2000 to 5.29% in 2001. The average interest rate paid on deposits decreased only slightly from 5.65% in 2000 to 5.32% in 2001.

         The net interest margin of the Company was 3.91% in 2002, 3.38% in 2001, and 3.44% in 2000. The increase in the Company's net interest margin for the year ended December 31, 2002 was primarily due to better management of the interest yields and rates on assets and liabilities during a period of declining interest rates and the repricing of a large amount of the Company's deposits.

CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID

         Average assets declined approximately $22.6 million or 4.91% in 2002 from 2001 and $2.8 million or .60% in 2001 from 2000. Average loan balances decreased approximately $26.4 million or 7.91% in 2002 from 2001 and $13.4 million or 3.87% in 2001 from 2000. Average balances of investment securities increased approximately $1.5 million or 2.71% in 2002 over 2001 and $970,000 or 1.79% in 2001 over 2000. The average balance of federal funds sold in 2002 increased approximately $1.5 million or 87.02% when compared to 2001 and $1.3 million or 699.9% when compared to 2000.

         The average balance of deposits, excluding noninterest-bearing deposits, for 2002 decreased by approximately $21.8 million or 6.80% from 2001 and increased by approximately $18.4 million or 6.1% in 2001 from 2000.

         The following table sets forth the consolidated average balance sheets for the Company, average rates earned on interest-earning assets, average rates paid on interest-bearing liabilities, interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities, and net interest margin. This information is presented for the years ended December 31, 2002, 2001, and 2000.

                                  --------------------------------------------  --------------------------------------------
                                                      2002                                          2001
                                  --------------------------------------------  --------------------------------------------
                                     Average         Income/        Average        Average         Income/        Average
                                     Balance        (Expense)      Yield/Cost      Balance        (Expense)      Yield/Cost
                                  ------------    -------------   ------------  -------------   -------------   ------------
Interest-earning assets:
    Loans, net (1)                $306,940,750    $  23,380,051          7.62%  $ 333,320,432    $30,602,652           9.15%
    Investment securities: (2)
      Taxable                       37,013,214        2,025,239          5.47%     34,133,332      1,902,153           5.57%
      Tax exempt                    19,528,459          928,576          4.75%     20,916,246      1,012,499           4.84%
    Federal funds sold               3,194,367           44,350          1.39%      1,708,000         55,009           3.22%
                                  ------------    -------------                 -------------    -----------
      Total interest-earning
       assets                      366,676,790       26,378,216          7.19%    390,078,010     33,572,313           8.61%
                                  ------------    -------------                 -------------    -----------
Noninterest-earning assets          71,306,128                                     70,524,835
                                  ------------                                  -------------
      Total assets                $437,982,918                                  $ 460,602,845
                                  ============                                  =============
Interest-bearing liabilities:
    Money market and NOW          $ 53,770,339         (495,558)         0.92%  $  52,263,513       (996,734)          1.91%
    Savings accounts                 7,947,215          (63,280)         0.80%      7,431,483       (124,870)          1.68%
    Certificates of deposit        237,423,845       (9,271,035)         3.90%    261,260,988    (15,937,259)          6.10%
                                  ------------    -------------                 -------------    -----------
      Total deposits               299,141,399       (9,829,873)         3.29%    320,955,984    (17,058,863)          5.32%
    Short-term and other
     borrowings                     47,023,799       (2,211,214)         4.70%     63,238,289     (3,344,112)          5.29%
                                  ------------    -------------                 -------------    -----------
      Total interest-bearing
       liabilities                 346,165,198      (12,041,087)         4.12%    384,194,273    (20,402,975)          5.31%
                                  ------------    -------------                 -------------    -----------

Noninterest-bearing liabilities     44,169,231                                     34,675,505
                                  ------------                                  -------------
       Total liabilities           390,334,429                                    418,869,778
Shareholders' equity                47,648,489                                     41,733,067
       Total liabilities and
                                  ------------                                  -------------
        shareholders' equity      $437,982,918                                  $ 460,602,845
                                  ============                                  =============
Net interest income                               $  14,337,129                                  $13,169,338
                                                  =============                                  ===========
        Net interest margin                                              3.91%                                         3.38%
                                                                      =======                                        ======


CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID, CONTINUED

                                  -------------------------------------------
                                                      2000
                                  -------------------------------------------
                                     Average         Income/        Average
                                     Balance        (Expense)      Yield/Cost
                                  -------------  --------------   -----------
Interest-earning assets:
    Loans, net (1)                $346,749,588    $  33,442,213          9.64%
    Investment securities: (2)
      Taxable                       30,149,707        1,943,371          6.45%
      Tax exempt                    23,930,179        1,174,087          4.91%
    Federal funds sold                 213,743           13,119          6.14%
                                  ------------    -------------
      Total interest-earning
       assets                      401,043,217       36,572,790          9.12%
                                  ------------    -------------
Noninterest-earning assets          62,345,615
                                  ------------
      Total assets                $463,388,832
                                  ============
Interest-bearing liabilities:
    Money market and NOW          $ 51,456,529       (1,528,005)         2.97%
    Savings accounts                 7,630,427         (178,541)         2.34%
    Certificates of deposit        243,416,390      (15,374,355)         6.32%
                                  ------------    -------------
      Total deposits               302,503,346      (17,080,901)         5.65%
    Short-term and other
     borrowings                     92,502,995       (5,700,228)         6.16%
                                  ------------    -------------
      Total interest-bearing
       liabilities                 395,006,341      (22,781,129)         5.77%
                                  ------------    --------------
Noninterest-bearing liabilities     31,515,970
                                  ------------
       Total liabilities           426,522,311
Shareholders' equity                36,866,521
      Total liabilities and
                                  ------------
        Shareholders' equity      $463,388,832
                                  ============
Net interest income                               $  13,791,661
                                                  =============
        Net interest margin                                              3.44%
                                                                        ======

(1) Interest earnings on nonaccrual loans are included in the foregoing analysis to the extent that such interest earnings had been recorded during 2002, 2001, and 2000.

(2) Average yields for available for sale securities are computed using the historical cost balances. Such yields do not give effect to changes in fair value that are reflected as a component of shareholders' equity.

The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the periods indicated:

                                                  2002 vs. 2001                                  2001 vs. 2000
                                               Increase (Decrease)                            Increase (Decrease)
                                                      Due to                                         Due to
                                  -------------------------------------------- ---------------------------------------------

                                     Average         Average                       Average         Average
                                   Volume (1)        Rate (1)          Net        Volume (1)       Rate (1)         Net
                                  -------------   --------------  ------------  --------------   ------------   ------------
Interest Income:

  Loans                           $ (2,413,741)   $  (4,808,860)  $(7,222,601)  $  (1,294,571)   $(1,544,990)   $(2,839,561)
  Investment securities:
    Taxable                            160,409          (37,323)      123,086         255,654       (296,872)       (41,218)
    Tax exempt                         (67,169)         (16,754)      (83,923)       (147,984)       (13,604)      (161,588)
  Federal funds Sold                    47,861          (58,520)      (10,659)         91,747        (49,857)        41,890
                                  ------------    -------------   -----------   -------------    -----------    -----------
    Total interest-earning assets   (2,272,640)      (4,921,457)   (7,194,097)     (1,095,154)    (1,905,323)    (3,000,477)
                                  ============    =============   ===========   =============    ===========    ===========

Interest Expense:
  Money market and NOW                  28,780         (529,956)     (501,176)         23,967       (555,238)      (531,271)
  Savings accounts                       8,663          (70,253)      (61,590)         (4,655)       (49,016)       (53,671)
  Certificates of deposit           (1,454,066)      (5,212,158)   (6,666,224)      1,127,779       (564,875)       562,904
  Short-term and other borrowings     (857,747)        (275,151)   (1,132,898)     (1,802,706)      (553,409)    (2,356,115)
                                  ------------    -------------   -----------   -------------    -----------    -----------
    Total interest-bearing
      liabilities                   (2,274,370)      (6,087,518)   (8,361,888)       (655,615)    (1,722,538)    (2,378,153)
                                  ============    =============   ===========   =============    ===========    ===========

  Change in net interest income   $      1,730    $   1,166,061    $1,167,791   $    (439,539)   $  (182,785)    $ (622,324)
                                  ============    =============   ===========   =============    ===========    ===========

1) The changes in interest income and/or expense not due solely to rate or volume have been allocated to the rate component.

NONINTEREST INCOME AND NONINTEREST EXPENSE

         Noninterest income in 2002 increased $854,000 or 27.48% when compared to 2001 and increased $553,000 or 21.66% in 2001 when compared to 2000. Noninterest income in 2002 when compared to 2001 increased primarily due to an increase in gains on sales of investment securities available for sale of $660,000 in 2002 compared to 2001. In addition, the Company sold its investment in CB Financial Corp. common stock and Greater Rome common stock in 2002 resulting in gains of $277,000 and $50,000, respectively. Income from trust services also increased in 2002 to $562,000 from $366,000 in 2001 due to growth in the trust department operations in 2002. The above noted increases were offset by the decrease in the gain on sale of loans of $357,000 in 2002 compared to 2001. The volume of loans sold decreased during 2002 resulting in a lower gain on sale of loans when compared to 2001.

         The increase in noninterest income in 2001 of $553,000 when compared to 2000 was primarily due to the increase in the gain on sale of loans of $448,000 in 2001 compared to 2000 and the increase in the gain on sale of investment securities available for sale of $155,000 in 2001. During 2001, the Company sold a portion of its ARM product resulting in an increased gain on sale of loans. In addition, in 2000 the Company recorded an unrealized loss on its holdings of FLAG common stock of $306,000. At September 30, 2000, the Company transferred its holdings of FLAG common stock from its trading portfolio to its available for sale portfolio. These increases were offset by decreases in service charges on deposit accounts and other service charges as the Company's deposit balances decreased in 2001 compared to 2000.

         Noninterest expense in 2002 increased by approximately $497,000 or 4.05% as compared to 2001 and noninterest expense in 2001 increased by approximately $417,000 or 3.51% as compared to 2000. The increase for 2002 was primarily due to increases of $278,000 in salaries and employee benefits and $281,000 in marketing expenses offset by a decrease of approximately $87,000 in outside services expense. Salaries and employee benefits increased primarily as a result of annual salary adjustments and additional staffing requirements. Outside services expense consists of FDIC insurance, legal and professional services, insurance, director fees, and Georgia Department of Banking and Finance fees.

         The increase for 2001 was primarily due to increases of $378,000 in salaries and employee benefits, increases of approximately $164,000 in computer services, and increases of approximately $281,000 in outside services expense offset by decreases in overhead expenses of approximately $252,000. Salaries and employee benefits primarily increased as a result of annual salary adjustments. Advantage Insurers also expanded into other locations during 2001 resulting in increases to salaries and employee benefits. Computer services increased primarily due to upgrades and maintenance costs of approximately $168,000, offset by reductions in data processing supplies of approximately $10,000. Outside service costs increased primarily due to increases in FDIC and Georgia Department of Banking and Finance fees of approximately $117,000, as well as, increases in director fees, insurance costs, and legal and professional costs of approximately $75,000, $21,000 and $18,000, respectively.

INCOME TAX EXPENSE

         The effective tax rate for the Company decreased during 2002 to 24.43% compared to the effective tax rate during 2001 of 25.48%. The effective tax rate for the year ended December 31, 2000 was 31.41%. The increase in the effective tax rate in 2002 was primarily due to the adoption of SFAS No. 142 which resulted in the Company no longer amortizing goodwill.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses represents a reserve for probable losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with particular emphasis on impaired, non-accruing, past due, and other loans that management believes require special attention. The determination of the allowance for loan losses is subjective and based on consideration of a number of factors and assumptions. As such, the accounting policy followed in the determination of the allowance is considered a critical accounting policy.

         The allowance for loan losses methodology is based on a loan classification system. For purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company identifies the problem loans in its portfolio and segregates the remainder of the loan portfolio into broad segments, such as commercial, commercial real estate, residential mortgage and consumer. The Company provides for a general allowance for losses inherent in the portfolio for each of the above categories. The general allowance is calculated based on estimates of inherent losses which probably exist as of the evaluation date. Loss percentages used for non-problem loans in the portfolio are based on historical loss factors. The general allowance for losses on problem loans is based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic conditions. General loss percentages for the problem loans are determined based upon historical loss experience and regulatory requirements. For loans considered impaired, specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the liquidation of the collateral would not result in repayment of these loans if the loan is collateral dependent or if the present value of expected future cash flows on the loan are less than the balance. In addition to these allocated reserves, the Company has established an unallocated reserve of approximately $222,000 at December 31, 2002. The basis for the unallocated reserve is due to a number of qualitative factors, such as concentrations of credit and changes in the outlook for local and regional economic conditions. Management believes its allowance for loan losses is adequate to absorb losses on loans outstanding at December 31, 2002.

         The allowance for loan losses allocation is based on subjective judgment and estimates and, therefore, is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. The allocation of the allowance for loan losses by loan category at December 31, 2002, 2001, 2000, 1999, and 1998 is as follows:

                                    2002                          2001                          2000
                        --------------------------      ------------------------      -----------------------
                                       Percent of                    Percent of                   Percent of
                                        Loans to                      Loans to                     Loans to
                          Amount       Total loans        Amount     Total loans        Amount    Total loans
                          ------       -----------        ------     -----------        ------    -----------
Commercial, financial
  & agricultural        $  372,075         5.6%         $  859,875       7.4%         $  775,783      6.7%
Real estate              2,214,516        87.5%          1,968,745      84.8%          2,026,521     86.7%
Installment loans
  to individuals           724,794         6.9%            598,657       7.8%            386,883      6.6%
Unallocated                221,924           -             174,600         -                   -        -
                        ----------       -----          ----------     -----          ----------    -----
  Total                 $3,533,309       100.0%         $3,601,877     100.0%         $3,189,187    100.0%
                        ==========       =====          ==========     =====          ==========    =====

                                   1999                           1998
                        -----------------------        -------------------------
                                     Percent of                      Percent of
                                      Loans to                        Loans to
                           Amount    Total loans         Amount      Total loans
                           ------    -----------         ------      -----------
Commercial, financial
  & agricultural        $   921,585     5.2%           $  775,239         6.6%
Real estate               1,619,563    89.4%            1,471,843        85.1%
Installment loans
  to individuals            442,005     5.4%              405,988         8.3%
Unallocated                       -       -                     -           -
                        -----------   -----            ----------       -----
  Total                 $ 2,983,153   100.0%           $2,653,070       100.0%
                        ===========   =====            ==========       =====

         The Company's provision for loan losses is intended to create an adequate allowance for losses in the loan portfolio at the end of each reporting period. The provision for loan losses was $1,307,000 in 2002 as compared to $1,463,000 in 2001 and $955,000 in 2000. The Company's allowance for loan losses was $3,533,309 at December 31, 2002, which was 1.15% of year-end loans and 73.82% of total nonperforming loans, compared to $3,601,877 at December 31, 2001, which was 1.11% of year-end loans and 61.90% of total nonperforming loans.

         At December 31, 2002, loans over 90 days past due and nonaccrual loans totaled $4,294,383 or 1.40% of gross outstanding loans as compared to $5,129,086 or 1.58% of gross outstanding loans at December 31, 2001.

         The decrease in loans over 90 days past due during 2002 from 2001 of approximately $852,000 is a result of foreclosures of notes secured by real estate totaling approximately $2.1 million as well as payoffs of approximately $884,000 offset by increases of approximately $1,533,000 in 90 day past due real estate secured mortgages and approximately $611,000 in other loans. Nonaccrual loans increased approximately $17,500 primarily due to increases of approximately $1,444,000, $89,000, and $84,000 in real estate secured loans, commercial loans and consumer loans, respectively, offset by paydowns of approximately $982,000 and foreclosures of approximately $618,000.

         Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been disclosed which 1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or 2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

         Net charge-offs amounted to $1,375,568 in 2002 representing .45% of average loans, as compared to $1,050,310 in 2001 representing .32% of average loans. Net charge-offs amounted to $748,966 in 2000 representing .20% of average loans.

         The following table summarizes, for each of the years in the five year period ended December 31, 2002, selected information related to the allowance for loan losses.

                                      2002           2001           2000           1999           1998
Balance of allowance for loan
 losses at beginning of period .. $  3,601,877   $  3,189,187   $  2,983,153   $  2,653,070   $  2,336,079
                                  ------------   ------------   ------------   ------------   ------------

Charge-offs:
 Commercial, financial and
  agricultural                        (372,583)      (481,978)      (266,960)      (117,133)      (221,048)
 Real estate                          (470,433)      (283,163)      (151,517)        (6,106)       (77,764)
 Installment loans to individuals     (670,977)      (444,584)      (324,084)      (141,661)      (140,809)
 Other                                 (33,729)       (47,415)       (43,377)       (32,059)       (22,157)
                                  ------------   ------------   ------------   ------------   ------------
Total charge-offs                   (1,547,722)    (1,257,140)      (785,938)      (296,959)      (461,778)
                                  ------------   ------------   ------------   ------------   ------------
Recoveries:
 Commercial, financial and
  agricultural                          25,759         63,451              -          4,128         59,284
 Real estate                            25,244         24 720            965         59,570         16,850
 Installment loans to individuals      112,017        105,671         32,052         57,872         55,071
 Other                                   9,134         12,988          3,955          5,472         11,564
                                  ------------   ------------   ------------   ------------   ------------
Total recoveries                       172,154        206,830         36,972        127,042        142,769
                                  ------------   ------------   ------------   ------------   ------------
 Net charge-offs                    (1,375,568)    (1,050,310)      (748,966)      (169,917)      (319,009)

 Provision for loan losses           1,307,000      1,463,000        955,000        500,000        636,000
                                  ------------   ------------   ------------   ------------   ------------
 Balance of allowance for loan
  losses at end of period         $  3,533,309   $  3,601,877   $  3,189,187   $  2,983,153   $  2,653,070
                                  ============   ============   ============   ============   ============

 Average amount of loans          $306,940,750   $333,320,432   $346,749,588   $255,925,990   $196,617,301
                                  ============   ============   ============   ============   ============
 Ratio of net charge-offs during
  the period to average loans
  outstanding during the period            .45%           .32%           .20%           .07%           .16%

 Ratio of allowance to year-end loans     1.15%          1.11%           .83%           .94%          1.26%

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

LOANS

         Loans decreased approximately $17.7 million or 5.45% in 2002 as compared to 2001. The decrease in loans in 2002 resulted primarily from decreases in the commercial and consumer loan portfolios of approximately $6.8 million and $4.2 million, respectively, in addition to the sale of residential mortgages and construction loans of approximately $31.5 million offset by new residential mortgage and construction loans of approximately $24.9 million.

         The amount of loans outstanding at December 31 for each of the last five years is set forth in the following table according to type of loan and is net of unamortized loan origination fees and unamortized discount on SBA loans sold. The Company had no foreign loans at December 31 in any of the last five years.

                                      2002           2001           2000           1999           1998
Commercial, financial
  and agricultural                $ 17,070,602   $ 23,921,875   $ 25,566,931   $ 16,623,264   $ 13,829,965
Real estate - construction         106,759,853    119,663,535    113,201,531    106,915,963     66,359,030
Real estate - mortgage             162,281,200    156,022,201    218,040,964    174,244,063    112,215,798
Installment loans to
  individuals                       21,294,151     25,531,911     25,287,734     20,168,672     17,337,632
                                  ------------   ------------   ------------   ------------   ------------
    Total                         $307,405,806   $325,139,522   $382,097,160   $317,951,962   $209,742,425
                                  ============   ============   ============   ============   ============

         The following table sets forth the maturities and sensitivities to changes in interest rates of loans at December 31, 2002.

                                                   DUE AFTER
                                     DUE IN       ONE THROUGH    DUE AFTER
                                    ONE YEAR      FIVE YEARS     FIVE YEARS        TOTAL
                                    --------      -----------    ----------        -----
LOAN MATURITY:
Commercial, financial
 and agricultural .............   $ 10,378,978   $  6,182,709   $    508,915    $ 17,070,602
Real estate - construction ....    106,717,106         42,747              -     106,759,853
Real estate - mortgage              87,694,757     55,448,376     19,138,067     162,281,200
Installment loans to
  individuals                        6,607,521     14,496,040        190,590      21,294,151
                                  ------------   ------------   ------------    ------------
     TOTAL ....................   $211,398,467   $ 76,169,872   $ 19,837,572    $307,405,806
                                  ============   ============   ============    ============

LOAN INTEREST RATE SENSITIVITY:
Loans with:
 Predetermined interest rates..   $114,221,941   $ 73,614,804   $ 19,837,572    $207,674,317
 Floating or adjustable
  interest rates ..............     97,176,421      2,555,068              -      99,731,489
                                  ------------   ------------   ------------    ------------
    TOTAL                         $211,398,362   $ 76,169,872   $ 19,837,572    $307,405,806
                                  ============   ============   ============    ============

NONPERFORMING ASSETS AND PAST DUE LOANS

         Nonperforming assets consist of nonaccrual loans, accruing loans 90 days past due, restructured loans, and other real estate owned. Nonperforming assets decreased $2,521,000 or 23.99% in 2002 compared to 2001 and increased $5,611,000 or 114.67% in 2001 compared to 2000. The decrease in 2002 was primarily due to decreases in other real estate, accruing loans 90 days past due, and restructured loans of approximately $1,489,000, $852,000, and $197,000, respectively, offset by increases in nonaccrual loans of approximately $20,000.

         The following table sets forth the totals of nonperforming assets, selected ratios, and accruing loans past due 90 days or more at December 31 for each of the last five years.

NONPERFORMING ASSETS:                     2002           2001           2000           1999           1998
Accruing loans 90 days past due       $  2,178,898   $  3,031,122   $  1,814,820   $   319,731    $    778,782
Nonaccrual                               2,115,485      2,097,964        789,341       623,114       1,025,632
Restructured loans                         492,064        689,510        709,787       781,803         849,963
Other real estate owned                  3,197,020      4,685,704      1,579,245     1,440,084       1,539,900
                                      ------------   ------------   ------------   -----------    ------------
Total nonperforming assets            $  7,983,467   $ 10,504,300   $  4,893,193   $ 3,164,732    $  4,194,277
                                      ============   ============   ============   ===========    ============

RATIOS:
Nonperforming loans (excluding
  restructured loans) to total loans          1.40%          1.58%           .68%          .30%            .68%

Nonperforming assets to total loans
  plus other real estate owned                2.57%          3.18%          1.28%          .99%           1.99%
Allowance to nonperforming assets           44.26%          34.29%         65.18%        94.26%          63.25%

         The reduction in other real estate owned during 2002 resulted from the sales of foreclosed property of approximately $4,405,000 offset by additional foreclosures of residential properties of approximately $2,013,000 and foreclosures of commercial properties of approximately $879,000. At December 31, 2002, other real estate consisted of four commercial properties and eight residential properties valued approximately at $1,725,000 and $1,471,000, respectively.

         The decrease in accruing loans over 90 days past due in 2002 compared to 2001 is due to the result of foreclosures of loans secured by real estate totaling approximately $2.1 million and decreases resulting from payoffs of approximately $884,000 offset by increases of approximately $1,659,000 in 90 day past due real estate secured mortgages and approximately $480,000 in other loans. At December 31, 2002, accruing loans over 90 days past due consisted primarily of twenty loans collateralized with residential properties with an average balance of approximately $83,000. At December 31, 2002, consumer accruing loans over 90 days past due, of which 76% were secured primarily by vehicles, totaled approximately $335,000, and commercial accruing loans over 90 days past due, primarily secured by equipment, totaled approximately $145,000.

         Accrual of interest is discontinued when either principal or interest becomes 90 days past due unless the loan is both well secured and in the process of collection, or in management's opinion, when reasonable doubt exists as to the full collection of interest or principal. Interest income that would have been recorded on these nonaccrual and restructured loans in accordance with their original terms totaled $298,461, $353,847, and $135,033 in 2002, 2001, and
2000, respectively, compared with interest income recognized of $91,914, $145,584, and $43,558, respectively.

         At December 31, 2002, the Company had no significant loans which management designated as potential problem loans which have not been disclosed above as nonaccrual or past due loans.

         Habersham Bank held a concentration in mortgages for agribusiness purposes in the poultry industry which totaled approximately $6 million and $9 million at December 31, 2002 and 2001, or approximately 1.97% and 2.80% of total net loans at December 31, 2002 and 2001, respectively. These mortgages for agribusiness purposes are primarily secured by real estate consisting of residences, poultry houses, and equipment. None of the mortgages are considered individually significant.

INVESTMENT SECURITIES

         The Company has classified its investment securities as available for sale and held to maturity. The classification of certain investment securities as available for sale is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. At December 31, 2002 approximately $54.8 million of investment securities were classified as available for sale. Approximately $677,000 of net unrealized gain, net of income taxes, was included in shareholders' equity related to the available for sale investment securities.

         The following table sets forth the carrying amounts of investment securities at December 31, 2002, 2001, and 2000.

                                                      2002         2001            2000
Investment securities
  available for sale:
    U.S. Treasury                                 $   514,608   $ 1,544,065    $  2,528,975
    U.S. Government agencies                       41,589,860    31,131,435      23,296,280
    States & political subdivisions                12,011,458    12,176,829      14,391,722
    Other investments                                 702,974     2,768,062       2,769,297
                                                  -----------   -----------    ------------
      Total                                       $54,818,900   $47,620,391    $ 42,986,274
                                                  ===========   ===========    ============
Investment securities
  held to maturity:
    U.S. Government agencies                      $   248,840   $ 2,100,963    $  3,466,302
    States & political subdivisions                 6,640,464     7,545,175       9,658,100
                                                  -----------   -----------    ------------
      Total                                       $ 6,889,304   $ 9,646,138    $ 13,124,402
                                                  ===========   ===========    ============

         The following table sets forth the maturities of debt investment securities at carrying value at December 31, 2002 and the related weighted yields of such securities on a tax equivalent basis (assuming a 34% tax rate).

                                                               MATURING IN
                                             ONE YEAR        1-5        5-10        AFTER 10
                                              OR LESS       YEARS       YEARS         YEARS
Investment securities available for sale:

Carrying value:
 U.S. Treasury                              $  514,608   $        -   $        -   $        -
 U.S. Government agencies                      204,276    4,552,160    5,426,076   31,407,348
 States & political subdivisions               863,341    1,759,469    3,281,074    6,107,574

Weighted average yields:

 U.S. Treasury                                    5.87%           -%           -%           -%
 U.S. Government agencies                         7.63%        4.49%        4.53%        4.94%
 States & political subdivisions                  6.56%        6.44%        7.39%        7.52%

Investment securities
 held to maturity:

Carrying value:
 U.S. Government agencies                   $        -   $        -   $  199,977   $   48,863
 States & political subdivisions             1,234,046    2,162,542    1,525,692    1,718,184

Weighted average yields:
 U.S. Government agencies                            -            -         7.35%        5.14%
 States & political subdivisions                  6.88%        7.58%        6.92%        7.41%

   No securities were held which represent a combined total for one issuer which is in excess of 10% of the Company's shareholders' equity at December 31, 2002.

OTHER STOCK INVESTMENT

The investment in CB Financial Corp. common stock was accounted for using the equity method. Included in the initial investment in CB Financial Corp. common stock was approximately $1,278,000 in excess cost over the Company's underlying equity in the net assets of this investee. For the years ended December 31, 2002, 2001, and 2000, the Company recorded $(45,233), $120,336, and $153,348, respectively, as equity in (loss) earnings of CB Financial Corp. Amortization of related excess cost over basis in CB Financial Corp. common stock for the years ended December 31, 2001 and 2000 totaled $85,212. During the year ended December 31, 2002, the Company sold its investment in CB Financial Corp. common stock for proceeds of $3,308,879 and recorded a gain of $277,182.

DERIVATIVE INSTRUMENTS

         The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative effect loss of $162,000 on January 1, 2001 to reflect the fair value of forward commitments to sell mortgage-backed securities held by BancMortgage. The provisions of SFAS No. 133 allow for a one time transfer of investment securities previously classified as held to maturity to available for sale upon adoption. As a result, the Company transferred approximately $999,000 of investment securities previously classified as held to maturity to its available for sale portfolio on January 1, 2001.

         In the normal course of business, as part of its former mortgage banking operations, the Company extended interest rate lock commitments to borrowers who applied for loan funding and met certain credit and underwriting criteria. Such commitments were typically for short terms. Such commitments to originate fixed-rate mortgage loans for resale and forward commitments to sell mortgage-backed securities were the Company's only derivative instruments.

         The Company's objective in entering into forward commitments to sell mortgage-backed securities was to mitigate the interest rate risk associated with mortgage loans held for sale and commitments to originate fixed-rate mortgage loans for resale. If the fair value of the Company's commitments to originate fixed-rate mortgage loans for resale resulted in an asset, such asset was recorded only to the extent of losses in the forward commitments to sell mortgage-backed securities. Losses were recorded on the Company's commitments to originate fixed rate mortgage loans for resale when fair values were less than the carrying values. The Company recorded its forward commitments to sell mortgage-backed securities at fair value and did not account for these as hedges. During the year ended December 31, 2001, a gain in the amount of $235,000 relating to the change in fair value of forward commitments to sell mortgage-backed securities was recorded in other income.

         At December 31, 2002, the Company did not have any derivative instruments. At December 31, 2001, the fair value of the Company's commitments to sell mortgage-backed securities was not significant and the fair value of the Company's commitments to originate mortgage loans for resale was approximately $150,000.

DEPOSITS

         Average deposits decreased approximately $14.2 million and increased approximately $21.4 million during 2002 and 2001, respectively.

         The following table sets forth the average amount of deposits and average rate paid on such deposits for each category which exceeds 10% of average total deposits for the years ended December 31, 2002, 2001, and 2000.

                                                  2002                        2001                      2000
                                                AVG. AMT         AVG        AVG. AMT         AVG      AVG. AMT       AVG
                                               OUTSTANDING      RATE       OUTSTANDING      RATE    OUTSTANDING     RATE
Interest-bearing demand deposits              $ 53,770,339       .92%     $ 52,263,513      1.91%  $ 51,456,529     2.97%
Non-interest bearing demand deposits           36,264,247       n/a        28,669,906       n/a     25,683,053      n/a
Time certificates of deposit                   237,423,845      3.90%      261,260,988      6.10%   243,416,390     6.32%

         At December 31, 2002, time certificates of deposit of $100,000 or more totaled $93,366,488. The maturities of all time certificates of deposit over $100,000 are as follows:

3 months or less                          $ 31,415,070
Over 3 but less than 6 months               17,143,486
Over 6 but not more than 12 months          20,942,151
Over 1 year but not more than 5 years       23,865,781
                                          ------------
  TOTAL                                   $ 93,366,488
                                          ============

BORROWINGS

         Borrowings decreased approximately $27 million during 2002 compared to 2001 primarily due to decreases in Federal funds purchased and securities sold under repurchase agreements of approximately $22.2 million. In addition, Habersham Bancorp repaid borrowed funds totaling $5.7 million.

         At December 31, 2002, the Company has a Daily Rate Credit line and a Warehouse line of credit with the Federal Home Loan Bank totaling $230,833,000 of which $$30,000,000 was advanced and $200,833,000 was available. Both of these lines of credit are specific collateral agreements. The Daily Rate Credit line is secured by qualifying first mortgage loans, commercial loans, and pledged securities. The Warehouse line of credit is secured by qualifying first mortgage loans.

         The advances outstanding at December 31, 2002 and 2001 consist of three fixed rate advances of $10,000,000 each that bear interest at 6.72%, 6.02%, and 4.93% and mature in 2005, 2010, and 2011 (callable each year), respectively.

         At December 31, 2002, the Company had available repurchase agreement line of credit commitments with Compass Bank totaling $1,570,000 of which none was advanced. The Company also had available repurchase agreement line of credit commitments with the National Bank of Commerce totaling $222,000 at December 31, 2002 of which none was advanced.

CAPITAL RESOURCES

         The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimal capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulations to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth below in the table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company meets all capital adequacy requirements to which it is subject.

         As of December 31, 2002, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categories.

         The Company's and the Bank's actual capital amounts and ratios as of December 31, 2002 follow (in thousands):

                                                                                            TO BE WELL
                                                                                            CAPITALIZED
                                                                                            UNDER PROMPT
                                                                                             CORRECTIVE
                                                                       FOR CAPITAL             ACTION
                                                     ACTUAL        ADEQUACY  PURPOSES        PROVISIONS
                                               AMOUNT      RATIO    AMOUNT    RATIO       AMOUNT     RATIO
As of December 31, 2002:
Total Capital (to risk-weighted assets):
  Company                                     $51,009     15.47%   $26,386     8%             N/A      N/A
  Habersham Bank                               47,789     14.59%    26,212     8%         $32,765       10%

Tier I Capital (to risk-weighted assets):
  Company                                     $47,530     14.41%   $13,193     4%             N/A      N/A
  Habersham Bank                               44,310     13.52%    13,106     4%         $19,659        6%

Tier I Capital (to average assets):
  Company                                     $47,530      9.42%   $20,176     4%             N/A      N/A
  Habersham Bank                               44,310      8.85%    20,018     4%         $25,022        5%

         While management believes that the current level of capital is sufficient for the current and foreseeable needs of the Company, capital needs are continually evaluated by management.

         Cash dividends were paid at a rate of $.06 per share in each of March, June, September, and December for both 2002 and 2001.

         Management is not aware of any required regulatory changes or any recommendation by any regulatory authority which will have a material effect on the Company's liquidity, capital or results of operations.

INTEREST RATE SENSITIVITY

         The objective of asset and liability management is to manage and measure the level and volatility of earnings and capital by controlling interest rate risk. To accomplish this objective, management makes use of interest rate and income simulation models to perform current and dynamic projections of interest income and equity, as well as more traditional asset and liability management methods.

         The Company's historical performance in various economic climates is considered by management in making long-term asset and liability decisions for the Company.

         The relative interest rate sensitivity of the Company's assets and liabilities indicates the extent to which the Company's net interest income may be affected by interest rate movements. The Company's ability to reprice assets and liabilities in the same dollar amounts and at the same time minimizes interest rate risks. One method of measuring the impact of interest rate changes on net interest income is to measure, in a number of time frames, the interest sensitivity gap by subtracting interest sensitive liabilities from interest sensitive assets, as reflected in the following table. Such an interest sensitivity gap represents the risk, or opportunity, in repricing. If more assets than liabilities are repriced at a given time in a rising rate environment, net interest income improves; in a declining rate environment, net interest income deteriorates. Conversely, if more liabilities than assets are repriced while interest rates are rising, net interest income deteriorates; if interest rates are falling, net interest income improves.

INTEREST RATE SENSITIVITY ANALYSIS

                                   DUE IN        DUE AFTER     DUE AFTER      DUE AFTER   DUE AFTER
                                   THREE       THREE THROUGH   SIX THROUGH   ONE THROUGH    FIVE
                                   MONTHS        SIX MONTHS   TWELVE MONTHS   FIVE YEARS    YEARS          TOTAL
INTEREST-EARNING ASSETS:

 Federal funs sold              $ 27,137,000              -              -             -            -   $ 27,137,000
 Investment securities               175,185   $    753,782    $ 1,887,304   $ 8,474,171  $49,714,788   $ 61,005,230
 Loans                           124,875,952     19,067,247     67,455,163    76,169,872   19,837,572    307,405,806
                                ------------   ------------    -----------   -----------  -----------   ------------
 Total interest-earning assets   152,188,137     19,821,029     69,342,467    84,644,043   69,552,360    395,548,036
                                ------------   ------------    -----------   -----------  -----------   ------------

INTEREST-BEARING
  LIABILITIES:

Deposits:
  Money market and NOW           53,998,843               -              -             -            -     53,998,843
  Savings                         8,312,857               -              -             -            -      8,312,857
  Certificates of
    deposit                      64,416,790      53,518,087     41,028,106    67,284,685            -    226,247,668
  Borrowings                      9,158,779               -              -    10,000,000   20,000,000     39,158,779
                                ------------    -----------    -----------   -----------  -----------   ------------
Total interest-bearing
  liabilities                   135,887,269      53,518,087     41,028,106    77,284,685   20,000,000    327,718,147
                                ------------    -----------    -----------   -----------  -----------   ------------

Excess (deficiency) of
  interest-earning assets
  over interest-
  bearing liabilities           $ 16,300,868   $(33,697,058)   $28,314,361   $ 7,359,358  $49,552,360   $ 67,829,889
                                ============   ============    ===========   ===========  ===========   ============

Cumulative gap                  $ 16,300,868   $(17,396,190)   $10,918,171   $18,277,529  $67,829,889

Ratio of cumulative gap to
  total cumulative earning-
  assets                               10.71%        (10.11)%         4.52%         5.61%       17.15%
Ratio of interest-earning
  assets to interest-bearing
  liabilities                         112.00%         90.82%        104.74%       105.94%      120.70%

         The Company's strategy is to maintain a ratio of interest sensitive assets to interest sensitive liabilities in the range of 80% to 120% at the less-than one-year-time frame. At December 31, 2002, the Company was able to meet such objective. The interest rate sensitivity analysis has a positive one year gap of approximately $11 million (excess of interest-earning assets to interest-bearing liabilities repricing within one year). However, the Company's experience has shown that NOW, money market, and savings deposits of approximately $62.3 million are less sensitive to short term rate movements, thus the positive one year gap is likely highter.

MARKET RISK

         Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

         Market risk arises primarily from interest rate risk inherent in the Company's lending and deposit taking activities. The structure of the Company's loan and deposit portfolios is such that a significant decline in the prime rate may adversely impact net market values and interest income. Management seeks to manage this risk through the use of its investment securities portfolio. The composition and size of the investment portfolio is managed so as to reduce the interest rate risk in the deposit and loan portfolios while at the same time maximizing the yield generated from the portfolio. The Company is also subject to equity risk as a result of changes in market values of its equity securities.

         The table below presents in tabular form the contractual balances and the estimated fair value of the Company's balance sheet financial instruments and their expected maturity dates as of December 31, 2002. The expected maturity categories take into consideration historical prepayments experience as well as management's expectations based on the interest rate environment as of December 31, 2002.

MARKET RISK INFORMATION (IN THOUSANDS)

                                                      PRINCIPAL/NOTIONAL AMOUNT MATURING IN:                          FAIR
                                2003         2004        2005       2006       2007      THEREAFTER     TOTAL         VALUE
RATE-SENSITIVE ASSETS:
Fixed interest rate
 loans                        $114,222     $31,537     $30,799    $ 7,934     $3,344      $19,838     $207,674      $220,750
Average interest rate             6.51%       7.63%       7.90%      8.56%      7.78%        6.51%        6.98%

Variable interest rate
 loans                          97,176         656       1,899          -          -            -       99,731        99,731
Average interest rate             5.36        7.95%       7.97%         -%         -%           -%        5.43%

Fixed interest rate
 securities                      2,612       1,114         486      1,150      4,324       49,506       59,192        59,512
Average interest rate             4.74%       4.94%       4.43%      4.59%      4.30%        4.89%        4.83%

Variable interest rate
 securities                        204           -       1,401          -          -          209        1,814         1,814
Average interest rate             7.64%          -%       5.04%         -%         -%        5.97%        5.44%

RATE-SENSITIVE LIABILITIES:
Savings and interest-
  bearing deposits              62,312           -           -          -          -            -       62,312        62,312
Average interest rate              .80%          -%          -%         -%         -%           -%         .80%

Fixed interest rate
  time deposits                158,836      39,100       9,370     17,749      1,166            -      226,221       292,338
Average interest rate             2.98%       4.73%       4.68%      4.96%      4.32            -%        3.52%

Variable interest rate
  time deposits                     27           -           -          -          -            -           27            27
Average interest rate             1.85%          -%          -%         -%         -%           -%        1.85%

Fixed interest rate
  Borrowings                         -           -      10,000          -          -       20,000       30,000        30,000
Average interest rate                -%          -%       6.72%         -%         -%        5.48%        5.89%

Variable interest rate
  borrowings                     9,159           -           -          -          -            -        9,159         9,159
Average interest rate             1.63%          -%          -%         -          -%           -%        1.63%

Equity investments of $750,000 are subject to changes in market values.

INFLATION

         The Company's assets and liabilities are generally monetary in nature. Therefore, interest rates have a greater impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as the prices of goods and services. See "Interest Rate Sensitivity" above.

LIQUIDITY

         Liquidity management involves the matching of the cash flow requirements of customers, either depositors withdrawing funds or borrowers needing loans, and the ability of the Company to meet those requirements.

         The Company's liquidity program is designed and intended to provide guidance in funding the credit and investment activities of the Company while at the same time ensuring that the deposit obligations of the Company are met on a timely basis. In order to permit active and timely management of assets and liabilities, these accounts are monitored regularly in regard to volume, mix, and maturity.

         Scheduled amortization and prepayments of loans, maturities and calls of investment securities and funds from operations provide a daily source of liquidity. In addition, the Company may and does seek outside sources of funds.

         The Company has the ability, on a short-term basis, to purchase federal funds from other financial institutions up to $20,000,000. At December 31, 2002, no federal funds were purchased from other financial institutions. The Company can borrow funds from the FHLB, subject to eligible collateral of loans. At December 31, 2002, our maximum borrowing capacity from the FHLB was $230,833,000. At December 31, 2002, the Company had outstanding borrowings of $30,000,000 with unused borrowing capacity of $200,833,000. In addition, the Company has made arrangements with commercial banks for short-term advances up to $1,792,000 under repurchase agreement lines of credit of which none was advanced at December 31, 2002.

         Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayment of loans are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

         Habersham Bank's liquidity policy requires a minimum ratio of 20% of cash and certain short-term investments to net withdrawable deposit accounts. The Bank's liquidity ratios at December 31, 2002 and 2001 were 21.11% and 18.02%, respectively. Prompt action was taken in January 2002 to bring the liquidity ratio up to the minimum required resulting in a liquidity ratio of 21.11% at January 31, 2002.

COMMITMENTS AND CONTRACTUAL OBLIGATIONS

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case by case basis. At December 31, 2002, the Company had outstanding loan commitments approximating $76,807,000 and standby letters of credit approximating $2,788,000. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the term of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

         The Company's commitments are funded through internal funding sources of scheduled repayments of loans and sales and maturities of investment securities available for sale or external funding sources through acceptance of deposits from customers or borrowing from other financial institutions.

         The following table is a summary of the Company's commitments to extend credit, commitments under contractual leases as well as the Company's contractual obligations, consisting of deposits, FHLB advances and borrowed funds by contractual maturity date.

                                                         2003           2004           2005          2006            2007
Commitments on lines of credit                         76,807,463              -              -             -              -
Standby letters of credit                               2,787,662              -              -             -              -
Commitments under lease agreements                        125,846        116,364         98,493        59,495          2,712
Deposits                                              269,141,050     39,100,353      9,369,731    17,748,984      1,166,322
FHLB advances                                                   -              -     10,000,000             -              -
Short-term borrowings                                     961,665              -              -             -              -
Securities sold under repurchase agreements             8,227,114              -              -             -              -
                                                     ------------    -----------    -----------   -----------     ----------
   Total commitments and
    contractual obligations                          $358,050,800    $39,216,717    $19,468,224   $17,808,479     $1,169,034
                                                     ============    ===========    ===========   ===========     ==========

         Although management regularly monitors the balance of outstanding commitments to fund loans to ensure funding availability should the need arise, management believes that the risk of all customers fully drawing on all these lines of credit at the same time is remote.

ACCOUNTING PRONOUNCEMENTS

         In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which is effective for all business combinations initiated after June 30, 2001. SFAS No. 141 requires companies to account for all business combinations using the purchase method of accounting and to recognize intangible assets if certain criteria are met, as well as provide detail disclosures regarding business combinations and allocation of purchase price. Since the Company has not initiated any business combinations during 2001 or 2002, this pronouncement has not impacted the Company's consolidated financial statements.

         In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates amortization of goodwill and intangible assets that have indefinite useful lives and requires annual tests of impairments of those assets. SFAS No. 142 also provides specific guidance about how to determine and measure goodwill and intangible asset impairments, and requires additional disclosures of information about goodwill and other intangible assets. The provisions of SFAS No. 142 were required to be applied starting with fiscal years beginning after December 15, 2001 and applied to all goodwill and other intangible assets recognized in financial statements at the date of adoption.

         In accordance with the provisions of SFAS No. 142, the Company tested its goodwill for impairment. To accomplish this, the Company identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company completed the test for goodwill impairment as required under SFAS No. 142 during the second quarter of 2002 and determined that the goodwill recorded as of January 1, 2002 was not impaired.

         At December 31, 2002 and 2001, the Company had net unamortized goodwill of approximately $2,489,000. At December 31, 2001, the Company had net unamortized equity method goodwill of approximately $1,058,000. The Company recorded amortization expense relating to such goodwill in the amount of approximately $257,000 for the years ended December 31, 2001 and 2000. The following is a summary of net income and net income per share for the years ended December 31, 2001 and 2000 excluding goodwill amortization expense.

                                                              2001           2000
                                                          -----------     ---------
Reported net income                                       $ 5,342,791     3,027,308
Add back goodwill amortization                                257,300       257,300
                                                          -----------     ---------
             Adjusted net income                          $ 5,600,091     3,284,608
                                                          ===========     =========
Basic net income per share:
       Reported net income                                $      1.98          1.12
       Add back goodwill amortization                            0.10          0.10
                                                          -----------     ---------
             Adjusted net income                          $      2.08          1.22
                                                          ===========     =========
Diluted net income per share:
       Reported net income                                $      1.96          1.12
       Add back goodwill amortization                            0.09          0.10
                                                          -----------     ---------
             Adjusted net income                          $      2.05          1.22
                                                          ===========     =========

         Other intangible assets consist of an amount assigned to a noncompete agreement representing the difference between fair value at date of acquisition and recorded amounts which has been amortized on a straight-line basis over five years.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from acquisition, construction, development, and/or normal use of the assets. The Company would also be required to record a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial statements.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. SFAS No. 145 requires that in certain circumstances previous items classified as extraordinary that do not meet the criteria in APB Opinion No. 30 must be reclassified. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. Management does not expect the adoption of SFAS No. 145 to have a material effect on the Company's financial condition or results of operations.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. Management does not anticipate that SFAS No. 146 will have a material impact on the Company's financial condition or results of operations.

         In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, "Goodwill and Other Intangible Assets." In addition, SFAS No. 147 amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. SFAS No. 147's transition provisions require affected institutions to reclassify their SFAS No. 72 goodwill as SFAS No. 142 goodwill as of the date the Company initially applied SFAS No. 142 in its entirety. The adoption of SFAS No. 147 did not have a material impact on the Company's financial condition or results of operations.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 also amends Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in the interim financial information. The Bank adopted the provisions of SFAS No. 148 effective December 31, 2002.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure about the guarantor's obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective after for financial statements for periods ending December 15, 2002. Management does not anticipate that the adoption of FIN 45 will have a material impact on the Company's financial condition or results of operations.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities and Interpretation of ARB No. 51" (FIN 46). FIN 46 establishes the criteria for consolidating variable interest entities. FIN 46 is effective for fiscal years or interim periods beginning after June 15, 2003, to variable entities that were acquired before February 1, 2003. Management does not anticipate that the adoption of FIN 46 will have a material impact on the Company's financial condition or results of operations.

         The common stock of the Company is traded on the Nasdaq Stock Market ("Nasdaq") under the symbol HABC. At December 31, 2002, the Company had approximately 541 shareholders of record. The following table sets forth the high and low sales prices, and the cash dividends paid on, the Company's common stock on a quarterly basis for the last two fiscal years.

2002:                  HIGH         LOW          DIVIDEND
Fourth Quarter        $18.50      $16.26          $0.06
Third Quarter          20.76       17.64           0.06
Second Quarter         22.99       17.65           0.06
First Quarter          17.44       15.75           0.06

2001:                  HIGH         LOW          DIVIDEND
Fourth Quarter        $16.50      $13.50          $0.06
Third Quarter          16.55       12.25           0.06
Second Quarter         13.00       11.44           0.06
First Quarter          12.75        9.88           0.06

         The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Bank to the Company in any year will exceed 50% of the net income of the Bank for the previous calendar year. As of December 31, 2002, the Bank could declare dividends to the Company up to approximately $2,811,000 without regulatory approval.