Form 10-K, Exhibit 13
period 2003-12-31
HABERSHAM BANCORP
filed 2004-03-30
CIK 754597

                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 2003 and 2002

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Habersham Bancorp:

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002 and derivative instruments in 2001.

Atlanta, Georgia
January 23, 2004

                       HABERSHAM BANCORP AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 2003 and 2002

                                                                          2003                 2002
                                                                      -------------       -------------
                      ASSETS

Cash and due from banks (note 4)                                      $   8,381,184          13,831,994
Federal funds sold                                                               --          27,137,000
                                                                      -------------         -----------
                 Cash and cash equivalents                                8,381,184          40,968,994
                                                                      -------------         -----------
Investment securities available for sale (note 5)                        72,812,631          54,818,900
Investment securities held to maturity (estimated fair values of
     $5,177,539 in 2003 and $7,211,476 in 2002) - (note 6)                4,859,713           6,889,304
Other investments (notes 7 and 13)                                        1,652,034           2,389,134
Loans held for sale, fair value of $1,530,500
     at December 31, 2003                                                 1,521,900                  --
Loans (notes 8, 13, and 20)                                             265,460,932         307,346,274
     Less allowance for loan losses (note 8)                             (3,643,102)         (3,533,309)
                                                                      -------------         -----------
                 Loans, net                                             261,817,830         303,812,965
                                                                      -------------         -----------
Premises and equipment, net (note 9)                                      9,674,177           6,943,703
Accrued interest receivable                                               1,783,367           2,215,420
Other real estate (note 10)                                               2,634,673           3,197,020
Goodwill, net                                                             2,488,540           2,488,540
Other assets (note 14)                                                    7,087,565           5,686,675
                                                                      -------------         -----------
                 Total assets                                         $ 374,713,614         429,410,655
                                                                      =============         ===========

See accompanying notes to consolidated financial statements.

                                                                                      2003               2002
                                                                                  ------------       -----------
                    LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits (notes 11 and 20):

     Noninterest-bearing demand                                                   $ 37,853,329        47,967,072
     Money market and NOW accounts                                                  59,076,674        53,998,843
     Savings                                                                         9,473,852         8,312,857
     Time ($100,000 and over)                                                       63,730,583        93,366,488
     Other time                                                                    109,465,530       132,881,180
                                                                                  ------------       -----------
                 Total deposits                                                    279,599,968       336,526,440
Short-term borrowings (note 11)                                                        578,455           931,665
Federal funds purchased and securities sold
     under repurchase agreements (note 12)                                          12,383,776         8,227,114
Federal Home Loan Bank advances (note 13)                                           30,000,000        30,000,000
Accrued interest payable                                                             1,873,331         2,460,611
Other liabilities                                                                      598,934           521,371
                                                                                  ------------      ------------
                 Total liabilities                                                 325,034,464       378,667,201
                                                                                  ------------      ------------
Shareholders' equity (notes 15 and 17):
     Common stock, $1.00 par value. Authorized 10,000,000 shares; issued and outstanding 2,869,278 and 2,815,093 shares
        in 2003 and 2002, respectively                                               2,869,278         2,815,093
     Additional paid-in capital                                                     14,176,580        13,720,900
     Retained earnings                                                              32,469,482        33,530,334
     Accumulated other comprehensive income                                            163,810           677,127
                                                                                  ------------      ------------
                 Total shareholders' equity                                         49,679,150        50,743,454
Commitments (notes 8 and 9)
                                                                                  ------------      ------------
                 Total liabilities and shareholders' equity                       $374,713,614       429,410,655
                                                                                  ============      ============

                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2003, 2002, and 2001

                                                                               2003           2002            2001
                                                                           -----------    -----------     -----------
Interest income:

     Loans                                                                 $19,369,556     23,380,051      30,602,652
     Investments:
        Taxable securities                                                   1,900,731      2,025,239       1,902,153
        Tax exempt securities                                                  820,122        928,576       1,012,499
        Other investments                                                      139,894        415,731         689,773
     Federal funds sold                                                         54,593         44,350          55,009
                                                                           -----------    -----------     -----------
                 Total interest income                                      22,284,896     26,793,947      34,262,086
                                                                           -----------    -----------     -----------
Interest expense:

     Time deposits, $100,000 and over                                        2,243,234      3,469,661       5,189,132
     Other deposits                                                          4,009,389      6,360,212      11,869,731
     Federal funds purchased and securities sold under
        repurchase agreements                                                   77,504        414,427         448,720
     Short-term and other borrowings, primarily FHLB advances                1,791,540      1,796,787       2,895,392
                                                                           -----------    -----------     -----------
                 Total interest expense                                      8,121,667     12,041,087      20,402,975
                                                                           -----------    -----------     -----------
                 Net interest income                                        14,163,229     14,752,860      13,859,111
Provision for loan losses (note 8)                                             950,000      1,307,000       1,463,000
                                                                           -----------    -----------     -----------
                 Net interest income after provision for loan losses        13,213,229     13,445,860      12,396,111
                                                                           -----------    -----------     -----------
Noninterest income:

     Gain on sale of loans                                                     808,147        192,800         550,087
     Loan fee income                                                           382,781        343,322         247,988
     Service charges on deposit accounts                                       802,630        724,295         677,668
     Other service charges and commissions                                     219,534        262,021         282,102
     Securities gains, net (notes 5 and 6)                                     211,304        850,869         191,033
     Gain on sale of other investment                                           60,000         50,000              --
     Equity in (loss) earnings of investee (note 7)                                 --        (45,233)        120,336
     Gain on sale of CB Financial Corp. common stock (note 7)                       --        277,182              --
     Income from Company-owned life insurance                                  177,336        177,949         194,056
     Trust services fees                                                       439,566        561,583         365,872
     Other income                                                              771,134        568,216         479,697
                                                                           -----------    -----------     -----------
                 Total noninterest income                                    3,872,432      3,963,004       3,108,839
                                                                           -----------    -----------     -----------
Noninterest expense:
     Salaries and employee benefits (note 17)                                7,613,744      6,786,261       6,508,674
     Occupancy expenses                                                      1,529,737      1,345,206       1,347,554
     Computer services                                                         390,086        462,786         472,110
     Provision for losses on other real estate owned                                --             --          40,000
     Other (note 18)                                                         4,507,353      4,192,633       3,921,350
                                                                           -----------    -----------     -----------
                 Total noninterest expense                                  14,040,920     12,786,886      12,289,688
                                                                           -----------    -----------     -----------
                 Income from continuing operations before income taxes       3,044,741      4,621,978       3,215,262
Income tax expense (note 14)                                                   726,779      1,128,968         819,371
                                                                           -----------    -----------     -----------
                 Income from continuing operations                           2,317,962      3,493,010       2,395,891

Discontinued operations:
     Income from discontinued operations, net of taxes of
        $1,645,464 and $1,653,670 in 2002 and 2001, respectively
        (including loss on disposal of $110,064)                                    --      2,337,441       3,109,285
                                                                           -----------    -----------     -----------
                 Income before cumulative effect of change in
                    accounting principle                                     2,317,962      5,830,451       5,505,176
Cumulative effect of change in accounting principle, net of tax                     --             --        (162,385)
                                                                           -----------    -----------     -----------
                 Net income                                                $ 2,317,962      5,830,451       5,342,791
                                                                           ===========    ===========     ===========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2003, 2002, and 2001

                                                                               2003           2002            2001
                                                                           -----------    -----------     -----------
Income from continuing operations per common
     share - basic                                                         $      0.82           1.27            0.89
Discontinued operations per common share - basic                                    --           0.85            1.15
Cumulative effect of change in accounting principle per
     common share - basic                                                           --             --           (0.06)
                                                                           -----------    -----------     -----------
                 Net income per common share - basic                       $      0.82           2.12            1.98
                                                                           ===========    ===========     ===========
Income from continuing operations per common
     share - diluted                                                       $      0.80           1.24            0.88
Discontinued operations per common share - diluted                                  --           0.83            1.14
Cumulative effect of change in accounting principle per
     common share - diluted                                                         --             --           (0.06)
                                                                           -----------    -----------     -----------
                 Net income per common share - diluted                     $      0.80           2.07            1.96
                                                                           ===========    ===========     ===========
Weighted average number of common shares outstanding                         2,839,063      2,752,242       2,698,746
Weighted average number of common and common equivalent
     shares outstanding                                                      2,895,113      2,815,972       2,729,291

See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES

    Consolidated Statements of Shareholders' Equity and Comprehensive Income

                  Years ended December 31, 2003, 2002, and 2001

                                                                                                          ACCUMULATED
                                                                               ADDITIONAL                    OTHER
                                                 COMPREHENSIVE      COMMON      PAID-IN      RETAINED    COMPREHENSIVE
                                                    INCOME           STOCK      CAPITAL      EARNINGS     INCOME (LOSS)     TOTAL
                                                 -------------   ------------  -----------  ----------   --------------  ----------
Balance at December 31, 2000                                     $  2,698,746   12,417,064  23,666,118       (30,811)    38,751,117
Comprehensive income:
     Net income                                   $ 5,342,791              --           --   5,342,791            --      5,342,791
     Unrealized gains on investment
          securities, net of taxes (note 16)          536,116              --           --          --       536,116        536,116
                                                  -----------
                 Total comprehensive income       $ 5,878,907
                                                  ===========
Cash dividends, $0.24 per share                                            --           --    (647,698)           --       (647,698)
                                                                  -----------  -----------  ----------   -----------     ----------
Balance at December 31, 2001                                        2,698,746   12,417,064  28,361,211       505,305     43,982,326
Comprehensive income:
     Net income                                   $ 5,830,451              --           --   5,830,451            --      5,830,451
     Unrealized gains on investment
           securities, net of taxes (note 16)         171,822              --           --          --       171,822        171,822
                                                  -----------
                 Total comprehensive income       $ 6,002,273
                                                  ===========
Cash dividends, $0.24 per share                                            --           --    (661,328)           --       (661,328)
Issuance of common stock upon exercise of
           stock options                                              116,347    1,303,836          --            --      1,420,183
                                                                  -----------  -----------  ----------   -----------     ----------
Balance at December 31, 2002                                        2,815,093   13,720,900  33,530,334       677,127     50,743,454
Comprehensive income:
     Net income                                   $ 2,317,962              --           --   2,317,962            --      2,317,962
     Unrealized losses on investment
             securities, net of taxes (note 16)      (513,317)             --           --          --      (513,317)      (513,317)
                                                  -----------
                 Total comprehensive income       $ 1,804,645
                                                  ===========
Cash dividends, $1.18 per share                                            --           --  (3,378,814)           --     (3,378,814)
Issuance of common stock upon exercise of
             stock options                                             54,185      455,680          --            --        509,865
                                                                 ------------  -----------  ----------   ------------    ----------
Balance at December 31, 2003                                     $  2,869,278   14,176,580  32,469,482        163,810    49,679,150
                                                                 ============  ===========  ==========   ============    ==========

See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2003, 2002, and 2001

                                                                                       2003             2002             2001
                                                                                   ------------     ------------     ------------
Cash flows from operating activities:
     Net income                                                                    $  2,317,962        5,830,451        5,342,791
     Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
           Provision for loan losses                                                    950,000        1,307,000        1,463,000
           Provision for losses on other real estate owned                                   --               --           40,000
           Depreciation expense                                                         785,687          616,025          705,560
           (Gain) loss on sale of premises and equipment                                 (2,087)           8,513          (19,302)
           Net amortization (accretion) of premium/discount on
              investment securities                                                     663,156           38,307              (32)
           Securities gains, net                                                       (211,304)        (850,869)        (191,033)
           Gain on sale of other investment                                             (60,000)         (50,000)              --
           Gain on sale of CB Financial Corp. common stock                                   --         (277,182)              --
           Equity in loss (earnings) of investee                                             --           45,233         (120,336)
           Loss (gain) on sale of other real estate                                       8,467           (2,481)          72,562
           Net gain on sale of loans                                                   (808,147)        (192,800)        (550,087)
           Proceeds from sales of loans                                              45,776,797               --               --
           Net increase in loans held for sale                                      (46,490,550)              --               --
           Amortization of intangible assets                                                 --            4,000          238,094
           Deferred income tax (benefit) expense                                       (206,513)        (131,579)         379,700
           Net cash used in discontinued operations                                          --      (25,128,617)     (41,666,692)
           Changes in assets and liabilities:
              Decrease in accrued interest receivable                                   432,053          438,028        1,108,774
              (Increase) decrease in other assets                                      (929,941)         313,295         (830,252)
              Decrease in accrued interest payable                                     (587,280)        (855,592)        (951,140)
              Increase (decrease) in other liabilities                                   77,563          (68,879)        (104,615)
                                                                                   ------------     ------------     ------------
                 Net cash provided by (used in) operating activities                  1,715,863      (18,957,147)     (35,083,008)
                                                                                   ------------     ------------     ------------
Cash flows from investing activities:
     Investment securities available for sale:
        Proceeds from maturity                                                       22,573,728       12,932,887        7,735,714
        Proceeds from sale and calls                                                  9,676,024       12,918,166       10,533,516
        Purchases                                                                   (51,486,821)     (32,091,287)     (20,922,074)
     Investment securities held to maturity:
        Proceeds from maturity                                                        1,310,624        2,565,680        2,500,354
        Proceeds from calls                                                             732,700          305,777               --
     Other investments:
        Proceeds from sale                                                            1,434,200        9,257,300       11,881,600
        Purchases                                                                      (637,100)      (5,131,300)     (11,378,700)
     Proceeds from sale of CB Financial Corp. common stock                                   --        3,308,879               --
     Loans:
        Proceeds from sale of loans                                                          --       31,721,571      110,783,850
        Net decrease (increase) in loans                                             39,506,333      (18,078,687)     (57,550,304)
     Purchases of premises and equipment                                             (3,524,355)      (1,721,102)        (345,342)
     Proceeds from sales of premises and equipment                                       10,281          331,433           34,028
     Dividends received from other investment                                                --           62,042           62,042
     Purchase of Company-owned life insurance                                                --               --         (150,000)
     Net additions of other real estate                                                 (76,756)         (67,056)        (364,061)
     Proceeds from sale of other real estate                                          2,169,438        4,450,021          349,891
     Proceeds from sale of subsidiary, including settlement of
        intercompany loan                                                                    --       26,525,226               --
     Net cash provided by discontinued operations                                            --          271,705          198,054
                                                                                   ------------     ------------     ------------
                 Net cash provided by investing activities                           21,688,296       47,561,255       53,368,568
                                                                                   ------------     ------------     ------------

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2003, 2002, and 2001

                                                                                     2003            2002             2001
                                                                                -------------    ------------     ------------
Cash flows from financing activities:
     Net (decrease) increase in deposits                                        $(56,926,472)         166,154       (4,672,004)
     Net (decrease) increase in short-term borrowings                               (353,210)         662,219         (580,409)
     Proceeds from other borrowings                                                       --               --        4,000,000
     Repayment of other borrowings                                                        --       (5,773,000)        (177,000)
     Net increase (decrease) in federal funds purchased and
        securities sold under repurchase agreements                                4,156,662      (22,223,552)      (5,544,729)
     Repayment of Federal Home Loan Bank advances, net                                    --               --      (48,899,369)
     Payment of cash dividends                                                    (3,378,814)        (661,328)        (647,698)
     Issuance of common stock upon exercise of stock options                         509,865        1,420,183               --
     Net cash provided by discontinued operations                                         --       22,223,887       41,220,075
                                                                                ------------     ------------     ------------
                 Net cash used in financing activities                           (55,991,969)      (4,185,437)     (15,301,134)
                                                                                ------------     ------------     ------------
                 (Decrease) increase in cash and cash equivalents                (32,587,810)      24,418,671        2,984,426
Cash and cash equivalents at beginning of year                                    40,968,994       16,550,323       13,565,897
                                                                                ------------     ------------     ------------
Cash and cash equivalents at end of year                                        $  8,381,184       40,968,994       16,550,323
                                                                                ============     ============     ============
Supplemental disclosures of cash flow information:
      Cash paid during the year for:

        Interest                                                                $  8,708,947       12,896,679       24,354,115
        Income taxes                                                                 650,000        4,080,020        1,148,510

Supplemental disclosures of noncash investing activities:

     Other real estate acquired through loan foreclosures                          1,727,535        2,891,800        3,359,850
     Loans granted to facilitate the sale of other real estate                       188,733               --          195,000
     Transfer of held to maturity securities to available for sale
        upon adoption of SFAS No. 133                                                     --               --          999,000

See accompanying notes to consolidated financial statements.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  Years ended December 31, 2003, 2002, and 2001

(1)      ORGANIZATION AND BASIS OF PRESENTATION

         The consolidated financial statements of Habersham Bancorp and subsidiaries (the Company) include the financial statements of Habersham Bancorp and its wholly owned subsidiaries: Habersham Bank (the Bank) and The Advantage Group, Inc. The Bank owns 100% of Advantage Insurers, Inc. and, prior to December 2002, 100% of BancMortgage Financial Corp (BancMortgage) - (see note 3). All intercompany accounts and transactions have been eliminated in consolidation.

         During 1999, BancMortgage formed a wholly owned subsidiary, BancMortgage Reinsurance Ltd., a reinsurance company incorporated in Turks and Caicos. The subsidiary provides reinsurance to companies offering private mortgage insurance. During 2002, the Company sold BancMortgage to the then existing management of BancMortgage.

         The Company's continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, and Gwinnett counties in Georgia. The Company's primary source of revenue is providing loans to businesses and individuals in its market area.

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

         (b)      INTEREST RATE RISK

                  The Company's assets and liabilities are generally monetary in nature and interest rates have an impact on the Company's performance. The Company manages the effect of interest rates on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits, and other borrowings. However, a significant change in interest rates could have an effect on the Company's results of operations.

         (c)      DISCONTINUED OPERATIONS

                  The consolidated financial statements for all years are presented to separately report results of discontinued operations from results of continuing operations. Disclosures included herein pertain to the Company's continuing operations unless otherwise noted (see note 3).

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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

         (b)      INVESTMENT SECURITIES

                  The Company classifies its investment securities into one of two categories: available for sale or held to maturity.

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

         (c)      OTHER INVESTMENTS

                  At December 31, 2003 and 2002, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

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

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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

         Subsequent to the sale of BancMortgage, other than a minimal amount of interest rate lock commitments to originate mortgage loans for resale, the Company has no derivative instruments.

(e)      LOANS HELD FOR SALE

         Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2003, there were no valuation allowances relating to mortgage loans held for sale.

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

                        December 31, 2003, 2002, and 2001

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

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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

         In accordance with the provisions of SFAS No. 142, the Company tested its goodwill for impairment. To accomplish this, the Company identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company completed the test for goodwill impairment as required under SFAS No. 142 during the second quarter of 2003 and determined that the goodwill recorded as of January 1, 2003 was not impaired.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

         At December 31, 2002, the Company had net unamortized goodwill of $2,488,540. The Company recorded amortization expense relating to such goodwill in the amount of approximately $257,300 for the year ended December 31, 2001. The following is a summary of net income and net income per share for the year ended December 31, 2001 excluding goodwill amortization expense.

Reported net income                                   $ 5,342,791
Add back goodwill amortization                            257,300
                                                      -----------
                 Adjusted net income                  $ 5,600,091
                                                      ===========
Basic net income per share:
     Reported net income                              $      1.98
     Add back goodwill amortization                          0.10
                                                      -----------
                 Adjusted net income                  $      2.08
                                                      ===========
Diluted net income per share:
     Reported net income                              $      1.96
     Add back goodwill amortization                          0.09
                                                      -----------
                 Adjusted net income                  $      2.05
                                                      ===========

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

(l)      EARNINGS PER SHARE

         Basic earnings per share is computed by dividing net income by weighted average shares outstanding. Diluted earnings per share is computed by dividing net income by weighted average shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method.

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

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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

         Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method included in SFAS No. 123, the Company's net income and income per share for 2003, 2002, and 2001 would have been reduced to the pro forma amounts indicated below:

                                             2003          2002          2001
                                          -----------    ---------    ----------
Net income                                $ 2,317,962    5,830,451     5,342,791
Deduct:
     Total stock-based compensation
      expense determined under fair
      value based method, net of related
      tax effect                             (686,291)    (981,163)     (693,398)
                                          -----------    ---------     ---------
                 Pro forma                $ 1,631,671    4,849,288     4,649,393
                                          ===========    =========     =========
Net income per common share - basic:

     As reported                                 0.82         2.12          1.98
     Pro forma                                   0.57         1.76          1.72
Net income per common share - diluted:

     As reported                                 0.80         2.07          1.96
     Pro forma                                   0.56         1.72          1.70

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(p)      RECENT ACCOUNTING PRONOUNCEMENTS

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure about the guarantor's obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company's financial condition or results of operations.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities and Interpretation of ARB No. 51" (FIN
         46). In December 2003, the FASB reissued FIN 46 (FIN 46R). FIN 46 establishes the criteria for consolidating variable interest entities. The adoption of FIN 46 and FIN 46R is not expected to have a material impact on the consolidated financial statements of the Company as the Company does not have a variable interest in any entity.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a significant effect on the Company's consolidated financial statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, and imposes certain additional disclosure requirements. The provisions of SFAS No. 150 are generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not have a significant effect on the Company's consolidated financial statements.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(3)      DISCONTINUED OPERATIONS

         During the year ended December 31, 2002, the Company sold its mortgage banking subsidiary, BancMortgage Financial Corp., to the then existing management of BancMortgage, resulting in a loss of $110,064. The Company's consolidated financial statements have been reclassified to reflect the operations of BancMortgage as discontinued for the years ended December 31, 2002 and 2001. Financial information for the discontinued operations including the loss on sale is as follows:

                                                YEARS ENDED DECEMBER 31,
                                              ----------------------------
                                                  2002            2001
                                              ------------     -----------
Net interest income                           $  4,344,227       4,250,349
Provision for loan losses                         (360,619)       (142,258)
Gain on sale of loans                           24,901,895      23,082,341
Other income                                     4,039,416       5,040,945
Salaries and employee benefits                 (24,008,524)    (21,770,940)
Other expense                                   (4,933,490)     (5,697,482)
Income tax expense                              (1,645,464)     (1,653,670)
Cumulative effect of change in accounting
     principle                                          --        (162,385)
                                              ------------     -----------
                 Net income                   $  2,337,441       2,946,900
                                              ============     ===========

(4)      RESERVE REQUIREMENTS

         At December 31, 2003 and 2002, the Federal Reserve Bank required that the Bank maintain average reserve balances of $576,000 and $1,934,000, respectively.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(5)      INVESTMENT SECURITIES AVAILABLE FOR SALE

         Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

                                                  GROSS       GROSS
                                 AMORTIZED      UNREALIZED  UNREALIZED    ESTIMATED
                                   COST           GAINS       LOSSES      FAIR VALUE
                                ------------    ----------  ----------    ----------
December 31, 2003:
     U.S. treasuries            $ 14,770,436       54,925    (158,140)    14,667,221
     U.S. government agencies     45,399,109      292,602    (419,051)    45,272,660
     States and political
        subdivisions              11,644,889      591,844     (41,851)    12,194,882
     Equity investments              750,000           --     (72,132)       677,868
                                ------------    ---------    --------     ----------
                 Total          $ 72,564,434      939,371    (691,174)    72,812,631
                                ============    =========    ========     ==========
December 31, 2002:
     U.S. treasuries            $    499,626       14,982          --        514,608
     U.S. government agencies     40,968,954      688,246     (67,340)    41,589,860
     States and political
        subdivisions              11,574,370      488,147     (51,059)    12,011,458
     Equity investments              750,000           --     (47,026)       702,974
                                ------------    ---------    --------     ----------
                 Total          $ 53,792,950    1,191,375    (165,425)    54,818,900
                                ============    =========    ========     ==========

         Proceeds from sales and calls of available for sale securities during 2003, 2002, and 2001 were $9,676,024, $12,918,166, and $10,533,516, respectively.

         Gross gains of $215,014, $876,548, and $194,870 were recognized on those sales for 2003, 2002, and 2001, respectively. Gross losses of $11,333, $25,679, and $3,837 were recognized on those sales for 2003, 2002, and 2001, respectively.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

         The following investments available for sale have an unrealized loss at December 31, 2003 for which an other than temporary impairment has not been recognized.

                                                 ESTIMATED       UNREALIZED
                                                 FAIR VALUE         LOSS
                                               -------------     ----------
Unrealized loss for less than 12 months:
     U.S. treasuries                           $   8,650,151      (158,140)
     U.S. government agencies                     27,055,607      (417,297)
     States and political subdivisions             1,889,711       (41,851)
                                               -------------      --------
                                                  37,595,469      (617,288)
                                               -------------      --------
Unrealized loss for greater than 12 months:
     U.S. government agencies                        368,105        (1,754)
     Equity investments                              677,868       (72,132)
                                               -------------      --------
                                                   1,045,973       (73,886)
                                               -------------      --------
                                               $  38,641,442      (691,174)
                                               =============      ========

         At December 31, 2003, there were 16 U.S. Treasury, 38 U.S. government agency, and eight states and political subdivision securities with an unrealized loss for less than 12 months and one U.S. government agency security and one equity investment with an unrealized loss for more than 12 months. The total fair value of the securities with an unrealized loss at December 31, 2003 represented 98.24% of their amortized cost; therefore, the impairment is not considered severe. While the duration is dependent on the market, 22% of the duration of the existing unrealized loss could be shortened by the issuing agency calling the securities.

         The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                          AMORTIZED       ESTIMATED
                                            COST          FAIR VALUE
                                         -----------      ----------
Due in one year or less                  $   204,996         205,743
Due after one year through five years      5,309,372       5,385,229
Due after five years through ten years    17,825,312      17,949,052
Due after ten years                       48,474,754      48,594,739
                                         -----------      ----------
                 Total                   $71,814,434      72,134,763
                                         ===========      ==========

         Investment securities available for sale with carrying values of approximately $44,527,000 and $51,121,000 were pledged as collateral at December 31, 2003 and 2002, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

(6)      INVESTMENT SECURITIES HELD TO MATURITY

         Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

                                                         GROSS             GROSS
                                     AMORTIZED         UNREALIZED        UNREALIZED         ESTIMATED
                                       COST              GAINS             LOSSES           FAIR VALUE
                                    -----------        ----------        ----------         ----------
December 31, 2003:
   U.S. government agencies         $   193,008            12,985                --            205,993
   States and political
      subdivisions                    4,666,705           304,841                --          4,971,546
                                    -----------        ----------        ----------         ----------
               Total                $ 4,859,713           317,826                --          5,177,539
                                    ===========        ==========        ==========         ==========
December 31, 2002:
   U.S. government agencies         $   248,840            16,500                --            265,340
   States and political
      subdivisions                    6,640,464           305,672                --          6,946,136
                                    -----------        ----------        ----------         ----------
               Total                $ 6,889,304           322,172                --          7,211,476
                                    ===========        ==========        ==========         ==========

         There were no investments held to maturity at December 31, 2003 that had an unrealized loss.

         Proceeds from calls of investment securities held to maturity during 2003 and 2002 were $732,700 and $305,777, respectively. Gross gains of $7,623 were recognized on those calls for 2003.

         The amortized cost and estimated fair values of securities held to maturity at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

                                                                       AMORTIZED              ESTIMATED
                                                                         COST                 FAIR VALUE
                                                                     --------------           ----------
Due in one year or less                                              $      505,034              511,033
Due after one year through five years                                     1,713,491            1,840,558
Due after five years through ten years                                    1,093,759            1,178,464
Due after ten years                                                       1,547,429            1,647,484
                                                                     --------------            ---------
               Total                                                 $    4,859,713            5,177,539
                                                                     ==============            =========

         Investment securities held to maturity with carrying values of approximately $3,453,000 and $5,439,000 were pledged as collateral at December 31, 2003 and 2002, respectively, for public deposits and other deposits, as required by law.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

(7)      OTHER INVESTMENTS

         Other investments at December 31, 2003 and 2002 are summarized as follows:

                                                                         2003                 2002
                                                                     -----------            ---------
Federal Home Loan Bank stock                                         $ 1,500,000            2,137,100
Georgia Community Life Insurance Company common stock                     27,000               27,000
Community Financial Services, Inc. common stock                          100,000              100,000
Southeast Bankcard Association, Inc. common stock                         25,000               25,000
Forsyth Bancshares, Inc. common stock                                         --              100,000
Federal National Mortgage Association common stock                            34                   34
                                                                     -----------            ---------
               Total                                                 $ 1,652,034            2,389,134
                                                                     ===========            =========

         The Company's former investment in CB Financial Corp. was accounted for using the equity method. Included in the initial investment in CB Financial Corp. common stock was approximately $1,278,000 in excess cost over the Company's underlying equity in the net assets of this investee. For the years ended December 31, 2002 and 2001, the Company recorded $(45,233) and $120,336, respectively, as equity in (loss) earnings of CB Financial Corp. Amortization of related excess cost over basis in CB Financial Corp. common stock for 2001 totaled $85,212. During the year ended December 31, 2002, the Company sold its investment in CB Financial Corp. for proceeds of $3,308,879 and recorded a gain of $277,182.

(8)      LOANS

         Loans at December 31, 2003 and 2002 are summarized as follows:

                                                                  2003                            2002
                                                            --------------                    -----------
Real estate:
     Construction                                           $   51,053,828                    106,759,853
     Other                                                     183,429,787                    162,542,652
Commercial, financial, and agricultural                         14,771,944                     17,070,602
Consumer installment                                            16,355,605                     21,294,151
                                                            --------------                    -----------
                                                               265,611,164                    307,667,258
Less:
     Unamortized loan origination fees, net                        117,089                        250,749
     Unearned credit life premiums                                  29,459                         59,532
     Unamortized discount on SBA loans sold                          3,684                         10,703
     Allowance for loan losses                                   3,643,102                      3,533,309
                                                            --------------                    -----------
                        Total                               $  261,817,830                    303,812,965
                                                            ==============                    ===========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

         Changes in the allowance for loan losses are as follows:

                                                      2003                 2002                 2001
                                                 -------------           ---------            ---------
Balance, January 1                               $   3,533,309           3,601,877            3,189,187
Provision for loan losses                              950,000           1,307,000            1,463,000
Loans charged off                                   (1,148,275)         (1,547,722)          (1,257,140)
Recoveries                                             308,068             172,154              206,830
                                                 -------------           ---------            ---------
Balance, December 31                             $   3,643,102           3,533,309            3,601,877
                                                 =============           =========            =========

         The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2003 and 2002 are as follows:

                                                      2003                             2002
                                       -----------------------------       --------------------------
                                                           ALLOWANCE                        ALLOWANCE
                                         BALANCE             AMOUNT         BALANCE           AMOUNT
                                       -----------         ---------       ---------        ---------
Impaired loans, with a related
   allowance                           $ 1,823,990           345,450       1,930,318          241,400
Impaired loans, without related
   allowance                               475,806                --         187,167               --

         The average amount of impaired loans during 2003, 2002, and 2001 was $2,446,028, $3,204,728, and $1,962,408, respectively. The interest income recognized on such loans was $113,450 in 2003, $91,914 in 2002, and $145,584 in 2001, which approximated the amount of interest received on the cash basis.

         As of December 31, 2003 and 2002, Habersham Bank's loans to customers for agribusiness purposes in the poultry industry were approximately $5.7 million and $6.0 million, respectively. There is no other significant concentration of loans to customers in a particular industry.

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 2003 and 2002, the Company had outstanding loan commitments approximating $45,900,000 and $76,807,000, respectively, and standby letters of credit approximating $3,852,000 and $2,788,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

         of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

(9)      PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                                                DECEMBER 31
                                                                     --------------------------------
                                                                         2003                 2002
                                                                     ------------          ----------
Land                                                                 $  1,448,000           1,224,000
Buildings                                                               8,915,400           6,482,824
Furniture and equipment                                                 6,248,470           6,762,942
                                                                     ------------          ----------
               Total                                                   16,611,870          14,469,766
Less accumulated depreciation                                           6,937,693           7,526,063
                                                                     ------------          ----------
               Premises and equipment, net                           $  9,674,177           6,943,703
                                                                     ============          ==========

         The Company has entered into operating lease agreements for property and equipment through 2008. Approximate minimum rentals under such leases are as follows:

2004                    $ 126,420
2005                      114,078
2006                       81,040
2007                       27,958
2008                        4,011
                        ---------
                        $ 353,507
                        =========

         Rental expense was $169,350 in 2003, $131,196 in 2002, and $136,224 in
         2001.

(10)     OTHER REAL ESTATE OWNED

         Other real estate owned at December 31, 2003 and 2002 consists of the following:

                                            2003                 2002
                                        -----------            ---------
Commercial real estate                  $ 1,573,957            1,725,624
Residential properties                    1,060,716            1,511,396
                                        -----------            ---------
                                          2,634,673            3,237,020
Valuation allowance                              --              (40,000)
                                        -----------            ---------
                                        $ 2,634,673            3,197,020
                                        ===========            =========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

         The following is a summary of the activity in the allowance for other real estate owned:

                                                                         2003                   2002
                                                                     -----------               ------
Balance, beginning of year                                           $    40,000               40,000
Provision for losses                                                          --                   --
Charge-offs                                                              (40,000)                  --
                                                                     -----------               ------
Balance, end of year                                                 $        --               40,000
                                                                     ===========               ======

(11)     DEPOSITS AND BORROWINGS

         At December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

Six months or less                               $   97,912,927
Over six through 12 months                           29,595,506
Over one year through five years                     45,687,680
                                                 --------------
           Total                                 $  173,196,113
                                                 ==============

         Short-term borrowings of $578,455 and $931,665 at December 31, 2003 and 2002, respectively, consists of a U.S. Treasury, tax, and loan deposit note.

(12)     FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

         Certain information related to the Company's securities sold under repurchase agreements is summarized as follows:

                                                                         2003                  2002
                                                                     ------------           ----------
Balance at year-end                                                  $  8,194,766            8,227,114
Maximum outstanding during year                                        27,642,492           15,493,612
Average outstanding during year                                         8,368,577            7,096,726
Weighted average interest rate during year                                   0.72%                1.65%
Weighted average interest rate at end of year                                0.60%                1.24%

         At December 31, 2003 and 2002, the Company had available repurchase agreement line of credit commitments with Compass Bank totaling $22,950,000 and $1,570,000, respectively. No amounts were outstanding under that commitment at December 31, 2003 and 2002. All securities sold under repurchase agreements are held by independent trustees. The Company also had available repurchase agreement line of credit commitments with the National Bank of Commerce totaling $1,901,000 and $222,000 at December 31, 2003 and 2002, respectively. No amounts were outstanding under that commitment at December 31, 2003 and 2002. Securities sold under repurchase agreements at December 31, 2003 and 2002 are collateralized by investment securities with aggregate carrying values of approximately $11,294,000 and $8,571,000, respectively.

         Federal funds purchased at December 31, 2003 amounted to $4,189,000.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

(13)     FHLB ADVANCES

         At December 31, 2003 and 2002, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $230,833,000 of which $30,000,000 was advanced and $200,833,000 was available.

         The advances outstanding at December 31, 2003 and 2002 consist of three fixed rate advances of $10,000,000 each that bear interest at 6.72%, 6.02%, and 4.93% and mature in 2005, 2010, and 2011 (callable each year), respectively.

         At December 31, 2003, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB, and certain qualifying first mortgage loans with an outstanding balance of $17,285,847.

(14)     INCOME TAXES

         Income tax expense (benefit) relating to continuing operations for the years ended December 31, 2003, 2002, and 2001 are as follows:

                                                     2003                2002                 2001
                                                 -----------         ------------           ----------
Current:
   Federal                                       $   905,978            1,159,108              423,079
   State                                              27,314              101,439               16,592
                                                 -----------         ------------           ----------
               Total current                         933,292            1,260,547              439,671
                                                 -----------         ------------           ----------
Deferred:
   Federal                                          (175,538)              63,409              379,700
   State                                             (30,975)            (194,988)                  --
                                                 -----------         ------------           ----------
               Total deferred                       (206,513)            (131,579)             379,700
                                                 -----------         ------------           ----------
               Total                             $   726,779            1,128,968              819,371
                                                 ===========         ============           ==========

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

         The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to income before income taxes as indicated by the following:

                                                    2003                 2002                  2001
                                                 -----------           ---------            ---------
Income tax on income before income
   taxes at statutory rate                       $ 1,035,212           1,571,473            1,093,189
Differences resulting from:
   Tax-exempt income                                (265,337)           (300,556)            (309,410)
   Earnings on cash surrender value of
      life insurance                                 (60,294)            (60,503)             (65,979)
   Amortization of intangible assets                      --                  --               71,759
   State income tax, net of Federal tax effect        (2,416)            (61,742)              10,951
   Other                                              19,614             (19,704)              18,861
                                                 -----------           ---------            ---------
               Income tax expense                $   726,779           1,128,968              819,371
                                                 ===========           =========            =========

         At December 31, 2003 and 2002, the significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                                        2003                 2002
                                                                     -----------            ---------
Deferred tax assets:
   Allowance for loan losses                                         $ 1,216,879            1,260,349
   Other real estate                                                     163,578              107,015
   Deferred compensation                                                 161,708              114,279
   Furniture, fixtures, and equipment due to differences
      in depreciation methods                                             77,345                   --
   Unearned credit life premiums                                          11,116               22,465
   Other                                                                   1,702                   --
                                                                     -----------            ---------
                                                                       1,632,328            1,504,108
Deferred tax liabilities:
   Unrealized gain on investment securities available for sale           (84,387)            (348,823)
   Deferred loan fees                                                       (230)             (51,795)
   Prepaid expenses                                                     (125,598)            (130,483)
   Furniture, fixtures, and equipment due to differences
      in depreciation methods                                                 --               (3,970)
   Other                                                                      --              (17,873)
                                                                     -----------            ---------
                                                                        (210,215)            (552,944)
                                                                     -----------            ---------
               Net deferred tax asset                                $ 1,422,113              951,164
                                                                     ===========            =========

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

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

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

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 2003, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's capital categories.

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

         The Company's and the Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are as follows (dollars in thousands):

                                                                                                        TO BE WELL CAPITALIZED UNDER
                                                                                                             PROMPT CORRECTIVE
                                                   ACTUAL              FOR CAPITAL ADEQUACY PURPOSES         ACTION PROVISIONS
                                              ---------------------    -----------------------------    ----------------------------
                                              AMOUNT          RATIO     AMOUNT                RATIO      AMOUNT               RATIO
                                              -------         -----    ---------              ------    --------              -----
As of December 31, 2003:
   Total capital (to risk-weighted assets):
      Company                                 $50,543         17.26%   $  23,433                  8%    $    N/A                N/A
      Habersham Bank                           46,366         15.94%      23,270                  8%      29,087                10%

   Tier I capital (to risk-weighted assets):
      Company                                  46,954         16.03%      11,717                  4%         N/A                N/A
      Habersham Bank                           42,777         14.71%      11,635                  4%      17,452                 6%

   Tier I capital (to average assets):
      Company                                  46,954         12.34%      15,224                  4%         N/A                N/A
      Habersham Bank                           42,777         11.35%      15,071                  4%      18,838                 5%

As of December 31, 2002:
   Total capital (to risk-weighted assets):
      Company                                 $51,009         15.47%   $  26,386                  8%    $    N/A                N/A
      Habersham Bank                           47,789         14.59%      26,212                  8%      32,765                10%

   Tier I capital (to risk-weighted assets):
      Company                                  47,530         14.41%      13,193                  4%         N/A                N/A
      Habersham Bank                           44,310         13.52%      13,106                  4%      19,659                 6%

   Tier I capital (to average assets):
      Company                                  47,530          9.42%      20,176                  4%         N/A                N/A
      Habersham Bank                           44,310          8.85%      20,018                  4%      25,022                 5%

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002 and 2001

(16)     COMPREHENSIVE INCOME

         Comprehensive income includes net income and other comprehensive income
         (loss) which is broadly defined as nonowner related changes in shareholders' equity. The following table sets forth the amounts of other comprehensive income (loss) included in shareholders' equity along with the related tax effect for the years ended December 31, 2003, 2002, and 2001.

                                                   PRETAX               TAX              NET OF TAX
                                                   AMOUNT             EXPENSE              AMOUNT
                                                 ----------           --------           ----------
2003:
   Net unrealized holding losses on
      investment securities available for
      sale arising during the year               $ (574,072)           195,184            (378,888)
         Less reclassification adjustment
            for net gains realized in
             net income                             203,681            (69,252)            134,429
                                                 ----------           --------            --------
               Other comprehensive loss          $ (777,753)           264,436            (513,317)
                                                 ==========           ========            ========
2002:
   Net unrealized holding gains on
      investment securities available for
      sale arising during the year               $1,111,205           (377,809)            733,396
         Less reclassification adjustment
            for net gains realized in
            net income                              850,869           (289,295)            561,574
                                                 ----------           --------            --------
               Other comprehensive income        $  260,336            (88,514)            171,822
                                                 ==========           ========            ========
2001:
   Net unrealized holding gains on
      investment securities available for
      sale arising during the year               $1,003,331           (341,133)            662,198
         Less reclassification adjustment
            for net gains realized in
            net income                              191,033            (64,951)            126,082
                                                 ----------           --------            --------
               Other comprehensive income        $  812,298           (276,182)            536,116
                                                 ==========           ========            ========

(17)     EMPLOYEE BENEFIT AND STOCK OPTION PLANS

         The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) - (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant's first 3% of compensation contributed. The Company's contributions to the plan totaled $118,772 in 2003, $171,093 in 2002, and $121,882 in 2001.

         During 1998, the Bank's board of directors approved the Director's Retirement Plan (the Plan), a noncontributory retirement plan. Amounts earned on the life insurance policies purchased by the Bank over

                                                                     (Continued)

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statement

                        December 31, 2003, 2002, and 2001

     the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2003 and 2002, the cash surrender values of the life insurance policies totaled $4,524,601 and $4,318,490, respectively, and is included in other assets in the balance sheet.

     The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

     The Company's Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 278,675 at December 31, 2003.

     The following table summarizes information about stock options outstanding at December 31, 2003:

                                NUMBER            WEIGHTED
                           OUTSTANDING AND         AVERAGE      WEIGHTED
                            EXERCISABLE AT        REMAINING      AVERAGE
                             DECEMBER 31,    CONTRACTUAL LIFE   EXERCISE
RANGE OF EXERCISE PRICES         2003             IN YEARS        PRICE
------------------------   ---------------   ----------------   --------
         9.69                       20,900               2.00   $   9.69
     10.00 - 11.00                   1,053               0.12      10.63
         12.75                      20,500               1.00      12.75
         13.50                       6,250               2.00      13.50
     16.50 - 16.88                  44,750               3.00      16.53
         17.82                      91,000               4.00      17.82
     18.50 - 19.00                  10,000               2.25      18.93
         24.99                      68,500               5.00      24.99
                           ---------------   ----------------   --------
                                   262,953               3.48   $  18.21
                           ===============

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statement

                        December 31, 2003, 2002, and 2001

     A summary of the status of the Company's stock option plans and changes during 2003, 2002, and 2001 is presented below:


                                          2003                  2002                   2001
                                   ------------------   -------------------   ---------------------
                                             WEIGHTED              WEIGHTED                WEIGHTED
                                              AVERAGE               AVERAGE                AVERAGE
                                             EXERCISE              EXERCISE                EXERCISE
                                   SHARES     PRICE      SHARES    PRICE        SHARES     PRICE
                                   -------   --------   --------   --------   ----------   --------
Outstanding at beginning of year   313,410   $  15.23    414,272   $  14.22      416,022   $  13.94
Granted                             68,500      24.49    122,500      17.91       99,000      16.50
Exercised                          (73,655)     12.26   (116,347)     12.19           --         --
Terminated                         (45,302)     16.83   (107,015)     17.35     (100,750)     15.72
                                   -------              --------              ----------

Outstanding and exercisable
at end of year                     262,953   $  18.21    313,410   $  15.23      414,272   $  14.22
                                   =======              ========              ==========

     The estimated fair value of options granted during 2003, 2002, and 2001 was $15.22, $12.51, and $10.61, respectively, per share. The fair value of options granted under the Company's fixed stock option plans during 2003, 2002, and 2001 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: expected dividend yield of 2.54%, 1.55%, and 1.42% in 2003, 2002, and 2001, respectively; expected volatility of 93% in 2003, 97% in 2002, and 87% in 2001; weighted average risk-free interest rate of 3.35%, 3.03%, and 4.39% in 2003, 2002, and 2001, respectively; and an expected weighted average life of five years in 2003, 2002, and 2001.

(18) OTHER EXPENSES

     Items comprising other expenses for the years ended December 31, 2003, 2002, and 2001 are as follows:


                                      2003         2002        2001
                                   ----------   ---------   ---------
Outside services                   $  988,986   1,071,419   1,158,469
Advertising and public relations      565,173     745,738     464,723
Office supplies                       415,029     406,491     412,831
Other                               2,538,165   1,968,985   1,885,327
                                   ----------   ---------   ---------
          Total                    $4,507,353   4,192,633   3,921,350
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

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statement

                        December 31, 2003, 2002, and 2001

     different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                             DECEMBER 31, 2003
                                                       ----------------------------
                                                          CARRYING
                                                           AMOUNT       FAIR VALUE
                                                       -------------   ------------
Assets:
  Cash and cash equivalents                            $   8,381,184      8,381,184
  Investment securities available for sale                72,812,631     72,812,631
  Investment securities held to maturity                   4,859,713      5,177,539
  Other investments                                        1,652,034      1,652,034
  Loans held for sale                                      1,521,900      1,530,500
  Loans                                                  261,717,830    274,803,722

Liabilities:
  Deposits                                               279,599,968    293,579,966
  Short-term borrowings                                      578,455        578,455
  Federal funds purchased and securities sold under
    repurchase agreements                                 12,383,776     12,383,776
  FHLB advances                                           30,000,000     33,090,314


                                                             DECEMBER 31, 2002
                                                       ----------------------------
                                                          CARRYING
                                                           AMOUNT       FAIR VALUE
                                                       -------------   ------------
Assets:
  Cash and cash equivalents                            $  40,968,994     40,968,994
  Investment securities available for sale                54,818,900     54,818,900
  Investment securities held to maturity                   6,889,304      7,211,476
  Other investments                                        2,389,134      2,389,134
  Loans                                                  303,812,965    320,480,546

Liabilities:
  Deposits                                               336,526,440    354,676,560
  Short-term borrowings                                      931,665        931,665
  Federal funds purchased and securities sold under
    repurchase agreements                                  8,227,114      8,227,114
  FHLB advances                                           30,000,000     31,685,610

     The carrying amounts of cash and cash equivalents, interest-bearing demand and savings accounts, short-term borrowings, and federal funds purchased and securities sold under repurchase agreements are a reasonable estimate of their fair value due to the short-term nature or short term to maturity of these financial instruments. The fair value of investment securities available for sale and investment securities held to maturity is based on quoted market prices and dealer quotes. Fair values of mortgage loans held for sale are determined based on relevant delivery prices in the secondary mortgage market. The fair value of other loans, time deposits, and FHLB advances is estimated by discounting the future cash flows using interest rates currently charged/paid by the Bank for such financial instruments with similar credit risks and maturities.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statement

                        December 31, 2003, 2002, and 2001

     The fair value of Federal Home Loan Bank stock approximates carrying value. Other insignificant investments have been reflected above with fair values equaling carrying values.

     As required by SFAS No. 107, demand deposits are shown at their carrying value. No value has been ascribed to core deposits, which generally bear a low rate of interest or no interest and do not fluctuate in response to changes in interest rates.

     The carrying values and fair values of commitments to extend credit and standby letters of credit are not significant.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(20) RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2003 and 2002 of loans to executive officers, directors, and principal shareholders is as follows:


                            2003            2002
                       -------------   -------------
Balance, January 1     $   6,493,528       5,814,075
Amounts advanced          13,739,745       7,285,879
Repayments                (9,455,286)     (6,606,426)
                       -------------   -------------
Balance, December 31   $  10,777,987       6,493,528
                       =============   =============

     At December 31, 2002, a time deposit of $930,000 of a business controlled by the principal shareholders of the Company was pledged as collateral for a loan with aggregate principal balances of $930,000 made to unrelated parties.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(21) CONDENSED FINANCIAL STATEMENTS OF HABERSHAM BANCORP (PARENT ONLY)

     The parent company only condensed financial statements are presented below:

                            CONDENSED BALANCE SHEETS

                           December 31, 2003 and 2002


                      ASSETS                             2003           2002
                                                     ------------   ------------
Cash                                                 $  2,258,955      1,573,338
Investment in subsidiaries, primarily banks            45,534,970     47,556,356
Other investments                                              --        100,000
Equipment, net                                             99,496        142,898
Other assets                                            1,945,164      1,586,876
                                                     ------------   ------------
Total assets                                         $ 49,838,585     50,959,468
                                                     ============   ============
    LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                     $    159,435        216,014
Shareholders' equity:
    Common stock                                        2,869,278      2,815,093
    Additional paid-in capital                         14,176,580     13,720,900
    Retained earnings                                  32,469,482     33,530,334
    Accumulated other comprehensive income                163,810        677,127
                                                     ------------   ------------
        Total shareholders' equity                     49,679,150     50,743,454
                                                     ------------   ------------
        Total liabilities and shareholders' equity   $ 49,838,585     50,959,468
                                                     ============   ============

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                        CONSOLIDATED STATEMENTS OF INCOME


                                                              YEARS ENDED DECEMBER 31
                                                     ----------------------------------------
                                                         2003           2002          2001
                                                     ------------   -----------   -----------
Income:
    Dividends from banks                             $  4,700,000     1,110,650     1,737,750
    Equity in (loss) earnings of investee                      --       (45,233)      120,336
    Management fees from subsidiaries                     668,666     1,346,508     1,341,936
    Gain on sale of investment securities
      available for sale                                       --       838,355            --
    Gain on sale of CB Financial Corp.
      common stock                                             --       277,182            --
    Gain on sale of other investment                       60,000        50,000            --
    Dividend income                                            --            --        58,791
    Other income                                            2,087        35,137        12,316
                                                     ------------   -----------   -----------
          Total income                                  5,430,753     3,612,599     3,271,129

    Expenses:
      General and administrative                        1,957,856     2,184,360     2,220,716
                                                     ------------   -----------   -----------
          Income before income taxes
            and equity in undistributed
              earnings of subsidiaries                  3,472,897     1,428,239     1,050,413
    Income tax benefit (expense)                          353,134      (108,564)      201,041
                                                     ------------   -----------   -----------
          Income before equity in
            undistributed earnings of
              subsidiaries                              3,826,031     1,319,675     1,251,454

    (Distributions in excess of earnings) equity
      in undistributed earnings of subsidiaries        (1,508,069)    4,510,776     4,091,337
                                                     ------------   -----------   -----------
          Net income                                 $  2,317,962     5,830,451     5,342,791
                                                     ============   ===========   ===========

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                      YEARS ENDED DECEMBER 31
                                              ---------------------------------------
                                                  2003          2002          2001
                                              -----------   -----------   -----------
Cash flows from operating activities:
  Net income                                  $ 2,317,962     5,830,451     5,342,791
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation                                 88,903        65,099        74,215
      Gain on sale of equipment                    (2,087)       (6,268)      (11,544)
      Amortization of intangible assets                --            --        85,212
      Gain on sale of investment
        securities available for sale                  --      (838,355)           --
      Gain on sale of other investment            (60,000)      (50,000)           --
      Gain on sale of CB Financial
        Corp. common stock                             --      (277,182)           --
      (Increase) decrease in other assets        (358,288)       80,746      (199,215)
      (Decrease) increase in other
        liabilities                               (56,579)       56,036       (29,874)
      Equity in loss (earnings) of investee            --        45,233      (120,336)
      Distributions in excess of earnings
        (equity in undistributed earnings)
        of subsidiaries                         1,508,069    (4,510,776)   (4,091,337)
                                              -----------   -----------   -----------
          Net cash provided by
            operating activities                3,437,980       394,984     1,049,912
                                              -----------   -----------   -----------
Cash flows from investing activities:
  Dividends received from other investment             --        62,042        62,042
  Proceeds from sale of CB Financial Corp.
    common stock                                       --     3,308,879            --
  Proceeds from sale of investment
    securities available for sale                      --     2,246,875            --
  Proceeds from sale of other investments         160,000       150,000            --
  Capital contribution to subsidiary                   --            --    (4,000,000)
  Purchase of equipment                           (47,914)      (98,214)      (76,539)
  Proceeds from sale of equipment                   4,500        19,001        12,746
                                              -----------   -----------   -----------
          Net cash provided by (used
            in) investing activities              116,586     5,688,583    (4,001,751)
                                              -----------   -----------   -----------

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001


                                                      YEARS ENDED DECEMBER 31
                                              ---------------------------------------
                                                  2003          2002          2001
                                              -----------   -----------   -----------
Cash flows from financing activities:
    Proceeds from borrowings                           --            --     4,000,000
    Payment of borrowings                              --    (5,773,000)     (177,000)
    Payment of cash dividends                  (3,378,814)     (661,328)     (647,698)
    Proceeds from issuance of common
      stock upon exercise of stock options        509,865     1,420,183            --
                                              -----------   -----------   -----------
          Net cash (used in) provided
            by financing activities            (2,868,949)   (5,014,145)    3,175,302
                                              -----------   -----------   -----------
          Increase in cash                        685,617     1,069,422       223,463
Cash at beginning of year                       1,573,338       503,916       280,453
                                              -----------   -----------   -----------
Cash at end of year                           $ 2,258,955     1,573,338       503,916
                                              ===========   ===========   ===========

     The Department of Banking and Finance requires the prior approval for a bank to pay dividends in excess of 50% of the preceding year's earnings. Based on this limitation, the amount of cash dividends available from the Bank for payment in 2004 is approximately $1,596,000, subject to maintenance of the minimum capital requirements. As a result of this restriction, at December 31, 2003, approximately $43,906,000 of the parent company's investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

                       HABERSHAM BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(22) QUARTERLY FINANCIAL DATA (UNAUDITED)

     The supplemental quarterly financial data for the years ended December 31, 2003 and 2002 is summarized as follows:

                                                         QUARTER ENDED
                                      ---------------------------------------------------
                                       MARCH 31     JUNE 30    SEPTEMBER 30   DECEMBER 31
                                         2003        2003          2003           2003
                                      ----------   ---------   ------------   -----------
Interest income                       $5,900,481   5,788,942      5,373,653     5,221,820
Interest expense                       2,256,984   2,119,777      1,934,152     1,810,754
Net interest income                    3,643,497   3,669,165      3,439,501     3,411,066
Provision for loan losses                262,500     262,500        262,500       162,500
Net income                               758,278     767,730        376,659       415,295
Net income per share - basic                0.27        0.27           0.13          0.15
Net income per share - diluted              0.26        0.27           0.13          0.14

                                       MARCH 31     JUNE 30    SEPTEMBER 30   DECEMBER 31
                                         2002        2002          2002           2002
                                      ----------   ---------   ------------   -----------
Interest income                       $6,934,880   6,832,615      6,600,597     6,425,855
Interest expense                       3,398,847   3,013,660      2,873,817     2,754,763
Net interest income                    3,536,033   3,818,955      3,726,780     3,671,092
Provision for loan losses                291,500     357,500        238,500       419,500
Income from continuing operations      1,289,096     735,386        936,139       532,389
Income from discontinued operations      598,932      80,638      1,213,655       444,216
Net income                             1,888,028     816,024      2,149,794       976,605
Income from continuing operations
    per share - basic                       0.47        0.27           0.33          0.20
Net income per share - basic                0.70        0.30           0.77          0.35
Income from continuing operations
    per share - diluted                     0.46        0.26           0.33          0.19
Net income per share - diluted              0.68        0.29           0.76          0.34

SELECTED FINANCIAL DATA
(In thousands, except share and per share data)

                                                        FOR THE YEARS ENDED DECEMBER 31
                                         2003            2002           2001             2000         1999
SUMMARY OF OPERATIONS
Interest income                       $    22,285    $    26,794    $    34,262     $    37,285    $    28,060
Interest expense                            8,122         12,041         20,403          22,781         14,872
Provision for loan losses                     950          1,307          1,463             955            500
Other income                                3,872          3,963          3,109           2,555          2,445
Other expense                              14,041         12,787         12,290          11,872         12,532

Income from continuing operations           2,318          3,493          2,396           2,903          2,710
Income (loss) from discontinued
 operations                                    --          2,337          3,109             124           (956)
Cumulative effect of
 change in accounting principle                --             --           (162)             --             --
                                      -----------    -----------    -----------     -----------    -----------
Net income                                  2,318          5,830          5,343           3,027          1,754

PER SHARE AMOUNTS
Income from continuing
  operations - diluted                $       .80    $      1.24    $       .88     $      1.08    $      1.04
Income (loss) from discontinued
  operations - diluted                         --            .83           1.14             .04           (.37)
Cumulative effect of change in
  accounting principle - diluted               --             --           (.06)             --             --
                                      -----------    -----------    -----------     -----------    -----------
Net income per common share-diluted   $       .80    $      2.07    $      1.96     $      1.12    $       .67

Dividends                                    1.18            .24            .24             .24            .20
Weighted average number of
 common and common equivalent
 shares outstanding                     2,895,113      2,815,972      2,729,291       2,699,949      2,609,360

AT DECEMBER 31
Total assets                          $   374,714    $   429,411    $   546,503     $   543,108    $   461,976
Earning assets                            342,794        395,047        503,562         504,640        424,663
Loans                                     261,818        303,813        440,527         441,850        365,499
Deposits                                  279,600        336,526        336,360         341,032        317,420
Long-term debt                             30,000         30,000         35,775          21,950          1,950
Shareholders' equity                       49,679         50,743         43,982          38,751         35,429

RATIOS
Return on average assets                      .59%          1.41%          1.22%            .68%           .49%
Return on average equity                     4.49%         12.24%         12.80%           8.21%          5.10%
Dividend payout ratio                      147.50%         11.59%         12.26%          21.41%         29.75%
Average equity to average
 assets ratio                               13.24%         11.52%          9.55%           8.32%          9.64%


Balance sheet amounts have not been adjusted to reflect discontinued operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ORGANIZATION

     Habersham Bancorp (the "Company") owns all of the outstanding stock of Habersham Bank ("Habersham Bank") and The Advantage Group, Inc. Habersham Bank owns all of the outstanding stock of Advantage Insurers, Inc. ("Advantage Insurers") and prior to December 2002, owned all of the outstanding stock of BancMortgage Financial Corp ("BancMortgage"). The Advantage Group, Inc., a non-bank subsidiary providing marketing and advertising services, ceased operation September 30, 2001. Advantage Insurers, which began operations on March 31, 1997, offers a full line of property, casualty, and life insurance products. The Advantage Group, Inc. and Advantage Insurers do not comprise a significant portion of the financial position, results of operations, or cash flows of the Company.

     During the year ended December 31, 2002, the Company sold BancMortgage to the existing management of BancMortgage resulting in a loss of $110,064. The Company's consolidated financial statements have been reclassified to reflect the operations of BancMortgage as discontinued. Management's discussion and analysis, which follows, relates primarily to Habersham Bank.

     The Company's continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, and Gwinnett counties in Georgia. The Company's primary source of revenue is providing loans to businesses and individuals in its market area.

EXECUTIVE SUMMARY

    The Company's primary source of income is interest income from loans and investment securities. During 2003 interest rates remained at historically low levels and management expects interest rates to remain at these levels throughout most of the coming year. Management will continue to focus on maintaining a profitable net interest margin in 2004.

    2003 was a year of transition for Habersham Bancorp. One of the expected results of the sale of BancMortgage on December 5, 2003, was a decrease in total assets of Habersham Bank as approximately $57.8 million of residential home construction and acquisition and development loans which originated from BancMortgage matured or paid-off. The loss of these assets was offset by the redemption at maturity of over $21.4 million in nationally brokered certificates of deposit which are not considered core deposits of the Bank. Cash available has been reinvested in longer term investment securities available for sale.

     Net income was also impacted by the sale of BancMortgage. Interest income and interest expense trended downward over 2003, as the loans originated from BancMortgage matured and paid-out and as the nationally brokered certificates of deposits were redeemed. Additional expense was incurred for the staffing of Habersham Mortgage, a new division of Habersham Bank, and a new branch office in Braselton.

     Management has developed a strategy for asset growth and expansion of its financial services through branching into selective growth markets in North Georgia. Habersham Bank began this expansion program of its traditional banking business with the completion of a branch office in Braselton, Georgia. Braselton is the home of Chateau Elan, a winery and golf community, and an area of rapid growth of residential properties. Additionally, Habersham Bank purchased an existing branch location from a regional bank in the Hickory Flat area of eastern

Cherokee County. The Hickory Flat location is scheduled to open for operation in March 2004 and is to replace the Waleska Office which is scheduled to close during the first quarter of 2004. Cherokee County is considered one of the fastest growing communities in Georgia.

     The following discussion sets forth the major factors that affect the Company's results of operations and financial condition. These comments should be read in conjunction with the consolidated financial statements and related notes.

     This discussion contains forward-looking statements involving risks and uncertainties. Results may differ significantly from that discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks involving the potential adverse effect of unexpected changes in interest rates and the current interest rate environment, loan losses and the adequacy of the Company's loan loss allowance, changes in regulation and legislation, and competition.

CRITICAL ACCOUNTING ESTIMATES

     In reviewing and understanding financial information for the Company, you are encouraged to read and understand the significant accounting policies which are used in preparing the consolidated financial statements of the Company. These policies are described in Note 2 to the consolidated financial statements which are presented elsewhere in this annual report. Of these policies, management believes that the accounting for the allowance for loan losses is the most critical. This is because of the subjective nature of the estimates used in establishing the allowance and the effect these estimates have on the Company's earnings. Because the allowance is replenished by means of a provision for loan losses that is charged as an expense against net income, the estimation of the allowance affects the Company's earnings directly. Losses on loans result from a broad range of causes, from borrower-specific problems to industry issues to the impact of the economic environment. The identification of the factors that lead to default or non-performance under a loan agreement and the estimation of loss in these situations is very subjective. In addition, a dramatic change in the performance of one or a small number of borrowers can have a significant impact in the estimate of losses. As described further below, under "Allowance for Loan Losses", management has implemented a process that has been applied consistently to systematically consider the many variables that impact the estimation of the allowance for loan losses.

     Certain economic factors could have a material impact on the loan loss allowance determination and its adequacy. The depth and duration of any economic recession would have an impact on the credit risk associated with the loan portfolio. Another factor that can impact the determination is a consideration for concentrations in collateral which secure the loan portfolio. The Company's loan portfolio is secured primarily by commercial and residential real estate with such loans comprising approximately 88.3% of the total loan portfolio. While there is a risk that the value of the real estate securing the loans in the portfolio could decrease during an economic recession, the majority of the real estate securing the loan portfolio is 1 - 4 family residential properties which are generally not as affected by downturns in the economy. The Company also has concentrations in mortgages for agribusiness purposes in the poultry industry and in commercial loans for the travel accommodation industry. See "Nonperforming Assets and Past Due Loans."

     The Company will from time to time make unsecured loans. The risk to the Company is greater for unsecured loans as the ultimate repayment of the loan is only dependent on the borrowers ability to pay. The balance of unsecured loans at December 31, 2003 was $8.2 million which does not pose a significant risk to the Company.

    The Company is not aware of any large loan relationships that if defaulted would have a significant impact on the allowance for loan losses.

     Refer to the section entitled "Allowance for Loan Losses" for an additional discussion of the key assumptions and methods used in determining the allowance for loan losses, as well as inherent risks in estimating the allowance.

RESULTS OF OPERATIONS

     Habersham Bancorp's net income was $2,317,962, $5,830,451, and $5,342,791, for the years ended December 31, 2003, 2002, and 2001, respectively, with related diluted earnings per common and common equivalent share of $.80, $2.07, and $1.96, respectively, representing a decrease of 61.35% from 2003 to 2002 and an increase of 5.61% from 2001 to 2002.

     Net income represents a return on average equity of 4.49%, 12.24%, and 12.80% for 2003, 2002, and 2001, respectively.

     During the year ended December 31, 2002, the Company sold BancMortgage to the existing management of BancMortgage resulting in a loss of $110,064. The Company's consolidated financial statements have been reclassified to reflect the operations of BancMortgage as discontinued. Management's discussion and analysis, which follows, relates primarily to Habersham Bank.

                                          2003          2002          2001
Income from continuing operations      $2,317,962    $3,493,010    $2,395,891
Diluted earnings per common and
  common equivalent share              $      .80    $     1.24    $      .88

     The decrease in income from continuing operations for the year ended December 31, 2003, when compared to the year ended December 31, 2002, was primarily due to additional salary and other expenses associated with the establishment of a new mortgage lending division ("Habersham Mortgage") during the first quarter of 2003 and the building and staffing of a new branch located in Braselton, Georgia during the fourth quarter of 2003. Also, contributing to the decrease in income from continuing operations was a decrease in gains on the sale of investment securities and other investments. These decreases were offset somewhat by an increase in the net interest margin for the year ended December 31, 2003 to 3.95% when compared to 3.91% for the year ended December 31, 2002.

     The increase in income from continuing operations for the year ended December 31, 2002, when compared to the year ended December 31, 2001, was primarily the result of improvement in the Company's net interest margin which increased from 3.38% for the year ended December 31, 2001 to 3.91% for the year ended December 31, 2002. In addition, the Company recognized gains on sale of investment securities available for sale of $851,000 for the year ended December 31, 2002 compared to $191,000 for the year ended December 31, 2001. The Company also sold its investment in CB Financial Corp. common stock during 2002 resulting in a gain of $277,182.

NET INTEREST INCOME

     Net interest income is the largest single source of income for the Company. Management strives to attain a level of earning asset growth while providing a net yield on earning assets that will cover overhead and other costs and provide a reasonable return to our shareholders.

                                          2003          2002          2001
Net interest income                   $14,163,229   $14,752,860   $13,859,111

     Net interest income for 2003 decreased approximately $590,000 when compared to 2002 and increased approximately $894,000 when compared to 2001.

     Fluctuations occurring in interest rates and balances in the loan, securities, and deposit portfolios directly impact net interest income. Other borrowings are also impacted by rate movements and balances. Net interest income is impacted by interest income from loans, investment securities, and federal funds sold offset by interest paid on deposits and borrowings.

     During 2003, interest income decreased approximately $4.0 million when compared to 2002 as a result of average loan balances in 2003 decreasing approximately $24.8 million when compared to 2002 in addition to the average loan rates in 2003 decreasing approximately .79% when compared to 2002. The decrease in the loan portfolio is primarily the result of payoffs of real estate construction loans. Interest income on investment securities decreased approximately $499,000 when compared to 2002 primarily due to decreases in the interest yield of approximately 1.17%.

     Interest income on investment securities was also impacted by the declining interest rate environment. The weighted average yield on investment securities was 4.05%, 5.22%, and 5.29%, for the years ended December 31, 2003, 2002, and 2001, respectively. Average yields on federal funds sold were 1.50%, 1.39%, and 3.22%, for the years ended December 31, 2003, 2002, and 2001, respectively.

     Interest expense for 2003 decreased approximately $3.9 million when compared to 2002 as a result of average deposit balances in 2003 decreasing approximately $43.4 million when compared to 2002 in addition to the average deposit rate in 2003 decreasing approximately .84% when compared to 2002. The decrease in the deposit portfolio is primarily the result of the redemption of national market certificates of deposit during the year.

     Interest income decreased approximately $7.5 million or 21.8% in 2002 when compared to 2001 primarily due to decreases in interest rates which significantly impacted the earnings on the Company's loan portfolio. The average yield on the Company's loan portfolio decreased significantly from 9.15% in 2001 to 7.62% in 2002. Additionally during 2002, the Company's loan portfolio decreased approximately $17.7 million due to the sale of construction loans of approximately $31.7 million and decreases in the commercial and consumer portfolios of approximately $11 million offset by new residential and construction loans of approximately $25.0 million.

     The decrease in interest expense of approximately $8.4 million or 41.0% in 2002 when compared to 2001 was primarily due to a continued declining interest rate environment and decreases in average balances of time deposits and borrowings. The average portfolio of time deposits decreased approximately $23.8 million and average borrowings decreased approximately $16.2 million during 2002. The weighted average interest rate paid on deposits in 2002 decreased significantly from 5.32% for the year ended December 31, 2001 to 3.29% for the year ended December 31, 2002 as time deposits repriced at lower rates. The average interest rate paid for borrowings decreased 59 basis points from 5.29% in 2001 to 4.70% in 2002.

     The net interest margin of the Company was 3.95% in 2003, 3.91% in 2002, and 3.38% in 2001. The net interest margin of the Company was maintained during 2003 due to close management of yields earned on loans and investment securities and on rates paid for deposits and borrowings.

CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID

    Average loan balances declined approximately $24.8 million or 8.08% in 2003 from 2002 primarily as a result of the maturity and payoffs of real estate construction and mortgage loans of approximately $40.6 million offset by new commercial loans of approximately $15.8 million.

     Average balances of investment securities increased approximately $10.6 million or 18.72% in 2003 over 2002 as a result of investing the excess cash from loan maturities and payoffs in investment securities. Available for sale mortgage backed and treasury securities purchases totaled approximately $51.5 million offset by proceeds from maturities, sales, and calls of approximately $32.2 million during 2003. Held to maturity investment securities and other stock investments decreased due to the calls and maturities of approximately $1.3 million and $.8 million, respectively. Average federal funds sold increased approximately $444,000 or 13.91% in 2003 over 2002.

     The average balance of deposits, excluding noninterest-bearing deposits, for 2003 decreased by approximately $43.4 million or 14.52% from 2002 and decreased approximately $21.8 million or 6.80% from 2001. The decrease in average deposits for 2003 is primarily due to the redemption at maturity of national market certificates of deposit of approximately $48.5 million offset by increases in money market and savings accounts of approximately $3.7 million and $1.4 million, respectively.

     The following table sets forth the consolidated average balance sheets for the Company, average rates earned on interest-earning assets, average rates paid on interest-bearing liabilities, interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities, and net interest margin. This information is presented for the years ended December 31, 2003, 2002, and 2001.

CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID, CONTINUED


                                                                2003                                      2002
                                            -------------------------------------------  ------------------------------------------
                                               Average          Income/       Average       Average         Income/      Average
                                               Balance         (Expense)     Yield/Cost     Balance        (Expense)     Yield/Cost
                                            ---------------   ------------   ----------  --------------   ------------   ----------
Interest-earning assets:
    Loans, net (1)                          $   282,142,667   $ 19,271,998     6.83%     $  306,940,750   $ 23,380,051     7.62%
    Investment securities (2):
       Taxable                                   49,730,498      1,900,731     3.82%         37,013,214      2,025,239     5.47%
       Tax exempt                                17,394,027        820,122     4.71%         19,528,459        928,576     4.75%
    Federal funds sold                            3,639,083         54,593     1.50%          3,194,367         44,350     1.39%
    Loans held for sale                           2,523,729         97,558     3.87%                  -              -
                                            ---------------   ------------               --------------   ------------
      Total interest-earning assets             355,430,004     22,145,002     6.23%        366,676,790     26,378,216     7.19%
                                            ---------------   ------------               --------------   ------------
Noninterest-earning assets                       34,856,621                                  71,306,128
                                            ---------------                              --------------
        Total assets                        $   390,286,625                              $  437,982,918
                                            ===============                              ==============
Interest-bearing liabilities:
    Money market and NOW                    $    57,534,840       (355,015)    0.62%     $   53,770,339       (495,558)    0.92%
    Savings accounts                              9,298,757        (41,537)    0.45%          7,947,215        (63,280)    0.80%
    Certificates of deposit                     188,858,305     (5,856,071)    3.10%        237,423,845     (9,271,035)    3.90%
                                            ---------------   ------------               --------------   ------------
       Total deposits                           255,691,902     (6,252,623)    2.45%        299,141,399     (9,829,873)    3.29%
    Short-term and other borrowings              39,724,975     (1,869,044)    4.70%         47,023,799     (2,211,214)    4.70%
                                            ---------------   ------------               --------------   ------------
       Total interest-bearing liabilities       295,416,877    ( 8,121,667)    2.75%        346,165,198    (12,041,087)    4.12%
                                            ---------------   ------------               --------------   ------------

Noninterest-bearing liabilities                  43,205,622                                  44,169,231
                                            ---------------                              --------------
        Total liabilities                       338,622,499                                 390,334,429
Shareholders' equity                             51,664,126                                  47,648,489
                                            ---------------                              --------------
       Total liabilities and
          shareholders' equity              $   390,286,625                              $  437,982,918
                                            ===============                              ==============
Net interest income                                           $ 14,023,335                                $ 14,337,129
                                                              ============                                ============
          Net interest margin                                                  3.95%                                       3.91%
                                                                               ====                                        ====

CONSOLIDATED AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND AVERAGE YIELDS EARNED AND RATES PAID, CONTINUED

                                                               2001
                                              -----------------------------------------
                                                 Average        Income/        Average
                                                 Balance       (Expense)     Yield/Cost
                                              ------------   -------------   ----------
Interest-earning assets:
      Loans, net (1)                          $333,320,432   $  30,602,652     9.15%
      Investment securities (2):
         Taxable                                34,133,332       1,902,153     5.57%
         Tax exempt                             20,916,246       1,012,499     4.84%
      Federal funds sold                         1,708,000          55,009     3.22%
                                              ------------   -------------
         Total interest-earning assets         390,078,010      33,572,313     8.61%
                                              ------------   -------------
Noninterest-earning assets                      70,524,835
                                              ------------
         Total assets                         $460,602,845
                                              ============
Interest-bearing liabilities:
      Money market and NOW                    $ 52,263,513        (996,734)    1.91%
      Savings accounts                           7,431,483        (124,870)    1.68%
      Certificates of deposit                  261,260,988     (15,937,259)    6.10%
                                              ------------   -------------
         Total deposits                        320,955,984     (17,058,863)    5.32%
      Short-term and other borrowings           63,238,289      (3,344,112)    5.29%
                                              ------------   -------------
         Total interest-bearing liabilities    384,194,273     (20,402,975)    5.31%
                                              ------------   -------------
Noninterest-bearing liabilities                 34,675,505
                                              ------------
          Total liabilities                    418,869,778
Shareholders' equity                            41,733,067
         Total liabilities and
                                              ------------
            shareholders' equity              $460,602,845
                                              ============
Net interest income                                          $  13,169,338
                                                             =============
            Net interest margin                                                3.38%
                                                                               ====

(1) Interest earnings on nonaccrual loans are included in the foregoing analysis to the extent that such interest earnings had been recorded during 2003, 2002, and 2001.

(2) Average yields for available for sale securities are computed using the historical cost balances. Such yields do not give effect to changes in fair value that are reflected as a component of shareholders' equity.

The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the periods indicated:

                                                          2003 vs. 2002                           2002 vs. 2001
                                                        Increase (Decrease)                    Increase (Decrease)
                                                              Due to                                  Due to
                                          -----------------------------------------   -----------------------------------------
                                            Average       Average                      Average         Average
                                           Volume (1)     Rate (1)          Net       Volume (1)       Rate (1)        Net
                                          ------------  -----------    ------------   -----------    -----------    -----------
Interest Income:
   Loans                                  $(1,889,614)  $(2,218,439)   $(4,108,053)   $(2,413,741)   $(4,808,860)   $(7,222,601)
   Investment securities:
      Taxable                                 695,635      (820,143)      (124,508)       160,409        (37,323)       123,086
      Tax exempt                             (101,386)       (7,068)      (108,454)       (67,169)       (16,754)       (83,923)
   Federal funds sold                           6,182         4,061         10,243         47,861        (58,520)       (10,659)
   Loans held for sale                         97,558            --         97,558             --             --             --
                                          -----------   -----------    -----------    -----------    -----------    -----------
      Total interest-earning assets        (1,191,625)   (3,041,589)    (4,233,214)    (2,272,640)    (4,921,457)    (7,194,097)
                                          ===========   ===========    ===========    ===========    ===========    ===========
Interest Expense:
   Money market and NOW                        34,633      (175,176)      (140,543)        28,780       (529,956)      (501,176)
   Savings accounts                            10,812       (32,555)       (21,743)         8,663        (70,253)       (61,590)
   Certificates of deposit                 (1,894,056)   (1,520,908)    (3,414,964)    (1,454,066)    (5,212,158)    (6,666,224)
   Short-term and other borrowings           (343,045)          875       (342,170)      (857,747)      (275,151)    (1,132,898)
                                          -----------   -----------    -----------    -----------    -----------    -----------
      Total interest-bearing liabilities   (2,191,656)   (1,727,764)    (3,919,420)    (2,274,370)    (6,087,518)    (8,361,888)
                                          ===========   ===========    ===========    ===========    ===========    ===========

   Change in net interest income          $ 1,000,031   $(1,313,825)   $  (313,794)   $     1,730    $ 1,166,061    $ 1,167,791
                                          ===========   ===========    ===========    ===========    ===========    ===========

1) The changes in interest income and/or expense not due solely to rate or volume have been allocated to the rate component.

NONINTEREST INCOME AND NONINTEREST EXPENSE

     Noninterest income in 2003 decreased slightly over 2002. Increases in gain on sale of loans of $615,000 resulted from the creation of Habersham Mortgage, a division of Habersham Bank, which began operation in 2003. During 2002, Habersham Bancorp sold its investments in common stock of FLAG Financial Corp, CB Financial Corp, and Greater Rome for gains of $838,000, $277,000, and $50,000, respectively, in order to focus primarily on enhancing financial services offered at Habersham Bank. This resulted in lower gains on investment securities for 2003.

     Noninterest income in 2002 increased $854,000 or 27.48% when compared to 2001. Noninterest income in 2002 when compared to 2001 increased primarily due to an increase in gains on sales of investment securities available for sale of $660,000 in 2002 compared to 2001. Income from trust services also increased in 2002 to $562,000 from $366,000 in 2001 due to growth in the trust department operations in 2002.

     Noninterest expense in 2003 increased approximately $1,254,000 or 9.81% as compared to 2002. The increase in salaries and employee benefits is due to additional costs associated with the creation of Habersham Mortgage, a division of Habersham Bank and staffing requirements for our new location in Braselton. Occupancy expenses increased due to increased depreciation expense associated with purchases of new mainframe computer hardware and software during the fourth quarter of 2002, in addition to depreciation expense on purchases of new teller machines and software and replacement of personal computers at all locations during 2003.

     Noninterest expense in 2002 increased by approximately $497,000 or 4.05% as compared to 2001. The increase for 2002 was primarily due to increases of $278,000 in salaries and employee benefits and $281,000 in marketing expenses offset by a decrease of approximately $87,000 in outside services expense. Salaries and employee benefits increased primarily as a result of annual salary adjustments and additional staffing requirements. Outside services expense consists of FDIC insurance, legal and professional services, insurance, director fees, and Georgia Department of Banking and Finance fees.

INCOME TAX EXPENSE

     The effective tax rate for the Company decreased during 2003 to 23.87% compared to the effective tax rate during 2002 of 24.43%. The effective tax rate for the year ended December 31, 2001 was 25.48%. Higher tax-exempt income as a percentage of pre-tax income each year is the primary cause for these fluctuations.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses represents a reserve for probable losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with particular emphasis on impaired, non-accruing, past due, and other loans that management believes require special attention. The determination of the allowance for loan losses is subjective and based on consideration of a number of factors and assumptions. As such, the accounting policy followed in the determination of the allowance is considered a critical accounting policy. See "Critical Accounting Estimates."

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

     For loans considered impaired, specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the liquidation of the collateral would not result in repayment of these loans if the loan is collateral dependent or if the present value of expected future cash flows on the loan are less than the balance. In addition to these allocated allowances, the Company has established an unallocated allowance of approximately $289,000 at December 31, 2003. The basis for the unallocated allowance is due to a number of qualitative factors, such as concentrations of credit and changes in the outlook for local and regional economic conditions. Management believes its allowance for loan losses is adequate to absorb losses on loans outstanding at December 31, 2003.

     The allowance for loan losses allocation is based on subjective judgment and estimates and, therefore, is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. The allocation of the allowance for loan losses by loan category at December 31, 2003, 2002, 2001, 2000, and 1999 is as follows:

                                2003                      2002                      2001
                       ------------------------  -----------------------  ------------------------
                                    Percent of               Percent of                Percent of
                                     Loans to                 Loans to                  Loans to
                         Amount     Total loans    Amount    Total loans      Amount   Total loans
                       -----------  -----------  ----------  -----------  ------------ -----------
Commercial, financial
  and agricultural     $   411,359      5.6%     $  372,075     5.6%      $   859,875      7.4%
Real estate              2,315,343     88.3%      2,214,516    87.5%        1,968,745     84.8%
Installment loans
  to individuals           618,639      6.1%        724,794     6.9%          598,657      7.8%
Unallocated                297,761        -         221,924       -           174,600        -
                       -----------    -----      ----------   -----       -----------    -----
  Total                $ 3,643,102    100.0%     $3,533,309   100.0%      $ 3,601,877    100.0%
                       ===========    =====      ==========   =====       ===========    =====

                                  2000                      1999
                         -----------------------  ------------------------
                                     Percent of                Percent of
                                      Loans to                  Loans to
                           Amount    Total loans   Amount      Total loans
                         ----------  -----------  -----------  -----------
Commercial, financial
  and agricultural       $  775,783      6.7%     $   921,585      5.2%
Real estate               2,026,521     86.7%       1,619,563     89.4%
Installment loans
  to individuals            386,883      6.6%         442,005      5.4%
Unallocated                       -        -                -        -
                         ----------    -----      -----------    -----
  Total                  $3,189,187    100.0%     $ 2,983,153    100.0%
                         ==========    =====      ===========    =====

     The Company's provision for loan losses is intended to create an adequate allowance for losses in the loan portfolio at the end of each reporting period. The provision for loan losses was $950,000 in 2003 as compared to $1,307,000 in 2002. Decreases in the loan portfolio due to the maturity and repayments of construction loans originated by BancMortgage resulted in the decrease in the provision.

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

     The following table summarizes, for each of the years in the five year period ended December 31, 2003, selected information related to the allowance for loan losses.

                                            2003           2002           2001           2000           1999
Balance of allowance for loan
 losses at beginning of period          $  3,533,309   $  3,601,877   $  3,189,187   $  2,983,153   $  2,653,070
                                        ------------   ------------   ------------   ------------   ------------
Charge-offs:
 Commercial, financial and
  agricultural                              (329,905)      (372,583)      (481,978)      (266,960)      (117,133)
 Real estate                                (137,861)      (470,433)      (283,163)      (151,517)        (6,106)
 Installment loans to individuals           (660,230)      (670,977)      (444,584)      (324,084)      (141,661)
 Other                                       (20,279)       (33,729)       (47,415)       (43,377)       (32,059)
                                        ------------   ------------   ------------   ------------   ------------
Total charge-offs                         (1,148,275)    (1,547,722)    (1,257,140)      (785,938)      (296,959)
                                        ------------   ------------   ------------   ------------   ------------
Recoveries:
 Commercial, financial and
  agricultural                               130,864         25,759         63,451              -          4,128
 Real estate                                  45,581         25,244         24,720            965         59,570
 Installment loans to individuals            125,179        112,017        105,671         32,052         57,872
 Other                                         6,444          9,134         12,988          3,955          5,472
                                        ------------   ------------   ------------   ------------   ------------
Total recoveries                             308,068        172,154        206,830         36,972        127,042
                                        ------------   ------------   ------------   ------------   ------------
 Net charge-offs                            (840,207)    (1,375,568)    (1,050,310)      (748,966)      (169,917)

 Provision for loan losses                   950,000      1,307,000      1,463,000        955,000        500,000
                                        ------------   ------------   ------------   ------------   ------------
 Balance of allowance for loan
  losses at end of period               $  3,643,102   $  3,533,309   $  3,601,877   $  3,189,187   $  2,983,153
                                        ============   ============   ============   ============   ============
 Average amount of loans                $282,142,667   $306,940,750   $333,320,432   $346,749,588   $255,925,990
                                        ============   ============   ============   ============   ============

 Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                  .30%           .45%           .32%           .22%           .07%

 Ratio of allowance to year-end loans           1.37%          1.15%          1.11%           .57%           .94%

     Net charge-offs amounted to $840,207 in 2003. There were 11 commercial loans charged-off with an average balance of $29,991. Real estate secured loans charged-off totaled 11 with an average balance of $47,200. Installment loans charge-offs totaled 143 with an average charge-off balance of $4,800. Commercial loan recoveries totaled 8 loans for an average amount of $16,000, real estate secured loans recoveries totaled 7 loans for an average amount of $5,000, and installment loan recoveries totaled 104 loans for an average of $1,000.

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

LOANS

     The amount of loans outstanding at December 31 for each of the last five years is set forth in the following table according to type of loan and is net of unamortized loan origination fees and unamortized discount on SBA loans sold. The Company had no foreign loans at December 31 in any of the last five years.

                               2003            2002         2001            2000         1999
Commercial, financial
  and agricultural          $ 14,651,171   $ 17,070,602  $ 23,921,875   $ 25,566,931  $ 16,623,264
Real estate - construction    50,134,674    106,759,853   119,663,535    113,201,531   106,915,963
Real estate - mortgage       184,348,892    162,281,200   156,022,201    218,040,964   174,244,063
Installment loans to
  individuals                 16,355,654     21,294,151    25,531,911     25,287,734    20,168,672
                            ------------   ------------  ------------   ------------  ------------
    Total                   $265,490,391   $307,405,806  $325,139,522   $382,097,160  $317,951,962
                            ============   ============  ============   ============  ============

     Loans decreased approximately $41.9 million or 13.63% in 2003 as compared to 2002. Decreases in the real estate construction portfolio, primarily due to the maturity and payoffs of construction loans in the Atlanta area that had been originated by BancMortgage Financial Corp, were offset by new residential mortgages and commercial real estate. Decreases also occurred in the commercial, financial, and agricultural portfolio and in the consumer lending portfolio due to interest rate and economic pressures.

     The decrease in loans in 2002 resulted primarily from decreases in the commercial and consumer loan portfolios of approximately $6.8 million and $4.2 million, respectively, in addition to the sale of residential mortgages and construction loans of approximately $31.5 million offset by new residential mortgage and construction loans of approximately $24.9 million.

     The following table sets forth the maturities and sensitivities to changes in interest rates of loans at December 31, 2003.

                                                   DUE AFTER
                                      DUE IN       ONE THROUGH    DUE AFTER
                                     ONE YEAR      FIVE YEARS     FIVE YEARS        TOTAL
                                     --------      -----------    ----------        -----
LOAN MATURITY:
  Commercial, financial
  and agricultural .............   $ 10,511,117   $  4,085,115   $     54,939    $ 14,651,171
  Real estate - construction ...     50,134,674              -              -      50,134,674
  Real estate - mortgage .......    115,948,544     64,522,002      3,878,346     184,348,892
  Installment loans to
    individuals ................      5,663,795     10,641,093         50,766      16,355,654
                                   ------------   ------------   ------------    ------------
       TOTAL ...................   $182,258,130   $ 79,248,210   $  3,984,051    $265,490,391
                                   ============   ============   ============    ============

LOAN INTEREST RATE SENSITIVITY:
Loans with:
 Predetermined interest rates ..   $ 53,977,780   $ 78,916,626   $  3,939,649    $136,834,055
 Floating or adjustable
  interest rates ...............    128,280,350        331,584         44,402     128,656,336
                                   ------------   ------------   ------------    ------------
    TOTAL ......................   $182,258,130   $ 79,248,210   $  3,984,051    $265,490,391
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

                                          2003          2002          2001         2000         1999
NONPERFORMING ASSETS:

Accruing loans 90 days past due        $   503,954   $ 2,178,898    $3,031,122   $1,814,820   $  319,731
Nonaccrual                               2,299,796     2,115,485     2,097,964      789,341      623,114
Restructured loans                          26,217       492,064       689,510      709,787      781,803
Other real estate owned                  2,634,673     3,197,020     4,685,704    1,579,245    1,440,084
                                       -----------   -----------   -----------   ----------   ----------
Total nonperforming assets             $ 5,464,640   $ 7,983,467   $10,504,300   $4,893,193   $3,164,732
                                       ===========   ===========   ===========   ==========   ==========

RATIOS:

Nonperforming loans (excluding
  restructured loans) to total loans          1.06%         1.40%         1.58%         .68%         .30%

Nonperforming assets to total loans
  plus other real estate owned                2.04%         2.57%         3.18%        1.28%         .99%
Allowance to nonperforming loans            128.73%        73.82%        61.90%       96.24%      172.97%


     Most of the classifications of nonperforming assets had decreased at December 31, 2003 over December 31, 2002 with the exception of nonaccrual loans. Accruing loans over 90 days at December 31, 2002 consisted primarily of twenty loans collateralized with residential properties which were moved into the other real estate or collected. At December 31, 2003, accruing loans 90 days past due consisted of five real estate secured loans of approximately $263,000 with the remainder in consumer and commercial loans of approximately $126,000 and $114,000, respectively.

     The increase in loans on nonaccrual status during 2003 was primarily due to the movement of approximately $1,633,000 of loans collateralized by 1-4 family residential properties to nonaccrual status during 2003.

     Restructured loans decreased during 2003 due to the reclassification of one note of approximately $492,000 and one note of approximately $26,000 classified as a restructured loan.

     During 2003, additions to other real estate of approximately $1.7 million were offset by sales of other real estate of approximately $2.2 million. At December 31, 2003, other real estate consisted of three properties of approximately $1.6 million which are secured by commercial real estate and thirteen properties of approximately $1 million which are secured by residential properties.

     Accrual of interest is discontinued when either principal or interest becomes 90 days past due unless the loan is both well secured and in the process of collection, or in management's opinion, when reasonable doubt exists as to the full collection of interest or principal. Interest income that would have been recorded on these nonaccrual and restructured loans in accordance with their original terms totaled $217,088, $298,461, and $353,847 in 2003, 2002, and
2001, respectively, compared with interest income recognized of $113,450, $91,914, and $145,584, respectively.

     At December 31, 2003, the Company had no significant loans which management designated as potential problem loans which have not been disclosed above as nonaccrual or past due loans.

     Habersham Bank held a concentration in mortgages for agribusiness purposes in the poultry industry which totaled approximately $5.7 million and $6 million at December 31, 2003 and 2002, or approximately 2.18% and 1.97% of total net loans at December 31, 2003 and 2002, respectively. These mortgages for agribusiness purposes are primarily secured by real estate consisting of residences, poultry houses, and equipment. None of the mortgages are considered individually significant. Habersham Bank held a concentration in commercial loans for the travel accommodation industry which total approximately $19.7 million at December 31, 2003, or approximately 7.41% of total net loans. These loans are primarily secured by commercial real estate.

INVESTMENT SECURITIES

     The Company has classified its investment securities as available for sale and held to maturity. The classification of certain investment securities as available for sale is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. At December 31, 2003 approximately $72.8 million of investment securities were classified as available for sale. Approximately $164,000 of net unrealized gain, net of income taxes, was included in shareholders' equity related to available for sale investment securities.

    The following table sets forth the carrying amounts of investment securities at December 31, 2003, 2002, and 2001.

                                          2003              2002             2001
Investment securities available
  for sale:
    U.S. Treasury                     $14,667,221      $   514,608     $  1,544,065
    U.S. Government agencies           45,272,660       41,589,860       31,131,435
    States & political subdivisions    12,194,882       12,011,458       12,176,829
    Other investments                     677,868          702,974        2,768,062
                                      -----------      -----------     ------------
      Total                           $72,812,631      $54,818,900     $ 47,620,391
                                      ===========      ===========     ============
Investment securities held
    to maturity:
    U.S. Government agencies          $   193,008      $   248,840     $  2,100,963
    States & political subdivisions     4,666,705        6,640,464        7,545,175
                                      -----------      -----------     ------------
      Total                           $ 4,859,713      $ 6,889,304     $  9,646,138
                                      ===========      ===========     ============

     The following table sets forth the maturities of debt investment securities at carrying value at December 31, 2003 and the related weighted yields of such securities on a tax equivalent basis (assuming a 34% tax rate).

                                                      MATURING IN
                                    ONE YEAR       1-5          5-10        AFTER 10
                                    OR LESS       YEARS         YEARS        YEARS
Investment securities available
 for sale:

Carrying value:
 U.S. Treasury                     $        -   $2,653,782   $7,133,201   $ 4,880,238
 U.S. Government agencies                   -    1,300,212    7,079,868    36,892,580
 States & political subdivisions      205,743    1,431,235    3,735,983     6,821,921

Weighted average yields:

 U.S. Treasury                              -%        3.51%        3.66%         4.27%
 U.S. Government agencies                   -%        2.82%        3.81%         4.32%
 States & political subdivisions         5.73%        3.90%        4.77%         4.59%

Investment securities held
 to maturity:

Carrying value:
 U.S. Government agencies          $        -   $   64,505   $   99,447   $    29,056
 States & political subdivisions      505,034    1,648,986      994,312     1,518,373

Weighted average yields:
 U.S. Government agencies                   -%        6.27%        8.31%         5.86%
 States & political subdivisions         4.71%        4.76%        4.64%         4.93%

     No securities were held which represent a combined total for one issuer which is in excess of 10% of the Company's shareholders' equity at December 31, 2003.

DERIVATIVE INSTRUMENTS

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative effect loss of $162,000 on January 1, 2001 to reflect the fair value of forward commitments to sell mortgage-backed securities held by BancMortgage. The provisions of SFAS No. 133 allowed for a one time transfer of investment securities previously classified as held to maturity to available for sale upon adoption. As a result, the Company transferred approximately $999,000 of investment securities previously classified as held to maturity to its available for sale portfolio on January 1, 2001.

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

     At December 31, 2003, other than a minimal amount of interest rate lock commitments to originate mortgage loans for resale, the Company did not have any derivative instruments.

DEPOSITS

     Average deposits decreased approximately $40.0 million and decreased approximately $14.2 million during 2003 and 2002, respectively.

    The following table sets forth the average amount of deposits and average rate paid on such deposits for each category which exceeds 10% of average total deposits for the years ended December 31, 2003, 2002, and 2001.

                                            2003                  2002                2001
                                          AVG. AMT    AVG       AVG. AMT    AVG     AVG. AMT      AVG
                                       OUTSTANDING    RATE    OUTSTANDING   RATE   OUTSTANDING    RATE
Interest-bearing demand deposits       $ 57,534,840   .62%    $ 53,770,339   .92%  $ 52,263,513   1.91%
Nonininterest-bearing demand deposits    39,691,635   n/a       36,264,247   n/a     28,669,906    n/a
Time certificates of deposit            188,858,305  3.10%     237,423,845  3.90%   261,260,988   6.10%

     At December 31, 2003, time certificates of deposit of $100,000 or more totaled $63,730,583. The maturities of all time certificates of deposit over $100,000 are as follows:

3 months or less                       $ 13,290,442
Over 3 but less than 6 months            24,060,994
Over 6 but not more than 12 months       12,128,073
Over 1 year but not more than 5 years    14,251,074
                                       ------------
  TOTAL                                $ 63,730,583
                                       ============

BORROWINGS

     Borrowings increased approximately $3.8 million during 2003 compared to 2002 primarily due to the purchase of federal funds at year-end of approximately $4.2 million. Other short-term borrowings, the treasury note and securities sold under repurchase agreements, decreased approximately $354,000 and $32,000, respectively.

     At December 31, 2003, the Company has a Daily Rate Credit line and a Warehouse line of credit with the Federal Home Loan Bank totaling $230,833,000 of which $30,000,000 was advanced and $200,833,000 was available. Both of these lines of credit are specific collateral agreements. The Daily Rate Credit line is secured by qualifying first mortgage loans, commercial loans, and pledged securities. The Warehouse line of credit is secured by qualifying first mortgage loans. The advances outstanding at December 31, 2003 and 2002 consist of three fixed rate advances of $10,000,000 each that bear interest at 6.72%, 6.02%, and 4.93% and mature in 2005, 2010, and 2011 (callable each year), respectively.

     At December 31, 2003, the Company had available repurchase agreement line of credit commitments with Compass Bank totaling $22,950,000 of which none was advanced. The Company also had available repurchase agreement line of credit commitments with the National Bank of Commerce totaling $1,901,000 at December 31, 2003 of which none was advanced.

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

     Quantitative measures established by regulations to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth below in the table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company meets all capital adequacy requirements to which it is subject.

     As of December 31, 2003, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categories.

     The Company's and the Bank's actual capital amounts and ratios as of December 31, 2003 follow (in thousands):

                                                                                   TO BE WELL
                                                                                  CAPITALIZED
                                                                                  UNDER PROMPT
                                                                                   CORRECTIVE
                                                                FOR CAPITAL          ACTION
                                               ACTUAL         ADEQUACY PURPOSES    PROVISIONS
                                            AMOUNT   RATIO    AMOUNT      RATIO   AMOUNT  RATIO
As of December 31, 2003
Total Capital (to risk-weighted assets):
  Company                                   $50,543  17.26%   $23,433       8%       N/A   N/A
  Habersham Bank                             46,366  15.94%    23,270       8%    $29,087   10%

Tier I Capital (to risk-weighted assets):
  Company                                   $46,954  16.03%   $11,717       4%       N/A   N/A
  Habersham Bank                             42,777  14.71%    11,635       4%    $17,452    6%

Tier I Capital (to average assets):
  Company                                   $46,954  12.34%   $15,224       4%       N/A   N/A
  Habersham Bank                             42,777  11.35%    15,071       4%    $18,838    5%

     While management believes that the current level of capital is sufficient for the current and foreseeable needs of the Company, capital needs are continually evaluated by management.

     Cash dividends were paid at a rate of $.06 per share in March, June, and September of 2003, with a special dividend of $1.00 paid in December of 2003. The special dividend was paid in celebration of Habersham Bank's 100th anniversary coming in 2004 and in light of the favorable tax treatment of dividend income under recent tax law changes.

     Cash dividends were paid at a rate of $.06 per share in each of March, June, September, and December for 2002.

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

INTEREST RATE SENSITIVITY ANALYSIS

                                   DUE IN       DUE AFTER        DUE AFTER       DUE AFTER      DUE AFTER
                                   THREE       THREE THROUGH    SIX THROUGH     ONE THROUGH       FIVE
                                   MONTHS       SIX MONTHS     TWELVE MONTHS     FIVE YEARS       YEARS         TOTAL
INTEREST-EARNING ASSETS:
 Investment securities          $    200,382   $    304,981    $    205,414     $  7,098,720   $69,184,979   $ 76,994,476
 Loans                           132,878,489     24,444,667      24,934,974       79,248,210     3,984,052    265,490,392
                                ------------   ------------    ------------     ------------   -----------   ------------
 Total interest-earning assets   133,078,871     24,749,648      25,140,388       86,346,930    73,169,031    342,484,868
                                ------------   ------------    ------------     ------------   -----------   ------------
INTEREST-BEARING
  LIABILITIES:

Deposits:
  Money market and NOW           59,076,674               -               -                -             -     59,076,674
  Savings                         9,473,852               -               -                -             -      9,473,852
  Certificates of
    deposit                      38,821,434      59,091,492      29,595,506       45,680,059         7,622    173,196,113
  Borrowings                     12,962,231               -               -       10,000,000    20,000,000     42,962,231
                                -----------    ------------    ------------     ------------   -----------   ------------
Total interest-bearing
  liabilities                   120,334,191      59,091,492      29,595,506       55,680,059    20,007,622    284,708,870
                                -----------    ------------    ------------     ------------   -----------   ------------
Excess (deficiency) of
  interest-earning assets
  over interest-
  bearing liabilities           $12,744,680    $(34,341,844)   $ (4,455,118)    $ 30,666,871   $53,161,409   $ 57,775,998
                                ===========    ============    ============     ============   ===========   ============

Cumulative gap                  $12,744,680    $(21,597,164)   $(26,052,282)    $  4,614,589   $57,775,998

Ratio of cumulative gap to
  total cumulative earning-
  assets                               9.58%         (13.68)%        (14.24)%           1.71%        16.87%
Ratio of interest-earning
  assets to interest-bearing
  liabilities                        110.59%          87.96%          87.54%          101.74%       120.29%

     The Company's strategy is to maintain a ratio of interest sensitive assets to interest sensitive liabilities in the range of 80% to 120% at the less-than one-year-time frame. At December 31, 2003, the Company was able to meet such objective. The interest rate sensitivity analysis has a negative one year gap of approximately $26 million (excess of interest-bearing liabilities to interest-earning assets repricing within one year). However, the Company's experience has shown that NOW, money market, and savings deposits of approximately $68.5 million are less sensitive to short term rate movements, thus the negative one year gap is likely lower.

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

     The table below presents in tabular form the contractual balances and the estimated fair value of the Company's balance sheet financial instruments and their expected maturity dates as of December 31, 2003. The expected maturity categories take into consideration historical prepayments experience as well as management's expectations based on the interest rate environment as of December 31, 2003.

MARKET RISK INFORMATION (IN THOUSANDS)

                                                PRINCIPAL/NOTIONAL AMOUNT MATURING IN:                   FAIR
                               2004       2005      2006      2007     2008    THEREAFTER    TOTAL       VALUE
RATE-SENSITIVE ASSETS:
Fixed interest rate
 loans                       $  53,978   $33,608   $33,994   $6,322   $4,992     $ 3,940    $136,834   $ 146,148
Average interest rate             6.27%     6.23%     6.43%    7.24%    6.85%       5.64%       6.35%

Variable interest rate
 loans                         128,280       332         -        -        -          44     128,656     128,656
Average interest rate             5.23%     5.50%        -%       -%       -%        3.89%      5.23%

Fixed interest rate
 securities                        711       481     1,376    2,209    3,033      68,062      75,872      76,190
Average interest rate             5.01%     4.77%     3.25%    4.12%    3.49%       4.29%       4.24%

Variable interest rate
 securities                      1,122         -         -        -        -           -       1,122       1,122
Average interest rate             3.31         -%        -%       -%       -%          -%       3.31%

RATE-SENSITIVE LIABILITIES:
Savings and interest-
  bearing deposits              68,551         -         -        -        -           -      68,551      68,551
Average interest rate              .46%        -%        -%       -%       -%          -%        .46%

Fixed interest rate
  time deposits                127,488    16,268    20,146    6,878    2,388           8     173,176     225,009
Average interest rate             2.98%     4.73%     4.68%    4.96%    4.32           -%       3.52%

Variable interest rate
  time deposits                     20         -         -        -        -           -          20          20
Average interest rate             3.45%        -%        -%       -%       -%          -%       3.45%

Fixed interest rate
  Borrowings                         -    10,000         -        -        -      20,000      30,000      33,090
Average interest rate                -%     6.72%        -%       -%       -%       5.48%       5.89%

Variable interest rate
  borrowings                    12,962         -         -        -        -           -      12,962      12,962
Average interest rate              .86%        -%        -%       -        -%          -%        .86%

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

     The Company has the ability, on a short-term basis, to purchase federal funds from other financial institutions up to $25,000,000. At December 31, 2003, federal funds purchased from other financial institutions total $4,189,000. The Company can borrow funds from the FHLB, subject to eligible collateral of loans. At December 31, 2003, our maximum borrowing capacity from the FHLB was $230,833,000 and the Company had outstanding borrowings of $30,000,000 leaving available unused borrowing capacity of $200,833,000. In addition, the Company has made arrangements with commercial banks for short-term advances up to $24,851,000 under repurchase agreement lines of credit of which none was advanced at December 31, 2003.

     Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayment of loans are strongly influenced by interest rates, general and local economic conditions, and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

     Habersham Bank's liquidity policy requires a minimum ratio of 20% of cash and certain short-term investments to net withdrawable deposit accounts. The Bank's liquidity ratios at December 31, 2003 and 2002 were 33.50% and 21.11%, respectively.

OFF-BALANCE SHEET COMMITMENTS AND CONTRACTUAL OBLIGATIONS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case by case basis. At December 31, 2003, the Company had outstanding loan commitments approximating $45,900,000 and standby letters of credit approximating $3,852,000. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the term of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

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

                                             2004           2005           2006           2007          2008
Commitments on lines of credit             45,900,002              -              -              -              -
Standby letters of credit                   3,851,779              -              -              -              -
Commitments under lease agreements            126,420        114,078         81,040         27,958          4,011
Deposits                                  233,912,287     16,268,443     20,146,357      6,877,652      2,387,607
FHLB advances                                       -     10,000,000              -              -              -
Short-term borrowings                         578,455              -              -              -              -
Federal funds purchased and securities
  sold under repurchased agreements        12,383,776              -              -              -              -
                                         ------------   ------------   ------------   ------------   ------------
 Total commitments and
    contractual obligations              $296,752,719   $ 26,382,521   $ 20,227,397   $  6,905,610   $  2,391,618
                                         ============   ============   ============   ============   ============

     Although management regularly monitors the balance of outstanding commitments to fund loans to ensure funding availability should the need arise, management believes that the risk of all customers fully drawing on all these lines of credit at the same time is remote.

ACCOUNTING PRONOUNCEMENTS

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure about the guarantor's obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company's financial condition or results of operations.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities and Interpretation of ARB No. 51" (FIN 46). In December 2003, the FASB reissued FIN 46 (FIN46R). FIN 46 establishes the criteria for consolidating variable interest entities. The adoption of FIN 46 and FIN 46R is not expected to have a material impact on the consolidated financial statements of the Company as the Company does not have a variable interest in any entity.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a significant effect on the Company's consolidated financial statements.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, and imposes certain additional disclosure requirements. The provisions of SFAS No. 150 are generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not have a significant effect on the Company's consolidated financial statements.

     The common stock of the Company is traded on the Nasdaq Stock Market ("Nasdaq") under the symbol HABC. At December 31, 2003, the Company had approximately 541 shareholders of record. The following table sets forth the high and low sales prices, and the cash dividends paid on, the Company's common stock on a quarterly basis for the last two fiscal years.

2003:            HIGH    LOW    DIVIDEND
Fourth Quarter  $25.50  $22.55  $  1.00
Third Quarter    23.00   19.83     0.06
Second Quarter   21.12   17.31     0.06
First Quarter    19.68   17.08     0.06

2002:             HIGH    LOW   DIVIDEND
Fourth Quarter  $18.50  $16.26  $  0.06
Third Quarter    20.76   17.64     0.06
Second Quarter   22.99   17.65     0.06
First Quarter    17.44   15.75     0.06

     The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Bank to the Company in any year will exceed 50% of the net income of the Bank for the previous calendar year. As of December 31, 2003, the Bank could declare dividends to the Company up to approximately $1,596,000 without regulatory approval.