Form 10-K, Exhibit 13
period 2004-12-31
HABERSHAM BANCORP
filed 2005-03-30
CIK 754597

HABERSHAM BANCORP
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2004, 2003 and 2002

(with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Habersham Bancorp and subsidiaries

We have audited the balance sheet of Habersham Bancorp and subsidiaries as of December 31, 2004 and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Habersham Bancorp and subsidiaries as of December 31, 2003 and 2002, before the restatement described in Note 3, were audited by other auditors whose report, dated January 23, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We also audited the adjustments described in Note 3 that were applied to restate the 2003 and 2002 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

Atlanta, Georgia
February 11, 2005

HABERSHAM BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

Assets
	2004	2003 (as restated)
Cash and cash equivalents	$9,558,770	8,381,184
Investment securities available for sale	70,313,485	72,812,631
Investment securities held to maturity, estimated fair value of $4,370,548 and $5,177,539, respectively	4,111,041	4,859,713
Other investments	2,469,134	1,652,034
Loans held for sale	1,061,700	1,521,900
Loans, net of allowance for loan losses of $3,634,643 and $3,643,102	277,137,222	261,817,830
Premises and equipment, net	9,701,050	9,674,177
Accrued interest receivable	1,593,837	1,783,367
Other real estate	1,289,880	2,634,673
Goodwill	2,488,540	2,488,540
Other assets	6,208,790	7,351,734
Total assets	$385,933,449	374,977,783
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$44,316,403	37,853,329
Money market and NOW accounts	66,381,857	59,076,674
Savings	10,516,549	9,473,852
Time ($100,000 and over)	67,878,559	63,730,583
Other time	103,863,853	109,465,530
Total deposits	292,957,221	279,599,968
Short-term borrowings	786,036	578,455
Federal funds purchased and securities sold under retail repurchase agreements	4,834,631	12,383,776
Federal Home Loan Bank advances	36,000,000	30,000,000
Accrued interest payable	1,639,174	1,873,331
Other liabilities	1,710,593	1,312,903
Total liabilities	337,927,655	325,748,433
Commitments
Stockholders’ equity:
Common stock, $1.00 par value; 10,000,000 shares authorized; 2,900,192 and 2,869,278 shares issued and outstanding	2,900,192	2,869,278
Additional paid-in capital	14,560,488	14,176,580
Retained earnings	30,661,077	32,019,682
Accumulated other comprehensive income (loss)	(115,963)	163,810
Total stockholders’ equity	48,005,794	49,229,350
Total liabilities and stockholders’ equity	$385,933,449	374,977,783

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003 (as restated)	2002 (as restated)
Interest income:
Loans	$17,537,761	19,677,470	23,723,373
Investments:
Taxable securities	2,289,392	1,900,731	2,025,239
Tax exempt securities	751,363	820,122	928,576
Other investments	126,255	139,894	415,731
Federal funds sold	38,648	54,593	44,350
Total interest income	20,743,419	22,592,810	27,137,269
Interest expense:
Time deposits, $100,000 and over	1,607,854	2,243,234	3,469,661
Other deposits	3,143,765	4,009,389	6,360,212
Federal funds purchased and securities sold under repurchase agreements	107,458	77,504	414,427
Short-term and other borrowings, primarily FHLB advances	1,932,428	1,791,540	1,796,787
Total interest expense	6,791,505	8,121,667	12,041,087
Net interest income	13,951,914	14,471,143	15,096,182
Provision for loan losses	482,500	950,000	1,307,000
Net interest income after provision for loan losses	13,469,414	13,521,143	13,789,182
Noninterest income:
Mortgage origination income	1,002,184	808,147	192,800
Service charges on deposit accounts	709,695	802,630	724,295
Other service charges and commissions	185,499	219,534	262,021
Securities gains, net	51,816	211,304	850,869
Gain on sale of other investments	198,641	60,000	50,000
Gain on sale of land	879,453	-	-
Equity in loss of investee	-	-	(45,233)
Gain on sale of CB Financial Corp. common stock	-	-	277,182
Income from Company-owned life insurance	167,361	177,336	177,949
Trust services fees	200,338	439,566	561,583
Other income	1,035,515	771,134	568,216
Total noninterest income	4,430,502	3,489,651	3,619,682
Noninterest expense:
Salaries and employee benefits	8,265,631	7,613,744	6,786,261
Occupancy expenses	1,835,487	1,529,737	1,345,206
Computer services	429,415	390,086	462,786
Other	4,246,351	4,465,819	4,262,330
Total noninterest expense	14,776,884	13,999,386	12,856,583
Earnings from continuing operations before income taxes	3,123,032	3,011,408	4,552,281
Income tax expense	779,759	715,446	1,105,271
Earnings from continuing operations	2,343,273	2,295,962	3,447,010
Discontinued operations:
Earnings from discontinued operations, net of taxes of $1,645,464 in 2002	-	-	2,337,441
Net earnings	$2,343,273	2,295,962	5,784,451

HABERSHAM BANCORP AND SUBSIDIARIES

Consolidated Statements of Earnings (continued)

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003 (as restated)	2002 (as restated)
Earnings from continuing operations per common share - basic	$.81	.81	1.25
Discontinued operations per common share - basic	-	-	.85
Net earnings per common share - basic	$.81	.81	2.10
Earnings from continuing operations per common share - diluted	$.80	.79	1.22
Discontinued operations per common share - diluted	-	-	.83
Net earnings per common share - diluted	$.80	.79	2.05
Weighted average number of common shares outstanding	2,889,004	2,839,063	2,752,242
Weighted average number of common and common equivalent shares outstanding	2,939,951	2,895,113	2,815,972

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003 (as restated)	2002 (as restated)
Net earnings	$2,343,273	2,295,962	5,784,451
Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available for sale arising during period	(249,116)	(574,072)	1,111,205
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	(122,966)	-	-
Reclassification adjustment for (gains) losses on investment securities available for sale	(51,816)	(203,681)	(850,869)
Total other comprehensive income (loss) before tax	(423,898)	(777,753)	260,336
Income taxes related to other comprehensive income:
Unrealized holding gains (losses) on investment securities available for sale arising during period	84,699	195,184	(377,809)
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	41,809	-	-
Reclassification adjustment for (gains) losses on investment securities available for sale	17,617	69,252	289,295
Total income taxes related to other comprehensive income (loss)	144,125	264,436	(88,514)
Total other comprehensive (loss) income, net of tax	(279,773)	(513,317)	171,822
Total comprehensive income	$2,063,500	1,782,645	5,956,273

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2004, 2003 and 2002

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2001, as restated	$2,698,746	12,417,064	27,979,411	505,305	43,600,526
Net earnings, as restated	-	-	5,784,451	-	5,784,451
Unrealized gains on investment securities, net of tax	-	-	-	171,822	171,822
Cash dividends, $.24 per share	-	-	(661,328)	-	(661,328)
Issuance of common stock upon exercise of stock options	116,347	1,303,836	-	-	1,420,183
Balance, December 31, 2002, as restated	2,815,093	13,720,900	33,102,534	677,127	50,315,654
Net earnings, as restated	-	-	2,295,962	-	2,295,962
Unrealized losses on investment securities, net of tax	-	-	-	(513,317)	(513,317)
Cash dividends, $1.18 per share	-	-	(3,378,814)	-	(3,378,814)
Issuance of common stock upon exercise of stock options	54,185	455,680	-	-	509,865
Balance, December 31, 2003, as restated	2,869,278	14,176,580	32,019,682	163,810	49,229,350
Net earnings	-	-	2,343,273	-	2,343,273
Unrealized losses on investment securities, net of tax	-	-	-	(279,773)	(279,773)
Cash dividends, $1.28 per share	-	-	(3,701,878)	-	(3,701,878)
Tax benefit from options exercised	-	50,449	-	-	50,449
Issuance of common stock upon exercise of stock options	30,914	333,459	-	-	364,373
Balance, December 31, 2004	$2,900,192	14,560,488	30,661,077	(115,963)	48,005,794

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003 (as restated)	2002 (as restated)
Cash flows from operating activities:
Net earnings	$2,343,273	2,295,962	5,784,451
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Provision for loan losses	482,500	950,000	1,307,000
Provision for losses on other real estate owned	30,000	-	-
Depreciation expense	921,222	785,687	616,025
(Gain) loss on sale of premises and equipment	(879,453)	(2,087)	8,513
Net amortization (accretion) of premium/discount in investment securities	494,191	663,156	38,307
Securities gains, net	(51,816)	(211,304)	(850,869)
Gain on sale of other investments	(198,641)	(60,000)	(50,000)
Gain on sale of CB Financial Corp. common stock	-	-	(277,182)
Equity in loss of investee	-	-	45,233
Loss (gain) on sale of other real estate	53,415	8,467	(2,481)
Net gain on sale of loans	(1,002,184)	(808,147)	(192,800)
Proceeds from sales of loans	39,701,998	45,776,797	-
Net increase in loans held for sale	(38,239,614)	(46,490,550)	-
Amortization of intangible assets	-	-	4,000
Deferred income tax expense	69,939	(217,846)	(155,276)
Net cash used in discontinued operations	-	-	(25,128,617)
Changes in assets and liabilities:
Decrease in accrued interest receivable	189,530	432,053	438,028
Decrease (increase) in other assets	1,218,242	(929,941)	313,295
Decrease in accrued interest payable	(234,157)	(587,280)	(855,592)
Increase (decrease) in other liabilities	324,061	110,896	818
Net cash provided by (used in) operating activities	5,222,506	1,715,863	(18,957,147)
Cash flows from investing activities:
Investment securities available for sale:
Proceeds from maturities	12,101,837	22,573,728	12,932,887
Proceeds from sales and calls	12,179,914	9,676,024	12,918,166
Purchases	(22,484,240)	(51,486,821)	(32,091,287)
Investment securities held to maturity:
Proceeds from maturities	607,000	1,310,624	2,565,680
Proceeds from calls	100,000	732,700	305,777
Other investments:
Proceeds from sales	500,641	1,434,200	9,257,300
Purchases	(1,119,100)	(637,100)	(5,131,300)
Proceeds from sale of CB Financial Corp. common stock	-	-	3,308,879
Loans:
Proceeds from the sale of loans	-	-	31,721,571
Net (increase) decrease in loans	(16,112,040)	39,506,333	(18,078,687)
Purchases of premises and equipment	(1,021,084)	(3,524,355)	(1,721,102)
Proceeds from sales of premises and equipment	952,442	10,281	331,433
Dividends received from other investments	-	-	62,042
Net additions of other real estate	(120,063)	(76,756)	(67,056)
Proceeds from sale of other real estate	1,691,589	2,169,438	4,450,021
Proceeds from sale of subsidiary, including settlement of intercompany loan	-	-	26,525,226
Net cash provided by discontinued operations	-	-	271,705
Net cash provided by (used in) investing activities	(12,723,104)	21,688,296	47,561,255

HABERSHAM BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003 (as restated)	2002 (as restated)
Cash flows from financing activities:
Net increase (decrease) in deposits	$13,357,253	(56,926,472)	166,154
Net increase (decrease) in short-term borrowings	207,581	(353,210)	662,219
Repayment of other borrowings	-	-	(5,773,000)
Proceeds from FHLB advances	11,000,000	-	-
Repayment of FHLB advances	(5,000,000)	-	-
Net (decrease) increase in federal funds purchased and securities sold under repurchase agreements	(7,549,145)	4,156,662	(22,223,552)
Payment of cash dividends	(3,701,878)	(3,378,814)	(661,328)
Issuance of common stock upon exercise of stock options	364,373	509,865	1,420,183
Net cash provided by discontinued operations	-	-	22,223,887
Net cash provided by (used in) financing activities	8,678,184	(55,991,969)	(4,185,437)
Increase (decrease) in cash and cash equivalents	1,177,586	(32,587,810)	24,418,671
Cash and cash equivalents at beginning of the year	8,381,184	40,968,994	16,550,323
Cash and cash equivalents at end of year	$9,558,770	8,381,184	40,968,994
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$7,025,662	8,708,947	12,896,679
Income taxes	$447,000	650,000	4,080,020
Supplemental disclosures of noncash investing activities:
Other real estate acquired through loan foreclosures	$684,500	1,727,535	2,891,800
Loans granted to facilitate the sale of other real estate	$369,028	188,733	-

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Organization and Basis of Presentation
The consolidated financial statements of Habersham Bancorp and subsidiaries (the “Company”) include the financial statements of Habersham Bancorp and its wholly owned subsidiaries: Habersham Bank (the "Bank”) and The Advantage Group, Inc. The Bank owns 100% of Advantage Insurers, Inc. and, prior to December 2002, 100% of BancMortgage Financial Corp (BancMortgage) - (see note 4). All intercompany accounts and transactions have been eliminated in consolidation.

During 1999, BancMortgage formed a wholly owned subsidiary, BancMortgage Reinsurance Ltd., a reinsurance company incorporated in Turks and Caicos. The subsidiary provided reinsurance to companies offering private mortgage insurance. During 2002, the Company sold BancMortgage to the then existing management of BancMortgage.

The Company’s continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, and Gwinnett counties in Georgia. The Company’s primary source of revenue is interest income on loans to businesses and individuals in its market area.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties. A substantial portion of the Company’s loans is secured by real estate in Habersham, White, and Cherokee Counties and the metropolitan Atlanta area. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changes in real estate market conditions in these areas.

(b)	Interest Rate Risk
The Company’s assets and liabilities are generally monetary in nature and interest rates have an impact on the Company’s performance. The Company manages the effect of interest rates on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits, and other borrowings. However, a significant change in interest rates could have an effect on the Company’s results of operations.

(c)	Discontinued Operations
The consolidated financial statements for all years are presented to separately report results of discontinued operations from results of continuing operations. Disclosures included herein pertain to the Company’s continuing operations unless otherwise noted (see note 4).

(d)	Reclassifications
Certain amounts in 2003 and 2002 have been reclassified to conform to the 2004 presentation.

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

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2)	Summary of Significant Accounting Policies, continued
(b)	Investment Securities, continued

Investment securities classified as available for sale are carried at fair value. The related unrealized gain or loss, net of deferred income taxes, is included as a separate component of shareholders’ equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

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
At December 31, 2004 and 2003, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

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

The Company’s investment in CB Financial Corp. was accounted for using the equity method. Under the equity method, the investment was initially recorded at cost. Subsequently, the carrying amount of the investment was increased to reflect the Company’s share of income of the investee and reduced to reflect the Company’s share of losses of the investee or dividends received from the investee. This investment was sold in 2002 and the Company recognized a gain of $277,182.

(d)	Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2004 and 2003, there were no valuation allowances relating to mortgage loans held for sale.

(e)	Loans
Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses.

Interest on loans is generally recorded over the term of the loans using the simple interest method on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, unless the loan is both well secured and in the process of collection, or when in management’s opinion, reasonable doubt exists as to the full collection of interest or principal. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

Loan origination fees and certain direct origination costs are deferred and capitalized, respectively, and recognized over the life of the loan as an adjustment of the yield on the related loan based on the interest method.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2)	Summary of Significant Accounting Policies, continued
(e)	Loans, continued

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Loans that are determined to be impaired require a valuation allowance equivalent to the amount of the impairment. The valuation allowance is established through the provision for loan losses.

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

The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with SFAS No. 5, Accounting for Contingencies. The following is a description of how each portion of the allowance for loan losses is determined.

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

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial condition of borrowers and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2)	Summary of Significant Accounting Policies, continued
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

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Useful lives for depreciation are three years for computer software and automobiles; primarily 40 years for buildings; ten years for furniture, fixtures, and equipment; and the lease term or the life of the property, whichever is shorter, for leasehold improvements.

(i)	Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price for a bank acquisition over the fair value of its net assets acquired. Goodwill is tested annually for impairment unless events or circumstances arise that would indicate the need for more frequent testing. The impairment tests are performed at the reporting level which in the Bank’s case is effectively the entire entity. There were no goodwill impairment losses in the financial statements.

(j)	Income Taxes

Income taxes are accounted for under the asset and liability method. Provisions for income taxes are based upon amounts reported in the statements of earnings (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences between financial statement and tax bases of assets and liabilities measured using enacted tax rates expected to apply to taxable income in the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k)	Earnings Per Share

Basic earnings per share is computed by dividing net earnings by weighted average shares outstanding. Diluted earnings per share is computed by dividing net earnings by weighted average shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method. Options on 66,500 shares were not included in the diluted earnings per share computation for 2004, as they were antidilutive.

(l)	Comprehensive Income

Other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and the net of tax effect of changes in the fair value of cash flow hedges.

(m)	Segment Information

SFAS No. 131 requires that certain disclosures be made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Prior to the sale of BancMortgage, the Company’s principal segments were banking and mortgage banking. Subsequently, the Company operates primarily as one segment.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2)	Summary of Significant Accounting Policies, continued
(n)	Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net earnings of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 also amends Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in the interim financial information. The Bank adopted the provisions of SFAS No. 148 effective December 31, 2002.

The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, compensation cost is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method included in SFAS No. 123, the Company’s net earnings and earnings per share for 2004, 2003 and 2002 would have been reduced to the pro forma amounts indicated below:

	2004	2003	2002
Net earnings	$2,343,273	2,295,962	5,784,451
Deduct:
Total stock-based compensation expense determined under fair value based method, net of related tax effect	(757,410)	(686,291)	(981,163)
Pro forma net earnings	$1,585,863	1,609,671	4,803,288
Net earnings per common share - basic:
As reported	$.81	.81	2.10
Proforma	$.55	.57	1.75
Net earnings per common share - diluted:
As reported	$.80	.79	2.05
Proforma	$.54	.56	1.71

(o)	Recent Accounting Pronouncements
Meaning of Other-Than-Temporary-Impairment

In March 2004, The Emerging Issues Task Force (“EITF”) issued EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“EITF 03-1”). EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. The disclosure guidance was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004, whereas the recognition and measurement guidance has been deferred. The disclosures required by EITF 03-1 are included in Note 6 to the consolidated financial statements. The Bank did not recognize an impairment loss on any investment in 2004 or 2003.

Share-Based Payment

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)”). SFAS No. 123 (R), Share-Based Payment, requires all share-based payments to employees and directors, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. For the Company, SFAS No. 123 (R) is effective for periods beginning after June 15, 2005. The Company is still evaluating the transition provisions allowed by SFAS No. 123 (R) and expects to adopt it in the third quarter of 2005. The financial statement impact is not expected to be materially different from that shown in the existing pro forma disclosure required under the original SFAS No. 123.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(3)	Restatement of the Consolidated Financial Statements

In April 2004, the Company determined that it had incorrectly recorded compensation expense in years prior to 2004 (beginning in 1998) relating to post-retirement benefit obligations included in deferred compensation agreements the Bank has with certain members of management and its board of directors. The estimates of expense previously recorded by the Company did not include amounts relating to the post-retirement benefit obligations. The impact of this error, net of tax, was $218,000, $115,000, $28,000, $21,000, $46,000 and $22,000 in 1998, 1999, 2000, 2001, 2002 and 2003 respectively. The net unrecorded liability at December 31, 2003 was $714,000 ($450,000, net of tax effects) and is not considered material to the Company’s consolidated financial statements as of December 31, 2003. However, the Bank has been required to reflect the correction as a prior period adjustment in its regulatory reports and, accordingly, the accompanying consolidated balance sheet as of December 31, 2003 has been restated to conform the presentation with the regulatory filing. The Company recorded $382,000 of this amount as an adjustment to opening stockholders’ equity at January 1, 2002 and also restated its 2002 and 2003 statements of earnings to reduce net earnings by the amounts of $46,000 and $22,000, respectively.

The following presents the amounts originally reported as of December 31, 2003 that are affected by the restatement compared to the amounts that are reported in the accompanying financial statements.

	As Originally Reported	As Restated
	(Amounts in thousands)
Other assets	$7,088	7,352
Total assets	374,714	374,978
Other liabilities	599	1,313
Total liabilities	325,034	325,748
Retained earnings	32,469	32,019
Total shareholders’ equity	49,679	49,229
Total liabilities and shareholders’ equity	374,714	374,978

The following presents the amounts originally reported for the years ended December 31, 2003 and 2002 (after reclassifications to conform to the 2004 presentation) that are affected by the restatement compared to the amounts that are reported in the accompanying financial statements.

	As Originally Reported		As Restated
	2003	2002	2003	2002
	(Amounts in thousands, except per share data)
Other noninterest expense	$4,432	4,193	4,466	4,263
Total noninterest expense	13,966	12,787	14,000	12,857
Earnings from continuing operations before income taxes	3,045	4,622	3,011	4,552
Income tax expense	727	1,129	715	1,105
Net earnings	2,318	5,830	2,296	5,784
Earnings from continuing operations:
Basic	.82	1.27	.81	1.25
Diluted	.80	1.24	.79	1.22
Net earnings:
Basic	.82	2.12	.81	2.10
Diluted	.80	2.07	.79	2.05

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)	Discontinued Operations

During the year ended December 31, 2002, the Company sold its mortgage banking subsidiary, BancMortgage Financial Corp., to the then existing management of BancMortgage, resulting in a loss of $110,064. The Company’s consolidated financial statements have been reclassified to reflect the operations of BancMortgage as discontinued for the year ended December 31, 2002. Financial information for the discontinued operations including the loss on sale is as follows:

Net interest income	$4,344,227
Provision for loan losses	(360,619)
Gain on sale of loans	24,901,895
Other income	4,039,416
Salaries and employee benefits	(24,008,524)
Other expense	(4,933,490)
Income tax expense	(1,645,464)
Net earnings	$2,337,441

(5)	Reserve Requirements
At December 31, 2004 and 2003, the Federal Reserve Bank required that the Bank maintain average reserve balances of $572,000 and $576,000, respectively.

(6)	Investment Securities Available for Sale
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasuries	$14,775,597	3,655	157,951	14,621,301
U.S. Government agencies	41,320,858	132,675	447,869	41,005,664
State and political subdivisions	13,519,765	528,097	30,172	14,017,690
Equity securities	750,000	-	81,170	668,830

Total	$70,366,220	664,427	717,162	70,313,485

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasuries	$14,770,436	54,925	158,140	14,667,221
U.S. Government agencies	45,399,109	292,602	419,051	45,272,660
State and political subdivisions	11,644,889	591,844	41,851	12,194,882
Equity securities	750,000	-	72,132	677,868

Total	$72,564,434	939,371	691,174	72,812,631

Proceeds from sales and calls of available for sale securities during 2004, 2003 and 2002 were $12,179,914, $9,676,024 and $12,918,166, respectively.

Gross gains of $77,669, $215,014 and $876,548 were recognized on those sales for 2004, 2003 and 2002, respectively. Gross losses of $25,853, $11,333 and $25,679 were recognized on those sales for 2004, 2003 and 2002, respectively.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(6)	Investment Securities Available for Sale, continued
The following investments available for sale had unrealized losses at December 31, 2004 and 2003 for which other than temporary impairment has not been recognized:

	2004		2003
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
U.S. treasuries	$9,277,959	69,087	8,650,151	158,140
U.S. government agencies	17,011,471	229,602	27,055,607	417,297
State and political subdivisions	1,882,101	17,473	1,889,711	41,851
	28,171,531	316,162	37,595,469	617,288
Unrealized loss for greater than 12 months:
U.S. treasuries	3,986,926	88,864	-	-
U.S. government agencies	11,035,431	218,267	368,105	1,754
State and political subdivisions	720,944	12,699	-	-
Equity securities	668,830	81,170	677,868	72,132
	16,412,131	401,000	1,045,973	73,886
	$44,583,662	717,162	38,641,442	691,174

At December 31, 2004, there were 18 U.S. Treasury, 29 U.S. government agency, and 8 state and political subdivisions securities with an unrealized loss for less than 12 months and 7 U.S. Treasury, 20 U.S. government agency, and 3 state and political subdivisions securities and one equity investment with an unrealized loss for more than 12 months. The total fair value of the securities with an unrealized loss at December 31, 2004 represented 98.58% of their amortized cost; therefore, the impairment is not considered severe. While the duration is dependent on the market, 33% of the duration of the existing unrealized loss could be shortened by the issuing agency calling the securities.

The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$100,000	100,084
Due after one year through five years	3,997,688	4,042,210
Due after five years through ten years	17,346,221	17,363,990
Due after 10 years	48,172,311	48,138,371
Total	$69,616,220	69,644,655

Investment securities available for sale with carrying values of approximately $49,549,000 and $44,527,000 were pledged as collateral at December 31, 2004 and 2003, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Investment Securities Held to Maturity
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$144,900	7,764	-	152,664
State and political subdivisions	3,966,141	251,743	-	4,217,884
Total	$4,111,041	259,507	-	4,370,548

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government agencies	$193,008	12,985	-	205,993
State and political subdivisions	4,666,705	304,841	-	4,971,546
Total	$4,859,713	317,826	-	5,177,539

Proceeds from calls of investment securities held to maturity during 2004, 2003 and 2002 were $100,000, $732,700 and $305,777, respectively. Gross gains of $7,623 were recognized on calls for 2003. There were no gains or losses for 2004.

The amortized cost and estimated fair values of securities held to maturity at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$375,294	377,577
Due after one year through five years	1,363,899	1,452,543
Due after five years through ten years	1,132,754	1,203,928
Due after 10 years	1,239,094	1,336,500
Total	$4,111,041	4,370,548

Investment securities held to maturity with carrying values of approximately $2,821,000 and $3,453,000 were pledged as collateral at December 31, 2004 and 2003, respectively, for public deposits and other deposits, as required by law.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(8)	Loans

Loans at December 31, 2004 and 2003 are summarized as follows:	2004	2003
Real estate:
Construction	$79,673,838	51,053,828
Other	170,533,184	183,429,787
Commercial, financial and agricultural	16,790,560	14,771,944
Consumer installment	13,931,081	16,355,605
	280,928,663	265,611,164
Less:
Unamortized loan origination fees, net	138,250	117,089
Unearned credit life premiums	16,492	29,459
Unamortized discount on SBA loans sold	2,056	3,684
Allowance for loan losses	3,634,643	3,643,102
Total	$277,137,222	261,817,830

Changes in the allowance for loan losses are as follows:

	2004	2003	2002
Balance January 1	$3,643,102	3,533,309	3,601,877
Provision for loan losses	482,500	950,000	1,307,000
Loans charged off	(812,192)	(1,148,275)	(1,547,722)
Recoveries	321,233	308,068	172,154

Balance, December 31	$3,634,643	3,643,102	3,533,309

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2004 and 2003 are as follows:

	2004		2003
	Balance	Allowance Amount	Balance	Allowance Amount
Impaired loans with a related allowance	$3,077,486	263,100	1,823,990	345,450
Impaired loans without a related allowance	$174,978	-	475,806	-

The average amount of impaired loans during 2004, 2003 and 2002 was $1,569,496, $2,446,028 and $3,204,728, respectively. The interest income recognized on such loans was $169,648 in 2004, $113,450 in 2003 and $91,914 in 2002, which approximated the amount of interest received on the cash basis.

As of December 31, 2004 and 2003, Habersham Bank’s loans to customers for agribusiness purposes in the poultry industry were approximately $5.9 million and $5.7 million, respectively. Habersham Bank held a concentration in commercial loans for the travel accommodation industry which totaled approximately $22 million and $19.7 million at December 31, 2004 and 2003, respectively.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(8)	Loans, continued

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. At December 31, 2004 and 2003, the Company had outstanding loan commitments approximating $57,125,000 and $45,900,000, respectively, and standby letters of credit approximating $8,522,000 and $3,852,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

(9)	Premises and Equipment

Premises and equipment are summarized as follows:

	2004	2003
Land	$1,393,677	1,448,000
Buildings	9,292,848	8,915,400
Furniture and equipment	6,370,455	6,248,470

	17,056,980	16,611,870
Less: Accumulated depreciation	7,355,930	6,937,693

Premises and equipment, net	$9,701,050	9,674,177

The Bank has entered into operating lease agreements for equipment. Approximate minimum rentals under such leases are as follows:

2005	$292,545
2006	284,329
2007	259,597
2008	240,481
2009 and thereafter	191,549

$1,268,501

Rental expense was $220,071 in 2004, $169,350 in 2003 and $131,196 in 2002.

(10)	Deposits and Borrowings
At December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

2005	$117,387,430
2006	26,740,550
2007	14,234,179
2008	12,063,789
2009 and thereafter	1,316,464
Total	$171,742,412

Short-term borrowings of $786,036 and $578,455 at December 31, 2004 and 2003, respectively, consists of a U.S. Treasury, tax and loan deposit note.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11)	Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Certain information related to the Company’s securities sold under repurchase agreements is summarized as follows:

	2004	2003
Balance at year-end	$4,287,632	8,194,776
Maximum outstanding during the year	14,058,135	27,642,492
Average outstanding during the year	6,629,749	8,368,577
Weighted average interest rate during the year	.61%	.72%
Weighted average interest rate at end of year	.60%	.60%

At December 31, 2004 and 2003, the Company had available repurchase agreement line of credit commitments with a regional bank totaling $10,085,000 and $22,950,000, respectively. No amounts were outstanding under that commitment at December 31, 2004 and 2003. All securities sold under repurchase agreements are held by independent trustees. The Company also had available repurchase agreement line of credit commitments with another regional bank totaling $1,667,000 and $1,901,000 at December 31, 2004 and 2003, respectively. No amounts were outstanding under that commitment at December 31, 2004 and 2003.  Securities sold under repurchase agreements at December 31, 2004 and 2003 are collateralized by investment securities with aggregate carrying values of approximately $14,069,000 and $11,294,000, respectively.

Federal funds purchased at December 31, 2004 and 2003 amounted to $547,000 and $4,189,000, respectively.

(12)	FHLB Advances
At December 31, 2004, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $230,833,000 of which $36,000,000 was advanced and $194,833,000 was available.

Advances outstanding at December 31, 2004 and 2003 consists of:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
May 26, 2000	$10,000,000	6.72%	5-26-2005	Fixed	Callable each year
March 30, 2000	$10,000,000	6.02%	3-30-2010	Fixed	Callable each year
January 12, 2001	$10,000,000	4.93%	1-12-2011	Fixed	Callable each year
May 21, 2004	$3,000,000	2.57%	5-21-2009	Floating	No call provision
August 26, 2004	$3,000,000	2.61%	8-26-2009	Floating	No call provision

At December 31, 2004, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB, and certain qualifying first mortgage loans with an outstanding balance of approximately $23,965,000.

(13)	Deriviative Instruments and Hedging Activities

The fair value of derivatives is recognized in the financial statements as assets or liabilities. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in the income of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income. The change in fair value of derivative instruments that do not qualify as hedges, are accounted for in the income of the period of the change.

The Company maintains an overall interest rate risk-management strategy that incorporates the limited use of derivative instruments to minimize fluctuations in earnings that are caused by interest rate volatility. The goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation will generally be offset by earnings or loss on the derivative instruments that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(13)	Deriviative Instruments and Hedging Activities, continued

Derivative instruments that are used as part of the Company’s interest-rate risk management strategy include interest rate swap contracts. Interest rate swaps generally involve the exchange of fixed- and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date.

By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically.

The Company’s derivative activities are monitored by its asset/liability management function as part of that group’s oversight of asset/liability and treasury functions. This group is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the overall interest-rate risk management.

During 2004, the Bank entered into two interest rate swap agreements with a regional bank to partially offset the interest rate risk associated with variable rate Federal Home Loan Bank (“FHLB”) borrowings. Each FHLB loan amount is $3 million with quarterly adjustable rates set at 23 basis points above the three month LIBOR. The first swap contract was entered into during the second quarter of 2004 and is for a 4.5% fixed rate on a $3 million notional amount. The swap matures on May 21, 2009. The second swap contract was entered into during the third quarter of 2004 and is for a 4.05% fixed rate on a $3 million notional amount. The swap matures on August 26, 2009.

At December 31, 2004, the swaps are being accounted for as cash flow hedges and the fair values are included in other comprehensive income, net of taxes. At December 31, 2004, the Bank recorded a liability for approximately $123,000 to reflect the fair value of the swaps. No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of earnings.

(14)	Income Taxes
Income tax expense (benefit) relating to continuing operations for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Current:
Federal	$709,820	905,978	1,159,108
State	-	27,314	101,439
Total current	709,820	933,292	1,260,547
Deferred:
Federal	46,183	(186,871)	39,712
State	23,756	(30,975)	(194,988)
Total deferred	69,939	(217,846)	(155,276)
Total	$779,759	715,446	1,105,271

The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to earnings before income taxes as indicated by the following:

	2004	2003	2002
Income tax on earnings before income taxes at statutory rate	$1,061,831	1,023,879	1,547,776
Differences resulting from:
Tax-exempt income	(260,947)	(265,337)	(300,556)
Earnings on cash surrender value of life insurance	(56,903)	(60,294)	(60,503)
State income tax, net of Federal tax effect	15,679	(2,416)	(61,742)
Other	20,099	19,614	(19,704)
	$779,759	715,446	1,105,271

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Income Taxes, continued
At December 31, 2004 and 2003, the significant components of the Company’s net deferred tax assets and liabilities are as follows:

	2004	2003
Deferred tax assets:
Allowance for loan losses	$1,380,089	1,216,879
Other real estate	51,065	163,578
Deferred compensation	391,773	425,877
Furniture, fixtures and equipment due to difference in depreciation methods	76,417	77,345
Unearned credit life premiums	6,261	11,116
Unrealized loss on investment securities available for sale	17,930	-
Unrealized loss on derivative	41,808	-
Other	12,363	1,702
	1,977,706	1,896,497
Deferred tax liabilities:
Unrealized gain on investments securities available for sale	-	(84,387)
Deferred loan fees	(52,480)	(230)
Prepaid expenses	(164,758)	(125,598)
	(217,238)	(210,215)
Net deferred tax asset	$1,760,468	1,686,282

The net deferred tax asset is included in other assets in the consolidated balance sheets.

(15)	Stockholders’ Equity

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and the Bank’s classifications under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notifications from bank regulators categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s capital categories.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(15)	Stockholders’ Equity, continued
The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2004 and 2003 are as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total Capital (to Risk- Weighted Assets):
Company	$49,214	15.91%	24,749	8.00%	N/A	N/A
Bank	$46,840	15.24%	24,580	8.00%	30,725	10.00%
Tier I Capital (to Risk-Weighted Assets):
Company	$45,579	14.73%	12,374	4.00%	N/A	N/A
Bank	$43,205	14.06%	12,290	4.00%	18,435	6.00%
Tier I Capital (to Average Assets):
Company	$45,579	11.62%	15,689	4.00%	N/A	N/A
Bank	$43,205	11.08%	15,591	4.00%	19,488	5.00%
As of December 31, 2003:
Total Capital (to Risk- Weighted Assets):
Company	$50,093	17.10%	23,433	8.00%	N/A	N/A
Bank	$45,916	15.79%	23,270	8.00%	29,087	10.00%
Tier I Capital (to Risk-Weighted Assets):
Company	$46,504	15.88%	11,717	4.00%	N/A	N/A
Bank	$42,327	14.55%	11,635	4.00%	17,452	6.00%
Tier I Capital (to Average Assets):
Company	$46,504	12.22%	15,224	4.00%	N/A	N/A
Bank	$42,327	11.23%	15,071	4.00%	18,838	5.00%

The Department of Banking and Finance requires the prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on this limitation, the amount of cash dividends available from the Bank for payment in 2005 is approximately $1,572,000, subject to maintenance of the minimum capital requirements. As a result of this restriction, at December 31, 2004, approximately $44,060,000 of the parent company’s investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

(16)	Employee Benefit and Stock Option Plans

The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) - (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant’s first 3% of compensation contributed. The Company’s contributions to the plan totaled $145,927 in 2004, $118,772 in 2003 and $171,093 in 2002.

During 1998, the Bank’s board of directors approved the Director’s Retirement Plan (the Plan), a noncontributory retirement plan. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2004 and 2003, the cash surrender values of the life insurance policies totaled $4,691,962 and $4,524,601, respectively, and is included in other assets in the balance sheet.

The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(16)	Employee Benefit and Stock Option Plans, continued

The Company’s Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 253,675 at December 31, 2004.

The following table summarizes information about stock options outstanding at December 31, 2004:

Range of Exercise Prices	Number Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price
$9.69	19,000	1.00	$9.69
13.50	5,000	1.00	13.50
16.50 - 16.88	38,250	2.00	16.77
17.82	77,000	3.00	17.82
18.50 - 19.00	11,250	2.25	18.93
20.60	97,500	5.00	20.60
24.49	66,500	4.00	24.49

	314,500	3.46	19.41

A summary of the status of the Company’s stock option plans and changes during 2004, 2003 and 2002 is presented below:

	2004		2003		2002
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Outstanding at beginning of the year	262,953	$18.21	313,410	$15.23	414,272	$14.22
Granted	97,500	20.60	68,500	24.49	122,500	17.91
Exercised	(36,453)	14.19	(73,655)	12.26	(116,347)	12.19
Terminated	(9,500)	18.53	(45,302)	16.83	(107,015)	17.35
Outstanding at end of year	314,500	19.41	262,953	18.21	313,410	15.23

Except for 25,000 stock options issued under the Outside Directors Stock Option Plan, all stock options were exercisable at December 31, 2004.

The estimated fair value of options granted during 2004, 2003 and 2002 was $11.77, $15.22 and $12.51, respectively, per share. The fair value of options granted under the Company’s fixed stock option plans during 2004, 2003 and 2002 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: expected dividend yield of 3.36%, 2.54% and 1.55% in 2004, 2003 and 2002, respectively; expected volatility of 88% in 2004, 93% in 2003 and 97% in 2002; weighted average risk-free interest rate of 3.75%, 3.35% and 3.03% in 2004, 2003 and 2002, respectively; and an expected weighted average life of five years in 2004, 2003 and 2002.

(17)	Other Expenses

Items comprising other expenses for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Outside services	$1,078,463	988,986	1,071,419
Advertising and public relations	640,151	565,173	745,738
Office supplies	454,593	415,029	406,491
Other	2,073,144	2,496,631	2,038,682
Total	$4,246,351	4,465,819	4,262,330

Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees, and State of Georgia Department of Banking fees.

HABERSHAM BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(18)	Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$9,558,770	9,558,770	8,381,184	8,381,184
Investment securities available for sale	70,313,485	70,313,485	72,812,631	72,812,631
Investment securities held to maturity	4,111,041	4,370,548	4,859,713	5,177,539
Other investments	2,469,134	2,469,134	1,652,034	1,652,034
Loans held for sale	1,061,700	1,076,988	1,521,900	1,530,500
Loans	277,137,222	276,923,710	261,717,830	274,803,722
Liabilities:
Deposits	$292,957,221	293,857,182	279,599,968	293,579,966
Short-term borrowings	786,036	786,036	578,455	578,455
Federal funds purchased and securities sold under repurchase agreements	4,834,631	4,834,631	12,383,776	12,383,776
FHLB advances	36,000,000	37,834,030	30,000,000	33,090,314
Interest rate swaps	122,966	122,966	-	-

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(19)	Related Party Transactions

In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2004 of loans to executive officers, directors, and principal shareholders is as follows:

Balance, January 1	$10,777,987
Amounts advanced	5,167,726
Repayments	(7,550,740)
Balance, December 31	$8,394,973

Deposits from related parties totaled approximately $9,824,000 and $3,672,000 at December 31, 2004 and 2003, respectively.

(20)	Condensed Financial Statements of Habersham Bancorp (Parent Only)
The parent company only condensed financial statements are presented below:

Condensed Balance Sheets

December 31, 2004 and 2003

Assets
	2004	2003 (as restated)
Cash	$431,025	2,258,955
Investment in subsidiaries	45,631,651	45,085,170
Equipment, net	47,847	99,496
Other assets	2,059,701	1,945,164
Total assets	$48,170,224	49,388,785
Liabilities and Stockholders’ Equity
Accounts payable	$164,430	159,435
Stockholders’ equity:
Common stock	2,900,192	2,869,278
Additional paid-in capital	14,560,488	14,176,580
Retained earnings	30,661,077	32,019,682
Accumulated other comprehensive income (loss)	(115,963)	163,810
Total shareholders’ equity	48,005,794	49,229,350
Total liabilities and shareholders’ equity	$48,170,224	49,388,785

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(20)	Condensed Financial Statements of Habersham Bancorp (Parent Only), continued

Condensed Statements of Earnings

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003 (as restated)	2002 (as restated)
Income:
Dividends from banks	$2,300,000	4,700,000	1,110,650
Equity in (loss) earnings of investee	-	-	(45,233)
Management fees from subsidiaries	668,666	668,666	1,346,508
Gains on sale of investment securities available for sale	-	-	838,355
Gain on sale of CB Financial Corp common stock	-	-	277,182
Gains on sale of other investment	-	60,000	50,000
Other income	4,500	2,087	35,137
Total income	2,973,166	5,430,753	3,612,599
Expenses:
General and administrative	1,957,040	1,957,856	2,184,360
Earnings before income taxes and equity in undistributed earning of subsidiaries	1,016,126	3,472,897	1,428,239
Income tax benefit (expense)	482,856	353,134	(108,564)
Earnings before equity in undistributed earnings of subsidiaries	1,498,982	3,826,031	1,319,675
(Distributions in excess of earnings) equity in undistributed earnings of subsidiaries	844,291	(1,530,069)	4,464,776
Net earnings	$2,343,273	2,295,962	5,784,451

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(20)	Condensed Financial Statements of Habersham Bancorp (Parent Only), continued

Condensed Statements of Cash Flows

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003 (as restated)	2002 (as restated)
Cash flows from operating activities:
Net earnings	$2,343,273	2,295,962	5,784,451
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	46,032	88,903	65,099
Gain on sale of equipment	(4,500)	(2,087)	(6,268)
Gain on sale of investment securities available for sale	-	-	(838,355)
Gain on sale of other investment	-	(60,000)	(50,000)
Gain on sale of CB Financial Corp. common stock	-	-	(277,182)
(Increase) decrease in other assets	(79,083)	(358,288)	80,746
(Decrease) increase in other liabilities	4,995	(56,579)	56,036
Equity in loss (earnings) of investee	-	-	45,233
Distributions in excess of earnings (equity in undistributed earnings) of subsidiaries	(844,291)	1,530,069	(4,464,776)
Net cash provided by operating activities	1,466,426	3,437,980	394,984
Cash flows from investing activities:
Dividends received from other investment	-	-	62,042
Proceeds from sale of CB Financial Corp. common stock	-	-	3,308,879
Proceeds from sale of investment securities available for sale	-	-	2,246,875
Proceeds from sale of other investments	-	160,000	150,000
Proceeds from other investment	33,032	-	-
Purchase of equipment	(916)	(47,914)	(98,214)
Proceeds from sale of equipment	11,033	4,500	19,001
Net cash provided by investing activities	43,149	116,586	5,688,583
Cash flows from financing activities:
Payment of borrowings	-	-	(5,773,000)
Payment of cash dividends	(3,701,878)	(3,378,814)	(661,328)
Proceeds from issuance of common stock upon exercise of stock options	364,373	509,865	1,420,183
Net cash (used in) financing activities	(3,337,505)	(2,868,949)	(5,014,145)
(Decrease) increase in cash	(1,827,930)	685,617	1,069,422
Cash at beginning of year	2,258,955	1,573,338	503,916
Cash at end of year	$431,025	2,258,955	1,573,338

HABERSHAM BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(21)	Quarterly Financial Data (Unaudited)
The supplemental quarterly financial data for the years ended December 31, 2004 and 2003 (as restated) is summarized as follows:

	Quarter Ended
	March 31 2004	June 30 2004	September 30 2004	December 31 2004
Interest income	$5,060,119	5,041,600	5,249,292	5,392,407
Interest expense	1,666,929	1,624,401	1,720,941	1,779,233
Net interest income	3,393,191	3,417,199	3,528,351	3,613,174
Provision for loan losses	162,500	120,000	120,000	80,000
Net earnings	359,052	802,329	535,402	646,490
Net earnings per share - basic	0.13	0.28	0.19	0.21
Net earnings per share - diluted	0.12	0.27	0.18	0.21

	March 31 2003	June 30 2003	September 30 2003	December 31 2003
Interest income	$5,984,084	5,872,594	5,452,113	5,284,019
Interest expense	2,256,984	2,119,777	1,934,152	1,810,754
Net interest income	3,727,100	3,752,818	3,517,961	3,473,264
Provision for loan losses	262,500	262,500	262,500	162,500
Net earnings	758,278	767,730	376,659	393,295
Net earnings per share - basic	0.27	0.27	0.13	0.14
Net earnings per share - diluted	0.26	0.27	0.13	0.13