Form 10-K, Exhibit 13
period 2005-12-31
HABERSHAM BANCORP
filed 2006-03-30
CIK 754597

HABERSHAM BANCORP
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Habersham Bancorp and Subsidiaries

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Habersham Bancorp and subsidiaries for the year ended December 31, 2003, were audited by other auditors whose report, dated January 23, 2004, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2005 and 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 8, 2006

Habersham Bancorp and Subsidiaries
Consolidated Balance Sheets
December 31, 2005 and 2004

Assets
	2005	2004
Cash and due from banks	$16,546,422	9,558,770
Federal funds sold	36,320,000	-
Cash and cash equivalents	52,866,422	9,558,770
Investment securities available for sale	73,115,232	70,313,485
Investment securities held to maturity, estimated fair value of $3,514,273 and $4,340,548	3,387,449	4,111,041
Other investments	3,375,424	2,469,134
Loans held for sale	2,119,438	1,061,700
Loans, net of allowance for loan loss of $3,944,525 and $3,634,643	316,773,266	277,137,222
Premises and equipment, net	10,519,442	9,738,959
Accrued interest receivable	2,359,171	1,593,837
Other real estate	2,773,662	1,289,880
Goodwill, net	3,549,780	2,488,540
Other assets	7,591,498	6,170,881
Total assets	$478,430,784	385,933,449
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$92,697,588	44,316,403
Money market and NOW accounts	72,307,257	66,381,857
Savings	12,297,543	10,516,549
Time ($100,000 and over)	88,428,060	67,878,559
Other time	107,031,498	103,863,853
Total deposits	372,761,946	292,957,221
Short-term borrowings	775,442	786,036
Federal funds purchased and securities sold under repurchase agreements	8,423,323	4,834,631
Federal Home Loan Bank advances	42,300,000	36,000,000
Accrued interest payable	1,962,707	1,639,174
Other liabilities	1,950,234	1,710,593
Total liabilities	428,173,652	337,927,655
Commitments
Stockholders’ equity:
Common stock, $1.00 par value; 10,000,000 shares authorized; 2,921,240 and 2,900,192 shares issued and outstanding	2,921,240	2,900,192
Additional paid-in capital	14,723,175	14,560,488
Retained earnings	33,544,763	30,661,077
Accumulated other comprehensive income (loss)	(932,046)	(115,963)
Total stockholders’ equity	50,257,132	48,005,794
Total liabilities and stockholders’ equity	$478,430,784	385,933,449

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest income:
Loans	$22,421,374	17,537,761	19,677,470
Investments:
Taxable securities	2,371,946	2,289,392	1,900,731
Tax exempt securities	807,397	751,363	820,122
Other investments	158,061	126,255	139,894
Federal funds sold	177,491	38,648	54,593
Total interest income	25,936,269	20,743,419	22,592,810
Interest expense:
Time deposits, $100,000 and over	2,091,969	1,607,854	2,243,234
Other deposits	4,291,317	3,143,765	4,009,389
Federal funds purchased and securities sold under repurchase agreements	235,025	107,458	77,504
Short-term and other borrowings, primarily FHLB advances	1,982,027	1,932,428	1,791,540
Total interest expense	8,600,338	6,791,505	8,121,667
Net interest income	17,335,931	13,951,914	14,471,143
Provision for loan losses	330,000	482,500	950,000
Net interest income after provision for loan losses	17,005,931	13,469,414	13,521,143
Noninterest income:
Mortgage origination income	981,045	1,002,166	808,147
Service charges on deposit accounts	701,881	709,695	802,630
Other service charges and commissions	160,656	185,499	219,534
Securities (losses) gains, net	(5,654)	51,816	211,304
Gain on sale of other investments	-	198,641	60,000
Gain on sale of premises and equipment	14,000	879,453	-
Income from Company-owned life insurance	181,775	167,361	177,336
Trust services fees	238,124	200,338	439,566
Other income	1,379,622	1,035,533	771,134
Total noninterest income	3,651,449	4,430,502	3,489,651
Noninterest expense:
Salaries and employee benefits	8,478,019	8,265,631	7,613,744
Occupancy expenses	1,930,771	1,835,487	1,529,737
Computer services	459,544	429,415	390,086
Other	4,326,603	4,246,351	4,465,819
Total noninterest expense	15,194,937	14,776,884	13,999,386
Earnings before income taxes	5,462,443	3,123,032	3,011,408
Income tax expense	1,648,972	779,759	715,446
Net earnings	$3,813,471	2,343,273	2,295,962
Earnings per common share - basic	$1.31	.81	.81
Earnings per common share - diluted	$1.30	.80	.79
Weighted average number of common shares outstanding	2,903,788	2,889,004	2,839,063
Weighted average number of common and common equivalent shares outstanding	2,938,698	2,939,951	2,895,113

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Net earnings	$3,813,471	2,343,273	2,295,962
Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available for sale arising during period	(1,445,125)	(249,116)	(574,072)
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	202,982	(122,966)	-
Reclassification adjustment for (gains) losses on investment securities available for sale	5,654	(51,816)	(203,681)
Total other comprehensive income (loss) before tax	(1,236,489)	(423,898)	(777,753)
Income taxes related to other comprehensive income:
Unrealized holding gains (losses) on investment securities available for sale arising during period	491,343	84,699	195,184
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	(69,014)	41,809	-
Reclassification adjustment for (gains) losses on investment securities available for sale	(1,923)	17,617	69,252
Total income taxes related to other comprehensive income (loss)	420,406	144,125	264,436
Total other comprehensive income (loss), net of tax	(816,083)	(279,773)	(513,317)
Total comprehensive income	$2,997,388	2,063,500	1,782,645

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2005, 2004 and 2003

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2002	$2,815,093	13,720,900	33,102,534	677,127	50,315,654
Net earnings	-	-	2,295,962	-	2,295,962
Change in other comprehensive income, net of tax	-	-	-	(513,317)	(513,317)
Cash dividends, $1.18 per share	-	-	(3,378,814)	-	(3,378,814)
Issuance of common stock upon exercise of stock options	54,185	455,680	-	-	509,865
Balance, December 31, 2003	2,869,278	14,176,580	32,019,682	163,810	49,229,350
Net earnings	-	-	2,343,273	-	2,343,273
Change in other comprehensive income, net of tax	-	-	-	(279,773)	(279,773)
Cash dividends, $1.28 per share	-	-	(3,701,878)	-	(3,701,878)
Tax benefit from options exercised	-	50,449	-	-	50,449
Issuance of common stock upon exercise of stock options	30,914	333,459	-	-	364,373
Balance, December 31, 2004	2,900,192	14,560,488	30,661,077	(115,963)	48,005,794
Net earnings	-	-	3,813,471	-	3,813,471
Change in other comprehensive income, net of tax	-	-	-	(816,083)	(816,083)
Cash dividends, $.32 per share	-	-	(929,785)	-	(929,785)
Tax benefit from options exercised	-	15,534	-	-	15,534
Issuance of common stock upon exercise of stock options	21,048	147,153	-	-	168,201
Balance, December 31, 2005	$2,921,240	14,723,175	33,544,763	(932,046)	50,257,132

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities:
Net earnings	$3,813,471	2,343,273	2,295,962
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	330,000	482,500	950,000
Provision for losses on other real estate owned	-	30,000	-
Depreciation expense	959,014	921,222	785,687
Loss (gain) on sale of premises and equipment	7,343	(879,453)	(2,087)
Net amortization (accretion) of premium/discount in investment securities	366,709	494,191	663,156
Securities (gain) loss, net	5,654	(51,816)	(211,304)
Gain on sale of other investments	-	(198,641)	(60,000)
Loss on sale of other real estate	38,570	53,415	8,467
Net gain on sale of loans	(981,045)	(1,002,184)	(808,147)
Proceeds from sales of loans	40,366,137	39,701,998	45,776,797
Increase in loans held for sale	(40,442,830)	(38,239,614)	(46,490,550)
Amortization of intangible assets	25,860	-	-
Deferred income tax (benefit) expense	(5,123)	69,939	(217,846)
Changes in assets and liabilities, net of effects of purchase acquisition in 2005:
(Increase) decrease in accrued interest receivable	(664,333)	189,530	432,053
(Increase) decrease in other assets	(974,290)	1,256,151	(929,941)
Increase (decrease) in accrued interest payable	269,952	(234,157)	(587,280)
Increase in other liabilities	263,202	324,061	110,896
Net cash provided by operating activities	3,378,291	5,260,415	1,715,863
Cash flows from investing activities, net of effects of purchase acquisition in 2005:
Payment for purchase of LB&T, net of cash acquired $4,631,073	800,889	-	-
Investment securities available for sale:
Proceeds from maturities	10,347,256	12,101,837	22,573,728
Proceeds from sales and calls	5,188,280	12,179,914	9,676,024
Purchases	(16,872,305)	(22,484,240)	(51,486,821)
Investment securities held to maturity:
Proceeds from maturities	144,396	607,000	1,310,624
Proceeds from calls	596,708	100,000	732,700
Other investments:
Proceeds from sales	450,000	500,641	1,434,200
Purchases	(1,356,290)	(1,119,100)	(637,100)
Net (increase) decrease in loans	(27,876,679)	(16,112,040)	39,506,333
Purchases of premises and equipment	(1,451,263)	(1,058,993)	(3,524,355)
Proceeds from sales of premises and equipment	15,622	952,442	10,281
Net additions of other real estate	(906)	(120,063)	(76,756)
Proceeds from sale of other real estate	1,012,650	1,691,589	2,169,438
Net cash (used in) provided by investing activities	$(29,001,642)	(12,761,013)	21,688,296

Habersham Bancorp and Subsidiaries
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from financing activities, net of effects of purchase acquisition in 2005:
Net increase (decrease) in deposits	$59,814,489	13,357,253	(56,926,472)
Net (decrease) increase in short-term borrowings	(10,594)	207,581	(353,210)
Proceeds from FHLB advances	16,300,000	11,000,000	-
Repayment of FHLB advances	(10,000,000)	(5,000,000)	-
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	3,588,692	(7,549,145)	4,156,662
Payment of cash dividends	(929,785)	(3,701,878)	(3,378,814)
Issuance of common stock upon exercise of stock options	168,201	364,373	509,865
Net cash provided by (used in) financing activities	68,931,003	8,678,184	(55,991,969)
Increase (decrease) in cash and cash equivalents	43,307,652	1,177,586	(32,587,810)
Cash and cash equivalents at beginning of the year	9,558,770	8,381,184	40,968,994
Cash and cash equivalents at end of year	$52,866,422	9,558,770	8,381,184
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$8,276,805	7,025,662	8,708,947
Income taxes	$1,430,000	447,000	650,000
Supplemental disclosures of noncash investing activities:
Other real estate acquired through loan foreclosures	$3,026,470	684,500	1,727,535
Loans granted to facilitate the sale of other real estate	$500,260	369,028	188,733

On July 25, 2005, the Company purchased all of the capital stock of Liberty Bank and Trust (Toccoa, Georgia) for $3,830,184, including certain acquisition costs of $194,184.

In conjunction with the acquisition, assets were acquired and liabilities were assumed as follows:

Fair value of assets acquired	$23,891,175
Liabilities	20,060,991
$3,830,184

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Notes to Consolidated Financial Statements

(1)	Organization and Basis of Presentation
The consolidated financial statements of Habersham Bancorp and subsidiaries (the “Company”) include the financial statements of Habersham Bancorp and its wholly owned subsidiaries: Habersham Bank (the “Bank”) and The Advantage Group, Inc. The Bank owns 100% of Advantage Insurers, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

The Company’s continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, Gwinnett and Stephens counties in Georgia. The Company’s primary source of revenue is providing loans to businesses and individuals in its market area.

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

(2)	Summary of Significant Accounting Policies
The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant accounting policies:

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Federal funds are generally sold for one-day periods.

Investment Securities
The Company classifies its investment securities into one of two categories: available for sale or held to maturity.

Investment securities classified as available for sale are carried at fair value. The related unrealized gain or loss, net of deferred income taxes, is included as a separate component of stockholders’ equity. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

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

Other Investments
At December 31, 2005 and 2004, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

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

Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2005 and 2004, there were no valuation allowances relating to mortgage loans held for sale.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. Cash receipts on impaired loans, which are accruing interest, are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the required principal payments have been brought current and, if the future collection of principal is probable, are recognized as interest income thereafter.

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

Other Real Estate
Other real estate includes real estate acquired through foreclosure. Other real estate is carried at the lower of its recorded amount at the date of foreclosure or estimated fair value less costs to sell. Any excess of carrying value of the related loan over the fair value of the real estate at date of foreclosure is charged against the allowance for loan losses. Any expense incurred in connection with holding such real estate or resulting from any writedowns subsequent to foreclosure is included in other noninterest expense.

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

Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price for bank acquisitions over the fair value of the net assets acquired. Goodwill is tested annually for impairment unless events or circumstances arise that would indicate the need for more frequent testing. The impairment tests are performed at the reporting level which in the bank’s case is effectively the entire entity. There were no goodwill impairment losses in the financial statements.

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

Earnings Per Share
Basic earnings per share is computed by dividing net earnings by weighted average shares outstanding. Diluted earnings per share is computed by dividing net earnings by weighted average shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method. Options on 54,500 and 66,500 shares were not included in the diluted earnings per share computation for 2005 and 2004, respectively, as they were antidilutive.

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

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method included in SFAS No. 123, the Company’s net earnings and earnings per share for 2005, 2004 and 2003 would have been reduced to the proforma amounts indicated below:

	2005	2004	2003
Net earnings	$3,813,471	2,343,273	2,295,962
Deduct:
Total stock-based compensation expense determined under fair value based method, net of related tax effect	(1,271,404)	(948,565)	(686,291)
Proforma net earnings	$2,542,067	1,394,708	1,609,671
Net earnings per common share - basic:
As reported	$1.31	.81	.81
Proforma	$.88	.48	.57
Net earnings per common share - diluted:
As reported	$1.30	.80	.79
Proforma	$.87	.47	.56

Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which revises and amends SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees, including stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123(R) is effective for periods beginning after December 15, 2005. The Company will adopt SFAS No. 123(R) in the first quarter of 2006. The financial statement impact of the pronouncement depends on the share-based payments that the Company makes to its employees beginning in 2006, as the fair value of such payments will be recognized in the financial statements.

Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

(3)	Business Combination
On July 25, 2005, the Company consummated an agreement to acquire all of the outstanding shares of Liberty Bank & Trust (“Liberty”) for $3.6 million in cash plus certain acquisition costs totaling $194,000. Additionally, the purchase price could include approximately $789,000 of contingent cash consideration that will be released from escrow only upon the lapse of the expiration period and resolution of the contingencies. The cash proceeds to consummate the purchase were obtained from cash dividends paid to the Company by its bank subsidiary, Habersham Bank. Liberty was a commercial bank based in Toccoa, (Stephens County), Georgia and had total assets of $23.2 million, including total loans of $15 million and total investments of $3.3 million. Additionally, Liberty had $20 million in deposits. The Company accounted for the transaction using the purchase method and accordingly, the purchase price was allocated to assets and liabilities acquired based upon their fair values at the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $1.1 million, none of which will be deductible for income tax purposes. Operations of Liberty are included in the consolidated statements of earnings since its acquisition.

(4)	Reserve Requirements
At December 31, 2005 and 2004, the Federal Reserve Bank required that the Bank maintain average reserve balances of $799,000 and $572,000, respectively.

(5)	Investment Securities Available for Sale
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasuries	$22,916,184	-	473,209	22,442,975
U.S. government agencies	35,499,494	23,613	1,157,411	34,365,696
State and political subdivisions	15,837,581	281,638	121,868	15,997,351
Equity securities	354,181	-	44,971	309,210
Total	$74,607,440	305,251	1,797,459	73,115,232

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. treasuries	$14,775,597	3,655	157,951	14,621,301
U.S. government agencies	41,320,858	132,675	447,869	41,005,664
State and political subdivisions	13,519,765	528,097	30,172	14,017,690
Equity securities	750,000	-	81,170	668,830
Total	$70,366,220	664,427	717,162	70,313,485

Proceeds from sales and calls of available for sale securities during 2005, 2004 and 2003 were $5,188,280, $12,179,914 and $9,676,024, respectively.

Gross gains of $35,802, $77,669 and $215,014 were recognized on those sales for 2005, 2004 and 2003, respectively. Gross losses of $50,737, $25,853 and $11,333 were recognized on those sales for 2005, 2004 and 2003, respectively.

The following investments available for sale have an unrealized loss at December 31, 2005 and 2004 for which an other than temporary impairment has not been recognized:

	2005		2004
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
U.S. treasuries	$11,529,119	201,907	9,277,959	69,087
U.S. government agencies	11,821,579	250,936	17,011,471	229,602
State and political subdivisions	5,677,754	93,448	1,882,101	17,473
	$29,028,452	546,291	28,171,531	316,162

Unrealized loss for greater than 12 months:
U.S. treasuries	$10,907,828	271,302	3,986,926	88,864
U.S. government agencies	20,849,590	906,475	11,035,431	218,267
State and political subdivisions	942,928	28,420	720,944	12,699
Equity securities	309,210	44,971	668,830	81,170
	33,009,556	1,251,168	16,412,131	401,000
	$62,038,008	1,797,459	44,583,662	717,162

At December 31, 2005, there were 24 U.S. Treasury, 36 U.S. government agency, and 23 state and political subdivision securities with an unrealized loss for less than 12 months and 21 U.S. government agency security, 44 U.S. government agency, and 4 state and political subdivision securities and one equity investment with an unrealized loss for more than 12 months. The total fair value of the securities with an unrealized loss at December 31, 2005 represented 97.18% of their amortized cost; therefore, the impairment is not considered severe. While the duration is dependent on the market, the existing unrealized loss could be shortened by the issuing agency calling the securities.

The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$144,764	143,174
Due after one year through five years	8,238,285	8,128,916
Due after five years through ten years	21,278,046	20,958,580
Due after 10 years	44,592,164	43,575,352
Total	$74,253,259	72,806,022

Investment securities available for sale with carrying values of approximately $63,842,000 and $49,549,000 were pledged as collateral at December 31, 2005 and 2004, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(6)	Investment Securities Held to Maturity
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government agencies	$100,164	4,249	-	104,413
State and political subdivisions	3,287,285	122,575	-	3,409,860
Total	$3,387,449	126,824	-	3,514,273

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government agencies	$144,900	7,764	-	152,664
State and political subdivisions	3,966,141	251,743	-	4,217,884
Total	$4,111,041	259,507	-	4,370,548

There were no investments held to maturity at December 31, 2005 and 2004 that had an unrealized loss.

Proceeds from calls of investment securities held to maturity during 2005, 2004 and 2003 were $596,708, $100,000 and $732,700, respectively. Gross gains of $9,281 were recognized on those calls for 2005. Gross gains of $7,623 were recognized on calls for 2003.

The amortized cost and estimated fair values of securities held to maturity at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$-	-
Due after one year through five years	1,693,124	1,739,509
Due after five years through ten years	727,165	765,480
Due after 10 years	967,160	1,009,284
Total	$3,387,449	3,514,273

Investment securities held to maturity with carrying values of approximately $3,107,000 and $2,821,000 were pledged as collateral at December 31, 2005 and 2004, respectively, for public deposits and other deposits, as required by law.

(7)	Loans
Loans at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Real estate:
Construction	$120,872,011	79,673,838
Other	169,649,663	170,533,184
Commercial, financial and agricultural	16,551,300	16,790,560
Consumer installment	13,775,048	13,931,081
	320,848,022	280,928,663
Less:
Unamortized loan origination fees, net	113,738	138,250
Unearned credit life premiums	16,493	16,492
Unamortized discount on SBA loans sold	-	2,056
Allowance for loan losses	3,944,525	3,634,643
Total	$316,773,266	277,137,222

Changes in the allowance for loan losses are as follows:

	2005	2004	2003
Balance, January 1	$3,634,643	3,643,102	3,533,309
Provision for loan losses	330,000	482,500	950,000
Loans charged off	(444,351)	(812,192)	(1,148,275)
Recoveries	209,154	321,233	308,068
Allowance from purchase acquisition	215,079	-	-
Balance, December 31	$3,944,525	3,634,643	3,643,102

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2005 and 2004 are as follows:

	2005		2004
	Balance	Allowance Amount	Balance	Allowance Amount
Impaired loans with a related allowance	$162,609	35,300	3,077,486	263,100
Impaired loans without a related allowance	200,394	-	174,978	-

The average amount of impaired loans during 2005, 2004 and 2003 was $1,014,810, $1,569,496 and $2,446,028, respectively. The interest income recognized on such loans was $37,569 in 2005, $169,648 in 2004 and $113,450 in 2003, which approximated the amount of interest received on the cash basis.

As of December 31, 2005 and 2004, Habersham Bank’s loans to customers for agribusiness purposes in the poultry industry were approximately $4.4 million and $5.9 million, respectively. Habersham Bank held a concentration in commercial loans for the travel accommodation industry, which totaled approximately $14.8 and $22 million at December 31, 2005 and 2004, respectively.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. At December 31, 2005 and 2004, the Company had outstanding loan commitments approximating $78,272,000 and $57,125,000, respectively, and standby letters of credit approximating $7,959,000 and $8,522,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

(8)	Premises and Equipment
Premises and equipment are summarized as follows:

	2005	2004
Land	$1,672,677	1,393,677
Buildings	10,235,771	9,292,848
Construction in progress	98,133	37,909
Furniture and equipment	6,822,951	6,370,455
Total	18,829,532	17,094,889
Less accumulated depreciation	8,310,090	7,355,930
Premises and equipment, net	$10,519,442	9,738,959

The company has entered into operating lease agreements for property. Approximate minimum rentals under such leases are as follows:

2006	$315,156
2007	315,156
2008	302,466
2009	233,131
2010	4,330
$1,170,239

Rental expense was $362,138 in 2005, $220,071 in 2004 and $169,350 in 2003.

(9)	Deposits and Borrowings
At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$144,954,955
2007	24,655,071
2008	9,649,758
2009	12,398,953
2010 and thereafter	3,800,821
$195,459,558

Short-term borrowings of $775,442 and $786,036 at December 31, 2005 and 2004, respectively, consist of a U.S. Treasury, tax and loan deposit note.

(10)	Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Certain information related to the Company’s securities sold under repurchase agreements is summarized as follows:

	2005	2004
Balance at year-end	$8,423,323	4,287,631
Maximum outstanding during the year	13,444,600	14,058,135
Average outstanding during the year	8,265,132	6,629,749
Weighted average interest rate during the year	1.23%	.61%
Weighted average interest rate at end of year	1.25%	.60%

At December 31, 2005 and 2004, the Company had available repurchase agreement line of credit commitments with a regional bank totaling $2,736,000 and $10,085,000, respectively. No amounts were outstanding under that commitment at December 31, 2005 and 2004. All securities sold under repurchase agreements are held by independent trustees. The Company also had available repurchase agreement line of credit commitments with another regional bank totaling $180,000 and $1,667,000 at December 31, 2005 and 2004, respectively. No amounts were outstanding under that commitment at December 31, 2005 and 2004.  Securities sold under repurchase agreements at December 31, 2005 and 2004 are collateralized by investment securities with aggregate carrying values of approximately $11,248,000 and $14,069,000, respectively.

The Company did not have any federal funds purchased at December 31, 2005. Federal funds purchased at December 31, 2004 totaled $547,000. At December 31, 2005 and 2004, the Company had unused lines for overnight borrowings through Federal Funds purchased of $30,000,000 and $29,453,000.

(11)	FHLB Advances
At December 31, 2005, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $42,610,000 of which $42,300,000 was advanced and $310,000 was available.

Advances outstanding at December 31, 2005 consist of:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
March 30, 2000	$10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 21, 2004	3,000,000	4.60%	May 21, 2009	Floating	No call provision
August 26, 2004	3,000,000	4.62%	August 26, 2009	Floating	No call provision
May 17,2005	4,000,000	4.18%	May 19, 2008	Fixed	No call provision
May 19, 2005	3,000,000	3.87%	May 19, 2010	Fixed	Callable each year
August 4, 2005	4,300,000	4.44%	August 4, 2006	Floating	No call provision
August 8, 2005	5,000,000	4.32%	August 8, 2006	Fixed	No call provision
	$42,300,000

At December 31, 2005, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB, cash totaling $300,000 and certain qualifying first mortgage loans with an outstanding balance of $24,478,000.

Advances outstanding at December 31, 2004 consisted of:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
May 26,2000	$10,000,000	6.72%	May 26, 2005	Fixed	Callable each year
March 30, 2000	10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 21, 2004	3,000,000	2.57%	May 21, 2009	Floating	No call provision
August 26, 2004	3,000,000	2.61%	August 26, 2009	Floating	No call provision
	$36,000,000

At December 31, 2004, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB and certain qualifying first mortgage loans with an outstanding balance of $23,965,000.

(12)	Derivative Instruments and Hedging Activities
The fair value of derivatives is recognized in the financial statements as assets or liabilities. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in the income of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income. The change in fair value of derivative instruments that do not qualify as a hedge is accounted for in the income of the period of the change.

The Company maintains an overall interest rate risk-management strategy that incorporates the limited use of derivative instruments to minimize fluctuations in earnings that are caused by interest rate volatility. The goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation will generally be offset by earnings or loss on the derivative instruments that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

Derivative instruments that are used as part of the Company’s interest rate risk-management strategy include interest rate swap contracts. Interest rate swaps generally involve the exchange of fixed- and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date.

By using derivative instruments, the Company is exposed to credit and market risk. If the courterparty fails to perform, credit risk is equal to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically.

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

During 2004, Habersham Bank entered into two interest rate swap agreements with a regional bank to partially offset the interest rate risk associated with variable rate Federal Home Loan Bank (“FHLB”) borrowings. Each FHLB loan amount is $3 million with a quarterly adjustable rates set at 23 basis points above the three-month LIBOR. The first swap contract was entered into during the second quarter of 2004 and is for a 4.5% fixed rate on a $3 million notional amount. The swap matures on May 21, 2009. The second swap contract was entered into during the third quarter of 2004 and is for a 4.05% fixed rate on a $3 million notional amount. The swap matures on August 26, 2009.

The swaps are being accounted for as cash flow hedges at December 31, 2005 and 2004. The fair values are included in other comprehensive income, net of taxes. At December 31, 2005 and 2004, Habersham Bank recorded an asset of approximately $80,000 and a liability of approximately $123,000 to reflect the fair value of the swaps, respectively. No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of earnings.

(13)	Income Taxes
Income tax expense (benefit) relating to continuing operations for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Current:
Federal	$1,493,741	709,820	905,978
State	160,354	-	27,314
Total current	1,654,095	709,820	933,292
Deferred:
Federal	(4,589)	46,183	(186,871)
State	(534)	23,756	(30,975)
Total deferred	(5,123)	69,939	(217,846)
Total	$1,648,972	779,759	715,446

The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to income before income taxes as indicated by the following:

	2005	2004	2003
Income tax on earnings before income taxes at statutory rate	$1,857,231	1,061,831	1,023,879
Differences resulting from:
Tax-exempt income	(278,379)	(260,947)	(265,337)
Earnings on cash surrender value of life insurance	(61,804)	(56,903)	(60,294)
State income tax, net of Federal tax effect	105,481	15,679	(2,416)
Other	26,443	20,099	19,614
	$1,648,972	779,759	715,446

At December 31, 2005 and 2004, the significant components of the Company’s net deferred tax assets and liabilities are as follows:

	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,497,342	1,380,089
Other real estate	108,039	51,065
Deferred compensation	400,273	391,773
Furniture, fixtures and equipment due to difference in depreciation methods	4,450	76,417
Unearned credit life premiums	6,261	6,261
Unrealized loss on investment securities available for sale	507,351	17,930
Loan discount	83,840	-
Unrealized loss on derivative	-	41,808
Other	13,889	12,363
	2,621,445	1,977,706
Deferred tax liabilities:
Unrealized gain on derivative	(27,205)	-
Core deposit intangible	(225,779)	-
Deferred loan fees	(43,175)	(52,480)
Prepaid expenses	(139,287)	(164,758)
	(435,446)	(217,238)
Net deferred tax asset	$2,185,999	1,760,468

The net deferred tax asset is included in other assets in the consolidated balance sheets.

(14)	Stockholders’ Equity
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s capital categories.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004 are as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Capital (to Risk-Weighted Assets):
Company	$50,988	14.29%	28,536	8.00%	N/A	N/A
Bank	$47,720	13.49%	28,302	8.00%	35,377	10.00%
Tier I Capital (to Risk-Weighted Assets):
Company	$47,043	13.19%	14,268	4.00%	N/A	N/A
Bank	$43,775	12.37%	14,151	4.00%	21,226	6.00%
Tier I Capital (to Average Assets):
Company	$47,043	10.30%	18,271	4.00%	N/A	N/A
Bank	$43,775	9.69%	18,079	4.00%	22,599	5.00%

As of December 31, 2004:
Total Capital (to Risk-Weighted Assets):
Company	$49,214	15.91%	24,749	8.00%	N/A	N/A
Bank	$46,840	15.24%	24,580	8.00%	30,725	10.00%
Tier I Capital (to Risk-Weighted Assets):
Company	$45,579	14.73%	12,374	4.00%	N/A	N/A
Bank	$43,205	14.06%	12,290	4.00%	18,435	6.00%
Tier I Capital (to Average Assets):
Company	$45,579	11.62%	15,689	4.00%	N/A	N/A
Bank	$43,205	11.08%	15,591	4.00%	19,488	5.00%

The Department of Banking and Finance requires prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on this limitation, the amount of cash dividends available from the Bank for payment in 2006 is approximately $2,240,000, subject to maintenance of the minimum capital requirements. As a result of this restriction, at December 31, 2005, approximately $44,749,000 of the parent company’s investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

(15)	Employee Benefit and Stock Option Plans
The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) - (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant’s first 3% of compensation contributed. The Company’s contributions to the plan totaled $149,489 in 2005, $145,927 in 2004 and $118,772 in 2003.

During 1998, the Bank’s board of directors approved the Director’s Retirement Plan (the Plan), a noncontributory retirement plan. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2005 and 2004, the cash surrender values of the life insurance policies totaled $4,874,714 and $4,691,962, respectively, and are included in other assets in the balance sheet.

The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

The Company’s Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 203,675 at December 31, 2005.

The following table summarizes information about stock options outstanding at December 31, 2005:

Range of Exercise Prices	Number Outstanding and Exercisable at December 31, 2005	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price
$16.50 - 16.88	36,750	1.00	$16.54
17.82	71,000	3.41	17.82
18.56	1,250	1.00	18.56
20.60	86,500	5.45	20.60
22.95	117,750	6.27	22.95
24.49	54,500	3.00	24.49
	367,750	4.50	$20.98

A summary of the status of the Company’s stock option plans and changes during 2005, 2004 and 2003 is presented below:

	2005		2004		2003
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Outstanding at beginning of the year	314,500	$19.41	262,953	$18.21	313,410	$15.23
Granted	117,750	22.95	97,500	20.60	68,500	24.49
Exercised	(26,500)	11.10	(36,453)	14.19	(73,655)	12.26
Terminated	(38,000)	21.02	(9,500)	18.53	(45,302)	16.83
Outstanding and exercisable at end of year	367,750	20.98	314,500	19.41	262,953	18.21

The estimated fair value of options granted during 2005, 2004 and 2003 was $13.05, $11.77 and $15.22, respectively, per share. The fair value of options granted under the Company’s fixed stock option plans during 2005, 2004 and 2003, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: expected dividend yield of 3.20%, 3.36% and 2.54% in 2005, 2004 and 2003, respectively; expected volatility of 85% in 2005, 88% in 2004 and 93% in 2003; weighted average risk-free interest rate of 4.25%, 3.75% and 3.35% in 2005, 2004 and 2003, respectively; and an expected weighted average life of five years in 2005, 2004 and 2003.

(16)	Other Expenses
Items comprising other expenses for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Outside services	$977,933	1,078,463	988,986
Advertising and public relations	598,857	640,151	565,173
Office supplies	438,765	454,593	415,029
Other	2,311,048	2,073,144	2,496,631
Total	$4,326,603	4,246,351	4,465,819

Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees, and State of Georgia Department of Banking fees.

(17)	Fair Value of Financial Instruments
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

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$52,866,422	52,866,422	9,558,770	9,558,770
Investment securities available for sale	73,115,232	73,115,232	70,313,485	70,313,485
Investment securities held to maturity	3,387,449	3,514,273	4,111,041	4,370,548
Other investments	3,375,424	3,375,424	2,469,134	2,469,134
Loans held for sale	2,119,438	2,127,819	1,061,700	1,076,988
Loans	316,773,266	314,701,278	277,137,222	276,923,710
Interest rate swaps	80,016	80,016	-	-

Liabilities:
Deposits	$372,761,946	373,117,355	292,957,221	293,857,182
Short-term borrowings	775,442	775,442	786,036	786,036
Federal funds purchased and securities sold under repurchase agreements	8,423,323	8,423,323	4,834,631	4,834,631
FHLB advances	42,300,000	42,941,953	36,000,000	37,384,030
Interest rate swaps	-	-	122,966	122,966

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

For derivative instruments, fair value is estimated as the amount that the Company would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

As required by SFAS No. 107, demand deposits are shown at their carrying value. No value has been ascribed to core deposits, which generally bear a low rate of interest or no interest and do not fluctuate in response to changes in interest rates.

The carrying values and fair values of commitments to extend credit and standby letters of credit are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(18)	Related Party Transactions
In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2005 of loans to executive officers, directors, and principal stockholders is as follows:

Balance, January 1	$7,489,541
Amounts advanced	14,791,208
Repayments	(8,202,075)
Balance, December 31	$14,078,674

Deposits from related parties totaled approximately $47,658,000 and $9,824,000 at December 31, 2005 and 2004, respectively.

(19)	Condensed Financial Statements of Habersham Bancorp (Parent Only)
The parent company only condensed financial statements are presented below:

CONDENSED BALANCE SHEETS

Assets
	December 31,
	2005	2004
Cash	$439,968	431,025
Investment in subsidiaries, primarily banks	46,988,993	45,631,651
Other investments	599,990	-
Equipment, net	109,224	47,847
Other assets	2,217,708	2,059,701
Total assets	$50,355,883	48,170,224

Liabilities and Stockholders’ Equity
Accounts payable	$98,751	164,430
Stockholders’ equity:
Common stock	2,921,240	2,900,192
Additional paid-in capital	14,723,175	14,560,488
Retained earnings	33,544,763	30,661,077
Accumulated other comprehensive income	(932,046)	(115,963)
Total stockholders’ equity	50,257,132	48,005,794
Total liabilities and stockholders’ equity	$50,355,883	48,170,224

CONDENSED STATEMENTS OF EARNINGS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Income:
Dividends from banks	$7,500,000	2,300,000	4,700,000
Management fees from subsidiaries	668,666	668,666	668,666
Gains on sale of other investment	-	-	60,000
Other income	29,695	4,500	2,087
Total income	8,198,361	2,973,166	5,430,753
Expenses:
General and administrative	1,766,390	1,957,040	1,957,856
Earnings before income taxes and equity in undistributed earnings of subsidiaries	6,431,971	1,016,126	3,472,897
Income tax benefit	402,314	482,856	353,134
Earnings before equity in undistributed earnings of subsidiaries	6,834,285	1,498,982	3,826,031
(Distributions in excess of earnings) equity in undistributed earnings of subsidiaries	(3,020,814)	844,291	(1,530,069)
Net earnings	$3,813,471	2,343,273	2,295,962

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$3,813,471	2,343,273	2,295,962
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	31,977	46,032	88,903
Gain on sale of equipment	-	(4,500)	(2,087)
Gain on sale of other investment	-	-	(60,000)
(Increase) decrease in other assets	(142,525)	(79,083)	(358,288)
(Decrease) increase in other liabilities	(65,683)	4,995	(56,579)
Distributions in excess of earnings (equity in undistributed earnings) of subsidiaries	3,020,814	(844,291)	1,530,069
Net cash provided by operating activities	6,658,054	1,466,426	3,437,980
Cash flows from investing activities:
Purchase of Liberty Bank & Trust, net of cash acquired of $4,631,073	(563,111)	-	-
Contributions to bank subsidiary	(4,631,073)	-	-
Proceeds from sale of other investments	-	-	160,000
Purchase of other investment	(599,990)	-	-
Proceeds from other investment	-	33,032	-
Purchase of equipment	(93,353)	(916)	(47,914)
Proceeds from sale of equipment	-	11,033	4,500
Net cash (used in) provided by investing activities	(5,887,527)	43,149	116,586
Cash flows from financing activities:
Payment of cash dividends	(929,785)	(3,701,878)	(3,378,814)
Proceeds from issuance of common stock upon exercise of stock options	168,201	364,373	509,865
Net cash used in financing activities	(761,584)	(3,337,505)	(2,868,949)
(Decrease) increase in cash	8,943	(1,827,930)	685,617
Cash at beginning of year	431,025	2,258,955	1,573,338
Cash at end of year	$439,968	431,025	2,258,955

(20)	Quarterly Financial Data (Unaudited)
The supplemental quarterly financial data for the years ended December 31, 2005 and 2004 is summarized as follows:

	Quarter Ended
	March 31 2005	June 30 2005	September 30 2005	December 31 2005
Interest income	$5,562,893	5,993,048	6,902,595	7,477,733
Interest expense	1,852,779	1,947,664	2,248,835	2,551,060
Net interest income	3,710,114	4,045,384	4,653,760	4,926,673
Provision for loan losses	120,000	120,000	90,000	-
Net earnings	706,076	851,374	1,176,956	1,079,065
Net earnings per share - basic	.24	.29	.41	.37
Net earnings per share - diluted	.24	.29	.40	.37

	March 31 2004	June 30 2004	September 30 2004	December 31 2004
Interest income	$5,060,119	5,041,600	5,249,292	5,392,407
Interest expense	1,666,929	1,624,401	1,720,941	1,779,233
Net interest income	3,393,191	3,417,199	3,528,351	3,613,174
Provision for loan losses	162,500	120,000	120,000	80,000
Net earnings	359,052	802,329	535,402	646,490
Net earnings per share - basic	.13	.28	.19	.21
Net earnings per share - diluted	.12	.27	.18	.21