Form 10-K, Exhibit 13
period 2006-12-31
HABERSHAM BANCORP
filed 2007-03-29
CIK 754597

HABERSHAM BANCORP
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2006, 2005 and 2004

(with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Habersham Bancorp and Subsidiaries

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
March 6, 2007

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2006 and 2005

Assets
	2006	2005
Cash and due from banks	$26,119,137	16,546,422
Federal funds sold	64,398,671	36,320,000
Cash and cash equivalents	90,517,808	52,866,422
Investment securities available for sale	84,982,415	73,115,232
Investment securities held to maturity, estimated fair value of $3,367,941 and $3,514,273	3,289,322	3,387,449
Other investments	3,365,224	3,375,424
Loans held for sale	3,183,115	2,119,438
Loans, net of allowance for loan loss of $3,444,789 and $3,944,525	342,816,012	316,773,266
Premises and equipment, net	12,923,720	10,519,442
Accrued interest receivable	2,937,981	2,359,171
Other real estate	537,975	2,773,662
Goodwill, net	3,549,780	3,549,780
Other assets	7,634,932	7,591,498
Total assets	$555,738,284	478,430,784
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$47,286,172	92,697,588
Money market and NOW accounts	86,120,584	72,307,257
Savings	62,200,262	55,449,665
Time ($100,000 and over)	176,651,417	72,864,375
Other time	78,370,325	79,443,061
Total deposits	450,628,760	372,761,946
Short-term borrowings	778,778	775,442
Federal funds purchased and securities sold under repurchase agreements	5,873,955	8,423,323
Federal Home Loan Bank advances	38,000,000	42,300,000
Accrued interest payable	2,979,288	1,962,707
Other liabilities	1,913,382	1,950,234
Total liabilities	500,174,163	428,173,652
Commitments
Stockholders’ equity:
Common stock, $1.00 par value; 10,000,000 shares authorized; 2,968,593 and 2,921,240 shares issued and outstanding	2,968,593	2,921,240
Additional paid-in capital	15,530,587	14,723,175
Retained earnings	37,777,500	33,544,763
Accumulated other comprehensive income (loss)	(712,559)	(932,046)
Total stockholders’ equity	55,564,121	50,257,132
Total liabilities and stockholders’ equity	$555,738,284	478,430,784

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Earnings
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income:
Loans	$29,927,711	22,421,374	17,537,761
Investments:
Taxable securities	2,873,933	2,371,946	2,289,392
Tax exempt securities	982,884	807,397	751,363
Other investments	233,392	158,061	126,255
Federal funds sold	442,118	177,491	38,648
Total interest income	34,460,038	25,936,269	20,743,419
Interest expense:
Time deposits, $100,000 and over	3,949,260	2,091,969	1,607,854
Other deposits	7,116,569	4,291,317	3,143,765
Federal funds purchased and securities sold under repurchase agreements	213,262	235,025	107,458
Short-term and other borrowings, primarily FHLB advances	1,938,568	1,982,027	1,932,428
Total interest expense	13,217,659	8,600,338	6,791,505
Net interest income	21,242,379	17,335,931	13,951,914
Provision for loan losses	-	330,000	482,500
Net interest income after provision for loan losses	21,242,379	17,005,931	13,469,414
Noninterest income:
Mortgage origination income	785,147	981,045	1,002,166
Service charges on deposit accounts	902,238	701,881	709,695
Other service charges and commissions	265,653	260,893	282,367
Securities (losses) gains, net	(13,216)	(5,654)	51,816
Gain on sale of other investments	-	-	198,641
Gain on sale of premises and equipment	83,555	14,000	879,453
Income from Company-owned life insurance	172,116	181,775	167,361
Trust services fees	314,139	238,124	200,338
Other income	1,146,118	1,075,769	938,665
Total noninterest income	3,655,750	3,447,833	4,430,502
Noninterest expense:
Salaries and employee benefits	9,779,789	8,478,019	8,265,631
Occupancy expenses	2,209,495	1,930,771	1,835,487
Computer services	553,849	459,544	429,415
Telephone	444,214	408,838	408,036
Other	4,206,208	3,714,149	3,838,315
Total noninterest expense	17,193,555	14,991,321	14,776,884
Earnings before income taxes	7,704,574	5,462,443	3,123,032
Income tax expense	2,411,665	1,648,972	779,759
Net earnings	$5,292,909	3,813,471	2,343,273
Earnings per common share - basic	$1.80	1.31	.81
Earnings per common share - diluted	$1.77	1.30	.80
Weighted average number of common shares outstanding	2,942,737	2,903,788	2,889,004
Weighted average number of common and common equivalent shares outstanding	2,983,048	2,938,698	2,939,951

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Net earnings	$5,292,909	3,813,471	2,343,273
Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available for sale arising during period	283,072	(1,445,125)	(249,116)
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	36,269	202,982	(122,966)
Reclassification adjustment for (gains) losses on investment securities available for sale	13,216	5,654	(51,816)
Total other comprehensive income (loss) before tax	332,557	(1,236,489)	(423,898)
Income taxes related to other comprehensive income:
Unrealized holding gains (losses) on investment securities available for sale arising during period	(96,244)	491,343	84,699
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	(12,332)	(69,014)	41,809
Reclassification adjustment for (gains) losses on investment securities available for sale	(4,494)	(1,923)	17,617
Total income taxes related to other comprehensive income (loss)	(113,070)	420,406	144,125
Total other comprehensive income (loss), net of tax	219,487	(816,083)	(279,773)
Total comprehensive income	$5,512,396	2,997,388	2,063,500

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2006, 2005 and 2004

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2003	$2,869,278	14,176,580	32,019,682	163,810	49,229,350
Net earnings	-	-	2,343,273	-	2,343,273
Change in other comprehensive income, net of tax	-	-	-	(279,773)	(279,773)
Cash dividends, $1.28 per share	-	-	(3,701,878)	-	(3,701,878)
Tax benefit from options exercised	-	50,449	-	-	50,449
Issuance of common stock upon exercise of stock options	30,914	333,459	-	-	364,373
Balance, December 31, 2004	2,900,192	14,560,488	30,661,077	(115,963)	48,005,794
Net earnings	-	-	3,813,471	-	3,813,471
Change in other comprehensive income, net of tax	-	-	-	(816,083)	(816,083)
Cash dividends, $.32 per share	-	-	(929,785)	-	(929,785)
Tax benefit from options exercised	-	15,534	-	-	15,534
Issuance of common stock upon exercise of stock options	21,048	147,153	-	-	168,201
Balance, December 31, 2005	2,921,240	14,723,175	33,544,763	(932,046)	50,257,132
Net earnings	-	-	5,292,909	-	5,292,909
Change in other comprehensive income, net of tax	-	-	-	219,487	219,487
Cash dividends, $.36 per share	-	-	(1,060,172)	-	(1,060,172)
Tax benefit from options exercised	-	84,280	-	-	84,280
Issuance of common stock upon exercise of stock options	47,353	723,132	-	-	770,485
Balance, December 31, 2006	$2,968,593	15,530,587	37,777,500	(712,559)	55,564,121

See accompanying notes to consolidated financial statements.

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net earnings	$5,292,909	3,813,471	2,343,273
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	-	330,000	482,500
Provision for losses on other real estate owned	16,500	-	30,000
Depreciation expense	1,052,771	959,014	921,222
Loss (gain) on sale of premises and equipment	(83,555)	7,343	(879,453)
Net amortization (accretion) of premium/discount in investment securities	133,912	366,709	494,191
Securities (gain) loss, net	13,216	5,654	(51,816)
Gain on sale of other investments	-	-	(198,641)
(Gain) loss on sale of other real estate	(15,454)	38,570	53,415
Net gain on sale of loans	(785,147)	(981,045)	(1,002,184)
Proceeds from sales of loans	33,611,309	40,366,137	39,701,998
Increase in loans held for sale	(33,889,839)	(40,442,830)	(38,239,614)
Amortization of intangible assets	62,064	25,860	-
Deferred income tax (benefit) expense	189,186	(5,123)	69,939
Changes in assets and liabilities, net of effects of purchase acquisition in 2005:
(Increase) decrease in accrued interest receivable	(578,810)	(664,333)	189,530
(Increase) decrease in other assets	(371,485)	(974,290)	1,256,151
Increase (decrease) in accrued interest payable	1,016,581	269,952	(234,157)
Increase in other liabilities	27,769	263,202	324,061
Net cash provided by operating activities	5,691,927	3,378,291	5,260,415
Cash flows from investing activities, net of effects of purchase acquisition in 2005:
Payment for purchase of LB&T, net of cash acquired $4,631,073	-	800,889	-
Investment securities available for sale:
Proceeds from maturities	6,767,710	10,347,256	12,101,837
Proceeds from sales and calls	2,013,278	5,188,280	12,179,914
Purchases	(20,512,685)	(16,872,305)	(22,484,240)
Investment securities held to maturity:
Proceeds from maturities	31,801	144,396	607,000
Proceeds from calls	80,000	596,708	100,000
Other investments:
Proceeds from sales	553,500	450,000	500,641
Purchases	(543,300)	(1,356,290)	(1,119,100)
Net increase in loans	(27,098,118)	(27,876,679)	(16,112,040)
Purchases of premises and equipment	(3,592,734)	(1,451,263)	(1,058,993)
Proceeds from sales of premises and equipment	219,240	15,622	952,442
Net additions of other real estate	-	(906)	(120,063)
Proceeds from sale of other real estate	3,309,672	1,012,650	1,691,589
Net cash used in investing activities	$(38,771,636)	(29,001,642)	(12,761,013)

HABERSHAM BANCORP AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from financing activities, net of effects of purchase acquisition in 2005:
Net increase in deposits	$77,866,814	59,814,489	13,357,253
Net (decrease) increase in short-term borrowings	3,336	(10,594)	207,581
Proceeds from FHLB advances	8,000,000	16,300,000	11,000,000
Repayment of FHLB advances	(12,300,000)	(10,000,000)	(5,000,000)
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	(2,549,368)	3,588,692	(7,549,145)
Payment of cash dividends	(1,060,172)	(929,785)	(3,701,878)
Issuance of common stock upon exercise of stock options	770,485	168,201	364,373
Net cash provided by financing activities	70,731,095	68,931,003	8,678,184
Increase in cash and cash equivalents	37,651,386	43,307,652	1,177,586
Cash and cash equivalents at beginning of the year	52,866,422	9,558,770	8,381,184
Cash and cash equivalents at end of year	$90,517,808	52,866,422	9,558,770
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$12,201,078	8,276,805	7,025,662
Income taxes	$2,403,000	1,430,000	447,000
Supplemental disclosures of noncash investing activities:
Other real estate acquired through loan foreclosures	$1,055,372	3,026,470	684,500
Loans granted to facilitate the sale of other real estate	$-	500,260	369,028

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

The Company’s continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, Gwinnett, Stephens and Forsyth counties in Georgia. The Company’s primary source of revenue is providing loans to businesses and individuals in its market area.

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

Reclassifications
Certain 2005 and 2004 amounts have been reclassified to conform with the 2006 presentation.

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

A decline in the fair value of any security below cost that is deemed other than temporary is charged to income, resulting in the establishment of a new cost basis for the security.

Other Investments
At December 31, 2006 and 2005, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

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

Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2006 and 2005, there were no valuation allowances relating to mortgage loans held for sale.

Loans
Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses.

Interest on loans is generally recorded over the terms of the loans using the simple interest method on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due, unless the loan is both well secured and in the process of collection, or when in management’s opinion, reasonable doubt exists as to the full collection of interest or principal. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

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

Earnings Per Share
Basic earnings per share is computed by dividing net earnings by weighted average shares outstanding. Diluted earnings per share is computed by dividing net earnings by weighted average shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method. Options on 50,500, 54,500 and 66,500 shares were not included in the diluted earnings per share computation for 2006, 2005 and 2004, respectively, as they were antidilutive.

Comprehensive Income
Other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and the net of tax effect of changes in the fair value of cash flow hedges.

Stock-Based Compensation
On January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R), Share-based payments (“SFAS No. 123(R)”). SFAS No. 123(R) requires all share-based payments, including stock options, to be recognized in the financial statements based on their fair value at the grant date. As the Company had no vesting of previously awarded share-based compensation that occurred during 2006 and there were no stock option grants during 2006, the implementation of SFAS No. 123(R) had no effect on the operations, financial condition or cash flow of the Company for the year ended December 31, 2006.

Prior to 2006, the Company applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, compensation cost was measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method included in SFAS No. 123, the Company’s net earnings and earnings per share for 2005 and 2004 would have been reduced to the proforma amounts indicated below:

	2005	2004
Net earnings	$3,813,471	2,343,273
Deduct:
Total stock-based compensation expense determined under fair value based method, net of related tax effect	(1,271,404)	(948,565)
Proforma net earnings	$2,542,067	1,394,708
Net earnings per common share - basic:
As reported	$1.31	.81
Proforma	$.88	.48
Net earnings per common share - diluted:
As reported	$1.30	.80
Proforma	$.87	.47

Recent Accounting Pronouncements
Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The Company has not fully completed an assessment of the impact but believes that no material adjustment to the Company’s tax accounts will be necessary.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. However, the application of this Statement may change how fair value is determined. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The financial statement impact is not expected to be material to the Company’s financial position, results of operations or disclosures.

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
At December 31, 2006 and 2005, the Federal Reserve Bank required that the Bank maintain average reserve balances of $1,737,000 and $799,000, respectively.

(5)	Investment Securities Available for Sale
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:
December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government-sponsored enterprises	$31,049,720	9,505	385,376	30,673,849
Mortgage-backed securities	32,115,158	27,293	951,369	31,191,082
State and political subdivisions	22,804,347	226,646	93,547	22,937,446
Equity securities	209,109	-	29,071	180,038
Total	$86,178,334	263,444	1,459,363	84,982,415

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government-sponsored enterprises	$22,916,184	-	473,209	22,442,975
Mortgage-backed securities	35,499,494	23,613	1,157,411	34,365,696
State and political subdivisions	15,837,581	281,638	121,868	15,997,351
Equity securities	354,181	-	44,971	309,210
Total	$74,607,440	305,251	1,797,459	73,115,232

Proceeds from sales and calls of available for sale securities during 2006, 2005 and 2004 were $2,013,278, $5,188,280 and $12,179,914, respectively.

Gross gains of $9,881, $35,802 and $77,669 were recognized on those sales for 2006, 2005 and 2004, respectively. Gross losses of $23,097, $50,737 and $25,853 were recognized on those sales for 2006, 2005 and 2004, respectively.

The following investments available for sale have an unrealized loss at December 31, 2006 and 2005 for which an other than temporary impairment has not been recognized:

	2006		2005
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
U.S. government-sponsored enterprises	$6,901,880	42,746	11,529,119	201,907
Mortgage-backed securities	2,755,736	37,684	11,821,579	250,936
State and political subdivisions	4,330,457	44,412	5,677,754	93,448
	$13,988,073	124,842	29,028,452	546,291

Unrealized loss for greater than 12 months:
U.S. government-sponsored enterprises	$20,572,302	342,629	10,907,828	271,302
Mortgage-backed securities	26,367,202	913,685	20,849,590	906,475
State and political subdivisions	3,259,021	49,136	942,928	28,420
Equity securities	180,038	29,071	309,210	44,971
	50,378,563	1,334,521	33,009,556	1,251,168
	$64,366,636	1,459,363	62,038,008	1,797,459

At December 31, 2006, there were 12 U.S. government-sponsored enterprises, 11 mortgage-backed securities, and 12 state and political subdivision securities with an unrealized loss for less than 12 months and 42 U.S. government-sponsored enterprises, 73 mortgage-backed securities, and 13 state and political subdivision securities and one equity investment with an unrealized loss for more than 12 months. The total fair value of the securities with an unrealized loss at December 31, 2006 represented 97.81% of their amortized cost; therefore, the impairment is not considered severe. While the duration is dependent on the market, the existing unrealized loss could be shortened by the issuing agency calling the securities.

The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,409,885	1,408,963
Due after one year through five years	9,902,281	9,813,527
Due after five years through ten years	20,268,656	20,054,664
Due after ten years	54,388,403	53,525,223
Total	$85,969,225	84,802,377

Investment securities available for sale with carrying values of approximately $65,505,000 and $63,842,000 were pledged as collateral at December 31, 2006 and 2005, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(6)	Investment Securities Held to Maturity
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$68,124	1,822	-	69,946
State and political subdivisions	3,221,198	80,639	3,842	3,297,995
Total	$3,289,322	82,461	3,842	3,367,941

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$100,164	4,249	-	104,413
State and political subdivisions	3,287,285	122,575	-	3,409,860
Total	$3,387,449	126,824	-	3,514,273

Proceeds from calls of investment securities held to maturity during 2006, 2005 and 2004 were $80,000, $596,708 and $100,000, respectively. Gross gains of $9,281 were recognized on those calls for 2005. There were no gains or losses on maturities or calls in 2006.

The amortized cost and estimated fair values of securities held to maturity at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$490,021	486,607
Due after one year through five years	1,164,418	1,186,053
Due after five years through ten years	1,229,621	1,274,818
Due after ten years	405,262	420,463
Total	$3,289,322	3,367,941

Investment securities held to maturity with carrying values of approximately $1,680,000 and $3,107,000 were pledged as collateral at December 31, 2006 and 2005, respectively, for public deposits and other deposits, as required by law.

(7)	Loans
Loans at December 31, 2006 and 2005 are summarized as follows:
	2006	2005
Real estate:
Construction	$152,752,981	120,872,011
Other	161,190,348	169,649,663
Commercial, financial and agricultural	15,901,820	16,551,300
Consumer installment	16,503,399	13,775,048
	346,348,548	320,848,022
Less:
Unamortized loan origination fees, net	71,254	113,738
Unearned credit life premiums	16,493	16,493
Allowance for loan losses	3,444,789	3,944,525
Total	$342,816,012	316,773,266
Changes in the allowance for loan losses are as follows:
	2006	2005	2004

Balance, January 1	$3,944,525	3,634,643	3,643,102
Provision for loan losses	-	330,000	482,500
Loans charged off	(702,626)	(444,351)	(812,192)
Recoveries	202,890	209,154	321,233
Allowance from purchase acquisition	-	215,079	-
Balance, December 31	$3,444,789	3,944,525	3,634,643

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2006 and 2005 are as follows:

	2006		2005
	Balance	Allowance Amount	Balance	Allowance Amount

Impaired loans with a related allowance	$344,930	52,000	162,609	35,300
Impaired loans without a related allowance	157,303	-	200,394	-

The average amount of impaired loans during 2006, 2005 and 2004 was $530,258, $1,014,810 and $1,569,496, respectively. The interest income recognized on such loans was $10,058 in 2006, $37,569 in 2005 and $169,648 in 2004, which approximated the amount of interest received on the cash basis.

As of December 31, 2006 and 2005, Habersham Bank’s loans to customers for agribusiness purposes in the poultry industry were approximately $4.0 million and $4.4 million, respectively. Habersham Bank held a concentration in commercial loans for the travel accommodation industry, which totaled approximately $13.2 million and $14.8 million at December 31, 2006 and 2005, respectively.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. At December 31, 2006 and 2005, the Company had outstanding loan commitments approximating $103,796,000 and $78,272,000, respectively, and standby letters of credit approximating $5,881,000 and $7,959,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

(8)	Premises and Equipment
Premises and equipment are summarized as follows:

	2006	2005

Land	$2,545,691	1,672,677
Buildings	10,464,309	10,235,771
Leasehold improvements	150,310	-
Construction in progress	1,420,585	98,133
Furniture and equipment	7,397,361	6,822,951
Total	21,978,256	18,829,532
Less accumulated depreciation	9,054,536	8,310,090
Premises and equipment, net	$12,923,720	10,519,442

The Company has entered into operating lease agreements for property. Approximate minimum rentals under such leases are as follows:

2007	$504,748
2008	502,612
2009	459,802
2010	363,622
2011	242,970
Thereafter	10,554
$2,084,308

Rental expense was $460,625 in 2006, $362,138 in 2005 and $220,071 in 2004.

(9)	Deposits and Borrowings
At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$212,219,658
2008	15,434,097
2009	6,564,136
2010	17,771,446
2011 and thereafter	3,032,405
Total	$255,021,742

Short-term borrowings of $778,778 and $775,442 at December 31, 2006 and 2005, respectively, consist of a U.S. Treasury, tax and loan deposit note.

(10)	Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Certain information related to the Company’s securities sold under repurchase agreements is summarized as follows:

	2006	2005

Balance at year-end	$5,873,955	8,423,323
Maximum outstanding during the year	13,083,955	13,444,600
Average outstanding during the year	6,395,038	8,265,132
Weighted average interest rate during the year	2.45%	1.23%
Weighted average interest rate at end of year	4.04%	1.25%

At December 31, 2006 and 2005, the Company had available repurchase agreement line of credit commitments with a regional bank totaling $5,860,000 and $2,736,000, respectively. No amounts were outstanding under that commitment at December 31, 2006 and 2005. All securities sold under repurchase agreements are held by independent trustees. The Company also had available repurchase agreement line of credit commitments with another regional bank totaling $133,500 and $180,000 at December 31, 2006 and 2005, respectively. No amounts were outstanding under that commitment at December 31, 2006 and 2005.  Securities sold under repurchase agreements at December 31, 2006 and 2005 are collateralized by investment securities with aggregate carrying values of approximately $9,314,000 and $11,248,000, respectively.

The Company did not have any federal funds purchased at December 31, 2006 and 2005. At December 31, 2006 and 2005, the Company had unused lines for overnight borrowings through Federal Funds purchased of $30,000,000.

(11)	FHLB Advances
At December 31, 2006, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $38,195,000 of which $38,000,000 was advanced and $195,000 was available.

Advances outstanding at December 31, 2006 consisted of:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
March 30, 2000	$10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 21, 2004	3,000,000	5.61%	May 21, 2009	Floating	No call provision
August 26, 2004	3,000,000	5.60%	August 26, 2009	Floating	No call provision
May 17, 2005	4,000,000	4.18%	May 19, 2008	Fixed	No call provision
May 22, 2006	3,000,000	5.46%	May 22, 2008	Fixed	No call provision
September 13, 2006	5,000,000	5.36%	September 14, 2009	Floating	No call provision
	$38,000,000

At December 31, 2006, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB, cash totaling $12,332,000 and certain qualifying first mortgage loans with an outstanding balance of $27,671,000.

Advances outstanding at December 31, 2005 consisted of:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
March 30, 2000	$10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 21, 2004	3,000,000	4.60%	May 21, 2009	Floating	No call provision
August 26, 2004	3,000,000	4.62%	August 26, 2009	Floating	No call provision
May 17, 2005	4,000,000	4.18%	May 19, 2008	Fixed	No call provision
May 19, 2005	3,000,000	3.87%	May 19, 2010	Fixed	Callable each year
August 4, 2005	4,300,000	4.44%	August 4, 2006	Floating	No call provision
August 8, 2005	5,000,000	4.32%	August 8, 2006	Fixed	No call provision
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

The swaps are being accounted for as cash flow hedges at December 31, 2006 and 2005. The fair values are included in other comprehensive income, net of taxes. At December 31, 2006 and 2005, Habersham Bank recorded an asset of approximately $116,000 and $80,000 to reflect the fair value of the swaps, respectively. No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of earnings.

(13)	Income Taxes
Income tax expense (benefit) relating to continuing operations for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Current:
Federal	$1,943,753	1,493,741	709,820
State	278,726	160,354	-
Total current	2,222,479	1,654,095	709,820
Deferred:
Federal	160,719	(4,589)	46,183
State	28,467	(534)	23,756
Total deferred	189,186	(5,123)	69,939
Total	$2,411,665	1,648,972	779,759

The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to earnings before income taxes as indicated by the following:

	2006	2005	2004

Income tax on earnings before income taxes at statutory rate	$2,619,555	1,857,231	1,061,831
Differences resulting from:
Tax-exempt income	(338,217)	(278,379)	(260,947)
Earnings on cash surrender value of life insurance	(58,519)	(61,804)	(56,903)
State income tax, net of Federal tax effect	202,747	105,481	15,679
Other	(13,901)	26,443	20,099
	$2,411,665	1,648,972	779,759

At December 31, 2006 and 2005, the significant components of the Company’s net deferred tax assets and liabilities are as follows:
	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,307,642	1,497,342
Other real estate	81,434	108,039
Deferred compensation	409,593	400,273
Furniture, fixtures and equipment due to difference in depreciation methods	23,106	4,450
Unearned credit life premiums	6,261	6,261
Unrealized loss on investment securities available for sale	406,612	507,351
Loan discount	53,939	83,840
Other	196	13,889
	2,288,783	2,621,445
Deferred tax liabilities:
Unrealized gain on derivative	(39,536)	(27,205)
Core deposit intangible	(202,219)	(225,779)
Deferred loan fees	(27,048)	(43,175)
Unearned safe deposit box income	(9,824)	-
Prepaid expenses	(126,413)	(139,287)
	(405,040)	(435,446)
Net deferred tax asset	$1,883,743	2,185,999

The net deferred tax asset is included in other assets in the consolidated balance sheets.

(14)	Stockholders’ Equity
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s capital categories.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total Capital (to Risk-Weighted Assets):
Company	$55,610	14.03%	31,720	8.00%	N/A	N/A
Bank	$51,915	13.19%	31,477	8.00%	39,346	10.00%
Tier I Capital (to Risk-Weighted Assets):
Company	$52,165	13.16%	15,860	4.00%	N/A	N/A
Bank	$48,470	12.32%	15,738	4.00%	23,608	6.00%
Tier I Capital (to Average Assets):
Company	$52,165	10.83%	19,260	4.00%	N/A	N/A
Bank	$48,470	10.14%	19,115	4.00%	23,893	5.00%
As of December 31, 2005:
Total Capital (to Risk-Weighted Assets):
Company	$50,988	14.29%	28,536	8.00%	N/A	N/A
Bank	$47,720	13.49%	28,302	8.00%	35,377	10.00%
Tier I Capital (to Risk-Weighted Assets):
Company	$47,043	13.19%	14,268	4.00%	N/A	N/A
Bank	$43,775	12.37%	14,151	4.00%	21,226	6.00%
Tier I Capital (to Average Assets):
Company	$47,043	10.30%	18,271	4.00%	N/A	N/A
Bank	$43,775	9.69%	18,079	4.00%	22,599	5.00%

The Department of Banking and Finance requires prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on this limitation, the amount of cash dividends available from the Bank for payment in 2007 is approximately $3,080,000, subject to maintenance of the minimum capital requirements. As a result of this restriction, at December 31, 2006, approximately $48,789,000 of the parent company’s investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

(15)	Employee Benefit and Stock Option Plans
The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) - (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant’s first 3% of compensation contributed. The Company’s contributions to the plan totaled $196,760 in 2006, $149,489 in 2005 and $145,927 in 2004.

During 1998, the Bank’s board of directors approved the Director’s Retirement Plan (the Plan), a noncontributory retirement plan. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2006 and 2005, the cash surrender values of the life insurance policies totaled $5,046,830 and $4,874,714, respectively, and are included in other assets in the balance sheet.

The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

The Company’s Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 203,675 at December 31, 2006 and 2005.

The following table summarizes information about stock options outstanding at December 31, 2006:

Number Outstanding and Exercisable at December 31, 2006	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price

67,500	2.48	$17.82
71,250	4.40	20.60
109,000	5.38	22.95
50,500	2.00	24.49
298,250	3.92	21.49

A summary of the status of the Company’s stock option plans and changes during 2006, 2005 and 2004 is presented below:

	2006		2005		2004
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price

Outstanding at beginning of the year	367,750	$20.98	314,500	$19.41	262,953	$18.21
Granted	-	-	117,750	22.95	97,500	20.60
Exercised	(63,000)	18.27	(26,500)	11.10	(36,453)	14.19
Terminated	(6,500)	23.54	(38,000)	21.02	(9,500)	18.53
Outstanding and exercisable at end of year	298,250	21.49	367,750	20.98	314,500	19.41

The total intrinsic value of options exercised in 2006, 2005 and 2004 was $361,157, $311,228 and $432,357, respectively. The intrinsic value of exercisable options at December 31, 2006 was $773,850 based on market price of $24.00.

The estimated fair value of options granted during 2005 and 2004 was $13.05 and $11.77 respectively, per share. The fair value of options granted under the Company’s fixed stock option plans during 2005 and 2004, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: expected dividend yield of 3.20% and 3.36% in 2005 and 2004, respectively; expected volatility of 85% in 2005 and 88% in 2004; weighted average risk-free interest rate of 4.25% and 3.75% in 2005 and 2004, respectively; and an expected weighted average life of five years in 2005 and 2004.

(16)	Other Expenses
Items comprising other expenses for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Outside services	$1,089,565	977,933	1,078,463
Advertising and public relations	678,622	598,857	640,151
Office supplies	514,175	438,765	454,593
Other	1,923,846	1,698,594	1,665,108
Total	$4,206,208	3,714,149	3,838,315

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

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$90,517,808	90,517,808	52,866,422	52,866,422
Investment securities available for sale	84,982,415	84,982,415	73,115,232	73,115,232
Investment securities held to maturity	3,289,322	3,367,941	3,387,449	3,514,273
Other investments	3,365,224	3,365,224	3,375,424	3,375,424
Loans held for sale	3,183,115	3,196,032	2,119,438	2,127,819
Loans, net	342,816,012	340,071,367	316,773,266	314,701,278
Interest rate swaps	116,285	116,285	80,016	80,016
Liabilities:
Deposits	$450,628,760	452,735,267	372,761,946	373,117,355
Short-term borrowings	778,778	778,778	775,442	775,442
Federal funds purchased and securities sold under repurchase agreements	5,873,955	5,873,955	8,423,323	8,423,323
FHLB advances	38,000,000	38,410,681	42,300,000	42,941,953

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(18)	Related Party Transactions
In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2006 of loans to executive officers, directors, and principal stockholders is as follows:

Balance, January 1	$14,078,674
Amounts advanced	8,685,700
Repayments	(14,706,971)
Balance, December 31	$8,057,403

Deposits from related parties totaled approximately $88,834,000 and $47,658,000 at December 31, 2006 and 2005, respectively. At December 31, 2006, the Bank had one significant deposit relationship (balance greater than 5% of total deposits) with a total deposit balance of $80,043,000.

(19)	Condensed Financial Statements of Habersham Bancorp (Parent Only)
The parent company only condensed financial statements are presented below:

CONDENSED BALANCE SHEETS

Assets
	December 31
	2006	2005
Cash	$746,161	439,968
Investment in subsidiaries, primarily banks	51,868,864	46,988,993
Other investments	599,990	599,990
Equipment, net	107,637	109,224
Other assets	2,315,373	2,217,708
Total assets	$55,638,025	50,355,883

Liabilities and Stockholders’ Equity
Accounts payable	$73,904	98,751
Stockholders’ equity:
Common stock	2,968,593	2,921,240
Additional paid-in capital	15,530,587	14,723,175
Retained earnings	37,777,500	33,544,763
Accumulated other comprehensive income (loss)	(712,559)	(932,046)
Total stockholders’ equity	55,564,121	50,257,132
Total liabilities and stockholders’ equity	$55,638,025	50,355,883

CONDENSED STATEMENTS OF EARNINGS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Income:
Dividends from bank	$1,500,000	7,500,000	2,300,000
Management fees from subsidiaries	668,666	668,666	668,666
Other income	10,000	29,695	4,500
Total income	2,178,666	8,198,361	2,973,166
Expenses:
General and administrative	2,070,585	1,766,390	1,957,040
Earnings before income taxes and equity in undistributed earnings of subsidiaries	108,081	6,431,971	1,016,126
Income tax benefit	524,445	402,314	482,856
Earnings before equity in undistributed earnings of subsidiaries	632,526	6,834,285	1,498,982
(Distributions in excess of earnings) equity in undistributed earnings of subsidiaries	4,660,383	(3,020,814)	844,291
Net earnings	$5,292,909	3,813,471	2,343,273

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,292,909	3,813,471	2,343,273
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	47,289	31,977	46,032
Gain on sale of equipment	(10,000)	-	(4,500)
(Increase) decrease in other assets	(97,665)	(142,525)	(79,083)
(Decrease) increase in other liabilities	59,433	(65,683)	4,995
Distributions in excess of earnings (equity in undistributed earnings) of subsidiaries	(4,660,383)	3,020,814	(844,291)
Net cash provided by operating activities	631,583	6,658,054	1,466,426
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Liberty Bank & Trust, net of cash acquired of $4,631,073	-	(563,111)	-
Contributions to bank subsidiary	-	(4,631,073)	-
Purchase of other investment	-	(599,990)	-
Proceeds from other investment	-	-	33,032
Purchase of equipment	(45,703)	(93,353)	(916)
Proceeds from sale of equipment	10,000	-	11,033
Net cash (used in) provided by investing activities	(35,703)	(5,887,527)	43,149
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(1,060,172)	(929,785)	(3,701,878)
Proceeds from issuance of common stock upon exercise of stock options	770,485	168,201	364,373
Net cash used in financing activities	(289,687)	(761,584)	(3,337,505)
(Decrease) increase in cash	306,193	8,943	(1,827,930)
Cash at beginning of year	439,968	431,025	2,258,955
Cash at end of year	$746,161	439,968	431,025

(20)	Quarterly Financial Data (Unaudited)
The supplemental quarterly financial data for the years ended December 31, 2006 and 2005 is summarized as follows:

	Quarter Ended
	March 31 2006	June 30 2006	September 30 2006	December 31 2006
Interest income	$7,963,941	8,258,056	9,122,968	9,115,073
Interest expense	2,884,292	3,051,091	3,471,205	3,811,071
Net interest income	5,079,649	5,206,965	5,651,764	5,304,001
Provision for loan losses	-	-	-	-
Net earnings	1,271,224	1,325,275	1,532,890	1,163,520
Net earnings per share - basic	.43	.45	.52	.39
Net earnings per share - diluted	.43	.44	.51	.39

	March 31 2005	June 30 2005	September 30 2005	December 31 2005
Interest income	$5,562,893	5,993,048	6,902,595	7,477,733
Interest expense	1,852,779	1,947,664	2,248,835	2,551,060
Net interest income	3,710,114	4,045,384	4,653,760	4,926,673
Provision for loan losses	120,000	120,000	90,000	-
Net earnings	706,076	851,374	1,176,956	1,079,065
Net earnings per share - basic	.24	.29	.41	.37
Net earnings per share - diluted	.24	.29	.40	.37