Form 10-K/A, Exhibit 13
period 2006-12-31
HABERSHAM BANCORP
filed 2008-03-07
CIK 754597

EXHIBIT 13.0

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

\s\Porter Keadle Moore, LLP
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

Habersham Bancorp and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income:
Loans	$29,927,711	22,421,374	17,537,761
Investments:
Taxable securities	2,873,933	2,371,946	2,289,392
Tax exempt securities	982,884	807,397	751,363
Other investments	233,392	158,061	126,255
Federal funds sold	442,118	177,491	38,648

Total interest income	34,460,038	25,936,269	20,743,419

Interest expense:
Time deposits, $100,000 and over	3,949,260	2,091,969	1,607,854
Other deposits	7,116,569	4,291,317	3,143,765
Federal funds purchased and securities sold under repurchase agreements	213,262	235,025	107,458
Short-term and other borrowings, primarily FHLB advances	1,938,568	1,982,027	1,932,428

Total interest expense	13,217,659	8,600,338	6,791,505

Net interest income	21,242,379	17,335,931	13,951,914
Provision for loan losses	-	330,000	482,500

Net interest income after provision for loan losses	21,242,379	17,005,931	13,469,414

Noninterest income:
Mortgage origination income	785,147	981,045	1,002,166
Service charges on deposit accounts	902,238	701,881	709,695
Other service charges and commissions	265,653	260,893	282,367
Securities (losses) gains, net	(13,216)	(5,654)	51,816
Gain on sale of other investments	-	-	198,641
Gain on sale of premises and equipment	83,555	14,000	879,453
Income from Company-owned life insurance	172,116	181,775	167,361
Trust services fees	314,139	238,124	200,338
Other income	1,146,118	1,075,769	938,665

Total noninterest income	3,655,750	3,447,833	4,430,502

Noninterest expense:
Salaries and employee benefits	9,779,789	8,478,019	8,265,631
Occupancy expenses	2,209,495	1,930,771	1,835,487
Computer services	553,849	459,544	429,415
Telephone	444,214	408,838	408,036
Other	4,206,208	3,714,149	3,838,315

Total noninterest expense	17,193,555	14,991,321	14,776,884

Earnings before income taxes	7,704,574	5,462,443	3,123,032

Income tax expense	2,411,665	1,648,972	779,759

Net earnings	$5,292,909	3,813,471	2,343,273

Earnings per common share – basic	$1.80	1.31	.81

Earnings per common share – diluted	$1.77	1.30	.80

Weighted average number of common shares outstanding	2,942,737	2,903,788	2,889,004

Weighted average number of common and common equivalent shares outstanding	2,983,048	2,938,698	2,939,951

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

Net earnings per common share – basic:
As reported	$1.31	.81
Proforma	$.88	.48

Net earnings per common share – diluted:
As reported	$1.30	.80
Proforma	$.87	.47

Recent Accounting Pronouncements
Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”).  This interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement.  FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized.  This interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption.  The Company has not fully completed an assessment of the impact but believes that no material adjustment to the Company’s tax accounts will be necessary.

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

During 2004, Habersham Bank entered into two interest rate swap agreements with a regional bank to partially offset the interest rate risk associated with variable rate Federal Home Loan Bank (“FHLB”) borrowings.  Each FHLB loan amount is $3 million with quarterly adjustable rates set at 23 basis points above the three-month LIBOR.  The first swap contract was entered into during the second quarter of 2004 and is for a 4.5% fixed rate on a $3 million notional amount.  The swap matures on May 21, 2009.  The second swap contract was entered into during the third quarter of 2004 and is for a 4.05% fixed rate on a $3 million notional amount. The swap matures on August 26, 2009.

The swaps are being accounted for as cash flow hedges at December 31, 2006 and 2005.  The fair values are included in other comprehensive income, net of taxes.  At December 31, 2006 and 2005, Habersham Bank recorded an asset of approximately $116,000 and $80,000 to reflect the fair value of the swaps, respectively.

The hedges were designed to be highly effective as all terms of the swaps are matched to the FHLB advances.  The Company utilizes the long-haul methodology to measure the effectiveness of the hedges.  Because of the matching terms of the advances and the interest rate swaps, with the exception of the prepayment ability, the hedges would continue to be highly effective as long as the FHLB advances continued to be outstanding.  On a quarterly basis, the Company ensures the debt remains outstanding and that the credit risk of the swap counterparty has not diminished.  If the debt is outstanding and there has been no change in the credit risk of the swap counterparty, the hedge is deemed to remain effective.  Any changes in the fair value of the swaps are recorded on the balance sheet and accounted for in accumulated other comprehensive income, net of tax.  If the debt were no longer outstanding, or there was a credit risk problem (default) of the swap counterparty, the hedge would no longer be deemed effective and the fair value of the swaps would be reclassified from accumulated other comprehensive income to current earnings.  No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of earnings for the year ending December 31, 2006, 2005 and 2004.

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
The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) – (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant’s first 3% of compensation contributed. The Company’s contributions to the plan totaled $196,760 in 2006, $149,489 in 2005 and $145,927 in 2004.

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
The parent company only condensed financial statements are presented below:

CONDENSED BALANCE SHEETS

Assets
	December 31
	2006	2005
Cash	$746,161	439,968
Investment in subsidiaries, primarily banks	51,868,864	46,988,993
Other investments	599,990	599,990
Equipment, net	107,637	109,224
Other assets	2,315,373	2,217,708
Total assets	$55,638,025	50,355,883

Liabilities and Stockholders’ Equity
Accounts payable	$73,904	98,751
Stockholders’ equity:
Common stock	2,968,593	2,921,240
Additional paid-in capital	15,530,587	14,723,175
Retained earnings	37,777,500	33,544,763
Accumulated other comprehensive income (loss)	(712,559)	(932,046)
Total stockholders’ equity	55,564,121	50,257,132
Total liabilities and stockholders’ equity	$55,638,025	50,355,883

CONDENSED STATEMENTS OF EARNINGS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Income:
Dividends from bank	$1,500,000	7,500,000	2,300,000
Management fees from subsidiaries	668,666	668,666	668,666
Other income	10,000	29,695	4,500
Total income	2,178,666	8,198,361	2,973,166
Expenses:
General and administrative	2,070,585	1,766,390	1,957,040
Earnings before income taxes and equity in undistributed earnings of subsidiaries	108,081	6,431,971	1,016,126
Income tax benefit	524,445	402,314	482,856
Earnings before equity in undistributed earnings of subsidiaries	632,526	6,834,285	1,498,982
(Distributions in excess of earnings) equity in undistributed earnings of subsidiaries	4,660,383	(3,020,814)	844,291
Net earnings	$5,292,909	3,813,471	2,343,273

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,292,909	3,813,471	2,343,273
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	47,289	31,977	46,032
Gain on sale of equipment	(10,000)	-	(4,500)
(Increase) decrease in other assets	(97,665)	(142,525)	(79,083)
(Decrease) increase in other liabilities	59,433	(65,683)	4,995
Distributions in excess of earnings (equity in undistributed earnings) of subsidiaries	(4,660,383)	3,020,814	(844,291)
Net cash provided by operating activities	631,583	6,658,054	1,466,426
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Liberty Bank & Trust, net of cash acquired of $4,631,073	-	(563,111)	-
Contributions to bank subsidiary	-	(4,631,073)	-
Purchase of other investment	-	(599,990)	-
Proceeds from other investment	-	-	33,032
Purchase of equipment	(45,703)	(93,353)	(916)
Proceeds from sale of equipment	10,000	-	11,033
Net cash (used in) provided by investing activities	(35,703)	(5,887,527)	43,149
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(1,060,172)	(929,785)	(3,701,878)
Proceeds from issuance of common stock upon exercise of stock options	770,485	168,201	364,373
Net cash used in financing activities	(289,687)	(761,584)	(3,337,505)
(Decrease) increase in cash	306,193	8,943	(1,827,930)
Cash at beginning of year	439,968	431,025	2,258,955
Cash at end of year	$746,161	439,968	431,025

(20)	Quarterly Financial Data (Unaudited)
The supplemental quarterly financial data for the years ended December 31, 2006 and 2005 is summarized as follows:

	Quarter Ended
	March 31 2006	June 30 2006	September 30 2006	December 31 2006
Interest income	$7,963,941	8,258,056	9,122,968	9,115,073
Interest expense	2,884,292	3,051,091	3,471,205	3,811,071
Net interest income	5,079,649	5,206,965	5,651,764	5,304,001
Provision for loan losses	-	-	-	-
Net earnings	1,271,224	1,325,275	1,532,890	1,163,520
Net earnings per share – basic	.43	.45	.52	.39
Net earnings per share – diluted	.43	.44	.51	.39
	March 31 2005	June 30 2005	September 30 2005	December 31 2005
Interest income	$5,562,893	5,993,048	6,902,595	7,477,733
Interest expense	1,852,779	1,947,664	2,248,835	2,551,060
Net interest income	3,710,114	4,045,384	4,653,760	4,926,673
Provision for loan losses	120,000	120,000	90,000	-
Net earnings	706,076	851,374	1,176,956	1,079,065
Net earnings per share – basic	.24	.29	.41	.37
Net earnings per share – diluted	.24	.29	.40	.37