Form 10-K, Exhibit 13
period 2007-12-31
HABERSHAM BANCORP
filed 2008-03-28
CIK 754597

EXHIBIT 13.0

HABERSHAM BANCORP
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2007, 2006 and 2005

(with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Habersham Bancorp and Subsidiaries

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

\s\Porter Keadle Moore, LLP
Atlanta, Georgia
February 29, 2008

Habersham Bancorp and Subsidiaries
Consolidated Balance Sheets
December 31, 2007 and 2006

Assets
	2007	2006
Cash and due from banks	$18,196,283	26,119,137
Federal funds sold	4,188,944	64,398,671
Cash and cash equivalents	22,385,227	90,517,808
Investment securities available for sale	89,890,102	84,982,415
Investment securities held to maturity, estimated fair value of $2,751,684 and $3,367,941	2,689,198	3,289,322
Other investments	3,408,924	3,365,224
Loans held for sale	1,865,850	3,183,115
Loans, net of allowance for loan loss of $2,136,848 and $3,444,789	348,250,843	342,816,012
Premises and equipment, net	16,081,593	12,923,720
Accrued interest receivable	2,752,173	2,937,981
Other real estate	11,498,271	537,975
Goodwill	3,549,780	3,549,780
Cash surrender value of life insurance	9,538,611	5,046,830
Other assets	2,308,775	2,588,102
Total assets	$514,219,347	555,738,284
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$29,740,791	47,286,172
Money market and NOW accounts	96,236,923	86,120,584
Savings	60,076,631	62,200,262
Time ($100,000 and over)	116,043,575	176,651,417
Other time	88,168,718	78,370,325
Total deposits	390,266,638	450,628,760
Short-term borrowings	766,608	778,778
Federal funds purchased and securities sold under repurchase agreements	26,183,807	5,873,955
Federal Home Loan Bank advances	38,000,000	38,000,000
Accrued interest payable	3,303,394	2,979,288
Other liabilities	1,516,725	1,913,382
Total liabilities	460,037,172	500,174,163
Commitments
Stockholders’ equity:
Common stock, $1.00 par value; 10,000,000 shares authorized; 2,818,593 and 2,968,593 shares issued and outstanding	2,818,593	2,968,593
Additional paid-in capital	13,490,587	15,530,587
Retained earnings	38,135,126	37,777,500
Accumulated other comprehensive income (loss)	(262,131)	(712,559)
Total stockholders’ equity	54,182,175	55,564,121
Total liabilities and stockholders’ equity	$514,219,347	555,738,284

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest income:
Loans	$31,670,690	29,927,711	22,421,374
Investments:
Taxable securities	3,086,017	2,873,933	2,371,946
Tax exempt securities	1,110,046	982,884	807,397
Other investments	236,914	233,392	158,061
Federal funds sold	271,871	442,118	177,491
Total interest income	36,375,538	34,460,038	25,936,269
Interest expense:
Time deposits, $100,000 and over	5,792,183	3,949,260	2,091,969
Other deposits	8,345,735	7,116,569	4,291,317
Federal funds purchased and securities sold under repurchase agreements	611,682	213,262	235,025
Short-term and other borrowings, primarily FHLB advances	2,097,304	1,938,568	1,982,027
Total interest expense	16,846,904	13,217,659	8,600,338
Net interest income	19,528,634	21,242,379	17,335,931
Provision for loan losses	675,225	-	330,000
Net interest income after provision for loan losses	18,853,409	21,242,379	17,005,931
Noninterest income:
Mortgage origination income	774,490	785,147	981,045
Service charges on deposit accounts	988,256	902,238	701,881
Other service charges and commissions	254,240	265,653	260,893
Securities (losses) gains, net	4,900	(13,216)	(5,654)
Gain on sale of premises and equipment	7,545	83,555	14,000
Income from life insurance	190,084	172,116	181,775
Trust services fees	410,069	314,139	238,124
Other income	1,148,957	1,146,118	1,075,769
Total noninterest income	3,778,541	3,655,750	3,447,833
Noninterest expense:
Salaries and employee benefits	10,544,056	9,779,789	8,478,019
Occupancy expenses	2,401,145	2,209,495	1,930,771
Computer services	632,601	553,849	459,544
Telephone	453,464	444,214	408,838
Other	4,640,907	4,206,208	3,714,149
Total noninterest expense	18,672,173	17,193,555	14,991,321
Earnings before income taxes	3,959,777	7,704,574	5,462,443
Income tax expense	1,020,420	2,411,665	1,648,972
Net earnings	$2,939,357	5,292,909	3,813,471
Earnings per common share – basic	$1.00	1.80	1.31
Earnings per common share – diluted	$1.00	1.77	1.30
Weighted average number of common shares outstanding	2,942,292	2,942,737	2,903,788
Weighted average number of common and common equivalent shares outstanding	2,952,528	2,983,048	2,938,698

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Net earnings	$2,939,357	5,292,909	3,813,471
Other comprehensive income (loss):
Unrealized holding gains (losses) on investment securities available for sale arising during period	836,769	283,072	(1,445,125)
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	(149,402)	36,269	202,982
Reclassification adjustment for (gains) losses on investment securities available for sale	(4,900)	13,216	5,654
Total other comprehensive income (loss) before tax	682,467	332,557	(1,236,489)
Income taxes related to other comprehensive income:
Unrealized holding gains (losses) on investment securities available for sale arising during period	(284,502)	(96,244)	491,343
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	50,797	(12,332)	(69,014)
Reclassification adjustment for (gains) losses on investment securities available for sale	1,666	(4,494)	(1,923)
Total income taxes related to other comprehensive income (loss)	(232,039)	(113,070)	420,406
Total other comprehensive income (loss), net of tax	450,428	219,487	(816,083)
Total comprehensive income	$3,389,785	5,512,396	2,997,388

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2007, 2006 and 2005

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2004	$2,900,192	14,560,488	30,661,077	(115,963)	48,005,794
Net earnings	-	-	3,813,471	-	3,813,471
Change in other comprehensive income, net of tax	-	-	-	(816,083)	(816,083)
Cash dividends, $.32 per share	-	-	(929,785)	-	(929,785)
Tax benefit from options exercised	-	15,534	-	-	15,534
Issuance of common stock upon exercise of stock options	21,048	147,153	-	-	168,201
Balance, December 31, 2005	2,921,240	14,723,175	33,544,763	(932,046)	50,257,132
Net earnings	-	-	5,292,909	-	5,292,909
Change in other comprehensive income, net of tax	-	-	-	219,487	219,487
Cash dividends, $.36 per share	-	-	(1,060,172)	-	(1,060,172)
Tax benefit from options exercised	-	84,280	-	-	84,280
Issuance of common stock upon exercise of stock options	47,353	723,132	-	-	770,485
Balance, December 31, 2006	2,968,593	15,530,587	37,777,500	(712,559)	55,564,121
Net earnings	-	-	2,939,357	-	2,939,357
Change in other comprehensive income, net of tax	-	-	-	450,428	450,428
Common stock repurchase - 150,000 shares	(150,000)	(2,040,000)	-	-	(2,190,000)
Cash dividends, $.90 per share	-	-	(2,581,731)	-	(2,581,731)
Balance, December 31, 2007	$2,818,593	13,490,587	38,135,126	(262,131)	54,182,175

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities:
Net earnings	$2,939,357	5,292,909	3,813,471
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for loan losses	675,225	-	330,000
Provision for losses on other real estate owned	142,000	16,500	-
Income from life insurance	(190,084)	(172,116)	(118,775)
Depreciation expense	1,170,791	1,052,771	959,014
Loss (gain) on sale of premises and equipment	(7,545)	(83,555)	7,343
Net amortization (accretion) of premium/discount in investment securities	80,651	133,912	366,709
Securities (gain) loss, net	(4,900)	13,216	5,654
Loss (gain) on sale of other real estate	(82,556)	(15,454)	38,570
Net gain on sale of loans	(774,490)	(785,147)	(981,045)
Proceeds from sales of loans	35,732,752	33,611,309	40,366,137
Increase in loans held for sale	(33,640,997)	(33,889,839)	(40,442,830)
Amortization of intangible assets	62,064	62,064	25,860
Deferred income tax (benefit) expense	301,978	189,186	(5,123)
Changes in assets and liabilities, net of effects of purchase acquisition in 2005:
(Increase) decrease in accrued interest receivable	185,808	(578,810)	(664,333)
(Increase) decrease in other assets	(466,156)	(199,369)	(855,515)
Increase (decrease) in accrued interest payable	324,106	1,016,581	269,952
(Decrease) increase in other liabilities	(396,657)	27,769	263,202
Net cash provided by operating activities	6,051,347	5,691,927	3,378,291
Cash flows from investing activities, net of effects of purchase acquisition in 2005:
Payment for purchase of LB&T, net of cash acquired $4,631,073	-	-	800,889
Investment securities available for sale:
Proceeds from maturities	6,555,706	6,767,710	10,347,256
Proceeds from sales and calls	4,136,400	2,013,278	5,188,280
Purchases	(14,843,351)	(20,512,685)	(16,872,305)
Investment securities held to maturity:
Proceeds from maturities	599,800	31,801	144,396
Proceeds from calls	-	80,000	596,708
Other investments:
Proceeds from sales	-	553,500	450,000
Purchases	(43,700)	(543,300)	(1,356,290)
Net increase in loans	(17,310,848)	(27,098,118)	(27,876,679)
Purchases of premises and equipment	(4,364,275)	(3,592,734)	(1,451,263)
Proceeds from sales of premises and equipment	43,156	219,240	15,622
Net additions of other real estate	(435,179)	-	(906)
Purchase of life insurance	(4,501,753)	-	-
Redemption of life insurance	200,056	-	-
Proceeds from sale of other real estate	616,231	3,309,672	1,012,650
Net cash used in investing activities	$(29,347,757)	(38,771,636)	(29,001,642)

Habersham Bancorp and Subsidiaries
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from financing activities, net of effects of purchase acquisition in 2005:
Net (decrease) increase in deposits	$(60,362,122)	77,866,814	59,814,489
Net (decrease) increase in short-term borrowings	(12,170)	3,336	(10,594)
Proceeds from FHLB advances	4,000,000	8,000,000	16,300,000
Repayment of FHLB advances	(4,000,000)	(12,300,000)	(10,000,000)
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	20,309,852	(2,549,368)	3,588,692
Payment of cash dividends	(2,581,731)	(1,060,172)	(929,785)
Common stock repurchase	(2,190,000)	-	-
Issuance of common stock upon exercise of stock options	-	770,485	168,201
Net cash (used) provided by financing activities	(44,836,171)	70,731,095	68,931,003
Change in cash and cash equivalents	(68,132,581)	37,651,386	43,307,652
Cash and cash equivalents at beginning of the year	90,517,808	52,866,422	9,558,770
Cash and cash equivalents at end of year	$22,385,227	90,517,808	52,866,422
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$16,522,798	12,201,078	8,276,805
Income taxes	$1,261,000	2,403,000	1,430,000
Supplemental disclosures of noncash investing activities:
Other real estate acquired through loan foreclosures	$11,200,792	1,055,372	3,026,470
Loans granted to facilitate the sale of other real estate	$-	-	500,260

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

The Company’s continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, Gwinnett, Stephens, Forsyth and Hall counties in Georgia. The Company’s primary source of revenue is providing loans to businesses and individuals in its market area.

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

Reclassifications
Certain 2006 and 2005 amounts have been reclassified to conform with the 2007 presentation. These         reclassifications had no effect on the operations, financial condition or cash flows of the company.

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

Investment Securities
The Company classifies its investment securities in two categories: available for sale or held to maturity.

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

A decline in the fair value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Other Investments
At December 31, 2007 and 2006, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

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

Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of relevant delivery prices in the secondary mortgage market. At December 31, 2007 and 2006, there were no valuation allowances relating to mortgage loans held for sale.

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

Allowance for Loan Losses
The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with SFAS No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan.   The following is a description of how each portion of the allowance for loan losses is determined.

For the purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company segregates the loan portfolio into broad segments, such as: commercial real estate; residential real estate; construction; commercial business; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories. The general allowance for losses on problem loans in these categories is based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic trends and conditions. General loss percentages for the problem loans are determined based upon loss percentages by loan classification as well as historical loss experience. Specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. For the remainder of the portfolio, general allowances for losses are calculated based on estimates of inherent losses which are likely to exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above.

Loss percentages used for the general allocation portion of the portfolio are generally based on historical loss factors adjusted where necessary for qualitative factors. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations, such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; changes in lending policies and procedures; evaluations of the risk identification process; changes in the outlook for local and regional economic conditions; concentrations of credit; and peer group comparisons.

Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial condition of borrowers and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.  The Company’s most recent regulatory examination concluded in February 2008.  It was determined that no additions to the allowance for loan losses at December 31, 2007 would be required.

Other Real Estate
Other real estate includes real estate acquired through foreclosure. Other real estate is carried at the lower of its recorded amount at the date of foreclosure or estimated fair value less costs to sell based on independent appraisals. Any excess of carrying value of the related loan over the fair value of the real estate at date of foreclosure is charged against the allowance for loan losses. Any expense incurred in connection with holding such real estate or resulting from any writedowns subsequent to foreclosure is included in other noninterest expense.

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

Earnings Per Share
Basic earnings per share is computed by dividing net earnings by the weighted average of common shares  outstanding. Diluted earnings per share is computed by dividing net earnings by the weighted average of common shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method.  Options on 201,625, 50,500 and 54,500 shares were not included in the diluted earnings per share computation for 2007, 2006 and 2005, respectively, as they were antidilutive.

Comprehensive Income
Other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and the net of tax effect of changes in the fair value of cash flow hedges.

Stock-Based Compensation
On January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R), Share-based  payments (“SFAS No. 123(R)”).  SFAS No. 123(R) requires all share-based payments, including stock options, to be recognized in the financial statements based on their fair value at the grant date.   As the Company had no vesting of previously awarded share-based compensation that occurred during 2007 and 2006 and there were no stock option grants during 2007 and 2006, the implementation of SFAS No. 123(R) had no effect on the operations, financial condition or cash flow of the Company for the years ended December 31, 2007 and 2006.

Prior to 2006, the Company applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, compensation cost was measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method included in SFAS No. 123, the Company’s net earnings and earnings per share for the year ended December 31, 2005  would have been reduced to the proforma amounts indicated below:

Net earnings	$3,813,471
Deduct:
Total stock-based compensation expense determined under fair value based method, net of related tax effect	(1,271,404)
Proforma net earnings	$2,542,067
Net earnings per common share – basic:
As reported	$1.31
Proforma	$.88
Net earnings per common share – diluted:
As reported	$1.30
Proforma	$.87

The estimated fair value of options granted during 2005 was $13.05, per share. The fair value of options granted under the Company’s fixed stock option plans during 2005, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: expected dividend yield of 3.20% in 2005; expected volatility of 85% in 2005; weighted average risk-free interest rate of 4.25% in 2005; and,  an expected weighted average life of five years in 2005.

Recent Accounting Pronouncements
Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”).  This interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statements.  FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized.  This interpretation is effective for fiscal years beginning after December 15, 2006, and requires management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption.  The implementation of FIN 48 had no material effect on the Company’s consolidated financial statements.

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
On July 25, 2005, the Company consummated an agreement to acquire all of the outstanding shares of Liberty         Bank & Trust (“Liberty”) for $3.6 million in cash plus certain acquisition costs totaling $194,000.  Additionally, the purchase price could include approximately $789,000 of contingent cash consideration that will be released from escrow only upon the lapse of the expiration period and resolution of the contingencies.  The cash proceeds to consummate the purchase were obtained from cash dividends paid to the Company by its bank subsidiary, Habersham Bank.  Liberty was a commercial bank based in Toccoa, (Stephens County), Georgia and had total assets of $23.2 million, including total loans of $15 million and total investments of $3.3 million.  Additionally, Liberty had $20 million in deposits.  The Company accounted for the transaction using the purchase method and accordingly, the purchase price was allocated to assets and liabilities acquired based upon their fair values at the date of the acquisition. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $1.1 million, none of which were deductible for income tax purposes. Operations of Liberty are included in the consolidated statements of earnings since its acquisition.

(4)	Reserve Requirements
At December 31, 2007 and 2006, the Federal Reserve Bank required that the Bank maintain average reserve balances of $926,000 and $1,737,000, respectively.

(5)	Investment Securities Available for Sale
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government-sponsored enterprises	$33,384,277	225,251	42,142	33,567,386
Mortgage-backed securities	30,362,134	88,900	523,674	29,927,360
State and political subdivisions	26,298,632	215,492	300,766	26,213,358
Equity securities	209,110	-	27,112	181,998
Total	$90,254,153	529,643	893,694	89,890,102
December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government-sponsored enterprises	$31,049,720	9,505	385,376	30,673,849
Mortgage-backed securities	32,115,158	27,293	951,369	31,191,082
State and political subdivisions	22,804,347	226,646	93,547	22,937,446
Equity securities	209,109	-	29,071	180,038
Total	$86,178,334	263,444	1,459,363	84,982,415

Proceeds from sales and calls of available for sale securities during 2007, 2006 and 2005 were $4,136,400, $2,013,278 and $5,188,280, respectively.

Gross gains of $4,900, $9,881 and $35,802 were recognized on those sales for 2007, 2006 and 2005, respectively.  Gross losses of $23,097 and $50,737 were recognized on those sales for 2006 and 2005, respectively.

The following investments available for sale have an unrealized loss at December 31, 2007 and 2006 for which an other than temporary impairment has not been recognized:

	2007		2006
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
U.S. government-sponsored enterprises	$2,287,869	4,399	6,901,880	42,746
Mortgage-backed securities	527,339	13,067	2,755,736	37,684
State and political subdivisions	7,646,042	197,502	4,330,457	44,412
	$10,461,250	214,968	13,988,073	124,842

Unrealized loss for greater than 12 months:
U.S. government-sponsored enterprises	$5,796,199	37,743	20,572,302	342,629
Mortgage-backed securities	21,917,295	510,607	26,367,202	913,685
State and political subdivisions	4,414,426	103,264	3,259,021	49,136
Equity securities	181,998	27,112	180,038	29,071
	32,309,918	678,726	50,378,563	1,334,521
	$42,771,168	893,694	64,366,636	1,459,363

At December 31, 2007, there were 5 U.S. government-sponsored enterprises, 10 mortgage-backed securities, and 23 state and political subdivision securities with an unrealized loss for less than 12 months and 12 U.S. government-sponsored enterprises, 64 mortgage-backed securities, and 16 state and political subdivision securities and one equity investment with an unrealized loss for more than 12 months. The total fair value of the securities with an unrealized loss at December 31, 2007 represented 97.95% of their amortized cost; therefore, the impairment is not considered severe. While the duration is dependent on the market, the existing unrealized loss could be shortened by the issuing agency calling the securities.

The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2007, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,662,773	1,663,112
Due after one year through five years	9,182,333	9,225,821
Due after five years through ten years	22,970,764	23,047,330
Due after ten years	56,229,173	55,771,841
Total	$90,045,043	89,708,104

Investment securities available for sale with carrying values of approximately $78,008,000 and $65,505,000 were pledged as collateral at December 31, 2007 and 2006, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(6)	Investment Securities Held to Maturity
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$43,179	868	2	44,045
State and political subdivisions	2,646,019	61,620	-	2,707,639
Total	$2,689,198	62,488	2	2,751,684

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$68,124	1,822	-	69,946
State and political subdivisions	3,221,198	80,639	3,842	3,297,995
Total	$3,289,322	82,461	3,842	3,367,941

There were no proceeds from calls in 2007.  Proceeds from calls of investment securities held to maturity during  2006 and 2005 were  $80,000 and $596,708, respectively. Gross gains of $9,281 were recognized on those calls for 2005.   There were no gains or losses on maturities or calls in 2007 or 2006.

The amortized cost and estimated fair values of securities held to maturity at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$547,803	552,745
Due after one year through five years	708,819	725,157
Due after five years through ten years	1,380,177	1,416,002
Due after ten years	52,399	57,780
Total	$2,689,198	2,751,684

Investment securities held to maturity with carrying values of approximately $2,564,000 and $1,680,000 were pledged as collateral at December 31, 2007 and 2006, respectively, for public deposits and other deposits, as required by law.

(7)	Loans
Loans at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Real estate:
Construction	$175,904,135	152,752,981
Other	138,401,227	161,190,348
Commercial, financial and agricultural	20,496,647	15,901,820
Consumer installment	15,630,413	16,503,399
	350,432,422	346,348,548
Less:
Unamortized loan origination fees, net	28,060	71,254
Unearned credit life premiums	16,671	16,493
Allowance for loan losses	2,136,848	3,444,789
Total	$348,250,843	342,816,012

Changes in the allowance for loan losses are as follows:

	2007	2006	2005
Balance, January 1	$3,444,789	3,944,525	3,634,643
Provision for loan losses	675,225	-	330,000
Loans charged off	(2,116,001)	(702,626)	(444,351)
Recoveries	132,835	202,890	209,154
Allowance from purchase acquisition	-	-	215,079
Balance, December 31	$2,136,848	3,444,789	3,944,525

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2007 and 2006 are as follows:

	2007		2006
	Balance	Allowance Amount	Balance	Allowance Amount
Impaired loans with a related allowance	$18,326,924	102,444	344,930	52,000
Impaired loans without a related allowance	-	-	157,303	-

The average amount of impaired loans during 2007, 2006 and 2005 was $6,152,253, $530,258 and $1,014,810, respectively. The interest income recognized on such loans was $592,664 in 2007, $10,058 in 2006 and $37,569 in 2005, which approximated the amount of interest received on the cash basis.

Habersham Bank held concentrations of loans to customers, which totaled of 100% or more of Tier 1 capital by purpose code at December 31, 2007 and 2006, as follows:

	2007	2006
Land and subdivision development	$100,880,811	56,943,812
Real estate lessors (amortized non-owner occupied)	73,456,063	51,464,636
	$174,336,874	108,408,448

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. At December 31, 2007 and 2006, the Company had outstanding loan commitments approximating $73,283,000 and $103,796,000, respectively, and standby letters of credit approximating $5,499,000 and $5,881,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

  (8)     Premises and Equipment
Premises and equipment are summarized as follows:

	2007	2006
Land	$5,121,361	2,545,691
Buildings	12,612,790	10,464,309
Leasehold improvements	148,637	150,310
Construction in progress	663,046	1,420,585
Furniture and equipment	7,455,704	7,397,361
Total	26,001,538	21,978,256
Less accumulated depreciation	9,919,945	9,054,536
Premises and equipment, net	$16,081,593	12,923,720

The Company has entered into operating lease agreements for property.  Approximate minimum rentals under such leases are as follows:

2008	$598,876
2009	577,945
2010	549,513
2011	327,775
2012	164,820
$2,218,929

Rental expense was $530,297 in 2007, $460,625 in 2006 and $362,138 in 2005.

(9)	Other Real Estate
A summary of real estate acquired through foreclosure or deeds in lieu of foreclosure follows:

	2007		2006
	Number of Properties	Carrying Amount	Number of Properties	Carrying Amount
Properties acquired from borrowers, net of amounts charged against the allowance for loan losses at foreclosure:
Commercial properties	2	$639,500	1	$399,500
Residential properties	1	33,844	-	-
Vacant lots	39	4,500,483	5	138,475
Residential construction properties	22	6,324,444	-	-
	64	$11,498,271	6	$537,975

The following is a summary of the changes in other real estate for the years ended December 31, 2007 and 2006:

	2007		2006
	Number of Properties	Carrying Amount	Number of Properties	Carrying Amount
Balance at the beginning of the year	6	$537,975	8	$2,773,662
Additions – primarily foreclosed properties	64	11,635,971	12	1,055,372
Deletions – primarily property sales	(6)	(533,675)	(14)	(3,274,559)
Write-downs	-	(142,000)	-	(16,500)
Balance at the end of the year	64	$11,498,271	6	$537,975

Carrying values for foreclosed properties are based on independent appraisals at the date of foreclosure adjusted for estimated disposal costs and quick sale concessions, which is management’s best estimate of fair value.  While management uses available information to record foreclosed properties at fair value, future write-downs may be necessary based on changes in economic conditions and other factors.

(10)	Deposits and Borrowings
At December 31, 2007, the scheduled maturities of time deposits are as follows:

2008	$150,147,911
2009	18,833,871
2010	24,153,725
2011	9,129,179
2012 and thereafter	1,947,607
Total	$204,212,293

Short-term borrowings of $766,608 and $778,778 at December 31, 2007 and 2006, respectively, consist of a U.S. Treasury, tax and loan deposit note.

(11)	Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Certain information related to the Company’s securities sold under repurchase agreements is summarized as follows:
	2007	2006
Balance at year-end	$26,183,807	5,873,955
Maximum outstanding during the year	34,867,414	13,083,955
Average outstanding during the year	14,213,048	6,395,038
Weighted average interest rate during the year	4.30%	2.45%
Weighted average interest rate at end of year	3.87%	4.04%

All securities sold under repurchase agreements are held by independent trustees. Securities sold under repurchase agreements at December 31, 2007 and 2006 are collateralized by investment securities with aggregate carrying values of approximately $13,724,000 and $9,314,000, respectively.  At December 31, 2007 and 2006, the Company had additional repurchase agreement line of credit commitments available with a regional bank totaling $550,000 and $5,860,000, respectively. No amounts were outstanding under that commitment at December 31, 2007 and 2006. The Company also had additional repurchase agreement line of credit commitments available with another regional bank totaling $2,100,000 and $133,500 at December 31, 2007 and 2006, respectively. No amounts were outstanding under that commitment at December 31, 2007 and 2006.

The Company did not have any federal funds purchased at December 31, 2007 and 2006.  At December 31, 2007 and 2006, the Company had unused lines for overnight borrowings through Federal Funds purchased of $30,000,000.

(12)	FHLB Advances
At December 31, 2007, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling $38,220,740 of which $38,000,000 was advanced and $220,740 was available.

Advances outstanding at December 31, 2007 consisted of:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
March 30, 2000	$10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 21, 2004	3,000,000	5.21%	May 21, 2009	Floating	No call provision
August 26, 2004	3,000,000	5.26%	August 26, 2009	Floating	No call provision
May 17, 2005	4,000,000	4.18%	May 19, 2008	Fixed	No call provision
May 22, 2006	3,000,000	5.46%	May 22, 2008	Fixed	No call provision
September 13, 2006	5,000,000	5.06%	September 14, 2009	Floating	No call provision
	$38,000,000

At December 31, 2007, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB, cash totaling $500,000 and certain qualifying first mortgage loans with an outstanding balance of $25,704,000.

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

(13)	Derivative Instruments and Hedging Activities
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

Derivative instruments that are used as part of the Company’s interest rate risk-management strategy include interest rate swap contracts.  Interest rate swaps generally involve the exchange of fixed and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date.

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

During 2004, Habersham Bank entered into two interest rate swap agreements with a regional bank to partially offset the interest rate risk associated with variable rate Federal Home Loan Bank (“FHLB”) borrowings.  Each FHLB loan amount is $3 million with quarterly adjustable rates set at 23 basis points above the three-month LIBOR.  The three-month LIBOR rate at December 31, 2007 was 4.70%. The first swap contract was entered into during the second quarter of 2004 and is for a 4.5% fixed rate on a $3 million notional amount.  The swap matures on May 21, 2009.  The second swap contract was entered into during the third quarter of 2004 and is for a 4.05% fixed rate on a $3 million notional amount. The swap matures on August 26, 2009.

The swaps are being accounted for as cash flow hedges at December 31, 2007 and 2006.  The fair values are included in other comprehensive income, net of taxes.  Habersham Bank recorded a liability of approximately $33,000 at December 31, 2007 and an asset of approximately $116,000 at December 31, 2006 to reflect the fair value of the swaps.

The hedges were designed to be highly effective as all terms of the swaps are matched to the FHLB advances.    The Company utilizes the long-haul methodology to measure the effectiveness of the hedges.  Because of the matching terms of the advances and the interest rate swaps, with the exception of the prepayment ability, the hedges would continue to be highly effective as long as the FHLB advances continued to be outstanding.  On a quarterly basis, the company ensures the debt remains outstanding and that the credit risk of the swap counterparty has not diminished.  If the debt is outstanding and there has been no change in the credit risk of the swap counterparty, the hedge is deemed to remain effective.  Any changes in the fair value of the swaps are recorded on the balance sheet and accounted for in accumulated other comprehensive income, net of tax.  If the debt were no longer outstanding, or there was a credit risk problem (default) with the swap counterparty, the hedge would no longer be deemed effective and the fair value of the swaps would be reclassified from accumulated other comprehensive income to current earnings.  No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of earnings for the years ending December 31, 2007, 2006 and 2005.

(14)	Income Taxes
Income tax expense (benefit)  for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Current:
Federal	$718,442	1,943,753	1,493,741
State	-	278,726	160,354
Total current	718,442	2,222,479	1,654,095
Deferred:
Federal	270,476	160,719	(4,589)
State	31,502	28,467	(534)
Total deferred	301,978	189,186	(5,123)
Total	$1,020,420	2,411,665	1,648,972

The provision for income taxes is less than that computed by applying the Federal statutory rate of 34% to earnings before income taxes as indicated by the following:

	2007	2006	2005
Income tax on earnings before income taxes at statutory rate	$1,346,324	2,619,555	1,857,231
Differences resulting from:
Tax-exempt income	(394,833)	(338,217)	(278,379)
Earnings on cash surrender value of life insurance	(62,281)	(58,519)	(61,804)
State income tax, net of Federal tax effect	20,791	202,747	105,481
Other	110,419	(13,901)	26,443
	$1,020,420	2,411,665	1,648,972

At December 31, 2007 and 2006, the significant components of the Company’s net deferred tax assets and liabilities are as follows:

	2007	2006
Deferred tax assets:
Allowance for loan losses	$811,147	1,307,642
Other real estate	193,872	81,434
Deferred compensation	386,674	409,593
Furniture, fixtures and equipment due to difference in depreciation methods	157,921	23,106
Unearned credit life premiums	6,329	6,261
Unrealized loss on investment securities available for sale	123,777	406,612
Unrealized loss on derivatives	11,260	-
Loan discount	29,824	53,939
Other	17,616	196
	1,738,420	2,288,783
Deferred tax liabilities:
Unrealized gain on derivatives	-	(39,536)
Core deposit intangible	(178,660)	(202,219)
Deferred loan fees	(10,651)	(27,048)
Unearned safe deposit box income	-	(9,824)
Prepaid expenses	(199,383)	(126,413)
	(388,694)	(405,040)
Net deferred tax asset	$1,349,726	1,883,743

The net deferred tax asset is included in other assets in the consolidated balance sheets.

(15)	Stockholders’ Equity
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s capital categories.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 are as follows (dollars in thousands):
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital (to Risk-Weighted Assets):
Company	$52,542	12.90%	32,589	8%	N/A	N/A
Bank	$49,322	12.13%	32,521	8%	40,651	10%
Tier I Capital (to Risk-Weighted Assets):
Company	$50,405	12.37%	16,295	4%	N/A	N/A
Bank	$47,185	11.61%	16,260	4%	24,391	6%
Tier I Capital (to Average Assets):
Company	$50,405	9.99%	20,192	4%	N/A	N/A
Bank	$47,185	9.38%	20,131	4%	25,164	5%
As of December 31, 2006:
Total Capital (to Risk-Weighted Assets):
Company	$55,610	14.03%	31,720	8%	N/A	N/A
Bank	$51,915	13.19%	31,477	8%	39,346	10%
Tier I Capital (to Risk-Weighted Assets):
Company	$52,165	13.16%	15,860	4%	N/A	N/A
Bank	$48,470	12.32%	15,738	4%	23,608	6%
Tier I Capital (to Average Assets):
Company	$52,165	10.83%	19,260	4%	N/A	N/A
Bank	$48,470	10.14%	19,115	4%	23,893	5%

The Department of Banking and Finance requires prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on this limitation, the amount of cash dividends available from the Bank for payment in 2008 is approximately $1,975,000, subject to maintenance of the minimum capital requirements.  As a result of this restriction, at December 31, 2007, approximately $48,994,000 of the parent company’s investment in the Bank is restricted as to dividend payments from the Bank to the parent company.

(16)	Employee Benefit and Stock Option Plans
The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) – (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant’s first 3% of compensation contributed. The Company’s contributions to the plan totaled $220,162 in 2007, $196,760 in 2006 and $149,489 in 2005.

During 1998, the Bank’s board of directors approved the Director’s Retirement Plan (the Plan), a noncontributory retirement plan. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2007 and 2006, the cash surrender values of the life insurance policies totaled $5,029,954 and  $5,046,830, respectively, and are included in cash surrender values of life insurance in the balance sheet.

During 2006, the Bank’s board of directors approved a Senior Executive Retirement Plan (“SERP”) for five of the Bank’s key employees to be funded by the purchase of bank-owned life insurance.  The SERP, a noncontributory retirement plan, provides amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the employees upon retirement.  During 2007, the Bank purchased the life insurance policies under this SERP which becomes effective January 1, 2008.  As of December 31, 2007, the cash surrender values of the life insurance policies totaled $4,508,657, and is included in cash surrender values of life insurance in the balance sheet.

The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

The Company’s Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 203,675 at December 31, 2007 and 2006.

The following table summarizes information about stock options outstanding at December 31, 2007:

Number Outstanding and Exercisable at December 31, 2007	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price

50,500	1.00	$24.49
71,250	3.40	20.60
109,000	4.37	22.95
230,750	3.34	22.56

A summary of the status of the Company’s stock option plans and changes during 2007, 2006 and 2005 is presented below:
	2007		2006		2005
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Outstanding at beginning of the year	298,250	$21.49	367,750	$20.98	314,500	$19.41
Granted	-	-	-	-	117,750	22.95
Exercised	-	-	(63,000)	18.27	(26,500)	11.10
Terminated and expired	(67,500)	17.82	(6,500)	23.54	(38,000)	21.02
Outstanding and exercisable at end of year	230,750	22.56	298,250	21.49	367,750	20.98

There were no options exercised during 2007.  There was no intrinsic value of exercisable options at December 31, 2007 based on a market price of $15.61.  The total intrinsic value of options exercised in 2006 and 2005 was $361,157 and $311,228, respectively.

(17)	Other Expenses
Items comprising other expenses for the years ended December 31, 2007, 2006 and 2005 are as follows:
	2007	2006	2005
Legal and other outside services	$1,198,210	1,089,565	977,933
Advertising and public relations	721,683	678,622	598,857
Office supplies	535,841	514,175	438,765
Leased equipment expense	422,836	375,769	328,968
Other	1,762,337	1,548,077	1,369,626
Total	$4,640,907	4,206,208	3,714,149

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

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$22,385,227	22,385,227	90,517,808	90,517,808
Investment securities available for sale	89,890,102	89,890,102	84,982,415	84,982,415
Investment securities held to maturity	2,689,198	2,751,684	3,289,322	3,367,941
Other investments	3,408,924	3,408,924	3,365,224	3,365,224
Loans held for sale	1,865,850	1,879,102	3,183,115	3,196,032
Loans, net	348,250,843	349,180,116	342,816,012	340,071,367
Cash surrender value of life insurance	9,538,611	9,538,611	5,046,830	5,046,830
Interest rate swaps	-	-	116,285	116,285
Liabilities:
Deposits	$390,266,638	392,776,117	450,628,760	452,735,267
Short-term borrowings	766,608	766,608	778,778	778,778
Federal funds purchased and securities sold under repurchase agreements	26,183,807	26,183,807	5,873,955	5,873,955
FHLB advances	38,000,000	38,794,791	38,000,000	38,410,681
Interest rate swaps	33,117	33,117	-	-

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

The fair value of Federal Home Loan Bank stock and the cash surrender value of bank-owned life insurance approximates carrying value. Other insignificant investments have been reflected above with fair values equaling carrying values.

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

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2007 and 2006. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(19)	Related Party Transactions
In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2007 of loans to executive officers, directors, and principal stockholders is as follows:

Balance, January 1	$8,057,403
Amounts advanced	8,986,025
Repayments	(5,547,667)
Balance, December 31	$11,495,761

Deposits from related parties totaled approximately $22,252,000 and $88,834,000 at December 31, 2007 and 2006, respectively.   There were no deposit relationships with a balance greater than 5% of total deposits as of December 31, 2007.   At December 31, 2006, the Bank had one significant deposit relationship (balance greater than 5% of total deposits) with a total deposit balance of $80,043,000.

(20)	Condensed Financial Statements of Habersham Bancorp (Parent Only)
The parent company only condensed financial statements are presented below:

CONDENSED BALANCE SHEETS

Assets
	December 31
	2007	2006
Cash	$242,296	746,161
Investment in subsidiaries	50,969,192	51,868,864
Other investments	599,990	599,990
Equipment, net	76,080	107,637
Other assets	2,420,597	2,315,373
Total assets	$54,308,155	55,638,025

Liabilities and Stockholders’ Equity
Accounts payable	$125,980	73,904
Stockholders’ equity:
Common stock	2,818,593	2,968,593
Additional paid-in capital	13,490,587	15,530,587
Retained earnings	38,135,126	37,777,500
Accumulated other comprehensive income (loss)	(262,131)	(712,559)
Total stockholders’ equity	54,182,175	55,564,121
Total liabilities and stockholders’ equity	$54,308,155	55,638,025

CONDENSED STATEMENTS OF EARNINGS

For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Income:
Dividends from bank	$5,300,000	1,500,000	7,500,000
Management fees from subsidiaries	672,000	668,666	668,666
Other income	5,306	10,000	29,695
Total income	5,977,306	2,178,666	8,198,361
Expenses:
General and administrative	2,296,202	2,070,585	1,766,390
Earnings before income taxes and equity in undistributed earnings of subsidiaries	3,681,104	108,081	6,431,971
Income tax benefit	608,353	524,445	402,314
Earnings before equity in undistributed earnings of subsidiaries	4,289,457	632,526	6,834,285
(Distributions in excess of earnings) equity in undistributed earnings of subsidiaries	(1,350,100)	4,660,383	(3,020,814)
Net earnings	$2,939,357	5,292,909	3,813,471

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$2,939,357	5,292,909	3,813,471
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	47,708	47,289	31,977
Gain on sale of equipment	(5,306)	(10,000)	-
(Increase) decrease in other assets	(105,224)	(97,665)	(142,525)
(Decrease) increase in other liabilities	52,076	59,433	(65,683)
Distributions in excess of earnings (equity in undistributed earnings) of subsidiaries	1,350,100	(4,660,383)	3,020,814
Net cash provided by operating activities	4,278,711	631,583	6,658,054

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Liberty Bank & Trust, net of cash acquired of $4,631,073	-	-	(563,111)
Contributions to bank subsidiary	-	-	(4,631,073)
Purchase of other investment	-	-	(599,990)
Purchase of equipment	(45,705)	(45,703)	(93,353)
Proceeds from sale of equipment	34,860	10,000	-
Net cash used in investing activities	(10,845)	(35,703)	(5,887,527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(2,581,731)	(1,060,172)	(929,785)
Common stock repurchase	(2,190,000)	-	-
Proceeds from issuance of common stock upon exercise of stock options	-	770,485	168,201
Net cash used in financing activities	(4,771,731)	(289,687)	(761,584)
(Decrease) increase in cash	(503,865)	306,193	8,943
Cash at beginning of year	746,161	439,968	431,025
Cash at end of year	$242,296	746,161	439,968

(21)	Quarterly Financial Data (Unaudited)
The supplemental quarterly financial data for the years ended December 31, 2007 and 2006 is summarized as follows:
	Quarter Ended
	March 31 2007	June 30 2007	September 30 2007	December 31 2007
Interest income	$9,037,996	9,351,395	9,295,267	8,690,880
Interest expense	3,980,126	4,118,754	4,396,180	4,351,844
Net interest income	5,057,870	5,232,641	4,899,087	4,339,036
Provision for loan losses	-	-	80,000	595,225
Net earnings	984,455	1,034,329	854,776	65,797
Net earnings per share – basic	.33	.35	.29	.02
Net earnings per share – diluted	.33	.35	.29	.02
	March 31 2006	June 30 2006	September 30 2006	December 31 2006
Interest income	$7,963,941	8,258,056	9,122,968	9,115,073
Interest expense	2,884,292	3,051,091	3,471,205	3,811,071
Net interest income	5,079,649	5,206,965	5,651,764	5,304,001
Provision for loan losses	-	-	-	-
Net earnings	1,271,224	1,325,275	1,532,890	1,163,520
Net earnings per share – basic	.43	.45	.52	.39
Net earnings per share – diluted	.43	.44	.51	.39