Form 10-K, Exhibit 13
period 2008-12-31
HABERSHAM BANCORP
filed 2009-03-13
CIK 754597

Exhibit 13.0

HABERSHAM BANCORP
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Habersham Bancorp and Subsidiaries

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

\s\Porter Keadle Moore, LLP
Atlanta, Georgia
March 2, 2009

Habersham Bancorp and Subsidiaries

Consolidated Balance Sheets

December 31, 2008 and 2007

Assets
	2008	2007
Cash and due from banks	$13,639,940	18,196,283
Federal funds sold	620,036	4,188,944
Cash and cash equivalents	14,259,976	22,385,227
Investment securities available for sale	97,277,891	89,890,102
Investment securities held to maturity, estimated fair value of $1,052,829 and $2,751,684	1,025,435	2,689,198
Other investments	3,334,124	3,408,924
Loans held for sale	-	1,865,850
Loans, net of allowance for loan loss of $12,167,645 and $2,136,848	310,606,916	348,250,843
Premises and equipment, net	19,479,393	16,081,593
Accrued interest receivable	2,221,546	2,752,173
Other real estate	27,336,874	11,498,271
Goodwill	-	3,549,780
Cash surrender value of life insurance	9,936,088	9,538,611
Income tax receivable	2,504,297	332,161
Other assets	6,886,725	1,976,614
Total assets	$494,869,265	514,219,347
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$29,664,234	29,740,791
Money market and NOW accounts	77,638,103	96,236,923
Savings	43,180,202	60,076,631
Time ($100,000 and over)	102,390,560	116,043,575
Other time	140,014,565	88,168,718
Total deposits	392,887,664	390,266,638
Short-term borrowings	760,468	766,608
Federal funds purchased and securities sold under repurchase agreements	16,383,982	26,183,807
Federal Home Loan Bank advances	38,000,000	38,000,000
Accrued interest payable	2,805,353	3,303,394
Other liabilities	2,033,785	1,516,725
Total liabilities	452,871,252	460,037,172
Commitments
Stockholders’ equity:
Preferred stock; 10,000,000 shares authorized; 3,000 shares issued and outstanding in 2008	2,977,762	-
Common stock, $1.00 par value; 10,000,000 shares authorized; 2,818,593 shares issued and outstanding	2,818,593	2,818,593
Additional paid-in capital	13,490,587	13,490,587
Retained earnings	22,517,920	38,135,126
Accumulated other comprehensive income (loss)	193,151	(262,131)
Total stockholders’ equity	41,998,013	54,182,175
Total liabilities and stockholders’ equity	$494,869,265	514,219,347

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Interest income:
Loans	$21,416,324	31,670,690	29,927,711
Investments:
Taxable securities	3,559,252	3,086,017	2,873,933
Tax exempt securities	906,024	1,110,046	982,884
Other investments	157,440	236,914	233,392
Federal funds sold	95,542	271,871	442,118
Total interest income	26,134,582	36,375,538	34,460,038
Interest expense:
Time deposits, $100,000 and over	4,718,506	5,792,183	3,949,260
Other deposits	7,062,904	8,345,735	7,116,569
Federal funds purchased and securities sold under repurchase agreements	621,668	611,682	213,262
Short-term and other borrowings, primarily FHLB advances	1,884,968	2,097,304	1,938,568
Total interest expense	14,288,046	16,846,904	13,217,659
Net interest income	11,846,536	19,528,634	21,242,379
Provision for loan losses	16,020,862	675,225	-
Net interest (loss) income after provision for loan losses	(4,174,326)	18,853,409	21,242,379
Noninterest income:
Mortgage origination income	402,275	774,490	785,147
Service charges on deposit accounts	1,081,228	988,256	902,238
Other service charges and commissions	264,526	254,240	265,653
Securities gains (losses), net	362,769	4,900	(13,216)
Gain (loss) on sale of premises and equipment	(7,576)	7,545	83,555
Income from life insurance	397,477	190,084	172,116
Trust services fees	481,730	410,069	314,139
Other income	1,134,373	1,148,957	1,146,118
Total noninterest income	4,116,802	3,778,541	3,655,750
Noninterest expense:
Salaries and employee benefits	9,473,561	10,544,056	9,779,789
Goodwill impairment	3,549,780	-	-
Occupancy expenses	2,652,590	2,401,145	2,209,495
Losses on sales, write-downs and other expenses on other real estate	1,363,928	177,733	71,374
Computer services	608,457	632,601	553,849
Telephone	493,476	453,464	444,214
Leased equipment expense	470,217	422,836	375,769
Other	4,018,455	4,040,338	3,759,065
Total noninterest expense	22,630,464	18,672,173	17,193,555
Earnings (loss) before income taxes	(22,687,988)	3,959,777	7,704,574
Income tax benefit (expense)	7,838,667	(1,020,420)	(2,411,665)
Net earnings (loss)	$(14,849,321)	2,939,357	5,292,909
Earnings (loss) per common share – basic	$(5.27)	1.00	1.80
Earnings (loss) per common share – diluted	$(5.27)	1.00	1.77
Weighted average number of common shares outstanding	2,818,593	2,942,292	2,942,737
Weighted average number of common and common equivalent shares outstanding	2,818,593	2,952,528	2,983,048

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Net (loss) earnings	$(14,849,321)	2,939,357	5,292,909
Other comprehensive income:
Unrealized holding gains on investment securities available for sale arising during period	1,097,054	836,769	283,072
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	(62,356)	(149,402)	36,269
Reclassification adjustment for (gains) losses on investment securities available for sale	(344,877)	(4,900)	13,216
Total other comprehensive income before tax	689,821	682,467	332,557
Income taxes related to other comprehensive income:
Unrealized holding gains on investment securities available for sale arising during period	(372,998)	(284,502)	(96,244)
Unrealized holding (gains) losses on derivative financial instruments classified as cash flow hedges arising during the period	21,201	50,797	(12,332)
Reclassification adjustment for gains (losses) on investment securities available for sale	117,258	1,666	(4,494)
Total income taxes related to other comprehensive income	(234,539)	(232,039)	(113,070)
Total other comprehensive income, net of tax	455,282	450,428	219,487
Total comprehensive income (loss)	$(14,394,039)	3,389,785	5,512,396

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2008, 2007 and 2006

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2005	$-	2,921,240	14,723,175	33,544,763	(932,046)	50,257,132
Net earnings	-	-	-	5,292,909	-	5,292,909
Change in other comprehensive income, net of tax	-	-	-	-	219,487	219,487
Cash dividends, $.36 per share	-	-	-	(1,060,172)	-	(1,060,172)
Tax benefit from options exercised	-	-	84,280	-	-	84,280
Issuance of common stock upon exercise of stock options	-	47,353	723,132	-	-	770,485
Balance, December 31, 2006	-	2,968,593	15,530,587	37,777,500	(712,559)	55,564,121
Net earnings	-	-	-	2,939,357	-	2,939,357
Change in other comprehensive income, net of tax	-	-	-	-	450,428	450,428
Common stock repurchase - 150,000 shares	-	(150,000)	(2,040,000)	-	-	(2,190,000)
Cash dividends, $.90 per share	-	-	-	(2,581,731)	-	(2,581,731)
Balance, December 31, 2007	-	2,818,593	13,490,587	38,135,126	(262,131)	54,182,175
Net loss	-	-	-	(14,849,321)	-	(14,849,321)
Change in other comprehensive income, net of tax	-	-	-	-	455,282	455,282
Cumulative effect of change in accounting principle due to adoption of EITF 06-10	-	-	-	(63,237)	-	(63,237)
Issuance of preferred stock , net of issuance costs of $22,238	2,977,762	-	-	-	-	2,977,762
Cash dividends, $.25 per share	-	-	-	(704,648)	-	(704,648)
Balance, December 31, 2008	$2,977,762	2,818,593	13,490,587	22,517,920	193,151	41,998,013

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities:
Net (loss) earnings	$(14,849,321)	2,939,357	5,292,909
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Provision for loan losses	16,020,862	675,225	-
Write downs of real estate owned	451,616	142,000	16,500
Goodwill impairment	3,549,780	-	-
Income from life insurance	(397,477)	(190,084)	(172,116)
Depreciation expense	1,110,407	1,170,791	1,052,771
Loss (gain) on sale and disposals of premises and equipment	7,576	(7,545)	(83,555)
Net amortization of premium/discount in investment securities	140,531	80,651	133,912
Securities (gain) loss, net	(362,769)	(4,900)	13,216
Loss (gain) on sale of other real estate	175,167	(82,556)	(15,454)
Net gain on sale of loans	(147,027)	(774,490)	(785,147)
Proceeds from sales of loans	20,886,277	35,732,752	33,611,309
Increase in loans held for sale	(18,873,400)	(33,640,997)	(33,889,839)
Amortization of intangible assets	62,064	62,064	62,064
Deferred income tax (benefit) expense	(4,850,715)	301,978	189,186
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	530,627	185,808	(578,810)
(Increase) decrease in other assets	(2,590,491)	(466,156)	(199,369)
Increase (decrease) in accrued interest payable	(498,041)	324,106	1,016,581
Increase (decrease) in other liabilities	453,823	(396,657)	27,769
Net cash provided by operating activities	819,489	6,051,347	5,691,927
Cash flows from investing activities:
Investment securities available for sale:
Proceeds from maturities	9,265,767	6,555,706	6,767,710
Proceeds from sales and calls	46,279,585	4,136,400	2,013,278
Purchases	(61,976,570)	(14,843,351)	(20,512,685)
Investment securities held to maturity:
Proceeds from maturities	431,192	599,800	31,801
Proceeds from calls	1,250,415	-	80,000
Other investments:
Proceeds from sales	74,800	-	553,500
Purchases	-	(43,700)	(543,300)
Net decrease (increase) in loans	3,770,333	(17,310,848)	(27,098,118)
Purchases of premises and equipment	(4,515,783)	(4,364,275)	(3,592,734)
Proceeds from sales of premises and equipment	-	43,156	219,240
Capitalized completion costs of other real estate	(1,759,558)	(435,179)	-
Purchase of life insurance	-	(4,501,753)	-
Redemption of life insurance	-	200,056	-
Proceeds from sales of other real estate	3,146,904	616,231	3,309,672
Net cash used in investing activities	(4,032,915)	(29,347,757)	(38,771,636)

Habersham Bancorp and Subsidiaries

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from financing activities:
Net increase (decrease) in deposits	$2,621,026	(60,362,122)	77,866,814
Net (decrease) increase in short-term borrowings	(6,140)	(12,170)	3,336
Proceeds from FHLB advances	7,000,000	4,000,000	8,000,000
Repayment of FHLB advances	(7,000,000)	(4,000,000)	(12,300,000)
Net (decrease) increase in federal funds purchased and securities sold under repurchase agreements	(9,799,825)	20,309,852	(2,549,368)
Payment of cash dividends	(704,648)	(2,581,731)	(1,060,172)
Common stock repurchase	-	(2,190,000)	-
Issuance of preferred stock	3,000,000	-	-
Preferred stock issuance costs	(22,238)	-	-
Issuance of common stock upon exercise of stock options	-	-	770,485
Net cash (used) provided by financing activities	(4,911,825)	(44,836,171)	70,731,095
Change in cash and cash equivalents	(8,125,251)	(68,132,581)	37,651,386
Cash and cash equivalents at beginning of the year	22,385,227	90,517,808	52,866,422
Cash and cash equivalents at end of year	$14,259,976	22,385,227	90,517,808
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,786,087	16,522,798	12,201,078
Income taxes	$-	1,261,000	2,403,000
Supplemental disclosures of noncash investing activities:
Other real estate acquired through loan foreclosures	$17,852,732	11,200,792	1,055,372

See accompanying notes to consolidated financial statements.

Habersham Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

(1)	Organization and Basis of Presentation
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

Interest Rate Risk
The Company’s assets and liabilities are generally monetary in nature and interest rates have an impact on the Company’s performance. The Company manages the effect of interest rates on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits and other borrowings. On a limited basis, the Company utilized derivative instruments to minimize fluctuation in earnings that are caused by interest rate volatility. However, a significant change in interest rates could have an effect on the Company’s results of operations.

Reclassifications
Certain 2007 and 2006 amounts have been reclassified to conform with the 2008 presentation. These reclassifications had no effect on the operations, financial condition or cash flows of the company.

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

Other Investments
At December 31, 2008 and 2007, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

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

Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of relevant delivery prices in the secondary mortgage market.  There were no loans held for sale at December 31, 2008.  There was no valuation allowance relating to mortgage loans held for sale at December 31, 2007.

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

For the purposes of determining the required allowance for loan losses and resulting periodic provisions, the Company segregates the loan portfolio into broad segments, such as: commercial real estate, residential real estate, construction, commercial business, and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories. The general allowance for losses on problem loans in these categories is based on a review and evaluation of these loans, taking into consideration financial condition and strengths of the borrower, related collateral, cash flows available for debt repayment, and known and expected economic trends and conditions. General loss percentages for the problem loans are determined based upon loss percentages by loan classification as well as historical loss experience. Specific allowances are provided in the event that the specific collateral analysis on each problem loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. For the remainder of the portfolio, general allowances for losses are calculated based on estimates of inherent losses which are likely to exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above.

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

Management uses a devoted internal loan reviewer who is independent of the lending function to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated loan losses.  From time to time, the Company utilizes independent external loan reviewers to supplement and challenge the internal loan reviewers.

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

Other Real Estate
Other real estate includes real estate acquired through foreclosure. Other real estate is carried at the lower of its recorded amount at the date of foreclosure or estimated fair value less costs to sell based on independent appraisals. Any excess of carrying value of the related loan over the fair value of the real estate at date of foreclosure is charged against the allowance for loan losses. Fair value is principally based on independent appraisals performed by local credentialed appraisers.  Any expense incurred in connection with holding such real estate or resulting from any writedowns subsequent to foreclosure is included in other noninterest expense.

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

Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price for bank acquisitions over the fair value of the net assets acquired.  Goodwill is tested annually for impairment unless events or circumstances arise that would indicate the need for more frequent testing.  The impairment tests are performed at the reporting level which in the Company’s case is effectively the entire entity.   During the fourth quarter of 2008, the Company engaged an independent business valuation firm to perform an assessment of the Company’s goodwill.  The assessment concluded that the Company had an impairment of its goodwill.  The fair value was determined based on two different approaches, the market approach and the income approach. Based on the assessment, the Company concluded that all of the goodwill was impaired and a non-cash impairment charge of $3,549,780 was recorded to operations during the fourth quarter of 2008.

Derivative Instruments and Hedging Activities
The fair value of derivatives is recognized in the financial statements as assets or liabilities.  The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception.  The change in fair value of instruments used as fair value hedges is accounted for as income of the period simultaneous with accounting for the fair value change of the item being hedged.  The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income.  The change in fair value of derivative instruments that do not qualify as a hedge is accounted for in the income of the period of the change.

Income Taxes
Income taxes are accounted for under the asset and liability method. Provisions for income taxes are based upon amounts reported in the statements of operations (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences between financial statement and tax bases of assets and liabilities measured using enacted tax rates expected to apply to taxable income in the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share
Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average of common shares outstanding. Diluted earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average of common shares outstanding plus common share equivalents resulting from dilutive stock options, determined using the treasury stock method.  Options on 174,750, 201,625 and 50,500 shares were not included in the diluted earnings (loss) per share computation for 2008, 2007 and 2006, respectively, as they were antidilutive.

Comprehensive Income
Other comprehensive income for the Company consists of items recorded directly in equity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and the net of tax effect of changes in the fair value of cash flow hedges.

Recent Accounting Pronouncements
Business Combinations
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  SFAS No. 141 (R) will significantly changed how entities apply the acquisition method to business combinations.  The most significant changes affecting how the Corporation will account for business combinations under this Statement include: the acquisition date is the date the acquirer obtains control; (and only) identifiable assets acquired, liabilities assumed, and non-controlling interests in the acquiree are stated at fair value on the acquisition date; assets or liabilities arising from non-contractual contingencies are measured at their acquisition date fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date are made retroactively during a measurement period not to exceed one year; acquisition related restructuring costs that do not meet the criteria of SFAS No.146, “Accounting for Cost Associated with Exit or Disposal Activities,” are expensed as incurred; transaction costs are expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies are recognized in the earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree is not permitted to be recognized by the acquirer. Additionally, SFAS No. 141(R) requires new and modified disclosures surrounding subsequent changes to acquisition–related contingencies, contingent consideration, non-controlling interest interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans and an enhanced goodwill rollforward.  The Company is required to apply SFAS No. 141(R) prospectively to all business combinations completed after January 1, 2009.

Accounting for Transfers of Financial Assets and Repurchase Financing Transaction
In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.”   This statement provides guidance regarding the accounting for a transfer of a financial asset and repurchase financing where the counterparties for both transactions are the same.  In these circumstances, certain criteria must be met in order to not account for the transactions as a linked transaction.  This FSP becomes effective for the fiscal years and interim periods within those fiscal years, beginning on or after November 15, 2008.  The Company does not anticipate that this FSP will have a material effect on the Company’s financial position, results of operations, or disclosures.

Disclosures about Derivative Instruments and Hedging Activities
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 is an amendment to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The objective of SFAS No. 161 is to expand the disclosure requirements of SFAS No. 133 with the intent to improve the financial reporting of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  The statement is effective for financial statements issued for fiscal years beginning after November 15, 2008.  The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.

Hierarchy of Generally Accepted Accounting Principles
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  The current GAAP hierarchy, as set forth in the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, has been criticized because (1) it is directed to the auditor rather than the entity, (2) it is complex, and (3) it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process.  The FASB believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.  Accordingly, the FASB concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this Statement to achieve that result.  The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.

Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active
In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.”  This FASB Staff Position clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSP FAS 157-3 provides guidance on (1) how an entity’s own assumption should be considered when measuring fair value when relevant observable inputs do not exist, (2) how available observable inputs in a market that is not active should be considered when measuring fair value and (3) how the use of market quotes should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value.  This FASB Staff Position is effective immediately.  The Company does not anticipate the new accounting principle to have a material effect on its financial position or results of operation.

Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

(3)	Cumulative Effect of Change in Accounting Principle
Effective January 1, 2008, the Company adopted Emerging Issues Task Force Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements (“EITF 06-10”).  EITF 06-10 requires a company to recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee.  The Company has post retirement benefits with several of its executives and directors.  Refer to Note 17 – “Employee Benefit and Stock Option Plans.”  Since the Company has agreed to maintain life insurance policies in place during the retirement years of these individuals, the Company must record a liability for the present value of the future costs to maintain the policies in force (mortality costs.)  EITF 06-10 allows companies to record the effects of adopting the EITF as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption.  On January 1, 2008, the Company recorded a liability and a cumulative-effect adjustment to retained earnings in the amount of $63,237, net of tax.  Additional increases in the liability will be charged to earnings in the year incurred.  For the year ended December 31, 2008, $17,784 was recorded to expense for the increase in the liability for future mortality costs.

(4)	Reserve Requirements
At December 31, 2008 and 2007, the Federal Reserve Bank required that the Bank maintain average reserve balances of $1,008,000 and $926,000, respectively.

(5)	Investment Securities Available for Sale
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government-sponsored enterprises	$26,698,164	450,650	16,018	27,132,796
Mortgage-backed securities	55,390,658	1,066,636	45,143	56,412,151
State and political subdivisions	14,591,833	30,802	1,075,052	13,547,583
Equity securities	209,110	-	23,749	185,361
Total	$96,889,765	1,548,088	1,159,962	97,277,891

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government-sponsored enterprises	$33,384,277	225,251	42,142	33,567,386
Mortgage-backed securities	30,362,134	88,900	523,674	29,927,360
State and political subdivisions	26,298,632	215,492	300,766	26,213,358
Equity securities	209,110	-	27,112	181,998
Total	$90,254,153	529,643	893,694	89,890,102

Proceeds from sales and calls of available for sale securities during 2008, 2007 and 2006 were $46,279,585, $4,136,400 and $2,013,278, respectively.

Gross gains of $373,313, $4,900 and $9,881 were recognized on those sales for 2008, 2007 and 2006, respectively.
Gross losses of $28,436 and $23,097 were recognized on those sales for 2008 and 2006, respectively.   There were no losses recognized in 2007.

The following investments available for sale have an unrealized loss at December 31, 2008 and 2007 for which an other than temporary impairment has not been recognized:

	2008		2007
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
U.S. government-sponsored enterprises	$858,685	14,391	2,287,869	4,399
Mortgage-backed securities	2,621,883	12,534	527,339	13,067
State and political subdivisions	9,974,570	860,452	7,646,042	197,502
	$13,455,138	887,377	10,461,250	214,968
Unrealized loss for greater than 12 months:
U.S. government-sponsored enterprises	$60,555	1,627	5,796,199	37,743
Mortgage-backed securities	4,599,716	32,609	21,917,295	510,607
State and political subdivisions	1,519,588	214,600	4,414,426	103,264
Equity securities	185,361	23,749	181,998	27,112
	6,365,220	272,585	32,309,918	678,726
	$19,820,358	1,159,962	42,771,168	893,694

At December 31, 2008, there was one U.S. government-sponsored enterprise security, 15 mortgage-backed securities, and 32 state and political subdivision securities with an unrealized loss for less than 12 months and one U.S. government-sponsored enterprise security, 14 mortgage-backed securities, and 5 state and political subdivision securities with an unrealized loss for more than 12 months. The total fair value of the securities with an unrealized loss at December 31, 2008 represented 94.15% of their amortized cost; therefore, the impairment is not considered severe. While the duration is dependent on the market, the existing unrealized loss could be shortened by the issuing agency calling the securities.

The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2008, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$83,613	84,269
Due after one year through five years	2,323,812	2,325,313
Due after five years through ten years	16,583,966	16,808,370
Due after ten years	77,689,264	77,874,578
Total	$96,680,655	97,092,530

Investment securities available for sale with carrying values of approximately $76,782,000 and $78,008,000 were pledged as collateral at December 31, 2008 and 2007, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(6)	Investment Securities Held to Maturity
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$26,835	890	84	27,641
State and political subdivisions	998,600	26,588	-	1,025,188
Total	$1,025,435	27,478	84	1,052,829

December 31, 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$43,179	868	2	44,045
State and political subdivisions	2,646,019	61,620	-	2,707,639
Total	$2,689,198	62,488	2	2,751,684

Proceeds from calls of held to maturity securities during 2008 were $1,250,415.  There were no proceeds from calls in 2007.  Proceeds from calls of investment securities held to maturity during 2006 were $80,000.

Gross gains of $18,477 and gross losses of $585 were recognized on the calls in 2008.  There were no gains or losses on calls in 2007 or 2006.

The amortized cost and estimated fair values of securities held to maturity at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$135,000	136,659
Due after one year through five years	561,700	569,500
Due after five years through ten years	324,149	342,167
Due after ten years	4,586	4,503
Total	$1,025,435	1,052,829

Investment securities held to maturity with carrying values of approximately $999,000 and $2,564,000 were pledged as collateral at December 31, 2008 and 2007, respectively, for public deposits and other deposits, as required by law.

(7)	Loans
Loans at December 31, 2008 and 2007 are summarized as follows:

	2008	2007
Real estate:
Construction	$148,110,567	175,904,135
Other	142,862,216	138,401,227
Commercial, financial and agricultural	16,808,412	20,496,647
Consumer installment	15,049,635	15,630,413
	322,830,830	350,432,422
Less:
Unamortized loan origination fees, net	34,888	28,060
Unearned credit life premiums	21,381	16,671
Allowance for loan losses	12,167,645	2,136,848
Total	$310,606,916	348,250,843

Changes in the allowance for loan losses are as follows:

	2008	2007	2006
Balance, January 1	$2,136,848	3,444,789	3,944,525
Provision for loan losses	16,020,862	675,225	-
Loans charged off	(6,045,113)	(2,116,001)	(702,626)
Recoveries	55,048	132,835	202,890
Balance, December 31	$12,167,645	2,136,848	3,444,789

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2008 and 2007 are as follows:

	2008		2007
	Balance	Allowance Amount	Balance	Allowance Amount
Impaired loans with a related allowance	$57,683,000	11,054,000	18,327,000	102,000
Impaired loans without a related allowance	12,031,000	-	-	-

The average amount of impaired loans and the related interest income recognized during 2008, 2007 and 2006 was as follows:

	2008	2007	2006
Average impaired loans	$31,172,000	6,152,000	530,000
Interest income recognized on nonaccrual loans	349,000	593,000	10,000

Habersham Bank held concentrations of loans to customers, which totaled 100% or more of Tier 1 capital by the following classifications at December 31, 2008 and 2007, as follows:

	2008	2007
Land and subdivision development	$77,725,875	100,880,811
Real estate lessors (amortized non-owner occupied)	69,291,195	73,456,063
	$147,017,070	174,336,874

Nonperforming loans consist of nonaccrual loans and accruing loans 90 days past due. The following summarizes nonperforming loans at December 31, 2008 and 2007:

	2008	2007
Accruing loans 90 days past due	$802,267	41,594
Nonaccrual loans	56,055,277	18,326,924
Total nonperforming loans	$56,857,544	18,368,518

The following summarizes nonaccrual loans at December 31, 2008 and 2007:

	Number of loans	2008	Number of loans	2007
Real Estate – construction & development loans	50	$52,442,846	30	$17,898,772
Real Estate – residential loans	11	313,004	5	170,794
Real Estate – commercial	4	2,689,491	2	219,297
Commercial loans	4	459,389	1	25,350
Consumer loans	23	150,547	4	12,711
Total nonaccrual loans	92	$56,055,277	42	$18,326,924

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. At December 31, 2008 and 2007, the Company had outstanding loan commitments approximating $64,825,000 and $73,283,000, respectively, and standby letters of credit approximating $1,761,000 and $5,499,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

(8)	Premises and Equipment
Premises and equipment are summarized as follows:

	2008	2007
Land	$5,121,361	5,121,361
Buildings	17,171,787	12,612,790
Leasehold improvements	148,637	148,637
Construction in progress	-	663,046
Furniture and equipment	7,771,007	7,455,704
Total	30,212,792	26,001,538
Less accumulated depreciation	10,733,399	9,919,945
Premises and equipment, net	$19,479,393	16,081,593

The Company has entered into operating lease agreements for property.  Approximate minimum rentals under such leases are as follows:

2009	$617,303
2010	530,358
2011	355,563
2012	63,830
$1,567,054

Rental and lease expense was $730,117 in 2008, $530,297 in 2007 and $460,625 in 2006.

(9)	Other Real Estate
The following summarizes other real estate at December 31, 2008 and 2007:

	2008		2007
	Number of Properties	Carrying Amount	Number of Properties	Carrying Amount
Commercial properties	41	$15,714,994	22	$6,324,444
Residential properties	2	673,250	1	33,844
Vacant lots	266	10,785,430	39	4,500,483
Residential construction properties	1	163,200	2	639,500
	310	$27,336,874	64	$11,498,271

The following is a summary of the changes in other real estate for the years ended December 31, 2008 and 2007:

	2008		2007
	Number of Properties	Carrying Amount	Number of Properties	Carrying Amount
Balance at the beginning of the year	64	$11,498,271	6	$537,975
Foreclosed properties	260	17,852,732	64	11,200,792
Capitalized completion costs	-	1,759,558	-	435,179
Sales of properties	(14)	(3,322,071)	(6)	(533,675)
Write-downs	-	(451,616)	-	(142,000)
Balance at the end of the year	310	$27,336,874	64	$11,498,271

Carrying values for foreclosed properties are based on independent appraisals performed by local credentialed appraisers at the date of foreclosure adjusted for estimated disposal costs and quick sale concessions, which is management’s best estimate of fair value.  While management uses available information to record foreclosed properties at fair value, future write-downs may be necessary based on changes in economic conditions and other factors.

(10)	Deposits and Short-Term Borrowings
At December 31, 2008, the scheduled maturities of time deposits are as follows:

2009	$189,639,960
2010	39,724,396
2011	9,500,392
2012	2,856,872
2013	683,505
Total	$242,405,125

Short-term borrowings of $760,468 and $766,608 at December 31, 2008 and 2007, respectively, consist of a U.S. Treasury, tax and loan deposit note.

At December 31, 2008 and 2007, the Bank held approximately $30.1 million and $13.0 million, respectively in certificates of deposit obtained through the efforts of third party brokers. The daily average balance of such deposits totaled approximately $21.2 million and $5.9 million in 2008 and 2007, respectively.  The weighted average yield during 2008 was 2.97% while the weighted average rate at December 31, 2008 was 3.98%.  The weighted average yield during 2007 was 4.64% while the weighted average rate at December 31, 2007, was 4.87%.  The deposits at December 31, 2008 have maturity dates ranging from April 2009 to August 2010.

(11)	Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Certain information related to the Company’s securities sold under repurchase agreements is summarized as follows:

	2008	2007
Balance at year-end	$16,383,982	26,183,807
Maximum outstanding during the year	42,720,547	34,867,414
Average outstanding during the year	24,175,635	14,213,048
Weighted average interest rate during the year	3.57%	4.30%
Weighted average interest rate at end of year	3.79%	3.87%

All securities sold under repurchase agreements are held by independent trustees. Securities sold under repurchase agreements at December 31, 2008 and 2007 are collateralized by investment securities with aggregate carrying values of approximately $19,264,000 and $13,724,000, respectively.

At December 31, 2008 and 2007, the Company had additional line of credit commitments available as shown below:

	2008	2007
	Total Available	Total Available
Federal discount window	$24,630,000	-
Federal funds line	10,000,000	30,000,000
Retail repurchase agreement	921,000	-
Retail repurchase agreement (subject to available securities)	3,950,000	2,650,000

At December 31, 2008, the Company had pledged certain investment securities for the Federal Funds line and the retail repurchase agreements.  At December 31, 2007, the Company had pledged certain investment securities for the retail repurchase agreements.  No amounts were outstanding on the above commitments at December 31, 2008 or 2007.

At December 31, 2008, the Company has pledged against the Federal Discount Window, certain investment securities totaling approximately $696,000 and certain qualifying loans with an outstanding balance of $22,985,000.

(12)	FHLB Advances
At December 31, 2008, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling approximately $38,211,000, of which the following was outstanding at December 31, 2008:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
March 30, 2000	$10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 21, 2004	3,000,000	2.40%	May 21, 2009	Floating	No call provision
August 26, 2004	3,000,000	2.40%	August 26, 2009	Floating	No call provision
May 19, 2008	4,000,000	2.91%	May 19, 2009	Fixed	No call provision
May 22, 2008	3,000,000	3.26%	May 22, 2013	Fixed	No call provision
September 13, 2006	5,000,000	2.00%	September 14, 2009	Floating	No call provision
	$38,000,000

At December 31, 2008, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB totaling approximately $2,634,000, cash totaling $1,955,000 and certain qualifying first mortgage loans with an outstanding balance of $49,493,000.

At December 31, 2007, the Company had available line of credit commitments with the Federal Home Loan Bank (FHLB) totaling approximately $38,221,000, of which the following was outstanding at December 31, 2007:

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

During 2004, Habersham Bank entered into two interest rate swap agreements with a regional bank to partially offset the interest rate risk associated with variable rate FHLB borrowings.  Each FHLB loan amount is $3 million with quarterly adjustable rates set at 23 basis points above the three-month LIBOR.  The three-month LIBOR rate at December 31, 2008 was 1.42%. The first swap contract was entered into during the second quarter of 2004 and is for a 4.5% fixed rate on a $3 million notional amount.  The swap matures on May 21, 2009.  The second swap contract was entered into during the third quarter of 2004 and is for a 4.05% fixed rate on a $3 million notional amount. The swap matures on August 26, 2009.

The swaps are being accounted for as cash flow hedges at December 31, 2008 and 2007.  The fair values are included in other comprehensive income, net of taxes.  Habersham Bank recorded liabilities at December 2008 and 2007 of approximately $95,000 and $33,000, respectively, to reflect the fair value of the swaps.

The hedges were designed to be highly effective as all terms of the swaps are matched to the FHLB advances.    The Company utilizes the long-haul methodology to measure the effectiveness of the hedges.  Because of the matching terms of the advances and the interest rate swaps, with the exception of the prepayment ability, the hedges would continue to be highly effective as long as the FHLB advances continued to be outstanding.  On a quarterly basis, the company ensures the debt remains outstanding and that the credit risk of the swap counterparty has not diminished.  If the debt is outstanding and there has been no change in the credit risk of the swap counterparty, the hedge is deemed to remain effective.  Any changes in the fair value of the swaps are recorded on the balance sheet and accounted for in accumulated other comprehensive income, net of tax.  If the debt were no longer outstanding, or there was a credit risk problem (default) with the swap counterparty, the hedge would no longer be deemed effective and the fair value of the swaps would be reclassified from accumulated other comprehensive income to current earnings.  No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of earnings for the years ending December 31, 2008, 2007 and 2006.

(14)	Income Taxes
Income tax benefit (expense) for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Current:
Federal	$2,235,459	(718,442)	(1,943,753)
State	752,493	-	(278,726)
Total current	2,987,952	(718,442)	(2,222,479)
Deferred:
Federal	4,344,687	(270,476)	(160,719)
State	506,028	(31,502)	(28,467)
Total deferred	4,850,715	(301,978)	(189,186)
Total	$7,838,667	(1,020,420)	(2,411,665)

The provision for income taxes is different than that computed by applying the Federal statutory rate of 34% to earnings before income taxes as indicated by the following:

	2008	2007	2006
Income benefit (tax) on earnings before income taxes at statutory rate	$7,713,916	(1,346,324)	(2,619,555)
Differences resulting from:
Goodwill impairment	(1,206,925)	-	-
Tax-exempt income	339,547	394,833	338,217
Earnings on cash surrender value of life insurance	135,142	62,281	58,519
Nondeductible interest expense	(46,081)	(64,088)	(44,288)
State income tax, net of Federal tax effect	830,624	(20,791)	(202,747)
Other	72,444	(46,331)	58,189
	$7,838,667	(1,020,420)	(2,411,665)

At December 31, 2008 and 2007, the significant components of the Company’s net deferred tax assets and liabilities are as follows:

	2008	2007
Deferred tax assets:
Allowance for loan losses	$4,619,048	811,147
Other real estate	1,052,100	193,872
Deferred compensation	440,158	386,674
Furniture, fixtures and equipment due to difference in depreciation methods	90,376	157,921
Unearned credit life premiums	8,116	6,329
Unrealized loss on investment securities available for sale	(131,963)	123,777
Unrealized loss on derivatives	32,461	11,260
Loan discount	11,456	29,824
Other	233,604	17,616
	6,355,356	1,738,420
Deferred tax liabilities:
Core deposit intangible	(155,100)	(178,660)
Deferred loan fees	(13,244)	(10,651)
Prepaid expenses	(221,110)	(199,383)
	(389,454)	(388,694)
Net deferred tax asset	$5,965,902	1,349,726

The net deferred tax asset is included in other assets in the consolidated balance sheets.

(15)	Preferred Stock
On December 29, 2008, the Company amended its Amended and Restated Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of Preferred Stock.  The individual terms of the issuances are established by the Company’s Board of Directors.

The Company approved the issuance of up to 10,000 shares of Series A Preferred Stock to Fieldale Farms, Inc., a Georgia based poultry company.  The Company’s Chairman of the Board of Directors is affiliated with Fieldale Farms, Inc.  The Series A Preferred Stock is nonvoting except as permitted by law: will receive a 6% per annum non-cumulative dividend, payable quarterly; has a liquidation preference of $1,000 per share; and may be redeemed by the Company at any time, subject to any required regulatory or third party approvals.  The Company did not pay any underwriting or placement fees or commissions with respect to the sale, and it relied on the exemption from registration provided by Rule 506 under the Securities Act of 1933, as amended, for the offer and sale of the securities.  On December 31, 2008, the Company issued 3,000 shares of the Series A Preferred Stock for aggregate cash proceeds of $3 million.   The Company incurred $22,238 in issuance costs associated with the preferred stock offering.

(16)	Regulatory Matters
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008 and 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notifications from both the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Atlanta categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s capital categories.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2008 and 2007 are as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total Capital (to Risk-Weighted Assets):
Company	$44,428	11.60%	30,643	8%	N/A	N/A
Bank	$40,320	10.61%	30,408	8%	38,010	10%
Tier I Capital (to Risk-Weighted Assets):
Company	$39,591	10.34%	15,321	4%	N/A	N/A
Bank	$35,483	9.33%	15,204	4%	22,806	6%
Tier I Capital (to Average Assets):
Company	$39,591	7.94%	19,943	4%	N/A	N/A
Bank	$35,483	7.14%	19,872	4%	24,840	5%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital (to Risk-Weighted Assets):
Company	$52,542	12.90%	32,589	8%	N/A	N/A
Bank	$49,322	12.13%	32,521	8%	40,651	10%
Tier I Capital (to Risk-Weighted Assets):
Company	$50,405	12.37%	16,295	4%	N/A	N/A
Bank	$47,185	11.61%	16,260	4%	24,391	6%
Tier I Capital (to Average Assets):
Company	$50,405	9.99%	20,192	4%	N/A	N/A
Bank	$47,185	9.38%	20,131	4%	25,164	5%

The Department of Banking and Finance requires prior approval for a bank to pay dividends in excess of 50% of the preceding year’s earnings. Based on this limitation, the Bank is not permitted to pay cash dividends in 2009.

(17)	Employee Benefit and Stock Option Plans
The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) – (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant’s first 3% of compensation contributed. The Company’s contributions to the plan totaled $180,844 in 2008, $220,162 in 2007 and, $196,760 in 2006.

During 1998, the Bank’s board of directors approved the Director’s Retirement Plan (the Plan), a noncontributory retirement plan. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2008 and 2007, the cash surrender values of the life insurance policies totaled $5,227,186 and $5,029,954, respectively, and are included in cash surrender values of life insurance in the balance sheet.

During 2006, the Bank’s board of directors approved a Senior Executive Retirement Plan (“SERP”) for five of the Bank’s key employees to be funded by the purchase of bank-owned life insurance.  The SERP, a noncontributory retirement plan, provides amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the employees upon retirement.  During 2007, the Bank purchased the life insurance policies under this SERP which became effective January 1, 2008.  As of December 31, 2008 and 2007, the cash surrender values of the life insurance policies totaled $4,708,902 and $4,508,657, respectively and is included in cash surrender values of life insurance in the balance sheet.

The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire five years from the date of grant.

The Company’s Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 203,675 at December 31, 2008 and 2007.

The following table summarizes information about stock options outstanding at December 31, 2008:

Number Outstanding and Exercisable at December 31, 2008	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price

71,250	2.4	$20.60
103,500	3.4	22.95
174,750	3.0	21.99

A summary of the status of the Company’s stock option plans and changes during 2008, 2007 and 2006 is presented below:

	2008		2007		2006
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Outstanding at beginning of the year	230,750	$22.56	298,250	$21.49	367,750	$20.98
Granted	-	-	-	-	-	-
Exercised	-	-	-	-	(63,000)	18.27
Terminated and expired	(56,000)	24.34	(67,500)	17.82	(6,500)	23.54
Outstanding and exercisable at end of year	174,750	21.99	230,750	22.56	298,250	21.49

There were no options exercised during 2008 and 2007.  There was no intrinsic value of exercisable options at December 31, 2008 and 2007 based on a market price of $2.40 and $15.61, respectively.  The total intrinsic value of options exercised in 2006 was $311,228.

(18)	Other Expenses
Items comprising other expenses for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Legal and other outside services	$1,326,610	1,198,210	1,089,565
Advertising and public relations	599,926	721,683	678,622
Office supplies	486,689	535,841	514,175
Other	1,605,230	1,584,604	1,476,703
Total	$4,018,455	4,040,338	3,759,065

Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees, and State of Georgia Department of Banking fees.

(19)	Fair Value Measurements and Disclosures
Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which provides a framework for measuring fair value under generally accepted accounting principles.  SFAS No. 157 applies to all financial statement elements that are being measured and reported on a fair value basis.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  Securities available-for-sale and interest rate swap derivatives are recorded at fair value on a recurring basis.  From time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and foreclosed real estate.  Additionally, the Company is required to disclose, but not record, the fair value of other financial instruments.

Fair Value Hierarchy
Under SFAS No. 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are:

Level 1 –	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 –
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 –
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.  Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities which are either recorded or disclosed at fair value.

Cash and Cash Equivalents
For disclosure purposes for cash, due from banks and Federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale
Investment securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds.  Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds.  Securities classified as Level 3 include asset-backed securities in less liquid markets.

Investment Securities Held to Maturity
For disclosure purposes the fair value of investment securities held to maturity is based on quoted market prices and dealer quotes.

Other Investments
For disclosure purposes the carrying value of other investments approximate fair value.

Loans and Mortgage Loans Held for Sale
The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for loan losses.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once a loan in identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loans,” (“SFAS No. 114”).  The fair value of impaired loans is estimated using one of three methods, including collateral value, market value of similar debt, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  In accordance with SFAS No. 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

For disclosure purposes, the fair value of fixed rate loans which are not considered impaired, is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For unimpaired variable rate loans, the carrying amount is a reasonable estimate of fair value for disclosure purposes.

Loans held for sale are recorded at the lower of cost or market value.  The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics.  As such, the Company classifies loans held for sale subject to nonrecurring fair value adjustments as Level 2.

Other Real Estate
Other real estate properties are adjusted to fair value upon transfer of the loans to other real estate.  Subsequently, other real estate assets are carried at the lower of carrying value or fair value.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the other real estate as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the other real estate asset as nonrecurring Level 3.

Cash Surrender Value of Life Insurance
For disclosure purposes the carrying value of the cash surrender value of life insurance reasonably approximates its fair value.

Derivative Instruments and Hedging Activities
For derivative instruments, fair value is estimated as the amount that the Company would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

Deposits
For disclosure purposes, the fair value of demand deposits, savings accounts, NOW accounts and money market deposits is the amount payable on demand at the reporting date, while the fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using current rates at which comparable certificates would be issued.

Federal Funds Purchased and Retail Repurchase Agreements
For disclosure purposes the carrying amount for Federal funds purchased and retail repurchase agreements is a reasonable estimate of fair value due to the short-term nature of these financial instruments.

FHLB Advances
For disclosure purposes the fair value of the FHLB fixed rate borrowing is estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

Commitments to Extend Credit and Standby Letters of Credit
Because commitments to extend credit and standby letters of credit are made using variable rates and have short maturities, the carrying value and the fair value are immaterial for disclosure.

Assets Recorded at Fair Value on a Recurring Basis
The table below presents the recorded amount of assets (liabilities) measured at fair value on a recurring basis as of December 31, 2008.

	Total	Level 1	Level 2	Level 3
Investment securities available for sale	$97,277,891	8,411,357	88,866,534	-
Interest rate swap	(95,473)	-	(95,473)	-
Total net assets at fair value	$97,182,418	8,411,357	88,771,061	-

Assets Recorded at Fair Value on a Nonrecurring Basis
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2008.

	Total	Level 1	Level 2	Level 3
Other real estate	$27,336,874	-	27,336,874	-
Loans	58,660,423	-	58,660,423	-
	$85,997,297	-	85,997,297	-

The carrying amount and estimated fair values of the Company’s assets and liabilities which are required to be either disclosed or recorded at fair value at December 31, 2008 and 2007 are as follows:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$14,259,976	14,259,976	22,385,227	22,385,227
Investment securities available for sale	97,277,891	97,277,891	89,890,102	89,890,102
Investment securities held to maturity	1,025,435	1,052,829	2,689,198	2,751,684
Other investments	3,334,124	3,334,124	3,408,924	3,408,924
Loans held for sale	-	-	1,865,850	1,879,102
Loans, net	310,606,916	311,010,207	348,250,843	349,180,116
Cash surrender value of life insurance	9,936,088	9,936,088	9,538,611	9,538,611
Liabilities:
Deposits	$392,887,664	396,813,058	390,266,638	392,776,117
Short-term borrowings	760,468	760,468	766,608	766,608
Federal funds purchased and securities sold under repurchase agreements	16,383,982	16,383,982	26,183,807	26,183,807
FHLB advances	38,000,000	39,280,490	38,000,000	38,794,791
Interest rate swaps	95,473	95,473	33,117	33,117

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement element. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates included herein are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the fair value of assets and liabilities that are not required to be recorded or disclosed at fair value like premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(20)	Related Party Transactions
In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2008 of loans to executive officers, directors, and principal stockholders is as follows:

Balance, January 1	$11,537,924
Amounts advanced	8,670,585
Repayments	(9,202,178)
Balance, December 31	$11,006,331

Deposits from related parties totaled approximately $13,404,000 and $22,252,000 at December 31, 2008 and 2007, respectively.

Habersham Bank began construction of a new branch in Flowery Branch, Georgia during 2007 and was completed in 2008.  The lowest bid in a competitive bid process for the design and construction of the new branch was submitted by Lusk Construction, Inc., of which one of the Company’s directors is president.  The design and construction costs paid to Lusk Construction during 2008 and 2007 totaled approximately $3,405,000 and $645,000, respectively.  As a result of the bidding process, management believes the terms of the construction contract were no less favorable to the Company than could be obtained from an independent third party.

(21)	Condensed Financial Statements of Habersham Bancorp (Parent Only)
The parent company only condensed financial statements are presented below:

CONDENSED BALANCE SHEETS

December 31, 2008 and 2007

Assets
	2008	2007
Cash	$1,352,342	242,296
Investment in subsidiaries	37,890,470	50,969,192
Other investments	599,990	599,990
Equipment, net	34,228	76,080
Other assets	2,283,550	2,420,597
Total assets	$42,160,580	54,308,155
Liabilities and Stockholders’ Equity
Liabilities consisting of accounts payable	$162,567	125,980
Stockholders’ equity:
Preferred stock	2,977,762	-
Common stock	2,818,593	2,818,593
Additional paid-in capital	13,490,587	13,490,587
Retained earnings	22,517,920	38,135,126
Accumulated other comprehensive income (loss)	193,151	(262,131)
Total stockholders’ equity	41,998,013	54,182,175
Total liabilities and stockholders’ equity	$42,160,580	54,308,155

CONDENSED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Income:
Dividends from bank	$2,100,000	5,300,000	1,500,000
Management fees from subsidiaries	672,000	672,000	668,666
Other income	605	5,306	10,000
Total income	2,772,605	5,977,306	2,178,666
Expenses:
General and administrative	2,286,450	2,296,202	2,070,585
Earnings before income taxes and equity in undistributed earnings of subsidiaries	486,155	3,681,104	108,081
Income tax benefit	635,290	608,353	524,445
Earnings before equity in undistributed earnings of subsidiaries	1,121,445	4,289,457	632,526
(Distributions in excess of earnings) equity in undistributed earnings of subsidiaries	(15,970,766)	(1,350,100)	4,660,383
Net (loss) earnings	$(14,849,321)	2,939,357	5,292,909

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(14,849,321)	2,939,357	5,292,909
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	43,045	47,708	47,289
Gain on sale of equipment	-	(5,306)	(10,000)
Decrease (Increase) in other assets	137,047	(105,224)	(97,665)
Increase in other liabilities	36,587	52,076	59,433
Distributions in excess of earnings (equity in undistributed earnings) of subsidiaries	15,970,766	1,350,100	(4,660,383)
Net cash provided by operating activities	1,338,124	4,278,711	631,583
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital infusion to Habersham Bank	(2,500,000)	-	-
Purchase of equipment	(1,192)	(45,705)	(45,703)
Proceeds from sale of equipment	-	34,860	10,000
Net cash used in investing activities	(2,501,192)	(10,845)	(35,703)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock	3,000,000	-	-
Preferred stock issuance costs	(22,238)	-	-
Payment of cash dividends	(704,648)	(2,581,731)	(1,060,172)
Common stock repurchase	-	(2,190,000)	-
Proceeds from issuance of common stock upon exercise of stock options	-	-	770,485
Net cash provided by (used in) financing activities	2,273,114	(4,771,731)	(289,687)
Increase (decrease) in cash	1,110,046	(503,865)	306,193
Cash at beginning of year	242,296	746,161	439,968
Cash at end of year	$1,352,342	242,296	746,161

(22)	Quarterly Financial Data (Unaudited)
The supplemental quarterly financial data for the years ended December 31, 2008 and 2007 is summarized as follows:

	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Interest income	$7,603,340	6,834,602	6,211,641	5,484,999
Interest expense	4,000,369	3,558,306	3,342,040	3,387,331
Net interest income	3,602,971	3,276,296	2,869,601	2,097,668
Provision for loan losses	423,000	654,000	6,293,000	8,650,862
Net earnings	58,942	(375,160)	(4,291,332)	(10,241,771)
Net earnings per share – basic	.02	(.13)	(1.52)	(3.63)
Net earnings per share – diluted	.02	(.13)	(1.52)	(3.63)
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Interest income	$9,037,996	9,351,395	9,295,267	8,690,880
Interest expense	3,980,126	4,118,754	4,396,180	4,351,844
Net interest income	5,057,870	5,232,641	4,899,087	4,339,036
Provision for loan losses	-	-	80,000	595,225
Net earnings	984,455	1,034,329	854,776	65,797
Net earnings per share – basic	.33	.35	.29	.02
Net earnings per share – diluted	.33	.35	.29	.02