Form 10-K, Exhibit 13
period 2009-12-31
HABERSHAM BANCORP
filed 2010-03-29
CIK 754597

EXHIBIT 13.0

HABERSHAM BANCORP
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2009, 2008 and 2007

 (with Independent Accountants’ Report thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Habersham Bancorp and Subsidiaries
Cornelia, Georgia

We have audited the accompanying consolidated balance sheets of Habersham Bancorp and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Habersham Bancorp and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Habersham Bancorp will continue as a going concern.  As discussed in Note 3 to the financial statements, the quantitative measures established by regulation to ensure capital adequacy require the Company’s subsidiary, Habersham Bank (the “Bank”), to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  At December 31, 2009, the Habersham Bank’s total capital to risk-weighted assets and Tier I Capital to average assets ratios are below the required levels.  In addition, the Bank has suffered recurring operating losses.  The Bank has filed a capital plan with the Georgia Department of Banking and Finance outlining its plans for attaining the required levels of regulatory capital.  To date, notification for the Georgia Department of Banking and Finance regarding acceptance or rejection of its capital plan has not been received.  Failure to meet the capital requirements and interim capital targets included in the capital plan exposes the Bank to regulatory sanctions that may include restrictions on operations and growth, mandatory asset dispositions, and seizure of the institution.  These matters raise substantial doubt about the ability of Habersham Bancorp to continue as a going concern.  The ability of Habersham Bancorp to continue as a going concern is dependent on many factors, one of which is regulatory action, including acceptance of the Bank’s capital plan.  Management’s plans in regard to these matters are described in Note 3. The accompanying financial statements do not include any adjustments that would be necessary should Habersham Bancorp be unable to continue as a going concern.

\s\Porter Keadle Moore, LLP
Atlanta, Georgia
March  29, 2010

Habersham Bancorp and Subsidiaries

Consolidated Balance Sheets

December 31, 2009 and 2008

Assets
	2009	2008
Cash and due from banks	$42,515,145	13,639,940
Federal funds sold	-	620,036
Cash and cash equivalents	42,515,145	14,259,976
Investment securities available for sale	74,456,973	97,277,891
Investment securities held to maturity, estimated fair value of $902,617 and $1,052,829	881,416	1,025,435
Other investments	2,595,634	3,334,124
Loans, net of allowance for loan loss of $12,106,070 and $12,167,645	264,888,779	310,606,916
Premises and equipment, net	12,606,349	19,479,393
Bank property held for sale	5,061,866	-
Accrued interest receivable	1,587,377	2,221,546
Other real estate	37,833,328	27,336,874
Cash surrender value of life insurance	10,282,414	9,936,088
Income tax receivable	1,925,000	2,504,297
Other assets	1,385,071	6,886,725
Total assets	$456,019,352	494,869,265
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$35,569,757	29,664,234
Money market and NOW accounts	91,687,330	77,638,103
Savings	38,307,417	43,180,202
Time ($100,000 and over)	104,309,397	102,390,560
Other time	120,286,767	140,014,565
Total deposits	390,160,668	392,887,664
Short-term borrowings	539,541	760,468
Federal funds purchased and securities sold under repurchase agreements	6,316,735	16,383,982
Federal Home Loan Bank advances	38,000,000	38,000,000
Accrued interest payable	2,192,051	2,805,353
Other liabilities	1,735,124	2,033,785
Total liabilities	438,944,119	452,871,252
Commitments and contingencies
Stockholders’ equity:
Preferred stock – 10,000,000 shares authorized
Series A: No par value; 10,000 shares authorized: No shares issued and outstanding at December 31, 2009 and 3,000 shares issued and outstanding at December 31, 2008	-	2,977,762
Series B: No par value; 4,000 shares authorized; 4,000 shares issued and outstanding at December 31, 2009 and no shares issued and outstanding at December 31, 2008	3,962,910	-
Common stock, $1.00 par value; 10,000,000 shares authorized; 2,818,593 shares issued and outstanding	2,818,593	2,818,593
Additional paid-in capital	13,490,587	13,490,587
Retained (deficit) earnings	(3,821,546)	22,517,920
Accumulated other comprehensive income	624,689	193,151
Total stockholders’ equity	17,075,233	41,998,013
Total liabilities and stockholders’ equity	$456,019,352	494,869,265

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

Habersham Bancorp and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Interest income:
Loans	$16,169,359	21,416,324	31,670,690
Investments:
Taxable securities	3,599,818	3,559,252	3,086,017
Tax exempt securities	553,212	906,024	1,110,046
Other investments	36,156	157,440	236,914
Federal funds sold	27,726	95,542	271,871
Total interest income	20,386,271	26,134,582	36,375,538
Interest expense:
Time deposits, $100,000 and over	3,965,219	4,718,506	5,792,183
Other deposits	6,064,080	7,110,672	8,377,088
Federal funds purchased and securities sold under repurchase agreements	219,299	621,668	611,682
Short-term and other borrowings, primarily FHLB advances	1,499,377	1,884,968	2,097,304
Total interest expense	11,747,975	14,335,814	16,878,257
Net interest income	8,638,296	11,798,768	19,497,281
Provision for loan losses	13,476,000	16,020,862	675,225
Net interest (loss) income after provision for loan losses	(4,837,704)	(4,222,094)	18,822,056
Noninterest income:
Mortgage origination income	123,503	402,275	774,490
Service charges on deposit accounts	1,067,407	1,081,228	988,256
Other service charges and commissions	256,941	264,526	254,240
Securities gains (losses), net	513,468	362,769	4,900
Gain (loss) on sale and impairment of other investments, net	19,998	-	-
Gain on sale of subsidiary – Advantage Insurers, Inc.	297,476	-	-
Income from life insurance	346,326	397,477	190,084
Trust services fees	444,435	481,730	410,069
Other income	1,083,685	1,134,373	1,148,957
Total noninterest income	4,153,239	4,124,378	3,770,996
Noninterest expense:
Salaries and employee benefits	7,347,450	9,473,561	10,544,056
Goodwill impairment	-	3,549,780	-
Occupancy expenses	2,784,629	2,652,590	2,401,145
Losses on sales, write-downs and other expenses on other real estate	4,562,957	1,363,928	177,733
Loss (gain) on sales and disposals of premises and equipment, net	244,930	7,576	(7,545)
Computer services	686,788	608,457	632,601
Telephone	498,735	493,476	453,464
Leased equipment expense	481,014	470,217	422,836
Other	5,056,555	3,970,687	4,008,985
Total noninterest expense	21,663,058	22,590,272	18,633,275
(Loss) earnings before income taxes	(22,347,523)	(22,687,988)	3,959,777
Income tax (expense) benefit	(3,780,711)	7,838,667	(1,020,420)
Net (loss) earnings	(26,128,234)	(14,849,321)	2,939,357
Preferred stock dividends	(211,232)	-	-
(Loss) earnings available to common stockholders	$(26,339,466)	(14,849,321)	2,939,357
(Loss) earnings per common share – basic and diluted	$(9.34)	(5.27)	1.00
Weighted average number of common shares outstanding	2,818,593	2,818,593	2,942,292
Weighted average number of common and common equivalent shares outstanding	2,818,593	2,818,593	2,952,528

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

Habersham Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Net (loss) earnings	$(26,128,234)	(14,849,321)	2,939,357
Other comprehensive income:
Unrealized holding gains on investment securities available for sale arising during period	1,071,841	1,097,054	836,769
Unrealized holding gains (losses) on derivative financial instruments classified as cash flow hedges arising during the period	95,473	(62,356)	(149,402)
Reclassification adjustment for gains on investment securities available for sale included in operations	(513,468)	(344,877)	(4,900)
Total other comprehensive income before tax	653,846	689,821	682,467
Income taxes related to other comprehensive income:
Unrealized holding gains on investment securities available for sale arising during period	(364,426)	(372,998)	(284,502)
Unrealized holding (gains) losses on derivative financial instruments classified as cash flow hedges arising during the period	(32,461)	21,201	50,797
Reclassification adjustment for gains (losses) on investment securities available for sale	174,579	117,258	1,666
Total income taxes related to other comprehensive income	(222,308)	(234,539)	(232,039)
Total other comprehensive income, net of tax	431,538	455,282	450,428
Total comprehensive (loss) income	$(25,696,696)	(14,394,039)	3,389,785

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

Habersham Bancorp and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2009, 2008 and 2007

	Preferred Stock Series A	Preferred Stock Series B	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2006	$-	-	2,968,593	15,530,587	37,777,500	(712,559)	55,564,121
Net earnings	-	-	-	-	2,939,357	-	2,939,357
Change in other comprehensive income, net of tax	-	-	-	-	-	450,428	450,428
Common stock repurchase - 150,000 shares	-	-	(150,000)	(2,040,000)	-	-	(2,190,000)
Cash dividends, $.90 per share	-	-	-	-	(2,581,731)	-	(2,581,731)
Balance, December 31, 2007	-	-	2,818,593	13,490,587	38,135,126	(262,131)	54,182,175
Net loss	-	-	-	-	(14,849,321)	-	(14,849,321)
Change in other comprehensive income, net of tax	-	-	-	-	-	455,282	455,282
Cumulative effect of change in accounting principle due to adoption of EITF 06-10	-	-	-	-	(63,237)	-	(63,237)
Issuance of preferred stock , net of issuance costs of $22,238	2,977,762	-	-	-	-	-	2,977,762
Cash dividends, $.25 per share	-	-	-	-	(704,648)	-	(704,648)
Balance, December 31, 2008	2,977,762	-	2,818,593	13,490,587	22,517,920	193,151	41,998,013
Net loss	-	-	-	-	(26,128,234)	-	(26,128,234)
Change in other comprehensive income, net of tax	-	-	-	-	-	431,538	431,538
Issuance of preferred stock, net of issuance costs of $14,852	-	985,148	-	-	-	-	985,148
Exchange of Series A preferred stock for Series B preferred stock	(2,977,762)	2,977,762	-	-	-	-	-
Cash dividends on preferred stock	-	-	-	-	(211,232)	-	(211,232)
Balance, December 31, 2009	$-	3,962,910	2,818,593	13,490,587	(3,821,546)	624,689	17,075,233

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

Habersham Bancorp and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Cash flows from operating activities:
Net (loss) earnings	$(26,128,234)	(14,849,321)	2,939,357
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Provision for loan losses	13,476,000	16,020,862	675,225
Write downs of other real estate	1,711,355	451,616	142,000
Goodwill impairment	-	3,549,780	-
Income from life insurance	(346,326)	(397,477)	(190,084)
Depreciation expense	1,090,689	1,110,407	1,170,791
Loss (gain) on sales and disposals of premises and equipment, net	244,930	7,576	(7,545)
Net amortization of premium/discount in investment securities	354,744	140,531	80,651
Securities (gains) losses, net	(513,468)	(362,769)	(4,900)
Gain on sale of subsidiary – Advantage Insurers, Inc	(297,476)	-	-
Gain on sale of other investments	(119,998)	-	-
Write off of other investment	100,000	-	-
Losses (gains) on sale of other real estate	2,069,187	175,167	(82,556)
Net gain on sale of loans held for sale	(123,503)	(147,027)	(774,490)
Proceeds from sales of loans held for sale	6,200,920	20,886,277	35,732,752
Increase in loans held for sale	(6,077,417)	(18,873,400)	(33,640,997)
Net loss on sale of loans	59,697	-	-
Amortization of intangible assets	62,065	62,064	62,064
Deferred income tax (benefit) expense	6,065,404	(4,850,715)	301,978
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	634,169	530,627	185,808
(Increase) decrease in other assets	(190,993)	(2,590,491)	(466,156)
Increase (decrease) in accrued interest payable	(613,302)	(498,041)	324,106
Increase (decrease) in other liabilities	(269,096)	453,823	(396,657)
Net cash (used in) provided by operating activities	(2,610,653)	819,489	6,051,347
Cash flows from investing activities:
Investment securities available for sale:
Proceeds from maturities	14,084,812	9,265,767	6,555,706
Proceeds from sales and calls	42,936,095	46,279,585	4,136,400
Purchases	(33,483,193)	(61,976,570)	(14,843,351)
Investment securities held to maturity:
Proceeds from maturities	144,320	431,192	599,800
Proceeds from calls	-	1,250,415	-
Other investments:
Proceeds from sales	758,488	74,800	-
Purchases	-	-	(43,700)
Net decrease (increase) in loans	9,900,365	3,770,333	(17,310,848)
Proceeds from sale of subsidiary – Advantage Insurers, Inc., net of cash sold of $404,000	296,406	-	-
Purchases of premises and equipment	(123,270)	(4,515,783)	(4,364,275)
Proceeds from sales of premises and equipment	587,975	-	43,156
Capitalized completion costs of other real estate	(755,597)	(1,759,558)	(435,179)
Purchase of life insurance	-	-	(4,501,753)
Redemption of life insurance	-	-	200,056
Proceeds from sales of other real estate	8,760,676	3,146,904	616,231
Net cash (used in) provided by investing activities	43,107,077	(4,032,915)	(29,347,757)

Habersham Bancorp and Subsidiaries

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Cash flows from financing activities:
Net (decrease) increase in deposits	$(2,726,997)	2,621,026	(60,362,122)
Net decrease in short-term borrowings	(220,927)	(6,140)	(12,170)
Proceeds from FHLB advances	15,000,000	7,000,000	4,000,000
Repayment of FHLB advances	(15,000,000)	(7,000,000)	(4,000,000)
Net (decrease) increase in federal funds purchased and securities sold under repurchase agreements	(10,067,247)	(9,799,825)	20,309,852
Payment of cash dividends	(211,232)	(704,648)	(2,581,731)
Common stock repurchase	-	-	(2,190,000)
Proceeds from issuance of preferred stock	1,000,000	3,000,000	-
Preferred stock issuance costs	(14,852)	(22,238)	-
Net cash used in financing activities	(12,241,255)	(4,911,825)	(44,836,171)
Change in cash and cash equivalents	28,255,169	(8,125,251)	(68,132,581)
Cash and cash equivalents at beginning of the year	14,259,976	22,385,227	90,517,808
Cash and cash equivalents at end of year	$42,515,145	14,259,976	22,385,227
Supplemental disclosures of cash flow information:
Cash paid (refunds) during the year for:
Interest	$12,361,277	14,786,087	16,522,798
Income taxes	$(2,778,582)	-	1,261,000
Supplemental disclosures of noncash investing and financing activities:
Other real estate acquired through loan foreclosures	$22,282,074	17,852,732	11,200,792
Exchange of Series A preferred stock for Series B preferred stock	$2,977,762	-	-

See accompanying notes to consolidated financial statements and report of independent registered public accountants.

Habersham Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

(1)	Organization and Basis of Presentation
The consolidated financial statements of Habersham Bancorp and subsidiaries (the “Company”) include the financial statements of Habersham Bancorp and its wholly owned subsidiaries: Habersham Bank (the “Bank”) and The Advantage Group, Inc. The Bank owned 100% of Advantage Insurers, Inc., which was sold on December 30, 2009.   All intercompany accounts and transactions have been eliminated in consolidation

The Company’s continuing primary business is the operation of banks in rural and suburban communities in Habersham, White, Cherokee, Warren, Stephens, Forsyth and Hall counties in Georgia. The Company’s primary source of revenue is providing loans to businesses and individuals in its market area.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and valuation allowances associated with deferred tax assets. In connection with the determination of the allowance for loan losses, and the valuation of other real estate, management obtains independent appraisals for significant properties. A substantial portion of the Company’s loans is secured by real estate in Habersham, White, and Cherokee Counties and the metropolitan Atlanta area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio is susceptible to changes in real estate market conditions in these areas.  Valuation allowances associated with deferred tax assets are based on estimates of future taxable income.

Subsequent Events
Management performed an evaluation of subsequent events through the date upon which the Company's annual report on Form 10-K was filed with the Securities and Exchange Commission.

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

Reclassifications
Certain 2008 and 2007 amounts have been reclassified to conform with the 2009 presentation. These reclassifications had no effect on the operations, financial condition or cash flows of the company.

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

Management evaluates investment securities for other-than-temporary impairment on an annual basis.  A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related.  The decline in value attributed to non-credit related factors is recognized in other comprehensive income and or new cost basis in the security is established.

Other Investments
At December 31, 2009 and 2008, other investments are primarily comprised of stock of the Federal Home Loan Bank of Atlanta.

Investment in stock of a Federal Home Loan Bank is required of every federally insured institution that utilizes its services. Federal Home Loan Bank stock is considered restricted stock. The Federal Home Loan Bank stock is reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Market values are determined on the basis of relevant delivery prices in the secondary mortgage market.  There were no loans held for sale at December 31, 2009 or 2008.

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

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral if the loan is collateral dependent. Loans that are determined to be impaired require a valuation allowance equivalent to the amount of the impairment. The valuation allowance is established through the provision for loan losses.

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

Allowance for Loan Losses
The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio.  Management follows a consistent procedural discipline and accounts for loan loss contingencies.   The following is a description of how each portion of the allowance for loan losses is determined.

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

Loss percentages used for the general allocation portion of the portfolio are generally based on historical loss factors adjusted where necessary for qualitative factors. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; changes in lending policies and procedures; evaluations of the risk identification process; changes in the outlook for local and regional economic conditions; concentrations of credit; and peer group comparisons.

Management uses an external loan review company to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated loan losses.

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

Premises and Equipment Held for Sale
Bank property held for sale is stated at the lower of cost less accumulated depreciation or market value.  Upon reclassification from premises and equipment, depreciation expense ceases.   Any expense incurred in connection with holding bank property  is included in other noninterest expense.

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

The Company’s interest rate swaps matured during 2009.  The Company does not hold any other derivative instrument at December 31, 2009.

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

Comprehensive Income
Other comprehensive income for the Company consists of changes in the fair value of investment securities available for sale and of cash flow hedges net of tax effect recorded directly in equity.

Recent Accounting Pronouncements
In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2009-16 (“ASU 2009-16”), Accounting for Transfers of Financial Assets.  ASU No. 2009-16 formally incorporates into the FASB Codification amendments to Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, made by SFAS No. 166 Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140, primarily to (1) eliminate the concept of a qualifying special- purpose entity, (2) limit the circumstances under which a financial asset should be derecognized when the entire financial asset has not been transferred to a non-consolidated entity, (3) requires additional disclosures concerning a transferor’s continuing involvement with transferred financial assets, and (4) requires that all servicing assets and liabilities be initially measured at fair value.  This guidance is effective as of the start of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period, and for all subsequent annual and interim reporting periods.  ASU No. 2009-16 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures; however, the Company will need to review future loan participation agreements and other transfers of financial assets for compliance with the new standard.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No 2009-17 (ASU 2009-17”), Improvements to Financial Reporting by Enterprises Involved with Variable interest Entities.  ASU No. 2009-17 formally incorporates into the FASB Codification amendments to FASB Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities, made by SFAS No. 167, Amendments to FASH Interpretation No. 46(R), to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interests in a variable interest entity also has a controlling financial interest in that entity.  In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualified special-purpose entities.  This ASU is effective as of the start of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period, and for all subsequent annual and interim reporting periods.  ASU No. 2009—17 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2010, the FASB Accounting Standards Update No. 2010-01, Accounting for Distribution to Shareholders with Components of Stock and Cash (“ASU No. 2010-01”).  ASU No. 2010-01 provides guidance on the accounting for distributions offering shareholders the choice of receiving cash or stock.  Under such guidance, the stock portion of the distribution is not considered to be a stock dividend and for purposes of calculating EPS, it is deemed a new share issuance not requiring retroactive restatement.  This guidance is effective for the first reporting period, including interim periods, ending after December 15, 2009.  It is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2010, the FASB Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU No. 2010-06”).  ASU No. 2010-06 amends FASB Accounting Standards Codification topic 820-10-50, Fair Value Measurements and Disclosures, to require additional information to be disclosed principally regarding Level 3 measurements and transfers to and from Level 1 and Level 2.  In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements.  This guidance is generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to disclose separately purchases, sales, issuances and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years).   ASU No. 2010-06 is not expected to have a material impact on the Company’s results of operations or financial position, and will have a minimal impact on its disclosures.

Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

(3)	Regulatory Oversight, Capital Adequacy, Operating Losses, Liquidity and Management’s Plans
The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. However, due to the Company’s financial results, the substantial uncertainty throughout the U.S. banking industry and other matters discussed below, a substantial doubt exists regarding the Company’s ability to continue as a going concern.  Management’s plans in addressing the issues that raise substantial doubt regarding the Company’s ability to continue as a going concern are as follows:

Regulatory Oversight
As described in Note 19, Regulatory Matters, the Bank is currently operating under heightened regulatory scrutiny and has entered into a Cease and Desist Order (the “Order”) with the Georgia Department of Banking and Finance (the “DBF”).

The Bank has submitted reports to the DBF and Federal Deposit Insurance Corporation (the “FDIC”) as required per the Order.  All aspects of the Order have been adhered to or a plan is in place to reach compliance in a reasonable time frame.  The Bank has formed a Liquidity Committee as well as a Capital Sub-Committee that monitors these aspects of the Order.

Capital Adequacy
As of December 31, 2009, the Bank did not meet the requirements of a “adequately capitalized” institution under the capital adequacy guidelines and the regulatory framework for prompt corrective action. To be categorized as “adequately capitalized” the Bank must maintain minimum Total Risk - based, Tier 1 Risk-based and Tier 1 Leverage capital ratios of 8%, 4% and 4% respectively. At December 31, 2009, the Bank’s Total Risk-based, Tier 1 Risk-based and Tier 1 Leverage capital ratios were 5.69%, 4.41% and 3.08%, respectively, and as a result it  became classified as “significantly undercapitalized”.  In light of the requirement to improve the capital ratios of the Bank, management is pursuing a number of strategic alternatives. Current market conditions for banking institutions, the overall uncertainty in financial markets and the Bank’s high level of non-performing assets are potential barriers to the success of these strategies. Failure to adequately address the regulatory concerns may result in further severe actions by the banking regulators. If current adverse market factors continue for a prolonged period of time, new further severe adverse market factors emerge, and/or the Bank is unable to successfully execute its plans or adequately address regulatory concerns in a sufficiently timely manner, it could have a material adverse effect on the Bank’s business, results of operations and financial position.

A Capital Restoration Plan has been written that addresses the Bank’s commitment to increase its capital position to a Tier 1 level that would be equal or exceed required capital standards.  The Plan includes the following: balance sheet shrinkage, sale of other real estate, the Capital Sub-Committee offering potential solutions, including several means of raising capital, potential closure and sale of existing branches and other asset reduction options.  The Plan also provides projections for capital levels through 2011.

Operating Losses
The Company incurred net losses of  $26.1 and  $14.8 million for the years ended December 31, 2009 and 2008, respectively.  Management has made efforts to reduce expenses, including a reduction in workforce, salary reductions, termination of the Senior Executive Retirement Plan, cessation of director fees, branch closures and other general cost-cutting measures and continues to examine areas where further reductions in cost are possible.

Interest reversals on non-performing loans and increases to non-performing and foreclosed assets could continue in 2010 and hinder the Company’s ability to improve net interest income.  While excess liquidity brings comfort to depositors and aids in deposit retention, the Bank earns approximately 25 basis points on the liquidity but pays more on the deposits generating the liquidity causing a negative spread.  Also, increases to the provision for loan losses and further write-down or loss on the sale of other real estate could continue in 2010, which will negatively impact the Company’s ability to generate net income during the year.

Liquidity
The Bank’s primary sources of liquidity are deposits, the scheduled repayments on loans, and interest and maturities of investments. The majority of the Bank’s securities have been classified as available for sale, which means they are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive loss.  If necessary, the Bank has the ability to sell these investment securities to manage interest sensitivity gap or liquidity. Cash and due from banks and federal funds sold may also be utilized to meet liquidity needs. Due to the Bank’s undercapitalized status, the Bank is unable to accept, rollover, or renew any brokered deposits. As the existing brokered deposits mature over the next year, it will create a minor strain on liquidity; therefore management has initiated several actions to help alleviate this pressure. Based on current and expected liquidity needs and sources, management expects to be able to meet obligations at least through December 31, 2010.

(4)	Cumulative Effect of Change in Accounting Principle
A  liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement is booked if the Company has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee.  The Company has post retirement benefits with several of its executives and directors.  Refer to Note 20 – “Employee Benefit and Stock Option Plans.”  Since the Company has agreed to maintain life insurance policies in place during the retirement years of these individuals, the Company must record a liability for the present value of the future costs to maintain the policies in force (mortality costs.)  Companies are allowed to record the effects of adopting the collateral assignment split-dollar life insurance arrangement as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption.  On January 1, 2008, the Company recorded a liability and a cumulative-effect adjustment to retained earnings in the amount of $63,237, net of tax.  Additional increases in the liability will be charged to earnings in the year incurred. During the year ended December 31, 2009, the SERP agreements were terminated.  See Note 20 for further discussion regarding the SERP agreements.

(5)	Reserve Requirements
At December 31, 2009 and 2008, the Federal Reserve Bank required that the Bank maintain average reserve balances of $257,000 and $1,058,000, respectively.

(6)	Net (Loss) Earnings Per Share
Basic loss per share is computed by dividing net loss less dividends paid on preferred stock by the weighted average of common shares outstanding.  Options on 91,500, 174,750 and  201,625 shares were not included in the diluted loss per share computations for the years ended December 31, 2009, 2008 and 2007, respectively, as they were antidilutive.

The reconciliation of the amounts used in the computation of loss per share for the years ended December 31, 2009, 2008 and 2007 is shown below.

	2009	2008	2007

Net (loss) earnings	$(26,128,234)	(14,849,321)	2,939,357
Less dividends on preferred stock	(211,232)	-	-
Net (loss) earnings available to common shareholders	$(26,339,466)	(14,849,321)	2,939,357

Weighted average common shares outstanding	2,818,593	2,818,593	2,942,292
(Loss) earnings per share:
Basic	$(9.34)	(5.27)	1.00
Diluted	$(9.34)	(5.27)	1.00

(7)	Investment Securities Available for Sale
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities available for sale are as follows:

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government-sponsored enterprises	$16,310,655	59,477	290,026	16,080,106
Mortgage-backed securities	48,208,190	1,318,987	17,126	49,510,051
State and political subdivisions	8,782,519	87,256	188,879	8,680,896
Equity securities	209,110	-	23,190	185,920
Total	$73,510,474	1,465,720	519,221	74,456,973

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government-sponsored enterprises	$26,698,164	450,650	16,018	27,132,796
Mortgage-backed securities	55,390,658	1,066,636	45,143	56,412,151
State and political subdivisions	14,591,833	30,802	1,075,052	13,547,583
Equity securities	209,110	-	23,749	185,361
Total	$96,889,765	1,548,088	1,159,962	97,277,891

Proceeds from sales and calls of available for sale securities during 2009, 2008 and 2007 were $42,936,095, $46,279,585 and $4,136,400, respectively.  Gross gains of $601,382, $373,313 and $4,900 were recognized on those sales for 2009, 2008 and 2007, respectively.   Gross losses of $87,914 and $28,436 were recognized on those sales for 2009 and 2008, respectively.   There were no losses recognized in 2007.

The following investments available for sale have an unrealized loss at December 31, 2009 and 2008 for which an other than temporary impairment has not been recognized:

	2009		2008
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Unrealized loss for less than 12 months:
U.S. government-sponsored enterprises	$11,530,468	289,081	858,685	14,391
Mortgage-backed securities	2,080,811	17,126	2,621,883	12,534
State and political subdivisions	2,773,138	146,860	9,974,570	860,452
	16,384,417	453,067	13,455,138	887,377
Unrealized loss for greater than 12 months:
U.S. government-sponsored enterprises	51,027	945	60,555	1,627
Mortgage-backed securities	-	-	4,599,716	32,609
State and political subdivisions	1,199,412	42,020	1,519,588	214,600
Equity securities	185,920	23,189	185,361	23,749
	1,436,359	66,154	6,365,220	272,585
	$17,820,776	519,221	19,820,358	1,159,962

At December 31, 2009, there were 14 U.S. government-sponsored enterprise securities, 2 mortgage-backed securities, and 8 state and political subdivision securities with an unrealized loss for less than 12 months and one U.S. government-sponsored enterprise security, 3 state and political subdivision securities and one equity security with an unrealized loss for more than 12 months. The total fair value of the securities with an unrealized loss at December 31, 2009 represented 97.26% of their amortized cost; therefore, the impairment is not considered severe. While the duration is dependent on the market, the existing unrealized loss could be shortened by the issuing agency calling the securities.  The Company has the ability and intent to hold the securities for a time necessary to recover the amortized costs.

The amortized cost and estimated fair values of investment securities available for sale, exclusive of equity investments, at December 31, 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$131,754	132,324
Due after one year through five years	1,696,151	1,710,650
Due after five years through ten years	6,218,054	6,374,757
Due after ten years	65,255,405	66,053,322
Total	$73,301,364	74,271,053

Investment securities available for sale with carrying values of approximately $40,021,000 and $76,782,000 were pledged as collateral at December 31, 2009 and 2008, respectively, for Federal Home Loan Bank advances, public deposits, and other deposits, as required by law.

(8)	Investment Securities Held to Maturity
Amortized cost, estimated fair values, and gross unrealized gains and losses of investment securities held to maturity are as follows:

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$17,461	841	-	18,302
State and political subdivisions	863,955	20,360	-	884,315
Total	$881,416	21,201	-	902,617

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$26,835	890	84	27,641
State and political subdivisions	998,600	26,588	-	1,025,188
Total	$1,025,435	27,478	84	1,052,829

Proceeds from calls of held to maturity securities during 2008 were $1,250,415.  There were no calls of securities held to maturity in 2009 or 2007.  Gross gains of $18,477 and gross losses of $585 were recognized on the calls in 2008.

The amortized cost and estimated fair values of securities held to maturity at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$345,000	347,667
Due after one year through five years	408,579	414,317
Due after five years through ten years	123,857	136,592
Due after ten years	3,980	4,041
Total	$881,416	902,617

There were no investment securities held to maturity pledged as collateral at December 31, 2009.  Investment securities held to maturity with carrying values of approximately $999,000 were pledged as collateral at December 31, 2008 for public deposits and other deposits, as required by law.

(9)	Loans
Loans at December 31, 2009 and 2008 are summarized as follows:

	2009	2008
Real estate:
Construction	$107,717,807	148,110,567
Other	143,282,759	142,862,216
Commercial, financial and agricultural	13,763,667	16,808,412
Consumer installment	12,246,338	15,049,635
	277,010,571	322,830,830
Less:
Unamortized loan origination fees, net	7,793	34,888
Unearned credit life premiums	7,929	21,381
Allowance for loan losses	12,106,070	12,167,645
Total	$264,888,779	310,606,916

Changes in the allowance for loan losses are as follows:

	2009	2008	2007
Balance, January 1	$12,167,645	2,136,848	3,444,789
Provision for loan losses	13,476,000	16,020,862	675,225
Loans charged off	(13,889,808)	(6,045,113)	(2,116,001)
Recoveries	352,233	55,048	132,835
Balance, December 31	$12,106,070	12,167,645	2,136,848

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan-by-loan basis for commercial real estate, commercial business, and agricultural loans. Residential mortgages, installment, and other consumer loans are considered smaller balance, homogenous loans which are not evaluated individually for impairment. Amounts of impaired loans that are not probable of collection are charged off immediately. Impaired loans and related amounts included in the allowance for loan losses at December 31, 2009 and 2008 are as follows:

	2009		2008
	Balance	Allowance Amount	Balance	Allowance Amount
Impaired loans with a related allowance	$29,874,000	8,189,000	33,198,000	9,375,000
Impaired loans without a related allowance	41,939,000	-	22,857,000	-

The average amount of impaired loans and the related interest income recognized during 2009, 2008 and 2007 was as follows:

	2009	2008	2007
Average impaired loans	$52,123,000	25,492,000	6,152,000
Interest income recognized on nonaccrual loans	735,000	349,000	593,000

Habersham Bank held concentrations of loans to customers, which totaled 100% or more of Tier 1 capital by the following classifications at December 31, 2009 with comparative amounts disclosed for 2008, as follows:

	2009	2008
Real estate lessors (amortized non-owner occupied)	$65,004,166	69,291,195
Land and subdivision development	52,061,855	77,725,875
Raw land	27,883,898	24,860,081
Non-residential building construction (non-owner occupied)	22,964,330	11,907,466

	$167,914,249	183,784,617

Nonperforming loans consist of nonaccrual loans, accruing loans 90 days past due and restructured loans. The following summarizes nonperforming loans at December 31, 2009 and 2008:

	2009	2008
Nonaccrual loans	$71,812,703	56,055,277
Accruing loans 90 days past due	-	802,267
Restructured loans	728,345	-

Total nonperforming loans	$72,541,048	56,857,544

The following summarizes nonaccrual loans at December 31, 2009 and 2008:

	Number of loans	2009	Number of loans	2008
Real estate – construction & development loans	50	$59,863,354	50	$52,442,846
Real estate – residential loans	23	4,966,478	11	313,004
Real estate – commercial	8	6,548,962	4	2,689,491
Commercial loans	3	216,829	4	459,389
Consumer loans	11	217,080	23	150,547
Total nonaccrual loans	95	$71,812,703	92	$56,055,277

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. At December 31, 2009 and 2008, the Company had outstanding loan commitments approximating $33,946,000 and $64,825,000, respectively, and standby letters of credit approximating $1,570,000 and $1,761,000, respectively. The amount of collateral obtained, if deemed necessary, for these financial instruments by the Company, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if any party to the financial instrument failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the financial instrument.

(10)	Premises and Equipment
Premises and equipment are summarized as follows:

	2009	2008
Land	$2,946,649	5,121,361
Buildings	13,217,358	17,171,787
Leasehold improvements	-	148,637
Furniture and equipment	7,275,562	7,771,007
Total	23,439,569	30,212,792
Less accumulated depreciation	10,833,220	10,733,399
Premises and equipment, net	$12,606,349	19,479,393

The Company has entered into operating lease agreements for property.  Approximate minimum rentals under such leases are as follows:

2010	$597,491
2011	422,696
2012	130,964
2013	27,973
$1,179,124

Rental and lease expense was $620,593 in 2009, $730,117 in 2008 and $530,297 in 2007.

(11)	Bank Property Held for Sale
Bank property held for sale is summarized as follows:
2009
Land	$1,988,712
Buildings	3,001,917
Furniture and equipment	71,237
Total	$5,061,866

The Company is actively marketing the properties for sale.

(12)	Other Real Estate
The following summarizes other real estate at December 31, 2009 and 2008:

	2009		2008
	Number of Properties	Carrying Amount	Number of Properties	Carrying Amount

Residential properties – spec houses	33	$12,412,239	41	$15,714,994
Commercial properties	13	5,116,878	2	673,250
Land and vacant lots	223	19,461,935	207	10,785,430
Mobile homes and lots	1	51,590	-	-
Residential construction properties	2	790,686	1	163,200
	272	$37,833,328	251	$27,336,874

The following is a summary of the changes in other real estate for the years ended December 31, 2009 and 2008:

	2009		2008
	Number of Properties	Carrying Amount	Number of Properties	Carrying Amount
Balance at the beginning of the year	251	$27,336,874	64	$11,498,271
Foreclosed properties	56	22,282,074	201	17,852,732
Capitalized completion costs	-	755,597	-	1,759,558
Sales of properties	(35)	(10,829,862)	(14)	(3,322,071)
Write-downs	-	(1,711,355)	-	(451,616)
Balance at the end of the year	272	$37,833,328	251	$27,336,874

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

(13)	Deposits and Short-Term Borrowings
At December 31, 2009, the scheduled maturities of time deposits are as follows:

2010	$188,633,417
2011	24,891,671
2012	4,147,626
2013	6,454,416
2014	469,034
Total	$224,596,164

Short-term borrowings of $539,541 and $760,468 at December 31, 2009 and 2008, respectively, consist of a U.S. Treasury, tax and loan deposit note.

At December 31, 2009 and 2008, the Bank held approximately $10.0 million and $30.1 million, respectively, in certificates of deposit obtained through the efforts of third party brokers. The daily average balance of such deposits totaled approximately $22.5 million and $21.2 million in 2009 and 2008, respectively.  The weighted average cost during 2009 was 4.76% while the weighted average cost at December 31, 2009 was 4.01%.  The weighted average cost during 2008 was 3.98% and the weighted average cost at December 31 2008 was 2.97%.    The deposits at December 31, 2009 have maturity dates ranging from January 2010 to August 2010.

(14)	Federal Funds Purchased and Securities Sold Under Repurchase Agreements
Certain information related to the Company’s securities sold under repurchase agreements is summarized as follows:

	2009	2008
Balance at year-end	$6,316,735	16,383,982
Maximum outstanding during the year	21,933,798	42,720,547
Average outstanding during the year	10,427,552	24,175,635
Weighted average interest rate during the year	2.10%	3.57%
Weighted average interest rate at end of year	1.06%	3.79%

All securities sold under repurchase agreements are held by independent trustees. Securities sold under repurchase agreements at December 31, 2009 and 2008 are collateralized by investment securities with aggregate carrying values of approximately $11,214,000 and $19,264,000, respectively.

At December 31, 2009 and 2008, the Company had additional line of credit commitments available as shown below:

	2009	2008
	Total Available	Total Available
Federal discount window	$8,672,000	24,630,000
Federal funds line	-	10,000,000
Retail repurchase agreement	-	921,000
Retail repurchase agreement (subject to available securities)	-	3,950,000

At December 31, 2009, the Company has pledged against the Federal Discount Window, certain investment securities totaling approximately $401,000 and certain qualifying loans with an outstanding balance of approximately $16,343,000.  At December 31, 2008, the Company has pledged against the Federal Discount Window, certain investment securities totaling approximately $696,000 and certain qualifying loans with an outstanding balance of approximately $22,985,000.

At December 31, 2008, the Company had pledged certain investment securities for the Federal Funds line and the retail repurchase agreements.  No amounts were outstanding on the above commitments at December 31, 2009 or 2008.

(15)	FHLB Advances
At December 31, 2009, the Company had available line of credit commitments with the Federal Home Loan Bank (“FHLB”) totaling approximately $38,060,000, of which the following was outstanding:

Advance date	Amount	Interest Rate	Maturity Date	Rate	Call Feature
March 30, 2000	$10,000,000	6.02%	March 30, 2010	Fixed	Callable each year
January 12, 2001	10,000,000	4.93%	January 12, 2011	Fixed	Callable each year
May 22, 2008	3,000,000	3.26%	May 22, 2013	Fixed	Callable each year
May 19, 2009	4,000,000	.80%	May 19, 2010	Fixed	No call provision
May 21, 2009	3,000,000	.83%	May 21, 2010	Fixed	No call provision
August 26, 2009	1,000,000	1.50%	August 26, 2011	Fixed	No call provision
August 26, 2009	1,000,000	2.12%	August 27, 2012	Fixed	No call provision
August 26, 2009	1,000,000	2.59%	August 26, 2013	Fixed	No call provision
September 14, 2009	1,500,000	1.37%	September 14, 2011	Fixed	No call provision
September 14, 2009	1,500,000	2.02%	September 14, 2012	Fixed	No call provision
September 16, 2009	2,000,000	2.61%	September 16, 2013	Fixed	No call provision

	$38,000,000

At December 31, 2009, the Company has pledged against FHLB advances, certain investment securities and all stock of the FHLB totaling approximately $21,321,000 and $2,596,000, respectively, and certain qualifying mortgage loans with an outstanding balance of approximately $57,483,000.

At December 31, 2008, the Company had available line of credit commitments with the FHLB totaling approximately $38,211,000, of which the following was outstanding:

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
	$38,000,000

At December 31, 2008, the Company has pledged against FHLB advances, certain investment securities, all stock of the FHLB totaling approximately $2,634,000, cash totaling $1,955,000 and certain qualifying mortgage loans with an outstanding balance of approximately $49,493,000.

(16)	Derivative Instruments and Hedging Activities
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

During 2004, Habersham Bank entered into two interest rate swap agreements with a regional bank to partially offset the interest rate risk associated with variable rate FHLB borrowings.  Each FHLB loan amount is $3 million with quarterly adjustable rates set at 23 basis points above the three-month LIBOR.  The three-month LIBOR rate at December 31, 2008 was 1.42%. The first swap contract was entered into during the second quarter of 2004 and is for a 4.5% fixed rate on a $3 million notional amount.  The swap matured on May 21, 2009.  The second swap contract was entered into during the third quarter of 2004 and is for a 4.05% fixed rate on a $3 million notional amount. The swap matured on August 26, 2009.

The swaps were being accounted for as cash flow hedges.  The fair values were included in other comprehensive income, net of taxes.  Habersham Bank recorded liabilities at December 2008 of approximately $95,000 to reflect the fair value of the swaps. The swaps matured in 2009.  The Company does not hold any derivative instruments at December 31, 2009.

The hedges were designed to be highly effective as all terms of the swaps are matched to the FHLB advances.    The Company utilized the long-haul methodology to measure the effectiveness of the hedges.  Because of the matching terms of the advances and the interest rate swaps, with the exception of the prepayment ability, the hedges continued to be highly effective as long as the FHLB advances continued to be outstanding.  On a quarterly basis, the Company ensured the debt remained outstanding and that the credit risk of the swap counterparty had not diminished.  If the debt was outstanding and there was no change in the credit risk of the swap counterparty, the hedge was deemed to remain effective. Changes in the fair value of the swaps were recorded on the balance sheet and accounted for in accumulated other comprehensive income, net of tax.  If the debt had no longer been  outstanding, or there was a credit risk problem (default) with the swap counterparty, the hedge would be deemed ineffective and the fair value of the swaps would have been  reclassified from accumulated other comprehensive income to current earnings.  No hedge ineffectiveness from these cash flow hedges was recognized in the consolidated statement of operations for the years ending December 31, 2009, 2008 and 2007.

(17)	Income Taxes
Generally accepted accounting principles require that companies assess whether valuation allowances should be established against their deferred tax assets based on all available evidence, both positive and negative, using a “more likely than not” standard.  This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods,  experience with tax attributes expiring unused and tax planning alternatives.  In making such judgments, significant weight is given to evidence that can be objectively verified.

A valuation allowance of 100% was established based on the “more likely than not” threshold for the Company’s net deferred income tax asset as of December 31, 2009.  The result was a charge to income tax provision in the amount of $12,723,678 as of December 31, 2009.  The Company’s ability to realize deferred tax assets depends on the ability to generate sufficient taxable income within the carryforward period provided for in the tax law for each applicable tax jurisdiction.  The Company considered the following possible sources of taxable income when assessing the possible realization of deferred tax assets:  future reversals of existing taxable temporary differences; future taxable income exclusive of reversing temporary differences and carryforwards; taxable income in prior carryback years; and tax planning strategies.

As of December 31, 2009, the Company has net operating loss carryforwards totaling approximately $11,678,000 and $16,230,000 for federal and state purposes, respectively, that will begin to expire in 2029 unless previously utilized.

Income tax benefit (expense) for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Current:
Federal	$1,925,000	2,235,459	(718,442)
State	359,693	752,493	-
Total current	2,284,693	2,987,952	(718,442)
Deferred:
Federal	5,962,460	4,344,687	(270,476)
State	695,814	506,028	(31,502)
Total deferred	6,658,274	4,850,715	(301,978)
Change in valuation allowance	(12,723,678)	-	-
Total	$(3,780,711)	7,838,667	(1,020,420)

The provision for income taxes is different than that computed by applying the Federal statutory rate of 34% to earnings before income taxes as indicated by the following:

	2009	2008	2007
Income benefit (tax) on earnings before income taxes at statutory rate	$7,598,158	7,713,916	(1,346,324)
Differences resulting from:
Goodwill impairment	-	(1,206,925)	-
Tax-exempt income	223,920	339,547	394,833
Earnings on cash surrender value of life insurance	117,751	135,142	62,281
Nondeductible interest expense	(38,758)	(46,081)	(64,088)
State income tax, net of Federal tax effect	936,980	830,624	(20,791)
Change in valuation allowance	(12,723,678)	-	-
Other	104,916	72,444	(46,331)
	$(3,780,711)	7,838,667	(1,020,420)

At December 31, 2009 and 2008, the significant components of the Company’s net deferred tax assets and liabilities are as follows:

	2009	2008
Deferred tax assets:
Allowance for loan losses	$4,595,102	4,619,048
Nonaccrual loans	256,807	115,613
Net operating loss carryforwards	4,613,197	-
State tax credits	307,188	99,692
Other real estate	3,037,966	1,052,100
Deferred compensation	312,922	440,158
Furniture, fixtures and equipment due to difference in depreciation methods	42,857	90,376
Unrealized loss on derivatives	-	32,461
Other	25,124	37,871
Gross deferred tax assets	13,191,163	6,487,319
Valuation allowance	(12,723,678)	-
Net deferred tax assets	467,485	6,487,319

Deferred tax liabilities:
Unrealized gain on investment securities available for sale	(321,810)	(131,963)
Core deposit intangible	(131,541)	(155,100)
Deferred loan fees	(2,958)	(13,244)
Prepaid expenses	(332,986)	(221,110)
	(789,295)	(521,417)
Net deferred tax asset (liability)	$(321,810)	5,965,902

The net deferred tax asset (liability) is included in other assets or other liabilities in the consolidated balance sheets.

(18)	Preferred Stock
On December 29, 2008, the Company amended its Amended and Restated Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of Preferred Stock.  The individual terms of the issuances are established by the Company’s Board of Directors.

The Company approved the issuance of up to 10,000 shares of Series A Non-cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) to Fieldale Farms, Inc. (“Fieldale”), a Georgia based poultry company.  The Company’s Chairman of the Board of Directors is affiliated with Fieldale.  The Series A Preferred Stock is nonvoting except as permitted by law: will receive a 6% per annum non-cumulative dividend, payable quarterly; has a liquidation preference of $1,000 per share; and may be redeemed by the Company at any time, subject to any required regulatory or third party approvals.  The Company did not pay any underwriting or placement fees or commissions with respect to the sale, and it relied on the exemption from registration provided by Rule 506 under the Securities Act of 1933, as amended, for the offer and sale of the securities.  On December 31, 2008, the Company issued 3,000 shares of the Series A Preferred Stock for aggregate cash proceeds of $3 million.   The Company incurred $22,238 in issuance costs associated with the preferred stock offering.

On June 25, 2009, the Company amended its Amended and Restated Articles of Incorporation to authorize 4,000 shares of Series B Convertible Redeemable Preferred Stock, no par value (the “Series B Preferred Stock").

The Series B Preferred Stock is nonvoting except as permitted by law; will receive a 6% per annum non-cumulative dividend, payable quarterly; has a liquidation preference of $1,000 per share and may be redeemed by the Company at any time, subject to any required regulatory or third party approvals.  The Series B Preferred Stock is convertible into common stock at the holder’s option beginning three years after issuance at a conversion price of $4.00 per share, subject to standard anti-dilution provisions and the following limitations on conversion:  (i) the holder will not be entitled to convert the shares to the extent the conversion would result in the holder’s beneficial ownership of more than 4.99% of the shares of common stock that would be outstanding immediately following conversion unless the holder obtains such prior regulatory approval as may be required for its resulting beneficial ownership of the common stock or an opinion of counsel that such approval is not required; and (ii) the holder will not be entitled to convert to the extent it would result in the issuance of more shares than the Company would be allowed to issue upon conversion under Nasdaq Stock Market rules (20% or more of the outstanding shares, calculated as of the original issuance date of the Series B Preferred Stock) unless the Company obtains either prior shareholder approval of the issuance under applicable Nasdaq rules or an opinion of counsel that such approval is not required.

The Company’s Board of Directors approved the issuance of 4,000 shares of Series B Preferred Stock in the following transactions.  On June 25, 2009, the Company issued 1,000 shares of Series B Preferred Stock to two investors (including the Company’s Chairman of the Board) for aggregate cash proceeds of $1 million. Additionally, on June 25, 2009, the Company issued 3,000 shares of Series B Preferred Stock to Fieldale in exchange for the 3,000 shares of Series A Preferred Stock held by Fieldale and the cancellation of the parties’ respective rights and obligations under the Series A Preferred Stock Subscription Agreement, for no additional consideration.   As a result, there were no shares of Series A Preferred Stock outstanding and 4,000 shares of Series B Preferred Stock outstanding at December 31, 2009.

The Company did not pay any underwriting or placement fees or commissions with respect to the sale, and it relied on the exemption from registration provided by Rule 506 under the Securities Act of 1933, as amended, for the offer and sale of the securities.

(19)	Regulatory Matters
On June 24, 2009, the Bank entered into an Order to Cease and Desist (the “Order”) with the DBF.  The Regional Director of the FDIC acknowledged the Order.  The Order became effective 10 days after issuance.

Under the terms of the Order, the Bank will prepare and submit written plans and/or reports to the regulators that address the following items: maintaining sufficient capital at the Bank; improving the Bank’s liquidity position and funds management practices; reducing adversely classified items; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; continuing to improve loan underwriting, loan administration, and portfolio management; reducing concentrations of credit; and revising and implementing a profitability plan and comprehensive budget to improve and sustain the Bank’s earnings.  While the Order remains in place, the Bank may not pay cash dividends or bonuses without the prior written consent of the regulators.

The Company’s management and Board intend to fully comply with the requirements of the Order. Failure to adhere to the Order may result in further severe actions by the regulators.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2009 that the Company and the Bank did not meet all capital adequacy requirements to which they are subject.  Management believes, as of December 31, 2008 that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2009, the most recent notifications from both the FDIC and the Federal Reserve Bank of Atlanta categorized the Bank as undercapitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Management believes that the classifications have subsequently changed to significantly undercapitalized as of December 31, 2009 due to adjustments to the regulatory capital ratios made subsequent to submission of the preliminary capital ratios.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2009 and 2008 are as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total Capital (to Risk-Weighted Assets):
Company	$20,314	6.15%	26,417	8%	N/A	N/A
Bank	$18,794	5.69%	26,406	8%	33,007	10%
Tier I Capital (to Risk-Weighted Assets):
Company	$16,088	4.87%	13,209	4%	N/A	N/A
Bank	$14,570	4.41%	13,203	4%	19,804	6%
Tier I Capital (to Average Assets):
Company	$16,088	3.39%	18,981	4%	N/A	N/A
Bank	$14,570	3.08%	18,912	4%	23,640	5%
As of December 31, 2008:
Total Capital (to Risk-Weighted Assets):
Company	$44,428	11.60%	30,643	8%	N/A	N/A
Bank	$40,320	10.61%	30,408	8%	38,010	10%
Tier I Capital (to Risk-Weighted Assets):
Company	$39,591	10.34%	15,321	4%	N/A	N/A
Bank	$35,483	9.33%	15,204	4%	22,806	6%
Tier I Capital (to Average Assets):
Company	$39,591	7.94%	19,943	4%	N/A	N/A
Bank	$35,483	7.14%	19,872	4%	24,840	5%

(20)	Employee Benefit and Stock Option Plans
The Company has a contributory profit sharing plan under Internal Revenue Code Section 401(k) – (the 401(k) Plan). The 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their annual salaries not to exceed the amount allowed by the IRS. At its discretion, the Company may make matching contributions in an amount not to exceed 100% of each participant’s first 3% of compensation contributed. The Company’s contributions to the plan totaled $38,858 in 2009, $180,844 in 2008 and $220,162 in 2007.

During 1998, the Bank’s board of directors approved the Director’s Retirement Plan (the Plan), a noncontributory retirement plan. Amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the directors upon retirement. As of December 31, 2009 and 2008, the cash surrender values of the life insurance policies totaled $5,441,484 and $5,227,186, respectively, and are included in cash surrender values of life insurance in the balance sheet.

During 2006, the Bank’s board of directors approved a Senior Executive Retirement Plan (“SERP”) for five of the Bank’s key employees to be funded by the purchase of bank-owned life insurance.  The SERP, a noncontributory retirement plan, provides amounts earned on the life insurance policies purchased by the Bank over the rate, as defined in the Plan, to be retained for the benefit of the Bank are to be deferred and paid to the employees upon retirement.  During 2007, the Bank purchased the life insurance policies under this SERP which became effective January 1, 2008.  As of December 31, 2009 and 2008, the cash surrender values of the life insurance policies totaled  $4,840,930 and  $4,708,902, respectively, and are included in cash surrender values of life insurance in the balance sheet.   For the year ended December 31, 2008, $17,784 was recorded to expense for the increase in the liability for future mortality costs.   During the year ended December 31, 2009, the SERP agreements were terminated and the liability accrued was reversed upon the termination.

The Company has an Incentive Stock Option Plan that provides that officers and certain employees of the Company may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options, which may be exercised immediately, expire ten years from the date of grant.

The Company’s Outside Directors Stock Option Plan provides that outside directors of Habersham Bancorp and its subsidiaries may be granted options to purchase shares of common stock of the Company at an amount equal to the fair market value of the stock at the date of grant. The options are fully vested on the date of grant, exercisable six months from the date of grant, and expire ten years from the date of grant. Shares reserved for future grants under this plan are approximately 203,675 at December 31, 2009 and 2008.

The following table summarizes information about stock options outstanding at December 31, 2009:

Number Outstanding and Exercisable at December 31, 2009	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price

91,500	3.8	$22.95

A summary of the status of the Company’s stock option plans and changes during 2009, 2008 and 2007 is presented below:

	2009		2008		2007
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Outstanding at beginning of the year	174,750	$21.99	230,750	$22.56	298,250	$21.49
Terminated and expired	(83,250)	20.94	(56,000)	24.34	(67,500)	17.82
Outstanding and exercisable at end of year	91,500	$22.95	174,750	$21.99	230,750	$22.56

There were no options granted or exercised during 2009, 2008 and 2007.  There was no intrinsic value of exercisable options at December 31, 2009 and 2008 based on a market price of $.75 and $2.40, respectively.

(21)	Other Expenses
Items comprising other expenses for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
Legal and other outside services	$2,922,489	1,326,610	1,198,210
Advertising and public relations	333,767	599,926	721,683
Office supplies	411,310	486,689	535,841
Other	1,388,989	1,557,462	1,553,251
Total	$5,056,555	3,970,687	4,008,985

Outside services include charges for FDIC insurance, legal and professional services, insurance, director fees, and State of Georgia Department of Banking fees.

(22)	Fair Value Measurements and Disclosures
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

Fair Value Hierarchy
The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are:

Level 1–	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2–
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3–
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

Investment Securities Held to Maturity
For disclosure purposes, the fair value of investment securities held to maturity is based on quoted market prices and dealer quotes.

Other Investments
For disclosure purposes, the carrying value of other investments approximate fair value.

Loans and Mortgage Loans Held for Sale
The Company does not record loans at fair value on a recurring basis.   However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for loan losses.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once a loan is identified as individually impaired, management measures impairment.  The fair value of impaired loans is estimated using one of three methods, including collateral value, market value of similar debt, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

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

Bank Properties Held for Sale
Bank properties held for sale are recorded at the lower of cost or market value.  As such, the Company classifies bank properties held for sale as Level 2.

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

Cash Surrender Value of Life Insurance
For disclosure purposes, the carrying value of the cash surrender value of life insurance reasonably approximates its fair value.

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

Federal Funds Purchased and Securities Sold Under Repurchase Agreements
For disclosure purposes,  the carrying amount for Federal funds purchased and securities sold under repurchase agreements is a reasonable estimate of fair value due to the short-term nature of these financial instruments.

FHLB Advances
For disclosure purposes, the fair value of the FHLB fixed rate borrowings is estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

Commitments to Extend Credit and Standby Letters of Credit
Because commitments to extend credit and standby letters of credit are made using variable rates and have short maturities, the carrying value and the fair value are immaterial for disclosure.

Assets Recorded at Fair Value on a Recurring Basis
The table below presents the recorded amount of assets (liabilities) measured at fair value on a recurring basis as of December 31, 2009 and 2008.

	2009
	Total	Level 1	Level 2	Level 3
Investment securities available for sale	$74,456,973	8,464,792	65,992,181	-

2008
Investment securities available for sale	$97,277,891	8,411,357	88,866,534	-

Assets Recorded at Fair Value on a Nonrecurring Basis
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles.  These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.  Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2009 and 2008.

	2009
	Total	Level 1	Level 2	Level 3
Other real estate	$37,833,328	-	1,907,075	35,926,253
Loans	26,087,743	-	26,087,743	-
	$63,921,071	-	27,994,818	35,926,253

	2008
Other real estate	$27,336,874	-	27,336,874	-
Loans	24,501,415	-	24,501,415	-
	$51,838,289	-	51,838,289	-

The carrying amount and estimated fair values of the Company’s assets and liabilities which are required to be either disclosed or recorded at fair value at December 31, 2009 and 2008 are as follows:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$42,515,145	42,515,145	14,259,976	14,259,976
Investment securities available for sale	74,456,973	74,456,973	97,277,891	97,277,891
Investment securities held to maturity	881,416	902,617	1,025,435	1,052,829
Other investments	2,595,634	2,595,634	3,334,124	3,334,124
Loans, net	264,888,779	264,890,502	310,606,916	311,010,207
Cash surrender value of life insurance	10,282,414	10,282,414	9,936,088	9,936,088
Liabilities:
Deposits	$390,160,668	392,791,771	392,887,664	396,813,058
Short-term borrowings	539,541	539,541	760,468	760,468
Federal funds purchased and securities sold under repurchase agreements	6,316,735	6,316,735	16,383,982	16,383,982
FHLB advances	38,000,000	38,869,313	38,000,000	39,280,490
Interest rate swaps	-	-	95,473	95,473

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

(23)	Related Party Transactions
In the ordinary course of business, the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. An analysis of the activity during 2009 of loans to executive officers, directors, and principal stockholders is as follows:

Balance, January 1	$11,006,331
Amounts advanced	10,887,374
Repayments	(11,209,500)
Change in related parties	(4,320,627)

Balance, December 31	$6,363,578

Deposits from related parties totaled approximately $13,221,000 and $13,404,000 at December 31, 2009 and 2008, respectively.

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

In addition, the Company issued preferred stock to the Company’s Chairman of the Board and to an entity with which he is affiliated.  See Note 18 for the terms of the issuance and exchange of preferred stock.

(24)	Condensed Financial Statements of Habersham Bancorp (Parent Only)
The parent company only condensed financial statements are presented below:

CONDENSED BALANCE SHEETS

December 31, 2009 and 2008

Assets
	2009	2008
Cash	$1,379,568	1,352,342
Investment in subsidiaries	15,556,832	37,890,470
Other investments	-	599,990
Equipment, net	16,327	34,228
Other assets	122,506	2,283,550
Total assets	$17,075,233	42,160,580
Liabilities and Stockholders’ Equity
Liabilities consisting of accounts payable	$-	162,567
Stockholders’ equity:
Preferred stock	3,962,910	2,977,762
Common stock	2,818,593	2,818,593
Additional paid-in capital	13,490,587	13,490,587
Retained (deficit) earnings	(3,821,546)	22,517,920
Accumulated other comprehensive income	624,689	193,151
Total stockholders’ equity	17,075,233	41,998,013
Total liabilities and stockholders’ equity	$17,075,233	42,160,580

CONDENSED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Income:
Dividends from bank	$-	2,100,000	5,300,000
Management fees from subsidiaries	1,512,000	672,000	672,000
Other income	124,793	605	5,306
Total income	1,636,793	2,772,605	5,977,306
Expenses:
General and administrative	1,834,236	2,286,450	2,296,202
(Loss) earnings before income taxes and distributions in excess of earnings of subsidiaries	(197,443)	486,155	3,681,104
Income tax benefit	334,387	635,290	608,353
Earnings before distributions in excess of earnings of subsidiaries	136,944	1,121,445	4,289,457
Equity in undistributed loss of subsidiaries	(26,265,178)	(15,970,766)	(1,350,100)
Net (loss) earnings	$(26,128,234)	(14,849,321)	2,939,357

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(26,128,234)	(14,849,321)	2,939,357
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	17,901	43,045	47,708
Gain on sale of equipment	(7,495)	-	(5,306)
Gain on sale of investment	(119,998)	-	-
Decrease (Increase) in other assets	2,161,042	137,047	(105,224)
(Decrease) Increase in other liabilities	(162,567)	36,587	52,076
Equity in undistributed loss of subsidiaries	26,265,178	15,970,766	1,350,100
Net cash provided by operating activities	2,025,827	1,338,124	4,278,711
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital infusion to Habersham Bank	(3,500,000)	(2,500,000)	-
Purchase of equipment	-	(1,192)	(45,705)
Proceeds from sale of equipment	7,495	-	34,860
Proceeds from sale of investment	719,988	-	-
Net cash used in investing activities	(2,772,517)	(2,501,192)	(10,845)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock	1,000,000	3,000,000	-
Preferred stock issuance costs	(14,852)	(22,238)	-
Payment of cash dividends	(211,232)	(704,648)	(2,581,731)
Common stock repurchase	-	-	(2,190,000)
Net cash provided by (used in) financing activities	773,916	2,273,114	(4,771,731)
Increase (decrease) in cash	27,226	1,110,046	(503,865)
Cash at beginning of year	1,352,342	242,296	746,161
Cash at end of year	$1,379,568	1,352,342	242,296

(25)	Quarterly Financial Data (Unaudited)
The supplemental quarterly financial data for the years ended December 31, 2009 and 2008 is summarized as follows:

	Quarter Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Interest income	$5,687,221	5,323,790	5,135,460	4,239,800
Interest expense	3,217,344	3,161,999	2,987,200	2,381,432
Net interest income	2,469,877	2,161,791	2,148,260	1,858,368
Provision for loan losses	1,780,000	1,300,000	7,400,000	2,996,000
Securities gains (losses), net	58,068	256,122	54,871	144,407
Net loss	(1,655,191)	(1,599,898)	(5,968,847)	(16,904,298)
Net loss per share – basic	(.60)	(.58)	(2.14)	(6.02)
Net loss per share – diluted	(.60)	(.58)	(2.14)	(6.02)

	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Interest income	$7,603,340	6,834,602	6,211,641	5,484,999
Interest expense	4,007,158	3,565,705	3,357,434	3,405,517
Net interest income	3,596,182	3,268,897	2,854,207	2,079,482
Securities gains (losses), net	127,112	161,489	27,370	46,798
Provision for loan losses	423,000	654,000	6,293,000	8,650,862
Net earnings (loss)	58,942	(375,160)	(4,291,332)	(10,241,771)
Net earnings (loss) per share – basic	.02	(.13)	(1.52)	(3.63)
Net earnings (loss) per share – diluted	.02	(.13)	(1.52)	(3.63)